Exhibit 99.1

As filed with the Securities and Exchange Commission on               , 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

INTERCEPT PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	22-3868459
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

18 Desbrosses Street
New York, NY 10013
(646) 747-1000

(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Mark Pruzanski, M.D.
President and Chief Executive Officer
Intercept Pharmaceuticals, Inc.
18 Desbrosses Street
New York, NY 10013
(646) 747-1000

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

William T. Whelan, Esq. Scott A. Samuels, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000	Barbara Duncan Chief Financial Officer Intercept Pharmaceuticals, Inc. 18 Desbrosses Street New York, NY 10013 (646) 747-1000	Ilan S. Nissan, Esq. Christopher J. Austin, Esq. Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 (212) 813-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant is an “emerging growth company,” as defined in Section 2(a) of the Securities Act. This registration statement complies with the requirements that apply to an issuer that is an emerging growth company.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common stock, par value $0.001 per share	$75,000,000	$8,595

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the Registrant. The filing fee is not being submitted with this confidential submission as a result of guidance provided by the Securities and Exchange Commission on the Jumpstart Our Business Startups Act of 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated June 20, 2012

P R O S P E C T U S

            Shares

Common Stock

This is Intercept Pharmaceuticals’ initial public offering. We are selling                    shares of our common stock.

We expect the initial offering price to be between $     and $     per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will trade on the Nasdaq Global Market under the symbol “ICPT.”

We are an “emerging growth company” under federal securities laws and are subject to reduced public company disclosure standards. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 10 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also exercise their option to purchase up to an additional                    shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus.

Certain of our existing stockholders and their affiliated entities have indicated an interest in purchasing up to approximately $     million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no shares to any of these existing stockholders and any of these existing stockholders could determine to purchase more, less or no shares in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about         , 2012.

BofA Merrill Lynch

BMO Capital Markets

Needham & Company	Wedbush PacGrow Life Sciences	ThinkEquity LLC

The date of this prospectus is         , 2012.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

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PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock. You should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, including the information discussed under “Risk Factors” and our consolidated financial statements and notes thereto that appear elsewhere in this prospectus. Unless otherwise indicated herein, the terms “we,” “our,” “us,” or “the Company” refer to Intercept Pharmaceuticals, Inc.

Overview

We are a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat chronic liver disease utilizing our expertise in bile acid chemistry. Our product candidates have the potential to treat orphan and more prevalent liver diseases for which there currently are limited therapeutic solutions.

Our Lead Product Candidate

Our lead product candidate, obeticholic acid, or OCA, is a bile acid analog and first-in-class agonist of the farnesoid X receptor, or FXR, which we believe has broad liver-protective properties. We are developing OCA initially for the second line treatment of primary biliary cirrhosis, or PBC. PBC is a chronic autoimmune liver disease that, if inadequately treated, may eventually lead to cirrhosis, liver failure and death. We are conducting a Phase 3 clinical trial of OCA in PBC, which we call the POISE trial, that we anticipate will serve as the basis for seeking regulatory approval in the United States and Europe. We expect results from the trial to be available in the second half of 2014. OCA has received orphan drug designation in the United States and Europe for the treatment of PBC.

We own worldwide rights to OCA outside of Japan and China, where we have exclusively licensed the compound to Dainippon Sumitomo Pharma, or DSP, and granted it an option to exclusively license OCA in certain other Asian countries. Patents covering the composition of matter for OCA expire in 2022, before any patent term adjustments or patent term extensions. Our current plan is to commercialize OCA in the United States and Europe ourselves for the treatment of PBC by targeting a limited and focused group of specialist physicians.

The liver performs many essential functions that are crucial for survival, including the regulation of bile acid metabolism. A critical function of bile acids is to facilitate the absorption of dietary cholesterol and other nutrients by acting as natural detergent-like emulsifying agents in the intestine. In the past decade, we have learned that bile acids are also complex signaling molecules that integrate metabolic, immune and inflammatory pathways involved in the healthy functioning of various tissues and organs. The biological effects of bile acids are mediated through dedicated receptors such as FXR, which regulates bile acid synthesis and clearance from the liver, thereby preventing excessive bile acid build-up in the liver, which may be toxic. In addition, bile acid activation of FXR induces anti-fibrotic, anti-inflammatory and other mechanisms that are necessary for the normal regeneration of the liver. We believe this makes FXR an attractive drug target in a broad spectrum of chronic liver diseases. Similar FXR-mediated protective mechanisms in other organs exposed to bile acids also make it a potential target for the treatment of a number of intestinal, kidney and other diseases.

PBC is a rare liver disease that primarily results from autoimmune destruction of the bile ducts that transport bile acids out of the liver. The disease causes a toxic build-up of bile acids in the liver, resulting in progressive liver damage marked by chronic inflammation and fibrosis, or scarring. In response to the bile acid mediated toxicity seen in PBC, liver cells release alkaline phosphatase, or ALP, a liver enzyme that is a key biomarker of the disease pathology. Elevated blood levels of ALP are used as the primary means of diagnosis of PBC and are closely monitored in patients as the most important indicator of treatment response and prognosis.

The only approved drug for the treatment of PBC is ursodeoxycholic acid, which is available generically as ursodiol. Ursodiol is itself a bile acid that is present in small quantities in humans, and is the least detergent of the various types of bile acids that make up the bile pool. Its primary mechanism of action at therapeutic doses is to dilute more detergent bile acids, but it has no known pharmacological effects mediated by FXR or other bile acid receptors. Although ursodiol is the standard of care, studies have shown that up to 50% of PBC patients fail to respond adequately to treatment. The options for end-stage PBC patients who fail to respond to ursodiol are limited, and include liver transplant, which is associated with significant complications and costs. Given ursodiol’s limited efficacy and potential patient compliance concerns, we believe that there is a significant unmet need for a novel second line therapy in PBC. We believe that OCA has the potential to provide significant benefits in the treatment of PBC, including efficacy, pharmacological activity and ease of use.

According to industry data, there are approximately 300,000 people with PBC in developed countries, of whom we believe approximately 60,000 have been diagnosed and are on ursodiol therapy. Based on this estimate, we believe there are up to 30,000 PBC patients who may currently be eligible for treatment with OCA. With increasing identification of PBC through routine liver function testing in primary care, we believe that there may be significantly more patients who will potentially be eligible for, and be interested in, receiving a new therapy if it becomes available on the market.

We have previously completed two randomized, placebo-controlled Phase 2 trials with OCA in PBC patients, one with OCA in combination with ursodiol and one with OCA as monotherapy. The results demonstrated that over a 12-week period single daily doses of OCA at the lowest dose of 10 milligrams (mg) met the primary endpoint in both Phase 2 trials, producing statistically significant reductions in ALP levels of greater than 20%. We consider reductions in ALP levels of greater than 10% to be a clinically meaningful improvement. Pruritus, or itching, a very common symptom in PBC patients, was the most common adverse event reported in our Phase 2 trials, with severity increasing with dose.

Our Phase 3 POISE trial has been designed to study the safety and efficacy of OCA in patients with an inadequate therapeutic response to ursodiol or who are unable to tolerate ursodiol. The primary endpoint of the 12-month double-blind portion of the POISE trial is the achievement of both an ALP level of less than 1.67 times upper limit normal, or ULN, and a minimum 15% reduction in ALP level from baseline, together with a normal bilirubin level, as compared to placebo. Patients with ALP and bilirubin levels within these thresholds have been shown in long-term studies to be at significantly lower risk of progressing to liver transplant and death.

We are advancing a once daily 10 mg dose of OCA in the POISE trial as our potential approvable dose. We recently completed an intention to treat analysis for the 10 mg dose groups in our two Phase 2 trials that was limited to those patients who would have met the POISE trial entry criteria. This analysis demonstrated that after 12 weeks of treatment approximately 40% to 45% of OCA-treated patients would have met the POISE trial primary endpoint, as compared to 5% to 9% of the placebo-treated patients. In addition, 80% of OCA-treated patients across our Phase 2 trials had a reduction in ALP levels of at least 10%, as compared to 13% of placebo-treated patients.

If the POISE trial is successful, we intend to submit a New Drug Application, or NDA, to the U.S. Food and Drug Administration, or FDA, for approval of OCA for the treatment of PBC in the United States and a Marketing Authorization Application, or MAA, to the European Medicines Agency, or EMA, for approval in Europe. Based on written scientific advice from the EMA, we believe that the EMA will accept our current clinical program as the basis for considering approval of OCA for PBC. With respect to the FDA, we intend to request that the POISE trial primary endpoint be accepted as a basis for approval of OCA under the FDA’s accelerated approval regulation that enables the use of a surrogate endpoint reasonably likely to predict clinical benefit. If the FDA agrees to consider the potential approval of OCA in accordance with its accelerated approval regulation based on the POISE trial results, we will likely have to conduct a Phase 3 clinical outcomes trial to confirm the clinical benefit predicted by the biochemical therapeutic response. This Phase 3 clinical outcomes trial would have to be substantially underway at the time of the NDA submission and would be completed after accelerated approval. We are in discussions with the FDA about the details of such a clinical trial and are planning to initiate it as early as the second half of 2013.

A number of published clinical studies have demonstrated that, as a measure of therapeutic response, lower levels of ALP, on its own or in conjunction with normal bilirubin levels, correlate with a significant reduction in adverse clinical outcomes such as liver transplant and death. We believe that one of the key factors in the FDA’s acceptance of our POISE trial primary endpoint as a basis for approval will be the result of additional analysis of the already available PBC clinical outcomes data. We are sponsoring an independent study involving more than ten leading PBC centers in North America and Europe that are pooling their long-term patient data, anticipated to be from at least 4,000 patients, in order to further substantiate that our POISE trial primary endpoint is predictive of clinical benefit. We anticipate these results will be available in 2013 and will support what we believe is an emerging consensus among PBC opinion leaders concerning the clinical utility of our selected endpoint.

Additional Pipeline Opportunities Beyond OCA in PBC

In addition to PBC, we are pursuing other indications in our OCA development program, including portal hypertension, nonalcoholic steatohepatitis, or NASH, and bile acid diarrhea. The pipeline chart below shows the current stage of development of OCA for these indications, as well as the preclinical programs for our other product candidates.

We are currently conducting an open label Phase 2a trial of OCA in patients with portal hypertension, and we anticipate receiving results from the 10 mg dose group of this trial by the end of 2012. There are currently no approved therapies for the treatment of portal hypertension, although beta blockers are commonly used to treat patients. In addition, OCA is currently being tested in a Phase 2b trial for the treatment of NASH, sponsored by the U.S. National Institute of Diabetes and Digestive and Kidney Diseases, or NIDDK, in collaboration with us. Based on the interim analysis that was completed in June 2012, the NIDDK decided to continue this Phase 2b trial and we anticipate that final results will be available in late 2014. There are currently no approved therapies for the treatment of NASH. In addition, we expect investigators at the Imperial College of London to initiate enrollment in the second half of 2012 in an open label Phase 2a trial of OCA as a treatment for bile acid diarrhea.

By virtue of our patent portfolio and proprietary knowhow, we believe that we hold a leading position in the bile acid chemistry therapeutic field, with the capability to rationally design compounds that bind selectively and potently to FXR and other bile acid receptors. This has resulted in a pipeline of bile acid analogs in addition to OCA, which target both FXR and a second dedicated bile acid receptor called TGR5, a target of interest for the treatment of type 2 diabetes and associated metabolic diseases. We intend to continue developing these and other product candidates as we advance our pipeline, in some cases subject to the procurement of additional funding or through strategic collaborations.

Our Strategy

Our strategy is to develop and commercialize novel therapeutics for patients with chronic liver and other diseases, beginning with OCA for the second line treatment of PBC and other follow-on indications that we believe are underserved by existing therapies. The key elements of our strategy are to:

•	complete the development of OCA for its lead indication, PBC;
•	obtain regulatory approval of OCA for the treatment of PBC in the United States, Europe and other countries;
•	commercialize OCA in the United States, Europe and other countries, initially for the treatment of PBC;
•	continue to develop OCA in other orphan and more prevalent liver and other diseases; and
•	advance the earlier stage product candidates in our pipeline.

We may enter into strategic collaborations to implement our strategy.

Risks Relating to Our Business

We are a development stage biopharmaceutical company, and our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our common stock. In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors”:

•	we have never been profitable, have no products approved for commercial sale and to date have not generated any revenue from product sales;
•	we will require substantial additional funding beyond this contemplated offering to complete the development and commercialization of OCA and to continue to advance the development of our other product candidates, and such funding may not be available on acceptable terms or at all;
•	OCA and/or our other product candidates may not receive regulatory approval in a timely manner or at all;
•	the FDA may not agree to our proposed surrogate endpoint for accelerated approval of OCA for the treatment of PBC, in which case we would need to complete an additional Phase 3 trial in order to seek approval in the United States;
•	we may be subject to delays in our clinical trials, which could result in increased costs and delays or limit our ability to obtain regulatory approval for our product candidates;
•	because the results of earlier studies and clinical trials of our product candidates may not be predictive of future clinical trial results, our product candidates may not have favorable results in future clinical trials, which would delay or limit their future development;
•	we have never commercialized any of our product candidates and our products, even if approved, may not be accepted by healthcare providers or healthcare payors;
•	the failure of our collaborators to perform their obligations under our collaboration agreements may delay or otherwise harm the development and commercialization of our product candidates; and
•	we may be unable to maintain and protect our intellectual property assets, which could impair the advancement of our pipeline and commercial opportunities.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;
•	reduced disclosure about our executive compensation arrangements;
•	no non-binding advisory votes on executive compensation or golden parachute arrangements; and
•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenues, we have more than $700 million in market value of our stock held by non-affiliates or we issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

Corporate Information

We were incorporated in the State of Delaware on September 4, 2002. Our principal executive offices are located at 18 Desbrosses Street, New York, NY 10013, and our telephone number is (646) 747-1000. We also have an office in San Diego, CA. Our website address is www.interceptpharma.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

THE OFFERING

Common stock offered by us
shares
Common stock to be outstanding after this offering
shares
Over-allotment option
We have granted the underwriters an option for a period of up to 30 days to purchase up to additional shares of common stock at the initial public offering price.
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $ million, or approximately $ million if the underwriters exercise their over-allotment option in full, at an assumed initial public offering price of $ per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use substantially all of the net proceeds from this offering to (i) fund the continued clinical development of OCA in PBC, including our Phase 3 POISE trial and other studies and work necessary for FDA and EMA filings, (ii) fund further preclinical development work on INT-767 and (iii) for other general corporate purposes. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.
Risk factors
You should read the “Risk Factors” section of this prospectus beginning on page 10 for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.
Proposed Nasdaq Global Market symbol
ICPT

Certain of our existing stockholders and their affiliated entities have indicated an interest in purchasing up to approximately $         million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no shares to any of these existing stockholders and any of these existing stockholders could determine to purchase more, less or no shares in this offering. Any shares purchased by these existing stockholders will be subject to lock-up restrictions described in “Shares Eligible for Future Sale.”

The number of shares of common stock to be outstanding after this offering is based on 47,016,196 shares outstanding as of March 31, 2012, after giving effect to the conversion of all of our preferred stock outstanding at such date into 27,777,778 shares of our common stock upon the completion of this offering. The number of shares of our common stock outstanding immediately after this offering excludes:

•	7,565,535 shares of common stock issuable upon exercise of outstanding options as of March 31, 2012, at a weighted average exercise price of $1.55 per share, of which 5,328,572 shares are vested as of such date;
•	shares of our common stock reserved for future issuance under our 2012 Equity Incentive Plan, or 2012 Plan, which will become effective in connection with this offering; and
•	7,122,889 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2012, at a weighted average exercise price of $1.62 per share.

Except as otherwise indicated, all information in this prospectus:

•	gives effect to the conversion of all outstanding shares of our preferred stock into an aggregate of 27,777,778 shares of our common stock upon the completion of this offering;
•	reflects the 1-for- reverse stock split of our common stock to be effected prior to the completion of this offering;
•	gives effect to our restated certificate of incorporation and our restated by-laws to be adopted in connection with the completion of this offering; and
•	assumes no exercise by the underwriters of their option to purchase additional shares of our common stock to cover over-allotments.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated financial data presented below for the years ended December 31, 2010 and 2011 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data presented below for the three months ended March 31, 2011 and 2012, and for the period from inception (September 4, 2002) to March 31, 2012, as we are a development stage company, are derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include, in the opinion of management, all adjustments necessary for a fair presentation of the financial information set forth in those statements.

Our historical results are not necessarily indicative of future operating results. You should read this summary consolidated financial data in conjunction with the sections entitled “Risk Factors,” “Capitalization,” “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, all included elsewhere in this prospectus.

	Years Ended December 31,		Three Months Ended March 31,		Period From September 4, 2002 (Inception) Through March 31, 2012
	2010	2011	2011	2012
	(In thousands, except share and per share amounts)
			(Unaudited)		(Unaudited)
Statement of Operations Data:
Licensing revenues	$—	$1,805	$—	$759	$2,564
Operating expenses:
Research and development	12,710	11,426	2,230	3,060	58,312
General and administrative	3,644	4,209	1,126	1,059	25,480
Total operating expenses	16,354	15,635	3,356	4,119	83,792
Loss from operations	(16,354)	(13,830)	(3,356)	(3,360)	(81,228)
Total other income (expense), net	1,266	1,093	23	680	4,008
Net loss	$(15,088)	$(12,737)	$(3,333)	$(2,680)	$(77,220)
Dividend on preferred stock, not declared	(2,901)	(3,000)	(750)	(750)	(9,064)
Net loss attributable to common stockholders	$(17,989)	$(15,737)	$(4,083)	$(3,430)	$(86,284)
Net loss per share, basic and diluted	$(0.94)	$(0.82)	$(0.21)	$(0.18)
Weighted average shares outstanding, basic and diluted	19,238,418	19,238,418	19,238,418	19,238,418
Pro forma information(1)
Pro forma net loss attributable to common stockholders		$(12,737)		$(2,680)
Pro forma net loss per share, basic and diluted (unaudited)		$(0.27)		$(0.06)

(1)	Pro forma net loss and pro forma net loss per share, basic and diluted have been calculated assuming the conversion of all outstanding shares of our preferred stock into an aggregate of 27,777,778 shares of our common stock upon the completion of this offering. See “Unaudited Pro Forma Information” and “Net Loss per Share and Unaudited Pro Forma Net Loss per Share” in note 2 to our consolidated financial statements, which are included elsewhere in this prospectus.

The following summary unaudited balance sheet data as of March 31, 2012 is presented:

•	on an actual basis;
•	on a pro forma basis to give effect to the conversion of all outstanding shares of our preferred stock into an aggregate of 27,777,778 shares of our common stock upon the completion of this offering and the reclassification of certain warrants with registration rights upon the completion of this offering from stockholders’ equity to warrant liability; and
•	on a pro forma as adjusted basis to give further effect to our sale of shares of common stock in this offering at an assumed initial public offering price of $ per share, the midpoint of the range listed on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The summary unaudited pro forma as adjusted balance sheet is for informational purposes only and does not purport to indicate balance sheet information as of any future date.

	As of March 31, 2012
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(In thousands)
	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$13,744	$13,744
Working capital	11,568	11,568
Total assets	15,689	15,689
Accounts payable, accrued expenses and other liabilities	1,493	1,493
Warrant liability	5,158	5,543
Deferred revenue	13,850	13,850
Common and preferred stock	47	47
Additional paid-in capital	72,510	72,125
Accumulated deficit during development stage	(77,220)	(77,220)
Total stockholders’ equity (deficit)	(4,835)	(5,220)

(1)	Each $1.00 increase (decrease) in the public offering price per share would increase (decrease) each of cash and cash equivalents, total assets and total stockholders’ equity by approximately $ , assuming that the number of shares we are offering, as set forth on the cover page of this prospectus, remains the same and that the underwriters do not exercise their over-allotment option. Depending on market conditions and other considerations at the time we price this offering, we may sell a greater or lesser number of shares than the number set forth on the cover page of this prospectus. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) each of cash and cash equivalents, total assets and total stockholders’ equity by approximately $ , assuming the public offering price per share remains the same. An increase of 1,000,000 in the number of shares we are offering, together with a $1.00 increase in the public offering price per share, would increase each of cash and cash equivalents, total assets and total stockholders’ equity by approximately $ . A decrease of 1,000,000 in the number of shares we are offering, together with a $1.00 decrease in the public offering price per share, would decrease each of cash and cash equivalents, total assets and total stockholders’ equity by approximately $ .

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, including our financial statements and related notes, before deciding whether to invest in shares of our common stock. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Financial Position and Need for Additional Capital

We have never been profitable. Currently, we have no products approved for commercial sale, and to date we have not generated any revenue from product sales. As a result, our ability to reduce our losses and reach profitability is unproven, and we may never achieve or sustain profitability.

We have never been profitable and do not expect to be profitable in the foreseeable future. We have not yet submitted any product candidates for approval by regulatory authorities in the United States or elsewhere for our lead indication, primary biliary cirrhosis, or PBC, or any other indication. We have incurred net losses in each year since our inception, including net losses of $15.1 million and $12.7 million for the years ended December 31, 2010 and 2011, respectively, and we incurred a net loss of $2.7 million for the three months ended March 31, 2012. We had an accumulated deficit of $77.2 million as of March 31, 2012.

To date, we have devoted most of our financial resources to our corporate overhead and research and development, including our drug discovery research, preclinical development activities and clinical trials. We have not generated any revenues from product sales. We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue our development of, and seek regulatory approvals for, obeticholic acid, or OCA, which is our lead product candidate, and our other product candidates, prepare for and begin the commercialization of any approved products, and add infrastructure and personnel to support our product development efforts and operations as a public company. We anticipate that any such losses could be significant for the next several years as we complete our Phase 3 clinical trial of OCA in PBC, which we call the POISE trial, and related activities required for regulatory approval of OCA and continue pursuing additional indications for OCA in clinical trials. If OCA or any of our other product candidates fails in clinical trials or does not gain regulatory approval, or if our product candidates do not achieve market acceptance, we may never become profitable. As a result of the foregoing, we expect to continue to experience net losses and negative cash flows for the foreseeable future. These net losses and negative cash flows have had, and will continue to have, an adverse effect on our stockholders’ equity and working capital.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. In addition, our expenses could increase if we are required by the U.S. Food and Drug Administration, or FDA, or the European Medicines Agency, or EMA, to perform studies or trials in addition to those currently expected, or if there are any delays in completing our clinical trials or the development of any of our product candidates. The amount of future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenues.

We will require substantial additional funding, which may not be available to us on acceptable terms, or at all, and, if not so available, may require us to delay, limit, reduce or cease our operations.

We are currently advancing OCA through clinical development for multiple indications and other product candidates through preclinical development. Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. We will require substantial additional future capital in order to complete clinical development and commercialize OCA, and to conduct the research and development and clinical and regulatory activities necessary to bring other product candidates to market. For instance, to complete the work necessary to file a New Drug Application, or NDA, and a Marketing Authorization Application, or MAA, for OCA as a treatment for PBC, which is currently anticipated to occur in 2014, we estimate that our ongoing Phase 3 POISE trial, and our planned clinical and preclinical studies, as well as other work needed to submit OCA for the treatment of PBC for regulatory approval in the United States,

Europe and other countries, will cost approximately $40.0 million, including the internal resources needed to manage the program. If the FDA or EMA requires that we perform additional preclinical studies or clinical trials, our expenses would further increase beyond what we currently expect and the anticipated timing of any potential NDA or MAA would likely be delayed.

The expected net proceeds from this offering will not be sufficient to complete advanced clinical development of any of our product candidates other than OCA for PBC. Accordingly, we will continue to require substantial additional capital beyond the expected proceeds of this offering to continue our clinical development and commercialization activities. Because successful development of our product candidates is uncertain, we are unable to estimate the actual funds we will require to complete research and development and commercialize our products under development.

The amount and timing of our future funding requirements will depend on many factors, including but not limited to:

•	the progress, costs, results of and timing of our Phase 3 POISE trial of OCA for the treatment of PBC, and the clinical development of OCA for other potential indications;
•	the willingness of the FDA and EMA to accept our POISE trial, as well as our other completed and planned clinical and preclinical studies and other work, as the basis for review and approval of OCA for PBC;
•	the outcome, costs and timing of seeking and obtaining FDA, EMA and any other regulatory approvals;
•	the number and characteristics of product candidates that we pursue, including our product candidates in preclinical development;
•	the ability of our product candidates to progress through clinical development successfully;
•	our need to expand our research and development activities;
•	the costs associated with securing and establishing commercialization and manufacturing capabilities;
•	market acceptance of our product candidates;
•	the costs of acquiring, licensing or investing in businesses, products, product candidates and technologies;
•	our ability to maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;
•	our need and ability to hire additional management and scientific and medical personnel;
•	the effect of competing technological and market developments;
•	our need to implement additional internal systems and infrastructure, including financial and reporting systems; and
•	the economic and other terms, timing of and success of our existing licensing arrangements and any collaboration, licensing or other arrangements into which we may enter in the future.

Some of these factors are outside of our control. If we successfully complete this offering, based upon our currently expected level of operating expenditures, we believe that we will be able to fund our operations through 2014. This period could be shortened if there are any significant increases in planned spending on development programs or more rapid progress of development programs than anticipated. We do not expect our existing capital resources, together with the net proceeds from this offering, to be sufficient to enable us to fund the commercialization of OCA, if approved, or the initiation of any clinical trials or additional development work for any of our other product candidates, other than as described in “Use of Proceeds.” Accordingly, we expect that we will need to raise additional funds in the future.

We may seek additional funding through a combination of equity offerings, debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. Additional funding may not be available to us on acceptable terms or at all. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders. In addition, the issuance of additional shares by us, or the possibility of such issuance, may cause the market price of our shares to decline.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our research or development programs. We also could be required to seek funds through arrangements with collaborative partners or otherwise that may require us to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us.

Our revenues to date have been generated through our collaboration agreements and we may not receive any additional revenues under such agreements.

To date, our sources of revenue have been the up-front payments received under our collaboration and license agreements with Dainippon Sumitomo Pharma Co. Ltd., or DSP, and Les Laboratoires Servier and Institut de Recherches Servier, which are collectively referred to as Servier. Additional payments under each of the DSP and Servier agreements are based on the achievement of various research, development, regulatory and commercial sales milestones and royalty payments based on the sales of the products covered by such agreements. Future payments from DSP and Servier under their respective collaboration and license agreements are uncertain because DSP or Servier, as the case may be, may choose not to continue research or development of activities for the product candidates under license in their licensed territory, the product candidates may not be approved for the proposed indications or, even if any product candidate is approved for one or more indications, it may not be commercially successful. If we are unable to develop and commercialize one or more of our product candidates, either alone or with collaborators, or if revenues from any such collaboration product candidate that receives marketing approval are insufficient, we will not achieve profitability. Even if we achieve profitability, we may not be able to sustain or increase profitability.

We have a limited operating history and we expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

We are a development stage biopharmaceutical company with a limited operating history. Our operations to date have been limited to developing our technology and undertaking preclinical studies and clinical trials of our product candidates. We have not yet obtained regulatory approvals for any of our product candidates. Consequently, any predictions made about our future success or viability may not be as accurate as they could be if we had a longer operating history or approved products on the market. Our financial condition and operating results have varied significantly in the past and are expected to continue to significantly fluctuate from quarter-to-quarter or year-to-year due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include:

•	any delays in regulatory review and approval of our product candidates in clinical development, including our ability to receive approval from the FDA and the EMA for OCA for the treatment of PBC based on our Phase 3 POISE trial, and our other completed and planned clinical and preclinical studies and other work, as the basis for review and approval of OCA for PBC;
•	delays in the commencement, enrollment and timing of clinical trials;
•	difficulties in identifying and treating patients suffering from our target indications, and PBC in particular, which is considered to be a rare disease;
•	the success of our clinical trials through all phases of clinical development, including our POISE trial of OCA for the treatment of PBC;
•	potential side effects of our product candidates that could delay or prevent approval or cause an approved drug to be taken off the market;
•	our ability to obtain additional funding to develop our product candidates;
•	our ability to identify and develop additional product candidates;

•	market acceptance of our product candidates;
•	our ability to establish an effective sales and marketing infrastructure directly or through collaborations with third parties;
•	competition from existing products or new products that may emerge;
•	the ability of patients or healthcare providers to obtain coverage or sufficient reimbursement for our products;
•	our ability to adhere to clinical study requirements directly or with third parties such as contract research organizations, or CROs;
•	our dependency on third-party manufacturers to manufacture our products and key ingredients;
•	our ability to establish or maintain collaborations, licensing or other arrangements;
•	the costs to us, and our ability and our third-party collaborators’ ability to obtain, maintain and protect our intellectual property rights;
•	costs related to and outcomes of potential intellectual property litigation;
•	our ability to adequately support future growth;
•	our ability to attract and retain key personnel to manage our business effectively;
•	our ability to build our finance infrastructure and improve our accounting systems and controls;
•	potential product liability claims;
•	potential liabilities associated with hazardous materials; and
•	our ability to obtain and maintain adequate insurance coverage.

In addition, our financial results may vary due to fluctuations in our warrant liability. Accordingly, the results of any quarterly or annual periods should not be relied upon as indications of future operating performance.

Our recurring losses from operations may raise substantial doubt regarding our ability to continue as a going concern.

Our recurring losses from operations may raise substantial doubt about our ability to continue as a going concern. If in the future, our independent registered public accounting firm were to include an explanatory paragraph in its report on our consolidated financial statements stating there is substantial doubt about our ability to continue as a going concern, such an opinion could materially limit our ability to raise additional funds through the issuance of new debt or equity securities or otherwise. There is no assurance that sufficient financing will be available when needed to allow us to continue as a going concern. The perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations.

Risks Relating to Regulatory Review and Approval of Our Product Candidates

We cannot be certain that OCA or any of our other product candidates will receive regulatory approval, and without regulatory approval we will not be able to market our product candidates.

We are initially developing OCA for the treatment of patients with PBC, portal hypertension, nonalcoholic steatohepatitis, or NASH, and bile acid diarrhea, and are also consulting with investigators to develop protocols for other indications. Our business currently depends entirely on the successful development and commercialization of OCA. Our ability to generate revenue related to product sales, if ever, will depend on the successful development and regulatory approval of OCA for the treatment of PBC and other indications and our other product candidates.

We currently have no products approved for sale and we cannot guarantee that we will ever have marketable products. The development of a product candidate and issues relating to its approval and marketing are subject to extensive regulation by the FDA in the United States, the EMA in Europe and regulatory authorities in other countries, with regulations differing from country to country. We are not permitted to market our product candidates in the United States or Europe until we receive approval of a NDA from the FDA or a MAA from the EMA, respectively. We have not submitted any marketing applications for any of our product candidates.

NDAs and MAAs must include extensive preclinical and clinical data and supporting information to establish the product candidate’s safety and effectiveness for each desired indication. NDAs and MAAs must also include significant information regarding the chemistry, manufacturing and controls for the product. Obtaining approval of a NDA or a MAA is a lengthy, expensive and uncertain process, and we may not be successful in obtaining approval. The FDA and the EMA review processes can take years to complete and approval is never guaranteed. If we submit a NDA to the FDA, the FDA must decide whether to accept or reject the submission for filing. We cannot be certain that any submissions will be accepted for filing and review by the FDA. Regulators of other jurisdictions, such as the EMA, have their own procedures for approval of product candidates. Even if a product is approved, the FDA or the EMA, as the case may be, may limit the indications for which the product may be marketed, require extensive warnings on the product labeling or require expensive and time-consuming clinical trials or reporting as conditions of approval. Regulatory authorities in countries outside of the United States and Europe also have requirements for approval of drug candidates with which we must comply prior to marketing in those countries. Obtaining regulatory approval for marketing of a product candidate in one country does not ensure that we will be able to obtain regulatory approval in any other country. In addition, delays in approvals or rejections of marketing applications in the United States, Europe or other countries may be based upon many factors, including regulatory requests for additional analyses, reports, data, preclinical studies and clinical trials, regulatory questions regarding different interpretations of data and results, changes in regulatory policy during the period of product development and the emergence of new information regarding our product candidates or other products. Also, regulatory approval for any of our product candidates may be withdrawn.

We have completed three Phase 2 trials for OCA: two in patients with PBC and one in patients with type 2 diabetes with co-morbid nonalcoholic fatty liver disease. We are currently in the process of enrolling patients into our Phase 3 POISE trial. Before we submit a NDA to the FDA or a MAA to the EMA for OCA for the treatment of patients with PBC, we must successfully complete this trial. In addition, we must complete other preclinical and clinical studies, such as a Phase 1 clinical trial in healthy volunteers to evaluate the effect of OCA on the heart’s electrical cycle, known as the QT interval, studies to evaluate the interaction of OCA with other drugs and two-year, two-species carcinogenicity studies. We cannot predict whether our future trials and studies will be successful or whether regulators will agree with our conclusions regarding the preclinical studies and clinical trials we have conducted to date.

If we are unable to obtain approval from the FDA, the EMA or other regulatory agencies for OCA and our other product candidates, or if, subsequent to approval, we are unable to successfully commercialize OCA or our other product candidates, we will not be able to generate sufficient revenue to become profitable or to continue our operations.

We may never reach an agreement with the FDA on a surrogate endpoint for the accelerated approval of OCA for the treatment of PBC. The FDA, EMA and other regulators may require us to complete additional Phase 3 trials prior to the submission of an application for OCA for the treatment of PBC.

Typically, the FDA requires two pivotal clinical trials to approve a NDA. However, for OCA as a treatment for PBC, we currently plan to request accelerated approval from the FDA based on the Phase 3 POISE trial, the primary endpoint of which is a surrogate endpoint that we believe is reasonably likely to predict clinical benefit, therefore meeting the FDA’s requirements for consideration under its accelerated approval regulation. However, the FDA has not yet provided any assurance that it will accept our approach, and we do not know if we will receive further written guidance from the FDA prior to submitting a NDA as to the acceptability of the POISE trial surrogate endpoint to support an approval of OCA for the treatment of PBC. We are currently seeking to build additional consensus regarding the clinical utility of the surrogate endpoint by working with a number of leading PBC academic centers to pool together and analyze their long-term PBC patient data. However, we may not be able to attain such consensus and, even if we do achieve such consensus, the supporting data may still not be accepted by the FDA in its consideration of the adequacy of our surrogate endpoint under a NDA for OCA for the treatment of PBC. The FDA has informed us that, in the context of considering OCA for potential accelerated approval, we will be required to conduct a Phase 3 clinical outcomes trial to confirm the clinical benefit of OCA in PBC by demonstrating the correlation of biochemical therapeutic response in patients taking OCA with a significant reduction in adverse clinical outcomes over time. We believe that this Phase 3 clinical outcomes trial will need to be substantially underway at the time we submit a NDA. It is possible that our NDA submission for regulatory approval will not be accepted by the FDA for review or, even if it is accepted for review, that there may be delays in the FDA’s review process and that the FDA may determine that our NDA does not merit the approval of OCA for the treatment of PBC, in which case the FDA may require that we conduct and/or complete additional clinical trials and preclinical studies before it will reconsider our application for approval.

Because the FDA normally requires two pivotal clinical trials to approve a NDA, even if we achieve favorable results in our ongoing POISE trial, the FDA may not accept this trial as an adequate basis for approval and require that we conduct and complete a second Phase 3 clinical trial before considering a NDA for OCA for the treatment of PBC. Furthermore, the EMA and regulatory authorities in other countries in which we may seek approval for, and market, OCA, may require additional preclinical studies and/or clinical trials prior to granting approval. It may be expensive and time consuming to conduct and complete additional preclinical studies and clinical trials that the FDA, EMA and other regulatory authorities may require us to perform. As such, any requirement by the FDA, EMA or other regulatory authorities that we conduct additional preclinical studies or clinical trials could materially and adversely affect our business, financial condition and results of operations. Furthermore, even if we receive regulatory approval of OCA for the treatment of PBC, the labeling for OCA in the United States, Europe or other countries in which we seek approval may include limitations that could impact the commercial success of OCA.

Delays in the commencement, enrollment and completion of clinical trials could result in increased costs to us and delay or limit our ability to obtain regulatory approval for OCA and our other product candidates.

Delays in the commencement, enrollment and completion of clinical trials could increase our product development costs or limit the regulatory approval of our product candidates. We are currently enrolling patients for our Phase 3 POISE trial. Subject to enrollment proceeding on schedule, we currently anticipate that the POISE trial will be completed in the second half of 2014. Although we anticipate that the net proceeds from this offering, together with existing cash and cash equivalents and interest on our cash balances, will be sufficient to fund our projected operating requirements through the completion of our POISE trial, we may not be able to complete this trial on time or we may be required to conduct additional clinical trials or preclinical studies not currently planned to receive approval for OCA as a treatment for PBC, in which case we would require additional funding beyond the net proceeds of this offering. In addition, we do not know whether any future trials or studies of our other product candidates, including any confirmatory clinical trial of OCA, will begin on time or will be completed on schedule, if at all. The commencement, enrollment and completion of clinical trials can be delayed or suspended for a variety of reasons, including:

•	inability to obtain sufficient funds required for a clinical trial;
•	inability to reach agreements on acceptable terms with prospective CROs and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;
•	clinical holds, other regulatory objections to commencing or continuing a clinical trial or the inability to obtain regulatory approval to commence a clinical trial in countries that require such approvals;
•	discussions with the FDA or non-U.S. regulators regarding the scope or design of our clinical trials;
•	inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same indications targeted by our product candidates;
•	inability to obtain approval from institutional review boards, or IRBs, to conduct a clinical trial at their respective sites;

•	severe or unexpected drug-related adverse effects experienced by patients;
•	inability to timely manufacture sufficient quantities of the product candidate required for a clinical trial;
•	difficulty recruiting and enrolling patients to participate in clinical trials for a variety of reasons, including meeting the enrollment criteria for our study and competition from other clinical trial programs for the same indications as our product candidates; and
•	inability to retain enrolled patients after a clinical trial is underway.

Changes in regulatory requirements and guidance may also occur and we or any of our collaborators may need to amend clinical trial protocols to reflect these changes with appropriate regulatory authorities. Amendments may require us or any of our collaborators to resubmit clinical trial protocols to IRBs for re-examination, which may impact the costs, timing or successful completion of a clinical trial. In addition, a clinical trial may be suspended or terminated at any time by us, our current or future collaborators, the FDA or other regulatory authorities due to a number of factors, including:

•	our failure or the failure of our collaborators to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;
•	unforeseen safety issues or any determination that a clinical trial presents unacceptable health risks;
•	lack of adequate funding to continue the clinical trial due to unforeseen costs or other business decisions; and
•	a breach of the terms of any agreement with, or for any other reason by, current or future collaborators that have responsibility for the clinical development of any of our product candidates, including DSP and Servier.

In addition, if we or any of our collaborators are required to conduct additional clinical trials or other preclinical studies of our product candidates beyond those contemplated, our ability to obtain regulatory approval of these product candidates and generate revenue from their sales would be similarly harmed.

Clinical failure can occur at any stage of clinical development and we have never conducted a Phase 3 trial or submitted a NDA or MAA before. The results of earlier clinical trials are not necessarily predictive of future results and any product candidate we, DSP, Servier or our potential future collaborators advance through clinical trials may not have favorable results in later clinical trials or receive regulatory approval.

Clinical failure can occur at any stage of our clinical development. Clinical trials may produce negative or inconclusive results, and we or our collaborators may decide, or regulators may require us, to conduct additional clinical trials or preclinical studies. In addition, data obtained from trials and studies are susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do, which may delay, limit or prevent regulatory approval. Success in preclinical studies and early clinical trials does not ensure that subsequent clinical trials will generate the same or similar results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate. A number of companies in the pharmaceutical industry, including those with greater resources and experience than us, have suffered significant setbacks in Phase 3 clinical trials, even after seeing promising results in earlier clinical trials.

Both of our Phase 2 clinical trials of OCA in PBC patients showed statistically significant results against a primary endpoint that is similar to the endpoint of our Phase 3 POISE trial protocol currently underway. However, in our Phase 2 PBC trials, the primary endpoint was a reduction in alkaline phosphatase, or ALP, to a threshold below 1.5 times upper limit normal, or ULN, compared to placebo after 12 weeks of treatment, but the primary endpoint for our POISE trial is both a reduction in ALP to below a threshold of 1.67 times ULN, with a minimum of 15% reduction in ALP from baseline, and a normal bilirubin level, compared to placebo after 12 months of therapy. We cannot assure you that our POISE trial will achieve positive results. Moreover, the fact that a retrospective analysis of the data from our Phase 2 PBC trials appears to demonstrate that the defined endpoint in our POISE trial was achieved based on the Phase 2 data does not mean that this endpoint will be successfully achieved in the POISE trial.

In addition, the design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well-advanced. We have limited experience in designing clinical trials and may be unable to design and execute a clinical trial to support regulatory approval. Further, clinical trials of potential products often reveal that it is not practical or feasible to continue development efforts.

If OCA or our other product candidates are found to be unsafe or lack efficacy, we will not be able to obtain regulatory approval for them and our business would be harmed. For example, if the results of our Phase 3 POISE trial of OCA do not achieve the primary efficacy endpoints or demonstrate expected safety, the prospects for approval of OCA would be materially and adversely affected.

In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in composition of the patient populations, adherence to the dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. We do not know whether any Phase 2, Phase 3 or other clinical trials we or any of our collaborators may conduct will demonstrate consistent or adequate efficacy and safety to obtain regulatory approval to market our product candidates. If we are unable to bring any of our current or future product candidates to market, or to acquire any marketed, previously approved products, our ability to create long-term stockholder value will be limited.

Our product candidates may have undesirable side effects which may delay or prevent marketing approval, or, if approval is received, require them to be taken off the market, require them to include safety warnings or otherwise limit their sales.

OCA has been shown to be a potent agonist of the farnesoid X receptor, or FXR. With the exception of the bile acid CDCA, which has been approved to treat cholesterol gallstone dissolution and a rare lipid storage disease, there are no approved FXR agonists and the adverse effects from long-term exposure to this drug class are unknown. Unforeseen side effects from any of our product candidates could arise either during clinical development or, if approved, after the approved product has been marketed. The most common side effects observed in clinical trials of OCA were pruritus, or itching, headaches, fatigue, nausea, constipation and diarrhea. In our Phase 2 PBC clinical trial of OCA in combination with ursodiol, approximately 8% of the patients enrolled in the 10 milligram (mg) and 25 mg dose groups withdrew from the trial due to severe pruritus. At the 50 mg dose, approximately 25% of the patients withdrew from the trial due to severe pruritus. Additional or unforeseen side effects from these or any of our other product candidates could arise either during clinical development or, if approved, after the approved product has been marketed.

The range and potential severity of possible side effects from systemic therapies is significant. The results of future clinical trials may show that our product candidates cause undesirable or unacceptable side effects, which could interrupt, delay or halt clinical trials, and result in delay of, or failure to obtain, marketing approval from the FDA and other regulatory authorities, or result in marketing approval from the FDA and other regulatory authorities with restrictive label warnings.

If any of our product candidates receives marketing approval and we or others later identify undesirable or unacceptable side effects caused by such products:

•	regulatory authorities may require the addition of labeling statements, specific warnings, a contraindication or field alerts to physicians and pharmacies;
•	we may be required to change instructions regarding the way the product is administered, conduct additional clinical trials or change the labeling of the product;
•	we may be subject to limitations on how we may promote the product;
•	sales of the product may decrease significantly;
•	regulatory authorities may require us to take our approved product off the market;
•	we may be subject to litigation or product liability claims; and
•	our reputation may suffer.

Any of these events could prevent us, DSP, Servier or our potential future collaborators from achieving or maintaining market acceptance of the affected product or could substantially increase commercialization costs and expenses, which in turn could delay or prevent us from generating significant revenues from the sale of our products.

Reimbursement decisions by third-party payors may have an adverse effect on pricing and market acceptance. If there is not sufficient reimbursement for our products, it is less likely that they will be widely used.

Market acceptance and sales of OCA or any other product candidates that we develop, if approved, will depend on reimbursement policies and may be affected by future healthcare reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. We cannot be certain that reimbursement will be available for OCA or any other product candidates that we develop. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, our products. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize OCA or any other product candidates that we develop.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation established Medicare Part D, which expanded Medicare coverage for outpatient prescription drug purchases by the elderly but provided authority for limiting the number of drugs that will be covered in any therapeutic class. The MMA also introduced a new reimbursement methodology based on average sales prices for physician- administered drugs. Any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

The United States and several other jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. We expect to experience pricing pressures in connection with the sale of OCA and any other products that we develop, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively, ACA, became law in the United States. The goal of ACA is to reduce the cost of health care and substantially change the way health care is financed by both governmental and private insurers. While we cannot predict what impact on federal reimbursement policies this legislation will have in general or on our business specifically, the ACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of OCA or any future product candidates. The ACA has been challenged in the courts and is currently under review by the U.S. Supreme Court. In addition, some members of the U.S. Congress have been seeking to overturn at least portions of the legislation and we expect they will continue to review and assess this legislation and alternative health care reform proposals if the decision reached by the U.S. Supreme Court is not acceptable to them. We cannot predict whether new proposals will be made or adopted, when they may be adopted or what impact they may have on us if they are adopted.

If we do not obtain protection under the Hatch-Waxman Act and similar legislation outside of the United States by extending the patent terms and obtaining data exclusivity for our product candidates, our business may be materially harmed.

Depending upon the timing, duration and specifics of FDA marketing approval of OCA and our other product candidates, if any, one or more of our U.S. patents may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, we may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or restoration or the term of any such extension is less than we request, the period during which we will have the right to exclusively market our product will be shortened and our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially. In the event that we are unable to obtain any patent term extensions, the issued composition of matter patents for OCA are expected to expire in 2022 assuming they withstand any challenge. We expect that the other patents and patent applications for the OCA portfolio, if issued, and if the appropriate maintenance, renewal, annuity or other governmental fees are paid, would expire from 2022 to 2028.

If we market products in a manner that violates healthcare fraud and abuse laws, or if we violate government price reporting laws, we may be subject to civil or criminal penalties.

In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal healthcare laws, commonly referred to as “fraud and abuse” laws, have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. Other jurisdictions such as Europe have similar laws. These laws include false claims and anti-kickback statutes. If we market our products and our products are paid for by governmental programs, it is possible that some of our business activities could be subject to challenge under one or more of these laws.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid. The federal healthcare program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service covered by Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers or formulary managers on the other. Although there are several statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Most states also have statutes or regulations similar to the federal anti-kickback law and federal false claims laws, which apply to items and services covered by Medicaid and other state programs, or, in several states, apply regardless of the payor. Administrative, civil and criminal sanctions may be imposed under these federal and state laws.

Over the past few years, a number of pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of promotional and marketing activities, such as: providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates.

If the FDA and EMA and other regulatory agencies do not approve the manufacturing facilities of our future contract manufacturers for commercial production, we may not be able to commercialize any of our product candidates.

We do not intend to manufacture the pharmaceutical products that we plan to sell. We currently have agreements with contract manufacturers for the production of the active pharmaceutical ingredients and the formulation of sufficient quantities of drug product for our Phase 3 POISE trial of OCA for the treatment of PBC and the other trials and preclinical studies that we believe we will need to conduct prior to seeking regulatory approval. However, we do not have agreements for commercial supplies of OCA or any of our other product candidates and we may not be able to reach agreements with these or other contract manufacturers for sufficient supplies to commercialize OCA if it is approved. Additionally, the facilities used by any contract manufacturer to manufacture OCA or any of our other product candidates must be the subject of a satisfactory inspection before the FDA or the regulators in other jurisdictions approve the product candidate manufactured at that facility. We are completely dependent on these third-party manufacturers for compliance with the requirements of U.S. and non-U.S. regulators for the manufacture of our finished products. If our manufacturers cannot successfully manufacture material that conform to our specifications and current good manufacturing practice requirements of any governmental agency whose jurisdiction to which we are subject, our product candidates will not be approved or, if already approved, may be subject to recalls. Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured the product candidates, including:

•	the possibility that we are unable to enter into a manufacturing agreement with a third party to manufacture our product candidates;
•	the possible breach of the manufacturing agreements by the third parties because of factors beyond our control; and
•	the possibility of termination or nonrenewal of the agreements by the third parties before we are able to arrange for a qualified replacement third-party manufacturer.

Any of these factors could cause the delay of approval or commercialization of our product candidates, cause us to incur higher costs or prevent us from commercializing our product candidates successfully. Furthermore, if any of our product candidates are approved and contract manufacturers fail to deliver the required commercial quantities of finished product on a timely basis and at commercially reasonable prices and we are unable to find one or more replacement manufacturers capable of production at a substantially equivalent cost, in substantially equivalent volumes and quality and on a timely basis, we would likely be unable to meet demand for our products and could lose potential revenue. It may take several years to establish an alternative source of supply for our product candidates and to have any such new source approved by the government agencies that regulate our products.

Even if our product candidates receive regulatory approval, we may still face future development and regulatory difficulties.

Our product candidates, if approved, will also be subject to ongoing regulatory requirements for labeling, packaging, storage, advertising, promotion, record-keeping and submission of safety and other post-market information. In addition, approved products, manufacturers and manufacturers’ facilities are required to comply with extensive FDA and EMA requirements and requirements of other similar agencies, including ensuring that quality control and manufacturing procedures conform to current Good Manufacturing Practices, or cGMPs. As such, we and our contract manufacturers are subject to continual review and periodic inspections to assess compliance with cGMPs. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. We will also be required to report certain adverse reactions and production problems, if any, to the FDA and EMA and other similar agencies and to comply with certain requirements concerning advertising and promotion for our products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. Accordingly, we may not promote our approved products, if any, for indications or uses for which they are not approved.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, it may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters;
•	mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;

•	require us or our collaborators to enter into a consent decree or permanent injunction, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;
•	impose other administrative or judicial civil or criminal penalties;
•	withdraw regulatory approval;
•	refuse to approve pending applications or supplements to approved applications filed by us, DSP, Servier or our potential future collaborators;
•	impose restrictions on operations, including costly new manufacturing requirements; or
•	seize or detain products.

Risks Relating to the Commercialization of Our Products

Even if approved, our product candidates may not achieve broad market acceptance among physicians, patients and healthcare payors, and as a result our revenues generated from their sales may be limited.

The commercial success of OCA or our other product candidates, if approved, will depend upon their acceptance among the medical community, including physicians, health care payors and patients. For PBC, the current standard of care is ursodeoxycholic acid, which is available generically as ursodiol. In order for OCA to be commercially successful, we will need to demonstrate that it is safe and effective as a second line treatment to ursodiol and is more effective than any other alternatives that may be developed as a second line treatment for PBC, particularly given the planned much higher cost of OCA compared to ursodiol. The degree of market acceptance of our product candidates will depend on a number of factors, including:

•	limitations or warnings contained in our product candidates’ FDA-approved labeling;
•	changes in the standard of care or availability of alternative therapies at similar or lower costs for the targeted indications for any of our product candidates, such as ursodiol for the treatment of PBC;
•	limitations in the approved clinical indications for our product candidates;
•	demonstrated clinical safety and efficacy compared to other products;
•	lack of significant adverse side effects;
•	sales, marketing and distribution support;
•	availability of reimbursement from managed care plans and other third-party payors;
•	timing of market introduction and perceived effectiveness of competitive products;
•	the degree of cost-effectiveness;
•	availability of alternative therapies at similar or lower cost, including generics and over-the-counter products;
•	the extent to which our product candidates are approved for inclusion on formularies of hospitals and managed care organizations;
•	whether our product candidates are designated under physician treatment guidelines for the treatment of the indications for which we have received regulatory approval;
•	adverse publicity about our product candidates or favorable publicity about competitive products;
•	convenience and ease of administration of our product candidates; and
•	potential product liability claims.

If our product candidates are approved, but do not achieve an adequate level of acceptance by physicians, patients, the medical community and healthcare payors, sufficient revenue may not be generated from these products and we may not become or remain profitable. In addition, efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful.

We have no sales, marketing or distribution experience and we will have to invest significant resources to develop those capabilities or enter into acceptable third-party sales and marketing arrangements.

We have no sales, marketing or distribution experience. To develop internal sales, distribution and marketing capabilities, we will have to invest significant amounts of financial and management resources, some of which will be committed prior to any confirmation that OCA or any of our other product candidates will be approved. For product candidates where we decide to perform sales, marketing and distribution functions ourselves or through third parties, we could face a number of additional risks, including:

•	we or our third-party sales collaborators may not be able to attract and build an effective marketing or sales force;
•	the cost of securing or establishing a marketing or sales force may exceed the revenues generated by any products; and
•	our direct sales and marketing efforts may not be successful.

We have entered into an agreement with DSP for the development and commercialization of OCA in Japan and China and other potential Asian countries, if approved, and have entered into an agreement with Servier to assist in the development and commercialization of certain of our earlier stage agonists of a dedicated bile acid receptor called TGR5 outside of the United States and Japan, if approved, and may elect to seek additional strategic collaborators for our product candidates. We may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties.

If any of our current strategic collaborators fails to perform its obligations or terminates its agreement with us, the development and commercialization of the product candidates under such agreement could be delayed or terminated and our business could be substantially harmed.

We currently have strategic collaborations in place relating to certain of our product candidates. We entered into an exclusive license agreement with DSP regarding the development and commercialization of OCA for PBC and NASH in Japan and China and provided DSP with an option to extend its exclusive license to different indications as well as certain other Asian countries. We entered into a strategic collaboration with Servier initially focused on the identification and optimization of novel TGR5 agonists for the treatment of type-2 diabetes and other associated disorders. These strategic collaborations may not be scientifically or commercially successful due to a number of important factors, including the following:

•	DSP and Servier have significant discretion in determining the efforts and resources that each will apply to their strategic collaboration with us. The timing and amount of any cash payments, milestones and royalties that we may receive under such agreements will depend on, among other things, the efforts, allocation of resources and successful development and commercialization of our product candidates by DSP and Servier under their respective agreements;
•	Our agreement with Servier provides it with wide discretion in deciding which novel compounds to advance through the preclinical and clinical development process. It is possible for Servier to reject certain compounds at any point in the research, development and clinical trial process without triggering a termination of their agreement with us. In the event of any such decision, our business and prospects may be adversely affected due to our inability to progress such compounds ourselves;
•	Our agreement with DSP restricts it from developing or commercializing any FXR agonist to treat PBC or NASH during the term of the agreement other than pursuant to the DSP agreement and our agreement with Servier restricts it from developing or commercializing any TGR5 receptor agonist during the term of the agreement other than pursuant to the Servier agreement. Subject to these restrictions, it is possible that DSP or Servier may develop and commercialize, either alone or with others, or be acquired by a company that has, products that are similar to or competitive with the product candidates that they license from us;

•	DSP or Servier may change the focus of their development and commercialization efforts or pursue higher-priority programs;
•	DSP or Servier may, under specified circumstances, terminate their strategic collaborations with us on short notice and for circumstances outside of our control, which could make it difficult for us to attract new strategic collaborators or adversely affect how we are perceived in the scientific and financial communities;
•	DSP and Servier have, under certain circumstances, the right to maintain or defend our intellectual property rights licensed to them in their territories, and, although we may have the right to assume the maintenance and defense of our intellectual property rights if our strategic collaborators do not, our ability to do so may be compromised by our strategic collaborators’ acts or omissions;
•	DSP or Servier may utilize our intellectual property rights in such a way as to invite litigation that could jeopardize or invalidate our intellectual property rights or expose us to potential liability; and
•	DSP or Servier may not comply with all applicable regulatory requirements, or fail to report safety data in accordance with all applicable regulatory requirements.

If either DSP or Servier fails to develop or effectively commercialize OCA or any TGR5 compounds, respectively, we may not be able to replace them with another collaborator. We may also be unable to obtain, on terms acceptable to us, a license from such strategic collaborator to any of its intellectual property that may be necessary or useful for us to continue to develop and commercialize a product candidate. Any of these events could have a material adverse effect on our business, results of operations and our ability to achieve future profitability, and could cause our stock price to decline.

We may not be successful in establishing and maintaining development and commercialization collaborations, which could adversely affect our ability to develop certain of our product candidates and our financial condition and operating results.

Because developing pharmaceutical products, conducting clinical trials, obtaining regulatory approval, establishing manufacturing capabilities and marketing approved products are expensive, we have entered into, and may seek to enter into, collaborations with companies that have more experience. For example, we have entered into collaborations with DSP for OCA and Servier for our earlier stage TGR5 program. We may establish additional collaborations for development and commercialization of OCA in territories outside of those licensed by DSP or for our earlier stage TGR5 program in the United States or Japan and product candidates and research programs, including INT-767 and INT-777. Additionally, if any of our product candidates receives marketing approval, we may enter into sales and marketing arrangements with third parties with respect to our unlicensed territories. If we are unable to maintain our existing arrangements or enter into any new such arrangements on acceptable terms, if at all, we may be unable to effectively market and sell our products in our target markets. We expect to face competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document and implement and they may require substantial resources to maintain. We may not be successful in our efforts to establish and implement collaborations or other alternative arrangements for the development of our product candidates.

When we collaborate with a third party for development and commercialization of a product candidate, we can expect to relinquish some or all of the control over the future success of that product candidate to the third party. For example, DSP has the exclusive rights to OCA in Japan and China and the option to exclusively license OCA in several other Asian countries. Our collaboration partner may not devote sufficient resources to the commercialization of our product candidates or may otherwise fail in their commercialization. The terms of any collaboration or other arrangement that we establish may not be favorable to us. In addition, any collaboration that we enter into, including our collaborations with DSP and Servier, may be unsuccessful in the development and commercialization of our product candidates. In some cases, we may be responsible for continuing preclinical and initial clinical development of a product candidate or research program under a collaboration arrangement, and the payment we receive from our collaboration partner may be insufficient to cover the cost of this development. If we are unable to reach agreements with suitable collaborators for our product candidates, we would face increased costs, we may be forced to limit the number of our product candidates we can commercially develop or the territories in which we commercialize them and we might fail to commercialize products or programs for which a suitable collaborator cannot be found. If we fail to achieve successful collaborations, our operating results and financial condition will be materially and adversely affected.

If we fail to develop OCA for additional indications, our commercial opportunity will be limited.

To date, we have focused the majority of our development efforts on the development of OCA for the second line treatment of PBC. One of our strategies is to pursue clinical development of OCA for other orphan and more common indications, to the extent that we have sufficient funding.

PBC is a rare disease and, as a result, the market size for treatments of PBC is limited. Furthermore, because a significant proportion of PBC patients do not exhibit any symptoms at the time of diagnosis, PBC may be left undiagnosed for a significant period of time. Due to these factors, our ability to grow revenues will be dependent on our ability to successfully develop and commercialize OCA for the treatment of additional indications. The completion of development, securing of approval and commercialization of OCA for additional indications will require substantial additional funding beyond the net proceeds of this offering and is prone to the risks of failure inherent in drug development. We cannot provide you any assurance that we will be able to successfully advance any of these indications through the development process. Even if we receive FDA approval to market OCA for the treatment of any of these additional indications, we cannot assure you that any such additional indications will be successfully commercialized, widely accepted in the marketplace or more effective than other commercially available alternatives. If we are unable to successfully develop and commercialize OCA for these additional indications, our commercial opportunity will be limited and our business prospects will suffer.

If serious adverse events or other undesirable side effects are identified during the development of OCA for one indication, we may need to abandon our development of OCA for other indications.

Product candidates in clinical stages of development have a high risk of failure. We cannot predict when or if OCA will prove effective or safe in humans or will receive regulatory approval. To date, the most common side effects observed in clinical trials of OCA were pruritus, headaches, fatigue, constipation and diarrhea. New side effects could, however, be identified as we expand our clinical trials for OCA to other indications. If new side effects are found during the development of OCA for any indication, if known side effects are shown to be more severe than previously observed or if OCA is found to have other unexpected characteristics, we may need to abandon our development of OCA for PBC and other potential indications. We cannot assure you that additional or more severe adverse side effects with respect to OCA will not develop in future clinical trials, which could delay or preclude regulatory approval of OCA or limit its commercial use.

Risks Relating to Our Business and Strategy

We face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We have competitors in the United States, Europe and other jurisdictions, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical and generic drug companies and universities and other research institutions. Many of our competitors have greater financial and other resources, such as larger research and development staff and more experienced marketing and manufacturing organizations. Large pharmaceutical companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing pharmaceutical products. These companies also have significantly greater research, sales and marketing capabilities and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. As a result of all of these factors, our competitors may succeed in obtaining patent protection and/or FDA approval or discovering, developing and commercializing drugs for the chronic liver and other diseases that we are targeting before we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Some of the pharmaceutical and biotechnology companies we expect to compete with include Astellas Pharma US, Inc., AstraZeneca, Dr. Falk Pharma GmbH, Eli Lilly, Exelixis, Inc., Galmed Medical Research Ltd., Immuron Ltd., Johnson & Johnson, Mochida Pharmaceutical Co., Ltd., NasVax Ltd., NovImmune SA., Phenex Pharmaceuticals AG, Raptor Pharmaceutical Corp., Salix Pharmaceuticals, Inc. and Tioga Pharmaceuticals, Inc. In addition, many universities and private and public research institutes may become active in our target disease areas. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis, technologies and drug products that are more effective or less costly than OCA or any other product candidates that we are currently developing or that we may develop, which could render our products obsolete and noncompetitive.

We believe that our ability to successfully compete will depend on, among other things:

•	the results of our and our strategic collaborators’ clinical trials and preclinical studies;
•	our ability to recruit and enroll patients for our clinical trials;
•	the efficacy, safety and reliability of our product candidates;
•	the speed at which we develop our product candidates;
•	our ability to design and successfully execute appropriate clinical trials;
•	our ability to maintain a good relationship with regulatory authorities;
•	the timing and scope of regulatory approvals, if any;
•	our ability to commercialize and market any of our product candidates that receive regulatory approval;
•	the price of our products;
•	adequate levels of reimbursement under private and governmental health insurance plans, including Medicare;
•	our ability to protect intellectual property rights related to our products;
•	our ability to manufacture and sell commercial quantities of any approved products to the market; and
•	acceptance of our product candidates by physicians and other health care providers.

If our competitors market products that are more effective, safer or less expensive than our future products, if any, or that reach the market sooner than our future products, if any, we may not achieve commercial success. In addition, the biopharmaceutical industry is characterized by rapid technological change. Because our research approach integrates many technologies, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical.

We depend on third-party contractors for a substantial portion of our operations and may not be able to control their work as effectively as if we performed these functions ourselves.

We outsource substantial portions of our operations to third-party service providers, including the conduct of preclinical studies and clinical trials, collection and analysis of data and manufacturing. Our agreements with third-party service providers and CROs are on a study-by-study and project-by-project basis. Typically, we may terminate the agreements with notice and are responsible for the supplier’s previously incurred costs. In addition, any CRO that we retain will be subject to the FDA’s and EMA’s regulatory requirements and similar standards outside of the United States and Europe and we do not have control over compliance with these regulations by these providers. Consequently, if these providers do not adhere to applicable governing practices and standards, the development and commercialization of our product candidates could be delayed or stopped, which could severely harm our business and financial condition.

Because we have relied on third parties, our internal capacity to perform these functions is limited to management oversight. Outsourcing these functions involves the risk that third parties may not perform to our standards, may not produce results in a timely manner or may fail to perform at all. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated. There are a limited number of third-party service providers that specialize or have the expertise required to achieve our business objectives. Identifying, qualifying and managing performance of third-party service providers can be difficult, time consuming and cause delays in our development programs. We currently have a small number of employees, which limits the internal resources we have available to identify and monitor third-party service providers. To the extent we are unable to identify, retain and successfully manage the performance of third-party service providers in the future, our business may be adversely affected, and we may be subject to the imposition of civil or criminal penalties if their conduct of clinical trials violates applicable law.

A variety of risks associated with our planned international business relationships could materially adversely affect our business.

We have entered into an agreement with DSP for the development of OCA and with Servier for our earlier stage TGR5 program, and we may enter into agreements with other third parties for the development and commercialization of OCA or our other product candidates in international markets. International business relationships subject us to additional risks that may materially adversely affect our ability to attain or sustain profitable operations, including:

•	differing regulatory requirements for drug approvals internationally;
•	potentially reduced protection for intellectual property rights;
•	potential third-party patent rights in countries outside of the United States;
•	the potential for so-called “parallel importing,” which is what occurs when a local seller, faced with relatively high local prices, opts to import goods from another jurisdiction with relatively low prices, rather than buying them locally;
•	unexpected changes in tariffs, trade barriers and regulatory requirements;
•	economic weakness, including inflation, or political instability, particularly in non-U.S. economies and markets, including several countries in Europe;
•	compliance with tax, employment, immigration and labor laws for employees traveling abroad;
•	taxes in other countries;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;
•	workforce uncertainty in countries where labor unrest is more common than in the United States;
•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and
•	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters, including earthquakes, volcanoes, typhoons, floods, hurricanes and fires.

We will need to expand our operations and increase the size of our company, and we may experience difficulties in managing growth.

As we increase the number of ongoing product development programs and advance our product candidates through preclinical studies and clinical trials, we will need to increase our product development, scientific and administrative headcount to manage these programs. In addition, to meet our obligations as a public company, we will need to increase our general and administrative capabilities. Our management, personnel and systems currently in place may not be adequate to support this future growth. Our need to effectively manage our operations, growth and various projects requires that we:

•	successfully attract and recruit new employees or consultants with the expertise and experience we will require;
•	manage our clinical programs effectively, which we anticipate being conducted at numerous clinical sites;
•	develop a marketing and sales infrastructure; and
•	continue to improve our operational, financial and management controls, reporting systems and procedures.

If we are unable to successfully manage this growth and increased complexity of operations, our business may be adversely affected.

We may not be able to manage our business effectively if we are unable to attract and retain key personnel and consultants.

We may not be able to attract or retain qualified management, finance, scientific and clinical personnel and consultants due to the intense competition for qualified personnel and consultants among biotechnology, pharmaceutical and other businesses. If we are not able to attract and retain necessary personnel and consultants to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development objectives, our ability to raise additional capital and our ability to implement our business strategy.

Our industry has experienced a high rate of turnover of management personnel in recent years. We are highly dependent on the development, regulatory, commercialization and business development expertise of our executive officers identified in the “Management” section of this prospectus and our other key employees and consultants. If we lose one or more of our executive officers or key employees or consultants, our ability to implement our business strategy successfully could be seriously harmed. Any of our executive officers or key employees or consultants may terminate their employment at any time. Replacing executive officers, key employees and consultants may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to develop, gain regulatory approval of and commercialize products successfully. Competition to hire and retain employees and consultants from this limited pool is intense, and we may be unable to hire, train, retain or motivate these additional key personnel and consultants. Our failure to retain key personnel or consultants could materially harm our business.

We have scientific and clinical advisors and consultants who assist us in formulating our research, development and clinical strategies. These advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us and typically they will not enter into non-compete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, our advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with ours.

Failure to build our finance infrastructure and improve our accounting systems and controls could impair our ability to comply with the financial reporting and internal controls requirements for publicly traded companies.

As a public company, we will operate in an increasingly demanding regulatory environment, which requires us to comply with the Sarbanes-Oxley Act of 2002, and the related rules and regulations of the Securities and Exchange Commission, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.

We have begun implementing our system of internal controls over financial reporting and preparing the documentation necessary to perform the evaluation needed to comply with Section 404(a) of the Sarbanes-Oxley Act. However, we anticipate that we will need to retain additional finance capabilities and build our financial infrastructure as we transition to operating as a public company, including complying with the requirements of Section 404 of the Sarbanes-Oxley Act. As we begin operating as a public company following this offering, we will continue improving our financial infrastructure with the retention of additional financial and accounting capabilities, the enhancement of internal controls and additional training for our financial and accounting staff.

Section 404(a) of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. However, for as long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

Until we are able to expand our finance and administrative capabilities and establish necessary financial reporting infrastructure, we may not be able to prepare and disclose, in a timely manner, our financial statements and other required disclosures or comply with the Sarbanes-Oxley Act or existing or new reporting requirements. If we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed and investors could lose confidence in our reported financial information.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading, which could significantly harm our business.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with the regulations of the FDA and non-U.S. regulators, provide accurate information to the FDA and non-U.S. regulators, comply with health care fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted a code of conduct, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

We face potential product liability exposure, and if successful claims are brought against us, we may incur substantial liability for a product candidate and may have to limit its commercialization.

The use of our product candidates in clinical trials and the sale of any products for which we may obtain marketing approval expose us to the risk of product liability claims. Product liability claims may be brought against us or our collaborators by participants enrolled in our clinical trials, patients, health care providers or others using, administering or selling our products. If we cannot successfully defend ourselves against any such claims, we would incur substantial liabilities. Regardless of merit or eventual outcome, product liability claims may result in:

•	withdrawal of clinical trial participants;
•	termination of clinical trial sites or entire trial programs;
•	costs of related litigation;
•	substantial monetary awards to patients or other claimants;
•	decreased demand for our product candidates and loss of revenues;
•	impairment of our business reputation;
•	diversion of management and scientific resources from our business operations; and
•	the inability to commercialize our product candidates.

We have obtained limited product liability insurance coverage for our clinical trials in the United States and in selected other jurisdictions where we are conducting clinical trials. Our product liability insurance coverage for clinical trials in the United States is currently limited to an aggregate of $10 million and outside of the United States we have coverage for lesser amounts that vary by country. As such, our insurance coverage may not reimburse us or may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to product liability. We intend to expand our insurance coverage for products to include the sale of commercial products if we obtain marketing approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us, particularly if judgments exceed our insurance coverage, could decrease our cash resources and adversely affect our business.

Our insurance policies are expensive and only protect us from some business risks, which will leave us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include general liability, employment practices liability, property, auto, workers’ compensation, products liability and directors’ and officers’ insurance. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our financial position and results of operations.

If we engage in an acquisition, reorganization or business combination, we will incur a variety of risks that could adversely affect our business operations or our stockholders.

From time to time we have considered, and we will continue to consider in the future, strategic business initiatives intended to further the expansion and development of our business. These initiatives may include acquiring businesses, technologies or products or entering into a business combination with another company. If we pursue such a strategy, we could, among other things:

•	issue equity securities that would dilute our current stockholders’ percentage ownership;
•	incur substantial debt that may place strains on our operations;
•	spend substantial operational, financial and management resources to integrate new businesses, technologies and products;
•	assume substantial actual or contingent liabilities;
•	reprioritize our development programs and even cease development and commercialization of our product candidates; or
•	merge with, or otherwise enter into a business combination with, another company in which our stockholders would receive cash and/or shares of the other company on terms that certain of our stockholders may not deem desirable.

Although we intend to evaluate and consider acquisitions, reorganizations and business combinations in the future, we have no agreements or understandings with respect to any acquisition, reorganization or business combination at this time.

Risks Relating to Our Intellectual Property

It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection. If our patent position does not adequately protect our product candidates, others could compete against us more directly, which would harm our business, possibly materially.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our current and future product candidates and the methods used to manufacture them, as well as successfully defending these patents against third-party challenges. Our ability to stop third parties from making, using, selling, offering to sell or importing our product candidates is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities.

The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in pharmaceutical patents has emerged to date in the United States or in many jurisdictions outside of the United States. Changes in either the patent laws or interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be enforced in the patents that may be issued from the applications we currently or may in the future own or license from third parties. Further, if any patents we obtain or license are deemed invalid and unenforceable, our ability to commercialize or license our technology could be adversely affected.

Others have filed, and in the future are likely to file, patent applications covering products and technologies that are similar, identical or competitive to ours or important to our business. We cannot be certain that any patent application owned by a third party will not have priority over patent applications filed or in-licensed by us, or that we or our licensors will not be involved in interference, opposition or invalidity proceedings before U.S. or non-U.S. patent offices.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•	others may be able to develop a platform similar to, or better than, ours in a way that is not covered by the claims of our patents;
•	others may be able to make compounds that are similar to our product candidates but that are not covered by the claims of our patents;
•	we might not have been the first to make the inventions covered by our pending patent applications;
•	we might not have been the first to file patent applications for these inventions;
•	others may independently develop similar or alternative technologies or duplicate any of our technologies;
•	any patents that we obtain may not provide us with any competitive advantages;
•	we may not develop additional proprietary technologies that are patentable; or
•	the patents of others may have an adverse effect on our business.

As of May 31, 2012, we were the owner of record of 35 issued or granted U.S. and non-U.S. patents relating to OCA with claims directed to pharmaceutical compounds, pharmaceutical compositions, methods of making these compounds, and methods of using these compounds in various indications. We were also the owner of record of eight pending U.S. and non-U.S. patent applications relating to OCA in these areas.

In addition, as of May 31, 2012, we were the owner of record of issued or granted U.S. and non-U.S. patents relating to our product candidates other than OCA, with claims directed to pharmaceutical compounds, pharmaceutical compositions and methods of using these compounds in various indications. We were also the owner of record of pending U.S. and non-U.S. patent applications relating to such other product candidates in these areas.

Patents covering the composition of matter of OCA expire in 2022 if the appropriate maintenance fee renewal, annuity, or other government fees are paid. We expect that the other patents and patent applications for the OCA portfolio, if issued, and if the appropriate maintenance, renewal, annuity or other governmental fees are paid, would expire from 2022 to 2028. We expect the issued INT-767 composition of matter patent in the United States, if the appropriate maintenance fee, renewal, annuity, or other governmental fees are paid, to expire in 2029. We expect the other pending patent applications in the INT-767 portfolio, if issued, and if the appropriate maintenance, renewal, annuity or other governmental fees are paid, to expire in 2027. We expect the issued INT-777 composition of matter patent in the United States, if the appropriate maintenance fee, renewal, annuity, or other governmental fees are paid, to expire in 2030. We expect the other pending patent applications in the INT-777 portfolio, if issued, and if the appropriate maintenance, renewal, annuity or other governmental fees are paid, to expire from 2028 to 2029.

Without patent protection on the composition of matter of our product candidates, our ability to assert our patents to stop others from using or selling our product candidates in a non-pharmaceutically acceptable formulation may be limited.

Due to the patent laws of a country, or the decisions of a patent examiner in a country, or our own filing strategies, we may not obtain patent coverage for all of our product candidates or methods involving these candidates in the parent patent application. We plan to pursue divisional patent applications or continuation patent applications in the United States and other countries to obtain claim coverage for inventions which were disclosed but not claimed in the parent patent application.

We may also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or feasible. However, trade secrets are difficult to protect. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

If we choose to go to court to stop another party from using the inventions claimed in any patents we obtain, that individual or company has the right to ask the court to rule that such patents are invalid or should not be enforced against that third party. These lawsuits are expensive and would consume time and resources and divert the attention of managerial and scientific personnel even if we were successful in stopping the infringement of such patents. In addition, there is a risk that the court will decide that such patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of such patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our rights to such patents. In addition, the U.S. Supreme Court has recently modified some tests used by the U.S. Patent and Trademark Office, or USPTO, in granting patents over the past 20 years, which may decrease the likelihood that we will be able to obtain patents and increase the likelihood of challenge of any patents we obtain or license.

We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our product candidates.

Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. We cannot guarantee that our products, or manufacture or use of our product candidates, will not infringe third-party patents. Furthermore, a third party may claim that we or our manufacturing or commercialization collaborators are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and scientific personnel. There is a risk that a court would decide that we or our commercialization collaborators are infringing the third party’s patents and would order us or our collaborators to stop the activities covered by the patents. In that event, we or our commercialization collaborators may not have a viable way around the patent and may need to halt commercialization of the relevant product. In addition, there is a risk that a court will order us or our collaborators to pay the other party damages for having violated the other party’s patents. In the future, we may agree to indemnify our commercial collaborators against certain intellectual property infringement claims brought by third parties. The pharmaceutical and biotechnology industries have produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid, and we may not be able to do this. Proving invalidity is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, which may not be available, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may incur substantial monetary damages, encounter significant delays in bringing our product candidates to market and be precluded from manufacturing or selling our product candidates.

We cannot be certain that others have not filed patent applications for technology covered by our pending applications, or that we were the first to invent the technology, because:

•	some patent applications in the United States may be maintained in secrecy until the patents are issued;
•	patent applications in the United States are typically not published until 18 months after the priority date; and
•	publications in the scientific literature often lag behind actual discoveries.

Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our patent applications, which could further require us to obtain rights to issued patents covering such technologies. If another party has filed a U.S. patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the USPTO to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if, unbeknownst to us, the other party had independently arrived at the same or similar invention prior to our own invention, resulting in a loss of our U.S. patent position with respect to such inventions. Other countries have similar laws that permit secrecy of patent applications, and may be entitled to priority over our applications in such jurisdictions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and/or applications. We have systems in place to remind us to pay these fees, and we employ an outside firm and rely on our outside counsel to pay these fees due to non-U.S. patent agencies. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to enter the market and this circumstance would have a material adverse effect on our business.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers. If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology and products could be significantly diminished.

As is common in the biotechnology and pharmaceutical industries, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

We rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. For example, the FDA, as part of its Transparency Initiative, is currently considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We have not yet registered our trademarks and failure to secure those registrations could adversely affect our business.

If we seek to register any of our trademarks, our trademark applications may not be allowed for registration or our registered trademarks may not be maintained or enforced. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many other jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. If we do not secure registrations for our trademarks, we may encounter more difficulty in enforcing them against third parties than we otherwise would.

In addition, we have not yet proposed a proprietary name for any of our product candidates, including OCA, in any jurisdiction. Any proprietary name we propose to use with OCA in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA objects to any of our proposed proprietary product names, we may be required to expend significant additional resources in an effort to identify a suitable proprietary product name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA.

Risks Relating to Owning Our Common Stock

No public market for our common stock currently exists and an active trading market may not develop or be sustained following this offering.

Prior to this offering, there has been no public market for our common stock. An active trading market may not develop following the completion of this offering or, if developed, may not be sustained. Certain of our existing stockholders and their affiliated entities have indicated an interest in purchasing up to approximately $       million in shares of our common stock in this offering at the initial public offering price. To the extent these existing stockholders are allocated and purchase shares in this offering, such purchases would reduce the available public float for our shares because these existing stockholders will be restricted from selling the shares under the lock-up agreements described in the “Shares Eligible for Future Sale” section of this prospectus. As a result, the liquidity of our common stock could be significantly reduced from what it would have been if these shares had been purchased by investors that were not affiliated with us. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

Our share price may be volatile, which could subject us to securities class action litigation and prevent you from being able to sell your shares at or above the offering price.

The initial public offering price for our shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The market price of shares of our common stock could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

•	results of our clinical trials;
•	results of clinical trials of our competitors’ products;
•	regulatory actions with respect to our products or our competitors’ products;
•	actual or anticipated fluctuations in our financial condition and operating results;
•	actual or anticipated changes in our growth rate relative to our competitors;
•	actual or anticipated fluctuations in our competitors’ operating results or changes in their growth rate;
•	competition from existing products or new products that may emerge;
•	announcements by us, our collaborators or our competitors of significant acquisitions, strategic collaborations, joint ventures, collaborations or capital commitments;
•	issuance of new or updated research or reports by securities analysts;
•	fluctuations in the valuation of companies perceived by investors to be comparable to us;
•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;
•	additions or departures of key management or scientific personnel;
•	disputes or other developments related to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;
•	announcement or expectation of additional financing efforts;
•	sales of our common stock by us, our insiders or our other stockholders;
•	market conditions for biopharmaceutical stocks in general; and
•	general economic and market conditions.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of shares of our common stock. In addition, such fluctuations could subject us to securities class action litigation, which could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business. If the market price of shares of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

We have a significant stockholder, which will limit your ability to influence corporate matters and may give rise to conflicts of interest.

Genextra S.p.A., together with its affiliates, whom we refer to collectively as Genextra, is our largest stockholder. When this offering is completed, Genextra is expected to beneficially own shares representing approximately   % of our common stock, without giving effect to any shares that may be purchased by it in the offering. Accordingly, Genextra will exert significant influence over us and any action requiring the approval of the holders of our common stock, including the election of directors and approval of significant corporate transactions. This concentration of voting power, which would increase to the extent Genextra is allocated and purchases shares in this offering, makes it less likely that any other holder of common stock or directors of our business will be able to affect the way we are managed and could delay or prevent an acquisition of us on terms that other stockholders may desire. In addition, if Genextra retains a majority of our common stock after this offering, Genextra would be able to control all matters submitted to our stockholders for approval, as well as our management and affairs. For example, in such instance, Genextra would control the election of directors and approval of any merger, consolidation, sale of all or substantially all of our assets or other business combination or reorganization. In addition, if Genextra continues to hold a majority of our common stock, we would be deemed a “controlled company” for purposes of NASDAQ listing requirements. Under NASDAQ rules, a “controlled company” may elect not to comply with certain NASDAQ corporate governance requirements, including (i) the requirement that a majority of our board of directors consist of independent directors, (ii) the requirement that the compensation of our officers be determined or recommended to the board by a majority of independent directors or a compensation committee that is composed entirely of independent directors, and (iii) the requirement that director nominees be selected or recommended to the board by a majority of independent directors or a nominating committee that is composed of entirely independent directors.

Furthermore, the interests of Genextra may not always coincide with your interests or the interests of other stockholders and Genextra may act in a manner that advances its best interests and not necessarily those of other stockholders, including seeking a premium value for its common stock, and might affect the prevailing market price for our common stock. Our board of directors, which currently consists of seven directors, including two designated by Genextra, has the power to set the number of directors on our board from time to time.

We have broad discretion in the use of net proceeds from this offering and may not use them effectively.

Although we currently intend to use the net proceeds from this offering in the manner described in “Use of Proceeds” elsewhere in this prospectus, we will have broad discretion in the application of the net proceeds. Our failure to apply these funds effectively could affect our ability to continue to develop and commercialize our product candidates.

Being a public company will increase our expenses and administrative burden.

As a public company, we will incur significant legal, insurance, accounting and other expenses that we did not incur as a private company. In addition, our administrative staff will be required to perform additional tasks. For example, in anticipation of becoming a public company, we will need to adopt additional internal controls and disclosure controls and procedures, retain a transfer agent, adopt an insider trading policy and bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws.

In addition, laws, regulations and standards applicable to public companies relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and related regulations implemented by the Securities and Exchange Commission and the NASDAQ Stock Market, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention from product development activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. In connection with this offering, we are increasing our directors’ and officers’ insurance coverage, which will increase our insurance cost. In the future, it will be more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

We are an “emerging growth company” and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of December 31 of that year.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price will be substantially higher than the net tangible book value per share of shares of our common stock based on the total value of our tangible assets less our total liabilities immediately following this offering. Therefore, if you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution of $     per share in the price you pay for shares of our common stock as compared to its pro forma as adjusted net tangible book value, assuming an initial public offering price of $     per share, the mid-point of the price range set forth on the cover page of this prospectus. To the extent outstanding options or warrants to purchase shares of common stock that are in the money are exercised, there will be further dilution. For further information on this calculation, see “Dilution” elsewhere in this prospectus.

A significant portion of our total outstanding shares of common stock is restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur in the future. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock. After this offering, we will have                outstanding shares of common stock based on the number of shares outstanding as of         , 2012, assuming an initial public offering price of $     per share, the mid-point of the price range set forth on the cover page of this prospectus. Of these shares,              shares, excluding any shares purchased by our affiliates, may be resold in the public market immediately and the remaining              shares are currently restricted under securities laws or as a result of lock-up agreements but will be able to be resold after this offering as described in the “Shares Eligible for Future Sale” section of this prospectus. Moreover, after this offering, holders of an aggregate of          shares of our common stock will have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register all              shares of common stock that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance and once vested, subject to the 180 day lock-up periods under the lock-up agreements described in the “Underwriting” section of this prospectus.

Future sales and issuances of our common stock or rights to purchase common stock pursuant to our equity incentive plans and our outstanding warrants could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

As of March 31, 2012, we had options to purchase 7,565,535 shares outstanding under our 2003 Stock Incentive Plan, or 2003 Plan, and warrants to purchase 7,122,889 shares of our common stock. Furthermore, we intend to adopt our 2012 Stock Incentive Plan, or 2012 Plan, under which we may grant equity awards covering up to an additional          shares of our common stock, prior to the completion of this offering. We plan to register the number of shares available for issuance under our 2003 Plan and 2012 Plan. Sales of shares granted under our equity incentive plans or upon exercise of warrants may result in material dilution to our existing stockholders, which could cause our share price to fall.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. There can be no assurance that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

NASDAQ may delist our securities from its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We have applied to list our common stock on the NASDAQ Global Market. In order to make a final determination of compliance with their listing criteria, NASDAQ may look to the first trading day’s activity and, particularly, the last bid price on such day. In the event the trading price for our common stock drops below the NASDAQ Global Market’s $4.00 minimum bid requirement, NASDAQ could rescind our initial listing approval. If that were to happen, the liquidity for our common stock would decrease. If we failed to list the stock on the NASDAQ Global Market, the liquidity for our common stock would be significantly impaired, which may substantially decrease the trading price of our common stock.

In addition, we cannot assure you that, in the future, our securities will meet the continued listing requirements to be listed on NASDAQ. If NASDAQ delists our common stock from trading on its exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;
•	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;
•	a limited amount of news and analyst coverage for our company; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our restated certificate of incorporation and by-laws that will be effective upon the completion of this offering, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders. These provisions include:

•	authorizing the issuance of “blank check” convertible preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;
•	limiting the removal of directors by the stockholders;
•	creating a staggered board of directors;
•	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;
•	eliminating the ability of stockholders to call a special meeting of stockholders;
•	permitting our board of directors to accelerate the vesting of outstanding equity awards upon certain transactions that result in a change of control; and
•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

These provisions may also frustrate or prevent any attempts by our stockholders to replace or remove our current management or members of our board of directors. In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders. Further, other provisions of Delaware law may also discourage, delay or prevent someone from acquiring us or merging with us.

We do not anticipate paying cash dividends, and accordingly, stockholders must rely on stock appreciation for any return on their investment.

We do not anticipate paying cash dividends in the future. As a result, only appreciation of the market price of our common stock, which may never occur, will provide a return to stockholders. Investors seeking cash dividends should not invest in our common stock.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2011 and March 31, 2012, we had federal net operating loss carryforwards, or NOLs, of $55.0 million and $58.7 million, respectively, which expire from 2024 through 2032. Our ability to utilize our NOLs may be limited under Section 382 of the Internal Revenue Code. The limitations apply if an ownership change, as defined by Section 382, occurs. Generally, an ownership change occurs when certain shareholders increase their aggregate ownership by more than 50 percentage points over their lowest ownership percentage in a testing period (typically three years). We have assessed whether one or more ownership changes as defined under Section 382 have occurred since our inception and have determined that there have been at least two such changes. Accordingly, although we believe that these ownership changes have not resulted in material limitations on our ability to use these NOLs, our ability to utilize the aforementioned carryforwards may be limited. Additionally, U.S. tax laws limit the time during which these carryforwards may be utilized against future taxes. As a result, we may not be able to take full advantage of these carryforwards for federal and state tax purposes. Future changes in stock ownership may also trigger an ownership change and, consequently, a Section 382 limitation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

•	our ability to obtain additional financing;
•	our use of the net proceeds from this offering;
•	the accuracy of our estimates regarding expenses, future revenues and capital requirements;
•	the success and timing of our preclinical studies and clinical trials;
•	our ability to obtain and maintain regulatory approval of OCA and any other product candidates we may develop, and the labeling under any approval we may obtain;
•	regulatory developments in the United States and other countries;
•	the performance of third-party manufacturers;
•	our plans to develop and commercialize our product candidates;
•	our ability to obtain and maintain intellectual property protection for our product candidates;
•	the successful development of our sales and marketing capabilities;
•	the potential markets for our product candidates and our ability to serve those markets;
•	the rate and degree of market acceptance of any future products;
•	the success of competing drugs that are or become available; and
•	the loss of key scientific or management personnel.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

Industry and Market Data

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of shares of        common stock in this offering will be approximately $       million after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming an initial public offering price of $       per share, the mid-point of the price range set forth on the cover page of this prospectus. If the over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $       million. A $1.00 increase (decrease) in the assumed initial public offering price per share of $       , the mid-point of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by $       million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and estimated offering expenses payable by us.

The principal purposes of this offering are to obtain additional capital to support our operations, to create a public market for our common stock and to facilitate our future access to the public equity markets. We intend to use the net proceeds from this offering as follows:

•	approximately $40.0 million to fund the continued clinical development and other studies and work needed for the anticipated FDA and EMA filings for OCA as a treatment for PBC, as detailed below;
•	approximately $2.0 million to fund further preclinical development work on INT-767; and
•	the remainder for general corporate purposes, general and administrative expenses, capital expenditures, working capital and prosecution and maintenance of our intellectual property.

We believe that the approximately $40.0 million intended to fund the continued clinical development and other studies and work needed for anticipated FDA and EMA filings for the approval of OCA as a treatment for PBC, along with the remainder of the net proceeds from this offering, and our existing cash and cash equivalents, together with interest on cash balances, will be sufficient to fund the continued development of OCA through the following events:

•	the completion of our Phase 3 POISE trial;
•	initiation of the long-term safety extension portion of the POISE trial and continuation of the ongoing long-term safety extension portion of the Phase 2 monotherapy clinical trial;
•	initiation of a Phase 3 clinical outcomes trial to confirm clinical benefit of OCA in PBC;
•	two-year animal carcinogenicity studies in both rats and mice;
•	a Phase 1 clinical trial in healthy volunteers to evaluate the effect of OCA on the heart’s electrical cycle, known as the QT interval, and additional Phase 1 clinical trials;
•	manufacturing of clinical drug supply and materials necessary for the anticipated FDA and EMA filings;
•	the work required for assimilation and preparation of the FDA and EMA filings; and
•	pre-launch commercial activities.

The amount and timing of our actual expenditures will depend upon numerous factors, including the ongoing status and results of the POISE trial. Furthermore, we anticipate that we will need to secure additional funding for the further development of OCA for other indications and for the development of our other product candidates.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors, including our ability to obtain additional financing, the relative success and cost of our research, preclinical and clinical development programs, the amount and timing of additional revenues, if any, received from our collaborations with DSP and Servier and whether we are able to enter into future collaborations. As a result, management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering. In addition, we might decide to postpone or not pursue other clinical trials or preclinical activities if the net proceeds from this offering and the other sources of cash are less than expected.

Pending their use, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2012:

•	on an actual basis;
•	on a pro forma basis to give effect to the conversion of all outstanding shares of our preferred stock into an aggregate of 27,777,778 shares of our common stock upon the completion of this offering and the reclassification of certain warrants with registration rights upon the completion of this offering from stockholders’ equity to warrant liability; and
•	on a pro forma as adjusted basis to give further effect to our issuance and sale of shares of our common stock in this offering at an assumed initial public offering price of $ per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The unaudited pro forma as adjusted information below is prepared for illustrative purposes only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with “Selected Financial Data,” our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

	As of March 31, 2012
	Actual	Pro Forma	Pro Forma as Adjusted(1)
	(In thousands, except share amounts) (Unaudited)
Cash and cash equivalents	$13,744	$13,744	$
Warrant liability	5,158	5,543
Preferred stock, $0.001 par value; 27,777,778 shares authorized, issued and outstanding, actual; shares authorized and no shares issued and outstanding, pro forma and pro forma as adjusted	28
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 57,000,000 shares authorized, 19,238,418 shares issued and outstanding, actual; 47,016,196 shares issued and outstanding, pro forma; shares authorized and shares issued and outstanding, pro forma as adjusted	19	47
Additional paid-in capital	72,510	72,125
Accumulated other comprehensive income	(172)	(172)
Accumulated deficit during development stage	(77,220)	77,220
Total stockholders’ equity (deficit)	(4,835)	(5,220)
Total capitalization	$323	$323	$

(1)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per share would increase (decrease) each of the pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by $ million, assuming the shares offered by us as set forth on the cover of this prospectus remain the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of common stock to be outstanding after this offering is based on 47,016,196 shares outstanding as of March 31, 2012, after giving effect to the conversion of all our preferred stock outstanding at such date into 27,777,778 shares of our common stock upon the completion of this offering. It does not include:

•	7,565,535 shares of common stock issuable upon exercise of outstanding options as of March 31, 2012, at a weighted average exercise price of $1.55 per share, of which 5,328,572 shares are vested as of such date;
•	shares of our common stock reserved for future issuance under our 2012 Equity Incentive Plan, or 2012 Plan, which will become effective in connection with this offering; and
•	7,122,889 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2012, at a weighted average exercise price of $1.62 per share.

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Dilution results from the fact that the initial public offering price per share is substantially in excess of the book value (deficit) per share attributable to the existing stockholders for the presently outstanding stock. As of March 31, 2012, our net tangible book value (deficit) was $(4.8) million, or $(0.25) per share of common stock. Net tangible book value (deficit) per share represents the amount of our total tangible assets less total liabilities and preferred stock, divided by 19,238,418, the number of shares of common stock outstanding on March 31, 2012.

Our pro forma net tangible book value (deficit) as of March 31, 2012 was $(5.2) million, or $(0.10) per share of common stock. Pro forma net tangible book value (deficit) per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding, as of March 31, 2012, after giving effect to the issuance of shares of our common stock upon the conversion of all outstanding shares of our preferred stock.

After giving effect to the sale of      shares of our common stock in this offering, assuming an initial public offering price of $     per share, the mid-point of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2012 would have been $     million, or $     per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $     per share to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of approximately $     per share to new investors purchasing shares of our common stock in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after the offering from the amount of cash that a new investor paid for a share of common stock.

The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$
Historical net tangible book value (deficit) per share as of March 31, 2012	$(0.25)
Increase per share due to the conversion of all shares of preferred stock	0.15
Pro forma net tangible book value (deficit) per share as of March 31, 2012	$(0.10)
Increase per share attributable to new investors
Pro forma net tangible book value per share after the offering
Dilution per share to new investors		$

If the underwriters exercise their option to purchase additional shares in full, the pro forma as adjusted net tangible book value per share after giving effect to the offering would be $       per share. This represents an increase in pro forma as adjusted net tangible book value of $       per share to existing stockholders and dilution in pro forma as adjusted net tangible book value of $       per share to new investors.

A $1.00 increase (decrease) in the assumed initial public offering price of $       , the mid-point of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value after this offering by $       million and the pro forma as adjusted net tangible book value per share after this offering by $       per share and would increase (decrease) the dilution per share to new investors in this offering by $       per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. The information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of the offering determined at pricing.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2012, the total number of shares purchased from us, the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by existing stockholders and by new investors in this offering at an assumed initial public offering price of $       per share, which is the midpoint of the price range listed on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us. As the table shows, new investors purchasing shares in this offering will pay an average price per share substantially higher than our existing stockholders paid.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders		%	$	%	$
New investors
Total		100%	$	100%	$

The table above is based on actual shares of our common stock outstanding as of March 31, 2012 of 19,238,418 and 27,777,778 additional shares of our common stock issuable upon the conversion of all outstanding shares of our preferred stock upon the completion of this offering.

The table above does not include:

•	7,565,535 shares of common stock issuable upon exercise of outstanding options as of March 31, 2012, at a weighted average exercise price of $1.55 per share, of which 5,328,572 shares are vested as of such date;
•	shares of our common stock reserved for future issuance under our 2012 Equity Incentive Plan, or 2012 Plan, which will become effective in connection with this offering; and
•	7,122,889 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2012, at a weighted average exercise price of $1.62 per share.

If the underwriters exercise their option to purchase additional shares in full, the following will occur:

•	the percentage of shares of our common stock held by existing stockholders will decrease to approximately % of the total number of shares of our common stock outstanding after this offering; and
•	the number of shares of our common stock held by new investors will increase to , or approximately % of the total number of shares of our common stock outstanding after this offering.

To the extent that outstanding options or warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

Certain of our existing stockholders and their affiliated entities have indicated an interest in purchasing up to approximately $       million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no shares to any of these existing stockholders and any of these existing stockholders could determine to purchase more, less or no shares in this offering. The foregoing discussion and tables do not reflect any potential purchases by these existing stockholders or their affiliated entities. After giving effect to the purchase of shares in this offering by these existing stockholders, assuming an initial public offering price of $     per share, the mid-point of the price range set forth on the cover page of this prospectus, our existing stockholders will hold     % (     % if the underwriters exercise their over-allotment in full) of our common stock outstanding after this offering based on our common stock outstanding as of March 31, 2012, after giving effect to the conversion of our preferred stock outstanding as of March 31, 2012 into 27,777,778 shares of our common stock upon the completion of this offering. The new investors purchasing the remaining shares in this offering will hold     % (     % if the underwriters exercise their over-allotment in full) of our common stock outstanding after this offering.

SELECTED FINANCIAL DATA

The following table sets forth our selected financial data for the periods and as of the dates indicated. You should read the following selected financial data in conjunction with our audited and unaudited financial statements and the related notes thereto included elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

The statement of operations data for the years ended December 31, 2010 and 2011, and the balance sheet data as of December 31, 2010 and 2011, are derived from our audited financial statements included elsewhere in this prospectus.

The statement of operations data for the three months ended March 31, 2011 and 2012, and for the period from inception (September 4, 2002) to March 31, 2012, as we are a development stage company, and the balance sheet data as of March 31, 2012, are derived from our unaudited financial statements and the related notes thereto included elsewhere in this prospectus. Our interim unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America, or GAAP, on the same basis as the annual audited financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present a fair statement of our financial position as of March 31, 2012 and the results of our operations for the three months ended March 31, 2011 and 2012 and for the period from inception (September 4, 2002) to March 31, 2012.

Our historical results are not necessarily indicative of the results that may be expected in the future and interim results are not necessarily indicative of results to be expected for any other period or the full year.

	Years Ended December 31,		Three Months Ended March 31,		Period From September 4, 2002 (Inception) Through March 31, 2012
	2010	2011	2011	2012
	(In thousands, except share and per share amounts)
			(Unaudited)		(Unaudited)
Statement of Operations Data:
Licensing revenues	$—	$1,805	$—	$759	$2,564
Operating expenses:
Research and development	12,710	11,426	2,230	3,060	58,312
General and administrative	3,644	4,209	1,126	1,059	25,480
Total operating expenses	16,354	15,635	3,356	4,119	83,792
Loss from operations	(16,354)	(13,830)	(3,356)	(3,360)	(81,228)
Total other income, net	1,266	1,093	23	680	4,008
Net loss	$(15,088)	$(12,737)	$(3,333)	$(2,680)	$(77,220)
Dividend on preferred stock, not declared	(2,901)	(3,000)	(750)	(750)	(9,064)
Net loss attributable to common stockholders	$(17,989)	$(15,737)	$(4,083)	$(3,430)	$(86,284)
Net loss per share, basic and diluted	$(0.94)	$(0.82)	$(0.21)	$(0.18)
Weighted average shares outstanding, basic and diluted	19,238,418	19,238,418	19,238,418	19,238,418

	Years Ended December 31,		Three Months Ended March 31,		Period From September 4, 2002 (Inception) Through March 31, 2012
	2010	2011	2011	2012
	(In thousands, except share and per share amounts)
			(Unaudited)		(Unaudited)
Pro forma information(1)
Pro forma net loss attributable to common stockholders		$(12,737)		$(2,680)
Pro forma net loss per share, basic and diluted (unaudited)		$(0.27)		$(0.06)

(1)	Pro forma net loss and pro forma net loss per share, basic and diluted have been calculated assuming the conversion of all outstanding shares of our preferred stock into an aggregate of 27,777,778 shares of our common stock upon the completion of this offering. See “Unaudited Pro Forma Information” and “Net Loss per Share and Unaudited Pro Forma Net Loss per Share” in note 2 to our consolidated financial statements, which are included elsewhere in this prospectus.

	December 31,		March 31, 2012
	2010	2011
	(In thousands)
			(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$15,424	$17,707	$13,744
Total assets	17,118	19,470	15,689
Accounts payable, accrued expenses, and other liabilities	1,587	1,504	1,493
Warrant liability	6,881	5,836	5,158
Deferred revenue	—	14,608	13,850
Common and preferred stock	47	47	47
Additional paid-in capital	70,252	72,118	72,510
Accumulated deficit during development stage	(61,803)	(74,540)	(77,220)
Total stockholders’ equity (deficit)	8,318	(2,560)	(4,835)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Financial Data” and our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.

Overview

We are a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat chronic liver disease utilizing our proprietary bile acid chemistry. Our product candidates have the potential to treat orphan and more prevalent liver diseases for which there currently are limited therapeutic solutions.

We have devoted substantially all of our resources to our development efforts relating to our product candidates, including conducting clinical trials of our product candidates, providing general and administrative support for these operations and protecting our intellectual property. We do not have any products approved for sale and have not generated any revenue from product sales. To date, we have funded our operations primarily through the private placement of preferred stock, common stock, convertible notes and warrants to purchase common stock totaling $70.6 million and through the receipt of $16.4 million of up-front payments under our collaborative agreements.

We have incurred net losses in each year since our inception in 2002. Our net losses were approximately $15.1 million and $12.7 million for the years ended December 31, 2010 and 2011, respectively, and $3.3 million and $2.7 million for the three months ended March 31, 2011 and 2012, respectively. As of March 31, 2012, we had an accumulated deficit of approximately $77.2 million. Substantially all our net losses resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our operations.

We expect to continue to incur significant expenses and increasing operating losses for at least the next several years. We anticipate that our expenses will increase substantially as we:

•	complete the development of our lead product candidate, obeticholic acid, or OCA, for the treatment of primary biliary cirrhosis, or PBC;
•	seek to obtain regulatory approvals for OCA;
•	outsource the commercial manufacturing of OCA for any indications for which we receive regulatory approval;
•	contract with third parties for the sales, marketing and distribution of OCA for any indications for which we receive regulatory approval;
•	maintain, expand and protect our intellectual property portfolio;
•	continue our research and development efforts;
•	add operational, financial and management information systems and personnel, including personnel to support our product development and commercialization efforts; and
•	operate as a public company.

We do not expect to generate revenue from product sales unless and until we successfully complete development and obtain marketing approval for one or more of our product candidates, which we expect will take a number of years and is subject to significant uncertainty. Accordingly, we anticipate that we will need to raise additional capital in addition to the net proceeds of this offering prior to the commercialization of OCA or any of our other product candidates. Until such time, if ever, as we can generate substantial revenue from product sales, we expect to finance our operating activities through a combination of equity offerings, debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our failure to raise capital or enter into such other arrangements as and when needed would have a negative impact on our financial condition and our ability to develop our product candidates.

Prior to April 2011, we operated a wholly-owned subsidiary in Italy where our bile acid receptor research was primarily conducted. We are currently in the process of liquidating this subsidiary. However, we are continuing our early stage TGR5 research through our collaboration with Servier.

Financial Overview

Revenue

To date, we have not generated any revenue from the sale of products. All our revenue has been derived from our collaborative agreements for the development and commercialization of certain of our product candidates. In March 2011, we entered into an exclusive licensing agreement with Dainippon Sumitomo Pharma Co. Ltd., or DSP, for the development of OCA in Japan and China. Under the terms of the agreement, we received an up-front payment of $15.0 million and may be eligible to receive up to approximately $300 million in additional payments for development, regulatory and commercial sales milestones for OCA in Japan and China. In August 2011, we entered into a collaboration agreement with Les Laboratories Servier and Institut de Recherches Servier, or collectively Servier, for the discovery, research and development of bile acid-derived agonists for a dedicated bile acid receptor called TGR5. Under the terms of the agreement, we received an up-front payment from Servier of $1.4 million. Servier may be required to pay us up to an aggregate amount of approximately €108 million (equivalent to approximately $144.0 million as of March 31, 2012) upon the achievement of specified development, regulatory and commercial sale milestones, as well as royalties on sales, based on the successful outcome of the collaboration. For accounting purposes, the up-front payments from both transactions are recorded as deferred revenue and amortized over time. Through the three months ended March 31, 2012, we recognized $2.6 million in license revenue for the relevant amortization of the two up-front payments. We expect to recognize as revenue an additional $1.7 million for the amortization of these payments through 2012 and do not expect to receive any milestone payments during 2012 related to these agreements. The Servier up-front payment is expected to be fully amortized in the third quarter of 2012. We anticipate that we will recognize revenue of approximately $1.6 million per year through 2020, the expected end of the development period, for the amortization of the up-front payment from DSP.

Research and Development Expenses

Since our inception, we have focused our resources on our research and development activities, including conducting preclinical studies and clinical trials, manufacturing development efforts and activities related to regulatory filings for our product candidates. We recognize research and development expenses as they are incurred. Our research and development expenses consist primarily of:

•	salaries and related overhead expenses for personnel in research and development functions;
•	fees paid to consultants and clinical research organizations, or CROs, including in connection with our preclinical and clinical trials, and other related clinical trial fees, such as for investigator grants, patient screening, laboratory work, clinical trial database management, clinical trial material management and statistical compilation and analysis;
•	costs related to acquiring and manufacturing clinical trial materials;
•	depreciation of leasehold improvements, laboratory equipment and computers;
•	costs related to compliance with regulatory requirements; and
•	costs related to stock options or other stock-based compensation granted to personnel in research and development functions.

From inception through March 31, 2012, we have incurred approximately $58.3 million in research and development expenses. We plan to increase our research and development expenses for the foreseeable future as we continue the development of OCA for the treatment of PBC and other indications and to further advance the development of our other product candidates, subject to the availability of additional funding.

The table below summarizes our direct research and development expenses by program for the periods indicated. Our direct research and development expenses consist principally of external costs, such as fees paid to investigators, consultants, central laboratories and CROs, in connection with our clinical trials, and costs related to acquiring and manufacturing clinical trial materials. We have been developing OCA and other agonists of the farnesoid X receptor, or FXR, as well as TGR5 agonists, and typically use our employee and infrastructure resources across multiple research and development programs. We do not allocate salaries, stock-based compensation, employee benefit or other indirect costs related to our research and development function to specific product candidates. Those expenses are included in “Indirect research and development expense” in the table below.

	Years Ended, December 31,		Three Months Ended, March 31,
	2010	2011	2011	2012
	(In thousands)
			(Unaudited)
Direct research and development expense by program:
OCA	$8,001	$8,056	$1,495	$1,943
INT-777	2,234	195	69	12
Total direct research and development expense	10,235	8,251	1,564	1,955
Personnel costs	2,078	2,750	593	943
Indirect research and development expense	397	425	73	162
Total research and development expense	$12,710	$11,426	$2,230	$3,060

The successful development of our clinical and preclinical product candidates is highly uncertain. At this time, we cannot reasonably estimate the nature, timing or costs of the efforts that will be necessary to complete the remainder of the development of any of our clinical or preclinical product candidates or the period, if any, in which material net cash inflows from these product candidates may commence. This is due to the numerous risks and uncertainties associated with developing drugs, including the uncertainty of:

•	the scope, rate of progress and expense of our ongoing, as well as any additional, clinical trials and other research and development activities;
•	future clinical trial results; and
•	the timing and receipt of any regulatory approvals.

A change in the outcome of any of these variables with respect to the development of a product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the U.S. Food and Drug Administration, or FDA, or another regulatory authority were to require us to conduct clinical trials beyond those that we currently anticipate will be required for the completion of clinical development of a product candidate or if we experience significant delays in enrollment in any of our clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development.

OCA

The majority of our research and development resources are focused on the Phase 3 POISE trial and our other planned clinical and preclinical studies and other work needed to submit OCA for the treatment of PBC for regulatory approval in the United States and Europe. We have incurred and expect to continue to incur significant expense in connection with these efforts, including:

•	In January 2012, we initiated enrollment in our POISE trial, a Phase 3 clinical trial in patients with PBC. We anticipate that the trial will be fully enrolled with 180 patients in the first half of 2013. Patients who complete twelve months of treatment will be eligible to continue in an open label safety extension trial for five years.
•	We are continuing to treat PBC patients from our Phase 2 trial with OCA in a long-term safety extension trial. There are currently 28 patients being followed in this trial and we anticipate the trial to continue through 2014.
•	We are currently dosing both mice and rats to investigate the carcinogenic potential of OCA. We anticipate dosing will be completed in the first quarter of 2014.
•	We plan to initiate a Phase 1 clinical trial in healthy volunteers to evaluate the effect of OCA on the heart’s electrical cycle, known as the QT interval, and additional Phase 1 clinical trials in 2013.
•	We have contracted with third-party manufacturers to produce the quantities of OCA needed for regulatory approval as well as the necessary supplies for our other contemplated trials.

In addition, we are evaluating OCA in other chronic liver and other diseases. In connection with these efforts, we have incurred and expect to incur significant expenses, including payments of $2.25 million to the National Institute of Diabetes and Digestive and Kidney Diseases, or NIDDK, for milestones related to the FLINT trial, a Phase 2b clinical trial in patients with nonalcoholic steatohepatitis, or NASH.

INT-767 and INT-777

We are currently conducting research in collaboration with Servier to discover and develop additional novel TGR5 agonists. We intend to continue to develop our two existing compounds not included in this collaboration, our dual FXR/TGR5 agonist INT-767 and INT-777, over the next several years, subject to the availability of sufficient funding.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related costs for employees in executive, operational, finance and human resources functions. Other significant general and administrative expenses include allocation of facilities costs, professional fees for directors, accounting and legal services and expenses associated with obtaining and maintaining patents.

We expect that our general and administrative expenses will increase as we operate as a public company and due to the potential commercialization of our product candidates. We believe that these increases will likely include increased costs for director and officer liability insurance, costs related to the hiring of additional personnel and increased fees for outside consultants, lawyers and accountants. We also expect to incur increased costs to comply with corporate governance, internal controls and similar requirements applicable to public companies.

Interest Income (Expense), Net

Interest income consists of interest earned on our cash and cash equivalents. We expect our interest income to increase following the completion of this offering as we invest the net proceeds from this offering pending their use in our operations.

Interest expense pertains to equipment currently under a capitalized lease. This capitalized lease matures in 2012 and, as such, we will no longer be subject to the interest expense under this capitalized lease.

Mark-to-Market Warrant Revaluation Income (Expense)

In conjunction with various financing transactions, we issued warrants to purchase shares of our common stock. Certain of the warrants include a provision that provides for a reduction in the warrant exercise price if there are subsequent issuances of additional shares of common stock for consideration per share less than the applicable per share warrant exercise price. The warrants containing this provision are deemed to be derivative instruments and as such, are recorded as a liability and marked-to-market at each reporting period using a Black-Scholes option-pricing model. Certain warrants that do not have these down-round provisions, and are currently classified in equity, contain provisions that require the shares of common stock underlying such warrants to be registered upon an initial public offering. Upon completion of this offering, we will reclassify these warrants as liabilities and record warrant revaluation income (expense) in the statement of operations. The fair value estimates of these warrants are based, in part, on subjective assumptions and could differ materially in the future. Non-cash changes in the fair value of the common stock warrant liability from the prior period is recorded as a component of other income and expense. We will continue to adjust the fair value of the common stock warrant liability at the end of each reporting period for changes in fair values until the earlier of the exercise or expiration of the applicable common stock warrants or until such time that the warrants are no longer determined to be derivative instruments.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which we have prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in note 2 to our consolidated financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are the most critical for fully understanding and evaluating our financial condition and results of operations.

Revenue Recognition

We recognize revenue when the following criteria are met: persuasive evidence that an arrangement exists, services have been rendered, the price is fixed or determinable and collectability is reasonably assured.

We have entered into collaboration agreements with DSP and Servier. The terms of these agreements include nonrefundable up-front licensing fees, in addition to potential milestone payments and royalties on any future product sales developed by the collaborators under our licenses. We assess these multiple elements in order to determine whether particular components of the arrangement represent separate units of accounting.

We recognize up-front license payments as revenue upon delivery of the license only if the license has stand-alone value. The underlying performance obligations are accounted for separately as the obligations are fulfilled. If the license is considered as not having stand-alone value, the arrangement is accounted for as a single unit of accounting and the license payments and payments for performance obligations are recognized as revenue over the estimated period of when the performance obligations are performed.

Whenever we determine that an arrangement should be accounted for as a single unit of accounting, we determine the period over which the performance obligations will be performed and revenue will be recognized. If we cannot reasonably estimate the timing and the level of effort to complete our performance obligations under the arrangement, then we recognize revenue under the arrangement on a straight-line basis over the period that we expect to complete our performance obligations.

Our collaboration agreements also provide for potential milestone payments to us, none of which have been received to date. Revenues from milestone payments, if they are non-refundable and considered substantive, are recognized upon successful accomplishment of the milestones. If milestones are not considered substantive, milestone payments are initially deferred and recognized over the remaining performance obligation.

To date, we have not received any royalty payments and accordingly have not recognized any related revenue. We will recognize royalty revenue upon the sale of the related products, provided we have no remaining performance obligations under the arrangement.

We record deferred revenue when payments are received in advance of the culmination of the earnings process. This revenue is recognized in future periods when the applicable revenue recognition criteria have been met.

Valuation of Stock-Based Compensation and Warrant Liability

Stock-Based Compensation

We record the fair value of stock options issued to employees as of the grant date as compensation expense. We recognize compensation expense over the requisite service period, which is the vesting period. For non-employees, we also record stock options at their fair value as of the grant date. We then periodically re-measure the awards to reflect the current fair value at each reporting period until the non-employee completes the performance obligation or the date on which a performance commitment is reached. Expense is recognized over the related service period.

Stock-based compensation expense includes stock options granted to employees and non-employees and has been reported in our statements of operations as follows:

	Years Ended December 31,		Three Months Ended March 31,
	2010	2011	2011	2012
	(In thousands)
			(Unaudited)
Research and development	$648	$472	$152	$154
General and administrative	1,045	1,394	208	238
Total	$1,693	$1,866	$360	$392

We calculate the fair value of stock-based compensation awards using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the use of subjective assumptions, including stock price volatility, the expected life of stock options, risk free interest rate and the fair value of the underlying common stock on the date of grant. Our key assumptions are:

•	We do not have sufficient history to estimate the volatility of our common stock price. We calculate expected volatility based on reported data for selected reasonably similar publicly traded companies for which the historical information is available. For the purpose of identifying peer companies, we consider characteristics such as industry, length of trading history, similar vesting terms and in-the-money option status. We plan to continue to use the guideline peer group volatility information until the historical volatility of our common stock is relevant to measure expected volatility for future option grants.
•	The assumed dividend yield is based on our expectation of not paying dividends for the foreseeable future.
•	We determine the average expected life of stock options based on the simplified method in accordance with the Securities and Exchange Commission Staff Accounting Bulletin Nos. 107 and 110, as our shares are not publicly traded. We expect to use the simplified method until we have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term.

•	We determine the risk-free interest rate by reference to implied yields available from U.S. Treasury securities with a remaining term equal to the expected life assumed at the date of grant.
•	We estimate forfeitures based on our historical analysis of actual stock option forfeitures.

The assumptions used in the Black-Scholes option-pricing model for the years ended December 31, 2010 and 2011 are set forth below:

	Years Ended December 31,
	2010	2011
Volatility	112 – 113%	107 – 113%
Expected term (in years)	5.6 – 5.7	5.0 – 6.0
Risk-free interest rate	1.6 – 1.7%	1.1 – 1.4%
Expected dividend yield	—%	—%
Stock price	$1.50	$1.50

The following table presents the grant dates, number of underlying shares and related exercise prices of stock options granted to employees and consultants from January 1, 2010 through March 31, 2012, as well as the estimated fair value of the underlying common stock at each grant date.

Grant Date	Number of Shares	Exercise Price and Fair Value Per Share	Aggregate Intrinsic Value (In thousands)
8/16/2010	2,467,500	$1.50	$
9/6/2010	167,500	$1.50
10/13/2011	1,242,100	$1.50
12/15/2011	35,000	$1.50

The estimated fair value of common stock per share in the table above represents the determination by our board of directors of the fair value of our common stock as of each date of grant, taking into consideration various objective and subjective factors, including the conclusions of valuations of our common stock, as discussed below.

Due to the absence of an active market for our common stock, the fair value of our common stock for purposes of determining the exercise price for stock option grants was determined by our board of directors, with the assistance and upon the recommendation of management, in good faith, based on a number of objective and subjective factors consistent with the methodologies outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid, including:

•	the prices at which we most recently sold our preferred stock and the rights, preferences and privileges of the preferred stock as compared to those of our common stock, including the liquidation preferences of the preferred stock;
•	our results of operations, financial position and the status of our research and development efforts, including the status of clinical trials for OCA and our specific regulatory status and interactions with regulatory authorities;
•	the likelihood of achieving a liquidity event for the holders of our common stock and stock options, such as an initial public offering, or IPO, given prevailing market conditions, or a strategic merger or sale of our company;
•	the material risks related to our business;
•	achievement of enterprise milestones, including the results of clinical trials and our entry into or termination of collaboration and license agreements;
•	the market performance of publicly traded companies in the life sciences and biotechnology sectors, and recently completed mergers and acquisitions of companies comparable to us;

•	external market conditions affecting the life sciences and biotechnology industry sectors; and
•	the valuation prepared by an independent third-party consultant performed as of March 31, 2010.

In 2010, we relied, in part, upon a valuation performed by an independent third party as of March 31, 2010, which utilized the probability-weighted expected return method, or PWERM, to value our common stock for purposes of establishing stock option exercise prices and for utilization in the Black-Scholes option-pricing model for calculating stock compensation expense and the value of warrants that are classified as liabilities as discussed below. We performed an update to this valuation in September 2011. Under the PWERM approach, the value of our common stock is derived from the probability-weighted present value of expected future investment returns, considering each of several possible outcomes available to us, as well as the economic and control rights of each share class. We calculated the implied enterprise value using the PWERM approach. The fair value of our common stock was estimated using a probability-weighted analysis of the present value of the returns afforded to common stockholders under several future stockholder exit or liquidity events and continuing operation scenarios with various blended probability weightings. The resulting implied per share value of our common stock was $1.50 per share at each of the valuation dates. The probability weightings took into consideration the various data quality of Phase 2 and Phase 3 trials completed and to be completed. In each valuation, we utilized data quality events of overall positive data (25% probability), overall mixed data (60% probability) and overall negative data (15% probability). The table below summarizes the probability assessment of the described event in each of these data scenarios.

	March 2010			September 2011
Event	Positive Data	Mixed Data	Negative Data	Positive Data	Mixed Data	Negative Data
Strategic merger or sale of our company	15%	0%	0%	30%	0%	0%
Initial public offering	30%	15%	0%	15%	15%	0%
Continuing operations in various development and commercialization scenarios	55%	85%	65%	55%	85%	65%
Failure or dissolution of our company with no value to common stockholders	0%	0%	35%	0%	0%	35%

The probability weightings assigned to the respective exit scenarios were primarily based on consideration of our OCA drug development program and our specific regulatory status and interactions, industry clinical success rates, our expected near-term and long-term funding requirements, and an assessment of the current financing and biotechnology industry environments at the time the valuations were performed. An overall discount rate of 25% was applied in all scenarios and an additional discount for lack of marketability of up to 20% was applied.

There are significant judgments and estimates inherent in the determination of these inputs to the valuations. These judgments and estimates include assumptions regarding our future performance, including the regulatory status of our programs; the value of completing an IPO at different time points; the potential value of a strategic merger or sale at different time points; and the timing and probability of continuing to successfully progress our various product candidates toward commercialization (our continued operations scenarios) under differing operational scenarios, as well as determinations of the appropriate valuation methods. If different assumptions had been applied in the valuations, our stock-based compensation expense, warrant liability remeasurement, net loss and net loss per share could have been significantly different. While the assumptions used represent management’s best estimates, these estimates involve inherent uncertainties and the application of management’s judgment. As a result, if revisions are made to the underlying assumptions and estimates, our stock-based compensation expense and non-cash warrant liability valuations could vary significantly from period to period.

Stock Option Grants on August 16, 2010 and September 6, 2010

Our board of directors granted stock options on August 16, 2010 and September 6, 2010, with each having an exercise price of $1.50 per share, which our board of directors determined to be equal to the fair value of our common stock on each date of grant. The exercise price per share determined by our board of directors was supported by an independent third party valuation as of March 31, 2010. The specific facts and circumstances considered by our board of directors for the March 31, 2010 valuation included the following:

•	in January 2010, we sold 13,888,889 shares of our Series B preferred stock and a warrant to purchase 5,000,000 shares of our common stock for $25.0 million in aggregate gross proceeds. We assessed the value of the warrant at approximately $5.2 million based upon a Black-Scholes option-pricing model, and thus the implied per share value of the Series B preferred stock was $1.43 per share, and
•	the regulatory status of our programs, the general market conditions for private company financings for development stage companies such as ours and the other items noted above.

The probability weightings, discussed above and listed in the table, assigned to the respective exit scenarios were primarily based on consideration of the factors described above. The resulting value, which represented the estimated fair value of our common stock as of March 31, 2010, was $1.50 per share.

In addition to the objective and subjective factors listed above, our board of directors also considered input from management and the valuation as of March 31, 2010. After considering the regulatory uncertainty faced by our development program for OCA together with certain countervailing factors, our board of directors determined that there was no change in the fair value of our common stock between March 31, 2010 and August 16, 2010 and September 6, 2010.

Stock Option Grants on October 13, 2011 and December 15, 2011

Our board of directors granted stock options on October 13, 2011 and December 15, 2011, with each having an exercise price of $1.50 per share, which our board of directors determined to be equal to the fair value of our common stock on each date of grant. We performed an update to the March 31, 2010 valuation as of September 30, 2011. The specific facts and circumstances considered by our board of directors for the September 30, 2011 valuation included the following: the regulatory status of our programs, the general market conditions for private company financings for development stage companies such as ours, the impact of our collaboration agreements with DSP and Servier and the other general items noted above. Among these factors, the board of directors considered the countervailing effects on the fair value of our common stock due to our new collaborative arrangements and the evolving regulatory uncertainty around our development program for OCA.

The probability weightings assigned to the respective exit scenarios, discussed above and detailed in the table, were primarily based on consideration of the factors described above. The resulting value, which represented the estimated fair value of our common stock as of September 30, 2011, was $1.50 per share.

Our board of directors determined that there was no change in the fair value of our common stock during the period between September 30, 2011 and December 15, 2011 because no significant event or other circumstances had occurred that would indicate a change had occurred in the fair value of our common stock.

Common Stock Warrant Liability

Some of our outstanding warrants to purchase shares of our common stock have anti-dilution provisions (commonly referred to as “down round” provisions) which cause the instruments to be deemed not to be indexed to our common stock and as such are recorded as a liability and remeasured each reporting period using the Black-Scholes option-pricing model. Furthermore, certain warrants that do not have these down-round provisions, and are currently classified in equity, contain provisions that require the shares of common stock underlying such warrants to be registered following an initial public offering. Upon completion of this offering, we will reclassify these warrants as liabilities and record warrant revaluation income (expense) in the statement of operations. These warrants are deemed to be derivative instruments that require liability classification and mark-to-market accounting. As such, at the end of each reporting period, the fair values of the warrants are determined by us using a Black-Scholes option-pricing model. The non-cash changes in the fair value of the warrants are recorded as other income or expense. We expect that the value of the warrants will fluctuate significantly from period to period.

The Black-Scholes option-pricing model requires the use of subjective assumptions, including stock price volatility, the expected life of the warrants, the risk free interest rate and the fair value of the common stock underlying the warrants. The fair value of the underlying common stock is determined as discussed above under “— Stock-Based Compensation.” We will continue to adjust the fair values of the warrants at each period end for any changes in fair value until the earlier of the exercise or expiration of the applicable common stock warrants or until such time that the warrants are no longer determined to be derivative instruments. Our warrant liability is expected to fluctuate based on the assumptions used in the Black-Scholes option-pricing model.

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

Results of Operations

Comparison of the Three Months Ended March 31, 2011 and the Three Months Ended March 31, 2012

The following table summarizes our results of operations for each of the three months ended March 31, 2011 and 2012, together with the changes in those items in dollars and as a percentage:

	Three Months Ended March 31,		Dollar Change	% Change
	2011	2012
	(In thousands) (Unaudited)
Licensing revenue	$—	$759	$759	*
Operating expenses:
Research and development	2,230	3,060	830	37.2%
General and administrative	1,126	1,059	(67)	(6.0)%
Loss from operations	(3,356)	(3,360)	(4)	(0.1)%
Interest income, net	1	2	1	*
Warrant revaluation income (expense)	22	678	656	*
Net loss	$(3,333)	$(2,680)	653	19.6%

*	Not meaningful or not calculable.

Licensing Revenue

Licensing revenue was $0 and $759,000 for the three months ended March 31, 2011 and 2012, respectively. The $759,000 in licensing revenue results from the amortization of the up-front payments from the collaboration agreements entered into with DSP on March 29, 2011 and with Servier on August 1, 2011.

Research and Development Expenses

Research and development expenses were $2.2 million and $3.1 million for the three months ended March 31, 2011 and 2012, respectively, representing an increase of $830,000, or 37.2%. This increase in research and development expense primarily reflects:

•	increased direct development expense for the initiation of our Phase 3 POISE trial of approximately $750,000;
•	increased direct development expense for the initiation of our two-year animal carcinogenicity studies in two species of approximately $350,000;
•	an increase in personnel on our development team to manage the increased activities around our development program for OCA, resulting in increased compensation expense of approximately $350,000; and
•	a partial offset primarily by decreases in costs related to (i) research expenses for our earlier stage pipeline assets of $350,000, (ii) manufacturing of our clinical trial supplies of approximately $150,000 and (iii) clinical trial expenses of approximately $100,000 related to our Phase 2 monotherapy clinical trial for OCA for PBC and the long-term safety extension phase of our Phase 2 combination clinical trial for OCA for PBC that was finalized during 2011.

General and Administrative Expenses

General and administrative expenses were $1.1 million in both the three months ended March 31, 2011 and 2012.

Interest Income, Net

Interest income, net was $1,000 and $2,000 for the three months ended March 31, 2011 and 2012, respectively.

Warrant Revaluation Income (Expense)

Some of our outstanding warrants are deemed to be derivative instruments that require liability classification and mark-to-market accounting. As such, at the end of each reporting period, the fair values of the warrants were determined by us using a Black-Scholes option-pricing model, resulting in the recognition of gains of $22,000 and $678,000 for the three months ended March 31, 2011 and 2012, respectively. These gains are primarily due to the reduction in value of the warrants as their estimated life declines and changes in volatility of the shares of common stock underlying the warrants.

Comparison of the Year Ended December 31, 2010 and the Year Ended December 31, 2011

The following table summarizes our results of operations for the years ended December 31, 2010 and 2011, together with the changes in those items in dollars and as a percentage:

	Years Ended December 31,		Dollar Change	% Change
	2010	2011
	(In thousands)
Licensing revenue	$—	$1,805	$1,805	*
Operating expenses:
Research and development	12,710	11,426	(1,284)	(10.1)%
General and administrative	3,644	4,209	565	15.5%
Loss from operations	(16,354)	(13,830)	2,524	15.4%
Interest income, net	105	48	(57)	(54.3)%
Warrant revaluation income (expense)	672	1,045	373	55.5%
Qualified therapeutic development project	489	—	(489)	*
Net loss	$(15,088)	$(12,737)	2,351	15.6%

*	Not meaningful or not calculable.

Licensing Revenue

For the year ended December 31, 2011, we recorded a total of $1.8 million of licensing revenue, consisting of $1.2 million and $600,000 from the amortization of the up-front payments from the collaboration agreements entered into during 2011 with DSP and Servier, respectively. We had no revenue prior to 2011.

Research and Development Expenses

Research and development expenses were $12.7 million and $11.4 million for the years ended December 31, 2010 and 2011, respectively. The net decline in research and development expenses of $1.3 million, or 10.1%, was primarily due to:

•	reduced direct research and development expense relating to INT-777 of approximately $2.0 million;
•	reduced direct research and development expense resulting from the closure of our research facility in June 2011 and research associated with our TGR5 program, which was previously paid by us and is now funded through our collaboration with Servier, of approximately $1.2 million;
•	reduced direct research and development expense with respect to the completion of our Phase 2 trials for OCA of approximately $600,000;
•	reduced direct research and development expense related to payments to the NIDDK for the FLINT trial of $250,000;
•	increased direct expenditures associated with the preparation for the initiation of the POISE trial of approximately $1.2 million;
•	increase in personnel in our development team to manage the increased activities around our development program for OCA, resulting in increased compensation expense of approximately $400,000;
•	increased expenditures for direct research and development expense relating to our Phase 2 clinical trial for portal hypertension of approximately $400,000;
•	increased costs to manufacture our clinical trial supplies of approximately $500,000; and
•	increased costs associated with market research of $200,000.

General and Administrative Expenses

General and administrative expenses were $3.6 million and $4.2 million for the years ended December 31, 2010 and 2011, respectively. The increase in general and administrative expenses of $565,000, or 15.5%, was mainly due to an increase in stock-based compensation costs for options granted to our employees and legal costs associated with the DSP and Servier collaboration agreements.

Interest Income, Net

Interest income, net was $105,000 and $48,000 for the years ended December 31, 2010 and 2011, respectively. The decrease of $57,000, or 54%, was driven by lower average cash balances.

Warrant Revaluation Income (Expense)

Some of our outstanding warrants are deemed to be derivative instruments that require liability classification and mark-to-market accounting. At the end of each reporting period, the fair values of the warrants were determined using a Black-Scholes option-pricing model, resulting in the recognition of gains of $700,000 and $1.0 million for the years ended December 31, 2010 and 2011, respectively. These gains are primarily due to the reduction in value of the warrants as their estimated life declines and changes in volatility of the shares of common stock underlying the warrants.

QTDP Grant

In 2010, we were awarded $489,000 under the federal Qualifying Therapeutic Discovery Grant Program, or QTDP, in support of our development of OCA and INT-777. The QTDP was included in the healthcare reform legislation, and established a one-time pool of $1 billion for grants to small biotechnology companies developing novel therapeutics which show potential to result in new therapies that either treat areas of unmet medical need, or prevent, detect or treat chronic or acute diseases and conditions; reduce long-term health care costs in the United States; or significantly advance the goal of curing cancer within a the 30-year period.

Liquidity and Capital Resources

Sources of Liquidity

We have incurred losses and cumulative negative cash flows from operations since our inception in September 2002 and, as of March 31, 2012, we had an accumulated deficit of $77.2 million. We anticipate that we will continue to incur losses for at least the next several years. We expect that our research and development and general and administrative expenses will continue to increase and, as a result, we will need additional capital to fund our operations, which we may seek to obtain through a combination of equity offerings, debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements.

Since our inception through March 31, 2012, we have funded our operations principally with $70.6 million (net of issuance costs of $2.4 million) from the sale of common stock, preferred stock, convertible notes and warrants, and the receipt of $16.4 million in up-front payments under our licensing and collaboration agreements with DSP and Servier. As of March 31, 2012, we had cash and cash equivalents of approximately $13.7 million. Cash in excess of immediate requirements is invested in accordance with our investment policy, primarily with a view to liquidity and capital preservation. Currently, our funds are held in cash and money market bank accounts.

The gross proceeds we have received from the issuance and sale of common stock, convertible notes, preferred stock and warrants are as follows:

Securities Issued	Year	Number of Shares	Common Stock Underlying Warrant	Gross Proceeds
Common stock and convertible notes	2002 – 2009	19,238,418	—	$22,786,300
Series A preferred stock	2008	13,888,889	—	25,000,000
Series B preferred stock and warrant	2010	13,888,889	5,000,000	25,000,000
Total		47,016,196	5,000,000	$72,786,300

Cash Flows

The following table sets forth the significant sources and uses of cash for the periods set forth below:

	Years Ended, December 31,		Three Months Ended, March 31,
	2010	2011	2011	2012
	(In thousands)
			(Unaudited)
Net cash provided by (used in):
Operating activities	$(13,658)	$2,606	$(2,446)	$(3,893)
Investing activities	58	(66)	(52)	(24)
Financing activities	24,618	(250)	(48)	(59)
Effect of exchange rate changes	(29)	(6)	(23)	13
Net increase (decrease) in cash and cash equivalents	$10,989	$2,284	$(2,569)	$(3,963)

Operating Activities.  Net cash used in operating activities of $13.7 million during the year ended December 31, 2010 was primarily a result of our $15.1 million net loss, offset by the add-back of non-cash expenses of $1.7 million for stock-based compensation and $480,000 for depreciation and warrant liability revaluation income of $672,000. Net cash provided by operating activities of $2.6 million during the year ended December 31, 2011 was primarily a result of $16.4 million in up-front payments from our licensing and collaboration agreements with DSP and Servier, $14.6 million of which was classified as deferred revenue as described in note 3 to our financial statements included elsewhere in this prospectus. The cash payments from the collaboration agreements and the classification of those payments as deferred revenue led to an overall net increase in operating assets of $13.9 million, to which non-cash items of $1.9 million for stock-based compensation, $410,000 for depreciation and $217,000 for a loss on the sale of assets in connection with the liquidation of our Italian subsidiary were added. These positive additions to cash flow were offset against our $12.7 million net loss and an additional $1.0 million decrease in assets due to the revaluation of our warrant liabilities.

Cash used in operating activities of $2.4 million during the three months ended March 31, 2011 was primarily a result of our net loss of $3.3 million, which included non-cash items of $360,000 for stock-based compensation and net changes in operating assets and liabilities of $463,000. Cash used in operating activities of $3.9 million during the three month period ended March 31, 2012 was primarily a result of our $2.7 million net loss, partially offset by non-cash items of $392,000 for stock-based compensation and warrant liability revaluation income of $678,000 and net changes in operating assets and liabilities of $1.0 million. The change in operating assets and liabilities include an increase in prepaid expenses and other current assets of $232,000 and a decrease in deferred revenue of $759,000. The decrease in deferred revenue is due to the recognition of a portion of the up-front license payments received as part of our license agreements with DSP and Servier.

Investing Activities.  Net cash used in investing activities during the periods presented primarily reflected our use of cash to purchase equipment. Cash provided by short-term investments was partially offset by sales of short-term investments.

Financing Activities.  Net cash provided by financing activities in the year ended December 31, 2010 consisted primarily of approximately $24.0 million of net proceeds from the sale of Series B preferred stock and warrants to purchase common stock issued in 2010, offset by capital lease payments. Net cash used in financing activities in the year ended December 30, 2011 consisted primarily of capital lease payments.

Future Funding Requirements

To date, we have not generated any revenue from product sales. We do not know when, or if, we will generate any revenue from product sales. We do not expect to generate significant revenue from product sales unless and until we obtain regulatory approval of and commercialize OCA or any of our other product candidates. At the same time, we expect our expenses to increase in connection with our ongoing development activities, particularly as we continue the research, development and clinical trials of, and seek regulatory approval for, our product candidates. Upon the closing of this offering, we expect to incur additional costs associated with operating as a public company. In addition, subject to obtaining regulatory approval of any of our product candidates, we expect to incur significant commercialization expenses for product sales, marketing, manufacturing and distribution. We anticipate that we will need substantial additional funding in connection with our continuing operations.

Based upon our current operating plan, we believe that the net proceeds from this offering, together with our existing cash, cash equivalents, short-term investments and anticipated funding under our DSP and Servier collaborations, will enable us to fund our operating expenses and capital expenditure requirements through 2014. We intend to devote the net proceeds from this offering to fund our Phase 3 POISE trial and our planned clinical trials and preclinical studies and other work needed to submit applications for OCA for the treatment of PBC for regulatory approval in the United States and Europe, to support our clinical development team and for general corporate purposes. See “Use of Proceeds” for a more detailed discussion. We will need to obtain additional financing prior to the commercialization of OCA and any future clinical trials of OCA in additional indications, including portal hypertension, NASH and bile acid diarrhea, or for progressing INT-767 and INT-777. We have based our estimates on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures necessary to complete the development of our product candidates.

Our future capital requirements will depend on many factors, including:

•	the progress, costs, results and timing of our POISE trial, and the clinical development of OCA for other potential indications;
•	the willingness of the FDA and the European Medicines Agency, or EMA, to accept our POISE trial, as well as our other completed and planned clinical and preclinical studies and other work, as the basis for review and approval of OCA for PBC;
•	the outcome, costs and timing of seeking and obtaining FDA, EMA and any other regulatory approvals;
•	the number and characteristics of product candidates that we pursue, including our product candidates in preclinical development;
•	the ability of our product candidates to progress through clinical development successfully;
•	our need to expand our research and development activities;
•	the costs associated with securing and establishing commercialization and manufacturing capabilities;
•	the costs of acquiring, licensing or investing in businesses, products, product candidates and technologies;
•	our ability to maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;

•	our need and ability to hire additional management and scientific and medical personnel;
•	the effect of competing technological and market developments;
•	our need to implement additional internal systems and infrastructure, including financial and reporting systems; and
•	the economic and other terms, timing and success of our existing licensing arrangements and any collaboration, licensing or other arrangements into which we may enter in the future.

Until such time, if ever, as we can generate substantial revenue from product sales, we expect to finance our cash needs through a combination of equity offerings, debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of our common stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through government or other third-party funding, marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us.

Contractual Obligations and Commitments

The following table summarizes our significant contractual obligations and commercial commitments at December 31, 2011 and the effects such obligations are expected to have on our liquidity and cash flows in future periods:

	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
	(In thousands)
Operating lease	$838	$294	$544	—	—
Capital lease	82	82	—	—	—
Purchase obligations	3,568	1,964	1,604	—	—
Total	$4,488	$2,340	$2,148	—	—

In June 2007, we entered into a capital lease agreement for research and development equipment utilized in our research facility. The term of the lease was for five years, required monthly payments of $22,275, bore interest at a rate of 4.66% per year and matured on May 31, 2012. We lease general and administrative office space in New York, New York and San Diego, California pursuant to operating leases that expire in 2013 and 2014, respectively. We have two contracts that require us to make specified payments necessary to perform our obligations under the Servier collaboration agreement. The amounts payable under these contracts through the initial term of the Servier agreement is included in the table above even though we expect to receive reimbursement from Servier for these costs.

During 2011, we entered into an agreement with WIL Research Laboratories, LLC, or WIL, to perform certain research and laboratory services for animal studies and have agreed to pay WIL a total of $4.0 million in periodic installment payments. These amounts are included in table above.

We are a party to license agreements with universities and other third parties, as well as patent assignment agreements, under which we have obtained rights to patents, patent applications and know-how. We have employment agreements with certain employees which require the funding of specific levels of payments, if certain events, such as a change in control or termination without cause, occur. We enter into contracts in the normal course of business with CROs for clinical trials and clinical supply manufacturing and with vendors for preclinical research studies and other services and products for operating purposes, which generally provide for termination within 30 days of notice, and therefore are cancelable contracts and not included in the table of contractual obligations and commitments. However, under our contract with the

NIDDK, we are required to make a milestone payment of $1.0 million in the third quarter of 2012 and will be required to make an additional $1.25 million payment within 60 days of full enrollment of the FLINT trial, which is expected to occur in 2012; however, since the milestones were not achieved as of December 31, 2011, the amounts are not included in the table above. In addition, we have certain development obligations with respect to our DSP and Servier license and collaborations or we will be in breach of the agreements. As these amounts are not quantifiable they are not included in the table above.

Net Operating Losses

As of December 31, 2011 and March 31, 2012, we had federal net operating loss carryforwards, or NOLs, of $55.0 million and $58.7 million, respectively, which expire from 2024 through 2032. Our ability to utilize our NOLs may be limited under Section 382 of the Internal Revenue Code. The limitations apply if an ownership change, as defined by Section 382, occurs. Generally, an ownership change occurs when certain shareholders increase their aggregate ownership by more than 50 percentage points over their lowest ownership percentage in a testing period (typically three years). We have assessed whether one or more ownership changes as defined under Section 382 have occurred since our inception and have determined that there have been at least two such changes. Accordingly, although we believe that these ownership changes have not resulted in material limitations on our ability to use these NOLs, our ability to utilize the aforementioned carryforwards may be limited. Additionally, U.S. tax laws limit the time during which these carryforwards may be utilized against future taxes. As a result, we may not be able to take full advantage of these carryforwards for federal and state tax purposes. Future changes in stock ownership may also trigger an ownership change and, consequently, a Section 382 limitation.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements as defined under Securities and Exchange Commission rules.

Recent Accounting Pronouncements

In June 2011, the FASB issued authoritative guidance related to the Presentation of Comprehensive Income. This standard eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. The new GAAP requirements were effective for public entities for fiscal years beginning after December 15, 2011 and interim periods within that year, with early adoption permitted. As we had historically presented a single Statement of Operation and Comprehensive Loss, the adoption of this standard did not impact our financial statements.

In May 2011, the FASB issued amended guidance on fair value measurements. This newly issued accounting standard clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This accounting standard was effective on a prospective basis for annual and interim reporting periods beginning on or after December 15, 2011. The adoption of this standard has not had a material impact on our financial position or results of operations.

Basic and Diluted Net Loss Attributable to Common Stockholders per Common Share

We have determined that our Series A and B preferred stock represent participating securities. However, since we operate at a loss, and losses are not allocated to the preferred stock, the two class method does not affect our calculation of earnings per share. We had a net loss for all periods presented; accordingly, the inclusion of common stock options and warrants would be anti-dilutive.

Dilutive common stock equivalents would include the dilutive effect of convertible securities, common stock options and warrants for common stock. Potentially dilutive common stock equivalents totaled approximately 48,008,668 shares and 45,578,569 shares for the years ended December 31, 2010 and 2011, respectively. Potentially dilutive common stock equivalents were excluded from the diluted earnings per share denominator for all periods because of their anti-dilutive effect. Therefore, the weighted average shares used to calculate both basic and diluted earnings per share are the same.

Quantitative and Qualitative Disclosure About Market Risk

Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates.

Due to the short-term duration of our investment portfolio and the low risk profile of our investments, an immediate 10.0% change in interest rates would not have a material effect on the fair market value of our portfolio. Accordingly, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our investment portfolio.

We do not believe that our cash, cash equivalents and available-for-sale investments have significant risk of default or illiquidity. While we believe our cash and cash equivalents and certificates of deposits do not contain excessive risk, we cannot provide absolute assurance that in the future our investments will not be subject to adverse changes in market value. In addition, we maintain significant amounts of cash and cash equivalents at one or more financial institutions that are in excess of federally insured limits.

We contract with CROs and investigational sites in Europe, Canada and Australia. We are therefore subject to fluctuations in foreign currency rates in connection with these agreements. We do not hedge our foreign currency exchange rate risk.

Inflation generally affects us by increasing our cost of labor and clinical trial costs. We do not believe that inflation has had a material effect on our results of operations during 2010 or 2011 or through the three months ended March 31, 2012.

BUSINESS

Overview

We are a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat chronic liver disease utilizing our proprietary bile acid chemistry. Our product candidates have the potential to treat orphan and more prevalent liver diseases for which there currently are limited therapeutic solutions.

Our lead product candidate, obeticholic acid, or OCA, is a bile acid analog and first-in-class agonist of the farnesoid X receptor, or FXR, which we believe has broad liver-protective properties. We are developing OCA initially for the second line treatment of primary biliary cirrhosis, or PBC. PBC is a chronic autoimmune liver disease that, if inadequately treated, may eventually lead to cirrhosis, liver failure and death. We are conducting a Phase 3 clinical trial of OCA in PBC, which we call the POISE trial, that we anticipate will serve as the basis for seeking regulatory approval in the United States and Europe. We expect results from the trial to be available in the second half of 2014. OCA has received orphan drug designation in the United States and Europe for the treatment of PBC. We own worldwide rights to OCA outside of Japan and China, where we have exclusively licensed the compound to Dainippon Sumitomo Pharma, or DSP, and granted it an option to exclusively license OCA in certain other Asian countries.

The liver performs many essential functions that are crucial for survival, including the regulation of bile acid metabolism. A critical function of bile acids is to facilitate the absorption of dietary cholesterol and other nutrients by acting as natural detergent-like emulsifying agents in the intestine. In the past decade, we have learned that bile acids are also complex signaling molecules that integrate metabolic, immune and inflammatory pathways involved in the healthy functioning of various tissues and organs. The biological effects of bile acids are mediated through dedicated receptors such as FXR, which regulates bile acid synthesis and clearance from the liver, thereby preventing excessive bile acid build-up in the liver, which may be toxic. In addition, bile acid activation of FXR induces anti-fibrotic, anti-inflammatory and other mechanisms that are necessary for the normal regeneration of the liver. We believe this makes FXR an attractive drug target in a broad spectrum of chronic liver diseases. Similar FXR-mediated protective mechanisms in other organs exposed to bile acids also make it a potential target for the treatment of a number of intestinal, kidney and other diseases.

PBC is a rare liver disease that primarily results from autoimmune destruction of the bile ducts that transport bile acids out of the liver. The disease causes a toxic build-up of bile acids in the liver, resulting in progressive liver damage marked by chronic inflammation and fibrosis, or scarring. In response to the bile acid mediated toxicity seen in PBC, liver cells release alkaline phosphatase, or ALP, a liver enzyme that is a key biomarker of the disease pathology. Elevated blood levels of ALP are used as the primary means of diagnosis of PBC and are closely monitored in patients as the most important indicator of treatment response and prognosis.

The only approved drug for the treatment of PBC is ursodeoxycholic acid, which is available generically as ursodiol. Ursodiol is itself a bile acid that is present in small quantities in humans, and is the least detergent of the various types of bile acids that make up the bile pool. Its primary mechanism of action at therapeutic doses is to dilute more detergent bile acids, but it has no known pharmacological effects mediated by FXR or other bile acid receptors. Although ursodiol is the standard of care, studies have shown that up to 50% of PBC patients fail to respond adequately to treatment. The options for end-stage PBC patients who fail to respond to ursodiol are limited, and include liver transplant, which is associated with significant complications and costs. Given ursodiol’s limited efficacy and potential patient compliance concerns, we believe that there is a significant unmet need for a novel second line therapy in PBC. We believe that OCA has the potential to provide significant benefits in the treatment of PBC, including efficacy, pharmacological activity and ease of use.

According to industry data, there are approximately 300,000 people with PBC in developed countries, of whom we believe approximately 60,000 have been diagnosed and are on ursodiol therapy. Based on this estimate, we believe there are up to 30,000 PBC patients who may currently be eligible for treatment with OCA. With increasing identification of PBC through routine liver function testing in primary care, we believe that there may be significantly more patients who will potentially be eligible for, and be interested in, receiving a new therapy if it becomes available on the market.

We have previously completed two randomized, placebo-controlled Phase 2 trials with OCA in PBC patients, one with OCA in combination with ursodiol and one with OCA as monotherapy. The results demonstrated that over a 12-week period single daily doses of OCA at the lowest dose of 10 milligrams (mg) met the primary endpoint in both Phase 2 trials, producing statistically significant reductions in ALP levels of greater than 20%. We consider reductions in ALP levels of greater than 10% to be a clinically meaningful improvement. Pruritus, or itching, a very common symptom in PBC patients, was the most common adverse event reported in our Phase 2 trials, with severity increasing with dose.

Our Phase 3 POISE trial has been designed to study the safety and efficacy of OCA in patients with an inadequate therapeutic response to ursodiol or who are unable to tolerate ursodiol. The primary endpoint of the 12-month double-blind portion of the POISE trial is the achievement of both an ALP level of less than 1.67 times upper limit normal, or ULN, and a minimum 15% reduction in ALP level from baseline, together with a normal bilirubin level, as compared to placebo. Patients with ALP and bilirubin levels within these thresholds have been shown in long-term studies to be at significantly lower risk of progressing to liver transplant and death.

We are advancing a once daily 10 mg dose of OCA in the POISE trial as our potential approvable dose. We recently completed an intention to treat analysis for the 10 mg dose groups in our two Phase 2 trials that was limited to those patients who would have met the POISE trial entry criteria. This analysis demonstrated that after 12 weeks of treatment approximately 40% to 45% of OCA-treated patients would have met the POISE trial primary endpoint as compared to 5% to 9% of the placebo-treated patients. In addition, 80% of OCA-treated patients across our Phase 2 trials had a reduction in ALP levels of at least 10%, as compared to 13% of placebo-treated patients.

If the POISE trial is successful, we intend to submit a New Drug Application, or NDA, to the U.S. Food and Drug Administration, or FDA, for approval of OCA for the treatment of PBC in the United States and a Marketing Authorization Application, or MAA, to the European Medicines Agency, or EMA, for approval in Europe. Based on written scientific advice from the EMA, we believe that the EMA will accept our current clinical program as the basis for considering approval of OCA for PBC. With respect to the FDA, we intend to request that the POISE trial primary endpoint be accepted as a basis for approval of OCA under the FDA’s accelerated approval regulation that enables the use of a surrogate endpoint reasonably likely to predict clinical benefit. If the FDA agrees to consider the potential approval of OCA in accordance with its accelerated approval regulation based on the POISE trial results, we will likely have to conduct a Phase 3 clinical outcomes trial to confirm the clinical benefit predicted by the biochemical therapeutic response. This Phase 3 clinical outcomes trial would have to be substantially underway at the time of the NDA submission and would be completed after accelerated approval. We are in discussions with the FDA about the details of such a clinical trial and are planning to initiate it as early as the second half of 2013.

A number of published clinical studies have demonstrated that, as a measure of therapeutic response, lower levels of ALP, on its own or in conjunction with normal bilirubin levels, correlate with a significant reduction in adverse clinical outcomes such as liver transplant and death. We believe that one of the key factors in the FDA’s acceptance of our POISE trial primary endpoint as a basis for approval will be the result of additional analysis of the already available PBC clinical outcomes data. We are sponsoring an independent study involving more than ten leading PBC centers in North America and Europe that are pooling their long-term patient data, anticipated to be from at least 4,000 patients, in order to further substantiate that our POISE trial primary endpoint is predictive of clinical benefit. We anticipate these results will be available in 2013 and will support what we believe is an emerging consensus among PBC opinion leaders concerning the clinical utility of our selected endpoint.

In addition to PBC, we are pursuing other indications in our OCA development program, including portal hypertension, nonalcoholic steatohepatitis, or NASH, and bile acid diarrhea. The pipeline chart below shows the current stage of development of OCA for these indications, as well as the preclinical programs for our other product candidates.

We are currently conducting an open label Phase 2a trial of OCA in patients with portal hypertension, and we anticipate receiving results from the 10 mg dose group of this trial by the end of 2012. There are currently no approved therapies for the treatment of portal hypertension, although beta blockers are commonly used to treat patients. In addition, OCA is currently being tested in a Phase 2b trial for the treatment of NASH, sponsored by the U.S. National Institute of Diabetes and Digestive and Kidney Diseases, or NIDDK, in collaboration with us. Based on the interim analysis that was completed in June 2012, the NIDDK decided to continue this Phase 2b trial and we anticipate that final results will be available in late 2014. There are currently no approved therapies for the treatment of NASH. In addition, we expect investigators at the Imperial College of London to initiate enrollment in the second half of 2012 in an open label Phase 2a trial of OCA as a treatment for bile acid diarrhea.

By virtue of our patent portfolio and proprietary knowhow, we believe that we hold a leading position in the bile acid chemistry therapeutic field, with the capability to rationally design compounds that bind selectively and potently to FXR and other bile acid receptors. This has resulted in a pipeline of bile acid analogs in addition to OCA, which target both FXR and a second dedicated bile acid receptor called TGR5, a target of interest for the treatment of type 2 diabetes and associated metabolic diseases. We intend to continue developing these and other product candidates as we advance our pipeline, in some cases subject to the procurement of additional funding or through strategic collaborations.

Our Strategy

Our strategy is to develop and commercialize novel therapeutics for patients with chronic liver and other diseases, beginning with OCA for the second line treatment of PBC and other follow-on indications that we believe are underserved by existing therapies. The key elements of our strategy are to:

•	complete the development of OCA for its lead indication, PBC;
•	obtain regulatory approval of OCA for the treatment of PBC in the United States, Europe and other countries;
•	commercialize OCA in the United States, Europe and other countries, initially for the treatment of PBC;

•	continue to develop OCA in other orphan and more prevalent liver and other diseases; and
•	advance the earlier stage product candidates in our pipeline.

We may enter into strategic collaborations to implement our strategy.

Overview of liver function, bile acids and chronic liver diseases

The liver performs many essential functions that are crucial for survival, including the regulation of bile acid metabolism. Bile acids are natural detergent-like emulsifying agents that are released from the gallbladder into the intestine when food is ingested, and are essential for the absorption of dietary cholesterol and other nutrients. Cholesterol bound up by bile acids is taken up by the liver, where the cholesterol is then converted into one of two primary bile acids. The bile acids are then actively secreted into bile ducts, which eventually empty into the gallbladder. This digestive cycle of bile flow from gallbladder to intestine to liver and back is called the enterohepatic recirculation of bile.

In the past decade, we have learned that in addition to facilitating nutrient absorption, bile acids have a much broader role than previously realized in regulating multiple biological functions. They are also complex signaling molecules that integrate metabolic, immune and inflammatory pathways involved in the healthy functioning of various tissues and organs. For example, the actions of bile acids in the liver, intestine and kidney regulate repair mechanisms that modulate inflammation and fibrosis, or scarring, which can lead to progressive organ damage.

The biological effects of bile acids are mediated through dedicated receptors. The best understood is the farnesoid X receptor, a nuclear receptor that regulates bile acid synthesis and clearance from the liver, thereby preventing excessive bile acid build-up in the liver, which may be toxic. As a result, FXR is a target for the treatment of liver diseases such as PBC that involve impaired bile flow, a condition called cholestasis, in which the liver is exposed to higher than normal levels of bile acids, causing significant damage over time due to the detergent effects of bile acids. In addition, bile acid activation of FXR induces anti-fibrotic, anti-inflammatory and other mechanisms that are necessary for the normal regeneration of the liver. Based on the discovery of similar FXR-mediated protective mechanisms in other organs exposed to bile acids, we believe that FXR may also be a potential target for the treatment of a number of intestinal, kidney and other diseases.

Our Lead Candidate: Obeticholic Acid, or OCA, for PBC

Primary Biliary Cirrhosis

Our current clinical focus is on the development of OCA, a novel, orally administered, first-in-class FXR agonist that we believe has broad liver-protective properties and may effectively counter a variety of chronic insults to the liver that cause fibrosis, which can eventually lead to cirrhosis, liver transplant and death. Our first targeted disease is PBC, an orphan indication with a significant unmet medical need.

PBC is a liver disease that primarily results from autoimmune destruction of the bile ducts that transport bile acids out of the liver, resulting in cholestasis. As the disease progresses, persistent toxic build-up of bile acids cause progressive liver damage marked by chronic inflammation and fibrosis.

While PBC is rare, it is the most common cholestatic liver disease. An estimated 90% of patients are women, with approximately one in 1,000 women over the age of 40 afflicted by the disease. The mean age of diagnosis is about 40 years and the typical initial presentation is between the ages of 30 and 65 years. In the United States, the disease is the fifth most common cause of liver transplant and accounts for approximately two percent of deaths attributed to cirrhosis. A majority of PBC patients are asymptomatic at the time of initial diagnosis, but most develop symptoms over time. Fatigue and pruritus, or itching, are by far the most common symptoms in PBC patients. Less common symptoms include dry eyes and mouth, as well as jaundice, which can be seen in more advanced disease. Based on the guidelines of the American Association for the Study of Liver Disease, or AASLD, and the European Association for the Study of the Liver, or EASL, the clinical diagnosis of PBC is established based on the presence of (i) a positive antimitochondrial antibody, or AMA, a marker of this autoimmune disease seen in up to 95% of PBC patients, and (ii) elevated serum levels of ALP, an enzyme that is released by liver cells in response to the bile acid mediated toxicity and that is a key biomarker of the disease pathology. ALP is routinely measured in blood tests and, in the earlier stages of PBC, it is often the only abnormally elevated liver enzyme, rising to between two to ten times higher than normal values. It is closely monitored in patients as an indicator of treatment response and prognosis. Bilirubin is a marker of liver function and is also monitored in PBC to provide an indication of how well the liver is functioning. Liver biopsy can be used to confirm the diagnosis of PBC, but is not required and is becoming less-frequently performed.

Disease progression in PBC varies significantly but usually is relatively slow, with median survival in untreated patients of 7.5 years if symptomatic at diagnosis and up to 16 years if asymptomatic at diagnosis. PBC patients whose disease is progressing have persistently elevated levels of ALP and other liver enzymes, with abnormal bilirubin levels heralding more advanced disease. Data from published long-term studies demonstrate that a significant portion of such patients with advancing disease progress to liver failure, transplant or death within five to ten years, despite receiving ursodiol, the standard of care therapy.

Currently Available Treatment Options for PBC

The only approved drug for the treatment of PBC is ursodiol, which is the standard initial course of therapy for all PBC patients. Ursodiol is a naturally occurring bile acid found in small quantities in humans and it is the least detergent of the various types of bile acids that make up the bile pool. In traditional Asian medicine, ursodiol obtained from bears has been used for centuries as a “liver tonic” for any disease or condition associated with liver malfunction. In humans, the typical daily dose of ursodiol of approximately one gram represents more than one-fifth of the entire bile pool and, after ongoing therapy, it will comprise at least half of the entire bile pool. It is believed that this results in the bile pool being less toxic to the liver due to ursodiol’s dilution of other more detergent bile acids.

In patients in whom ursodiol is effective, the treatment slows the progression of PBC, reducing the likelihood of liver failure and the need for transplant. As shown in numerous clinical trials of ursodiol treatment, a positive therapeutic response is primarily determined by sustained reduction of ALP levels, along with maintenance of normal bilirubin levels, indicating adequately compensated liver function. This biochemical improvement has been shown to correlate well with improved clinical outcomes such as transplant-free survival.

Although drugs such as colchicine, budesonide, methotrexate and others have been tested as treatments in PBC, none has been shown to be both effective and safe in altering the course of the disease.

Our PBC Opportunity

While ursodiol’s mechanism of action at therapeutic doses is to dilute more detergent bile acids, it has no known pharmacological effects mediated by FXR or other bile acid receptors. Although ursodiol is the established standard of care for the treatment of PBC, studies have shown that up to 50% of PBC patients fail to respond adequately to treatment. Patients typically need to take approximately one gram of ursodiol daily in divided doses, which we believe presents a compliance challenge for some patients.

The outlook and treatment options for end-stage PBC patients who fail to respond to ursodiol are limited. Although liver transplant can be curative, many patients fail to receive a donor organ in time, and for those who do, there are very significant clinical risks, such as infection and organ rejection, as well as significant costs. In addition, the disease recurrence rate is as high as 18% at five years and up to 30% at ten years after liver transplant.

According to industry data, there are approximately 300,000 people with PBC in developed countries, of whom we believe approximately 60,000 have been diagnosed and are on ursodiol therapy. Based on this estimate, we believe there are up to 30,000 PBC patients who may currently be eligible for treatment with OCA. With increasing identification of PBC through routine liver function testing in primary care, we believe that there may be significantly more patients who will potentially be eligible for, and be interested in, receiving a new therapy if it becomes available on the market. While ursodiol is the standard of care for the treatment of PBC, given the limitations of its efficacy and compliance with the dosing regimen discussed above, we believe that there is a significant unmet need for a novel second line therapy in PBC.

Our Solution: OCA for PBC

Overview

Our lead product candidate, OCA, is a bile acid analog and first-in-class FXR agonist derived from the primary human bile acid chenodeoxycholic acid, or CDCA. CDCA, a natural FXR agonist, has historically been used safely as a chronic therapy for cholesterol gallstone disease. We are initially developing OCA for the second line treatment of PBC for patients with an inadequate therapeutic response to ursodiol or who are unable to tolerate ursodiol. OCA has received orphan drug designation in the United States for the treatment of PBC and a related disease called primary sclerosing cholangitis, or PSC. OCA also has orphan designation in Europe for PBC. We believe we are the first company to have advanced an FXR agonist into clinical trials and are currently enrolling our Phase 3 POISE trial to evaluate the safety and efficacy of OCA as a novel treatment in PBC. We own worldwide rights to OCA outside of Japan and China, where we have exclusively licensed the compound to DSP, which also has an option to exclusively license OCA in certain additional Asian countries.

We have completed two randomized, placebo-controlled Phase 2 trials of OCA in PBC patients. The first trial enrolled 165 patients to evaluate the addition of OCA to ursodiol in patients with an inadequate response to ursodiol therapy, and the second trial enrolled 59 patients to evaluate OCA given as monotherapy. Both trials showed that, over a 12-week period, single daily doses of OCA at the lowest dose of 10 mg met the Phase 2 primary and secondary endpoints of those trials, producing statistically significant reductions in levels of ALP and other important liver enzymes. Further, long-term open label extension phases of these trials have demonstrated that the majority of patients taking OCA for at least 12 months, with some on therapy for more than 30 months, maintained a durable treatment response.

OCA Benefits in PBC

We believe that OCA has the potential to provide the following benefits in the treatment of PBC:

•	Efficacy. In addition to achieving the primary endpoint in our Phase 2 trials, the data also demonstrated that 80% of OCA-treated patients across our Phase 2 trials experienced a reduction in ALP levels of at least 10%, which we consider to be a clinically meaningful improvement, as compared to 13% of placebo-treated patients. Furthermore, our analysis of the data for those Phase 2 patients who would have met the entry criteria for our POISE trial demonstrated that after 12 weeks of treatment approximately 40% to 45% of OCA-treated patients would have met the POISE trial primary endpoint, as compared to 5% to 9% of the placebo-treated patients.
•	Pharmacological Activity. Unlike ursodiol, which has no FXR-agonistic activity, OCA is approximately 100-times more potent than CDCA in activating the receptor. In numerous animal models, sustained FXR activation with OCA treatment has resulted in the prevention, and even reversal, of liver damage caused by progressive fibrosis. Our Phase 2 trials have demonstrated that most patients taking OCA also have significant reductions in immunoglobulin M, or IgM, and, in the combination trial with ursodiol, C-reactive protein, or CRP, common indicators of autoimmune activity. We believe that this demonstrates potential disease-modifying therapeutic activity directly addressing the underlying autoimmune pathology.
•	Ease of Use. We anticipate seeking approval of OCA for the treatment of PBC at a dose of a single 10 mg tablet each day, which is approximately 1/100 the amount of ursodiol that a patient is typically prescribed.

Phase 3 PBC Program for OCA

We are currently enrolling our Phase 3 POISE trial, which has been designed to study the safety and efficacy of OCA in PBC patients with an inadequate therapeutic response to ursodiol or who are unable to tolerate ursodiol. In this trial, eligible PBC patients currently taking a stable therapeutic dose of ursodiol will continue their ursodiol treatment and be randomized into one of three trial arms of 60 patients each, adding either: 10 mg of OCA; 5 mg of OCA increasing over the course of the trial to 10 mg of OCA; or a placebo. The double-blind phase of the trial is designed to be 12 months in duration, and patients completing this phase will continue in an open label, long-term safety extension phase for another five years, during which all patients will receive OCA treatment with doses as low as 5 mg and as high as 25 mg a day, as clinically indicated.

The primary endpoint of the 12 month double-blind portion of the POISE trial is the achievement of both a reduction in ALP level to below a threshold of 1.67 times upper limit normal, or ULN, with a minimum of 15% reduction in ALP level from baseline, and a normal bilirubin level, compared to placebo after 12 months of therapy. In order to be eligible to enter the POISE trial, patients must have previously met the diagnostic criteria for PBC and have been taking a therapeutic dose of ursodiol for at least 12 months or, if unable to tolerate ursodiol, patients must not have been on therapy for at least three months prior to entering the trial. In addition, patients must have ALP levels of at least 1.67 times ULN and bilirubin levels of one to two times ULN. The POISE trial is designed to enroll 180 patients across approximately 60 clinical sites in North America and Europe. We expect enrollment to be completed in the first half of 2013, with results from the trial expected to be available in the second half of 2014.

The chart below shows an analysis of the extracted intention to treat data for the 10 mg dose groups in our two Phase 2 trials based on patients who would have met the inclusion criteria for entry in the POISE trial. The analysis demonstrated that after 12 weeks of treatment, approximately 40% to 45% of OCA-treated patients in our Phase 2 trials would have met the POISE trial primary endpoint.

If the POISE trial is successful, we intend to submit a NDA to the FDA for approval of OCA for the treatment of PBC in the United States and a MAA to the EMA for approval in Europe. Based on written scientific advice from the EMA, we believe that the EMA will accept our current clinical program as the basis for considering approval of OCA for PBC. With respect to the FDA, we intend to request that the POISE trial primary endpoint be accepted as a basis for approval of OCA under the FDA’s accelerated approval regulation that enables the use of a surrogate endpoint reasonably likely to predict clinical benefit. If the FDA agrees to consider the potential approval of OCA in accordance with its accelerated approval regulation based on the POISE trial results, we will likely have to conduct a Phase 3 clinical outcomes trial to confirm the clinical benefit predicted by the biochemical therapeutic response. This Phase 3 clinical outcomes trial would have to be substantially underway at the time of the NDA submission and would be completed after accelerated approval. We are in discussions with the FDA about the details of such a clinical trial and are planning to initiate it as early as the second half of 2013.

A number of published clinical studies have demonstrated that a reduction in ALP or attaining an ALP below specific thresholds correlates with significant reduction in adverse clinical outcomes, such as liver failure, transplant and death. Similarly, studies have demonstrated that elevated bilirubin levels are predictive of adverse outcomes. We believe that one of the key factors in the FDA’s acceptance of our POISE trial primary endpoint as a basis for approval will be the result of additional analysis of the already available PBC clinical outcomes data. We are sponsoring an independent study involving more than ten leading academic PBC centers in Europe and North America that are pooling their long-term patient data to further substantiate that the POISE trial primary endpoint is predictive of clinical benefit. We anticipate these results will support what we believe is an emerging consensus among PBC opinion leaders concerning the clinical utility of our selected endpoint. We are calling this collection of centers the “PBC Supergroup” and it is anticipated that data from at least 4,000 patients will be submitted.

We believe this study will comprise the single largest analysis of outcomes in PBC patients and that the analysis will confirm the results already published, or made available to us, by four different members of the PBC Supergroup (University of Toronto, Mayo Clinic, University of Paris and Erasmus University (Rotterdam)). These groups have independently corroborated that the achievement of an ALP level of less than 1.67 times ULN, together with a normal bilirubin level, correlate with a significant reduction of risk of adverse clinical outcomes such as liver transplant and death.

Summary of additional preclinical and clinical studies required for regulatory submissions

Based on our interactions with the FDA and EMA, we believe that, in addition to the successful completion of the POISE trial, we will need to complete the following clinical studies prior to our planned NDA and MAA filings:

•	long-term monotherapy safety extension studies, resulting in approximately 650 patient cumulative years of safety data across all clinical trials;
•	a Phase 1 clinical trial in healthy volunteers to evaluate the effect of OCA on the heart’s electrical cycle, known as the QT interval; and
•	additional clinical pharmacology trials, including, but not limited to, drug interactions, the effects of food and drug-disease interaction studies.

In addition, other preclinical studies that we will need to complete are carcinogenicity studies in two rodent species, which were initiated in early 2012, and reproductive toxicology studies. Finally, before we submit a NDA to the FDA, we believe that we will need to be substantially underway with a Phase 3 clinical outcomes trial to confirm clinical benefit at the time of NDA submission. We are in discussions with the FDA about the details of such a clinical trial and are planning to initiate it as early as the second half of 2013. It is possible that the FDA may require that we conduct and/or complete additional clinical trials and preclinical studies before it will consider our NDA for approval.

Summary of Completed OCA PBC Clinical Trials

Phase 2 Trial: OCA as Combination Therapy in PBC Patients

We have completed a double-blind, placebo-controlled Phase 2 clinical trial of OCA in 165 patients with PBC. The trial evaluated the effects of adding one of three doses of OCA (10 mg, 25 mg and 50 mg) or placebo to ursodiol therapy in patients with ALP levels of higher than 1.5 times ULN who had not responded adequately to ursodiol therapy alone. Patients continued their prior ursodiol dose throughout the trial. At the end of the 12-week treatment period, all three doses of OCA added to ursodiol therapy produced statistically significant reductions in ALP levels as compared with patients receiving placebo plus ursodiol therapy, the primary endpoint. OCA-treated patients demonstrated a mean reduction of 21% to 25% in ALP levels, as compared to patients receiving placebo plus ursodiol therapy, who exhibited a mean reduction of less than 3%. At trial entry, the baseline mean ALP value for all the patient groups was approximately 2.4 times ULN. In addition, patients who received OCA experienced similar significant decreases in other clinically relevant liver enzymes such as gamma glutamyl transferase, or GGT, aspartate transaminase, or AST, alanine transaminase, or ALT, and bilirubin. Furthermore, serum markers of inflammation and immune response also improved as seen in reductions of CRP and IgM, which are closely associated with autoimmune dysfunction in PBC.

With the exception of a higher incidence of pruritus in the two highest OCA dose groups and a higher incidence of severe pruritus in all OCA dose groups, the Phase 2 clinical trial data showed that adverse events were generally similar across all groups, including the placebo group. Pruritus was dose dependent, with the ursodiol plus placebo incidence at 50%, ursodiol plus 10 mg of OCA at 47%, ursodiol plus 25 mg of OCA at 85% and ursodiol plus 50 mg of OCA at 80%. However, the severity of pruritus and the discontinuation rate due to severe pruritus increased with OCA dose and was worse than seen with placebo. There were no other statistically significant side effects observed over the placebo group, except for mild nausea.

Open Label Long-Term Safety and Efficacy Trial for OCA as Combination Therapy

Following the completion of the double-blind portion of the Phase 2 combination trial described above, 78 patients were enrolled in an open label long-term safety and efficacy extension study, or LTSE. Of these patients, 19 subsequently discontinued their participation in the LTSE, ten due to pruritus, one due to elevated bilirubin and eight due to other adverse events or for other reasons. There were five serious adverse events in the LTSE, of which two occurred at each of the 10 mg and 25 mg doses and one occurred at the 50 mg dose. None of the serious adverse events, which were typically related to hospitalizations for pre-existing conditions, was considered likely to be related to OCA therapy, and no serious adverse event was considered to be hepatic in nature.

In the LTSE, patients continued to receive open label OCA, increasing from a dose of 10 mg to as high as 50 mg each day. In patients whose dose was increased, there was a benefit of increasing the dose up to 25 mg from 10 mg (with an incremental 9% fall in ALP), but not in increasing the dose above 25 mg. Over two-thirds of the patients were increased to 20 mg or more. Pruritus was the most common adverse event, reported in 68 of the 78 patients (approximately 87%). Other adverse events included fatigue, insomnia and upper respiratory tract infection, each of which was reported by approximately 13% of the patients in the LTSE.

The chart below demonstrates that patients taking OCA achieved mean reductions in ALP to approximately 1.67 times ULN after having been on therapy for three months and maintained that treatment response throughout a 12-month period and beyond. Furthermore, after 12 months, more than 50% of the patients had met the Phase 3 POISE trial primary endpoint, with a reduction in ALP levels to below 1.67 times ULN, along with at least a 15% reduction in ALP, and a normal bilirubin level. Taken together with the data from our ongoing monotherapy LTSE trial discussed below, we believe that these LTSE phases of our Phase 2 trials demonstrate that a large majority of patients taking OCA for at least 12 months, with some currently on therapy for more than 30 months, maintain a durable therapeutic response.

Phase 2 Trial: OCA as Monotherapy in PBC Patients

We have completed a 59 patient double-blind, placebo-controlled Phase 2 clinical trial of OCA given as a monotherapy to patients with PBC. The trial evaluated the effects of 10 mg and 50 mg doses of OCA compared to placebo in patients with baseline ALP levels of higher than 1.5 times ULN. Patients either had never taken ursodiol or had not been taking ursodiol for at least 3 months before the start of the trial. At the end of the 12-week treatment period, statistically significant reductions in ALP were seen in the treated patients (38% to 45% mean ALP reductions compared with no change in the placebo-treated patients). Patients in the 10 mg dose group experienced absolute reductions in ALP levels from a mean of approximately 3.9 times ULN to approximately 1.9 times ULN at the end of the study. Even greater reductions in GGT (63% to 75%) were seen in the OCA-treated groups (compared to 3% for placebo-treated groups). There were also significant improvements in ALT levels and bilirubin levels. In addition, IgM also improved. Pruritus was seen more commonly in the patients treated with OCA, with the incidence, severity and discontinuation rate all increasing with dose; otherwise, the other adverse events were not clearly different across the groups.

Ongoing Open Label Long-Term Safety and Efficacy Trial for OCA as a Monotherapy

Following the completion of the double-blind portion of the Phase 2 monotherapy trial described above, some patients were given the option to enroll in an open label long-term safety and efficacy extension study, or monotherapy LTSE. The monotherapy LTSE phase is currently ongoing. Patients continue to receive open label OCA in this phase, and have been increased from a starting dose of 10 mg to as high as 50 mg. Approximately half of the patients are currently taking 20 mg or more of OCA. Consistent with the combination trial LTSE, continued improvements in biochemistry have been seen. Pruritus is the most common adverse event and has been reported over the course of the monotherapy LTSE in 24 of the 28 subjects (or 86%) for whom data are available. Other adverse events include headache, arthralgia, fatigue and nausea, which have been reported in approximately 32%, 25%, 21% and 21% of the patients, respectively.

Summary of Completed Phase 1 Trials

OCA has been evaluated in two Phase 1 clinical trials to study its safety and pharmacokinetic profile in healthy volunteers. The first was a single ascending dose trial in 24 subjects testing single OCA doses in the range of 50 mg to 500 mg. The second was a multiple ascending dose trial in 50 subjects testing repeated OCA doses in the range of 25 mg to 250 mg for 12 consecutive days. Adverse events seen in the Phase 1 trials were generally mild. Only two adverse events, upper abdominal pain and nasopharyngitis, were observed in one subject each in the single ascending dose trial. In the multiple ascending dose trial, doses from 25 mg to 100 mg were generally well-tolerated. At the highest dose of 250 mg, ALT and AST increases were seen, consistent with our animal toxicology data. This dose is 25-times greater than the 10 mg dose in the POISE trial and ten-times greater than the 25 mg dose being tested in our ongoing Phase 2b trial for NASH, called the FLINT trial. Half of the subjects in the 250 mg dosing group reported mild pruritus and one discontinued due to a rash.

Additional Potential Clinical Indications for OCA

Based on the potential protective effects of OCA in the liver, we are conducting clinical trials in additional chronic liver disease indications with potential greater market opportunities, with the view of expanding OCA’s therapeutic applications.

Potential Use of OCA to Treat Portal Hypertension

A study in an animal model of cirrhosis showed that OCA treatment can acutely reverse portal hypertension through a localized vasodilatory mechanism that is independent of its longer term anti-fibrotic effects. Portal hypertension results from increased pressure in the portal vein, which feeds most of the blood supply to the liver. The condition typically occurs as the liver becomes cirrhotic and more rigid, thereby offering more resistance to blood inflow from the portal vein. Many patients with liver cirrhosis go on to develop portal hypertension, which is a common cause of morbidity and mortality at the end stage of all chronic liver diseases. An early manifestation of portal hypertension is the development of esophageal varices, which are distended and weakened veins in the lower part of the esophagus that can burst and cause catastrophic bleeding. There are no approved therapies for the treatment of portal hypertension, although beta blockers are commonly used to treat patients. However, they are effective in only 25% to 33% of patients and have significant safety issues in portal hypertension patients. It has been shown clinically that reducing pressure in the portal vein can lower the risk of adverse outcomes such as the incidence of variceal bleeding. We believe that portal pressure reduction is an appropriate therapeutic endpoint to demonstrate clinical proof-of-concept.

Phase 2 Trial for Portal Hypertension

OCA is currently being tested in an open label Phase 2a trial, called the PESTO trial, in patients with portal hypertension to evaluate the ability of OCA to reduce hepatic portal venous pressure in patients with end-stage liver disease. The primary endpoint of the trial is to lower the hepatic venous pressure gradient after seven days of treatment by 15% or more, or to 12 mm Hg or less, a level at which the risk of adverse clinical outcomes has been shown to be significantly reduced. An initial safety cohort of four patients demonstrated that OCA was well-tolerated at the 10 mg dose. We are currently conducting an efficacy trial of the 10 mg dose in seven to nine patients, while also completing a safety cohort at a 25 mg dose before continuing with a planned efficacy cohort at this higher dose. We anticipate receiving results from the 10 mg dose group of our PESTO trial by the end of 2012. We are utilizing the data from this trial to supplement our safety data set for our planned NDA for PBC to include the evaluation of OCA in patients with end-stage liver disease. If the PESTO trial supports the further development of OCA for the treatment of portal hypertension, we anticipate that we will need to secure additional funding to advance OCA for this indication.

Potential Use of OCA to Treat Nonalcoholic Steatohepatitis (NASH)

FXR activation has been shown to play a key role in the regulation of the metabolic pathways relevant to NASH, highlighting FXR as a potential drug target for treatment of the disease. Nonalcoholic fatty liver disease, or NAFLD, is believed to be the most common chronic liver disease worldwide and we believe that more than 75 million patients are affected in the United States alone. The disease is associated with the Western diet, which is rich in processed foods with high fat and sugar content. NAFLD can lead to excessive fat accumulation in the liver, insulin resistance and increased risk of developing metabolic syndrome, type 2 diabetes and cardiovascular disease. A subset of approximately 30% of NAFLD patients develop NASH, which is a more serious liver disease. In these patients, for reasons that are still not completely understood, the fat build-up in the liver induces chronic inflammation which leads to progressive fibrosis that can lead to cirrhosis and liver failure.

NASH is currently diagnosed by liver biopsy. Studies have shown that at least 15% of NASH patients will develop liver cirrhosis over a ten to 15 year period. In the United States, the most recent epidemiological studies have concluded that more than 12% of the general population has NASH, while approximately 2.7%, or more than eight million patients, have advanced liver fibrosis or cirrhosis due to the disease. In the past decade, the proportion of liver transplants attributed to NASH increased from 1% to 10%, establishing NASH as the third leading and a rapidly increasing indication for liver transplant in the United States. The epidemiological data from other developed countries in Europe and Japan are similar, and NASH has also become a highly prevalent liver disease in developing countries such as India and China.

There are currently no drugs approved for the treatment of NAFLD or NASH. It has been reported that in 2010, there were approximately $615 million in off-label sales of various therapeutics for the treatment of NASH, such as insulin sensitizers (e.g., metformin), antihyperlipidemic agents (e.g., gemfibrozil), pentoxifylline and ursodiol. Lifestyle changes and exercise to reduce body weight and treatment of concomitant diabetes and dyslipidemia are accepted as the standard of care but have not conclusively been shown to prevent disease progression.

Ongoing Phase 2 Trial for NASH

OCA is currently being tested in a Phase 2b NASH trial, called the FLINT trial, that is testing a 25 mg single daily dose of OCA versus placebo in 280 patients with NASH. We are sponsoring the FLINT trial in collaboration with the U.S. National Institute of Diabetes and Digestive and Kidney Diseases, or NIDDK, which oversees a clinical research network of eight leading NASH centers in the United States. The primary endpoint in the 72-week double-blind FLINT trial is based on liver biopsy and is defined as an improvement of two or more points in the NAFLD activity score (a system of scoring the histopathological features in the liver) with no worsening of liver fibrosis. The NIDDK is providing the majority of funding for the trial, which we anticipate will be fully enrolled in 2012, with final results expected in late 2014. If this trial supports the further development of OCA as a treatment for NASH, we anticipate that we will need to secure additional funding to advance OCA for this indication.

In June 2012, the NIDDK’s data and safety monitoring board, or DSMB, for the FLINT trial completed an interim analysis and recommended that the trial should continue based on data from 101 patients who had completed at least 24 weeks and up to 15 months of the trial. The interim analysis reviewed the change from baseline in ALT levels as the efficacy criterion variable and all available safety data. Based on the recommendation of the DSMB, the NIDDK decided to continue the FLINT trial.

Phase 2 Trial: OCA as Therapy in Type 2 Diabetic Patients with NAFLD

We have also completed a Phase 2 clinical trial of OCA in 64 type 2 diabetic patients with NAFLD. This double-blind, placebo-controlled trial tested 25 mg and 50 mg doses of OCA over a six-week period and assessed the effects of OCA on insulin sensitivity. The trial demonstrated that OCA therapy significantly improved insulin sensitivity both in the liver and peripheral tissues, thereby meeting the primary endpoint in the trial. Significant improvements in weight loss and reductions in liver enzymes such as GGT and ALT were also noted. The trial also showed that OCA was well-tolerated by the trial patients, with side effects no different than those reported on placebo (apart from mild constipation in the 50 mg group).

Potential Use of OCA to Treat Bile Acid Diarrhea

In the second half of 2012, we expect investigators at the Imperial College of London to initiate enrollment of an open label Phase 2a trial, called the OBADIAH trial, to investigate whether OCA can stimulate the hormone known as fibroblast growth factor 19, or FGF19, in patients with bile acid diarrhea. Bile acid diarrhea is an under-recognized but common subtype of inflammatory bowel syndrome with diarrhea, or IBS-D, marked by chronic watery diarrhea. FGF19 levels are substantially reduced in these patients, resulting in impaired feedback inhibition of bile acid synthesis. The resulting excess bile acids spill into the intestine where they produce diarrhea by stimulating intestinal secretion. FGF19 is synthesized in the small intestine under the direct regulation of FXR and we have shown in all three of our completed Phase 2 trials that OCA markedly stimulates the release of FGF19. The primary outcome measure of the OBADIAH trial will be to assess the change in FGF19 levels over a two-week period in ten patients with bile acid diarrhea and in two control groups. The Imperial College of London is acting as the sponsor of the OBADIAH trial. If positive, this trial could support the further development of OCA for the treatment of bile acid diarrhea, in which case we would need to secure additional funding for the advancement of OCA for this indication.

Other Potential Indications for OCA

We believe that OCA may have potential therapeutic application in other chronic diseases such as PSC, another autoimmune cholestatic liver disease; inflammatory bowel disease, including Crohn’s disease and/or ulcerative colitis; biliary atresia, a pediatric disease characterized by deficient bile duct development; and Aligille Syndrome, a very rare genetic disorder that affects the liver and other organs. We anticipate that we will need to secure additional funding for the advancement of OCA for any of these indications.

Potential Future Product Candidates

In addition to OCA, we have other novel bile acid analog compounds targeting FXR and a second dedicated bile acid receptor called TGR5, which is a target of interest for the treatment of type 2 diabetes. We intend to continue advancing these and other product candidates as we build our pipeline, in some cases subject to the procurement of additional funding.

INT-767

INT-767 is an orally administered dual FXR and TGR5 agonist that, like OCA, is derived from the primary human bile acid CDCA. This product candidate has been shown to be approximately five-times more potent than OCA as an FXR agonist. In animal models of chronic liver, intestinal and kidney diseases, INT-767 has consistently demonstrated greater anti-fibrotic and anti-inflammatory effects than OCA. We own exclusive worldwide, royalty-free rights to INT-767.

We currently plan to advance INT-767 through the preclinical studies required to support the advancement of this product candidate to an IND, with an intended focus on developing it as a novel treatment for chronic kidney diseases, such as diabetic nephropathy, that involve progressive fibrosis leading to kidney failure. If the preclinical data support the advancement of INT-767 into clinical trials, we anticipate that we will need to secure additional funding for the further development of this compound.

INT-777

INT-777 is an orally administered TGR5 agonist that is derived from the primary human bile acid cholic acid. We have completed the preclinical studies necessary for the filing of an IND. We own exclusive worldwide, royalty-free rights to INT-777. In order to advance this product candidate into clinical trials, we will need to secure additional funding and may seek a strategic collaborator.

Our in vitro studies of INT-777 showed that the product candidate has the potential to selectively target TGR5, a receptor that has been shown to directly regulate the release of glucagon like peptide-1, or GLP-1, in the intestine with resulting insulin sensitizing effects. There are several important and effective marketed drugs that enhance the effects of GLP-1 through different mechanisms, but none are able to induce the endogenous production of this hormone, and we believe there is interest in the potential for a TGR5 agonist to provide additive benefits. TGR5 has also been shown in animal models to regulate other metabolic pathways in brown fat and skeletal muscle that drive energy expenditure. The receptor may also play a role in the control of inflammation, which is increased in insulin resistant diabetic conditions.

In animal models of diabetes, treatment with INT-777 induced GLP-1 secretion, with resulting insulin sensitivity and normalization of glycemic control, increased basal energy expenditure and prevention of weight gain, and a reduction in blood lipid levels together with liver steatosis and fibrosis. We believe that these preclinical results could support further development of INT-777 and our other TGR5 agonists in the treatment of type 2 diabetes and associated metabolic disorders.

Strategic Collaborations and Research Arrangements

Dainippon Sumitomo Pharma

On March 29, 2011, we entered into a license agreement with Dainippon Sumitomo Pharma Co. Ltd., or DSP, under which we granted DSP an exclusive license to research, develop and commercialize OCA as a therapeutic for the treatment of PBC and NASH in Japan and China (excluding Taiwan). Under the terms of the agreement, DSP is required to use commercially reasonable efforts to develop and commercialize OCA in Japan and China for the treatment of PBC and NASH, and we are obligated under the agreement to use commercially reasonable efforts to develop OCA outside of Japan and China. DSP has agreed during the term of the agreement to not commercialize any compound that is a FXR agonist for use in the treatment of PBC or NASH other than pursuant to the agreement.

We granted DSP an option under the agreement to obtain an exclusive license to commercialize OCA for indications other than PBC and NASH on the same terms as are set forth in the agreement. DSP may exercise this option with respect to any indication at any time during the two-year period commencing on the date we notify DSP of the commencement of a Phase 3 clinical trial involving OCA for such indication, subject to DSP’s payment of an option fee for each additional indication. No option fee is required to be paid by DSP if it exercises its option for any additional indication only in China.

We also granted DSP an option under the agreement to add Korea, Taiwan, Malaysia, Vietnam, the Philippines, Thailand, Singapore and/or Indonesia to its exclusive license on the same terms as are set forth in the agreement. DSP may exercise this option with respect to any such country at any time up until the date on which regulatory approval to commercialize OCA is granted in Japan, subject to DSP’s payment of an option fee for each country. We may not offer rights to a third party to develop and commercialize OCA in any of these countries for an agreed upon time period, and, if after this date, we accept or make a bona fide offer of exclusive rights to a third party to develop and commercialize OCA in any of these countries, we must first notify DSP and DSP has the right to exercise its option with respect to any such country. In addition, prior to accepting or making a bona fide offer of any exclusive development and commercialization rights involving OCA in the United States and Canada to a third party, we must first engage in good faith negotiations with DSP with respect to the grant to DSP of exclusive rights to develop and commercialize OCA in such countries.

DSP made an up-front payment to us in the amount of $15.0 million upon execution of the agreement. In addition, DSP may be required to pay us up to an aggregate of approximately $300 million upon the achievement of specified development, regulatory and commercial sale milestones. DSP is also obligated to pay us tiered double digit percentage royalties based on net sales of OCA products. The term of the agreement, and DSP’s obligation to pay royalties to us for each OCA product, expires on a country-by-country basis on the later of the expiration of the exclusivity period in such country, whether through the expiration of applicable patents or the introduction of generic drugs that compete with the OCA product, or ten years after the first commercial sale of such OCA product for the first or second indication in that country. Royalty rates are subject to reduction under the agreement in specified circumstances, including, with respect to any country in the exclusive territory, if sales of generic products reach a certain threshold market share in that country over a specified period.

DSP may terminate the agreement in its entirety or on a country-by-country or indication by indication basis upon 90 days’ written notice. Either we or DSP may terminate the agreement in the event of the uncured material breach by or bankruptcy of the other party, subject to certain dispute resolution procedures. If DSP were to terminate the agreement for our material breach, it would have a perpetual license following the effective date of termination, subject to the payment by DSP of a royalty based on net sales of OCA products, the amount of which will depend on whether the effective date of termination occurs prior to or after the date of first commercial sale of an OCA product. If we were to terminate the agreement for DSP’s material breach or if DSP were to voluntarily terminate the agreement, DSP’s license under the agreement would terminate.

Les Laboratories Servier and Institut de Recherches Servier

On August 1, 2011, we entered into a research, development, license and commercialization agreement with Les Laboratories Servier and Institut De Recherches Servier under which we granted Servier the exclusive license to research, develop and commercialize TGR5 agonists (other than INT-767 and INT-777) for use in the treatment of diabetes, obesity, atherosclerosis and reperfusion injury in all countries other than the United States and Japan, and Servier granted us an exclusive royalty-free license to research and develop such compounds for use in the treatment of diabetes, obesity, atherosclerosis and reperfusion injury in the United States and Japan. Under the terms of the agreement, Servier is required to use commercially reasonable efforts to develop compounds outside the United States and Japan and we are required to use commercially reasonable efforts to develop compounds in the United States and Japan.

We are obligated to conduct and are conducting a research program under the agreement to identify and optimize compounds that meet certain specified criteria sufficient for further development by Servier. The initial term of the research program is one year, subject to extension by mutual agreement. We are obligated under the agreement to provide Servier with a specified number of full time equivalent employees for the research program up to a specified maximum per year.

Servier has agreed to pay for the development costs we or Servier incur in conducting certain preclinical trials and clinical trials with respect to any compound that meets specified criteria. We have agreed to reimburse Servier for a certain percentage of the development costs incurred by Servier if we enter into a partnership agreement, or commence development or commercialization activities on our own, with respect to a compound in the United States. Servier may credit a portion of any such reimbursable development costs against any milestone or royalty payments due and payable by Servier under the agreement until all such reimbursable amounts are repaid. In addition, if we enter into a partnership agreement with respect to a compound developed under the agreement solely in Japan, we and Servier have agreed to enter into good faith negotiations regarding the terms and conditions applicable to the reimbursement of development costs. If we do not enter into a partnership agreement with respect to the compound in the United States or Japan within three years from the date regulatory approval is received for a compound in the European Union, Servier will have the first right to negotiate with us regarding the terms and conditions applicable to the grant to Servier of an exclusive license to develop and commercialize the product in the United States and/or Japan.

We have the right to conduct clinical trials and obtain regulatory approvals involving compounds developed under the agreement at our sole expense in the United States and Japan, and Servier has the right to conduct clinical trials and obtain regulatory approvals involving compounds developed under the agreement at its sole expense in all other countries. We and Servier have agreed during the term of the research program not to research or develop any TGR5 agonist and, during the term of the agreement, not to commercialize any TGR5 agonist covered by the agreement other than pursuant to the agreement. However, this provision does not restrict us from developing INT-767 and INT-777.

Servier has made an up-front payment to us in the amount of €1.0 million upon execution of the agreement and has agreed to reimburse us for a portion of the full time equivalent costs incurred by us in the conduct of the research program, up to a set maximum amount. In addition, Servier may be required to pay us an aggregate amount of up to approximately €108 million upon the achievement of specified development, regulatory and commercial sale milestones. Servier is also obligated to pay us tiered single digit percentage royalties based on net sales of products developed under the agreement on a country-by-country basis. Servier’s obligation to pay royalties for each product expires on a country-by-country basis upon the later of the expiration of the last to expire patent licensed by us that covers the product and ten years from the date of first commercial sale of that product. Royalty rates are subject to reduction under the agreement in specified circumstances, including with respect to any country if sales of generic products reach a certain threshold in that country.

Servier may terminate the agreement at any time for any reason or if we consummate a change of control transaction. Either we or Servier may terminate the agreement in the event of the uncured material breach or insolvency of the other party. Upon the termination of the agreement by Servier for our material breach or insolvency, Servier may, at its election, have its license from us under the agreement become perpetual and royalty-free following the effective date of termination. Upon termination of the agreement by Servier without cause, we will maintain our rights to the technology licensed to Servier outside of the United States and Japan and Servier will pay us the balance of any unpaid funding under the research program. Upon the termination of the agreement by us for Servier’s material breach or insolvency, we may, at our election, have our license from Servier under the agreement become perpetual following the effective date of termination.

National Institute of Diabetes and Digestive and Kidney Diseases

In July 2010, we entered into a cooperative research and development agreement, or CRADA, with the National Institute of Diabetes and Digestive and Kidney Diseases, or NIDDK, a division within the National Institutes of Health, to conduct our ongoing Phase 2b FLINT trial for the treatment of NASH with OCA. In June 2012, the DSMB for the FLINT trial completed an interim analysis and recommended that the trial should continue based on data from 101 patients who had completed at least 24 weeks and up to 15 months of the trial. The interim analysis reviewed the change from baseline in ALT levels as the efficacy criterion variable and all available safety data. The primary endpoint of the FLINT trial is based on liver biopsy. Based on the recommendation of the DSMB, the NIDDK steering committee decided to continue the FLINT trial.

The NIDDK is providing the majority of funding for the trial. In accordance with the terms of the CRADA, we have made payments of $750,000 to date. Under our contract with the NIDDK, we are required to make a milestone payment of $1.0 million in the third quarter of 2012. We will be required to make an additional $1.25 million payment within 60 days of full enrollment of the FLINT trial, which is expected to occur in 2012.

Under the terms of the CRADA, any inventions under the CRADA will be owned by the party that produced such inventions. However, any inventions jointly developed by the parties will be jointly owned. We will have the first opportunity to file patent applications in respect of any jointly developed inventions under the CRADA. If we do not exercise our rights, the NIDDK will be able to file a patent application in respect of such inventions.

The CRADA provides that we have an exclusive option to an exclusive or nonexclusive commercialization license on any inventions made solely by the NIDDK under the CRADA. The U.S. government has also been granted a worldwide, nonexclusive, nontransferable, irrevocable, paid-up license in respect of any subject inventions under the CRADA, including inventions made solely by us to the extent that such license is for research or other government purposes.

The CRADA has a term of four years, ending in July 2014. The parties to the CRADA may terminate the CRADA by mutual written consent. Either party may terminate the CRADA at any time by providing 60 days prior written notice to the other party. However, if we unilaterally terminate the CRADA, the NIDDK may be entitled to retain any funds transferred to the NIDDK under the CRADA and, unless the termination was for safety reasons, we may be required to supply sufficient quantities of OCA and placebos to complete the trial. We have agreed that the NIDDK may continue developing OCA if we suspend the development of OCA without transferring our development efforts, assets and obligations to a third party within 90 days of discontinuation. In such circumstances, we would also be required to grant a nonexclusive, irrevocable worldwide, paid up license for any of our inventions relating to OCA, its manufacture and any method of use of OCA for the treatment of NASH, including the right to sublicense.

If the FLINT trial supports the further development of OCA for NASH, we anticipate that we will need to secure additional funding for the further development of OCA in NASH.

University of Perugia and Professor Roberto Pellicciari

On January 1, 2012, we entered into a sponsored research agreement with the University of Perugia and Professor Roberto Pellicciari, whom we refer to as the Research Parties, to research and realize improvements to the process for synthesizing and supplying gram scale reference standard quantities of OCA, INT-767 and INT-777. Professor Pellicciari is one of our founders.

Pursuant to this agreement, we are obligated to pay the University of Perugia an aggregate of €80,000 during the term of the agreement in quarterly installments of €20,000.

Under the terms of the sponsored research agreement, we have been assigned all rights, title and interest in patent rights and technology upon creation related to the research project, effective as of the date of creation. We have the right and final decision-making ability as to the filing, prosecution or maintenance of all patents or patent applications covering any patent rights or technology developed through the agreement. The Research Parties are required to promptly and fully disclose to us in writing any invention conceived and/or reduced to practice in the conduct of the agreement. Under the terms of the agreement, we have a right of first refusal to negotiate terms to expand the agreement prior to the end of its term, or upon renewal, to include certain other research programs.

The sponsored research agreement has a term of one year from the date of execution and the agreement provides that the parties will commence discussions on renewal no later than 60 days prior to the end of the term. Either we or the Research Parties may terminate the agreement in the event of the uncured material breach of the other party after receipt of notice in writing of such breach from the other party. If the agreement is terminated by the Research Parties for a material breach by us during any quarterly period, the agreement provides that the Research Parties will be entitled to all rights, title and interest in and to the patent rights and technology created and assigned to us during that quarterly period. If the agreement is terminated by us for a material breach by the Research Parties, the agreement provides that all funds paid by us to the Research Parties not expended or irrevocably committed upon the effective date of termination will be refunded to us. Also, Professor Pellicciari will be required to return all materials and tangible documentation containing confidential information. We may also terminate the agreement if Professor Pellicciari is unable or unwilling to continue to conduct research or otherwise perform his obligations under the agreement.

TES Pharma Srl

On August 1, 2011, we entered into a research and development agreement with TES Pharma Srl, or TES, to conduct research and development activities for our TGR5 program. The research program is managed by Professor Roberto Pellicciari, who is an owner of TES.

We are required under the agreement to pay TES up to an aggregate amount of €1.0 million during the term of the agreement. Payments will be made on a quarterly basis. The agreement provides that any funds paid to TES that have not been expended or irrevocably committed will be refunded to us.

Under the terms of the agreement, any inventions created in connection with the activities performed under the agreement will be our sole and exclusive property and all original works of authorship made by TES within the scope of the project that are protectable by copyright are works made for hire. TES has agreed to assign to us all of its rights, titles and interests in all inventions and other intellectual property rights under the agreement.

The agreement has a term of one year unless we, in our sole discretion, extend the term of this agreement for one additional year on the same terms and conditions as the current agreement. Either we or TES may terminate the agreement in the event of an uncured material breach after receipt of written notice in of such breach from the other party. If we terminate the agreement for a material breach by TES, any funds paid to TES that have not been expended or irrevocably committed by them will be returned to us. TES is also obligated to deliver to us all remaining compounds and tangible documentation containing confidential information upon our request. If the agreement is terminated by TES for a material breach by us, TES is entitled to the balance of payments owed to them once the appropriate quarterly reports have been submitted to us.

Consulting Agreements with Professor Pellicciari

Servier TGR5 Agonists

On August 1, 2011, we entered into a consulting agreement with Professor Roberto Pellicciari to provide scientific guidance for a research program relating to selective or non-selective TGR5 agonists to be undertaken by TES and to supervise and coordinate this research program. Professor Pellicciari will also act as our designated representative on a joint steering committee formed pursuant to our collaboration agreement with Servier.

The agreement provides that Professor Pellicciari will receive compensation at an annual rate of €150,000 for his services during the term of the agreement in quarterly installments of €37,500. The agreement also provides that Professor Pellicciari will be eligible for a €50,000 performance bonus based on the success of the research collaboration.

Under the terms of the agreement, all inventions created in connection with the activities performed under the agreement are our sole and exclusive property and all original works of authorship made by Professor Pellicciari that are protectable by copyright are works made for hire. Professor Pellicciari has also assigned to us all rights, title and interest in all inventions and any other intellectual property rights created under the agreement from January 1, 2011 through the end of its term. Professor Pellicciari must provide timely written notice of any inventions that he develops during the term of the agreement.

The agreement has a term of one year. However, at our sole discretion, we may extend the term of the agreement by one additional year. Either we or Professor Pellicciari may terminate the agreement in the event of a material breach by the other party that is not remedied within 30 days after receipt of written notice of such breach from the other party.

OCA, INT-767 and INT-777

On January 1, 2012, we entered into a consulting agreement with Professor Pellicciari to provide scientific guidance for our research program relating to OCA, INT-767 and INT-777 and to supervise and coordinate this research program.

The agreement provides that Professor Pellicciari will receive compensation at an annual rate of €100,000 for his services during the term of the agreement in quarterly installments of €25,000.

Under the terms of the agreement, all inventions created in connection with the activities performed under the agreement are our sole and exclusive property and all original works of authorship made by Professor Pellicciari that are protectable by copyright are works made for hire. Professor Pellicciari has also assigned to us all rights, title and interest in all inventions and any other intellectual property rights created under the agreement. Professor Pellicciari must provide timely written notice of any inventions that he develops during the term of the agreement.

The agreement has a term of one year. However, at our sole discretion, we may extend the term of the agreement by one additional year. Either we or Professor Pellicciari may terminate the agreement in the event of a material breach by the other party that is not remedied within 30 days after receipt of written notice of such breach from the other party.

WIL Research Laboratories, LLC

On October 2, 2007, we entered into a master laboratory services agreement with WIL Research Laboratories, LLC, or WIL, to perform certain research and laboratory services. The agreement was amended on October 28, 2011.

On November 16, 2011, we finalized work orders with WIL for the FDA-required studies in mice and rats to investigate the presence or absence of carcinogenic potential of OCA. We have agreed to pay WIL an aggregate of $4.0 million for the studies, consisting of a combination of periodic installment payments and milestone payments. If additional costs are incurred beyond the amounts specified in the work orders, we have agreed to pay such reasonable additional costs upon receipt of proper invoice.

Under the terms of the agreement, we own all work product and data prepared or generated by WIL in the course of its services, assuming our payment of all required amounts specified in the contract. We have no property rights in WIL’s intellectual property.

The agreement has a term of five years, ending on October 2, 2012. However, the agreement automatically extends for successive one year periods, unless either party gives written notice to the other party at least 60 days prior to the end of the current term. Either we or WIL may terminate the agreement upon 90 days written notice. However, if a work order pertaining to the ongoing studies is outstanding, WIL may not terminate the agreement with 90 days written notice until the work order has been completed or otherwise terminated.

Commercialization

Given our stage of development, we have not yet established a commercial organization or distribution capabilities. In the United States and Europe, due to the rare nature of PBC and the limited options for treatment, patients suffering from PBC and their physicians often have a high degree of organization and are well informed, which may make it easier to identify target populations if and when OCA is approved. Most patients with PBC are treated at a limited number of academic centers or otherwise by physicians who specialize in the treatment of liver disease. If OCA is approved for the treatment of patients with PBC, we believe that it will be possible to commercialize OCA for this indication with a relatively small specialty sales force that calls on a limited and focused group of physicians. Our current plan is to commercialize OCA for PBC ourselves in the United States and Europe if it is approved. We may build our own commercial infrastructure or utilize contract reimbursement specialists, sales people and medical education specialists, and take other steps to establish the necessary commercial infrastructure at such time as we believe that OCA is approaching marketing approval. Outside of the United States and Europe, subject to obtaining necessary marketing approvals, we likely will seek to commercialize OCA through distribution or other collaboration arrangements for PBC. As a result of our ongoing clinical work, we have been engaged in dialogue with specialists who treat patients with PBC. We believe that these activities have provided us with a growing knowledge of the physicians we plan to target for commercial launch of OCA for PBC, subject to marketing approval in the United States and Europe. In March 2011, we exclusively licensed rights to OCA to DSP in Japan and China, along with an option to expand this exclusive license into certain other Asian countries. If we pursue approval for OCA in more prevalent liver diseases such as NASH, we would plan to do so selectively either on our own or by establishing collaborations with one or more pharmaceutical companies.

Competition

The biopharmaceutical industry is characterized by intense competition and rapid innovation. Although we believe that we hold a leading position in bile acid chemistry, our competitors may be able to develop other compounds or drugs that are able to achieve similar or better results. Our potential competitors include major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies and universities and other research institutions. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. We believe the key competitive factors that will affect the development and commercial success of our product candidates are efficacy, safety and tolerability profile, reliability, convenience of dosing, price and reimbursement.

Our most advanced product candidate, OCA, is currently being developed as a second line treatment for PBC. Currently, ursodiol is the only therapy that is approved for the treatment of PBC. Although there are currently no other drugs approved for the treatment of PBC, we are aware of other companies, including Eli Lilly, Exelixis, Inc. and Phenex Pharmaceuticals AG that have FXR agonists in Phase 1 or earlier stages of preclinical development that could be used to treat PBC and the other liver diseases we are targeting. In addition, Johnson & Johnson and NovImmune SA are each currently conducting Phase 2a proof-of-concept open label clinical trials of monoclonal antibodies as potential treatments for PBC. Finally, Dr. Falk Pharma GmbH, which markets ursodiol, is conducting a Phase 3 clinical trial of combination ursodiol and budesonide, a steroid, as a treatment for PBC.

For the treatment of portal hypertension, the only therapeutic products available are beta blockers, which clinical studies have shown are effective only in approximately 25% to 33% of patients, while having significant safety issues. We are aware of only one other company, Dr. Falk Pharma GmbH, which has a new product candidate in Phase 2 clinical development for the treatment of portal hypertension.

There are currently no therapeutic products approved for the treatment of NASH or NAFLD. There are several marketed therapeutics that are currently used off label for the treatment of NASH, such as insulin sensitizers (e.g., metformin), antihyperlipidemic agents (e.g., gemfibrozil), pentoxifylline and ursodiol, but none has been clearly shown in clinical trials to alter the course of the disease. We are aware of several companies that have product candidates in Phase 2 clinical development for the treatment of NASH, including Dr. Falk Pharma GmbH, Galmed Medical Research Ltd., Immuron Ltd., Mochida Pharmaceutical Co., Ltd., NasVax Ltd. and Raptor Pharmaceutical Corp., and there are other companies with candidates in earlier stage programs. In addition, it is possible that one or more of the FXR agonist product candidates mentioned above that are being developed by our competitors could be used for the treatment of NASH.

For the treatment of bile acid diarrhea, bile acid binding resins such as cholestyramine are currently used as the only available targeted therapy. Patients with this disease represent a subset of patients diagnosed with irritable bowel syndrome with diarrhea, or IBS-D, and we are aware of several companies with product candidates in Phase 2 or 3 clinical development for the treatment of IBS-D, including Astellas Pharma US, Inc., AstraZeneca, Salix Pharmaceuticals, Inc. and Tioga Pharmaceuticals, Inc. In addition, there are several marketed products indicated for the treatment of IBS-D, including GlaxoSmithKline’s Lotronex and the over-the-counter product Immodium.

We believe that OCA offers key potential advantages over ursodiol and other products in development that could enable OCA, if approved for these indications, to capture meaningful market share. However, many of our potential competitors have substantially greater financial, technical and human resources than we do, as well as greater experience in the discovery and development of product candidates, obtaining FDA and other regulatory approvals of products and the commercialization of those products. Accordingly, our competitors may be more successful than us in obtaining approval from the FDA or from other regulators for drugs and achieving widespread market acceptance. Our competitors’ drugs may be more effective, or more effectively marketed and sold, than any product candidate we may commercialize and may render our product candidates obsolete or non-competitive before we can recover the expenses of their development and commercialization. We anticipate that we will face intense and increasing competition as new drugs enter the market and other advanced technologies become available. Finally, the development of new treatment methods for the diseases we are targeting could render our product candidates non-competitive or obsolete.

Intellectual Property

The proprietary nature of, and protection for, our product candidates and our discovery programs, processes and know-how are important to our business. We have sought patent protection in the United States and internationally for OCA, INT-767 and INT-777, and our discovery programs, and any other inventions to which we have rights, where available and when appropriate. Our policy is to pursue, maintain and defend patent rights, whether developed internally or licensed from third parties, and to protect the technology, inventions and improvements that are commercially important to the development of our business. We also rely on trade secrets that may be important to the development of our business.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our current and future product candidates and the methods used to develop and manufacture them, as well as successfully defending these patents against third-party challenges. Our ability to stop third parties from making, using, selling, offering to sell or importing our products depends on the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our product candidates, discovery programs and processes. For this and more comprehensive risks related to our intellectual property, please see “Risk Factors — Risks Relating to Our Intellectual Property.”

OCA (formerly called INT-747) (first-in-class FXR agonist)

The patent portfolio for OCA contains patents and patent applications directed to compositions of matter, manufacturing methods, and methods of use. We own four U.S. patents, one pending U.S. patent application, and corresponding foreign patents and patent applications. We expect the composition of matter patent, if the appropriate maintenance, renewal, annuity or other governmental fees are paid, to expire in 2022. It is possible that the term of the composition of matter patent in the United States may be extended up to five additional years under the provisions of the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Act. We expect the other patents and patent applications in the portfolio, if issued, and if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, to expire from 2022 to 2028.

INT-767 (dual FXR/TGR5 agonist)

The patent portfolio for INT-767 contains a patent and patent applications directed to compositions of matter and methods of use. We own one U.S. patent, one pending U.S. patent application, and corresponding foreign patent applications. We expect the issued composition of matter patent in the U.S., if the appropriate maintenance, renewal, annuity or other governmental fees are paid, to expire in 2029. It is possible that the term of the composition of matter patent in the United States may be extended up to five additional years under the provisions of the Hatch-Waxman Act. We expect the pending patent applications in the portfolio, if issued, and if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, to expire in 2027. We have received assignments of rights to the INT-767 patent portfolio from all inventors, other than one inventor. That inventor is contractually obligated to provide an assignment to us. We believe that we are the owner of the INT-767 patent portfolio by virtue of this contractual obligation and the other patent assignments we have received.

INT-777 (TGR5 agonist)

The patent portfolio for INT-777 contains a patent and patent applications directed to compositions of matter and methods of use. We own one U.S. patent, one pending U.S. patent application, and corresponding foreign patent applications. We expect the composition of matter patent in the United States, if the appropriate maintenance, renewal, annuity or other governmental fees are paid, to expire in 2030. It is possible that the term of the composition of matter patent in the United States may be extended up to five additional years under the provisions of the Hatch-Waxman Act. We expect the other patent applications in the portfolio, if issued, and if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, to expire from 2028 to 2029.

Trade Secrets

In addition to patents, we rely on trade secrets and know-how to develop and maintain our competitive position. Trade secrets and know-how can be difficult to protect. We seek to protect our proprietary processes, in part, by confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors and commercial partners. These agreements are designed to protect our proprietary information. We also seek to preserve the integrity and confidentiality of our data, trade secrets and know-how by maintaining physical security of our premises and physical and electronic security of our information technology systems.

Manufacturing

We do not own or operate manufacturing facilities for the production of any of our product candidates, nor do we have plans to develop our own manufacturing operations in the foreseeable future. We currently rely on third-party contract manufacturers for all of our required raw materials, active pharmaceutical ingredient, or API, and finished product for our preclinical research and clinical trials, including the Phase 3 trials for OCA for the treatment of PBC. We have also contracted with a back-up manufacturer for API. We do not have long-term agreements with any of these third parties. We also do not have any current contractual relationships for the manufacture of commercial supplies of any of our product candidates if they are approved. If any of our products are approved by any regulatory agency, we intend to enter into agreements with a third-party contract manufacturer and one or more back-up manufacturers for the commercial production of those products. Development and commercial quantities of any products that we develop will need to be manufactured in facilities, and by processes, that comply with the requirements of the FDA and the regulatory agencies of other jurisdictions in which we are seeking approval. We currently employ internal resources to manage our manufacturing contractors.

Government Regulation and Product Approval

Governmental authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, packaging, promotion, storage, advertising, distribution, marketing and export and import of products such as those we are developing. Our product candidates must be approved by the FDA through the NDA process before they may be legally marketed in the United States and by the EMA through the MAA process before they may be legally marketed in Europe. Our product candidates will be subject to similar requirements in other countries prior to marketing in those countries. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

United States Government Regulation

NDA Approval Processes

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or the FDCA, and implementing regulations. Failure to comply with the applicable U.S. requirements at any time during the product development process or approval process, or after approval, may subject an applicant to administrative or judicial sanctions, any of which could have a material adverse effect on us. These sanctions could include:

•	refusal to approve pending applications;
•	withdrawal of an approval;
•	imposition of a clinical hold;
•	warning letters;
•	product seizures;
•	total or partial suspension of production or distribution; or
•	injunctions, fines, disgorgement, or civil or criminal penalties.

The process required by the FDA before a drug may be marketed in the United States generally involves the following:

•	completion of nonclinical laboratory tests, animal studies and formulation studies conducted according to Good Laboratory Practices, or GLPs, or other applicable regulations;
•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;
•	performance of adequate and well-controlled human clinical trials according to Good Clinical Practices, or GCPs, to establish the safety and efficacy of the proposed drug for its intended use;
•	submission to the FDA of an NDA;
•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with current Good Manufacturing Practices, or cGMPs, to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity; and
•	FDA review and approval of the NDA.

Once a pharmaceutical candidate is identified for development, it enters the preclinical or nonclinical testing stage. Nonclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the nonclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. Some nonclinical testing may continue even after the IND is submitted. In addition to including the results of the nonclinical studies, the IND will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated if the first phase lends itself to an efficacy determination. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the IND on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin. A clinical hold may occur at any time during the life of an IND, and may affect one or more specific studies or all studies conducted under the IND.

All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCPs. They must be conducted under protocols detailing the objectives of the trial, dosing procedures, research subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND, and progress reports detailing the status of the clinical trials must be submitted to the FDA annually. Sponsors also must timely report to FDA serious and unexpected adverse reactions, any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigation brochure, or any findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the drug. An institutional review board, or IRB, at each institution participating in the clinical trial must review and approve the protocol before a clinical trial commences at that institution and must also approve the information regarding the trial and the consent form that must be provided to each research subject or the subject’s legal representative, monitor the study until completed and otherwise comply with IRB regulations.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•	Phase 1. The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and elimination. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be inherently too toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.
•	Phase 2. Clinical trials are performed on a limited patient population intended to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.
•	Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product and provide an adequate basis for product labeling.

Human clinical trials are inherently uncertain and Phase 1, Phase 2 and Phase 3 testing may not be successfully completed. The FDA or the sponsor may suspend a clinical trial at any time for a variety of reasons, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to the submission of an IND, at the end of Phase 2 and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date and for the FDA to provide advice on the next phase of development. Sponsors typically use the meeting at the end of Phase 2 to discuss their Phase 2 clinical results and present their plans for the pivotal Phase 3 clinical trial that they believe will support the approval of the new drug. If a Phase 2 clinical trial is the subject of discussion at the end of Phase 2 meeting with the FDA, a sponsor may be able to request a Special Protocol Assessment, or SPA, the purpose of which is to reach agreement with the FDA on the Phase 3 clinical trial protocol design and analysis that will form the primary basis of an efficacy claim.

According to published guidance on the SPA process, a sponsor which meets the prerequisites may make a specific request for a SPA and provide information regarding the design and size of the proposed clinical trial. The FDA is supposed to evaluate the protocol within 45 days of the request to assess whether the proposed trial is adequate, and that evaluation may result in discussions and a request for additional information. A SPA request must be made before the proposed trial begins, and all open issues must be resolved before the trial begins. If a written agreement is reached, it will be documented and made part of the record. The agreement will be binding on the FDA and may not be changed by the sponsor or the FDA after the trial begins except with the written agreement of the sponsor and the FDA or if the FDA determines that a substantial scientific issue essential to determining the safety or efficacy of the drug was identified after the testing began.

Concurrent with clinical trials, sponsors usually complete additional animal safety studies and also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing commercial quantities of the product in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug and the manufacturer must develop methods for testing the quality, purity and potency of the drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its proposed shelf-life.

The results of product development, nonclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests and other control mechanisms, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of user fees, but a waiver of such fees may be obtained under specified circumstances. The FDA reviews all NDAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. It may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.

Once the submission is accepted for filing, the FDA begins an in-depth review. NDAs receive either standard or priority review. A drug representing a significant improvement in treatment, prevention or diagnosis of disease may receive priority review. The FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data. Even if such data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant. The FDA may refer the NDA to an advisory committee for review and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will inspect the facility or facilities where the product is manufactured and tested.

Expedited Review and Approval

The FDA has various programs, including Fast Track, priority review, and accelerated approval, which are intended to expedite or simplify the process for reviewing drugs, and/or provide for the approval of a drug on the basis of a surrogate endpoint. Even if a drug qualifies for one or more of these programs, the FDA may later decide that the drug no longer meets the conditions for qualification or that the time period for FDA review or approval will be shortened. Generally, drugs that are eligible for these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs and those that offer meaningful benefits over existing treatments. For example, Fast Track is a process designed to facilitate the development and expedite the review of drugs to treat serious diseases and fill unmet medical needs. Priority review is designed to give drugs that offer major advances in treatment or provide a treatment where no adequate therapy exists an initial review within six months as compared to a standard review time of ten months. Although Fast Track and priority review do not affect the standards for approval, the FDA will attempt to facilitate early and frequent meetings with a sponsor of a Fast Track designated drug and expedite review of the application for a drug designated for priority review. Accelerated approval, which is described in Subpart H of 21 CFR Part 314, provides for an earlier approval for a new drug that is intended to treat a serious disease and that fills an unmet medical need based on a surrogate endpoint. A surrogate endpoint is a laboratory measurement or physical sign used as an indirect or substitute measurement representing a clinically meaningful outcome. As a condition of approval, the FDA may require that a sponsor of a drug candidate receiving accelerated approval perform post-marketing clinical trials.

We currently plan to seek accelerated approval of OCA for the treatment of PBC assuming satisfactory achievement of a surrogate endpoint in our Phase 3 POISE trial that we believe is reasonably likely to predict clinical benefit. We also intend to have commenced a second Phase 3 trial to confirm clinical benefit at the time of the NDA submission which we plan to complete on a post-marketing basis if the NDA is approved.

Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of the use of our drug candidates, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND, and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension and the application for extension must be made prior to expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we intend to apply for restorations of patent term for some of our currently owned or licensed patents to add patent life beyond their current expiration date, depending on the expected length of clinical trials and other factors involved in the submission of the relevant NDA.

Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an approved NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available in the United States a drug for this type of disease or condition will be recovered from sales in the United States for that drug. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication, except in very limited circumstances, for seven years. Orphan drug exclusivity, however, could also block the approval of one of our products for seven years if a competitor obtains approval of the same drug as defined by the FDA or if our drug candidate is determined to be contained within the competitor’s product for the same indication or disease.

Pediatric Exclusivity and Pediatric Use

Under the Best Pharmaceuticals for Children Act, or BPCA, certain drugs may obtain an additional six months of exclusivity, if the sponsor submits information requested in writing by the FDA, or a Written Request, relating to the use of the active moiety of the drug in children. The FDA may not issue a Written Request for studies on unapproved or approved indications or where it determines that information relating to the use of a drug in a pediatric population, or part of the pediatric population, may not produce health benefits in that population.

We have not requested or received a Written Request for such pediatric studies, although we may ask the FDA to issue a Written Request for such studies in the future. To receive the six-month pediatric market exclusivity, we would have to receive a Written Request from the FDA, conduct the requested studies in accordance with a written agreement with the FDA or, if there is no written agreement, in accordance with commonly accepted scientific principles, and submit reports of the studies. The FDA will accept the reports upon its determination that the studies were conducted in accordance with and are responsive to the original Written Request or commonly accepted scientific principles, as appropriate, and that the reports comply with the FDA’s filing requirements.

In addition, the Pediatric Research Equity Act, or PREA, requires all applications (or supplements to an application) submitted under section 505 of the FDCA (21 U.S.C. Section 355) for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration to contain a pediatric assessment unless the applicant has obtained a waiver or deferral. It also authorizes the FDA to require holders of approved NDAs for marketed drugs to conduct pediatric studies under certain circumstances. In general, PREA applies only to those drugs developed for diseases and/or conditions that occur in both the adult and pediatric populations. Products intended for pediatric-specific indications will be subject to the requirements of PREA only if they are initially developed for a subset of the relevant pediatric population.

Both BPCA and PREA will expire on September 30, 2012, if they are not reauthorized by Congress before that time.

Post-approval Requirements

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

Any drug products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things:

•	record-keeping requirements;
•	reporting of adverse experiences with the drug;
•	providing the FDA with updated safety and efficacy information;

•	drug sampling and distribution requirements;
•	notifying the FDA and gaining its approval of specified manufacturing or labeling changes; and
•	complying with FDA promotion and advertising requirements.

Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and some state agencies for compliance with cGMP and other laws.

We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our products. Future FDA and state inspections may identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct.

From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted, or FDA regulations, guidance or interpretations changed or what the impact of such changes, if any, may be.

Regulation Outside of the United States

In addition to regulations in the United States, we will be subject to regulations of other countries governing clinical trials and commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain approval by the comparable regulatory authorities of countries outside of the United States before we can commence clinical trials in such countries and approval of the regulators of such countries or economic areas, such as the European Union, before we may market products in those countries or areas. The approval process and requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from place to place, and the time may be longer or shorter than that required for FDA approval.

Under European Union regulatory systems, a company may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is compulsory for medicines produced by biotechnology or those medicines intended to treat AIDS, cancer, neurodegenerative disorders or diabetes and optional for those medicines which are highly innovative, provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessments report, each member state must decide whether to recognize approval. If a member state does not recognize the marketing authorization, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states.

As in the United States, we may apply for designation of a product as an orphan drug for the treatment of a specific indication in the European Union before the application for marketing authorization is made. Orphan drugs in Europe enjoy economic and marketing benefits, including up to ten years of market exclusivity for the approved indication unless another applicant can show that its product is safer, more effective or otherwise clinically superior to the orphan-designated product.

ATU

We may apply to make OCA available for use under a cohort Autorisation Temporaire d’Utilisation, or Temporary Authorization for Use, or ATU, in France. Under an ATU, the French Health Products Safety Agency, or Afssaps, allows the use of a drug in France before marketing approval has been obtained in France in order to treat serious or rare diseases for which no other treatment is available in that country. Afssaps will only grant an ATU where the benefit of the product outweighs the risk. An ATU is granted for one year and may be renewed. If an ATU is granted for OCA, we will be required to gather and analyze data concerning OCA’s use and submit a periodic report to Afssaps. We also will be responsible for submitting pharmacovigilance reports, as necessary. An ATU may be modified, suspended, or withdrawn for reasons of public health or if the conditions under which the ATU was granted are no longer met. We believe the granting of an ATU and subsequent use by patients in France prior to marketing approval may enable us to begin recognizing some product sales revenue for OCA prior to its approval in the United States and the remainder of the European Union.

Reimbursement

Sales of our products will depend, in part, on the extent to which the costs of our products will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. These third-party payors are increasingly challenging the prices charged for medical products and services. Additionally, the containment of healthcare costs has become a priority of federal and state governments and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. If these third-party payors do not consider our products to be cost-effective compared to other therapies, they may not cover our products after approved as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, imposed new requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for our products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of any product, if any such product or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of our product candidates. If third-party payors do not consider our products to be cost-effective compared to other available therapies, they may not cover our products as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, collectively referred to as the ACA, enacted in March 2010, is expected to have a significant impact on the health care industry. ACA is expected to expand coverage for the uninsured while at the same time containing overall healthcare costs. With regard to pharmaceutical products, among other things, ACA is expected to expand and increase industry rebates for drugs covered under Medicaid programs and make changes to the coverage requirements under the Medicare Part D program. We cannot predict the impact of ACA on pharmaceutical companies, as many of the ACA reforms require the promulgation of detailed regulations implementing the statutory provisions which has not yet occurred. The ACA has been challenged in the courts and is currently under review by the U.S. Supreme Court. In addition, some members of the U.S. Congress have been seeking to overturn at least portions of the legislation and we expect they will continue to review and assess this legislation and alternative health care reform proposals if the decision reached by the U.S. Supreme Court is not acceptable to them. These legal challenges to ACA, as well as Congressional efforts to repeal ACA, add to the uncertainty of the legislative changes enacted as part of ACA.

In addition, in some non-U.S. jurisdictions, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.

Legal Proceedings

We are not currently a party to any material legal proceedings.

Facilities

Our corporate headquarters and clinical development operations are located in New York, New York and San Diego, California, where we lease and occupy approximately 3,500 and 7,600 square feet of space, respectively. The leases for our New York office and our San Diego office expire in November 2013 and December 2014, respectively. We believe that our facilities are suitable and adequate for our current needs.

Employees

As of May 31, 2012, we had 18 employees, of which 14 are involved in our drug development operations and four are in general and administrative functions. None of our employees are represented by a labor union and we consider our employee relations to be good.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information about our executive officers and directors as of May 31, 2012:

Name	Age	Position(s)
Executive Officers:
Mark Pruzanski, M.D.	44	President and Chief Executive Officer, and Director
David Shapiro, M.D.	51	Chief Medical Officer and Executive Vice President, Development
Barbara Duncan	47	Chief Financial Officer, Secretary and Treasurer
Luciano Adorini, M.D.	62	Chief Scientific Officer
Non-Employee Directors:
Lorenzo Tallarigo, M.D.	61	Chairman of the Board
Paolo Fundaro	38	Director
Barry Greene	49	Director
Kenneth D. Noonan, Ph.D.	63	Director
Paul Sekhri	52	Director
Nicole Williams	67	Director

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and governance committee

Executive Officers

Mark Pruzanski, M.D. is a co-founder of the company and has served as our chief executive officer and president, and has been a member of our board of directors, since our inception in 2002. He has over 15 years of experience in life sciences company management, venture capital and strategic consulting. Dr. Pruzanski was previously a venture partner at Apple Tree Partners, an early stage life sciences venture capital firm he co-founded in 1999. Prior to that, he was an entrepreneur-in-residence at Oak Investment Partners. Dr. Pruzanski received his M.D. from McMaster University in Ontario, a M.A. degree in International Affairs from the Johns Hopkins University School of Advanced International Studies in Bologna, Italy and Washington, D.C., and a bachelor’s degree from McGill University in Montreal, Quebec. He currently also serves on the boards of the Emerging Company Section of the Biotechnology Industry Association (BIO) and the Foundation for the Defense of Democracies, a think tank in Washington, D.C. Dr. Pruzanski is a co-author of a number of scientific publications and an inventor of several patents relating to our product candidates and scientific discoveries.

We believe that Dr. Pruzanski’s perspective and the experience he brings as our chief executive officer and president and as one of our company’s founders, together with his historic knowledge of our company and our product candidates, operational expertise and continuity to our board of directors, and his experience in managing and investing in companies within the life sciences industry, qualify him to serve as a member of our board of directors.

David Shapiro, M.D. has served as our chief medical officer and executive vice president, development since 2008. He has over 25 years of clinical development experience in the pharmaceutical industry. Dr. Shapiro founded a consulting company, Integrated Quality Resources, that focused on development stage biopharmaceutical companies and was active in this role from 2005 to 2008. From 2000 to 2005, Dr. Shapiro was executive vice president, medical affairs and chief medical officer of Idun Pharmaceuticals, Inc., prior to its acquisition by Pfizer. From 1995 to 1998, he was president of the Scripps Medical Research Center at Scripps Clinic. He also served as vice president, clinical research at Gensia and as director and group leader, hypertension clinical research at Merck Research Laboratories from 1985 to 1990. Dr. Shapiro has authored more than 20 peer-reviewed publications and organized and chaired several conferences aimed at improving product development. He received his medical degree from Dundee University & Medical School, and undertook his postgraduate medical training in the university affiliated hospitals in Oxford, United Kingdom and the University of Vermont. Dr. Shapiro served on the board of directors of Altair Therapeutics and served for two terms on the Executive Committee of the Board of the American Academy of Pharmaceutical Physicians. He is an elected Fellow of both the Royal College of Physicians of London and the Faculty of Pharmaceutical Physicians of the United Kingdom.

Barbara Duncan has served as our chief financial officer and secretary since May 2009 and as our treasurer since 2010. She has over 14 years experience in the life sciences industry. From 2001 through April 2009, Ms. Duncan served as chief financial officer and then chief executive officer at DOV Pharmaceutical, Inc., or DOV, a biopharmaceutical company focused on central nervous system disorders, which was sold to Euthymics Bioscience, Inc. in 2010. Prior to joining DOV, Ms. Duncan served as a vice president of Lehman Brothers Inc. in its corporate finance division from August 1998 to August 2001, where she provided financial advisory services primarily to companies in the life sciences and general industrial industries. From September 1994 to August 1998, Ms. Duncan was an associate and director at SBC Warburg Dillon Read, Inc. in its corporate finance group, where she focused primarily on structuring mergers, divestitures and financings for companies in the life sciences and general industrial industries. She also worked for PepsiCo, Inc. from 1989 to 1992 in its international audit division, and was a certified public accountant in the audit division of Deloitte & Touche LLP from 1986 to 1989. Ms. Duncan received her B.S. from Louisiana State University in 1985 and her M.B.A. from the Wharton School, University of Pennsylvania, in 1994. She previously served as a director of DOV and currently serves on the board of directors of Edgemont Pharmaceuticals, LLC, a privately held, specialty pharmaceutical company with a primary focus in the field of neuroscience.

Luciano Adorini, M.D. has served as our chief scientific officer since 2008. Dr. Adorini has over 20 years of industry experience. From January 2002 through December 2007, Dr. Adorini served as chief scientific officer at BioXell S.p.A., where he was responsible for advancing a broad pipeline of products in multiple disease indications. From January 1993 to December 2001, he served as associate director of Roche Milano Richerche, where he contributed to the development of several drugs. Earlier in his career, Dr. Adorini was research director of a unit at the Preclinical Research Center, Sandoz Pharma, Ltd., in Basel, Switzerland. Dr. Adorini has authored over 280 journal articles and other scientific publications, becoming a highly cited researcher in immunology, with a focus on immunosuppressive and immunoregulatory mechanisms in the treatment of inflammatory and autoimmune diseases. He is a board member of a number of peer-reviewed publications and has served as president of the Italian Society of Immunology, Clinical Immunology and Allergology. Dr. Adorini received his M.D. degree from the Medical School of Padova University and conducted postdoctoral studies at the University of California at Los Angeles.

Non-Employee Directors

Lorenzo Tallarigo, M.D. has served as a member of our board of directors since 2008 and is our chairman. Since 2009, he has been the chief executive officer of Genextra S.p.A., our principal stockholder. Dr. Tallarigo joined Eli Lilly Pharmaceuticals in 1985 and held various positions in areas of clinical research, pharmaceutical product management and marketing and general management, most recently as its president of international operations until 2008. Dr. Tallarigo is a member of the board of directors of Genextra S.p.A. Dr. Tallarigo received a doctor of medicine degree from the University of Pisa in Italy.

We believe that Dr. Tallarigo’s significant experience in various senior management roles in the biopharmaceutical industry and his experience investing in and growing companies in various industries, including the biopharmaceutical industry, qualify him to serve as a member of our board of directors.

Paolo Fundaro has served as a member of our board of directors since 2006. Mr. Fundaro has been Genextra’s chief financial officer since its inception in 2004. Before joining Genextra, Mr. Fundaro was director of finance and strategic planning for the Fastweb Group from 2000 to 2004. Previously, he worked for investment banks, including Salomon Smith Barney (now Citigroup) and Donaldson Lufkin & Jenrette (now Credit Suisse). Mr. Fundaro has a degree in Business Management from the Bocconi University in Milan.

We believe that Mr. Fundaro possesses specific attributes that qualify him to serve as a member of our board of directors, including his significant experience in corporate finance and his experience building, investing in and growing companies in diverse industries, including the biopharmaceutical industry.

Barry Greene has served as a member of our board of directors since 2011. He is the president and chief operating officer of Alnylam Pharmaceuticals, Inc. Mr. Greene became president of Alnylam in 2007 and became chief operating officer in 2003. Prior to joining Alnylam in 2003, Mr. Greene was general manager of oncology at Millennium Pharmaceuticals, Inc., where he led the company’s global strategy and execution for its oncology business. Before joining Millennium, Mr. Greene served as executive vice president and chief business officer for Mediconsult.com. Previously, Mr. Greene held positions as: vice president of marketing and customer services for AstraZeneca, formerly AstraMerck; vice president strategic integration; and partner, Andersen Consulting. Mr. Greene currently is a member of the boards of directors of Regulus Therapeutics, LLC and Acorda Therapeutics, Inc. He received his B.S. in Industrial Engineering from the University of Pittsburgh. He serves as a Senior Scholar at Duke University’s Fuqua School of Business.

We believe that Mr. Greene’s significant experience in the management of companies in the biopharmaceutical industry qualifies him to serve as a member of our board of directors.

Kenneth D. Noonan, Ph.D. has served as a member of our board of directors since 2001. Except for a sabbatical during part of 2010, Dr. Noonan has been the head of L.E.K. Consulting LLP’s European Life Sciences Practice since 2001, supporting the firm on specific projects and client relationships. Dr. Noonan is also an owner of and principal in the consulting firm TK Associates, Inc., advising companies and individuals on the commercialization of early stage life science technologies. Dr. Noonan has also been a venture partner at Advanced Technology Ventures since 2002. Prior to joining L.E.K., Dr. Noonan was the senior vice president of corporate development for Applera Corporation from 2000 to 2001, where he had responsibility for corporate strategy and transactions. Dr. Noonan has experience consulting life sciences companies, first as the founder and managing director of The Wilkerson Group Ltd., a specialist life science consultancy, from 1989 to 1996, and subsequently as head of Booz-Allen and Hamilton’s European pharmaceutical practice from 1996 to 2000. Prior to becoming a consultant, Dr. Noonan was the vice president of technology assessment and business development for CooperTechnicon Corp. and prior to that he was director of research and development for Becton Dickinson Diagnostic Systems. Dr. Noonan currently serves on the board of directors of Kailos Genetics. Over the last decade, Dr. Noonan has served on the boards of directors of a number of public and private companies, including Orchid Biosciences Inc., Life Sciences International plc, Tyratech plc and Premier Research Group plc. Dr. Noonan received a Ph.D. in Biochemistry from Princeton University and a B.S. in Biology from St. Joseph’s University.

We believe that Dr. Noonan’s considerable knowledge of the biopharmaceutical industry, his experience in the research and development of pharmaceutical products and service on the boards of directors of various public and private companies qualify him to serve as a member of our board of directors.

Paul Sekhri has served as a member of our board of directors since 2009. Mr. Sekhri is the head of biotech operations at TPG Biotech. Prior to joining TPG Biotech in 2009, Mr. Sekhri was founder, president and chief executive officer of Cerimon Pharmaceuticals from 2004 to 2008. Prior to founding Cerimon, Mr. Sekhri was president and chief business officer of ARIAD Pharmaceuticals, Inc. from 2003 to 2004. In 2002, Mr. Sekhri joined the Sprout Group, the venture capital affiliate of Credit Suisse First Boston in New York, where he was a partner for healthcare technology investments until 2003. Prior to joining the Sprout Group, from 1999 to 2002, Mr. Sekhri was at Novartis, most recently as Senior Vice President and Head of Global Search and Evaluation, Business Development and Licensing for Novartis Pharma AG. Mr. Sekhri completed graduate work in neuroscience at the University of Maryland, School of Medicine where he also received his B.S. in Zoology. Mr. Sekhri is currently a member of the board of directors KAI Pharmaceuticals Inc., Macrogenics Inc., moksha8 Pharmaceuticals Inc., Patient Safe Solutions, Inc. and Tandem Diabetes, Inc. Additionally he serves on the board of directors of the Cancer Research Institute, a member of the advisory board for The BioExec Institute, Inc. and an advisor to the Brookings Global Health Financing Initiative.

We believe that Mr. Sekhri’s experience building, investing in and growing companies in the biopharmaceutical industry, extensive experience in managing companies in the biopharmaceutical industry and extensive experience in finance, capital markets and investing qualify him to serve as a member of our board of directors. In addition, because Mr. Sekhri has served on several boards of directors, we believe he has substantial experience regarding how boards can and should effectively oversee and manage companies and a significant understanding of governance issues.

Nicole S. Williams has served as a member of our board of directors since 2008. Ms. Williams has 17 years experience as a chief financial officer of public and private global companies. Ms. Williams formerly was the chief financial officer of Abraxis Bioscience Inc., a biopharmaceutical company, and president of Abraxis Pharmaceutical Products, a division of Abraxis Bioscience Inc., positions she assumed upon the merger of American Pharmaceutical Partners, Inc. and American Bioscience Inc. in April 2006. From 2002 to 2006, Ms. Williams was the executive vice president and chief financial officer of American Pharmaceutical Partners and in December 2005, assumed additional responsibilities as president of American Pharmaceutical Partners. Ms. Williams is the President of the Nicklin Capital Group, Inc., a firm she founded in 1999 that invests in and provides consulting to early stage technology companies in the Midwest United States. From 1992 to 1999, Ms. Williams was the executive vice president, chief financial officer and corporate secretary of R.P. Scherer Corporation in Troy, Michigan. She currently serves as a director and audit committee chair of Progenics Pharmaceuticals, Inc. and previously held the same positions at Orchid Cellmark, Inc., a leading DNA identity testing service company, until its acquisition in 2011 by Laboratory Corporation of America Holdings. In 2007, she earned a Certificate of Director Education from the National Association of Corporate Directors. Ms. Williams received her Demi-License es Science Politique from the University of Geneva, Switzerland, her License es Science Politique from the Graduate Institute of International Affairs, University of Geneva, Switzerland and her M.B.A. from the Graduate School of Business, University of Chicago.

We believe that Ms. Williams’ financial expertise, her experience with operations and her service as a chief financial officer and board member with other companies qualify her to serve as a member of our board of directors. In addition, she brings expertise to the company in the areas of financial analysis and reporting, internal auditing and controls and risk management oversight. Her board and audit committee roles at other public companies give her a broad perspective in the areas of financial reporting and audit and enterprise risk management.

Composition of our Board of Directors

Our board of directors currently consists of seven members, six of whom are non-employee directors. All of our directors were elected pursuant to the board composition provisions of our stockholders agreement, which provisions will terminate upon the completion of this offering. Upon termination of these provisions, there will be no further contractual obligations regarding the election of our directors.

In accordance with our restated certificate of incorporation and restated by-laws to be effective upon completion of this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders commencing with the meeting in 2013, the successors to the directors whose terms then expire will be elected to serve until the third annual meeting following the election. At the closing of this offering, our directors will be divided among the three classes as follows:

•	the Class I directors will be and and their terms will expire at the annual meeting of stockholders to be held in 2013;
•	the Class II directors will be and and their terms will expire at the annual meeting of stockholders to be held in 2014; and
•	the Class III directors will be , and , and their terms will expire at the annual meeting of stockholders to be held in 2015.

Our directors hold office until their successors have been elected and qualified or until the earlier of their death, resignation or removal. There are no family relationships among any of our directors or executive officers.

Our restated certificate of incorporation provides that the authorized number of directors comprising our board of directors shall be fixed by a majority of the total number of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that each class will consist of approximately one-third of the directors.

Director Independence

Under Rules 5605 and 5615 of the NASDAQ Marketplace Rules, a majority of a listed company’s board of directors must be comprised of independent directors within one year of listing. In addition, NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and governance and nominating committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2) of the NASDAQ Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our board of directors has determined that           ,           ,           and           are independent under the applicable rules and regulations of the Securities and Exchange Commission and the NASDAQ Stock Market. Our board of directors also determined that           ,         and           , who comprise our audit committee;           ,            and           , who comprise our compensation committee; and           ,           and           , who comprise our nominating and governance committee, all satisfy the independence standards for such committees established by Rule 10A-3 under the Exchange Act, the Securities and Exchange Commission and the NASDAQ Marketplace Rules, as applicable. In making such determination, the board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances the board of directors deemed relevant in determining their independence.

Board Diversity

Upon completion of our initial public offering, our nominating and governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	diversity of personal and professional background, perspective, experience, age, gender, ethnicity and country of citizenship;
•	personal and professional integrity and ethical values;
•	experience in one or more fields of business, professional, governmental, scientific or educational endeavors, and a general appreciation of major issues facing public companies similar in scope and size to us;
•	experience relevant to our industry or with relevant social policy concerns;
•	relevant academic expertise or other proficiency in an area of our operations;
•	objective and mature business judgment and expertise; and
•	any other relevant qualifications, attributes or skills.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter approved by our board of directors. Following the closing of this offering, copies of each committee’s charter will be posted on the Investor Relations section of our website, which is located at www.interceptpharma.com. The composition and function of each of these committees are described below.

Audit Committee.  Upon the completion of this offering, our audit committee will be comprised of           ,           and           . Our board of directors has determined that            is an audit

committee financial expert, as defined by the rules of the Securities and Exchange Commission, and satisfies the financial sophistication requirements of applicable NASDAQ rules. Our audit committee is authorized to:

•	approve and retain the independent auditors to conduct the annual audit of our financial statements;
•	review the proposed scope and results of the audit;
•	review and pre-approve audit and non-audit fees and services;
•	review accounting and financial controls with the independent auditors and our financial and accounting staff;
•	review and approve transactions between us and our directors, officers and affiliates;
•	recognize and prevent prohibited non-audit services;
•	establish procedures for complaints received by us regarding accounting matters;
•	oversee internal audit functions, if any; and
•	prepare the report of the audit committee that the rules of the Securities and Exchange Commission require to be included in our annual meeting proxy statement.

Compensation Committee.  Upon completion of this offering, our compensation committee will be comprised of           ,           and           . Our compensation committee is authorized to:

•	review and recommend the compensation arrangements for management, including the compensation for our president and chief executive officer;
•	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;
•	administer our stock incentive plans; and
•	prepare the report of the compensation committee that the rules of the Securities and Exchange Commission require to be included in our annual meeting proxy statement.

Nominating and Governance Committee.  Upon completion of this offering, our nominating and governance committee will be comprised of           ,           and           . Our nominating and governance committee is authorized to:

•	identify and nominate members of the board of directors;
•	develop and recommend to the board of directors a set of corporate governance principles applicable to our company; and
•	oversee the evaluation of our board of directors.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has at any time been an employee of ours. None of our executive officers serves as a member of another entity’s board of directors or compensation committee that has one or more executive officers serving as a member of our board of directors or compensation committee.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that will apply to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available on our website at www.interceptpharma.com upon the completion of this offering. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Board Leadership Structure and Board’s Role in Risk Oversight

The positions of chairman of the board and chief executive officer are presently separated at our company. We believe that separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing our chairman of the board to lead the board of directors in its fundamental role of providing advice to, and independent oversight of, management. Our board of directors recognizes the time, effort and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board of directors’ oversight responsibilities continue to grow. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. This leadership structure also is preferred by a significant number of our stockholders. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure.

While our restated by-laws and corporate governance guidelines do not require that our chairman and chief executive officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to product candidate development, technological uncertainty, dependence on collaborative partners and other third parties, uncertainty regarding patents and proprietary rights, comprehensive government regulations, having no commercial manufacturing experience, marketing or sales capability or experience and dependence on key personnel, as more fully discussed under “Risk Factors” in this prospectus. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through committees of the board of directors, but the full board of directors has retained responsibility for general oversight of risks. Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company as our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

Limitation of Directors’ and Officers’ Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to specified conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our existing restated certificate of incorporation and the restated certificate of incorporation to be effective upon the completion of this offering limit the liability of our directors to the fullest extent permitted by Delaware law.

We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us. Our restated certificate of incorporation and restated by-laws to be effective upon the completion of this offering also provide that we will indemnify and advance expenses to any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil, criminal, administrative or investigative action or proceeding, including actions by us or in our name. Such indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, fines, ERISA excise taxes, penalties, settlement amounts and other expenses reasonably incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

We will enter into indemnification agreements with each of our directors and certain of our officers. These agreements provide that we will, among other things, indemnify and advance expenses to our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid or accrued during the fiscal year ended December 31, 2011 to our chief executive officer and our two other highest paid executive officers as of December 31, 2011. We refer to these officers as our named executive officers.

Name and Principal Position	Salary ($)	Bonus(1) ($)	Option Awards(2) ($)	All Other Compensation ($)		Total ($)
Mark Pruzanski, M.D. Chief Executive Officer and President	364,000	147,420	319,325	—		830,745
David Shapiro, M.D. Chief Medical Officer and Executive Vice President, Development	363,998	83,720	104,233	12,000	(3)	563,951
Barbara Duncan Chief Financial Officer, Secretary and Treasurer	312,000	71,760	93,388	—		477,148

(1)	Amounts represent cash bonuses earned in 2011, which were paid during 2012, based on achievement of performance goals and other factors deemed relevant by our board of directors and the compensation committee. Our 2011 company objectives were related primarily to clinical development and partnering achievements. However, the payment of bonuses to our named executive officers are subject to the discretion of the board of directors and the compensation committee.
(2)	Amounts reflect the grant date fair value of option awards granted in 2011 in accordance with ASC Topic 718. For information regarding assumptions underlying the valuation of equity awards, see note 10 to our consolidated financial statements and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Valuation of Stock-Based Compensation and Warrant Liability — Stock-Based Compensation” included elsewhere in this prospectus. These amounts do not correspond to the actual value that will be recognized by the named executive officers. Each grant vests in monthly installments ending on October 13, 2015.
(3)	Represents a monthly car allowance of $1,000 paid to Dr. Shapiro in 2011 under the terms of his employment agreement, described below.

Narrative to Summary Compensation Table

Employment Arrangements with Our Named Executive Officers

Mark Pruzanski, M.D. On May 15, 2006, we entered into an employment agreement with Dr. Pruzanski, our President and Chief Executive Officer. This employment agreement provided for an initial term of one year with automatic renewals each year thereafter unless terminated by either us or Dr. Pruzanski. Dr. Pruzanski’s base salary was originally set at $300,000 per year, subject to annual review and increase (but not decrease), as determined by our board of directors or the compensation committee. Dr. Pruzanski’s employment agreement also provides that he is eligible to receive an annual bonus payment of up to 35% of his annual base salary, based on achievement of certain performance milestones identified by our board of directors in consultation with Dr. Pruzanski. Dr. Pruzanski’s annual salary for 2011 was $364,000. For 2011, the board of directors, at its discretion, determined to use a maximum bonus target of 45% of annual base salary for Dr. Pruzanski. Dr. Pruzanski’s 2011 bonus of $147,420 represents approximately 90% of his maximum bonus amount.

Dr. Pruzanski is also eligible to participate in our group benefits programs, including but not limited to medical, disability and life insurance, vacation and retirement plans, and a 401(k) plan sponsored by us. We have agreed to pay 100% of the health insurance premiums of Dr. Pruzanski and his spouse and other dependents and an annual life insurance premium of $10,000. During 2011, although we paid the premium for Dr. Pruzanski’s participation in our group life insurance policy, which is available generally to all employees, we did not purchase or pay premiums for any individual life insurance policy for Dr. Pruzanski. We are also required to purchase short-term and long-term disability policies ensuring at least 60% of Dr. Pruzanski’s base salary.

If Dr. Pruzanski terminates his employment with us or we terminate his employment for any reason, in addition to payment of accrued compensation and benefits, Dr. Pruzanski will be entitled to an amount equal to the prorated portion of the bonus, if any, that would have been payable to him.

In the event we do not renew Dr. Pruzanski’s employment at the end of the employment term, Dr. Pruzanski is terminated by us without cause, as defined in the employment agreement, or he resigns with good reason, as defined in the employment agreement, including a material change in duties, position, responsibilities or reporting requirements, relocation of Dr. Pruzanski’s place of employment by more than 50 miles from his principal residence or place of employment prior to such change or our material breach of the employment agreement, Dr. Pruzanski will be entitled to receive (i) 12 months of his base salary paid in a single lump sum, (ii) a lump sum payment equal to the mean bonus earned by him during the prior three years (such payment shall be in lieu of the prorated bonus described above) and (iii) continuation of participation in our group health plan and the payment of his premiums for 12 months from the date of termination (or the cost of COBRA coverage for such period) for Dr. Pruzanski, his spouse and any dependents covered under our group health plan prior to termination.

In the event that Dr. Pruzanski does not renew his employment at the end of the employment term, is terminated for cause, is terminated due to death or disability, or he terminates his employment without good reason, Dr. Pruzanski will not be entitled to any severance benefits unless mutually agreed upon in writing. If Dr. Pruzanski is terminated due to disability, he is entitled to (i) a lump sum payment equal to 12 months of base salary, so long as he is not eligible to participate in a company-sponsored short-term and long-term disability plans that provide for benefits of at least 60% of base salary, and (ii) continued participation in our group health plan and the payment of his premiums for 12 months following the date of termination (or the cost of COBRA coverage for such period) for Dr. Pruzanski, his spouse and any dependents covered under our group health plan prior to termination.

If we do not renew Dr. Pruzanski’s employment at the end of the employment term, Dr. Pruzanski is terminated by us without cause, he resigns with good reason or Dr. Pruzanski is terminated due to his death or disability, all of Dr. Pruzanski’s stock options granted after the date of his employment agreement will vest immediately and be exercisable for three years from the effective date of termination. In the event that Dr. Pruzanski is terminated for cause or he terminates his employment without good reason, all of his unvested stock and stock options will immediately be forfeited.

In the event of the termination of Dr. Pruzanski’s employment within three months before or 12 months following a change in control, as defined in the employment agreement, (i) by us because we do not renew Dr. Pruzanski’s employment at the end of the employment term, (ii) by us for any reason other than for cause or (iii) by Dr. Pruzanski for good reason Dr. Pruzanski will be entitled to receive (a) an amount equal to 24 months’ of his then-current monthly base salary payable as a single lump sum, (b) a lump sum payment equal to two times the mean bonus earned during the prior three years (such payment shall be in lieu of the prorated bonus described above) and (c) continuation of participation in our group health plan and the payment of his premiums for up to 24 (but not less than 18) months from the date of termination (or the cost of COBRA coverage for such period) for Dr. Pruzanski, his spouse and any dependents covered under our group health plan prior to termination.

Receipt of the severance benefits described above is conditioned upon Dr. Pruzanski entering into a severance agreement, including a release of claims, with us. Dr. Pruzanski has acknowledged and agreed that the timing of payments may be modified by us to comply with Section 409A of the Internal Revenue Code of 1986, as amended, or the Code.

David Shapiro, M.D.  Effective April 1, 2008, we entered into an employment agreement with Dr. Shapiro, our Chief Medical Officer and Executive Vice President, Development. This employment agreement provides for an initial term of one year with automatic renewals each year thereafter unless terminated by either us or Dr. Shapiro. Dr. Shapiro’s base salary was originally set at $350,000 per year, subject to annual review and increase (but not decrease), as determined by our board of directors or the compensation committee. Dr. Shapiro is also eligible to receive an annual bonus payment of up to 25% of his annual base salary, based on achievement of certain performance milestones identified by our board of directors in consultation with Dr. Shapiro and our chief executive officer. Dr. Shapiro’s annual salary for 2011 was $363,998. Dr. Shapiro’s 2011 bonus of $83,720 represents approximately 92% of his maximum bonus amount.

Dr. Shapiro is also eligible to participate in our group benefits programs, including but not limited to medical, disability and life insurance, vacation and retirement plans, and a 401(k) plan sponsored by us. We have agreed to provide Dr. Shapiro with a monthly car allowance of $1,000 and to pay 100% of the health insurance premiums of Dr. Shapiro and his spouse, if his spouse is not already covered by the health insurance plan of another employer.

In the event we do not renew Dr. Shapiro’s employment at the end of the employment term, Dr. Shapiro is terminated by us without cause, as defined in the employment agreement, or he resigns with good reason, as defined in the employment agreement, including relocation of Dr. Shapiro’s place of employment within six months after a change in control, as defined in the employment agreement, by more than 35 miles from his principal residence or more than 50 miles from his place of employment immediately prior to such change in control, Dr. Shapiro will be entitled to receive (i) 12 months of his base salary paid in a single lump sum and (ii) continuation of participation in our group health plan and the payment of his premiums for 12 months (of the cost of COBRA coverage for such period) for Dr. Shapiro, his spouse and any dependents covered under our group health plan prior to termination. If Dr. Shapiro is terminated by us without cause or he resigns with good reason, all of Dr. Shapiro’s stock options that would have vested within one year of the termination date will vest immediately and be exercisable for one year from the effective date of termination. In the event that Dr. Shapiro does not renew his employment at the end of the employment term, is terminated for cause, is terminated due to death or disability, or he terminates his employment without good reason, Dr. Shapiro will not be entitled to severance payments unless mutually agreed upon in writing.

In the event of the termination of Dr. Shapiro’s employment within 12 months following a change in control (i) by us because we do not renew Dr. Shapiro’s employment at the end of the employment term, (ii) by us for any reason other than for cause or (iii) by Dr. Shapiro for good reason, Dr. Shapiro will be entitled to receive (a) an amount equal to 12 months of his then-current monthly base salary payable as a single lump sum and (b) continuation of participation in our group health plan and the payment of his premiums for 12 months (of the cost of COBRA coverage for such period) for Dr. Shapiro, his spouse and any dependents covered under our group health plan prior to termination. In such instances of termination, all of Dr. Shapiro’s unvested stock and stock options will immediately become fully vested and be exercisable for a period of one year following the effective date of termination.

Receipt of the severance benefits described above is conditioned upon Dr. Shapiro entering into a severance agreement, including a release of claims, with us. Dr. Shapiro has acknowledged and agreed that the timing of payments may be modified by us to comply with Section 409A of the Code.

Barbara Duncan.  On May 16, 2009, we entered into an employment agreement with Ms. Duncan, our Chief Financial Officer. Ms. Duncan’s employment agreement provides for an initial term of one year with automatic renewals each year thereafter unless terminated by either us or Ms. Duncan. Ms. Duncan’s base salary was originally set at $300,000 per year, subject to annual review and increase (but not decrease), as determined by our board of directors or the compensation committee. Ms. Duncan is also eligible to receive an annual bonus payment of up to 25% of her annual base salary, based on achievement of certain performance milestones identified by our board of directors in consultation with Ms. Duncan and our chief executive officer. Ms. Duncan’s annual salary for 2011 was $312,000. Ms. Duncan’s 2011 bonus of $71,760 represents approximately 92% of her maximum bonus amount.

Ms. Duncan is also eligible to participate in our group benefits programs, including but not limited to medical, disability and life insurance, vacation and retirement plans, and a 401(k) plan sponsored by us. We have agreed to pay 100% of the health insurance premiums of Ms. Duncan and 90% of the health insurance premiums of Ms. Duncan’s spouse and dependants, so long as they are not covered by the policy of her spouse’s employer.

In the event we do not renew Ms. Duncan’s employment at the end of the employment term, Ms. Duncan is terminated by us without cause, as defined in the employment agreement, or she resigns with good reason, as defined in the employment agreement, including a material diminution in duties, position, responsibilities or reporting requirements, relocation of Ms. Duncan’s place of employment by more than 50 miles from her principal residence or place of employment immediately prior to such relocation or a material breach of the employment agreement by us, Ms. Duncan will be entitled to receive (i) six months of her base salary paid in a single lump sum and (ii) continuation of her participation in our group health plan and the payment of her premiums for six months (or the cost of COBRA coverage for such period) for Ms. Duncan and her spouse any dependents covered under our group health plan prior to termination. In the event that Ms. Duncan does not renew her employment at the end of the employment term, is terminated for cause, or is terminated due to her death or disability or she terminates her employment without good reason, Ms. Duncan will not be entitled to any severance benefits unless mutually agreed upon in writing.

If we do not renew Ms. Duncan’s employment at the end of the employment term, Ms. Duncan is terminated by us without cause or Ms. Duncan resigns with good reason, all of Ms. Duncan’s stock options that would have vested within one year of the termination date will vest immediately and be exercisable for one year from the effective date of termination. If Ms. Duncan’s employment is terminated due to disability, all unvested stock options will be forfeited and she will be able to exercise her vested options for one year from the date of termination. In the event that Ms. Duncan is terminated for cause or she terminates her employment without good reason, all unvested stock and stock options granted will immediately be forfeited.

In the event of the termination of Ms. Duncan’s employment within 12 months following a change in control (i) by us because we do not renew Ms. Duncan’s employment at the end of the employment term, (ii) by us for any reason other than for cause or (iii) by Ms. Duncan for good reason, Ms. Duncan will be entitled to receive (a) an amount equal to 12 months of her then-current monthly base salary payable as a single lump sum and (b) continuation of her participation in our group health plan and the payment of her premiums for 12 months (or the cost of COBRA coverage for such period) for Ms. Duncan, her spouse and any dependents covered under our group health plan prior to termination. In such instances of termination, all of Ms. Duncan’s unvested stock and stock options granted will immediately become fully vested and be exercisable for a period of one year following the effective date of termination.

Receipt of the severance benefits described above is conditioned upon Ms. Duncan entering into a severance agreement, including a release of claims, with us. Ms. Duncan has acknowledged and agreed that the timing of payments may be modified by us to comply with Section 409A of the Code.

Non-Competition, Confidential Information and Assignment of Inventions Agreements

Dr. Pruzanski is a party to a non-competition and non-solicitation agreement with us, dated as of June 20, 2006, which prevents him from competing with us or soliciting our employees or independent contractors during his employment and for a one-year period thereafter. In addition, each of our named executive officers has also entered into a standard form agreement with respect to confidential information and assignment of inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and to assign to us any inventions conceived or developed during the course of employment.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of December 31, 2011.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date
Mark Pruzanski	50,000	0		0.50	06/30/2014
	150,000	0		0.50	01/01/2015
	749,980	20	(1)	1.70	07/18/2016
	192,969	44,531	(2)	1.70	09/18/2018
	725,000	725,000	(3)	1.50	07/20/2020
	66,221	198,779	(4)	1.50	10/13/2021
David Shapiro	50,000	0		1.80	01/08/2018
	458,333	41,667	(6)	1.80	04/01/2018
	157,500	157,500	(3)	1.50	07/20/2020
	21,616	64,884	(4)	1.50	10/13/2021
Barbara Duncan	322,917	177,083	(5)	1.70	05/18/2019
	137,500	137,500	(3)	1.50	07/20/2020
	19,367	58,133	(4)	1.50	10/13/2021

(1)	Options vest monthly through January 31, 2012.
(2)	Options vest monthly through September 30, 2012.
(3)	Options vest monthly through December 31, 2013.
(4)	Options vest monthly through December 31, 2014.
(5)	These options were fully vested as of May 31, 2012.
(6)	These options were fully vested as of January 31, 2012.

2011 Director Compensation

Each of our non-employee directors has been granted options to purchase shares of our common stock, subject to vesting over various time periods not exceeding two years from the date of grant. The exercise price of the options was greater than or equal to the fair market value of a share of our common stock at the time of grant. In addition, our non-employee, non-chairman directors receive $10,000 per quarter, and our chairman receives $18,750 per quarter. Our current policy is to provide to our non-employee directors options to purchase 20,000 shares of common stock annually, which vest over various time periods not exceeding two years from the date of grant, with the chairperson of the audit committee receiving additional options to purchase 7,500 shares of common stock annually and our chairman and the chairperson of our compensation committee receiving additional options to purchase 5,000 shares of common stock annually. Following the completion of this offering, we may adopt a new director compensation policy. As of May 31, 2012, we had not yet granted options to our directors for service during fiscal year 2012.

All directors have received and will continue to receive reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors, and our chairman has also received reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at various conferences or meetings with management.

The following table sets forth a summary of the compensation we paid to our non-employee directors during 2011.

Name(1)	Fees Earned or Paid in Cash	Option Awards(3)	Total
Paolo Fundaro	$40,000	$46,800	$86,800
Barry Greene(2)	30,000	46,800	76,800
Kenneth Noonan, Ph.D.	40,000	46,800	86,800
Robert Roche(2)	10,000	0	10,000
Paul Sekhri	40,000	52,650	92,650
Lorenzo Tallarigo, M.D.	75,000	58,500	133,500
Nicole Williams	40,000	64,350	104,350

(1)	Mark Pruzanski has been omitted from this table because he received no compensation for serving on our board of directors. Dr. Pruzanski’s compensation as President and Chief Executive Officer for 2011 is detailed in “— Summary Compensation Table” above.
(2)	Mr. Greene joined our board on February 8, 2011. Mr. Roche resigned from the board as of February 8, 2011.
(3)	Amounts reflect the grant date fair value of option awards granted in 2011 in accordance with ASC Topic 718. For information regarding assumptions underlying the valuation of equity awards, see note 10 to our consolidated financial statements and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Valuation of Stock-Based Compensation and Warrant Liability — Stock-Based Compensation” included elsewhere in this prospectus. These amounts do not correspond to the actual value that will be recognized by the directors.

Equity Incentive Plans

Amended and Restated 2003 Stock Incentive Plan

Our 2003 Stock Incentive Plan was initially adopted by our board of directors and approved by our shareholders on October 16, 2003, and was amended and restated by our board of directors in December 2004, May 2006, June 2008 and January 2010. We refer to this plan, as amended and restated, as the 2003 Plan. The 2003 Plan permits us to make grants of non-statutory stock options, incentive stock options, restricted stock awards and other stock-based awards.

Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2003 Plan; however, incentive stock options may only be granted to our employees. A maximum of 7,914,589 shares of common stock are authorized for issuance under the 2003 Plan, subject to adjustment due to the effect of any stock split, stock dividend, combination, recapitalization or similar transaction.

The 2003 Plan is administered by either the board of directors or one or more committees or subcommittees of our board of directors, which in either case, we refer to as the administrator. In addition, to the extent permitted by applicable law, the board of directors may delegate the authority to grant awards to one or more of our executive officers; provided that board of directors shall fix the terms of the awards granted by such executive officer and the maximum number of shares subject to awards that such executive officer may grant. The 2003 Plan provides that the administrator has the authority to determine:

•	which employees, officers, directors, consultants and advisors shall be granted options and other awards;
•	the number of shares of our common stock subject to options and other awards;
•	the exercise price of each option;
•	the schedule upon which options become exercisable;
•	the termination or cancellation provisions applicable to options;

•	the terms and conditions of other awards, including conditions for repurchase, termination or cancellation, issue price and repurchase price; and
•	all other terms and conditions upon which each award may be granted in accordance with our plan.

Unless otherwise determined by the administrator or provided for in an award, the 2003 Plan does not permit the transfer of awards except in the event of death and only the recipient may exercise an award during the recipient’s lifetime. Shares of common stock acquired upon exercise of a stock option and any gain realized upon exercise of any stock option may be subject to repurchase by, or forfeiture to, us at the discretion of our board of directors if the applicable award agreement provides for the repurchase.

Except as otherwise provided by the administrator and evidenced in a particular award, in the event of a merger or other reorganization event as described under the 2003 Plan, the administrator, in its sole discretion, may take any of the following actions as to some or all of outstanding awards other than restricted stock awards:

•	provide that all outstanding awards will be assumed or substituted by the successor corporation;
•	upon written notice to a participant, provide that the participant’s options or awards will terminate immediately prior to the consummation of such transaction unless exercised by the participant within a specified period;
•	provide that all outstanding awards will become exercisable, realizable, deliverable, or restrictions applicable to an award shall lapse, in whole or in part, prior to or upon the occurrence of such reorganization event;
•	in the event of a reorganization event pursuant to which our common stockholders will receive a cash payment for each share surrendered in the reorganization event, make or provide a cash payment to the participants equal to the excess, if any, of the acquisition price multiplied by the number of shares of common stock subject to the participant’s awards over the aggregate exercise price of all such outstanding awards and any applicable tax withholdings (to the extent the exercise price does not exceed the acquisition price), in exchange for the termination of such awards; and
•	any combination of the actions above.

Except as otherwise evidenced in a particular award agreement or other agreement between a participant and us, in the event of a change in control event, as described in the 2003 Plan, the vesting schedule of an option award or restricted stock award shall be accelerated in part so that one-half of the number of shares that would otherwise have first become vested or free from conditions or restrictions after the date of the change in control event shall immediately become vested or free from conditions or restrictions. The remaining one-half of such number of shares may vest or continue to become free from conditions or restrictions in accordance with the original schedule in the option or restricted stock award agreement.

Our board of directors may amend, suspend or terminate the 2003 Plan in any respect at any time, subject to stockholder approval where such approval is required by applicable law or stock exchange rules. The administrator may also amend, modify or terminate any outstanding award, provided that no amendment to an award may materially impair any of the rights of a participant under any awards previously granted without his or her written consent.

As of March 31, 2012, 85,411 shares have been issued upon the exercise of options and the grant of stock awards under the 2003 Plan, 7,565,535 shares are subject to outstanding options under the 2003 Plan and 349,054 shares are available for future grant under the 2003 Plan. Unless earlier terminated by our board of directors, the 2003 Plan will expire on October 16, 2013. Our board of directors has decided not to grant any further awards under the 2003 Plan commencing on the date on which we adopt our 2012 Stock Incentive Plan in connection with this offering. All outstanding stock options granted under the 2003 Plan as of the date of termination will remain outstanding and subject to their respective terms and the terms of the 2003 Plan.

2012 Stock Incentive Plan

In           , 2012, our board of directors approved the 2012 Stock Incentive Plan, which we refer to as the 2012 Plan, which will become effective upon completion of this offering. Our stockholders approved the 2012 Plan on           , 2012. The 2012 Plan will expire on           . Under our 2012 Plan, we may grant incentive stock options, non-qualified stock options, restricted and unrestricted stock awards and other stock-based awards. There will be         shares of our common stock authorized for issuance under the 2012 Plan.

In addition, the 2012 Plan contains an “evergreen” provision, which allows for an annual increase in the number of shares of our common stock available for issuance under the plan on the first day of each fiscal year beginning in fiscal year 2013. The annual increase in the number of shares shall be equal to the lowest of:

•	shares of our common stock;
•	% of the number of shares of our common stock outstanding as of such date; and
•	an amount determined by our board of directors or compensation committee.

The board of directors has authorized our compensation committee to administer the 2012 Plan. In accordance with the provisions of the plan, the compensation committee will determine the terms of options and other awards. The compensation committee or the independent members of our board of directors will determine:

•	which employees, directors and consultants shall be granted options and other awards;
•	the number of shares of our common stock subject to options and other awards;
•	the exercise price of each option, which generally shall not be less than fair market value on the date of grant;
•	the schedule upon which options become exercisable;
•	the termination or cancellation provisions applicable to options;
•	the terms and conditions of other awards, including conditions for repurchase, termination or cancellation, issue price and repurchase price; and
•	all other terms and conditions upon which each award may be granted in accordance with the 2012 plan.

No participant may receive awards for more than       shares of our common stock in any fiscal year.

In addition, the administrator may, with the consent of the affected plan participants, reprice or otherwise amend outstanding awards consistent with the terms of the 2012 Plan.

Upon a merger, consolidation or sale of all or substantially all of our assets, the administrator, or the board of directors of any corporation assuming our obligations, may, in its sole discretion, take any one or more of the following actions pursuant to our plan, as to some or all outstanding awards:

•	provide that outstanding options will be substituted for shares of the successor corporation or consideration payable with respect to our outstanding stock in connection with the corporate transaction;
•	provide that the outstanding options must be exercised within a certain number of days, either to the extent the options are then exercisable, or at our board of directors’ discretion, any such options being made partially or fully exercisable;
•	terminate outstanding options in exchange for payment of an amount equal to the difference between (a) the consideration payable upon consummation of the corporate transaction to a holder of the number of shares into which such option would have been exercisable to the extent then exercisable (or, in our board of directors’ discretion, any such options being made partially or fully exercisable) and (b) the aggregate exercise price of those options;

•	provide that outstanding stock grants will be substituted for shares of the successor corporation or consideration payable with respect to our outstanding stock in connection with the corporate transaction;
•	the terms and conditions of other awards, including conditions for repurchase, termination or cancellation, issue price and repurchase price; and
•	terminate outstanding stock grants in exchange for payment of any amount equal to the consideration payable upon consummation of the corporate transaction to a holder of the same number of shares comprising the stock grant, to the extent the stock grant is no longer subject to any forfeiture or repurchase rights (or, at our board of directors’ discretion, all forfeiture and repurchase rights being waived upon the corporate transaction).

401(k) Plan and Other Benefits

We have a defined contribution retirement plan, which we refer to as the 401(k) Plan, in which all employees are eligible to participate. Our plan is intended to qualify under Section 401(k) of the Internal Revenue Code so that contributions by employees and by us to the 401(k) Plan and income earned on plan contributions are not taxable to employees until withdrawn or distributed from the 401(k) Plan, and so that contributions, including employee salary deferral contributions, will be deductible by us when made. We do not currently provide matching contributions under the 401(k) Plan but may choose to do so in the future. We also contribute to medical, disability and other standard insurance for our employees.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan and subject to the lock-up agreements described under “Underwriting,” a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above in “Executive and Director Compensation,” since January 1, 2009, we have engaged in the following transactions in which the amount involved exceeded $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, whom we refer to as our principal stockholders, or affiliates or immediate family members of our directors, executive officers and principal stockholders had or will have a material interest. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

Some of our directors are affiliated with our principal stockholders as indicated in the table below:

Director	Affiliation with Principal Stockholder
Lorenzo Tallarigo, M.D	Dr. Tallarigo is the chief executive officer of Genextra S.p.A., which is one of our principal stockholders.
Paolo Fundaro	Mr. Fundaro is the chief financial officer of Genextra S.p.A., which is one of our principal stockholders.

Private Placements of Securities

In January 2010, we sold to Genextra S.p.A. 13,888,889 shares of our Series B preferred stock and a warrant to purchase 5,000,000 shares of our common stock at an exercise price of $1.80 per share with a five year term for net proceeds of $24.9 million. Previously, in 2008, we sold 13,888,889 shares of our Series A preferred stock to Genextra S.p.A. for net proceeds of approximately $24.3 million.

Both the Series A and Series B preferred stock accrue dividends at an annual rate of $0.108 per share. The dividends are only payable upon the occurrence of certain events in accordance with the terms of our restated certificate of incorporation but are not payable in connection with conversion of the preferred stock into shares of common stock. We have agreed with Genextra S.p.A. that all outstanding shares of Series A and Series B preferred stock will be converted into an aggregate of 27,777,778 shares of our common stock upon the completion of this offering. See “Principal Stockholders” for more information about shares held by certain of these entities.

Reimbursement of Expenses

In connection with the Series B preferred stock financing in January 2010, we reimbursed Genextra approximately $50,000 for expenses incurred during the course of the transaction.

Agreements with Stockholders

In connection with the Series B preferred stock financing, we entered into the Second Amended and Restated Stockholders Agreement, dated as of January 20, 2010, with certain of our stockholders, including our principal stockholders and their affiliates. This agreement will terminate immediately upon completion of the offering, other than the provisions relating to registration rights, which will continue in effect following completion of the offering and entitle the holders of such rights to have us register their shares of our common stock for sale in the United States. See “Description of Capital Stock — Registration Rights.”

Director and Executive Officer Compensation

Please see “Executive and Director Compensation” for information regarding compensation of directors and executive officers.

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding our agreements with our named executive officers for the fiscal year ended 2011, see “Executive and Director Compensation — Narrative to Summary Compensation Table — Employment Arrangements with Our Named Executive Officers.”

Indemnification Agreements

We will enter into indemnification agreements with each of our directors and certain of our officers. The indemnification agreements and our restated certificate of incorporation and restated by-laws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Management —  Limitation of Directors’ and Officers’ Liability and Indemnification.”

Participation in This Offering

Certain entities holding more than 5% of our common stock have indicated an interest in purchasing shares of our common stock in this offering at the initial public offering price, including Genextra S.p.A. and its affiliates, which have indicated an interest in purchasing up to approximately $      million of such shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no shares to these entities and these entities could determine to purchase more, less or no shares in this offering. Any shares purchased by these entities will be subject to lock-up restrictions described in “Shares Eligible for Future Sale.”

Policy for Approval of Related Person Transactions

Pursuant to the written charter of our audit committee that will be in effect upon completion of this offering, the audit committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any parties related to us, including our executive officers, our directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons and any other persons whom our board of directors determines may be considered related parties under Item 404 of Regulation S-K, has or will have a direct or indirect material interest.

In reviewing and approving such transactions, the audit committee shall obtain, or shall direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by the committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. This approval authority may also be delegated to the chair of the audit committee in some circumstances. No related party transaction shall be entered into prior to the completion of these procedures.

The audit committee or its chair, as the case may be, shall approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as the committee or the chair determines in good faith to be necessary in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the audit committee shall participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members has an interest.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 31, 2012, on an actual basis and as adjusted to reflect the sale of our common stock offered by this prospectus, by:

•	our named executive officers;
•	each of our directors;
•	all of our current directors and executive officers as a group; and
•	each stockholder known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of May 31, 2012, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 47,016,194 shares of common stock outstanding on May 31, 2012, which assumes the conversion of all outstanding shares of preferred stock into common stock, and            shares of common stock outstanding after the completion of this offering.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Intercept Pharmaceuticals, Inc., 18 Desbrosses Street, New York, NY 10013.

	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Beneficial Owner		Before Offering	After Offering
Directors and Executive Officers
Mark Pruzanski, M.D.(1)	4,418,915	9.0%	%
David Shapiro, M.D.(2)	737,670	1.5%	%
Barbara Duncan(3)	604,107	1.3%	%
Lorenzo Tallarigo, M.D.(4)	42,131,097	80.8%	%
Paolo Fundaro(5)	95,832	*	*
Barry Greene(6)	31,664	*	*
Kenneth D. Noonan, Ph.D.(7)	125,832	*	*
Paul Sekhri(8)	79,790	*	*
Nicole Williams(9)	116,769	*	*
All current executive officers and directors as a group (10 persons)(10)	48,547,018	86.2%	%
Five Percent Stockholders
Genextra S.p.A. and affiliates(11)	42,026,307	80.8%	%
Visium Balanced Offshore Fund, Ltd. and affiliates(12)	2,693,076	5.8%	%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)	Consists of 2,200,000 shares of common stock and options to purchase 2,218,915 shares of common stock that are exercisable within 60 days of May 31, 2012.
(2)	Consists of options to purchase 737,670 shares of common stock that are exercisable within 60 days of May 31, 2012.

(3)	Consists of options to purchase 604,107 shares of common stock that are exercisable within 60 days of May 31, 2012.
(4)	Consists of (a) 9,248,529 shares of common stock owned by Genextra S.p.A., 27,777,778 shares of common stock into which the shares of preferred stock held by Genextra S.p.A. are convertible, and 5,000,000 shares underlying warrants held by Genextra S.p.A., and (b) options to purchase 104,790 shares of common stock which are exercisable within 60 days of May 31, 2012 that are held directly by Dr. Tallarigo. Dr. Tallarigo is the chief executive officer of Genextra S.p.A. and, in such capacity, Dr. Tallarigo exercises voting and investment control over the shares of common stock owned by Genextra S.p.A. Dr. Tallarigo disclaims beneficial ownership with respect to any such shares, except to the extent of his pecuniary interest therein, if any.
(5)	Consists of options to purchase 95,832 shares of common stock which are exercisable within 60 days of May 31, 2012.
(6)	Consists of options to purchase 31,664 shares of common stock which are exercisable within 60 days of May 31, 2012.
(7)	Consists of options to purchase 125,832 shares of common stock which are exercisable within 60 days of May 31, 2012.
(8)	Consists of options to purchase 79,790 shares of common stock which are exercisable within 60 days of May 31, 2012.
(9)	Consists of options to purchase 116,769 shares of common stock which are exercisable within 60 days of May 31, 2012.
(10)	Consists of (a) 11,873,529 shares of common stock beneficially owned by our officers and directors, (b) 27,777,778 shares of common stock into which the shares of preferred stock beneficially owned by Dr. Tallarigo are convertible, (c) 5,000,000 shares of common stock underlying the warrants beneficially owned by Dr. Tallarigo, and (d) options to purchase 4,320,711 shares of common stock beneficially owned by our officers and directors which are exercisable within 60 days of May 31, 2012. See notes (1) through (9) above.
(11)	Consists of (a) 9,248,529 shares of common stock owned by Genextra S.p.A., (b) 27,777,778 shares of common stock into which the shares of preferred stock held by Genextra S.p.A. are convertible, and (c) 5,000,000 shares underlying warrants held by Genextra S.p.A. Voting and investment control over the shares of common stock beneficially owned by Genextra S.p.A. are exercised by Dr. Tallarigo. Dr. Tallarigo disclaims beneficial ownership with respect to any such shares, except to the extent of his pecuniary interest therein, if any. The address of each of Genextra S.p.A. and its affiliates is Via G. De Grassi, 11, 20123 Milan, Italy.
(12)	Consists of (a) 1,081,580 shares of common stock held by Visium Balanced Offshore Fund, Ltd., (b) 703,500 shares of common stock held by Visium Long Bias Offshore Fund, Ltd., (c) 694,050 shares of common stock held by Visium Balanced Fund, LP and (d) 213,946 shares of common stock held by Visium Long Bias Fund, LP. We refer to each of the funds above as the Visium Funds. The investment advisor to each of the Visium Funds is Visium Asset Management, LP. JG Asset, LLC is the general partner of Visium Asset Management, LP. Jacob Gottlieb is the managing member of JG Asset, LLC. Mr. Gottlieb disclaims beneficial ownership with respect to any such shares, except to the extent of his pecuniary interest therein, if any. The address of each of the Visium Funds is 950 Third Avenue, 29th Floor, New York, NY 10022.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and provisions of our restated certificate of incorporation and restated by-laws, as they will be in effect upon the closing of this offering. For more detailed information, please see our restated certificate of incorporation and restated by-laws, which are filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus forms a part. The descriptions of our common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.

Upon completion of this offering, we will be authorized to issue           shares of common stock, $0.001 par value per share, and           shares of preferred stock, $0.001 par value per share, and there will be           shares of common stock and no shares of preferred stock outstanding. Assuming the conversion of our preferred stock, as of March 31, 2012, we had 47,016,194 shares of common stock outstanding held of record by 97 stockholders, and there were outstanding options to purchase 7,565,535 shares of common stock and outstanding warrants to purchase 7,122,889 shares of common stock.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in any of our assets remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

Our preferred stock, if issued, would have priority over our common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Our board of directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal.

Warrants

As of March 31, 2012, we had warrants outstanding to purchase the number of shares of our common stock at the exercise prices and expiration dates set forth below. Warrants entitle the holder to purchase shares of our common stock, as applicable, at the specified exercise price at any time prior to the expiration date.

	Warrants to Purchase Common Stock	Weighted Average Exercise Price	Expiration
Warrants issued in 2003(1)(2)(3)	12,500	$0.50	October 24, 2013
Warrants issued in 2003(1)(2)	12,500	1.50	October 24, 2013
Warrants issued in 2004(1)(2)(3)	679,795	0.50	October 27, 2013
Warrants issued in 2004(1)(2)(3)	113,299	0.50	May 4, 2014
Warrants issued in 2004(1)(2)	679,795	1.50	October 27, 2013
Warrants issued in 2008(1)(4)(5)	625,000	1.80	May 23, 2013
Warrants issued in 2010(1)(4)(6)	5,000,000	1.80	January 25, 2015
Warrants issued and outstanding as of March 31, 2012	7,122,889	$1.62

(1)	Each of these warrants has a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares of our common stock based on the fair market value of the underlying shares of our common stock at the time of exercise of the warrant, after deduction of the aggregate exercise price. Each warrant also contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations.
(2)	Pursuant to the terms of these warrants, we have agreed to file a registration statement registering the shares underlying these warrants within 90 days after the completion of this offering unless such shares are eligible for sale under Rule 144.
(3)	Each of these warrants contains anti-dilution provisions providing for adjustments to the exercise price upon the issuance of shares of our common stock for no consideration or at a price less than the exercise price pursuant to a merger, asset acquisition or other business combination where a third party acquires a majority equity interest in or all or substantially all of the assets of our company. If such a lower-priced issuance occurs, the exercise price of these warrants will be reduced to the price at which our common stock is issued.
(4)	Each of these warrants contains anti-dilution provisions providing for adjustments to the exercise price upon the issuance of shares of our common stock for no consideration or at a price less than the exercise price, excluding certain shares of our common stock issuable upon exercise of options, warrants or conversion of convertible securities. If such a lower-priced issuance occurs, the exercise price of the warrants will be reduced based on a weighted average of the difference between the exercise price of the warrants and the issuance price of the shares.
(5)	An aggregate of 237,916 of the shares underlying these warrants are entitled to certain registration rights sets forth in our second amended and restated stockholders agreement. See “— Registration Rights” below for a description of these registration rights.
(6)	The shares underlying each of this warrant are entitled to certain registration rights set forth in our second amended and restated stockholders agreement. See “— Registration Rights” below for a description of these registration rights.

Registration Rights

We entered into a second amended and restated stockholders agreement with certain holders of our preferred stock, common stock and warrants, which provide such holders with registration rights with respect to certain shares of our common stock, including shares of our common stock into which the shares of our preferred stock are convertible and the shares of our common stock are issuable upon exercise of the warrants. The summary of the registration rights below is qualified by reference to the second amended and restated stockholders agreement, a copy of which is attached as an exhibit to the registration statement of which this prospectus is a part. As of May 31, 2012, an aggregate of            shares of outstanding common stock and shares of common stock underlying our preferred stock and warrants would be registrable securities pursuant to the terms of the second amended and restated stockholders agreement. Any additional shares of common stock purchased in this offering by our affiliated stockholders who are parties to the second amended and restated stockholders agreement would also be registrable shares.

Our warrants that were issued in 2003 and 2004 contain registration rights in the forms of the warrant, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part. See “— Warrants” above for a description of the registration rights relating to these warrants.

Demand Registration Rights.   Commencing on the six-month anniversary of the completion of this offering, the holders of the registrable shares will be entitled to certain demand registration rights. If holders of at least 30% of the registrable shares then outstanding request a registration of registrable shares having an aggregate value of at least $25.0 million (based on the market price or fair value on the date of such request), we will be required to register their shares. We may be required to effect up to three registrations in accordance with such demand registration rights. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their registrable shares in the registration. Under certain circumstances, our board of directors may suspend our obligations to register registrable shares.

Piggyback Registration Rights.   In the event that we propose to register any of our securities under the Securities Act either for our own account or for the account of other stockholders (other than in connection with a registration statement on Form S-8 or Form S-4 or to cover securities proposed to be issued in exchange for securities or assets of another corporation), the holders of the registrable shares will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, the holders of these shares of our common stock are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

Shelf Registration Rights.  If we become eligible to file registration statements on Form S-3 that will become automatically effective upon filing, the holders of the registrable shares will be entitled to require us to register all or a portion of their registrable shares on Form S-3, if the registrable shares held by such holders have an aggregate value of at least $5.0 million (based on the public market price on the date of such request). We may be required to effect up to four registrations in accordance with such Form S-3 registration rights. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their registrable shares in the registration. Under certain circumstances, our board of directors may suspend our obligations to register registrable shares.

We have agreed to pay certain registration expenses of the holders of the shares registered pursuant to any demand, piggyback and shelf registrations described above.

Anti-Takeover Effects of Delaware Law and Our Restated Certificate of Incorporation and Restated By-Laws

The provisions of Delaware law and our restated certificate of incorporation and restated by-laws to be effective upon completion of this offering could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision.   We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.

Classified Board of Directors; Removal of Directors for Cause.  Our restated certificate of incorporation and restated by-laws to be effective upon completion of this offering provide that upon completion of this offering, our board of directors will be divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders following the initial classification of directors, the term of office of the second class to expire at the second annual meeting of stockholders following the initial classification of directors, and the term of office of the third class to expire at the third annual meeting of stockholders following the initial classification of directors. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire will be elected for a three-year term of office. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors, or its remaining members, even if less than a quorum, is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause and only by the affirmative vote of a majority of our outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors.  Our restated by-laws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 45 days nor more than 75 days prior to the anniversary of the mailing date of the proxy statement for the previous year’s annual meeting. For a special meeting, the notice must generally be delivered not earlier than the 90th day prior to the meeting and not later than the later of (1) the 60th day prior to the meeting or (2) the 10th day following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the restated by-laws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders.  Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors.

No Stockholder Action by Written Consent.  Any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

Super Majority Stockholder Vote Required for Certain Actions.  The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation requires the affirmative vote of the holders of at least     % of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this prospectus entitled “Anti-Takeover Effects of Delaware Law and Our Restated Certificate of Incorporation and Restated By-Laws,” or to reduce the number of authorized shares of common stock or preferred stock. This     % stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. A     % vote is also required for any amendment to, or repeal of, our restated bylaws by the stockholders. Our restated bylaws may be amended or repealed by a simple majority vote of the board of directors. Our restated by-laws may also be amended or repealed by a simple majority vote of the board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be         .

Stock Market Listing

We intend to apply to list our common stock on the NASDAQ Global Market under the symbol “ICPT.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and a liquid public trading market for our common stock may not develop or be sustained after this offering. If a public market does develop, future sales of significant amounts of our common stock, including shares issued upon exercise of outstanding options or warrants, or the anticipation of those sales, could adversely affect the public market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities. We intend to apply to list our common stock on the NASDAQ under the symbol “ICPT.”

Upon the closing of the offering made hereby, we will have outstanding an aggregate of        shares of common stock, assuming no exercise by the underwriters of their over-allotment option and no exercise of outstanding options or warrants. Of these shares, all of the shares of our common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares of our common stock purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below.

The remaining shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act. One such safe-harbor exemption is Rule 144, which is summarized below.

Subject to the lock-up agreements described below and the provisions of Rule 144 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Date Available for Sale	Shares Eligible for Sale	Comment
Date of prospectus		Shares sold in the offering and shares that may be sold under Rule 144 that are not subject to a lock-up
90 days after date of prospectus		Shares that are not subject to a lock-up and can be sold under Rule 144
180 days* after date of prospectus		Lock-up released; shares that can be sold under Rule 144

*	180 days corresponds to the lock-up period described below in “— Lock-up Agreements.” This lock-up period may be extended or shortened under certain circumstances as described in “Underwriting.” However, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the representative of the underwriters, may in its sole discretion, release all or any portion of the shares from the restrictions in any of these agreements.

Rule 144

Affiliate Resales of Shares

Affiliates of ours must generally comply with Rule 144 if they wish to sell any shares of our common stock in the public market, whether or not those shares are “restricted securities.” “Restricted securities” are any securities acquired from us or one of our affiliates in a transaction not involving a public offering. All shares of our common stock issued prior to the closing of the offering made hereby, and the shares of common stock that our preferred stock can be converted into or that are exercisable upon warrants, are considered to be restricted securities. The shares of our common stock sold in this offering are not considered to be restricted securities.

In general, subject to the lock-up agreements described below, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate of ours at any time during the three months immediately before a sale can sell restricted shares of our common stock in compliance with the following requirements of Rule 144.

Holding period:  If the shares are restricted securities, an affiliate must have beneficially owned the shares of our common stock for at least six months.

Manner of sale:  An affiliate must sell its shares in “broker’s transactions” or certain “riskless principal transactions” or to market makers, each within the meaning of Rule 144.

Limitation on number of shares sold:  An affiliate is only allowed to sell within any three-month period an aggregate number of shares of our common stock that does not exceed the greater of:

•	one percent of the number of the total number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; and
•	the average weekly trading volume in our common stock on the stock exchange where our common stock is traded during the four calendar weeks preceding either (i) to the extent that the seller is required to file a notice on Form 144 with respect to such sale, the date of filing such notice, (ii) the date of receipt of the order to execute the transaction by the broker or (iii) the date of execution of the transaction with the market maker.

Current public information:  An affiliate may only resell its restricted securities to the extent that adequate current public information, as defined in Rule 144, is available about us, which, in our case, means that we have been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for a period of at least 90 days prior to the date of the sale and we have filed all reports with the Securities and Exchange Commission required by those sections during the preceding 12 months (or such shorter period that we have been subject to these filing requirements).

Notice on Form 144:  If the number of shares of our common stock being sold by an affiliate under Rule 144 during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, then the seller must file a notice on Form 144 with the Securities and Exchange Commission and the stock exchange on which our common stock is traded concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Shares

Any person or entity who is not an affiliate of ours and who has not been an affiliate of ours at any time during the three months preceding a sale is only required to comply with Rule 144 in connection with sales of restricted shares of our common stock. Subject to the lock-up agreements described below, those persons may sell shares of our common stock that they have beneficially owned for at least one year without any restrictions under Rule 144 immediately following the effective date of the registration statement of which this prospectus is a part.

Further, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time such person sells shares of our common stock, and has not been an affiliate of ours at any time during the three months preceding such sale, and who has beneficially owned such shares of our common stock, as applicable, for at least six months but less than a year, is entitled to sell such shares so long as there is adequate current public information, as defined in Rule 144, available about us.

Resales of restricted shares of our common stock by non-affiliates are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144, described above.

Rule 701

In general, under Rule 701 of the Securities Act, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.

The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by “affiliates” under Rule 144 without compliance with its one-year minimum holding period requirement.

Registration Rights

Upon completion of this offering, the holders of approximately           shares of common stock and       shares of common stock issuable upon the exercise of outstanding warrants, or their transferees, will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares held by affiliates. See “Description of Capital Stock — Registration Rights.”

Stock Options

As of May 31, 2012, options to purchase a total of 5,435,661 shares of common stock were outstanding and exercisable.           of the shares subject to options are subject to lock-up agreements. Our board of directors has decided not to grant any further awards under the 2003 Plan commencing on the date on which we adopt our 2012 Plan in connection with this offering. There will be           shares of our common stock authorized for issuance under the 2012 Plan.

Upon completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering all shares of common stock subject to outstanding options or issuable pursuant to our stock plans. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under any registration statements will be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described below.

Warrants

As of May 31, 2012, we had outstanding warrants to purchase an aggregate of 7,122,889 shares of our common stock at a weighted-average exercise price of $1.62 per share. Any shares purchased pursuant to these warrants will be “restricted shares” and may be sold in the public market only if they are registered under the Securities Act or qualify for an exemption from such registration.

Lock-up Agreements

Our officers, directors and substantially all of our other existing security holders, who hold an aggregate of approximately         shares of our common stock and/or shares underlying outstanding options and warrants to purchase common stock, have agreed, subject to limited exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock held prior to the offering for a period of 180 days after the date of this prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, the representative of the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the representative of the underwriters, may in its sole discretion choose to release any or all of these shares from these restrictions prior to the expiration of the 180-day period.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a general discussion of material U.S. federal income and estate tax considerations relating to ownership and disposition of our common stock by a non-U.S. holder. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

An individual may be treated as a resident instead of a nonresident of the United States in any calendar year for U.S. federal income tax purposes if the individual was present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending with the current calendar year. For purposes of this calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Subject to the provisions of certain tax treaties between the U.S. and other nations, non-citizens of the U.S. treated as U.S. residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

This discussion is based on current provisions of the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. In addition, the Internal Revenue Service, or the IRS, could challenge one or more of the tax consequences described in this prospectus.

We assume in this discussion that each non-U.S. holder holds shares of our common stock as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of state, local or non-U.S. taxes, or U.S. federal taxes other than income and estate taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	insurance companies;
•	tax-exempt organizations;
•	financial institutions;
•	brokers or dealers in securities;
•	regulated investment companies;
•	pension plans;
•	controlled foreign corporations;
•	passive foreign investment companies;
•	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;
•	certain U.S. expatriates;

•	persons subject to the alternative minimum tax; or
•	persons that acquire our common stock as compensation for services.

In addition, this discussion does not address the tax treatment of partnerships or persons who hold their common stock through partnerships or other entities that are transparent for U.S. federal income tax purposes. A partner in a partnership or other transparent entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock through a partnership or other transparent entity, as applicable.

Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock.

Dividends

If we pay distributions on our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “— Gain on Disposition of Common Stock.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. If we determine, at a time reasonably close to the date of payment of a distribution on our common stock, that the distribution will not constitute a dividend because we do not anticipate having current or accumulated earnings and profits, we intend not to withhold any U.S. federal income tax on the distribution as permitted by U.S. Treasury Regulations.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States, and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. To obtain this exemption, a non-U.S. holder must provide us with a properly executed original and unexpired IRS Form W-8ECI properly certifying such exemption. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence providing for a reduced withholding tax rate on dividends generally will be required to provide a properly executed IRS Form W-8BEN (or successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the

non-U.S. holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;
•	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition; or
•	we are or were a “U.S. real property holding corporation” during a certain look-back period unless our common stock is regularly traded on an established securities market and the non-U.S. holder held no more than five percent of our outstanding common stock, directly or indirectly, during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding Tax

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate (currently 28% through December 31, 2012, and thereafter set to increase to 31%) with respect to dividends on our common stock. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Account Tax Compliance Act

The recently enacted Foreign Account Tax Compliance Act, or FATCA, will impose a 30% withholding tax on any “withholdable payment” to (i) a “foreign financial institution,” unless an exceptions applies. The most important exception is that such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or (ii) a foreign entity that is not a financial institution, unless an exception applies. The most important exception is that such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

“Withholdable payments” will include U.S.-source payments otherwise subject to nonresident withholding tax, and also include the entire gross proceeds from the sale of any equity or debt instruments of U.S. issuers (in either case to exclude payments made on “obligations” that were outstanding on March 18, 2012). The withholding tax will apply regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax (e.g., under the portfolio interest exemption or as capital gain). The IRS is authorized to provide rules for coordinating the FATCA withholding regime with the existing nonresident withholding tax rules.

Under proposed regulations, this withholding will apply to U.S.-source payments otherwise subject to nonresident withholding tax made on or after January 1, 2014 and to the payment of gross proceeds from the sale of any equity or debt instruments of U.S. issuers made on or after January 1, 2015.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

The preceding discussion of material U.S. federal tax considerations is for general information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non- U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
BMO Capital Markets Corp.
Needham & Company, LLC
Wedbush Securities Inc.
ThinkEquity LLC
Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $      per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $      and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to           additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors and substantially all of our other existing security holders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,
•	sell any option or contract to purchase any common stock,
•	purchase any option or contract to sell any common stock,
•	grant any option, right or warrant for the sale of any common stock,
•	lend or otherwise dispose of or transfer any common stock,
•	request or demand that we file a registration statement related to the common stock, or
•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, however, that such extensions will apply only to the extent that the rules of the Financial Industry Regulatory Authority, Inc. relating to such extensions remain in effect.

Nasdaq Global Market Listing

We expect the shares to be approved for listing on the Nasdaq Global Market, subject to notice of issuance, under the symbol “ICPT.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representative. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representative believes to be comparable to us,
•	our financial information,
•	the history of, and the prospects for, our company and the industry in which we compete,
•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,
•	the present state of our development, and
•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, the rules of the Securities and Exchange Commission may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or each, a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the “Relevant Implementation Date, no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or
C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts and for the underwriters by Goodwin Procter LLP, New York, New York.

EXPERTS

The consolidated financial statements of Intercept Pharmaceuticals, Inc. (a development stage enterprise) as of December 31, 2010 and December 31, 2011 and for each of the two years in the period ended December 31, 2011 and the information included in the cumulative from inception presentation for the period January 1, 2008 to December 31, 2011 (not separately presented herein), included in this prospectus have been so included in reliance on the report of KPMG LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates from the public reference room of the Securities and Exchange Commission at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will be required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the Securities and Exchange Commission’s public reference room, and the web site of the Securities and Exchange Commission referred to above.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 2010 and 2011 and as of March 31, 2012 (unaudited), actual and pro forma	F-3
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2010 and 2011, the period from September 4, 2002 (Inception) through December 31, 2011, the Three Months Ended March 31, 2011 and 2012 (unaudited), and for the period from September 4, 2002 (inception) through March 31, 2012 (unaudited)	F-4
Consolidated Statements of Changes in Stockholders’ Equity for the period from September 4, 2002 (inception) through March 31, 2012	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2010 and 2011, the period from September 4, 2002 (Inception) through December 31, 2011, the Three Months Ended March 31, 2011 and 2012 (unaudited), and for the period from September 4, 2002 (inception) through March 31, 2012 (unaudited)	F-6
Notes to Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Intercept Pharmaceuticals, Inc.:

We have audited the accompanying consolidated balance sheets of Intercept Pharmaceuticals, Inc. and subsidiary (a development stage enterprise) as of December 31, 2010 and 2011, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years ended December 31, 2010 and 2011 and the information included in the cumulative from inception presentation for the period January 1, 2008 to December 31, 2011(not separately presented herein). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intercept Pharmaceuticals, Inc. and subsidiary (a development stage enterprise) as of December 31, 2010 and 2011, and the results of their operations and their cash flows for the years ended December 31, 2010 and 2011, and information included in the cumulative from inception presentations for the period January 1, 2008 to December 31, 2011 (not separately presented herein), in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
New York, New York
June 20, 2012

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

Consolidated Balance Sheets

	December 31,		March 31, 2012	Pro Forma March 31, 2012
	2010	2011
			(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,423,746	$17,707,476	$13,744,480	$13,744,480
Certificates of deposit	72,087	200,775	204,489	204,489
Prepaid expenses and other assets	365,421	995,843	1,227,626	1,227,626
Total current assets	15,861,254	18,904,094	15,176,595	15,176,595
Fixed assets, net	876,446	311,366	256,830	256,830
Security deposits	380,330	254,869	255,154	255,154
Total assets	$17,118,030	$19,470,329	$15,688,579	$15,688,579
Liabilities
Current liabilities:
Accounts payable, accrued expenses, and other liabilities	$1,587,432	$1,504,198	$1,492,890	$1,492,890
Short-term portion of warrant liability	127,768	—	—	—
Short-term portion of deferred revenue	—	2,446,107	2,092,758	2,092,758
Short-term portion of capital leases	255,590	81,762	23,238	23,238
Total current liabilities	1,970,790	4,032,067	3,608,886	3,608,886
Long-term liabilities:
Long-term portion of deferred revenue	—	12,162,163	11,756,758	11,756,758
Long-term portion of warrant liability	6,752,935	5,835,877	5,157,970	5,543,307
Long-term portion of capital leases	75,839	—	—	—
Total liabilities	8,799,564	22,030,107	20,523,614	20,908,951
Stockholders’ equity (deficit):
Series A preferred stock. Authorized 13,888,889 shares, par value $0.001 per share, issued, and outstanding 13,888,889 shares, actual; 0 shares issued and outstanding, pro forma; liquidation preference of $1.80 per share plus accumulated dividends ($5,412,329 at December 31, 2011 and $5,787,329 at March 31, 2012), none pro forma	13,889	13,889	13,889	—
Series B preferred stock. Authorized 13,888,889 shares, par value $0.001 per share, issued, and outstanding 13,888,889 shares, actual; 0 shares issued and outstanding, pro forma; liquidation preference of $1.80 per share plus accumulated dividends ($2,901,370 at December 31, 2011 and $3,276,370 at March 31, 2012)	13,889	13,889	13,889	—
Common stock. Authorized 57,000,000 shares, par value $0.001 per share, 19,238,418 shares issued and outstanding, actual; 47,016,196 shares issued and outstanding, pro forma	19,238	19,238	19,238	47,016
Additional paid-in capital	70,252,230	72,117,985	72,509,843	72,124,506
Accumulated other comprehensive loss	(178,155)	(184,500)	(171,923)	(171,923)
Accumulated deficit during development stage	(61,802,625)	(74,540,279)	(77,219,971)	(77,219,971)
Total stockholders’ equity (deficit)	8,318,466	(2,559,778)	(4,835,035)	(5,220,372)
Total liabilities and stockholders’ equity (deficit)	$17,118,030	$19,470,329	$15,688,579	$15,688,579

See accompanying notes to consolidated financial statements.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

Consolidated Statements of Operations and Comprehensive Loss

	Years Ended December 31,		Period From September 4, 2002 (Inception) Through December 31, 2011	Three Months Ended March 31,		Period From September 4, 2002 (Inception) Through March 31, 2012
	2010	2011		2011	2012
				(Unaudited)		(Unaudited)
Licensing revenue	$—	$1,805,130	$1,805,130	$—	$758,754	$2,563,884
Costs and expenses:
Research and development	$12,709,590	$11,426,155	$55,252,127	$2,229,545	$3,059,585	$58,311,712
General and administrative	3,643,623	4,209,429	24,420,953	1,125,748	1,059,202	25,480,155
Total costs and expenses	16,353,213	15,635,584	79,673,080	3,355,293	4,118,787	83,791,867
Other income (expense):
Revaluation of warrants	672,477	1,044,826	1,550,022	21,718	677,907	2,227,929
Interest and dividend income	129,662	61,452	1,557,687	11,932	9,908	1,567,595
Interest expense	(25,108)	(13,478)	(268,997)	(11,267)	(7,474)	(276,471)
QTDP Grant	488,959	—	488,959	—	—	488,959
	1,265,990	1,092,800	3,327,671	22,383	680,341	4,008,012
Net loss	(15,087,223)	(12,737,654)	(74,540,279)	(3,332,910)	(2,679,692)	(77,219,971)
Dividend on preferred stock, not declared	(2,901,370)	(3,000,000)	$(8,313,699)	(750,000)	(750,000)	(9,063,699)
Net loss attributable to common stockholders	$(17,988,593)	$(15,737,654)	$(82,853,978)	$(4,082,910)	$(3,429,692)	$(86,283,670)
Net loss per share, basic and diluted	$(0.94)	$(0.82)		$(0.21)	$(0.18)
Weighted average shares outstanding, basic and diluted	19,238,418	19,238,418		19,238,418	19,238,418
Unaudited pro forma net loss per common share (note 14)
Net loss per common share – Basic and Diluted		$(0.27)			$(0.06)
Weighted average common shares – Basic and Diluted		47,016,196			47,016,196
Other comprehensive loss:
Foreign currency translation adjustments	(100,035)	(6,345)	(184,500)	(22,771)	12,577	(171,923)
Total comprehensive loss	$(15,187,258)	$(12,743,999)	$(83,038,478)	$(3,355,681)	$(2,667,115)	$(86,455,593)

See accompanying notes to consolidated financial statements.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

Consolidated Statements of Changes in Stockholders’ Equity
For the Period From September 4, 2002 (Inception) Through March 31, 2012

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Accumulated Other Comprehensive Gain (Loss)	Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Initial capitalization (founders) – September 10, 2002	—	$—	—	$—	5,483,334	$5,483	21,934	—	—	27,417
Subscription – November 1, 2002	—	—	—	—	350,000	350	1,400	—	—	1,750
Subscription – October 1, 2003	—	—	—	—	650,000	650	2,600	—	—	3,250
Repurchase of founders shares – October 27, 2003	—	—	—	—	(3,183,334)	(3,183)	(12,734)	—	—	(15,917)
Private placement – from October 27, 2003 through May 5, 2004	—	—	—	—	2,265,984	2,266	1,714,482	—	—	1,716,748
Private placement – November 8, 2005	—	—	—	—	300,000	300	374,700	—	—	375,000
Private placement – May 8, 2006	—	—	—	—	12,058,823	12,059	20,022,176	—	—	20,034,235
Conversion of promissory notes – May 8, 2006	—	—	—	—	928,200	928	1,340,321	—	—	1,341,249
Private placement – May 23, 2008	13,888,889	13,889	—	—	—	—	24,379,928	—	—	24,393,817
Commissions, legal, and other costs for private placement	—	—	—	—	—	—	(2,249,213)	—	—	(2,249,213)
Stock-based compensation:
Directors and employees	—	—	—	—	—	—	2,194,772	—	—	2,194,772
Consultants	—	—	—	—	—	—	675,469	—	—	675,469
Exercise of stock options	—	—	—	—	85,411	85	42,620	—	—	42,705
Exercise of warrants	—	—	—	—	300,000	300	374,700	—	—	375,000
Other comprehensive loss	—	—	—	—	—	—	—	—	(78,120)	(78,120)
Net loss for the period September 4, 2002 through December 31, 2009	—	—	—	—	—	—	—	(46,715,402)	—	(46,715,402)
Balance – December 31, 2009	13,888,889	13,889	—	—	19,238,418	19,238	48,883,155	(46,715,402)	(78,120)	2,122,760
Stock-based compensation:
Directors and employees	—	—	—	—	—	—	1,604,117	—	—	1,604,117
Consultants	—	—	—	—	—	—	88,768	—	—	88,768
Private placement January 20, 2010	—	—	13,888,889	13,889	—	—	19,787,894	—	—	19,801,783
Commissions, legal, and other costs	—	—	—	—	—	—	(111,704)	—	—	(111,704)
Other comprehensive loss	—	—	—	—	—	—	—	—	(100,035)	(100,035)
Net loss	—	—	—	—	—	—	—	(15,087,223)	—	(15,087,223)
Balance – December 31, 2010	13,888,889	13,889	13,888,889	13,889	19,238,418	19,238	70,252,230	(61,802,625)	(178,155)	8,318,466
Stock-based compensation:
Directors and employees							1,779,785			1,779,785
Consultants							85,970			85,970
Other comprehensive loss									(6,345)	(6,345)
Net loss								(12,737,654)		(12,737,654)
Balance – December 31, 2011	13,888,889	$13,889	13,888,889	$13,889	19,238,418	$19,238	$72,117,985	$(74,540,279)	$(184,500)	$(2,559,778)
Stock-based compensation:
Directors and employees							391,473			391,473
Consultants							385			385
Other comprehensive loss									12,577	12,577
Net loss								(2,679,692)		(2,679,692)
Balance – March 31, 2012 (unaudited)	13,888,889	$13,889	13,888,889	$13,889	19,238,418	$19,238	$72,509,843	$(77,219,971)	$(171,923)	$(4,835,035)

See accompanying notes to consolidated financial statements.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

Consolidated Statements of Cash Flows

	Years Ended December 31		Period from September 4, 2002 (Inception) Through December 31, 2011	Three Months Ended March 31,		Period from September 4, 2002 (Inception) Through March 31, 2012
	2010	2011		2011	2012
				(Unaudited)		(Unaudited)
Cash flows from operating activities:
Net loss	$(15,087,223)	$(12,737,654)	$(74,540,279)	$(3,332,910)	$(2,679,692)	$(77,219,971)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Impairment of bonds	—	—	151,402	—	—	151,402
Loss from sale of assets	—	217,296	217,296	—	—	217,296
Depreciation	479,500	410,601	2,165,346	85,430	74,353	2,239,699
Stock-based compensation	1,692,885	1,865,755	6,428,881	360,036	391,856	6,820,737
Warrant liability	(672,476)	(1,044,826)	(1,550,022)	(21,718)	(677,907)	(2,227,929)
Changes in:
Prepaid expenses and other current assets	53,467	(630,422)	(971,929)	(14,925,405)	(231,781)	(1,203,710)
Accounts payable, accrued expenses, and other current liabilities	(123,976)	(83,234)	1,504,201	388,935	(11,308)	1,492,893
Deferred revenue	—	14,608,270	14,608,270	15,000,000	(758,754)	13,849,516
Interest accrued on promissory notes	—	—	91,249	—	—	91,249
Net cash (used in) provided by operating activities	(13,657,823)	2,605,786	(51,895,585)	(2,445,632)	(3,893,233)	(55,788,818)
Cash flows from investing activities:
Redemptions of (investments in) certificates of deposit	86,922	(3,227)	(630,959)	(8,793)	(4,001)	(634,960)
Purchases of equipment, improvements, and furniture and fixtures	(29,063)	(62,817)	(1,358,443)	(42,863)	(19,814)	(1,378,257)
Net cash provided by (used in) investing activities	57,859	(66,044)	(1,989,402)	(51,656)	(23,815)	(2,013,217)
Cash flows from financing activities:
Proceeds from issuance of common stock	—	—	21,536,300	—	—	21,536,300
Proceeds from issuance of preferred stock	19,801,783	—	44,801,783	—	—	44,801,783
Proceeds from issuance of common stock warrants	5,198,217	—	7,385,897	—	—	7,385,897
Costs associated with issuance of stock	(111,704)	—	(2,360,917)	—	—	(2,360,917)
Payments of capital lease obligation	(270,206)	(249,667)	(1,253,805)	(47,767)	(58,525)	(1,312,330)
Proceeds from exercise of options	—	—	42,705	—	—	42,705
Proceeds from exercise of warrants	—	—	375,000	—	—	375,000
Proceeds from issuance of convertible promissory notes payable	—	—	1,250,000	—	—	1,250,000
Net cash provided by (used in) financing activities	24,618,090	(249,667)	71,776,963	(47,767)	(58,525)	71,718,438
Effect of exchange rate changes	(29,099)	(6,345)	(184,500)	(22,771)	12,577	(171,923)
Net increase (decrease) in cash and cash equivalents	10,989,027	2,283,730	17,707,476	(2,567,826)	(3,962,996)	13,744,480
Cash and cash equivalents – beginning of period	4,434,719	15,423,746	—	15,423,746	17,707,476	—
Cash and cash equivalents – end of period	$15,423,746	$17,707,476	$17,707,476	$12,855,920	$13,744,480	$13,744,480

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$25,108	$13,478	$142,553	$11,267	$7,474	$150,027
Supplemental disclosures of noncash activities:
Conversion of promissory note payable, including accrued interest of $91,250 into common shares	$—	$—	$1,341,249	$—	$—	$1,341,249
Issuance of 625,000 warrants for private placement agent fees	—	—	1,471,485	—	—	1,471,485
Acquisition of equipment pursuant to capital leases	—	—	1,335,567	—	—	1,335,567

See accompanying notes to consolidated financial statements.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business

Intercept Pharmaceuticals, Inc. (Intercept or the Company), a development stage company, is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat chronic liver disease utilizing its proprietary bile acid chemistry. The Company’s product candidates have the potential to treat orphan and more prevalent liver diseases for which there currently are limited therapeutic solutions.

In 2008, Genextra S.p.A. (Genextra), an Italian biopharmaceutical holding company, acquired preferred stock that have voting rights and are convertible into shares of common stock (see note 9). As a result of this transaction, coupled with Genextra’s previously held common stock interest, Genextra gained a controlling interest in Intercept. These consolidated financial statements do not reflect Genextra’s accounting basis in Intercept.

The Company has its administrative headquarters in New York, New York and an office in San Diego, California. Prior to April 2012, the Company operated a wholly-owned subsidiary in Italy where much of its bile acid receptor research was conducted. This subsidiary is currently in the process of being liquidated; however, the Company is continuing its research through its collaboration with Servier (see note 3). Intercept was incorporated in Delaware in September 2002.

2. Summary of Significant Accounting Policies

A.  Basis of Presentation and Use of Estimates

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The ability of the Company to become profitable depends on several factors, many of which are outside the Company’s control. Such factors include the ability to obtain regulatory approval of product candidates and the ability to successfully commercialize any approved product candidate. The Company’s lead product candidate, OCA, has completed three Phase 2 clinical trials and is currently being tested in three additional clinical trials. Therefore, the Company’s product candidates still require significant research and development efforts. The extent to which the Company will be able to continue its research and development efforts will also partially be determined by factors outside the Company’s control, such as the nature and extent of testing that will be required by the U.S. Food and Drug Administration (FDA) and equivalent agencies outside of the United States.

The Company is monitoring market conditions for opportunities to raise additional financing; however, there is no assurance that financing will be available to fund further research and development after current cash balances are depleted. The timing of research and development costs is largely controllable in the current stages of development, and management is focused on actively managing its resources. Management believes that the Company’s current cash and cash equivalents and short-term investments will be adequate to finance the Company’s operations through 2012.

B.  Unaudited Financial Information

The accompanying interim balance sheet as of March 31, 2012, statements of operations and of cash flows for the three months ended March 31, 2011 and 2012 and for the period from inception (September 4, 2002) through March 31, 2012 and the statement of stockholders’ equity (deficit) for the three months ended March 31, 2012 and for the period from inception (September 4, 2002) through March 31, 2012 are

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

unaudited. The interim unaudited financial statements have been prepared in accordance with GAAP on the same basis as the annual audited financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for a fair statement of the Company’s financial position as of March 31, 2012 and the results of its operations and cash flows for the three months ended March 31, 2011 and 2012 and for the period from inception (September 4, 2002) through March 31, 2012. The financial data and other information disclosed in these notes related to the three periods ended March 31, 2011 and 2012 and for the period from inception (September 4, 2002) through March 31, 2012 are unaudited. The results for the three months ended March 31, 2012 and for the period from inception (September 4, 2002) through March 31, 2012 are not necessarily indicative of results to be expected for the year ending December 31, 2012, any other interim periods or any future year or period.

C.  Unaudited Pro Forma Information

In June 2012, the Company’s board of directors authorized the management of the Company to file a registration statement with the Securities and Exchange Commission (“SEC”) for the Company to sell shares of its common stock to the public. It is anticipated that all of the preferred stock outstanding (see note 9) will convert into shares of common stock upon the completion of this offering. The unaudited pro forma balance sheet information at March 31, 2012 gives effect to the conversion of all outstanding shares of the preferred stock into common stock and the reclassification of certain warrants with registration rights upon the completion of this offering from stockholders’ equity to warrant liability.

D.  Segments

The Company has determined that it operates in one segment. The Company is a biopharmaceutical company focused on discovering, developing and commercializing treatments for chronic liver diseases utilizing its proprietary bile acid chemistry.

E.  Principles of Consolidation

The consolidated financial statements include the accounts of Intercept and its subsidiary, Intercept Italia S.R.L., which is currently in the process of being liquidated. All intercompany balances and transactions have been eliminated in consolidation.

F.  Reclassification

Certain amounts shown in prior years’ consolidated financial statements have been reclassified to conform to the current year consolidated financial statement presentation.

G.  Cash and Cash Equivalents

The Company considers all highly liquid securities with a maturity of three months or less at acquisition to be cash equivalents.

H.  Certificates of Deposit

Certificates of deposit have original maturities of less than one year; however, amounts restricted for the payment of long-term capital lease obligations are classified as long-term assets. Certificates of deposit are recorded at amortized cost.

I.  Concentration of Credit Risk

Concentration of credit risk exists with respect to cash and cash equivalents. The Company maintains its cash and cash equivalents with federally insured financial institutions, and at times the amounts may exceed the federally insured deposit limits. To date, the Company has not experienced any losses on its deposits of cash and cash equivalents.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

J.  Fair Value of Financial Instruments

The carrying amounts of the Company’s receivables and payables approximate their fair value due to their short maturities. See note 8 for details on other financial assets and liabilities.

K.  Fixed Assets

Fixed assets are recorded at cost, net of depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of three to seven years for equipment and seven years for furniture and fixtures. Leasehold improvements are amortized over the shorter of the asset’s useful life or the life of the lease term. Expenditures for maintenance and repairs are charged to expense as incurred.

L.  Impairment of Long-Lived Assets

Long-lived assets consist of fixed assets. The Company evaluates long-lived assets for impairment losses on long-lived assets used in operations when events and circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable.

M.  Revenue Recognition

All of the Company’s revenue during the periods covered by these financial statements has been derived from its research and development and licensing collaborations. These agreements include non-refundable up-front fees and the potential for research, development, regulatory and commercial milestone fees, as well as royalties on product sales of licensed products, if and when such product sales occur. To date, the Company has received only up-front fees from its collaborations.

The Company evaluates all deliverables within an arrangement to determine whether or not they provide value on a stand-alone basis. Based on this evaluation, the deliverables are separated into units of accounting. The arrangement consideration that is fixed and determinable at the inception of the arrangement is allocated to the separate units of accounting based on relative fair value. The Company may exercise significant judgment in determining whether a deliverable is a separate unit of accounting, as well as in estimating the selling prices of such units of accounting. For each unit of accounting identified within an arrangement, the Company determines the period over which the performance obligation occurs and recognizes the revenue using a straight-line method.

N.  Research and Development

Research and development costs that do not have alternative future use are charged to expense as incurred. This includes the cost of conducting clinical trials, compensation and related overhead for employees and consultants involved in research and development and the cost of materials purchased for research and development.

O.  Stock-Based Compensation

The Company has a compensation plan known as the Amended and Restated 2003 Stock Incentive Plan (2003 Plan). Under the 2003 Plan, restricted stock, stock options and other stock-related awards may be granted to the Company’s directors, officers, employees and consultants. Stock options are granted at exercise prices not less than the fair market value of the Company’s common stock at the dates of grant.

The Company utilizes the Black-Scholes option-pricing model for determining the estimated fair value of awards. Key inputs and assumptions include the expected term of the option, stock price volatility, risk-free interest rate, dividend yield, stock price and exercise price. Many of the assumptions require significant judgment and any changes could have a material impact in the determination of stock-based compensation expense. The Company estimates forfeitures when recognizing compensation expense and adjusts forfeiture estimates over the vesting period based on actual or anticipated forfeitures.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

The Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period of the individual grants, which is generally the vesting period, based on the estimated grant date fair values. Generally, stock options granted to employees fully vest four years from the grant date and have a term of ten years.

P.  Warrants to Purchase Common Stock

In conjunction with various financing transactions, the Company issued warrants to purchase the Company’s common stock. Certain of the warrants include a provision that provides for a reduction in the warrant exercise price if there are subsequent issuances of additional shares of common stock for consideration per share less than the per share warrant exercise prices. These warrants are deemed to be derivative instruments and as such, are recorded as a liability and are marked-to-market at each reporting period. Furthermore, certain warrants that do not have these provisions, and are currently classified in equity, contain provisions that require them to be registered upon an initial public offering. Upon completion of this offering, these warrants will be reclassified as liabilities and warrant revaluation income (expense) will be recorded in the statement of operations. For the warrants classified as liabilities, the Company estimates the fair values of the warrants at each reporting period using a Black-Scholes option-pricing model that uses the inputs detailed in note 7 and the contractual terms of the warrants. The estimates are based, in part, on subjective assumptions and could differ materially in the future. Changes in the fair value of the common stock warrant liability from the prior period are recorded as a component of other income and expense.

The Company will continue to adjust the fair value of the common stock warrant liability at the end of each reporting period for changes in fair value from the prior period until the earlier of the exercise or expiration of the applicable common stock warrants or until such time that the warrants are no longer determined to be derivative instruments.

Q.  Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is established against net deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the net deferred tax assets will not be realized.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be resolved. The effect of a change in tax rates or laws on deferred tax assets and deferred tax liabilities is recognized in operations in the period that includes the enactment date of the rate change.

The deferred tax asset or liability represents future tax return consequences of those differences, which will be taxable when the assets and liabilities are recovered or settled. The provision for income taxes may differ from the actual expense that would result from applying the federal statutory rate to income before taxes because certain expenses for financial reporting purposes are not deductible for tax purposes. At December 31, 2011 and March 31, 2012, the Company had available net operating loss carryforwards to reduce future taxable income of approximately $55.0 million and $58.7 million (unaudited), respectively, for tax reporting purposes. These carryforwards expire between 2024 and 2032. The ability of the Company to utilize its net operating losses in future years is subject to limitation in accordance with provisions of Section 382 of the Internal Revenue Code due to previous ownership changes; however, these changes have not resulted in material limitations to the Company’s ability to utilize the net operating losses. The Company’s combined federal, state and city deferred tax asset of approximately $26.6 million, $32.1 million, and $33.5 million (unaudited) at December 31, 2010, December 31, 2011 and March 31, 2012, respectively, resulted from the tax effects of net operating losses and differences between the book and tax bases for the share-based

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

compensation and depreciation. The Company does not have any deferred tax liabilities. Management has determined it is uncertain whether any of the deferred tax assets will be realizable, and has provided an allowance for the full amount of the tax asset. As a result, the Company has not recorded any income tax benefit since its inception.

R.  Net Loss per Share and Unaudited Pro Forma Net Loss per Share

Basic net loss per share is calculated by dividing net loss attributable to common stockholders by the weighted average shares outstanding during the period, without consideration for common stock equivalents. Diluted net loss per share is calculated by adjusting weighted average shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock method. For purposes of the diluted net loss per share calculation, preferred stock, stock options and warrants are considered to be common stock equivalents but are excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive and, therefore, basic and diluted net loss per share were the same for all periods presented.

The calculations for the unaudited pro forma basic and diluted net loss per share assume the conversion of all outstanding shares of preferred stock into shares of common stock, as if the conversions had occurred at the beginning of the period. The unaudited pro forma net loss used in the calculations of unaudited pro forma basic and diluted net loss per share has been adjusted to remove the cumulative preferred stock dividends.

S.  Recent Accounting Pronouncements

In June 2011, the FASB issued an amendment to the accounting guidance for presentation of comprehensive income. Under the amended guidance, a company may present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In either case, a company is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income and a total amount for comprehensive income. The amendment is effective for fiscal years ending, and interim periods within those years, beginning after December 15, 2011, and is applied retrospectively. The adoption of this update did not have a material impact on the Company’s consolidated financial statements as the Company previously reported comprehensive income as a single continuous statement.

In May 2011, the FASB issued amended guidance on fair value measurements. This newly issued accounting standard clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This accounting standard was effective on a prospective basis for annual and interim reporting periods beginning on or after December 15, 2011. The adoption of this standard has not had a material impact on our financial position or results of operations.

3. Significant Agreements

Dainippon Sumitomo Pharma Co, Ltd. (DSP)

In March 2011, the Company entered into an exclusive license agreement with DSP to research, develop and commercialize OCA as a therapeutic for the treatment of PBC and NASH in Japan and China (excluding Taiwan). Under the terms of the license agreement, the Company received an up-front payment from DSP of $15.0 million and may be eligible to receive up to an aggregate of approximately $300.0 million in additional milestone payments associated with the successful development and commercialization of OCA. DSP is also required to make royalty payments based on net sales of OCA products in the DSP territory. DSP has the exclusive option to add several other Asian countries to its territory, including Korea and Taiwan, and to pursue OCA for additional indications. DSP will be responsible for the costs of developing and commercializing OCA in its territory.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Significant Agreements  – (continued)

The Company has evaluated the license agreement with DSP and has determined that it is a revenue arrangement with multiple deliverables, or performance obligations. The Company’s substantive performance obligations under this license include an exclusive license to its technology, technical and scientific support to the development plan and participation on a joint steering committee. The Company determined that these performance obligations represent a single unit of accounting, since, initially, the license does not have stand-alone value to DSP without the Company’s technical expertise and steering committee participation during the development of OCA. This development period is currently estimated as continuing through June 2020 and, as such, the up-front payment is being recognized ratably over this period. During the year ended December 31, 2011 and the three months ended March 31, 2012, the Company recorded revenue of $1.2 million and $0.4 million (unaudited), respectively, in “License Fees” in its Consolidated Statement of Operations for the Company’s efforts under the agreement.

Les Laboratories Servier and Institut de Recherches Servier (Servier)

In August 2011, the Company entered into a research collaboration agreement with Servier under which we granted Servier the exclusive license to research, develop and commercialize TGR5 agonists (other than INT-767 and INT-777) for use in the treatment of diabetes, obesity, atherosclerosis and reperfusion injury in all countries other than the United States and Japan. Under the terms of the agreement, the Company received an up-front payment from Servier of $1.4 million and may receive up to approximately €108 million upon the achievement of specified development, regulatory and commercial sales milestones. Servier is also obligated to pay us royalties based on net sales of products developed under the agreement on a country-by-country basis. Intercept and Servier will jointly support the discovery effort, while Servier alone will be responsible for all costs associated with the global development, regulatory approval and commercialization of any compound selected as a lead candidate by the parties. The Company agreed to reimburse Servier for a certain percentage of the development costs incurred by Servier when the Company enters into a partnership agreement, or commences development or commercialization activities, with respect to any such compound in the United States. Servier may credit a portion of any reimbursable development costs against any milestone or royalty payments due and payable to the Company by Servier under the research collaboration agreement until all such reimbursable amounts are repaid.

The Company has evaluated the research collaboration agreement with Servier and has determined that it is a revenue arrangement with multiple deliverables, or performance obligations. The Company’s substantive performance obligations under this research collaboration include an exclusive license to its technology, technical, scientific and intellectual property support to the research plan during the first year of the agreement and participation on an executive committee and a research and development committee. The Company determined that these performance obligations represent a single unit of accounting, since the license does not have stand-alone value to Servier without the Company’s technical expertise and committee participation during the initial 12-month period. The research portion of the collaboration may be extended by mutual agreement by the parties for one or more additional years. The up-front payment is being recognized ratably over the estimated 12-month performance period as the research and development and executive committee services are being provided. During the year ended December 31, 2011 and the three months ended March 31, 2012, the Company recorded revenue of $589,000 and $354,000 (unaudited), respectively related to the Company’s efforts under the Servier arrangement, which was recorded in “License Fees” in the Company’s Consolidated Statement of Operations.

The Company is also receiving reimbursement from Servier for research services outlined in the agreements in which the Company engaged Professor Pellicciari and TES as described below. The Company is recognizing this expense reimbursement as a reduction of research and development expenses as the Company is acting as an agent regarding these research activities. At December 31, 2011 and March 31, 2012, the Company has recorded $486,000 and $500,000 (unaudited), respectively in prepaid expenses and other assets for amounts due from Servier for such expense reimbursement.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Significant Agreements  – (continued)

Sponsored Research Agreement (SRA) with the University of Perugia and Professor Pellicciari

The Company is engaged in a sponsored research agreement with the University of Perugia and Professor Roberto Pellicciari, a founder of the Company, to design, synthesize, optimize, scale-up, and develop pharmacologically active ligands for bile acid receptors. Under the SRA, the Company is assigned ownership of any patent and intellectual property rights arising from the research project. The Company paid the University of Perugia €100,000 quarterly commencing July 1, 2006 through 2010 and €100,000 for the fiscal year 2011. In 2012, the Company amended and restated the SRA to extend the term to the end of 2012 and will pay the University of Perugia €100,000 during fiscal 2012. The Company has recognized expense for the years ended December 31, 2010 and 2011 and for the three months ended March 31, 2011 and 2012 of $550,000, $138,000, $34,000 (unaudited) and $33,000 (unaudited), respectively.

Consulting Agreements with Professor Pellicciari

The Company entered into an amended and restated consulting and intellectual property agreement with Professor Pellicciari on November 1, 2008, which was amended on October 27, 2010. Pursuant to this agreement, as amended, the Company was required to pay Professor Pellicciari €8,000 per month through December 31, 2010 for consulting services. The agreement also required the Company to make a lump sum payment of €172,500 and monthly payments of €12,000 through December 31, 2010 for the assignment of certain intellectual property rights. On January 1, 2011, the Company entered into an amended and restated consulting and intellectual property agreement with Professor Pellicciari, pursuant to which the Company agreed to pay Professor Pellicciari an aggregate of €100,000 for services to be provided through December 31, 2011 for consulting services and intellectual property rights in relation to OCA, INT-767 and INT-777 product candidates and this agreement has been extended through December 31, 2012.

On August 1, 2011, the Company signed a separate agreement with Professor Pellicciari for consulting services and intellectual property rights related to his services on the TGR5 program and the Servier license, pursuant to which we agreed to pay him an aggregate of €150,000 for his services through July 31, 2012. This agreement also provides that Professor Pellicciari will be eligible for a performance bonus of €50,000 based on the results of the research collaboration.

The Company has recognized expense related to these agreements for the years ended December 31, 2010 and 2011 and for the three months ended March 31, 2011 and 2012 of $318,000, $266,000, $34,000 (unaudited) and $85,000 (unaudited), respectively.

TES Pharma SRL (TES)

In August 2011, the Company contracted with TES to provide research and development services for the Company’s TGR5 program through July 31, 2012 to enable the Company to uphold its obligations for providing such services under the Servier agreement described above. Professor Pellicciari is an owner of TES. The Company has incurred charges related to this agreement for the year ended December 31, 2011 and for the three months ended March 31, 2012 of $596,000 and $337,000 (unaudited), respectively.

National Institute of Diabetes and Digestive and Kidney Disease Institute (NIDDK)

In 2010, the Company contracted with the NIDDK of the National Institute of Health to research the effects of OCA for the treatment of patients with nonalcoholic steatohepatitis in a Phase 2b clinical trial called the FLINT trial. Under the contract with the NIDDK, the Company is required to make a milestone payment of $1.0 million in the third quarter of 2012 following notification in June 2012 that the FLINT trial will continue based upon the results of a blinded interim analysis and will be required to make an additional $1.25 million payment within 60 days of full enrollment of the FLINT trial, which is expected to occur in 2012. The Company has recognized expense related to this contract for the years ended December 31, 2010 and 2011 and for the three months ended March 31, 2011 and 2012 of $500,000, $250,000, $0 (unaudited) and $0 (unaudited), respectively.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Significant Agreements  – (continued)

WIL Research Laboratories, LLC (WIL)

On October 2, 2007, the Company entered into a master laboratory services agreement with WIL Research Laboratories, LLC to perform certain research and laboratory services. The agreement was amended in October 2011. On November 16, 2011, the Company finalized two work orders with WIL for FDA-required studies in mice and rats to investigate the presence or absence of carcinogenic potential of OCA. The Company has agreed to pay an aggregate of $4.0 million for the studies, consisting of a combination of periodic installment payments and milestone payments. If additional costs are incurred beyond the amounts specified in the work orders, the Company has agreed to pay such reasonable additional costs upon receipt of proper invoice. The Company has recognized expense related to these contracts for the years ended December 31, 2010 and 2011 and for the three months ended March 31, 2011 and 2012 of $1,561,201, $1,520,421, $115,472 (unaudited) and $446,500 (unaudited), respectively.

4. Other Current Assets

Other current assets consisted of the following:

	December 31,		March 31, 2012
	2010	2011
	(In thousands)
			(Unaudited)
Prepaid expenses	$48	$359	$367
Refundable tax credits	318	151	128
Contract receivable	—	486	733
Other current assets	$366	$996	$1,228

5. Fixed Assets, Net

Fixed assets, net consisted of the following:

	Useful Lives (Years)	December 31,		March 31, 2012
		2010	2011
		(In thousands)
				(Unaudited)
Laboratory equipment	5	$1,071	$1,046	$1,078
Office equipment	3	484	318	334
Purchased software	3	10
Leasehold improvements	Over life of lease	670	178	178
Furniture and fixtures under capitalized lease		157	157	157
Furniture and fixtures	7	181	120	121
Subtotal fixed assets		2,573	1,819	1,868
Less: accumulated depreciation and amortization		(1,697)	(1,508)	(1,611)
Fixed assets, net		$876	$311	$257

Depreciation and amortization expense for the years ended December 31, 2010 and 2011 was $480,000 and $411,000, respectively. During 2011, the Company closed its facility in Italy and in August 2011, in connection with entering into the TES agreement (note 3), transferred its rights in its certain fixed assets located at the Italian facility to TES. As a result, the Company recognized a $217,000 loss on the disposal of fixed assets.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Fixed Assets, Net  – (continued)

6. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following:

	December 31,		March 31, 2012
	2010	2011
	(In thousands)
			(Unaudited)
Employee compensation	$776	$728	$377
Contracted services	258	147	463
Other	73	25	105
Accrued expenses and other liabilities	$1,107	$900	$945

7. Warrants to Purchase Common Stock

The Company’s activity related to warrants to purchase shares of common stock of the Company is noted in the table below.

	Warrants to Purchase Common Stock	Weighted Average Exercise Price	Expiration	Balance Sheet Classification
Warrants issued in 2003*	12,500	$0.50	10/24/2013	Liability
Warrants issued in 2003	12,500	1.50	10/27/2013	Equity
Warrants issued in 2004*	679,795	0.50	10/27/2013	Liability
Warrants issued in 2004*	113,299	0.50	5/4/2014	Liability
Warrants issued in 2004	679,795	1.50	10/27/2013	Equity
Warrants issued in 2005	800,000	1.25	Expired	Equity
Warrants issued in 2006*	618,336	1.70	Expired	Liability
Warrants exercised in 2007	(300,000)	1.25
Warrants issued in 2008*	625,000	1.80	5/23/2013	Liability
Warrants issued in 2010*	5,000,000	1.80	1/25/2015	Liability
Warrants expired in 2010	(500,000)	1.25
Warrants issued and outstanding as of December 31, 2010	7,741,225
Warrants expired in 2011	(618,336)	1.70
Warrants issued and outstanding as of December 31, 2011	7,122,889	1.62
Warrants expired in 2012	—
Warrants issued and outstanding as of March 31, 2012 (unaudited)	7,122,889	1.62

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Warrants to Purchase Common Stock  – (continued)

Certain warrants (denoted with an asterisk (*) in the table above) include a provision that provides for a reduction in the warrant exercise price if the Company subsequently issues additional shares of common stock for consideration per share less than the warrant exercise price. As a result of these provisions, the warrants have been deemed to be derivative instruments that require liability classification and mark-to-market accounting pursuant to an accounting standard that became effective on January 1, 2009. The fair values of the warrants are reflected in the accompanying balance sheets and were determined using the Black-Scholes option-pricing model using the following weighted average assumptions:

	December 31,		March 31,
	2010	2011	2011	2012
			(Unaudited)
Stock price	$1.50	$1.50	$1.50	$1.50
Expected dividend	—	—	—	—
Expected term	3.70	2.78	3.51	2.52
Risk free interest rate	1.43%	0.33%	1.64%	0.47%
Expected volatility	108.54%	102.76%	110.40%	100.52%

The expected term is based on the remaining term of each warrant valued. The risk free interest rate is based on the rate for U.S. Treasury securities for the expected term of each warrant valued. The expected volatility was estimated based on historical volatility information of peer companies that are publicly available.

Registration Rights

The Company has agreed to file a registration statement registering the shares underlying the outstanding warrants issued in 2003 and 2004 within 90 days after the completion of its contemplated initial public offering (see note 2C) unless such shares are eligible for sale under Rule 144.

Holders of warrants representing 237,916 shares of common stock issued in 2008 and the holder of all of the warrants issued in 2010 have registration rights under the Company’s second amended and restated stockholders agreement dated January 20, 2010. Pursuant to the second amended and restated stockholders agreement, certain holders of the Company’s preferred stock, warrants and/or common stock have the right to demand the filing of a registration statement for the registration of their shares of capital stock after the earlier of four years from the date of the second amended and restated stockholders agreement or six months after the closing of the Company’s initial public offering. In the event that the Company proposes to register any of its securities under the Securities Act of 1933, as amended (the Securities Act), either for its own account or for the account of other security holders, these holders are entitled to notice of such registration and are entitled to certain “piggyback” registration rights allowing the holder to include their shares of capital stock in such registration. The Company may, in certain circumstances, defer such registrations, and any underwriters will have the right, subject to certain limitations, to limit the number of shares included in such registrations. Further, these holders may require the Company to register for resale all or a portion of their shares of capital stock on a registration statement on Form S-3 once the Company is eligible to use Form S-3, subject to certain conditions and limitations.

8. Fair Value Measurements

As referenced in note 2, accounting principles provide guidance for using fair value to measure assets and liabilities. The guidance includes a three level hierarchy of valuation techniques used to measure fair value, defined as follows:

•	Unadjusted Quoted Prices — The fair value of an asset or liability is based on unadjusted quoted prices in active markets for identical assets or liabilities (Level 1).

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Fair Value Measurements  – (continued)

•	Pricing Models with Significant Observable Inputs — The fair value of an asset or liability is based on information derived from either an active market quoted price, which may require further adjustment based on the attributes of the financial asset or liability being measured, or an inactive market transaction (Level 2).
•	Pricing Models with Significant Unobservable Inputs — The fair value of an asset or liability is primarily based on internally derived assumptions surrounding the timing and amount of expected cash flows for the financial instrument. Therefore, these assumptions are unobservable in either an active or inactive market (Level 3).

	Total	Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Description
December 31, 2010
Liabilities:
Warrants to purchase common stock	$(6,881)	$—	$—	$(6,881)
Total liabilities	$(6,881)	$—	$—	$(6,881)
December 31, 2011
Liabilities:
Warrants to purchase common stock	$(5,836)	$—	$—	$(5,836)
Total liabilities	$(5,836)	$—	$—	$(5,836)
March 31, 2012 (unaudited)
Liabilities:
Warrants to purchase common stock	$(5,158)	$—	$—	$(5,158)
Total liabilites	$(5,158)	$—	$—	$(5,158)

9. Stockholders’ Equity and Preferred Stock

Common Stock

In September 2002, the Company issued 5,483,334 shares of common stock at a price of $0.005 per share to the founders of the Company (Founders’ shares).

In November 2002, the Company issued 350,000 shares of common stock at a price of $0.005 per share to the principal investigators and other researchers of the Company pursuant to an authorization by the Board of Directors to issue and sell these shares by subscription to the named parties in conjunction with the signing of certain research agreements.

In October 2003, the Company issued 650,000 shares of common stock at a price of $0.005 per share to the two principal investigators pursuant to an authorization by the Board of Directors to issue and sell these shares by subscription.

In October 2003, the Company repurchased and canceled 3,183,334 Founders’ shares from certain founders of the Company at a price of $0.005 per share.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Stockholders’ Equity and Preferred Stock  – (continued)

From October 2003 through May 2004, pursuant to a private placement agreement dated October 2003, the Company issued an aggregate of 2,265,984 shares of common stock at a price of $1.25 per share, receiving net proceeds of $2.4 million after $474,000 in related offering costs. In addition, Class A warrants to purchase 793,094 shares of common stock and Class B warrants to purchase 679,795 shares of common stock were issued to the placement agent and its assigns as additional placement agent commission under the terms of the placement agent agreement. See note 7 for details on these warrants.

In November 2005, the Company issued 300,000 shares of common stock, warrants with a two-year term to purchase 300,000 shares of common stock at an exercise price of $1.25 per share and warrants with a five-year term to purchase 500,000 shares of common stock at an exercise price of $1.25 per share, all pursuant to a private subscription agreement with two outside investors, receiving net proceeds of $375,000.

In May 2006, pursuant to a private placement agreement, the Company issued 12,058,823 shares of common stock at a price of $1.70, receiving net proceeds of $19.5 million, after $1.0 million in related offering costs. Also in May 2006, the Company’s 6% convertible promissory notes that were issued in February 2005 with a face amount of $1.3 million, along with $91,000 of accrued interest, were converted into 928,200 shares of common stock at a price of $1.445 per share pursuant to the mandatory conversion terms of the notes.

Dividends

The holders of common stock are entitled to receive dividends from time to time as declared by the Board of Directors. No cash dividend may be declared or paid to common stockholders until paid on each series of outstanding preferred stock in accordance with their respective terms.

Voting

The holders of shares of common stock are entitled to one vote for each share held with respect to all matters voted on by the stockholders of the Company.

Liquidation

After payment to the preferred stockholders of their liquidation preferences, holders of common stock are entitled, together with holders of preferred stock, to share ratably in all remaining assets of the Company.

Preferred Stock

In May 2008, to effectuate the sale of Series A preferred stock, the Company amended and restated its Certificate of Incorporation in its entirety to increase the number of shares of preferred stock it was authorized to issue to 13,888,889 shares and to designate such shares as Series A preferred stock. In May 2008, 13,888,889 shares of Series A preferred stock were sold to Genextra for net proceeds of $24.0 million, after $749,000 in related offering costs. In connection with this financing, the Company issued warrants with a five-year term to purchase 625,000 shares of common stock at $1.80 per share to the placement agent.

In January 2010, the Company further amended and restated its Certificate of Incorporation in its entirety to increase the number of shares of preferred stock it was authorized to issue to 27,777,778 shares and designated 13,888,889 of such shares as Series B preferred stock. In January 2010, 13,888,889 shares of Series B preferred stock and a warrant with a five-year term to purchase 5,000,000 shares of common stock at $1.80 per share were sold to Genextra for $24.9 million, after $112,000 in related offering costs.

Voting

The holders of the preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which the shares of such holders’ preferred stock is convertible at the time of such vote.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Stockholders’ Equity and Preferred Stock  – (continued)

Dividends

Both the Series A and B preferred stock accrue dividends at an annual rate of $0.108 per share (cumulative dividends of $5.4 million for the Series A preferred stock and $2.9 million for the Series B preferred stock had accrued at December 31, 2011). The dividends are only payable upon the occurrence of certain events as defined in the restated Certificate of Incorporation.

Liquidation

In the event of liquidation, dissolution or winding up of the Company, holders of preferred stock will be entitled to be paid, before any distribution is made to the holders of common stock, an amount equal to $1.80 per share of Series A preferred stock, $1.80 per share of Series B preferred stock, plus any accrued but unpaid dividends, together with any other dividends declared. In the event that assets of the Company are insufficient to permit payment of the above-mentioned amounts, holders will share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable under these circumstances in the order of liquidation preference.

Conversion

The shares of preferred stock are convertible, at the option of the holder thereof, at any time, without the payment of additional consideration, into such number of fully paid and nonassessable shares of common stock as is determined by dividing the original issue price ($1.80 share) by the conversion price (initially set at $1.80 share) in effect at the time of conversion. The conversion price is subject to adjustment in certain circumstances.

Participation Rights

After payment to the preferred stockholders of their liquidation preferences, holders of preferred stock shall be entitled, together with holders of common stock, to share ratably in all remaining assets of the Company.

10. 2003 Stock Incentive Plan

In 2003, the Board of Directors and the stockholders of the Company approved the 2003 Plan, which provides for the granting of equity awards to officers, directors, employees, advisors, and consultants of the Company. The types of awards that may be granted under the 2003 Plan include qualified incentive stock options, nonstatutory stock options, restricted stock and other stock-based awards. In May 2006, June 2008 and January 2010, the number of common shares available was increased to 3,000,000, 5,000,000, and 8,000,000, respectively. Most options are scheduled to vest over a period of up to four years.

The estimated fair value of the options that have been granted is determined utilizing the Black-Scholes option-pricing model at the date of grant. For the years ended December 31, 2010 and 2011 and for the three months ended March 31, 2011 and March 31, 2012, the Company granted to employees and directors 2,475,000, 1,242,100, 0 (unaudited) and 0 (unaudited) options, respectively, with an aggregate fair market value of $3.1 million, $1.5 million, $0 (unaudited) and $0 (unaudited), respectively. The Company recorded option expense for employees and directors of $1.6 million, $1.8 million, $360,000 (unaudited) and $392,000 (unaudited) for the years ended December 31, 2010 and 2011 and the three months ended March 31, 2011 and 2012, respectively. There were 1,482,500 and 349,054 shares available for grant at December 31, 2010 and 2011, respectively. As of December 31, 2011, $3.0 million of total unrecognized compensation cost related to unvested share options is expected to be recognized over a weighted-average period of 2.28 years.

For the years ended December 31, 2010 and 2011 and for the three months ended March 31, 2011 and March 31, 2012, the Company granted to consultants 160,000, 35,000, 0 (unaudited) and 0 (unaudited) options, respectively, and recorded option expense associated with these grants of $89,000, $86,000, $26,000 (unaudited) and $16,000 (unaudited), respectively.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. 2003 Stock Incentive Plan  – (continued)

The Company estimated the fair value of stock options in the periods presented using a Black-Scholes option-pricing model utilizing the following assumptions:

	Years Ended December 31,
	2010	2011
Volatility	112 – 113%	107 – 113%
Expected term (in years)	5.6 – 5.7	5.0 – 6.0
Risk-free interest rate	1.6 – 1.7%	1.1 – 1.4%
Expected dividend yield	—%	—%
Stock price	$1.50	$1.50

The common stock price was determined based on a valuation of the Company’s common stock. The risk free interest rates was based on the rate for U.S. Treasury securities at the date of grant with maturity dates approximately equal to the expected life at the grant date. The expected life was based on the simplified method in accordance with SEC Staff Accounting Bulletin Nos. 107 and 110 as the Company’s shares are not publicly traded. The expected volatility was estimated based on historical volatility information of peer companies that are publicly available.

The Company’s combined outstanding employee and non-employee option activity for the period from December 31, 2009 through December 31, 2011 is summarized as follows:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding at December 31, 2009	3,897,500	$1.60	$350,000
Granted	2,635,000	$1.50	$—
Exercised	—	—
Cancelled/forfeited	(15,000)	$1.70	$350,000
Outstanding at December 31, 2010	6,517,500	$1.56	$350,000
Granted	1,277,100	$1.50	$—
Exercised	—	—
Cancelled/forfeited	(229,065)	$1.51	$30,000
Outstanding at December 31, 2011	7,565,535	$1.55	$350,000
Exercisable at December 31, 2011	4,998,450	$1.57	$350,000

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the underlying options and the deemed fair value of the Company’s common stock for those shares that had exercise prices lower than the deemed fair value of the Company’s common stock.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. 2003 Stock Incentive Plan  – (continued)

The following table summarizes additional information about stock options outstanding:

December 31, 2010
Options Outstanding				Options Exercisable
Exercise Price	Number of Shares	Weighted- Average Remaining Life	Aggregate Intrinsic Value	Number of Shares	Weighted- Average Remaining Life	Aggregate Intrinsic Value
$0.50	380,000	3.8	$380,000	380,000	3.8	$380,000
$1.50	2,635,000	9.6	—	658,750	9.6	—
$1.70	2,627,500	7.3	—	1,833,553	6.9	—
$1.75	45,000	6.2	—	45,000	6.2	—
$1.80	830,000	7.1	—	590,184	7.1	—
	6,517,500	8.0	$380,000	3,507,487		$380,000
Options exercisable and expected to become exercisable	6,517,500	8.0	$380,000

December 31, 2011
Options Outstanding				Options Exercisable
Exercise Price	Number of Shares	Weighted- Average Remaining Life	Aggregate Intrinsic Value	Number of Shares	Weighted- Average Remaining Life	Aggregate Intrinsic Value
$0.50	350,000	2.9	$350,000	350,000	2.9	$350,000
$1.50	3,879,600	9.0	—	1,656,804	8.8	—
$1.70	2,460,935	6.2	—	2,167,167	6.1	—
$1.75	45,000	5.2	—	45,000	5.2	—
$1.80	830,000	6.1	—	779,479	6.1	—
	7,565,535	7.5	$350,000	4,998,450		$350,000
Options exercisable and expected to become exercisable	7,565,535	7.5	$350,000

11. QTDP

In 2010, the Company recognized other income related to the Qualifying Therapeutic Discovery Project (QTDP). The QTDP program was created by the United States Congress as part of the Patient Protection and Affordable Care Act and provided for reimbursement of certain costs paid or incurred during 2009 and 2010 directly related to the conduct of a QTDP. During the year ended December 31, 2010, the Company was awarded $489,000 related to this program, which is included in other income in the accompanying statement of operations.

12. Commitment and Contingencies

Facility Leases

The Company leases general and administrative office space in New York, New York and San Diego, California pursuant to non-cancellable operating leases that expire in November 2013 and in December 2014, respectively. In addition, the Company leases office and research space in Perugia, Italy pursuant to a euro denominated operating lease that expires in July 2012. The terms of the lease provide for rental payments on a graduated scale, and the Company recognizes rent expense on a straight-line basis over the non-cancellable lease term and records the difference between cash rent payments and the recognition of rent expense as a

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Commitment and Contingencies  – (continued)

deferred rent liability included in accrued expenses. The Company is required to pay its share of operating expenses, such as property taxes and building costs, and these amounts are not included in rent expense or minimum operating lease payments below. Rent expense under operating leases for facilities for the years ended December 31, 2010 and 2011, and the three months ended March 31, 2011 and March 31, 2012, was approximately $299,000, $291,000, $74,000 (unaudited) and $89,000 (unaudited), respectively. As of December 31, 2011, minimum operating lease payments under non-cancelable leases (as amended) are as follows:

Year Ending December 31,	Amount
(In thousands)
2012	$293
2013	331
2014	213
Total future minimum operating lease payments	$837

In addition, the Company has a capital lease for research equipment that expires in June 2012. As of March 31, 2012, the future minimum obligation under capital lease was $23,000 (unaudited).

Contingencies

The Company may become subject to claims and assessments from time to time in the ordinary course of business. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. The Company accrues liabilities for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. As of December 31, 2010 and 2011 and March 31, 2012 (unaudited), the Company does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

13. Related Party Transactions

During 2008, the Company retained the services of Jim Mervis, who at the time served as chairman of the board of directors, to assist with business development, resulting in general and administrative expense of $173,000 in 2008, which is included in our cumulative results for the period from September 4, 2002 (inception) through December 31, 2011.

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Net Loss Per Share

The following table presents the historical computation of basic and diluted net loss per share and the unaudited pro forma basic and diluted net loss per share:

	Years Ended December 31,		Three Months Ended March 31,
	2010	2011	2011	2012
	(In thousands, except share and per share amounts)
			(unaudited)
Historical net loss per share
Numerator:
Net loss attributable to common stockholders	$(17,989)	$(15,738)	$(4,083)	$(3,430)
Denominator:
Weighted average shares outstanding, basic and diluted	19,238,418	19,238,418	19,238,418	19,238,418
Net loss per share, basic and diluted	$(0.94)	$(0.82)	$(0.21)	$(0.18)
Pro forma net loss per share (unaudited)
Numerator:
Net loss attributable to common stockholders used to compute pro forma net loss per share, basic and diluted		(12,738)		(2,680)
Denominator:
Weighted average shares outstanding, basic and diluted		19,238,418		19,238,418
Add: Shares issued upon conversion of Series A and Series B preferred stock		27,777,778		27,777,778
Weighted average shares used in computing pro forma net loss per share, basic and diluted		47,016,196		47,016,196
Pro forma net loss per share, basic and diluted		$(0.27)		$(0.06)

INTERCEPT PHARMACEUTICALS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Net Loss Per Share  – (continued)

The following potentially dilutive securities have been excluded from the computations of diluted weighted average shares outstanding as of December 31, 2010 and 2011 and March 31, 2012, as they would have been anti-dilutive:

	December 31,		March 31, 2012
	2010	2011
	(In thousands)
			(Unaudited)
Preferred stock	27,778	27,778	27,778
Shares issuable pursuant to accumulated preferred stock dividend	3,542	5,542	6,042
Options	6,517	7,566	7,566
Warrants to purchase common stock	7,741	7,123	7,123
Total	45,578	48,009	48,509

15. Subsequent Events

The Company has evaluated subsequent events through June 20, 2012, the date at which the financial statements were available to be issued.

Through and including             (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

            Shares

Common Stock

PROSPECTUS

BofA Merrill Lynch

BMO Capital Markets

Needham & Company

Wedbush PacGrow Life Sciences

ThinkEquity LLC

          , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Total
SEC registration fee	$8,595
FINRA filing fee	$8,000
NASDAQ Global Market initial listing fee	$125,000
Blue sky qualification fees and expenses	$5,000
Printing and engraving expenses	$125,000
Legal fees and expenses	$750,000
Accounting fees and expenses	$350,000
Transfer agent and registrar fees	$5,000
Miscellaneous	$23,405
Total	$1,400,000

Item 14. Indemnification of Directors and Officers

Our restated certificate of incorporation provides that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of Intercept Pharmaceuticals, Inc. or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our restated certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 30 days after we receive a written claim for such indemnification, our restated certificate of incorporation and our restated by-laws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, our restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;
•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the Delaware General Corporation Law; or
•	from any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Additionally, reference is made to the Underwriting Agreement, the form of which is filed as Exhibit 1.1 hereto, which provides for indemnification by the underwriters of Intercept Pharmaceuticals, Inc., our directors and officers who sign the registration statement and persons who control Intercept Pharmaceuticals, Inc., under certain circumstances.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act.

(a)  Issuances of Capital Stock and Warrants

In January 2010, we sold 13,888,889 shares of Series B preferred stock and a warrant with a five-year term to purchase 5,000,000 shares of common stock at $1.80 per share to Genextra S.p.A. for net proceeds of $24,888,296.

The Series B preferred stock accrues dividends at an annual rate of $0.108 per share ($2,901,370 at December 31, 2011). The dividends are only payable upon the happening of certain events as defined in the restated certificate of incorporation. The shares provide for voting rights and are convertible, at the option of the holder thereof, at any time, without the payment of additional consideration, into such number of fully paid and nonassessable shares of common stock as is determined by dividing the original issue price ($1.80/share) by the conversion price (initially set at $1.80/share) in effect at the time of conversion.

No underwriters were used in the foregoing transaction. The securities described above were issued and sold in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The purchaser in this transaction represented to us in connection with its purchase that it was acquiring the securities for investment and not for distribution and that it could bear the risks of the investment. Such purchaser received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

(b)  Grants and Exercises of Stock Options

Since January 1, 2009, we have granted stock options to purchase an aggregate of 4,349,600 shares of our common stock, with 437,500 of such stock options having an exercise price of $1.70 per share and 3,912,100 of such stock options having an exercise price of $1.50 per share, to employees, directors and consultants pursuant to our 2003 Plan. Since January 1, 2009, we have issued and sold an aggregate of 50,000 shares of our common stock upon exercise of stock options granted pursuant to our 2003 Plan for aggregate consideration of $25,000. The issuances of common stock upon exercise of the options were exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(2), as a transaction by an issuer not involving a public offering. The shares of common stock issued upon exercise of options are deemed restricted securities for the purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a)  Exhibits

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)  Financial Statement Schedules

Not applicable.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the    day of         , 2012.

INTERCEPT PHARMACEUTICALS, INC.
By: Mark Pruzanski, M.D. President and Chief Executive Officer

POWER OF ATTORNEY

We the undersigned officers and directors of Intercept Pharmaceuticals, Inc., hereby severally constitute and appoint Mark Pruzanski, M.D. and Barbara Duncan, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Intercept Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the    day of         , 2012.

Signature	Title	Date
Mark Pruzanski, M.D.	President and Chief Executive Officer (Principal Executive Officer)	, 2012
Barbara Duncan	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	, 2012
Lorenzo Tallarigo, M.D.	Chairman of the Board of Directors	, 2012
Barry Greene	Director	, 2012
Paolo Fundaro	Director	, 2012
Kenneth Noonan, Ph.D.	Director	, 2012
Paul Sekhri	Director	, 2012
Nicole Williams	Director	, 2012

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
3.1.1	Restated Certificate of Incorporation of the Registrant.
3.1.2*	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant.
3.1.3*	Form of Restated Certificate of Incorporation of the Registrant, to be effective upon completion of the offering.
3.2.1	Amended and Restated Bylaws of the Registrant.
3.2.2*	Form of Amended and Restated Bylaws of the Registrant, to be effective upon completion of the offering.
4.1*	Form of Common Stock Certificate.
4.2	Second Amended and Restated Stockholders Agreement by and among the Registrant, the holders of the Registrant’s Series A and Series B convertible preferred stock, the Registrant’s founders and certain other investors, dated January 20, 2010.
4.3	Form of Series A Warrant to purchase Common Stock issued in 2003.
4.4	Form of Series B Warrant to purchase Common Stock issued in 2003.
4.5	Form of Series A Warrant to purchase Common Stock issued in 2004, expiring in October 2013.
4.6	Form of Series A Warrant to purchase Common Stock issued in 2004, expiring in May 2014.
4.7	Form of Series B Warrant to purchase Common Stock issued in 2004.
4.8	Form of Warrant to purchase Common Stock issued in 2008.
4.9	Form of Warrant to purchase Common Stock issued in 2010.
5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Registrant, with respect to the legality of securities being registered.
10.1.1@	Amended and Restated 2003 Stock Incentive Plan of the Registrant.
10.1.2@	Form of Nonstatutory Stock Option Agreement granted under the 2003 Stock Incentive Plan of the Registrant.
10.1.3@	Form of Incentive Stock Option Agreement granted under the 2003 Stock Incentive Plan of the Registrant.
10.2.1@*	Form of 2012 Stock Incentive Plan of the Registrant.
10.2.2@*	Form of Nonstatutory Stock Option Agreement granted under the 2012 Stock Incentive Plan of the Registrant.
10.2.3@*	Form of Incentive Stock Option Agreement granted under the 2012 Stock Incentive Plan of the Registrant.
10.3@*	Director Compensation Policy.
10.4.1@	Employment Agreement by and between the Registrant and Mark Pruzanski, dated May 15, 2006.
10.4.2@	Non-Competition and Non-Solicitation Agreement by and between the Registrant and Mark Pruzanski, dated June 20, 2006.
10.4.3@	Invention, Non-Disclosure, and Non-Solicitation Agreement by and between the Registrant and Mark Pruzanski, dated December 31, 2009.
10.5.1@	Employment Agreement by and between the Registrant and Barbara Duncan, effective as of May 16, 2009.
10.5.2@	Invention, Non-Disclosure, and Non-Solicitation Agreement by and between the Registrant and Barbara Duncan, effective as of May 16, 2009.

Exhibit No.	Description
10.6.1@	Employment Agreement by and between the Registrant and David Shapiro, effective as of April 1, 2008.
10.6.2@	Invention, Non-Disclosure, and Non-Solicitation Agreement by and between the Registrant and David Shapiro, dated March 31, 2008.
10.7@*	Form of Indemnification Agreement by and between the Registrant and each of its directors and executive officers.
10.8	Lease Agreement between Greenwich-Desbrosses Realty LLC and the Registrant, as amended, dated December 1, 2006.
10.9	Lease Agreement between 4350 La Jolla Village LLC and the Registrant, dated October 25, 2011.
10.10#*	License Agreement by and between the Registrant and Dainippon Sumitomo Pharma Co. Ltd., dated March 29, 2011.
10.11#*	Product Research, Development, License and Commercialization Agreement by and between the Registrant, Les Laboratoires Servier and Institut De Recherchés Servier, dated August 1, 2011.
10.12#*	Cooperative Research and Development Agreement by and between the Registrant and The National Institute of Diabetes and Digestive and Kidney Diseases, dated June 25, 2010.
10.13#*	Sponsored Research Agreement by and between the Registrant, Dipartimento di Chimica e Tecnologia del Farmaco of the Universitá di Perugia, and Professor Roberto Pellicciari, dated January 1, 2012.
10.14*	Consulting and IP Agreement by and between the Registrant and Roberto Pellicciari, dated August 1, 2011.
10.15*	Consulting and IP Agreement by and between the Registrant and Roberto Pellicciari, dated January 1, 2012.
10.16#*	Research and Development Agreement by and between the Registrant and TES Pharma Srl, dated August 1, 2011.
10.17.1#*	Master Laboratory Services Agreement by and between the Registrant and WIL Research Laboratories, LLC, dated October 2, 2007.
10.17.2#*	Amendment to the Master Laboratory Services Agreement by and the Registrant and WIL Research Laboratories, LLC, dated October 28, 2011.
21.1	Subsidiaries of the Registrant.
23.1*	Consent of KPMG LLP, independent registered public accounting firm.
23.2*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).

*	To be filed by amendment.
#	Confidential Treatment has been requested for certain provisions omitted from this Exhibit pursuant to Rule 406 promulgated under the Securities Act. The omitted information has been filed separately with the Securities and Exchange Commission.
@	Denotes management compensation plan or contract.

Exhibit 3.1.1

RESTATED
CERTIFICATE OF INCORPORATION
OF
INTERCEPT PHARMACEUTICALS, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Intercept Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.          That the name of this corporation is Intercept Pharmaceuticals, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on September 4, 2002 under the name TSM Pharmaceuticals, Inc. A Restated Certificate of Incorporation was filed on May 22, 2008.

2.          That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be restated (hereinafter referred to as the “Certificate of Incorporation”) in its entirety to read as follows:

First: The name of this corporation is Intercept Pharmaceuticals, Inc. (the “Corporation”).

Second: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

Third: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

Fourth: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 65,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”), and (ii) 27,777,778 shares of Preferred Stock, $.001 par value per share (“Preferred Stock”), of which 13,888,889 shares are designated “Series A Preferred Stock” and 13,888,889 shares are designated “Series B Preferred Stock”.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.           COMMON STOCK

1.          General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.          Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.           PREFERRED STOCK

The rights, preferences, powers, privileges and restrictions, qualifications and limitations of the shares of Preferred Stock are as set forth below. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1.          Dividends.

From and after the date of the issuance of any shares of Preferred Stock, dividends at an annual rate of $0.108 per share shall accrue on each share of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the applicable series of Preferred Stock) (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided however, that except as set forth in the following sentence of this Section 1 or in Subsection 2.1, such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issue price of such class or series (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to such series of Preferred Stock’s Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend. The applicable “Original Issue Price” shall mean $1.80 per share in the case of each of Series A Preferred Stock and Series B Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such series of Preferred Stock.

2.          Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1           Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (1) the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, pari passu with the holders of outstanding shares of Series B Preferred Stock, but before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series A Preferred Stock equal to the greater of (i) the Original Issue Price of such share, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”) and (2) the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, pari passu with the holders of outstanding shares of Series A Preferred Stock, but before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series B Preferred Stock equal to the greater of (i) the Original Issue Price of such share, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the “Series B Liquidation Amount”). The Series A Liquidation Amount and the Series B Liquidation Amount are sometimes referred to herein as a “Liquidation Amount.” If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock and Series B Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2         Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.3         Deemed Liquidation Events.

2.3.1        Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least 80% of the outstanding shares of Preferred Stock elect otherwise by written notice sent to the Corporation at least 10 days prior to the effective date of any such event:

(a)          a merger or consolidation in which

(i)          the Corporation is a constituent party or

(ii)         a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power (determined on a fully diluted basis assuming the exercise, conversion or exchange of all exercisable, convertible or exchangeable securities, respectively), of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2.3.1, all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(b)          the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2       Effecting a Deemed Liquidation Event.

(a)          The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b)          In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the holders of at least 80% of the then outstanding shares of Preferred Stock so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event (the “Deemed Liquidation Event Redemption Date”), to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable Liquidation Amount (the “Redemption Price”). Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares. The provisions of the following Subsections 2.3.2(c) and 2.3.2(d) shall apply to the redemption of the Preferred Stock pursuant to this Subsection 2.3.2(b). Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(c)          The Corporation shall send written notice of the redemption (the “Redemption Notice”) to each holder of record of Preferred Stock not less than 40 days prior to the Deemed Liquidation Event. The Redemption Notice shall state:

(i)          the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Deemed Liquidation Event Redemption Date specified in the Redemption Notice;

(ii)         the Deemed Liquidation Event Redemption Date and the Redemption Price; and

(iii)        that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(d)          On or before the Deemed Liquidation Event Redemption Date, each holder of shares of Preferred Stock to be redeemed on the Deemed Liquidation Event Redemption Date shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

2.3.3       Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

2.3.4       Allocation of Escrow. In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.          Voting.

3.1           General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), (1) each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter and (2) each holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as required by law or by the other provisions of this Certificate of Incorporation, holders of Series A Preferred Stock and Series B Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2           Preferred Stock Protective Provisions. At any time when at least 1,000,000 shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least 80% of the then outstanding shares of Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(a)          liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event, or consent to any of the foregoing;

(b)          amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock or Series B Preferred Stock;

(c)          create or authorize the creation of any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock and Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock or Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption;

(d)           (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series A Preferred Stock and Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred Stock or Series B Preferred Stock in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series A Preferred Stock and Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Stock or Series B Preferred Stock in respect of any such right, preference or privilege;

(e)          purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof or (iv) as approved by the Board of Directors;

(f)          create, assume or incur indebtedness, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to create, assume or incur indebtedness, or take any such action with respect to any debt security, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $1,000,000 in the aggregate; or

(g)          create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary.

4.          Optional Conversion.

The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1           Right to Convert.

4.1.1           Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price of the applicable series of Preferred Stock by the Conversion Price (as defined below) for each share of such series of Preferred Stock in effect at the time of conversion. The term “Conversion Price” shall mean $1.80 per share in the case of both Series A Preferred Stock and Series B Preferred Stock. Such initial Conversion Price for shares of each series of Preferred Stock, and the rate at which such shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2           Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2           Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3           Mechanics of Conversion.

4.3.1           Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay in cash or in shares of Common Stock, at the election of the holder of the shares of Preferred Stock, all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2           Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price of a share of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such share of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price of such share of Preferred Stock.

4.3.3           Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except that the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon in cash or in shares of Common Stock, at the election of the holder of the shares of Preferred Stock, shall survive until satisfied. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4           No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price of a series of Preferred Stock shall be made for any declared but unpaid dividends on the shares of such series of Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5           Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4           Adjustments to Conversion Price for Diluting Issues.

4.4.1        Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a)          “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)          “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(c)          “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the date of filing of this Certificate of Incorporation with the Secretary of State of Delaware (the “Filing Date”), other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)          shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii)         shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)        up to 8,000,000 shares of Common Stock, including Options therefor (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation, whether issued before or after the Filing Date (provided that any Options for such shares that expire or terminate unexercised or any restricted stock repurchased by the Corporation at cost shall not be counted toward such maximum number unless and until such shares are regranted as new stock grants (or as new Options) pursuant to the terms of any such plan, agreement or arrangement); or

(iv)        shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security.

4.4.2        No Adjustment of Conversion Price. No adjustment in the Conversion Price of a series of Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least 80% of the then outstanding shares of Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3        Deemed Issue of Additional Shares of Common Stock.

(a)          If the Corporation at any time or from time to time after the Filing Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)          If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price of such series of Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to the Conversion Price of such series of Preferred Stock as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price of such series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of such series of Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price of such series of Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)          If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price of such series of Preferred Stock then in effect, or because such Option or Convertible Security was issued before the Filing Date), are revised after the Filing Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)          Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection 4.4.4, the Conversion Price of such series of Preferred Stock shall be readjusted to Conversion Price of such series of Preferred Stock as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)          If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of a series of Preferred Stock provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price of a series of Preferred Stock that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price of such series of Preferred Stock that such issuance or amendment took place at the time such calculation can first be made.

4.4.4       Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Filing Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to such issue, then the Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)          “CP2” shall mean the Conversion Price applicable to a series of Preferred Stock in effect immediately after such issue of Additional Shares of Common Stock;

(b)          “CP1” shall mean the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to such issue of Additional Shares of Common Stock;

(c)          “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)          “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)          “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5       Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)          Cash and Property: Such consideration shall:

(i)          insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)         insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii)        in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b)          Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing

(i)          the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)         the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6           Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than 120 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price of such series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5           Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Filing Date effect a subdivision of the outstanding Common Stock, the Conversion Price applicable to a series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Filing Date combine the outstanding shares of Common Stock, the Conversion Price applicable to a series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6           Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Filing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price applicable to a series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price applicable to such series of Preferred Stock then in effect by a fraction:

(1)         the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)         the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price applicable to a series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.7           Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Filing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8           Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, so that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price of the applicable series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

4.9           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the applicable series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 20 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the applicable series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the applicable series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 20 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price of the applicable series of Preferred Stock then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Stock.

4.10         Notice of Record Date. In the event:

(a)          the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)          of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

5.            Mandatory Conversion.

5.1           Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $3.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $40,000,000 of gross proceeds, before the underwriting discount, commissions and expenses, to the Corporation or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least 80% of the then outstanding shares of Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation.

5.2           Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment, in cash or in shares of Common Stock, at the election of the holder of the shares of Preferred Stock, of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6.          Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

7.          Waiver. Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of at least 80% of the shares of Preferred Stock then outstanding.

8.          Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

Fifth: Subject to any additional vote required by the Certificate of Incorporation or Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

Sixth: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

Seventh: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Eighth: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Ninth: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

Tenth: The following indemnification provisions shall apply to the persons enumerated below.

1.          Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Tenth, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

2.          Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth or otherwise.

3.          Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.          Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

5.          Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6.          Non-Exclusivity of Rights. The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, other provision of this Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

7.          Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8.          Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

9.          Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

* * *

3.          That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law and the Bylaws of the Corporation.

4.          That this Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[REMAINDER LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 19th day of January, 2010.

By:	/s/ Mark Pruzanski
Mark E. Pruzanski, M.D.
President and CEO

Exhibit 3.2.1

AMENDED AND RESTATED

BYLAWS

OF

INTERCEPT PHARMACEUTICALS, INC.

(Adopted May 9, 2008, as amended on January 19, 2010)

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3.12	Salaries	9

ARTICLE IV	CAPITAL STOCK	9

4.1	Issuance of Stock	9
4.2	Certificates of Stock	10
4.3	Transfers	10
4.4	Lost, Stolen or Destroyed Certificates	10
4.5	Record Date	11
4.6	Regulations	11

ARTICLE V	GENERAL PROVISIONS	11

5.1	Fiscal Year	11
5.2	Corporate Seal	11
5.3	Waiver of Notice	11
5.4	Voting of Securities	12
5.5	Evidence of Authority	12
5.6	Certificate of Incorporation	12
5.7	Transactions with Interested Parties	12
5.8	Severability	12
5.9	Pronouns	13

ARTICLE VI	AMENDMENTS	13

6.1	By the Board of Directors	13
6.2	By the Stockholders	13

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AMENDED AND RESTATED

BYLAWS

OF

INTERCEPT PHARMACEUTICALS, INC.

ARTICLE I

STOCKHOLDERS

1.1           Place of Meetings. All meetings of stockholders shall be held at such place as may be designated from time to time by the Board of Directors, the Chairman of the Board or the President or, if not so designated, at the principal office of the corporation. The Board of Directors may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in a manner consistent with the General Corporation Law of the State of Delaware.

1.2           Annual Meeting. Unless directors are elected by consent in lieu of an annual meeting, the annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board of Directors, the Chairman of the Board or the President (which date shall not be a legal holiday in the place where the meeting is to be held). If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu of the annual meeting, and any action taken at that special meeting shall have the same effect as if it had been taken at the annual meeting, and in such case all references in these Bylaws to the annual meeting of the stockholders shall be deemed to refer to such special meeting.

1.3           Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board or the President, but such special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

1.4           Notice of Meetings. Except as otherwise provided by law, notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the General Corporation Law of the State of Delaware) by the stockholder to whom the notice is given. The notices of all meetings shall state the place, if any, date and time of the meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the General Corporation Law of the State of Delaware.

1.5           Voting List. The Secretary shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

1.6           Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion or represented by proxy, shall constitute a quorum for the transaction of business. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

1.7           Adjournments. Any meeting of stockholders may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the stockholders present or represented at the meeting and entitled to vote, although less than a quorum, or, if no stockholder is present, by any officer entitled to preside at or to act as secretary of such meeting. It shall not be necessary to notify any stockholder of any adjournment of less than 30 days if the time and place, if any, of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.

1.8           Voting and Proxies. Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders, or to express consent or dissent to corporate action without a meeting, may vote or express such consent or dissent in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote or act for such stockholder by a proxy executed or transmitted in a manner permitted by the General Corporation Law of the State of Delaware by the stockholder or such stockholder’s authorized agent and delivered (including by electronic transmission) to the Secretary of the corporation. No such proxy shall be voted or acted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.

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1.9           Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the vote of the holders of shares of stock having a majority of the votes cast by the holders of all of the shares of stock present or represented and voting on such matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the holders of a majority of the stock of that class present or represented and voting on such matter), except when a different vote is required by law, the Certificate of Incorporation or these Bylaws. When a quorum is present at any meeting, any election by stockholders of directors shall be determined by a plurality of the votes cast on the election.

1.10         Conduct of Meetings. (a) Chairman of Meeting. Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen by vote of the stockholders at the meeting. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b)          Rules, Regulations and Procedures. The Board of Directors of the corporation may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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1.11         Action without Meeting. (a) Taking of Action by Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted. Except as otherwise provided by the Certificate of Incorporation, stockholders may act by written consent to elect directors; provided, however, that, if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

(b)          Electronic Transmission of Consents. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the corporation can determine (A) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (B) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the corporation or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the Board of Directors. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

(c)          Notice of Taking of Corporate Action. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation.

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ARTICLE II

DIRECTORS

2.1           General Powers. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law, the Certificate of Incorporation or these Bylaws.

2.2           Number; Election and Qualification. The number of directors which shall constitute the whole board shall be determined by resolution of the Board of Directors in accordance with the Second Amended and Restated Stockholders Agreement among the corporation and the other parties thereto dated as of January 20, 2010 (the “Stockholders Agreement”). The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Directors need not be stockholders of the corporation.

2.3           Increase and Decrease of the Board; Vacancies. The number of directors may be increased or decreased at any time and from time to time by the affirmative vote of a majority of the directors then in office, provided, however, that at all times the composition of the Board of Directors shall conform to the requirements of the Stockholders Agreement. Subject to the rights of the holders of any class or series of preferred stock of the Corporation to elect directors, including the relevant provisions of the Stockholders Agreement, any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of such director’s predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next annual meeting of stockholders and until a successor is elected and qualified, or until such director’s earlier death, resignation or removal.

2.4           Tenure. Each director shall hold office until the next annual meeting and until a successor is elected and qualified, or until such director’s earlier death, resignation or removal.

2.5           Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the corporation at its principal office or to the Chairman of the Board, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.

2.6           Regular Meetings. The Board of Directors shall meet on at least a quarterly basis. Regular meetings of the Board of Directors may be held without notice at such time and place as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

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2.7           Special Meetings. Special meetings of the Board of Directors may be held at any time and place designated in a call by the Chairman of the Board, the President, two or more directors, or by one director in the event that there is only a single director in office.

2.8           Notice of Special Meetings. Notice of any special meeting of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (i) by giving notice to such director in person or by telephone at least 24 hours in advance of the meeting, (ii) by sending a telegram, telecopy or electronic mail, or delivering written notice by hand, to such director’s last known business, home or electronic mail address at least 48 hours in advance of the meeting, or (iii) by sending written notice, via first-class mail or reputable overnight courier, to such director’s last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

2.9           Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board of Directors or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.10         Quorum. A majority of the directors at any time in office shall constitute a quorum for the transaction of business. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified. In no case, however, shall less than one-third of the number of directors fixed pursuant to Section 2.2 of these Bylaws constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.11         Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these Bylaws.

2.12         Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the written consents or electronic transmissions are filed with the minutes of proceedings of the Board or committee.

2.13         Removal. Except as otherwise provided by the General Corporation Law of the State of Delaware, any one or more or all of the directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that the directors elected by the holders of a particular class or series of stock may be removed without cause only by vote of the holders of a majority of the outstanding shares of such class or series.

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2.14         Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board of Directors.

2.15         Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

ARTICLE III

OFFICERS

3.1           Titles. The officers of the corporation shall consist of a President, a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors may determine, including a Chairman of the Board, a Vice Chairman of the Board, and one or more Vice Presidents, Assistant Treasurers, and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

3.2           Election. The President, Treasurer and Secretary shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board of Directors at such meeting or at any other meeting.

3.3           Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4           Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation or removal.

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3.5           Resignation and Removal. Any officer may resign by delivering a written resignation to the corporation at its principal office or to the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.

Any officer may be removed at any time, with or without cause, by vote of a majority of the entire number of directors then in office.

Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the corporation.

3.6           Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of President, Treasurer and Secretary. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is elected and qualified, or until such officer’s earlier death, resignation or removal.

3.7           Chairman of the Board. A Chairman of the Board shall be appointed by the affirmative vote of the Board of Directors (in accordance with the Stockholders Agreement). Such Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors and, if the Chairman of the Board is also designated as the corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.8 of these Bylaws. Unless otherwise provided by the Board of Directors, the Chairman of the Board shall preside at all meetings of the Board of Directors and stockholders.

3.8           President; Chief Executive Officer. Unless the Board of Directors has designated the Chairman of the Board or another person as the corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the corporation. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board of Directors. The President shall perform such other duties and shall have such other powers as the Board of Directors and the Chief Executive Officer (if the Chairman of the Board or another person is serving in such position) may from time to time prescribe.

3.9           Vice Presidents. Any Vice President shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the Chief Executive Officer and when so performing shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

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3.10         Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to attend all meetings of stockholders and the Board of Directors and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary, (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairman of the meeting shall designate a temporary secretary to keep a record of the meeting.

3.11         Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board of Directors or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the corporation, to deposit funds of the corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board of Directors, to make proper accounts of such funds, and to render as required by the Board of Directors statements of all such transactions and of the financial condition of the corporation.

The Assistant Treasurers shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer, (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Treasurer.

3.12         Salaries. Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

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ARTICLE IV

CAPITAL STOCK

4.1           Issuance of Stock. Unless otherwise voted by the stockholders and subject to the provisions of the Certificate of Incorporation and these Bylaws, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any shares of the authorized capital stock of the corporation held in the corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such lawful consideration and on such terms as the Board of Directors may determine.

4.2           Certificates of Stock. Every holder of stock of the corporation shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by such holder in the corporation. Each such certificate shall be signed by, or in the name of the corporation by, the Chairman or Vice-Chairman, if any, of the Board of Directors, or the President or a Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation. Any or all of the signatures on the certificate may be a facsimile.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

4.3           Transfers. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these Bylaws.

4.4           Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board of Directors may require for the protection of the corporation or any transfer agent or registrar.

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4.5           Record Date. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders or to express consent (or dissent) to corporate action without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 10 days after the date of adoption of a record date for a consent without a meeting, nor more than 60 days prior to any other action to which such record date relates.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders entitled to express consent to corporate action without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first consent is properly delivered to the corporation. If no record date is fixed, the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

4.6           Regulations. The issue, transfer, conversion and registration of shares of stock of the corporation shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE V

GENERAL PROVISIONS

5.1           Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2           Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

5.3           Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time stated in such notice, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

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5.4           Voting of Securities. Except as the Board of Directors may otherwise designate, the President or the Treasurer may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this corporation (with or without power of substitution) at, any meeting of stockholders or shareholders of any other corporation or organization, the securities of which may be held by this corporation.

5.5           Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6           Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Restated Certificate of Incorporation of the corporation, as amended and in effect from time to time.

5.7           Transactions with Interested Parties. No contract or transaction between the corporation and one or more of the directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of the directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or a committee of the Board of Directors at which the contract or transaction is authorized or solely because any such director’s or officer’s votes are counted for such purpose, if:

(a)          The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

(b)          The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(c)          The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee of the Board of Directors, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

5.8           Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

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5.9           Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

ARTICLE VI

AMENDMENTS

6.1           By the Board of Directors. These Bylaws may be altered, amended or repealed or new bylaws may be adopted by the affirmative vote of the majority of directors at any regular or special meeting of the Board of Directors at which a quorum is present.

6.2           By the Stockholders. These Bylaws may be altered, amended or repealed or new bylaws may be adopted by the Stockholders if such amendment, alteration or repeal is approved by the affirmative vote of the holders of a majority of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at any regular meeting of stockholders, or at any special meeting of stockholders, provided notice of such alteration, amendment, repeal or adoption of new bylaws shall have been stated in the notice of such special meeting.

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Exhibit 4.2

INTERCEPT PHARMACEUTICALS, INC.

second amended and restated stockholders agreement

This Second Amended and Restated Stockholders Agreement (the “Agreement”) dated as of January 20, 2010 is entered into by and among INTERCEPT PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), GENEXTRA S.P.A., an Italian company (“Genextra”), the persons listed on Exhibit A attached hereto (each a “Founder,” and collectively the “Founders”), and each entity and individual listed on Exhibit B (the “Prior Investors” and each, a “Prior Investor”).

RECITALS

WHEREAS, the Founders own outstanding shares of the common stock, par value $0.001 per share, of the Company (the “Common Stock”);

WHEREAS, the Prior Investors own outstanding shares of Common Stock and/or warrants to purchase shares of Common Stock;

WHEREAS, Genextra (i) owns outstanding shares of Common Stock and Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series A Stock”) and (ii) is entering into a Series B Convertible Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”) pursuant to which Genextra is purchasing, contemporaneously herewith, shares of Series B Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series B Stock”);

WHEREAS, the Company, the Founders, the Prior Investors and Genextra are parties to an Amended and Restated Stockholders Agreement dated May 23, 2008 (the “Prior Agreement”);

WHEREAS, the Company, the Founders, the Prior Investors and Genextra desire to amend and restate the Prior Agreement in its entirety to provide for certain arrangements with respect to certain issues, including (i) the registration of shares of capital stock of the Company under the Securities Act (as defined below), (ii) certain voting matters and (iii) various restrictions on the transfer of the capital stock of the Company; and

WHEREAS, the execution and delivery of this Agreement by the signatories hereto constitutes written approval of the terms hereof pursuant to Section 9(f) of the Prior Agreement thereby binding all parties to the Prior Agreement to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree to amend and restate the Prior Agreement as follows:

1.             Certain Definitions.

As used in this Agreement, the following terms shall have the following respective meanings:

“Agreement” has the meaning ascribed to it in the introductory paragraph hereto.

“Available Underscription Amount” has the meaning set forth in Section 6.1(b).

“Basic Amount” has the meaning set forth in Section 6.1(a).

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning ascribed to it in the introductory paragraph hereto.

“Company ROFR” has the meaning set forth in Section 5.5(a).

“Company ROFR Period” has the meaning set forth in Section 5.5(a).

“Company Sale” means the acquisition of all or substantially all of the assets or business of the Company, by merger, sale of assets or otherwise (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation a majority by voting power of the capital stock of the surviving corporation).

“Convertible Securities” shall mean any evidences of indebtedness, Shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

“Co-Sale Shares” has the meaning set forth in Section 5.6(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Founder Notice” has the meaning set forth in Section 5.3.

“Founder” has the meaning ascribed to it in the introductory paragraph hereto.

“Founders’ Shares” means all Shares held by the Founders, whether now owned or hereafter acquired.

“GAAP” has the meaning set forth in Section 4.2(b).

“Genextra” has the meaning ascribed to it in the introductory paragraph hereto.

“Holders” means Genextra and the Prior Investors.

“Indemnified Party” has the meaning set forth in Section 2.5(b)(i).

“Indemnifying Party” has the meaning set forth in Section 2.5(b)(i).

“Initial Public Offering” means the initial underwritten public offering of shares of Common Stock pursuant to an effective Registration Statement.

“Initiating Stockholders” means the Stockholder initiating a request for registration pursuant to Section 2.1(a).

“Investor ROFR” has the meaning set forth in Section 5.4(a).

“Investor ROFR Notice” has the meaning set forth in Section 5.4(a).

“Investor ROFR Period” has the meaning set forth in Section 5.4(a).

“Major Holder” means Genextra and each Prior Investor, provided, in each case, and as the case may be, that Genextra and such Prior Investor owns not less than 1,000,000 shares of Series A Stock, 1,000,000 shares of Series B Stock or 1,500,000 shares of Common Stock (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events occurring after the date of this Agreement).

“Notice of Acceptance” means a written notice from a Qualified Holder to the Company containing the information specified in Section 6.1(b).

“Offered Shares” has the meaning set forth in Section 5.3.

“Offered Securities” has the meaning set forth in Section 6.1(a).

“Offeror” has the meaning set forth in Section 5.3.

“Operating Plan” has the meaning set forth in Section 4.5(a).

“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Other Holders” means holders of securities of the Company (other than Stockholders) who are entitled, by contract with the Company, to have securities included in a Registration Statement.

“Participating Shares” has the meaning set forth in Section 5.4(a).

“Preemption Offer” has the meaning set forth in Section 6.1(a).

“Prior Agreement” has the meaning ascribed to it in the recitals above.

“Prior Investors” has the meaning ascribed to it in the introductory paragraph hereto.

“Prospectus” means (a) the prospectus included in any Registration Statement, as amended or supplemented by an amendment or prospectus supplement, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus, (b) any issuer free writing prospectus with respect to the Registrable Shares, (c) any information orally conveyed at the time of sale for which liability may attach under federal securities laws and (d) any preliminary prospectus.

“Purchase Agreement” has the meaning ascribed to it in the recitals above.

“Qualified Holder” has the meaning ascribed to it in Section 6.1(a).

“Qualified IPO” means the closing of the sale of shares of Common Stock to the public at a price of at least $3.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective Registration Statement under the Securities Act, resulting in at least $40 million of gross proceeds, before the underwriting discount, commissions and expenses, to the Company.

“Refused Securities” has the meaning set forth in Section 6.1(c).

“Registrable Shares” means the Shares; provided, however, that shares of Common Stock which are Registrable Shares shall cease to be Registrable Shares upon (x) any sale pursuant to a Registration Statement or Rule 144 under the Securities Act or (y) any sale in any manner to a person or entity which, by virtue of Section 2.11 of this Agreement, is not entitled to the rights provided in Section 2 of this Agreement.

“Registration Expenses” means all expenses incurred by the Company in complying with the provisions of Section 2, including without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of counsel for the Company and the fees and expenses of one counsel selected by the Selling Stockholders to represent the Selling Stockholders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of Selling Stockholders’ own counsel (other than the counsel selected to represent all Selling Stockholders).

“Registration Statement” means a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successor, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

“Remaining Shares” has the meaning set forth in Section 5.4(d).

“Restricted Shares” means (i) the Shares, (ii) the shares of Common Stock issued or issuable upon conversion of the Shares and (iii) any other shares of capital stock of the Company issued in respect of such shares (as a result of stock splits, stock dividends, reclassifications, recapitalizations, or similar events); provided, however, that shares of Common Stock which are Restricted Shares shall cease to be Restricted Shares (x) upon any sale pursuant to a Registration Statement under the Securities Act, Section 4(1) of the Securities Act or Rule 144 under the Securities Act or (y) at such time as they become eligible for sale under Rule 144(b)(1) under the Securities Act.

“ROFR Purchase Date” has the meaning set forth in Section 5.4(b).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Selling Founder” has the meaning set forth in Section 5.3.

“Selling Stockholder” means any Stockholder owning Registrable Shares included in a Registration Statement.

“Series A Stock” has the meaning ascribed to it in the recitals.

“Series B Stock” has the meaning ascribed to it in the recitals.

“Shares” means all shares of capital stock of the Company held by a Stockholder, whether now owned or hereafter acquired. For purposes of calculating “pro rata” ownership, allocation or distribution of Shares, all shares of capital stock of the Company shall be deemed to have been converted into Common Stock of the Company.

“Stockholder ROFR” has the meaning set forth in Section 5.4(a).

“Stockholders” means Genextra, the Founders, the Prior Investors and any persons or entities who own Shares and to whom any rights and/or obligations hereunder are transferred in accordance with the terms of this Agreement; provided, however, that, solely for purposes of Section 2 hereof (but subject to Section 2.8), “Stockholders” only includes such persons or entities to whom rights granted under Section 2 hereof are transferred pursuant to Section 2.11 hereof.

“Trading Event” means the first date on which the Common Stock (or securities received by all holders of Common Stock in exchange for Common Stock) trades on a national securities exchange or automated quotation system at a price of at least $3.00 per share for at least 10 consecutive trading days subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock).

“Transfer” has the meaning set forth in Section 5.1.

“Transfer Period” has the meaning set forth in Section 5.6(b).

“Undersubscription Amount” has the meaning set forth in Section 6.1(a).

“Voting Shares” means and includes any and all shares of Series A Stock, Series B Stock, Common Stock and/or shares of other capital stock of the Company, by whatever name called, that carry voting rights (including voting rights which arise by reason of default), and includes any such shares now owned as of the date of this Agreement or subsequently acquired, however acquired, including as a result of stock splits and stock dividends.

2.           Registration Rights.

2.1         Required Registrations.

(a)          At any time after the earlier of (i) four years after the date of this Agreement or (ii) six months after the closing of the Initial Public Offering, a Stockholder or Stockholders holding in the aggregate at least 30% of the Registrable Shares then outstanding may request, in writing, that the Company effect the registration on Form S-1 (or any successor form) of Registrable Shares owned by such Stockholder or Stockholders having an aggregate value of at least $25,000,000 (based on the market price or fair value on the date of such request).

(b)          At any time after the Company becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings and allowing for incorporation by reference of reports filed under the Exchange Act), which, to the extent applicable, will become automatically effective upon filing, a Stockholder or Stockholders (excluding the Founders) may request, in writing, that the Company file the registration statement on Form S-3 (or such successor form), of Registrable Shares held by such Stockholder or Stockholders having an aggregate value of at least $5,000,000 (based on the public market price on the date of such request).

(c)          Upon receipt of any request for registration pursuant to this Section 2, the Company shall promptly give written notice of such proposed registration to all other Stockholders. Such Stockholders shall have the right, by giving written notice to the Company within 15 days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Stockholders may request in such notice of election, subject, in the case of an underwritten offering, to the terms of Section 2.1(d). Thereupon, the Company shall, as expeditiously as possible, use its commercially reasonable efforts to effect the registration on an appropriate registration form of all the Registrable Shares which the Company has been requested to so register; provided, however, that in the case of a registration requested under Section 2.1(b), the Company will only be obligated to file a Form S-3 (or any successor form as aforesaid), which, to the extent applicable, will become automatically effective upon filing.

(d)          If the Initiating Stockholders intend to distribute the Registrable Shares covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1(a) or (b), as the case may be, and the Company shall include such information in its written notice referred to in Section 2.1(c). The right of any other Stockholder to include such Stockholder’s Registrable Shares in such registration pursuant to Section 2.1(a) or (b), as the case may be, shall be conditioned upon such other Stockholder’s participation in such underwriting on the terms set forth herein. If the Company desires that any officer or director of the Company holding securities of the Company be included in any registration for an underwritten offering requested pursuant to Section 2.1 or if Other Holders request such inclusion, the Company may include the securities of such officers, directors and Other Holders in such registration and underwriting on the terms set forth herein. The Company shall (together with all Stockholders, officers, directors and Other Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form (including customary indemnification and contribution provisions on the part of the Company) with the managing underwriter. Notwithstanding any other provision of this Section 2.1(d), if the managing underwriter advises the Company that marketing factors require a limitation on the number of shares to be underwritten, the securities of the Company held by officers or directors of the Company (other than Registrable Shares) and the securities held by Other Holders (other than Registrable Shares) shall be excluded from such registration and underwriting to the extent deemed advisable by the managing underwriter, and if a further limitation of the number of shares is required, the number of shares that may be included in such registration and underwriting shall be allocated among all holders of Registrable Shares requesting registration in proportion, as nearly as practicable, to the respective number of Registrable Shares held by them on the date of the request for registration made by the Initiating Stockholders pursuant to Section 2.1(a) or (b), as the case may be. If any such stockholder would thus be entitled to include more shares than such stockholder requested to be registered, the excess shall be allocated among other participating stockholders pro rata in the manner described in the preceding sentence. If any holder of Registrable Shares, officer, director or Other Holder who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, and the securities so withdrawn shall also be withdrawn from registration. If the managing underwriter has not limited the number of Registrable Shares or other securities to be underwritten, the Company may include securities for its own account in such registration if the managing underwriter so agrees and if the number of Registrable Shares and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

(e)          The Company shall not be required to effect more than three registrations pursuant to Section 2.1(a) or more than four registrations pursuant to Section 2.1(b). In addition, the Company shall not be required to effect any registration within six months after the effective date of the Registration Statement relating to the Initial Public Offering. For purposes of this Section 2.1(e), a Registration Statement shall not be counted until such time as such Registration Statement has been declared effective by the Commission, unless the Initiating Stockholders withdraw their request for such registration (other than as a result of information concerning the business or financial condition of the Company that is made known to the Stockholders after the date on which such registration was requested) and elect not to pay the Registration Expenses therefor pursuant to Section 2.4.

(f)          If at the time of any request to register Registrable Shares by an Initiating Stockholder pursuant to this Section 2.1, the Company is engaged or has plans to engage in a registered public offering or is engaged in any other activity which, in the good faith determination of the Company’s Board of Directors, would be adversely affected by the requested registration, then the Company may at its option direct that such request be delayed for a period not in excess of 120 days (or 180 days in connection with the Company’s Initial Public Offering) from the date of such request, such right to delay a request to be exercised by the Company not more than twice in any 12-month period.

(g)          Notwithstanding the foregoing, the Company shall not be required, pursuant to this Section 2.1, to include any Registrable Shares in a Registration Statement if such Registrable Shares can then be sold pursuant to Rule 144(b)(1) under the Securities Act.

2.2         Incidental Registration.

(a)          Whenever the Company proposes to file a Registration Statement covering Common Stock (other than a Registration Statement filed pursuant to Section 2.1) at any time and from time to time, it will, prior to such filing, give written notice to all Stockholders of its intention to do so; provided, however, that no such notice need be given if no Registrable Shares are to be included therein as a result of a determination of the managing underwriter pursuant to Section 2.2(b). Upon the written request of a Stockholder or Stockholders, given within 15 days after the Company provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Company shall use its commercially reasonable efforts to cause all Registrable Shares which the Company has been requested by such Stockholder or Stockholders to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Stockholder or Stockholders; provided, however, that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 2.2 without obligation to any Stockholder.

(b)          If the registration for which the Company gives notice pursuant to Section 2.2(a) is a registered public offering involving an underwriting, the Company shall so advise the Stockholders as a part of the written notice given pursuant to Section 2.2(a). In such event, the right of any Stockholder to include such Stockholder’s Registrable Shares in such registration pursuant to Section 2.2 shall be conditioned upon such Stockholder’s participation in such underwriting on the terms set forth herein. All Stockholders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for the underwriting by the Company. Notwithstanding any other provision of this Section 2.2, if the managing underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, the Company may limit the number of Registrable Shares to be included in the registration and underwriting. The Company shall so advise all holders of Registrable Shares requesting registration, and the number of shares that are entitled to be included in the registration and underwriting shall be allocated in the following manner. The securities of the Company held by holders other than Stockholders and Other Holders shall be excluded from such registration and underwriting to the extent deemed advisable by the managing underwriter, and, if a further limitation on the number of shares is required, the number of shares that may be included in such registration and underwriting shall be allocated among all Stockholders and Other Holders requesting registration in proportion, as nearly as practicable, to the respective number of shares of Common Stock (on an as-converted basis) that they held at the time the Company gives the notice specified in Section 2.2(a). If any Stockholder or Other Holder would thus be entitled to include more securities than such holder requested to be registered, the excess shall be allocated among other requesting Stockholders and Other Holders pro rata in the manner described in the preceding sentence. If any holder of Registrable Shares or any officer, director or Other Holder disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company, and any Registrable Shares or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. Notwithstanding the foregoing, the Company shall not be required, pursuant to this Section 2.2, to include any Registrable Shares in a Registration Statement if such Registrable Shares can then be sold pursuant to Rule 144(b)(1) under the Securities Act.

2.3         Registration Procedures.

(a)          If and whenever the Company is required by the provisions of this Agreement to use its commercially reasonable efforts to effect the registration of any Registrable Shares under the Securities Act, the Company shall:

(i)          file with the Commission a Registration Statement with respect to such Registrable Shares and use its commercially reasonable efforts to cause that Registration Statement to become effective as soon as possible;

(ii)         as expeditiously as possible prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to comply with the provisions of the Securities Act (including the anti-fraud provisions thereof) and to keep the Registration Statement effective for 90 days from the effective date or such lesser period until all such Registrable Shares are sold;

(iii)        as expeditiously as possible furnish to each Selling Stockholder such reasonable numbers of copies of the Prospectus, including any preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Selling Stockholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by such Selling Stockholder;

(iv)        as expeditiously as possible use its commercially reasonable efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the Selling Stockholders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the Selling Stockholders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the Selling Stockholder; provided, however, that the Company shall not be required in connection with this paragraph (iv) to qualify generally to do business as a foreign corporation in any jurisdiction where it is not so qualified or to subject itself to taxation in respect of doing business in any such jurisdiction or to execute a general consent to service of process in any jurisdiction or to amend its Certificate of Incorporation or By-laws in a manner that the Board of Directors of the Company determines is inadvisable;

(v)         use commercially reasonable efforts to cause the Registrable Shares to be registered with or approved by such other governmental agencies or authorities, if any, as may be required of the Company to enable the Selling Stockholder to consummate the disposition of such Registrable Shares.

(vi)        as expeditiously as possible, cause all such Registrable Shares to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(vii)       in the case of an underwritten offering, enter into such customary agreements (including underwriting agreements in customary form) and make members of senior management of the Company available on a basis reasonably requested by the underwriters to participate in “road show” and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Shares) and cause to be delivered to the underwriters reasonable opinions of counsel to the Company in customary form, covering such matters as are customarily covered by opinions for an underwritten public offering as the underwriters may reasonably request.

(viii)      promptly provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such registration statement;

(ix)         promptly make available for inspection by the Selling Stockholders, any managing underwriter participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the Selling Stockholders, all financial and other records, pertinent corporate documents and properties of the Company and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(x)          notify the Selling Stockholders promptly, and (if requested by such person) confirm such notice in writing, if at any time (a) the representations or warranties of the Company contained in any agreement (including the underwriting agreement) contemplated by Section 2.3 cease to be true and correct in any material respect; or (b) an event occurs which makes any statement made in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, Prospectus or documents so that, in the case of the Registration Statement it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xi)         as expeditiously as possible, notify each Selling Stockholder, promptly after it shall receive notice thereof, of the time when such Registration Statement has become effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;

(xii)        as expeditiously as possible following the effectiveness of such Registration Statement, notify each seller of such Registrable Shares of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus; and

(xiii)       after the filing of a Registration Statement, (a) promptly notify each Stockholder holding Registrable Shares covered by such Registration Statement of any stop order issued or, to the Company’s knowledge, threatened by the Commission and of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Shares for sale under the applicable securities or Blue Sky laws of any jurisdiction and (b) promptly take all reasonable actions to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement or the qualification of the Registrable Shares.

(b)          If the Company has delivered a Prospectus to the Selling Stockholders and after having done so the Prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the Selling Stockholders and, if requested, the Selling Stockholders shall immediately cease making offers of Registrable Shares and return all Prospectuses to the Company. The Company shall promptly provide the Selling Stockholders with revised Prospectuses and, following receipt of the revised Prospectuses, the Selling Stockholders shall be free to resume making offers of the Registrable Shares.

(c)          In the event that, in the judgment of the Company, it is advisable to suspend use of a Prospectus included in a Registration Statement due to pending material developments or other events that have not yet been publicly disclosed and as to which the Company believes public disclosure would be detrimental to the Company, the Company shall notify all Selling Stockholders to such effect, and, upon receipt of such notice, each such Selling Stockholder shall immediately discontinue any sales of Registrable Shares pursuant to such Registration Statement until such Selling Stockholder has received copies of a supplemented or amended Prospectus or until such Selling Stockholder is advised in writing by the Company that the then current Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. Notwithstanding anything to the contrary herein, the Company shall not exercise its rights under this Section 2.3(c) to suspend sales of Registrable Shares for a period in excess of 120 days in any 12-month period.

2.4         Allocation of Expenses. The Company shall pay all Registration Expenses for all registrations under this Agreement; provided, however, that if a registration under Section 2.1 is withdrawn at the request of the Initiating Stockholders (other than as a result of information concerning the business or financial condition of the Company that is made known to the Stockholders after the date on which such registration was requested) and if the Initiating Stockholders elect not to have such registration counted as a registration requested under Section 2.1, the requesting Stockholders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares included in such registration.

2.5         Indemnification and Contribution.

(a)          In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each Selling Stockholder, each underwriter of such Registrable Shares, and each other person, if any, who controls such Selling Stockholder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such Selling Stockholder, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse such Selling Stockholder, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such Selling Stockholder, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such Selling Stockholder, underwriter or controlling person specifically for use in the preparation thereof.

(b)          In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each Selling Stockholder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information relating to such Selling Stockholder furnished in writing to the Company by or on behalf of such Selling Stockholder specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided, however, that the obligations of a Selling Stockholder hereunder shall be limited to an amount equal to the net proceeds to such Selling Stockholder of Registrable Shares sold in connection with such registration.

(i)          Each party entitled to indemnification under this Section 2.5 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of such Indemnifying Party’s obligations under this Section 2.5 except to the extent that the Indemnifying Party is adversely affected by such failure. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding; provided further that in no event shall the Indemnifying Party be required to pay the expenses of more than one law firm per jurisdiction as counsel for the Indemnified Party. The Indemnifying Party also shall be responsible for the expenses of such defense if the Indemnifying Party does not elect to assume such defense. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(c)          In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 2.5 is due in accordance with its terms but for any reason is held to be unavailable to an Indemnified Party in respect to any losses, claims, damages and liabilities referred to herein, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities to which such party may be subject in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Selling Stockholders on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company and the Selling Stockholders shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact related to information supplied by the Company or the Selling Stockholders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Selling Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 2.5, were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph of Section 2.5, (a) in no case shall any one Selling Stockholder be liable or responsible for any amount in excess of the net proceeds received by such Selling Stockholder from the offering of Registrable Shares and (b) the Company shall be liable and responsible for any amount in excess of such proceeds; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 2.5, notify such party or parties from whom contribution may be sought, but the omission so to notify such party or parties from whom contribution may be sought shall not relieve such party from any other obligation it or they may have thereunder or otherwise under this Section 2.5. No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled without such party’s prior written consent, which consent shall not be unreasonably withheld.

2.6         Other Matters with Respect to Underwritten Offerings. In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to Section 2.1, the Company agrees to use its commercially reasonable efforts to cause (a) its legal counsel to render customary opinions with respect to the Registration Statement to the underwriters and to selling Stockholders that represent that they have an obligation to perform a due diligence review process under the Securities Act of 1933 and (b) its independent public accounting firm to issue customary “cold comfort letters” with respect to the Registration Statement to the underwriters and selling Stockholders that represent that they have an obligation to perform a due diligence review process under the Securities Act of 1933.

2.7         Information by Stockholder. Each holder of Registrable Shares included in any registration shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

2.8         “Lock-Up” Agreement; Confidentiality of Notices.

(a)          Each Stockholder agrees, if requested by the Company and the managing underwriter of an underwritten public offering by the Company of the Common Stock (i) not to (a) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Registrable Shares or other securities of the Company (excluding securities acquired in the Initial Public Offering or in the public market after such offering) or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any Registrable Shares or other securities of the Company (excluding securities acquired in the applicable public offering or in the public market after such offering), whether any transaction described in clause (a) or (b) is to be settled by delivery of securities, in cash or otherwise, during the period beginning on the date of the filing of such registration statement with the Securities and Exchange Commission and ending 180 days after the date of the final prospectus relating to the applicable public offering (plus up to an additional 34 days to the extent requested by the managing underwriters for such offering in order to address Rule 2711(f) of the National Association of Securities Dealers, Inc. or any similar successor provision) and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering; provided, that all officers and directors of the Company enter into similar agreements.

(b)          The Company may impose stop-transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restriction until the end of such “lock-up” period.

(c)          Any Stockholder receiving any written notice from the Company regarding the Company’s plans to file a Registration Statement shall treat such notice confidentially and shall not disclose such information to any person other than as necessary to exercise such Stockholder’s rights under this Agreement.

2.9         Limitations on Subsequent Registration Rights. The Company shall not, prior to the Initial Public Offering, without the prior written consent of Stockholders holding a majority of the Registrable Shares then held by all Stockholders, enter into any agreement (other than this Agreement) with any holder or prospective holder of any securities of the Company that grants such holder or prospective holder rights to include securities of the Company in any Registration Statement, unless (a) such rights to include securities in a registration initiated by the Company or by Stockholders are not more favorable than the rights granted to Other Holders under Sections 2.1 and 2.2 of this Agreement, and (b) no rights are granted to initiate a registration, other than registration pursuant to a registration statement on Form S-3 (or a successor form as aforesaid) in which Stockholders are entitled to include Registrable Shares on a pro rata basis with such holders based on the number of shares of Common Stock (on an as-converted basis) owned by Stockholders and such holders.

2.10       Rule 144 Requirements. After the earliest of (i) the closing of the sale of securities of the Company pursuant to a Registration Statement, (ii) the registration by the Company of a class of securities under Section 12 of the Exchange Act and (iii) the issuance by the Company of an offering circular pursuant to Regulation A under the Securities Act, the Company agrees to:

(a)          make and keep current public information about the Company available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b)          use its commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c)          furnish to any holder of Registrable Shares upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company and (iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

2.11       Transfers of Rights. Except as set forth in Section 2.8, the rights and obligations of each Stockholder under this Section 2, may be assigned by such Stockholder to (i) any person or entity to which at least 500,000 Shares are transferred by such Stockholder or (ii) any partner, stockholder or affiliate of such Stockholder, and such transferee shall be deemed a “Stockholder” for purposes of this Agreement; provided that, in each case, the transferee provides written notice of such assignment to the Company and agrees in writing to be bound hereby.

2.12       Legends. Following the filing of a Registration Statement, the Company shall as soon as practicable (but not later than five business days after the effectiveness of such Registration Statement, remove from the Shares covered by such Registration Statement the restrictive legends set forth in Section 8.2(b), and all Shares covered by such Registration Statement that are subsequently issued by the Company shall not bear the restrictive legend set forth in Section 8.2(b). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the effectiveness of the Registration Statement if required by the Company’s transfer agent to effect the removal of legends pursuant to this Section 2.12. Following the filing of a Registration Statement, the Company shall issue a blanket letter of instruction to its transfer agent placing a “stop transfer” order on the Shares covered by such Registration Statement, which stop transfer order may be lifted with respect to the applicable Shares only upon receipt by the transfer agent of written certification from the holder of such Shares that the Shares are being sold pursuant to an effective Registration Statement and a duly delivered prospectus.

2.13       Pledges Pursuant to Margin Agreements. After the effectiveness of a Registration Statement with respect to such Shares, the Company acknowledges and agrees that a Stockholder may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Shares to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, such Stockholder may transfer pledged or secured Shares to the pledgees or secured parties. Such a pledge or transfer shall not be subject to approval of the Company nor shall any notice be required of such pledge. The Company will execute and deliver such documentation as a pledgee or secured party of Shares pursuant to this Section 2.13 may reasonably request in connection with such pledge or transfer, including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder, provided that the Company may first require a legal opinion of legal counsel of the pledgee, secured party or pledgor in connection therewith and that states the exemption from registration under the Securities Act that is applicable to such transfer or pledge.

2.14       Termination. All of the Company’s obligations to register Registrable Shares under Sections 2.1 and 2.2 shall terminate upon the earliest of (a) three years after the closing of the Initial Public Offering, (b) the date on which no Stockholder holds any Registrable Shares or (c) the sale of all or substantially all of the assets or business of the Company, by merger, sale of assets or otherwise.

3.          Voting of Shares.

3.1         Composition of the Board.

(a)          In any and all elections of directors of the Company after Closing (whether at a meeting or by written consent in lieu of a meeting), each Stockholder shall vote or cause to be voted all Voting Shares owned by such Stockholder, or over which such Stockholder has voting control, and each Stockholder shall otherwise use such Stockholder’s best efforts, so as to (i) fix the number of directors of the Company to be an odd number as determined by the Board of Directors in accordance with the bylaws of the Company, (ii) elect the nominees designated by Genextra at each election so that Genextra will at all times after Closing designate the majority of the members of Board of Directors, provided, however, that at least one of the persons whom Genextra is entitled to designate pursuant to this Section 3.1(a) shall be independent (as defined under the listing rules of the New York Stock Exchange) and shall be reasonably acceptable to the Chief Executive Officer, and one of whom shall be appointed by the affirmative vote of the Board of Directors as Chairman of the Board, and (iii) elect the nominee(s) designated by the Chief Executive Officer at each election of directors so that the Chief Executive Officer will at all times after Closing designate one member of the Board of Directors less than the number of directors designated by Genextra, one of whom shall be the Chief Executive Officer and, if the Chief Executive Officer is entitled to designate any additional nominees pursuant to this Section 3.1(a), all such nominees shall be independent (as defined under the listing rules of the New York Stock Exchange) and reasonably acceptable to Genextra.

(b)          In the event that any director resigns or is removed, the party having the right to designate such director shall designate his replacement and the Board of Directors shall, as soon as practicable, elect such designee to fill the vacancy for the unexpired term of such director’s predecessor in office. If any director resigns or is removed, the Board of Directors will not transact any business or exercise any of its powers or functions until such vacancy is filled, except to elect or appoint a replacement director designated in accordance with the preceding sentence, preserve the business and assets of the Company, and operate in the ordinary course of business. If a replacement director is not elected or appointed within 30 days of such resignation or removal because the party having the right to designate such replacement has failed to so designate a replacement, the directors then in office shall be permitted to transact business and exercise all of the powers and functions of the Board of Directors. A decision or action of the directors then in office is deemed to be a decision or action of the Board of Directors of the Company.

3.2         Termination. All of the rights and obligations under this Section 3 shall terminate in their entirety on the earliest of (a) a Qualified IPO, (b) a Trading Event, (c) the sale of all or substantially all of the assets or business of the Company, by merger, sale of assets or otherwise and (d) the first date on which the Stockholders together beneficially own less than 20% of outstanding shares of Common Stock.

3.3         No Revocation. The voting agreements contained in this Section 3 are coupled with an interest and may not be revoked, except by an amendment, modification or termination effected in accordance with Section 3.2 or 9(g) hereof. Nothing in this Section 3 shall be construed as limiting the provisions of Section 3.2 or 9(g)hereof.

3.4         Transfers of Rights. Any transferee to whom Shares are transferred by a Stockholder, whether voluntarily or by operation of law, shall be bound by the voting obligations imposed upon the transferor under this Agreement, to the same extent as if such transferee were a Stockholder hereunder and no Stockholder shall transfer any Shares unless the transferee agrees in writing to be bound by the terms and agreements of this Section 3.

4.          Affirmative Covenants of the Company.

4.1         Inspection and Observation; Consultation.

(a)          The Company shall permit each Major Holder, or any authorized representative thereof, to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business and finances with officers of the Company, during normal business hours following reasonable notice and as often as may be reasonably requested.

(b)          The Company shall use commercially reasonable efforts to hold a meeting on a quarterly basis in conjunction with regularly scheduled board meetings, or at any other time as reasonably requested by Genextra or the Founders subject to reasonable advance notice which shall include the Company CEO, certain individuals as reasonably requested by Genextra, the Company’s primary financial officer and the Company’s controller for Italian-based operations to review the financial, administrative and operational information of the Company and assess the performance of the Company as set forth in the Operating Plan.

4.2         Reports and Statements.

(a)          The Company shall deliver to each Major Holder:

(i)          within the earlier of five days after finalized or 120 days after the end of each fiscal year of the Company, an audited balance sheet of the Company as at the end of such year and audited statements of income and of cash flows of the Company for such year, certified by certified public accountants of established national reputation selected by the Company (and reasonably acceptable to Genextra), and prepared in accordance with generally accepted accounting principles;

(ii)         within the earlier of five days after finalized or 90 days after the end of each fiscal quarter of the Company (other than the fourth quarter), an unaudited balance sheet of the Company as at the end of such quarter, and unaudited statements of income and of cash flows of the Company for such fiscal quarter and for the current fiscal year to the end of such fiscal quarter; and

(iii)        as soon as available, but in any event within 45 days after the commencement of each new fiscal year, the Operating Plan for such fiscal year.

(b)          The financial statements and budget delivered pursuant to Section 4.2(a) shall be prepared on a consolidated basis if the Company then has any subsidiaries. The financial statements delivered pursuant to clause (ii) of Section 4.2(a) shall be accompanied by a certificate of the controller or financial officer of the Company stating that such statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied (except as noted) and fairly present the financial condition and results of operations of the Company at the date thereof and for the periods covered thereby.

4.3         Agreements with Employees and Founders. The Company shall require all persons now or hereafter employed by the Company to enter into nondisclosure and assignment of inventions agreements in such form as may be approved by the Board of Directors of the Company from time to time. Each of the Founders has entered into a non-competition agreement substantially in the form of either Exhibit C-1 or Exhibit C-2. The Company agrees that it will not, without the prior written consent of the holders of 75% of the shares of Common Stock then outstanding, terminate, amend or waive any rights under any non-competition agreement between the Company and a Founder.

4.4         Board of Directors.

(a)          The Company shall promptly reimburse in full, in accordance with the Company’s travel and entertainment policy, each director of the Company for all of such director’s reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors of the Company or any committee thereof.

(b)          The Company shall carry directors and officers insurance with coverage in an amount, and with coverage, as approved by the Company’s Board of Directors.

(c)          The Company’s Board of Directors shall meet on at least a quarterly basis pursuant to the terms the Company’s bylaws.

4.5         Majority Approval Rights. Each member of Board of Directors shall, in good faith, work with the other members of the Board of Directors to achieve a consensus with respect to actions requiring the approval of the Board of Directors, provided that except as required by applicable law, all actions requiring the approval of the Board of Directors need only be approved by a majority of the Board of Directors in accordance with the provisions of the Delaware General Corporation Law and the bylaws of the Company. For the avoidance of doubt, the prior approval of a majority of the Board of Directors shall be necessary to:

(a)          approve the Company’s operating plan (the “Operating Plan”), updated annually within 45 days after the commencement of each new fiscal year; provided that the Operating Plan may be amended prior to the end of any fiscal year with the approval required by this Section 4.5; and provided further that the Operating Plan attached hereto as Exhibit D shall be deemed approved until the end of the current fiscal year;

(b)          enter into any transaction or agreement (i) pursuant to which the Company shall have payment obligations of more than $500,000 during the life of such transaction or agreement and which is not contemplated by the most recently approved Operating Plan or (ii) pursuant to which the Company shall have payment obligations of more than $1,000,000;

(c)          hire or promote, or adjust the remuneration of, any executive of the Company other than as contemplated in the most recently approved Operating Plan;

(d)          amend, create or implement any Company option or other incentive or compensation plan;

(e)          issue any shares of the Company’s capital stock (other than upon exercise of options issued pursuant to the Company’s stock option plans, exercise of warrants or conversion of convertible securities);

(f)          acquire or dispose of material assets even if included in the Operating Plan;

(g)          acquire or dispose of any intellectual property even if included in the Operating Plan;

(h)          amend the bylaws of the Company;

(i)          pay any dividends or effect any distributions on the capital stock of the Company; or

(j)          enter into any agreement with any stockholder, officer or director of the Company, or any “affiliate” of such persons (as such term is defined in the rules and regulations promulgated under the Securities Act), including, without limitation, any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity.

4.6         Termination of Covenants. The covenants of the Company contained in this Section 4 shall terminate, and be of no further force or effect, upon the earlier of a (a) Qualified IPO, (b) a Trading Event, and (c) the sale of all or substantially all of the assets or business of the Company, by merger, sale of assets or otherwise.

5.          Right of First Refusal.

5.1         General Restriction.

(a)          Any sale, transfer, pledge, hypothecation or other disposition, whether voluntarily or by operation of law (a “Transfer”) of any of the Shares by a Founder, other than according to the terms of this Agreement, shall be void and transfer no right, title, or interest in or to any of such Shares to the purported transferee.

(b)          Notwithstanding anything contained herein to the contrary, for so long as a Founder has an ongoing employment or contractual relationship with the Company, such Founder shall not Transfer his Shares (other than pursuant to Section 5.2) for a period of one year from the date of this Agreement.

(c)          The proceeds of any sale made by the Selling Founder without compliance with the provisions of this Section 5 shall be deemed to be held in constructive trust in such amount as would have been due Genextra if the Selling Founder had complied with this Agreement.

5.2         Transfers Not Subject to Restrictions. Any Founder may Transfer Shares to such Founder’s spouse or children or to a trust established for the benefit of such Founder’s spouse, children or such Founder, or dispose of them under such Founder’s will, without compliance with Sections 5.3 through 5.6 hereof; provided that the transferee delivers to the Company a written instrument agreeing to be bound by the terms of this Section 5 as if such transferee were a Founder. The rights of the Company and the Stockholders under Section 5 shall not apply to any pledge of Shares by a Founder which creates a mere security interest with no assignment of the voting right, provided the pledgee provides the Company with a written agreement to be bound hereby to the same extent as the pledging Founder.

5.3         Offer of Sale; Notice of Proposed Sale. If any Founder desires to Transfer any of such Founder’s Shares in any transaction other than pursuant to Section 5.2 of this Agreement, such Founder (the “Selling Founder”) shall first deliver written notice of such Founder’s desire to do so (the “Founder Notice”) to the Company and Genextra, in the manner prescribed by Section 9(e) of this Agreement. The Founder Notice must specify: (i) the name and address of the party to which the Selling Founder proposes to sell or otherwise dispose of the Shares or an interest in the Shares (the “Offeror”), (ii) the number of Shares the Selling Founder proposes to sell or otherwise dispose of (the “Offered Shares”), (iii) the consideration per Share to be delivered to the Selling Founder for the proposed sale, transfer or disposition, (iv) include an offer to sell the Offered Shares to Genextra and the Company on the terms set forth in Sections 5.4 and 5.5 and (v) all other material terms and conditions of the proposed transaction.

5.4         Stockholders’ Option to Purchase.

(a)          Genextra shall have the first right of first refusal (the “Investor ROFR”), exercisable for a period of 10 business days from the date of delivery of the Founder Notice (the “Investor ROFR Period”), to purchase, any or all of the Offered Shares for the consideration per share and on the terms and conditions set forth in the Founder Notice. The Investor ROFR shall be exercised by delivery by Genextra of written notice to the Selling Founder and the Secretary of the Company (the “Investor ROFR Notice”). Alternatively, Genextra may within the Investor ROFR Period, notify the Selling Founder and the Secretary of the Company of Genextra’s desire to participate in the sale of the Shares on the terms set forth in the Founder Notice in accordance with Section 5.6, and the number of Shares such Stockholder wishes to sell pursuant to such provision (such Shares, the “Participating Shares”).

(b)          The closing of the purchase of the Offered Shares pursuant to this Section 5.4 shall take place at the offices of the Company no later than five business days after the earlier of (i) the date upon which Genextra shall have exercised the Investor ROFR for all of the Offered Shares and (ii) the earlier of the expiration of the Company ROFR Period (as defined below) and the date on which the Company provides written notice exercising or refusing to exercise the Company ROFR (as defined below) (the “ROFR Purchase Date”). At such closing, the Selling Founder shall convey record and beneficial ownership of the Offered Shares to the applicable Stockholder(s) electing to purchase the Offered Shares in accordance with this Section 5.4 at a time and place specified by such Stockholder(s) by delivering certificates representing the Offered Shares so purchased, duly endorsed for transfer or accompanied by duly and validly executed stock powers endorsed in blank.

(c)          If Genextra fails to exercise the Investor ROFR during the Investor ROFR Period, Genextra shall be deemed to have rejected the Investor ROFR.

(d)          At the end of the Investor ROFR Period, any Offered Shares that have not been designated for purchase by Genextra shall be referred to as the “Remaining Shares”.

5.5         Company Option to Purchase.

(a)          Subject to Section 5.4, if there are any Remaining Shares at the end of the Investor ROFR Period, the Company shall have the right of first refusal (the “Company ROFR”) exercisable for a period of 15 business days from the expiration of the Investor ROFR Period (the “Company ROFR Period”) to purchase all or part of the Remaining Shares for the consideration per share and on the terms and conditions specified in the Founder Notice. The Company ROFR shall be exercised by delivery by the Company of written notice to the Selling Founder and the Secretary of the Company.

(b)          The closing of the purchase of the Offered Shares pursuant to this Section 5 shall take place at the offices of the Company on the ROFR Purchase Date. At such closing, the Selling Founder shall convey record and beneficial ownership of the Offered Shares to the Company in at a time and place specified by the Company by delivering certificates representing the Offered Shares so purchased, duly endorsed for transfer or accompanied by duly and validly executed stock powers endorsed in blank.

(c)          In the event that the Company fails to exercise the Company ROFR during the Company ROFR Period, the Company shall be deemed to have rejected its right to exercise the Company ROFR.

(d)          To the extent that the consideration proposed to be paid by the Offeror for the Offered Shares consists of consideration other than cash, the consideration required to be paid by the Company and/or Genextra exercising their rights of first refusal and options under Sections 5.4 and 5.5 hereof may consist of cash equal to the value of such property, as determined in good faith by agreement of the Selling Founder and the Company and/or Genextra, if applicable acquiring such Offered Shares.

5.6         Co-Sale Rights; Failure to Exercise.

(a)          To the extent that all of the Offered Shares will not be purchased pursuant to the provisions of Sections 5.4 and 5.5, Genextra, if it has, pursuant to Section 5.4(a) expressed a desire to sell Participating Shares shall be entitled to do so pursuant to this Section 5.6. The Company shall on the ROFR Purchase Date notify the Selling Founder of the aggregate number of Participating Shares Genextra wishes to sell. The Selling Founder shall use his reasonable best efforts to cause the Offeror to purchase, in addition to any Offered Shares less any Offered Shares being purchased by Genextra and the Company pursuant to the provisions of Section 5.4 and 5.5 (the “Co-Sale Shares”), the Participating Shares that Genextra wish to sell. If the Offeror does not wish to purchase all of the Co-Sale Shares and the Participating Shares, then Genextra and the Selling Founder shall be entitled to sell, at the price and on the terms and conditions set forth in the Founder Notice, a portion of such Co-Sale Shares and Participating Shares being sold to the Offeror, in the same proportion as such Selling Founder or Genextra’s ownership of Shares bears to the aggregate number of Shares owned by the Selling Founder and Genextra. The transaction contemplated by the Founder Notice shall be consummated not later than 60 days after the expiration of the Investor ROFR Period.

(b)          If neither the rights of first refusal under Section 5.4 and 5.5 nor the co-sale rights under Section 5.6(a) are exercised by the Company or Genextra (subject to the Selling Founders compliance with the terms of this Agreement), then the Selling Founder shall be entitled, for a period of 60 days (the “Transfer Period”) beginning on the earlier of (i) the date the Selling Founder shall have received written notice from Genextra and the Company stating that they do not intend to exercise their rights of first refusal or (ii) the expiration of the Company ROFR Period, if the Company shall have not provided any notice exercising the Company ROFR to Transfer all (but not less than all) of the Offered Shares upon the terms set forth in the Founder Notice. If the Selling Founder shall not have Transferred all of the Offered Shares for any reason before the expiration of the Transfer Period, then no Transfer subject to this Section 5 (including Transfers of any Shares that were previously deemed Offered Shares) by such Selling Founder thereafter shall be consummated unless all of the provisions of this Section 5 are again complied with.

5.7         Termination.

(a)          All of the rights and obligations under this Section 5 shall terminate in their entirety on the earliest of (i) a Qualified IPO, (ii) a Trading Event, or (iii) the sale of all or substantially all of the assets or business of the Company, by merger, sale of assets or otherwise.

(b)          The provisions of Sections 5.3, 5.4, 5.5 and 5.6 hereof shall not apply to any sale of Shares pursuant to a transaction referred to in Section 5.7(a) above.

5.8         Transfers of Rights. The rights and obligations of each Stockholder under this Section 5 may be assigned by such Stockholder to any person or entity to which Shares are transferred by such Stockholder, or to any partner, stockholder or affiliate of such Stockholder, and such transferee shall be deemed a “Stockholder” for purposes of this Agreement; provided that the transferee provides written notice of such assignment to the Company and agrees in writing to be bound hereby.

6.          Preemption Right.

6.1         Rights of Stockholders.

(a)          The Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange (i) any shares of its Common Stock, (ii) any other equity securities of the Company, including, without limitation, shares of preferred stock, (iii) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity securities of the Company or (iv) any debt securities convertible into capital stock of the Company (collectively, the “Offered Securities”), unless in each such case the Company shall have first complied with this Section 6.1. The Company shall deliver to each Major Holder who is also an accredited investor (as such term is defined in the rules and regulations promulgated under the Securities Act) (each, a “Qualified Holder”) a written notice of any proposed or intended issuance, sale or exchange of Offered Securities (the “Preemption Offer”), which written notice shall (i) identify and describe the Offered Securities, (ii) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (iii) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (iv) offer to issue and sell to or exchange with such Qualified Holder (A) a pro rata portion of the Offered Securities determined by multiplying (x) the number of Shares then held by such Qualified Holder by (y) the fraction the numerator of which shall be the aggregate number of Shares then held by such Qualified Holder and the denominator of which shall be the total number of Shares then outstanding treating all options, warrants or securities exercisable or convertible into Shares other than such options, warrants or securities hold by such Qualified Holder as exercised or converted (the “Basic Amount”), and (B) any additional portion of the Offered Securities attributable to the Basic Amounts of other Qualified Holders as such Qualified Holder shall indicate it will purchase or acquire should the other Qualified Holders subscribe for less than their Basic Amounts (the “Undersubscription Amount”).

(b)          To accept a Preemption Offer, in whole or in part, a Qualified Holder must deliver a written notice to the Company prior to 20 business days after the date of delivery of the Preemption Offer, setting forth the portion of the Qualified Holder’s Basic Amount that such Qualified Holder elects to purchase and, if such Qualified Holder shall elect to purchase all of its Basic Amount, the Undersubscription Amount (if any) that such Qualified Holder elects to purchase (the “Notice of Acceptance”). In the event that any Qualified Holder fails deliver a Notice of Acceptance in such 20 business day period, such Qualified Holder shall be deemed to have rejected its right to accept the Preemption Offer. If the Basic Amounts subscribed for by all Qualified Holders are less than the total of all of the Basic Amounts available for purchase, then each Qualified Holder who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all of the Basic Amounts available for purchase and the Basic Amounts subscribed for (the “Available Undersubscription Amount”), each Qualified Holder who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Undersubscription Amount subscribed for by such Qualified Holder bears to the total Undersubscription Amounts subscribed for by all Qualified Holders, rounded down to the nearest whole number.

(c)          The Company shall have 120 days from the expiration of the period set forth in Section 6.1(b) above to issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Qualified Holders (the “Refused Securities”), but only to the offerees or purchasers described in the Preemption Offer (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) which are not more favorable, in the aggregate, to the acquiring person or persons or less favorable to the Company than those set forth in the Preemption Offer. Notwithstanding anything contained herein to the contrary, the closing of the purchase of Shares pursuant to a Preemption Offer shall take place no later than 20 business days from the date of receipt of a Notice of Acceptance.

(d)          In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 6.1(c) above), then each Qualified Holder may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the Qualified Holder elected to purchase pursuant to Section 6.1(b) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Qualified Holders pursuant to Section 6.1(b) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Qualified Holder so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Qualified Holders in accordance with Section 6.1(a) above.

(e)          Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Qualified Holders shall acquire from the Company, and the Company shall issue to the Qualified Holders, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 6.1(d) above if the Qualified Holders have so elected, upon the terms and conditions specified in the Preemption Offer. The purchase by the Qualified Holders of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Qualified Holders of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Qualified Holders and their respective counsel.

(f)          Any Offered Securities not acquired by the Qualified Holders or other persons in accordance with Section 6.1(c) above may not be issued, sold or exchanged until they are again offered to the Qualified Holders under the procedures specified in this Agreement.

(g)         The rights of the Qualified Holders under this Section 6 shall not apply to:

(1)         the issuance of any shares of Common Stock, Option or Convertible Securities as a stock dividend to holders of Common Stock, Series A Stock or Series B Stock or upon any subdivision or combination of shares of Common Stock, Series A Stock or Series B Stock;

(2)         shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6 or 4.7 of the Company’s Restated Certificate of Incorporation as in effect on the date hereof;

(3)         shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Company;

(4)         shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(5)         shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Company;

(6)         shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors of the Company;

(7)         shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors of the Company; or

(8)         shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors of the Company.

6.2         Termination. All of the rights and obligations under this Section 6 shall terminate in their entirety on the earliest of (i) a Qualified IPO, or (ii) a Trading Event.

6.3         Transfers of Rights. The rights and obligations of each Major Holder under this Section 6, may be assigned by such Major Holder to (i) any person or entity to which at least 250,000 Shares are transferred by such Major Holder or (ii) any partner, stockholder or affiliate of such Major Holder, and such transferee shall be deemed a “Major Holder” for purposes of this Agreement; provided that, in each case, the transferee provides written notice of such assignment to the Company and agrees in writing to be bound hereby.

7.          Required Sale.

7.1         Genextra Drag-Along Rights.

(a)          If, following the date of this Agreement, (i) any person or entity other than Genextra or any affiliate of Genextra offers a Company Sale; (ii) Genextra chooses to pursue such a Company Sale; (iii) the Company shall have received a fairness opinion from an internationally recognized investment bank with respect to the fairness of the consideration to be paid in such Company Sale and (iv) Genextra provides written notice of such proposed Company Sale and a copy of the fairness opinion to each Stockholder (other than Genextra), then each Stockholder (other than Genextra) and their affiliates shall be obligated to (a) vote all of their Shares in favor of such transaction, to the extent any such vote is required for the consummation of such transaction, (b) sell, transfer or exchange all of their capital stock in the Company in connection with such transaction on the same terms as those consented to by the consenting holders and (c) execute and deliver such instruments related to the conveyance and transfer and take such other action, including executing any purchase agreement, merger agreement, indemnity agreement, escrow agreement or related documents, as may be reasonably required by Genextra in order to carry out the terms and provision of this Section 7.1. If a Stockholder fails to or refuses to vote or sell such Stockholder’s Voting Shares as required by, or votes such Stockholder’s Voting Shares in contravention of this Section 7.1, then such Stockholder hereby grants to Genextra an irrevocable proxy, coupled with an interest, to vote such Voting Shares in accordance with this Section 7.1, and hereby appoints Paolo Fundaro, or such other person as designated by Genextra from time to time, with full power of substitution, such Stockholder’s attorney in fact, to sell such Voting Shares in accordance with the terms of this Section 7.1. At the closing of such transaction, each of the Stockholders shall deliver, against receipt of the consideration payable in such transaction, certificates representing the capital stock of the Company which such Stockholder holds of record or beneficially, with all endorsements necessary for transfer. In the event that any Stockholder fails or refuses to comply with the provisions of this Section 7.1, the Company, the other Stockholders and the purchaser(s) in such transaction, at their option, may elect to proceed with such transaction notwithstanding such failure or refusal and, in such event and upon tender of the specified consideration to any such Stockholder, the rights of any such Stockholder with respect to the Voting Shares of such Stockholder shall cease.

(b)          In the event that Genextra chooses to pursue a Company Sale pursuant to Section 7.1(a) (the “Genextra Sale Election”), Genextra shall first comply with the following procedures. Genextra shall provide the Stockholders other than Genextra with written notice of Genextra Sale Election along with a copy of the fairness opinion obtained pursuant to Section 7.1(a). Within 10 business days after receipt of such notice, the Stockholders other than Genextra (or any subgroup thereof) shall have the right to submit an offer to purchase all, but not less than all, of the Shares held by Genextra. Genextra shall consider any such offer in good faith prior to pursuing the Company Sale pursuant to Section 7.1(a).

(c)          Notwithstanding anything contained herein to the contrary, Genextra shall keep the Board of Directors informed about the progress of negotiations and discussions regarding any potential Company Sale and shall hold a meeting of the full Board of Directors prior to approving the execution of a definitive agreement for a Company Sale pursuant to a Genextra Sale Election.

7.2         Termination. All of the rights and obligations under this Section 7 shall terminate in their entirety on the earliest of (i) closing of an Initial Public Offering, (ii) a Trading Event and (iii) the sale of all or substantially all of the assets or business of the Company, by merger, sale of assets or otherwise.

8.          Additional Transfer Restrictions.

8.1         Requirements for Transfer of Shares.

(a)          Notwithstanding anything to the contrary contained herein, Restricted Shares shall not be sold or transferred unless either (i) they have been registered under the Securities Act or (ii) the Company has been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

(b)          Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by a Stockholder which is a corporation to a wholly owned subsidiary of such corporation, a transfer by a Stockholder which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner, or a transfer by a Stockholder which is a limited liability company to a member of such limited liability company or a retired member who resigns after the date hereof or to the estate of any such member or retired member; provided that the transferee in each case agrees in writing to be subject to the terms of this Agreement to the same extent as if it were the original Stockholder hereunder or (ii) a transfer made in accordance with Rule 144 under the Securities Act.

8.2         Restrictive Legends.

(a)          All certificates representing Shares owned or hereafter acquired by the Stockholders or any transferee of the Stockholders bound by this Agreement shall have affixed thereto a legend substantially in the following form:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS AND VOTING AGREEMENTS AS SET FORTH IN A STOCKHOLDERS AGREEMENT, AS AMENDED FROM TIME TO TIME, BY AND AMONG THE REGISTERED OWNER OF THIS CERTIFICATE, THE ISSUER AND CERTAIN OTHER STOCKHOLDERS OF THE ISSUER, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE SECRETARY OF THE ISSUER.”

(b)          Each certificate representing Restricted Shares shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

9.          General.

(a)          Annual Meeting of Stockholders. An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at ten o'clock a.m. or such other time as is determined by the Board of Directors, on such date (other than a Saturday, Sunday or legal holiday) as is determined by the Board of Directors, which date shall be promptly following the end of the Company’s fiscal year, and at such place as the Board of Directors shall each year fix.

(b)          Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(c)          Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each of the parties hereto shall be entitled to specific performance of the agreements and obligations of the other party hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

(d)          GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(e)          Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Company, at Intercept Pharmaceuticals, Inc., 18 Desbrosses Street, New York, New York 10013, Attention: Chief Executive Officer, or at such other address or addresses as may have been furnished in writing by the Company to Genextra, with a copy to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, New York 10017, Attn: John Cheney.

If to Genextra, at Genextra S.p.A., Via G. De Grassi, 11, 20124 Milano, Italy, Attention: Paolo Fundaro, or at such other address or addresses as may have been furnished to the Company in writing by Genextra, with copies to Clifford Chance Studio Legale Associato, Piazzetta Bossi 3, 20121, Milan, Italy, Attention: Paolo Sersale and Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, Attention: Brian Hoffmann.

If to a Founder, at such Founder’s address set forth on Exhibit A, or at such other address or addresses as may have been furnished to the Company in writing by such Founder.

If to a Prior Investor, at such Prior Investor’s address set forth on Exhibit B, or at such other address or addresses as may have been furnished to the Company in writing by such Prior Investor.

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 9(e).

(f)          Complete Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. The Prior Agreement is hereby amended and restated and superseded in all respects by this Agreement.

(g)          Amendments and Waivers. This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of (i) the Company, (ii) the Founders holding Shares representing a majority of the Shares then held by all of the Founders and (iii) the Holders holding Shares representing a majority of all of the Shares then held by all of the Holders; provided that any amendment, termination or waiver to the terms of Section 2 (or a defined term used therein) that occurs after the closing of the Initial Public Offering shall instead require the written consent of (X) the Company, (Y) the Founders holding Registrable Shares representing a majority of the Registrable Shares then held by all of the Founders and (Z) the Holders holding Registrable Shares representing a majority of all of the Registrable Shares then held by all of the Holders. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any Stockholder without the written consent of such Stockholder unless such amendment, termination or waiver applies to all Stockholders in the same fashion (it being agreed that a waiver of the provisions of Section 5 or Section 6 with respect to a particular transaction shall be deemed to apply to all Stockholders in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Stockholders may nonetheless, by agreement with the Company, purchase securities in such transaction). The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 9(g) shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

(h)          Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(i)          Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

(j)          Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Executed as of the date first written above.

COMPANY:
INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Mark Pruzanski
Mark E. Pruzanski
President and CEO

GENEXTRA:
GENEXTRA S.P.A.

By:	/s/ Lorenzo Tallarigo
Name:	Lorenzo Tallarigo
Title:	Chief Executive Officer

FOUNDERS:

/s/ Mark Pruzanski
Mark E. Pruzanski

[Signature Page to Second Amended and Restated Stockholders Agreement]

Exhibit 4.3

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUED UPON ITS
EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON

TRANSFER SET FORTH IN SECTION 5 OF THIS WARRANT

Warrant No.	Number of Shares:
(subject to adjustment)

Date of Issuance: October 24, 2003

Original Issue Date (as defined in subsection 2(a)): October 24, 2003

INTERCEPT PHARMACEUTICALS, INC.

Common Stock Purchase Warrant ("Class A")

(Void after October 24, 2013)

INTERCEPT PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), for value received, hereby certifies that                               , or its registered assigns (the "Registered Holder"), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time on or after the date of issuance and on or before 5:00 p.m. (New York City time) on October 24, 2013,                                      shares of the Company's common stock, par value $0.001 per share, of the Company ("Common Stock"), at a purchase price of $0.50 per share. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the "Warrant Shares" and the "Purchase Price," respectively.

1.          Exercise.

(a)          Exercise for Cash. The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, by surrendering this Warrant, with (i) the purchase form appended hereto as Exhibit I and (ii) the investment representation letter appended hereto as Exhibit II, each duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise.

(b)          Cashless Exercise.

(i)              The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, on a cashless basis, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, by canceling a portion of this Warrant in payment of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise. In the event of an exercise pursuant to this subsection 1(b), the number of Warrant Shares issued to the Registered Holder shall be determined according to the following formula:

X = Y(A-B)

            A

Where: X =	the number of Warrant Shares that shall be issued to the Registered Holder;

Y =	the number of Warrant Shares for which this Warrant is being exercised (which shall include both the number of Warrant Shares issued to the Registered Holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price);

A =	the Fair Market Value (as defined below) of one share of Common Stock; and

B =	the Purchase Price then in effect.

(ii)            The Fair Market Value per share of Common Stock shall be determined as follows:

(1)         If the Common Stock is listed on a national securities exchange, the Nasdaq National Market or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the average of the high and low reported sale prices per share of Common Stock thereon on the trading day immediately preceding the Exercise Date (provided that if no such price is reported on such day, the Fair Market Value per share of Common Stock shall be determined pursuant to clause (2)).

(2)         If the Common Stock is not listed on a national securities exchange, the Nasdaq National Market or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the amount most recently determined by the Board of Directors of the Company (the "Board") to represent the fair market value per share of the Common Stock; and, upon request of the Registered Holder, the Board (or a representative thereof) shall, as promptly as reasonably practicable but in any event not later than five (5) business days after such request, notify the Registered Holder of the Fair Market Value per share of Common Stock and furnish the Registered Holder with reasonable documentation of the Board's determination of such Fair Market Value. Notwithstanding the foregoing, if the Board has not made such a determination within the three-month period prior to the Exercise Date, then (A) the Board shall make, and shall provide or cause to be provided to the Registered Holder notice of, a determination of the Fair Market Value per share of the Common Stock within ten (10) business days of a request by the Registered Holder that it do so, and (B) the exercise of this Warrant pursuant to this subsection 1(b) shall be delayed until such determination is made and notice thereof is provided to the Registered Holder. If the Registered Holder disagrees with the Board's determination, the Board and the Registered Holder shall each obtain an independent valuation and the Fair Market Value shall be the average of both valuations.

(c)          Exercise Date. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection 1(a) or 1(b) above (the "Exercise Date"). At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(d)          Issuance of Certificates. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within 10 days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct:

(i)          a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which the Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof; and

(ii)         in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of Warrant Shares for which this Warrant was so exercised (which, in the case of an exercise pursuant to subsection 1(b), shall include both the number of Warrant Shares issued to the Registered Holder pursuant to such partial exercise and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price).

2.             Adjustments.

(a)          Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date on which this Warrant was first issued (or, if this Warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, then the date on which such original warrant was first issued) (either such date being referred to as the "Original Issue Date") effect a subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)          Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction:

(1)         the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)         the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(c)          Adjustment in Number of Warrant Shares. When any adjustment is required to be made in the Purchase Price pursuant to subsections 2(a) or 2(b), the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(d)          Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or in cash or other property (other than regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Registered Holder shall receive upon exercise hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Registered Holder would have been entitled to receive had this Warrant been exercised on the date of such event and had the Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 2 with respect to the rights of the Registered Holder.

(e)          Adjustment for Reorganization. If there shall occur any capital reorganization, recapitalization, reclassification, consolidation, merger or other similar change involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections 2(a), 2(b) or 2(d)) (collectively, a "Reorganization"), then, following such Reorganization, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.

(f)          Issuance of Additional Shares of Common Stock.

(1)         If at any time the Company shall issue or sell any shares of Common Stock in exchange for consideration in an amount per share of Common Stock less than the Purchase Price pursuant to a merger, asset acquisition or other business combination involving the Company whereby a third party obtains at least a majority equity interest in, or ownership of all or substantially all of the assets of, the Company, then the Purchase Price shall be adjusted so that it shall equal the price at which the Common Stock was issued or the assets were sold.

(2)         The provisions of paragraph (1) of this Section 2(f) shall not apply to any issuance of shares of Common Stock for which an adjustment is provided under Sections 2(a) - 2(e).

(g)          Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 2, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of the Registered Holder (but in any event not later than 15 days thereafter), furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

3.            Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall pay the value thereof to the Registered Holder in cash on the basis of the Fair Market Value per share of Common Stock, as determined pursuant to subsection l(b)(ii) above.

4.            Investment Representations. The initial Registered Holder represents and warrants to the Company as follows:

(a) Investment. It is acquiring the Warrant, and (if and when it exercises this Warrant) it will acquire the Warrant Shares, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Registered Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

(b)          Accredited Investor. The Registered Holder is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Act").

(c)          Experience. The Registered Holder has made such inquiry concerning the Company and its business and personnel as it has deemed appropriate; and the Registered Holder has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company.

5.             Transfers, etc.

(a)          This Warrant and the Warrant Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Act. Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by a Registered Holder which is an entity to a wholly owned subsidiary of such entity, a transfer by a Registered Holder which is a partnership to a partner of such partnership or a retired partner of such partnership or to the estate of any such partner or retired partner, or a transfer by a Registered Holder which is a limited liability company to a member of such limited liability company or a retired member or to the estate of any such member or retired member, provided that the transferee in each case agrees in writing to be subject to the terms of this Section 5, or (ii) a transfer made in accordance with Rule 144 under the Act.

(b)           Each certificate representing Warrant Shares shall bear a legend substantially in the following form:

"The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such securities are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required."

The foregoing legend shall be removed from the certificates representing any Warrant Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Act.

(c)          Registration Rights.

(1)           When the Company files a registration statement to register its initial public offering ("IPO") of securities under the Act with the Securities and Exchange Commission (the "SEC"), the Company will within 90 days of the IPO file a registration statement to register the shares of Common Stock underlying this Warrant. The Company shall secure the listing of the shares of Common Stock underlying this Warrant upon each national securities exchange or automated quotation system upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain such listing of shares of Common Stock issued under the terms of the Warrant. The Company shall at all times comply in all respects with the Company's reporting, filing and other obligations under the by-laws or rules of the national securities exchange or market on which the Common Stock may then be listed, as applicable.

(2)           The Company will prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until the sale of the securities registered thereunder, and shall comply with the provisions of the Act with respect to the disposition of all securities owned by the Registered Holder that are covered by such registration statement during such period in accordance with the intended methods of disposition by the Registered Holder. The Company at its own expense will furnish to the Registered Holder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as the Registered Holder may request in order to facilitate the disposition of the shares owned by the Registered Holder. The Company, however, shall have no obligation to register any securities that are eligible for sale in accordance with Rule 144(k) under the Act (or any successor provision).

(d)          The Company will maintain a register containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change its address as shown on the warrant register by written notice to the Company requesting such change.

(e)          Subject to the provisions of Section 5 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit III hereto) at the principal office of the Company (or, if another office or agency has been designated by the Company for such purpose, then at such other office or agency).

6.              No Impairment. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder against impairment.

7.             Notices of Record Date, etc.  In the event:

(a)          the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(b)          of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company; or

(c)            of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the Registered Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

8.             Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.

9.             Exchange or Replacement of Warrants.

(a)          Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 5 hereof, issue and deliver to or upon the order of the Registered Holder, at the Company's expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.

(b)          Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

10.         Notices. All notices and other communications from the Company to the Registered Holder in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the address last furnished to the Company in writing by the Registered Holder. All notices and other communications from the Registered Holder to the Company in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the Company at its principal office set forth below. If the Company should at any time change the location of its principal office to a place other than as set forth below, it shall give prompt written notice to the Registered Holder and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice. All such notices and communications shall be deemed delivered (i) two business days after being sent by certified or registered mail, return receipt requested, postage prepaid, or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery.

11.         No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company. Notwithstanding the foregoing, in the event (i) the Company effects a split of the Common Stock by means of a stock dividend and the Purchase Price of and the number of Warrant Shares are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), and (ii) the Registered Holder exercises this Warrant between the record date and the distribution date for such stock dividend, the Registered Holder shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

12.         Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

13.         Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

14.         Governing Law. This Warrant will be governed by and construed in accordance with the laws of the State of New York.

15.         Facsimile Signatures. This Warrant may be executed by facsimile signature.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

EXECUTED as of the Date of Issuance indicated above.

INTERCEPT PHARMACEUTICALS, INC.

By
	Name:	Mark Pruzanski, M.A., M.D.
	Title:	President & Chief Executive Officer

	Address:	Intercept Pharmaceuticals, Inc. 421 Hudson Street, Suite 212 New York, New York 10014

EXHIBIT I

PURCHASE FORM

To: Intercept Pharmaceuticals, Inc.	Dated:

  The undersigned, pursuant to the provisions set forth in the attached Warrant (No.         ), hereby elects to purchase (check applicable box):

☐                    shares of the Common Stock of Intercept Pharmaceuticals, Inc. covered by such Warrant; or

☐           the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in subsection 1(b).

  The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant. Such payment takes the form of (check applicable box or boxes):

☐           $         in lawful money of the United States; and/or

☐           the cancellation of such portion of the attached Warrant as is exercisable for a total of          Warrant Shares (using a Fair Market Value of $        per share for purposes of this calculation); and/or

☐           the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 1(b), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 1(b).

Signature:

Address:

 EXHIBIT II

Investment Representation Letter

Intercept Pharmaceuticals, Inc.

421 Hudson Street, Suite 212

New York, New York 10014

Attn: Chief Executive Officer

Dear Sirs:

In order to induce Intercept Pharmaceuticals, Inc., a Delaware corporation (the "Company"), to issue and sell to me the number of shares of Common Stock of the Company set forth opposite my signature below (the "Warrant Shares") pursuant to a certain Common Stock Purchase Warrant, the undersigned represents, warrants and covenants as follows:

16.         The undersigned is purchasing the Warrant Shares for his or its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act of 1933 (the "Securities Act"), or any rule or regulation under the Securities Act.

17.         The undersigned is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

18.         The undersigned has had such opportunity as he or it has deemed adequate to obtain from representatives of the Company such information as is necessary to permit him or it to evaluate the merits and risks of his or its investment in the Company.

19.         The undersigned has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase.

20.         The undersigned can afford a complete loss of the value of the Warrant Shares and am able to bear the economic risk of holding such Warrant Shares for an indefinite period.

21.         I understand that (i) the Warrant Shares have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act; (ii) the Warrant Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (iii) in any event, the exemption from registration under Rule 144 or otherwise may not be available for at least one year and even then will not be available unless a public market then exists for the Common Stock, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and (iv) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of the Company and the Company has no obligation or current intention to register the Warrant Shares under the Securities Act.

22.         A legend substantially in the following form will be placed on the certificate representing the Warrant Shares:

"The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required."

Very truly yours,

Number of Warrant Shares:
(Signature)

Date:
(Print Name)

EXHIBIT III

ASSIGNMENT FORM

FOR VALUE RECEIVED,                                                                   hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No.                       ) with respect to the number of shares of Common Stock of Intercept Pharmaceuticals, Inc. covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:	Signature:

Signature Guaranteed:

By:

The signature should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Exhibit 4.4

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUED UPON ITS

EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON

          TRANSFER SET FORTH IN SECTION 5 OF THIS WARRANT

Warrant No.	Number of Shares:
(subject to adjustment)
Date of Issuance: October 24, 2003

Original Issue Date (as defined in subsection 2(a)): October 24, 2003

INTERCEPT PHARMACEUTICALS, INC.

Common Stock Purchase Warrant ("Class B")

(Void after October 24, 2013)

INTERCEPT PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), for value received, hereby certifies that              , or its registered assigns (the "Registered Holder"), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time on or after the date of issuance and on or before 5:00 p.m. (New York City time) on October 24, 2013,              shares of the Company's common stock, par value $0.001 per share, of the Company ("Common Stock"), at a purchase price of $1.50 per share. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the "Warrant Shares" and the "Purchase Price," respectively.

1.          Exercise.

(a)          Exercise for Cash. The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, by surrendering this Warrant, with (i) the purchase form appended hereto as Exhibit I and (ii) the investment representation letter appended hereto as Exhibit II, each duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise.

(b)          Cashless Exercise.

(i)          The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, on a cashless basis, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, by canceling a portion of this Warrant in payment of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise. In the event of an exercise pursuant to this subsection 1(b), the number of Warrant Shares issued to the Registered Holder shall be determined according to the following formula:

X = Y(A-B)

             A

Where:	X =	the number of Warrant Shares that shall be issued to the Registered Holder;

Y =	the number of Warrant Shares for which this Warrant is being exercised (which shall include both the number of Warrant Shares issued to the Registered Holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price);

A =	the Fair Market Value (as defined below) of one share of Common Stock; and

B =	the Purchase Price then in effect.

(ii)         The Fair Market Value per share of Common Stock shall be determined as follows:

(1)         If the Common Stock is listed on a national securities exchange, the Nasdaq National Market or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the average of the high and low reported sale prices per share of Common Stock thereon on the trading day immediately preceding the Exercise Date (provided that if no such price is reported on such day, the Fair Market Value per share of Common Stock shall be determined pursuant to clause (2)).

(2)         If the Common Stock is not listed on a national securities exchange, the Nasdaq National Market or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the amount most recently determined by the Board of Directors of the Company (the "Board") to represent the fair market value per share of the Common Stock; and, upon request of the Registered Holder, the Board (or a representative thereof) shall, as promptly as reasonably practicable but in any event not later than five (5) business days after such request, notify the Registered Holder of the Fair Market Value per share of Common Stock and furnish the Registered Holder with reasonable documentation of the Board's determination of such Fair Market Value. Notwithstanding the foregoing, if the Board has not made such a determination within the three-month period prior to the Exercise Date, then (A) the Board shall make, and shall provide or cause to be provided to the Registered Holder notice of, a determination of the Fair Market Value per share of the Common Stock within ten (10) business days of a request by the Registered Holder that it do so, and (B) the exercise of this Warrant pursuant to this subsection 1(b) shall be delayed until such determination is made and notice thereof is provided to the Registered Holder. If the Registered Holder disagrees with the Board's determination, the Board and the Registered Holder shall each obtain an independent valuation and the Fair Market Value shall be the average of both valuations.

(c)          Exercise Date. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection 1(a) or 1(b) above (the "Exercise Date"). At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(d)          Issuance of Certificates. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within 10 days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct:

(i)          a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which the Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof; and

(ii)         in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of Warrant Shares for which this Warrant was so exercised (which, in the case of an exercise pursuant to subsection 1(b), shall include both the number of Warrant Shares issued to the Registered Holder pursuant to such partial exercise and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price).

2.          Adjustments.

(a)          Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date on which this Warrant was first issued (or, if this Warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, then the date on which such original warrant was first issued) (either such date being referred to as the "Original Issue Date") effect a subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)          Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction:

(1)         the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)         the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(c)          Adjustment in Number of Warrant Shares. When any adjustment is required to be made in the Purchase Price pursuant to subsections 2(a) or 2(b), the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(d)          Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or in cash or other property (other than regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Registered Holder shall receive upon exercise hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Registered Holder would have been entitled to receive had this Warrant been exercised on the date of such event and had the Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 2 with respect to the rights of the Registered Holder.

(e)          Adjustment for Reorganization. If there shall occur any capital reorganization, recapitalization, reclassification, consolidation, merger or other similar change involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections 2(a), 2(b) or 2(d)) (collectively, a "Reorganization"), then, following such Reorganization, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.

(f)          Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 2, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of the Registered Holder (but in any event not later than 15 days thereafter), furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

3.          Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall pay the value thereof to the Registered Holder in cash on the basis of the Fair Market Value per share of Common Stock, as determined pursuant to subsection l(b)(ii) above.

4.          Investment Representations. The initial Registered Holder represents and warrants to the Company as follows:

(a)          Investment. It is acquiring the Warrant, and (if and when it exercises this Warrant) it will acquire the Warrant Shares, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Registered Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

(b)          Accredited Investor. The Registered Holder is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Act").

(c)          Experience. The Registered Holder has made such inquiry concerning the Company and its business and personnel as it has deemed appropriate; and the Registered Holder has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company.

5.          Transfers, etc.

(a)          This Warrant and the Warrant Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Act.

Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by a Registered Holder which is an entity to a wholly owned subsidiary of such entity, a transfer by a Registered Holder which is a partnership to a partner of such partnership or a retired partner of such partnership or to the estate of any such partner or retired partner, or a transfer by a Registered Holder which is a limited liability company to a member of such limited liability company or a retired member or to the estate of any such member or retired member, provided that the transferee in each case agrees in writing to be subject to the terms of this Section 5, or (ii) a transfer made in accordance with Rule 144 under the Act.

(b)          Each certificate representing Warrant Shares shall bear a legend substantially in the following form:

"The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such securities are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required."

The foregoing legend shall be removed from the certificates representing any Warrant Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Act.

(c)          Registration Rights.

(1)         When the Company files a registration statement to register its initial public offering ("IPO") of securities under the Act with the Securities and Exchange Commission (the "SEC"), the Company will within 90 days of the IPO file a registration statement to register the shares of Common Stock underlying this Warrant. The Company shall secure the listing of the shares of Common Stock underlying this Warrant upon each national securities exchange or automated quotation system upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain such listing of shares of Common Stock issued under the terms of the Warrant. The Company shall at all times comply in all respects with the Company's reporting, filing and other obligations under the by-laws or rules of the national securities exchange or market on which the Common Stock may then be listed, as applicable.

(2)         The Company will prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until the sale of the securities registered thereunder, and shall comply with the provisions of the Act with respect to the disposition of all securities owned by the Registered Holder that are covered by such registration statement during such period in accordance with the intended methods of disposition by the Registered Holder. The Company at its own expense will furnish to the Registered Holder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as the Registered Holder may request in order to facilitate the disposition of the shares owned by the Registered Holder. The Company, however, shall have no obligation to register any securities that are eligible for sale in accordance with Rule 144(k) under the Act (or any successor provision).

(d)          The Company will maintain a register containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change its address as shown on the warrant register by written notice to the Company requesting such change.

(e)          Subject to the provisions of Section 5 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit III hereto) at the principal office of the Company (or, if another office or agency has been designated by the Company for such purpose, then at such other office or agency).

6.          No Impairment. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder against impairment.

7.          Notices of Record Date, etc. In the event:

(a)          the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(b)          of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company; or

(c)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the Registered Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

8.          Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.

9.          Exchange or Replacement of Warrants.

(a)          Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 5 hereof, issue and deliver to or upon the order of the Registered Holder, at the Company's expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.

(b)          Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

10.         Notices. All notices and other communications from the Company to the Registered Holder in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the address last furnished to the Company in writing by the Registered Holder. All notices and other communications from the Registered Holder to the Company in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the Company at its principal office set forth below. If the Company should at any time change the location of its principal office to a place other than as set forth below, it shall give prompt written notice to the Registered Holder and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice. All such notices and communications shall be deemed delivered (i) two business days after being sent by certified or registered mail, return receipt requested, postage prepaid, or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery.

11.         No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company. Notwithstanding the foregoing, in the event (i) the Company effects a split of the Common Stock by means of a stock dividend and the Purchase Price of and the number of Warrant Shares are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), and (ii) the Registered Holder exercises this Warrant between the record date and the distribution date for such stock dividend, the Registered Holder shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

12.         Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

13.         Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

14.         Governing Law. This Warrant will be governed by and construed in accordance with the laws of the State of New York.

15.         Facsimile Signatures. This Warrant may be executed by facsimile signature.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

EXECUTED as of the Date of Issuance indicated above.

INTERCEPT PHARMACEUTICALS, INC.

By
	Name:	Mark Pruzanski, M.A., M.D.
	Title:	President & Chief Executive Officer

	Address:	Intercept Pharmaceuticals, Inc.
421 Hudson Street, Suite 212
New York, New York 10014

EXHIBIT I

PURCHASE FORM

To: Intercept Pharmaceuticals, Inc.	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant (No.           ), hereby elects to purchase (check applicable box):

☐                      shares of the Common Stock of Intercept Pharmaceuticals, Inc. covered by such Warrant; or

☐           the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in subsection 1(b).

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant. Such payment takes the form of (check applicable box or boxes):

☐	$ in lawful money of the United States; and/or

☐	the cancellation of such portion of the attached Warrant as is exercisable for a total of Warrant Shares (using a Fair Market Value of $ per share for purposes of this calculation); and/or

☐	the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 1(b), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 1(b).

Signature:

Address:

EXHIBIT II

Investment Representation Letter

Intercept Pharmaceuticals, Inc.

421 Hudson Street, Suite 212

New York, New York 10014

Attn: Chief Executive Officer

Dear Sirs:

In order to induce Intercept Pharmaceuticals, Inc., a Delaware corporation (the "Company"), to issue and sell to me the number of shares of Common Stock of the Company set forth opposite my signature below (the "Warrant Shares") pursuant to a certain Common Stock Purchase Warrant, the undersigned represents, warrants and covenants as follows:

16.         The undersigned is purchasing the Warrant Shares for his or its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act of 1933 (the "Securities Act"), or any rule or regulation under the Securities Act.

17.         The undersigned is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

18.         The undersigned has had such opportunity as he or it has deemed adequate to obtain from representatives of the Company such information as is necessary to permit him or it to evaluate the merits and risks of his or its investment in the Company.

19.         The undersigned has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase.

20.         The undersigned can afford a complete loss of the value of the Warrant Shares and am able to bear the economic risk of holding such Warrant Shares for an indefinite period.

21.         I understand that (i) the Warrant Shares have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act; (ii) the Warrant Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (iii) in any event, the exemption from registration under Rule 144 or otherwise may not be available for at least one year and even then will not be available unless a public market then exists for the Common Stock, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and (iv) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of the Company and the Company has no obligation or current intention to register the Warrant Shares under the Securities Act.

22.         A legend substantially in the following form will be placed on the certificate representing the Warrant Shares:

"The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required."

Very truly yours,

Number of Warrant Shares:
(Signature)

Date:	(Print Name)

EXHIBIT III

ASSIGNMENT FORM

FOR VALUE RECEIVED,                                                                 hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No.          ) with respect to the number of shares of Common Stock of Intercept Pharmaceuticals, Inc. covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:	Signature:.

Signature Guaranteed:

By:

The signature should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Exhibit 4.5

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUED UPON ITS

EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON

TRANSFER SET FORTH IN SECTION 5 OF THIS WARRANT

Warrant No.	Number of Shares:
(subject to adjustment)
Date of Issuance: August 16, 2004

Original Issue Date (as defined in subsection 2(a)): May 4,2004

INTERCEPT PHARMACEUTICALS, INC.

Common Stock Purchase Warrant ("Class A")

(Void after October 27, 2013)

INTERCEPT PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), for value received, hereby certifies that              , or his registered assigns (the "Registered Holder"), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time on or after the date of issuance and on or before 5:00 p.m. (New York City time) of October 27, 2013,              shares of the Company's common stock, par value $0.001 per share, of the Company ("Common Stock"), at a purchase price of $0.50 per share. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the "Warrant Shares" and the "Purchase Price," respectively.

1.	Exercise.

(a)           Exercise for Cash. The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf  of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise.

(b)	Cashless Exercise.

(i)             The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, on a cashless basis, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, by canceling a portion of this Warrant in payment of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise. In the event of an exercise pursuant to this subsection 1(b), the number of Warrant Shares issued to the Registered Holder shall be determined according to the following formula:

X = Y(A-B)

A

Where: X	= the number of Warrant Shares that shall be issued to the Registered Holder;

Y =	the number of Warrant Shares for which this Warrant is being exercised (which shall include both the number of Warrant Shares issued to the Registered Holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price);

A =	the Fair Market Value (as defined below) of one share of Common Stock; and

B =	the Purchase Price then in effect.

(ii)        The Fair Market Value per share of Common Stock shall be determined as follows:

 (1)              If the Common Stock is listed on a national securities exchange, the Nasdaq National Market or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the average of the high and low reported sale prices per share of Common Stock thereon on the trading day immediately preceding the Exercise Date (provided that if no such price is reported on such day, the Fair Market Value per share of Common Stock shall be determined pursuant to clause (2)).

 (2)             If the Common Stock is not listed on a national securities exchange, the Nasdaq National Market or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the amount most recently determined by the Board of Directors of the Company (the "Board") to represent the fair market value per share of the Common Stock; and, upon request of the Registered Holder, the Board (or a representative thereof) shall, as promptly as reasonably practicable but in any event not later than five (5) business days after such request, notify the Registered Holder of the Fair Market Value per share of Common Stock and furnish the Registered Holder with reasonable documentation of the Board's determination of such Fair Market Value. Notwithstanding the foregoing, if the Board has not made such a determination within the three-month period prior to the Exercise Date, then (A) the Board shall make, and shall provide or cause to be provided to the Registered Holder notice of, a determination of the Fair Market Value per share of the Common Stock within ten (10) business days of a request by the Registered Holder that it do so, and (B) the exercise of this Warrant pursuant to this subsection 1(b) shall be delayed until such determination is made and notice thereof is provided to the Registered Holder. If the Registered Holder disagrees with the Board's determination, the Board and the Registered Holder shall each obtain an independent valuation and the Fair Market Value shall be the average of both valuations.

(c)             Exercise Date. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection 1(a) or 1(b) above (the “Exercise Date”). At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(d)             Issuance of Certificates. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within 10 days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct:

  (i)             a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which the Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof; and

  (ii)             in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of Warrant Shares for which this Warrant was so exercised (which, in the case of an exercise pursuant to subsection 1(b), shall include both the number of Warrant Shares issued to the Registered Holder pursuant to such partial exercise and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price).

2.	Adjustments.

(a)             Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date on which this Warrant was first issued (or, if this Warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, then the date on which such original warrant was first issued) (either such date being referred to as the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)             Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction:

(1)             the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)             the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(c)             Adjustment in Number of Warrant Shares. When any adjustment is required to be made in the Purchase Price pursuant to subsections 2(a) or 2(b), the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(d)             Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or in cash or other property (other than regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Registered Holder shall receive upon exercise hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Registered Holder would have been entitled to receive had this Warrant been exercised on the date of such event and had the Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 2 with respect to the rights of the Registered Holder.

(e)             Adjustment for Reorganization. If there shall occur any capital reorganization, recapitalization, reclassification, consolidation, merger or other similar change involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections 2(a), 2(b) or 2(d)) (collectively, a “Reorganization”), then, following such Reorganization, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.

(f)             Issuance of Additional Shares of Common Stock.

(1)              If at any time the Company shall issue or sell any shares of Common Stock in exchange for consideration in an amount per share of Common Stock less than the Purchase Price pursuant to a merger, asset acquisition or other business combination involving the Company whereby a third party obtains at least a majority equity interest in, or ownership of all or substantially all of the assets of, the Company, then the Purchase Price shall be adjusted so that it shall equal the price at which the Common Stock was issued or the assets were sold.

(2)             The provisions of paragraph (1) of this Section 2(f) shall not apply to any issuance of shares of Common Stock for which an adjustment is provided under Sections 2(a) - 2(e).

(g)             Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 2, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of the Registered Holder (but in any event not later than 15 days thereafter), furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

3.              Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall pay the value thereof to the Registered Holder in cash on the basis of the Fair Market Value per share of Common Stock, as determined pursuant to subsection l (b)(ii) above.

4.             Investment Representations. The initial Registered Holder represents and warrants to the Company as follows:

 (a)             Investment. It is acquiring the Warrant, and (if and when it exercises this Warrant) it will acquire the Warrant Shares, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Registered Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

 (b)           Accredited Investor. The Registered Holder is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Act”).

 (c)           Experience. The Registered Holder has made such inquiry concerning the Company and its business and personnel as it has deemed appropriate; and the Registered Holder has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company.

5.	Transfers, etc.

 (a)            This Warrant and the Warrant Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Act. Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by a Registered Holder which is an entity to a wholly owned subsidiary of such entity, a transfer by a Registered Holder which is a partnership to a partner of such partnership or a retired partner of such partnership or to the estate of any such partner or retired partner, or a transfer by a Registered Holder which is a limited liability company to a member of such limited liability company or a retired member or to the estate of any such member or retired member, provided that the transferee in each case agrees in writing to be subject to the terms of this Section 5, or (ii) a transfer made in accordance with Rule 144 under the Act.

 (b)           Each certificate representing Warrant Shares shall bear a legend substantially in the following form:

 “The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred,   pledged or hypothecated unless and until such securities are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.”

The foregoing legend shall be removed from the certificates representing any Warrant Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Act.

(c)          Registration Rights.

(1)             When the Company files a registration statement to register its initial public offering (“IPO”) of securities under the Act with the Securities and Exchange Commission (the “SEC”), the Company will within 90 days of the IPO file a registration statement to register the shares of Common Stock underlying this Warrant. The Company shall secure the listing of the shares of Common Stock underlying this Warrant upon each national securities exchange or automated quotation system upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain such listing of shares of Common Stock issued under the terms of the Warrant. The Company shall at all times comply in all respects with the Company's reporting, filing and other obligations under the by-laws or rules of the national securities exchange or market on which the Common Stock may then be listed, as applicable.

(2)             The Company will prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until the sale of the securities registered thereunder, and shall comply with the provisions of the Act with respect to the disposition of all securities owned by the Registered Holder that are covered by such registration statement during such period in accordance with the intended methods of disposition by the Registered Holder. The Company at its own expense will furnish to the Registered Holder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as the Registered Holder may request in order to facilitate the disposition of the shares owned by the Registered Holder. The Company, however, shall have no obligation to register any securities that are eligible for sale in accordance with Rule 144(k) under the Act (or any successor provision).

(d)           The Company will maintain a register containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change its address as shown on the warrant register by written notice to the Company requesting such change.

(e)           Subject to the provisions of Section 5 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit II hereto) at the principal office of the Company (or, if another office or agency has been designated by the Company for such purpose, then at such other office or agency).

6.            No Impairment. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder against impairment.

7.           Notices of Record Date, etc. In the event:

(a)            the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(b)           of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company; or

(c)              of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the Registered Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

8.           Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.

9.	Exchange or Replacement of Warrants.

(a)              Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 5 hereof, issue and deliver to or upon the order of the Registered Holder, at the Company's expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.

(b)              Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

10.        Notices. All notices and other communications from the Company to the Registered Holder in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the address last furnished to the Company in writing by the Registered Holder. All notices and other communications from the Registered Holder to the Company in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the Company at its principal office set forth below. If the Company should at any time change the location of its principal office to a place other than as set forth below, it shall give prompt written notice to the Registered Holder and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice. All such notices and communications shall be deemed delivered (i) two business days after being sent by certified or registered mail, return receipt requested, postage prepaid, or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery.

11.             No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company. Notwithstanding the foregoing, in the event (i) the Company effects a split of the Common Stock by means of a stock dividend and the Purchase Price of and the number of Warrant Shares are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), and (ii) the Registered Holder exercises this Warrant between the record date and the distribution date for such stock dividend, the Registered Holder shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

12.             Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

13.              Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

14.             Governing Law. This Warrant will be governed by and construed in accordance with the laws of the State of New York.

15.             Facsimile Signatures. This Warrant may be executed by facsimile signature.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

EXECUTED as of the Date of Issuance indicated above.

INTERCEPT PHARMACEUTICALS, INC.

By
	Name:	Mark Pruzanski, M.A., M.D.
	Title:	President & Chief Executive Officer

	Address:	Intercept Pharmaceuticals, Inc.
421 Hudson Street, Suite 212
New York, New York 10014

EXHIBIT I

PURCHASE FORM

To: Intercept Pharmaceuticals, Inc.	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant (No. ___ ), hereby elects to purchase (check applicable box):

☐	______________ shares of the Common Stock of Intercept Pharmaceuticals, Inc. covered by such Warrant; or

☐	the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in subsection 1(b).

 The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant. Such payment takes the form of (check applicable box or boxes):

☐	$_________ in lawful money of the United States; and/or

☐	the cancellation of such portion of the attached Warrant as is exercisable for a total of _________________ Warrant Shares (using a Fair Market Value of $ ___________ per share for purposes of this calculation); and/or

☐	the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 1(b), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 1(b).

Signature:

Address:

I-1

EXHIBIT II

ASSIGNMENT FORM

FOR VALUE RECEIVED, ______________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No.________ ) with respect to the number of shares of Common Stock of Intercept Pharmaceuticals, Inc. covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:	Signature:

Signature Guaranteed:

By:

The signature should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

II-1

Exhibit 4.6

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUED UPON ITS
EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON
TRANSFER SET FORTH IN SECTION 5 OF THIS WARRANT

Warrant No.	Number of Shares:
(subject to adjustment)

Date of Issuance: May 4, 2004

Original Issue Date (as defined in subsection 2(a)): May 4, 2004

INTERCEPT PHARMACEUTICALS, INC.

Common Stock Purchase Warrant (“Class A”)

(Void after May 4, 2014)

INTERCEPT PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), for value received, hereby certifies that              , or his registered assigns (the “Registered Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time on or after the date of issuance and on or before 5:00 p.m. (New York City time) on May 4, 2014,              shares of the Company's common stock, par value $0.001 per share, of the Company (“Common Stock”), at a purchase price of $0.50 per share. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares” and the “Purchase Price,” respectively.

1.           Exercise.

(a)          Exercise for Cash. The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, by surrendering this Warrant with (i) the purchase form appended hereto as Exhibit I and (ii) the investment representation letter appended hereto as Exhibit II, each duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise.

b)           Cashless Exercise.

(i)          The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, on a cashless basis, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, by canceling a portion of this Warrant in payment of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise. In the event of an exercise pursuant to this subsection 1(b), the number of Warrant Shares issued to the Registered Holder shall be determined according to the following formula:

X=Y(A-B)

                        A

Where: X =	the number of Warrant Shares that shall be issued to the Registered Holder;

Y =	the number of Warrant Shares for which this Warrant is being exercised (which shall include both the number of Warrant Shares issued to the Registered Holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price);

A =	the Fair Market Value (as defined below) of one share of Common Stock; and

B =	the Purchase Price then in effect.

(ii)        The Fair Market Value per share of Common Stock shall be determined as follows:

(1)         If the Common Stock is listed on a national securities exchange, the Nasdaq National Market or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the average of the high and low reported sale prices per share of Common Stock thereon on the trading day immediately preceding the Exercise Date (provided that if no such price is reported on such day, the Fair Market Value per share of Common Stock shall be determined pursuant to clause (2)).

(2)          If the Common Stock is not listed on a national securities exchange, the Nasdaq National Market or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the amount most recently determined by the Board of Directors of the Company (the “Board”) to represent the fair market value per share of the Common Stock; and, upon request of the Registered Holder, the Board (or a representative thereof) shall, as promptly as reasonably practicable but in any event not later than five (5) business days after such request, notify the Registered Holder of the Fair Market Value per share of Common Stock and furnish the Registered Holder with reasonable documentation of the Board's determination of such Fair Market Value. Notwithstanding the foregoing, if the Board has not made such a determination within the three-month period prior to the Exercise Date, then (A) the Board shall make, and shall provide or cause to be provided to the Registered Holder notice of, a determination of the Fair Market Value per share of the Common Stock within ten (10) business days of a request by the Registered Holder that it do so, and (B) the exercise of this Warrant pursuant to this subsection 1(b) shall be delayed until such determination is made and notice thereof is provided to the Registered Holder. If the Registered Holder disagrees with the Board's determination, the Board and the Registered Holder shall each obtain an independent valuation and the Fair Market Value shall be the average of both valuations.

(c)          Exercise Date. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection 1(a) or 1(b) above (the “Exercise Date”). At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(d)          Issuance of Certificates. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within 10 days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct:

(i)          a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which the Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof; and

(ii)         in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or feces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of Warrant Shares for which this Warrant was so exercised (which, in the case of an exercise pursuant to subsection 1(b), shall include both the number of Warrant Shares issued to the Registered Holder pursuant to such partial exercise and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price).

2.           Adjustments.

(a)          Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date on which this Warrant was first issued (or, if this Warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, then the date on which such original warrant was first issued) (either such date being referred to as the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)          Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction:

(1)          the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)          the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(c)          Adjustment in Number of Warrant Shares. When any adjustment is required to be made in the Purchase Price pursuant to subsections 2(a) or 2(b), the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(d)          Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or in cash or other property (other than regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Registered Holder shall receive upon exercise hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Registered Holder would have been entitled to receive had this Warrant been exercised on the date of such event and had the Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 2 with respect to the rights of the Registered Holder.

(e)          Adjustment for Reorganization. If there shall occur any capital reorganization, recapitalization, reclassification, consolidation, merger or other similar change involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections 2(a), 2(b) or 2(d)) (collectively, a “Reorganization”), then, following such Reorganization, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.

(f)          Issuance of Additional Shares of Common Stock.

(1)          If at any time the Company shall issue or sell any shares of Common Stock in exchange for consideration in an amount per share of Common Stock less than the Purchase Price pursuant to a merger, asset acquisition or other business combination involving the Company whereby a third party obtains at least a majority equity interest in, or ownership of all or substantially all of the assets of, the Company, then the Purchase Price shall be adjusted so that it shall equal the price at which the Common Stock was issued or the assets were sold.

(2)          The provisions of paragraph (1) of this Section 2(f) shall not apply to any issuance of shares of Common Stock for which an adjustment is provided under Sections 2(a) - 2(e).

(g)          Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 2, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of the Registered Holder (but in any event not later than 15 days thereafter), furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

3.          Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall pay the value thereof to the Registered Holder in cash on the basis of the Fair Market Value per share of Common Stock, as determined pursuant to subsection l(b)(ii) above.

4.          Investment Representations. The initial Registered Holder represents and warrants to the Company as follows:

(a)          Investment. It is acquiring the Warrant, and (if and when it exercises this Warrant) it will acquire the Warrant Shares, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Registered Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

(b)          Accredited Investor. The Registered Holder is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Act”).

(c)          Experience. The Registered Holder has made such inquiry concerning the Company and its business and personnel as it has deemed appropriate; and the Registered Holder has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company.

5.           Transfers, etc.

(a)          This Warrant and the Warrant Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Act. Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by a Registered Holder which is an entity to a wholly owned subsidiary of such entity, a transfer by a Registered Holder which is a partnership to a partner of such partnership or a retired partner of such partnership or to the estate of any such partner or retired partner, or a transfer by a Registered Holder which is a limited liability company to a member of such limited liability company or a retired member or to the estate of any such member or retired member, provided that the transferee in each case agrees in writing to be subject to the terms of this Section 5, or (ii) a transfer made in accordance with Rule 144 under the Act.

(b)          Each certificate representing Warrant Shares shall bear a legend substantially in the following form:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such securities are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.”

The foregoing legend shall be removed from the certificates representing any Warrant Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Act.

(c)          Registration Rights.

(1)          When the Company files a registration statement to register its initial public offering (“IPO”) of securities under the Act with the Securities and Exchange Commission (the “SEC”), the Company will within 90 days of the IPO file a registration statement to register the shares of Common Stock underlying this Warrant. The Company shall secure the listing of the shares of Common Stock underlying this Warrant upon each national securities exchange or automated quotation system upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain such listing of shares of Common Stock issued under the terms of the Warrant. The Company shall at all times comply in all respects with the Company's reporting, filing and other obligations under the by-laws or rules of the national securities exchange or market on which the Common Stock may then be listed, as applicable.

(2)          The Company will prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until the sale of the securities registered thereunder, and shall comply with the provisions of the Act with respect to the disposition of all securities owned by the Registered Holder that are covered by such registration statement during such period in accordance with the intended methods of disposition by the Registered Holder. The Company at its own expense will furnish to the Registered Holder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as the Registered Holder may request in order to facilitate the disposition of the shares owned by the Registered Holder. The Company, however, shall have no obligation to register any securities that are eligible for sale in accordance with Rule 144(k) under the Act (or any successor provision).

(d)          The Company will maintain a register containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change its address as shown on the warrant register by written notice to the Company requesting such change.

(e)          Subject to the provisions of Section 5 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit III hereto) at the principal office of the Company (or, if another office or agency has been designated by the Company for such purpose, then at such other office or agency).

6.          No Impairment. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder against impairment.

7.          Notices of Record Date, etc. In the event:

(a)          the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(b)          of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company; or

(c)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the Registered Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

8.          Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.

9.          Exchange or Replacement of Warrants.

(a)          Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 5 hereof, issue and deliver to or upon the order of the Registered Holder, at the Company's expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.

(b)          Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

10.         Notices. All notices and other communications from the Company to the Registered Holder in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the address last furnished to the Company in writing by the Registered Holder. All notices and other communications from the Registered Holder to the Company in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the Company at its principal office set forth below. If the Company should at any time change the location of its principal office to a place other than as set forth below, it shall give prompt written notice to the Registered Holder and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice. All such notices and communications shall be deemed delivered (i) two business days after being sent by certified or registered mail, return receipt requested, postage prepaid, or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery.

11.         No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company. Notwithstanding the foregoing, in the event (i) the Company effects a split of the Common Stock by means of a stock dividend and the Purchase Price of and the number of Warrant Shares are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), and (ii) the Registered Holder exercises this Warrant between the record date and the distribution date for such stock dividend, the Registered Holder shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

12.         Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

13.         Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

14.         Governing Law. This Warrant will be governed by and construed in accordance with the laws of the State of New York.

15.         Facsimile Signatures. This Warrant may be executed by facsimile signature.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

EXECUTED as of the Date of Issuance indicated above.

INTERCEPT PHARMACEUTICALS, INC.

By
Name:	Mark Pruzaski, M.A., M.D.
Title:	President & Chief Executive Officer

Address:	Intercept Pharmaceuticals, Inc. 421 Hudson Street, Suite 212 New York, New York 10014

EXHIBIT I

PURCHASE FORM

To: Intercept Pharmaceuticals, Inc.	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant (No.           ), hereby elects to purchase (check applicable box):

☐                   shares of the Common Stock of Intercept Pharmaceuticals, Inc. covered by such Warrant; or

☐         the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in subsection 1(b).

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant. Such payment takes the form of (check applicable box or boxes):

☐	$ in lawful money of the United States; and/or

☐	the cancellation of such portion of the attached Warrant as is exercisable for a total of Warrant Shares (using a Fair Market Value of $ per share for purposes of this calculation); and/or

☐	the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 1(b), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 1(b).

Signature:

Address:

EXHIBIT II

Investment Representation Letter

Intercept Pharmaceuticals, Inc.

421 Hudson Street, Suite 212

New York, New York 10014

Attn: Chief Executive Officer

Dear Sirs:

In order to induce Intercept Pharmaceuticals, Inc., a Delaware corporation (the “Company”), to issue and sell to me the number of shares of Common Stock of the Company set forth opposite my signature below (the “Warrant Shares”) pursuant to a certain Common Stock Purchase Warrant, the undersigned represents, warrants and covenants as follows:

16.         The undersigned is purchasing the Warrant Shares for his or its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act of 1933 (the “Securities Act”), or any rule or regulation under the Securities Act.

17.         The undersigned is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

18.         The undersigned has had such opportunity as he or it has deemed adequate to obtain from representatives of the Company such information as is necessary to permit him or it to evaluate the merits and risks of his or its investment in the Company.

19.         The undersigned has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase.

20.         The undersigned can afford a complete loss of the value of the Warrant Shares and am able to bear the economic risk of holding such Warrant Shares for an indefinite period.

21.         I understand that (i) the Warrant Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act; (ii) the Warrant Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (iii) in any event, the exemption from registration under Rule 144 or otherwise may not be available for at least one year and even then will not be available unless a public market then exists for the Common Stock, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and (iv) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of the Company and the Company has no obligation or current intention to register the Warrant Shares under the Securities Act.

22.         A legend substantially in the following form will be placed on the certificate representing the Warrant Shares:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”

Very truly yours,

Number of Warrant Shares:
(Signature)

Date:
(Print Name)

EXHIBIT III

ASSIGNMENT FORM

FOR VALUE RECEIVED,                                                                                   hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No.        ) with respect to the number of shares of Common Stock of Intercept Pharmaceuticals, Inc. covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:	Signature:

Signature Guaranteed:

By:

The signature should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Exhibit 4.7

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUED UPON ITS

EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON

            TRANSFER SET FORTH IN SECTION 5 OF THIS WARRANT

Warrant No.	Number of Shares:
(subject to adjustment)

Date of Issuance: May 4, 2004

Original Issue Date (as defined in subsection 2(a)): May 4, 2004

INTERCEPT PHARMACEUTICALS, INC.

Common Stock Purchase Warrant ("Class B")

(Void after October 27, 2013)

INTERCEPT PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), for value received, hereby certifies that              , or its registered assigns (the "Registered Holder"), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time on or after the date of issuance and on or before 5:00 p.m. (New York City time) on October 27, 2013,               shares of the Company's common stock, par value $0.001 per share, of the Company ("Common Stock"), at a purchase price of $1.50 per share. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the "Warrant Shares" and the "Purchase Price," respectively.

1.            Exercise.

(a)            Exercise for Cash. The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise.

(b)            Cashless Exercise.

 (i)          The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, on a cashless basis, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, by canceling a portion of this Warrant in payment of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise. In the event of an exercise pursuant to this subsection 1(b), the number of Warrant Shares issued to the Registered Holder shall be determined according to the following formula:

X = Y(A-B) A

Where:	X =	the number of Warrant Shares that shall be issued to the Registered Holder;

	Y =	the number of Warrant Shares for which this Warrant is being exercised (which shall include both the number of Warrant Shares issued to the Registered Holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price);

	A =	the Fair Market Value (as defined below) of one share of Common Stock; and

	B =	the Purchase Price then in effect.

(ii)           The Fair Market Value per share of Common Stock shall be determined as follows:

(1)              If the Common Stock is listed on a national securities exchange, the Nasdaq National Market or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the average of the high and low reported sale prices per share of Common Stock thereon on the trading day immediately preceding the Exercise Date (provided that if no such price is reported on such day, the Fair Market Value per share of Common Stock shall be determined pursuant to clause (2)).

(2)              If the Common Stock is not listed on a national securities exchange, the Nasdaq National Market or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the amount most recently determined by the Board of Directors of the Company (the "Board") to represent the fair market value per share of the Common Stock; and, upon request of the Registered Holder, the Board (or a representative thereof) shall, as promptly as reasonably practicable but in any event not later than five (5) business days after such request, notify the Registered Holder of the Fair Market Value per share of Common Stock and furnish the Registered Holder with reasonable documentation of the Board's determination of such Fair Market Value. Notwithstanding the foregoing, if the Board has not made such a determination within the three-month period prior to the Exercise Date, then (A) the Board shall make, and shall provide or cause to be provided to the Registered Holder notice of, a determination of the Fair Market Value per share of the Common Stock within ten (10) business days of a request by the Registered Holder that it do so, and (B) the exercise of this Warrant pursuant to this subsection 1(b) shall be delayed until such determination is made and notice thereof is provided to the Registered Holder. If the Registered Holder disagrees with the Board's determination, the Board and the Registered Holder shall each obtain an independent valuation and the Fair Market Value shall be the average of both valuations.

(c)           Exercise Date. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection 1(a) or 1(b) above (the "Exercise Date"). At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(d)           Issuance of Certificates. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within 10 days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct:

(i)            a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which the Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof; and

(ii)           in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of Warrant Shares for which this Warrant was so exercised (which, in the case of an exercise pursuant to subsection 1(b), shall include both the number of Warrant Shares issued to the Registered Holder pursuant to such partial exercise and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price).

2.            Adjustments.

(a)            Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date on which this Warrant was first issued (or, if this Warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, then the date on which such original warrant was first issued) (either such date being referred to as the "Original Issue Date") effect a subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)            Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction:

(1)              the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)              the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(c)            Adjustment in Number of Warrant Shares. When any adjustment is required to be made in the Purchase Price pursuant to subsections 2(a) or 2(b), the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(d)            Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or in cash or other property (other than regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Registered Holder shall receive upon exercise hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Registered Holder would have been entitled to receive had this Warrant been exercised on the date of such event and had the Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 2 with respect to the rights of the Registered Holder.

(e)            Adjustment for Reorganization. If there shall occur any capital reorganization, recapitalization, reclassification, consolidation, merger or other similar change involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections 2(a), 2(b) or 2(d)) (collectively, a "Reorganization"), then, following such Reorganization, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.

(f)            Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 2, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of the Registered Holder (but in any event not later than 15 days thereafter), furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

3.            Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall pay the value thereof to the Registered Holder in cash on the basis of the Fair Market Value per share of Common Stock, as determined pursuant to subsection l(b)(ii) above.

4.            Investment Representations. The initial Registered Holder represents and warrants to the Company as follows:

(a)            Investment. It is acquiring the Warrant, and (if and when it exercises this Warrant) it will acquire the Warrant Shares, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Registered Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

(b)            Accredited Investor. The Registered Holder is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Act").

(c)            Experience. The Registered Holder has made such inquiry concerning the Company and its business and personnel as it has deemed appropriate; and the Registered Holder has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company.

5.            Transfers, etc.

(a)            This Warrant and the Warrant Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Act. Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by a Registered Holder which is an entity to a wholly owned subsidiary of such entity, a transfer by a Registered Holder which is a partnership to a partner of such partnership or a retired partner of such partnership or to the estate of any such partner or retired partner, or a transfer by a Registered Holder which is a limited liability company to a member of such limited liability company or a retired member or to the estate of any such member or retired member, provided that the transferee in each case agrees in writing to be subject to the terms of this Section 5, or (ii) a transfer made in accordance with Rule 144 under the Act.

(b)           Each certificate representing Warrant Shares shall bear a legend substantially in the following form:

"The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such securities are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required."

The foregoing legend shall be removed from the certificates representing any Warrant Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Act.

(c)            Registration Rights.

(1)              When the Company files a registration statement to register its initial public offering ("IPO") of securities under the Act with the Securities and Exchange Commission (the "SEC"), the Company will within 90 days of the IPO file a registration statement to register the shares of Common Stock underlying this Warrant. The Company shall secure the listing of the shares of Common Stock underlying this Warrant upon each national securities exchange or automated quotation system upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain such listing of shares of Common Stock issued under the terms of the Warrant. The Company shall at all times comply in all respects with the Company's reporting, filing and other obligations under the by-laws or rules of the national securities exchange or market on which the Common Stock may then be listed, as applicable.

(2)              The Company will prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until the sale of the securities registered thereunder, and shall comply with the provisions of the Act with respect to the disposition of all securities owned by the Registered Holder that are covered by such registration statement during such period in accordance with the intended methods of disposition by the Registered Holder. The Company at its own expense will furnish to the Registered Holder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as the Registered Holder may request in order to facilitate the disposition of the shares owned by the Registered Holder. The Company, however, shall have no obligation to register any securities that are eligible for sale in accordance with Rule 144(k) under the Act (or any successor provision).

(d)            The Company will maintain a register containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change its address as shown on the warrant register by written notice to the Company requesting such change.

(e)            Subject to the provisions of Section 5 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit II hereto) at the principal office of the Company (or, if another office or agency has been designated by the Company for such purpose, then at such other office or agency).

6.            No Impairment. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder against impairment.

7.            Notices of Record Date, etc. In the event:

(a)            the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(b)           of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company; or

(c)           of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the Registered Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

8.            Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.

9.            Exchange or Replacement of Warrants.

(a)            Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 5 hereof, issue and deliver to or upon the order of the Registered Holder, at the Company's expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.

(b)            Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

10.          Notices. All notices and other communications from the Company to the Registered Holder in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the address last furnished to the Company in writing by the Registered Holder. All notices and other communications from the Registered Holder to the Company in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the Company at its principal office set forth below. If the Company should at any time change the location of its principal office to a place other than as set forth below, it shall give prompt written notice to the Registered Holder and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice. All such notices and communications shall be deemed delivered (i) two business days after being sent by certified or registered mail, return receipt requested, postage prepaid, or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery.

11.          No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company. Notwithstanding the foregoing, in the event (i) the Company effects a split of the Common Stock by means of a stock dividend and the Purchase Price of and the number of Warrant Shares are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), and (ii) the Registered Holder exercises this Warrant between the record date and the distribution date for such stock dividend, the Registered Holder shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

12.          Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

13.          Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

14.          Governing Law. This Warrant will be governed by and construed in accordance with the laws of the State of New York.

15.         Facsimile Signatures. This Warrant may be executed by facsimile signature.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

EXECUTED as of the Date of Issuance indicated above.

Intercept Pharmaceuticals, Inc.

By
	Name:	Mark Pruzanski, M.A., M.D.
	Title:	President & Chief Executive Officer

	Address:	Intercept Pharmaceuticals, Inc
421 Hudson Street, Suite 212
New York, New York 10014

EXHIBIT I

PURCHASE FORM

To: Intercept Pharmaceuticals, Inc.	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant (No._____ ), hereby elects to purchase (check applicable box):

☐	_______shares of the Common Stock of Intercept Pharmaceuticals, Inc. covered by such Warrant; or

☐   the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in subsection 1(b).

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant. Such payment takes the form of (check applicable box or boxes):

☐	$ in lawful money of the United States; and/or

☐	the cancellation of such portion of the attached Warrant as is exercisable for a total of ______Warrant Shares (using a Fair Market Value of $ per share for purposes of this calculation); and/or

☐	the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 1(b), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 1(b).

Signature:

Address:

I-1

EXHIBIT II

ASSIGNMENT FORM

FOR VALUE RECEIVED,                                                                                                       hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No.           ) with respect to the number of shares of Common Stock of Intercept Pharmaceuticals, Inc. covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:	Signature:

Signature Guaranteed:

By:

The signature should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

II-1

Exhibit 4.8

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUED UPON ITS EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN SECTION 5 OF THIS WARRANT AND TO CERTAIN TRANSFER RESTRICTIONS AND VOTING AGREEMENTS AS SET FORTH IN A STOCKHOLDERS AGREEMENT, AS AMENDED FROM TIME TO TIME, BY AND AMONG THE HOLDER, THE COMPANY AND CERTAIN OTHER STOCKHOLDERS OF THE

COMPANY

Warrant No.________	Number of Shares:__________
(subject to adjustment)

Date of Issuance: July [16], 2008

Original Issue Date (as defined in subsection

2(a)(I)(B)): July [16], 2008

INTERCEPT PHARMACEUTICALS, INC.

Form of Common Stock Purchase Warrant

(Void after May 22, 2013)

INTERCEPT PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), for value received, hereby certifies that _________, or its registered assigns (the “Registered Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time on or after the date of issuance and on or before 5:00 p.m. (New York City time) on May 22, 2013, _________ shares of Common Stock, par value $0.001 per share, of the Company (“Common Stock”), at a purchase price of $1.80 per share. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares” and the “Purchase Price,” respectively.

1.          Exercise.

(a)          Exercise for Cash. The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise.

(b)          Cashless Exercise.

(i)           The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, on a cashless basis, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, by canceling a portion of this Warrant in payment of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise. In the event of an exercise pursuant to this subsection 1(b), the number of Warrant Shares issued to the Registered Holder shall be determined according to the following formula:

X = Y(A-B)

    A

Where: X =	the number of Warrant Shares that shall be issued to the Registered Holder;

Y =	the number of Warrant Shares for which this Warrant is being exercised (which shall include both the number of Warrant Shares issued to the Registered Holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price);

A=	the Fair Market Value (as defined below) of one share of Common Stock; and

B =	the Purchase Price then in effect.

(ii)         The Fair Market Value per share of Common Stock shall be determined as follows:

(A)         If the Common Stock is listed on a national securities exchange or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the average of the high and low reported sale prices per share of Common Stock thereon on the trading day immediately preceding the Exercise Date (provided that if no such price is reported on such day, the Fair Market Value per share of Common Stock shall be determined pursuant to clause (B)).

(B)         If the Common Stock is not listed on a national securities exchange or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the amount most recently determined by the Board of Directors of the Company (the “Board”) to represent the fair market value per share of the Common Stock (including without limitation a determination for purposes of granting Common Stock options or issuing Common Stock under any plan, agreement or arrangement with employees of the Company); and, upon request of the Registered Holder, the Board (or a representative thereof) shall, as promptly as reasonably practicable but in any event not later than 10 days after such request, notify the Registered Holder of the Fair Market Value per share of Common Stock and furnish the Registered Holder with reasonable documentation of the Board's determination of such Fair Market Value. Notwithstanding the foregoing, if the Board has not made such a determination within the three-month period prior to the Exercise Date, then (A) the Board shall make, and shall provide or cause to be provided to the Registered Holder notice of, a determination of the Fair Market Value per share of the Common Stock within 15 days of a request by the Registered Holder that it do so, and (B) the exercise of this Warrant pursuant to this subsection 1(b) shall be delayed until such determination is made and notice thereof is provided to the Registered Holder.

(c)          Exercise Date. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection 1 (a) or 1 (b) above (the “Exercise Date”). At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(d)          Issuance of Certificates. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within 10 days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct:

(i)          a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which the Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof; and

(ii)         in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of Warrant Shares for which this Warrant was so exercised (which, in the case of an exercise pursuant to subsection 1(b), shall include both the number of Warrant Shares issued to the Registered Holder pursuant to such partial exercise and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price).

2.          Adjustments.

(a)        Adjustments to Purchase Price for Diluting Issues.

(i)           Special Definitions. For purposes of this Section 2, the following definitions shall apply:

(A)         “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B)         “Original Issue Date” shall mean July [16____], 2008, which is the date on which this Warrant was first issued (or, if this Warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, the date on which such original warrant was first issued).

(C)         “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(D)         “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to subsection 2(a)(iii) below, deemed to be issued) by the Company after the Original Issue Date, other than:

(I)         shares of Common Stock issued or issuable upon conversion or exchange of any Convertible Securities or exercise of any Options outstanding on the Original Issue Date;

(II)        shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by subsection 2(b) or 2(c) below;

(III)       shares of Common Stock (or Options with respect thereto) issued or issuable to employees or directors of, or consultants to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board; or

(IV)        shares of Common Stock or rights to purchase Common Stock pursuant to any agreement, plan or arrangement approved by the Board to strategic partners, provided that the maximum aggregate number of shares of Common Stock granted or issued shall not exceed 10% of the Common Stock then outstanding.

(ii)         No Adjustment of Purchase Price. No adjustment to the Purchase Price shall be made as the result of the issuance of Additional Shares of Common Stock if the consideration per share (determined pursuant to subsection 2(a)(v)) for such Additional Share of Common Stock issued or deemed to be issued by the Company is equal to or greater than the Purchase Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii)        Issue of Securities Deemed Issue of Additional Shares of Common Stock.

(A)         If the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock by subsection 2(a)(i)(D) above) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B)         If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Purchase Price pursuant to the terms of subsection 2(a)(iv) below, are revised (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Purchase Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Purchase Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the Purchase Price to an amount which exceeds the lower of (i) the Purchase Price on the original adjustment date, or (ii) the Purchase Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(C)         If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock by subsection 2(a)(i)(D) above), the issuance of which did not result in an adjustment to the Purchase Price pursuant to the terms of subsection 2(a)(iv) below (either because the consideration per share (determined pursuant to subsection 2(a)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Purchase Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in subsection 2(a)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D)         Upon the expiration or termination of any unexercised Option or unconverted or unexchanged (as applicable) Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Purchase Price pursuant to the terms of subsection 2(a)(iv) below, the Purchase Price shall be readjusted to such Purchase Price as would have obtained had such Option or Convertible Security never been issued.

(E)         No adjustment in the Purchase Price shall be made upon the issue of shares of Common Stock or Convertible Securities upon the exercise of Options or the issue of shares of Common Stock upon the conversion or exchange of Convertible Securities.

(iv)        Adjustment of Purchase Price Upon Issuance of Additional Shares of Common Stock. In the event the Company shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subsection 2(a)(iii)), without consideration or for a consideration per share less than the Purchase Price in effect immediately prior to such issue, then the Purchase Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Purchase Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Purchase Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, (i) for the purpose of this subsection 2(a)(iv), all shares of Common Stock issuable upon conversion or exchange of Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon conversion or exchange of such outstanding Convertible Securities shall be determined without giving effect to any adjustments to the conversion or exchange price or conversion or exchange rate of such Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

(v)         Determination of Consideration. For purposes of this subsection 2(a), the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A)        Cash and Property: Such consideration shall:

(I)           insofar as it consists of cash, be computed at the aggregate of cash received by the Company, excluding amounts paid or payable for accrued interest;

(II)         insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(III)        in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board.

(B)          Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to subsection 2(a)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(I)          the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II)         the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi)         Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Shares of Common Stock which are comprised of shares of the same series or class of Preferred Stock, and such issuance dates occur within a period of no more than 120 days, then, upon the final such issuance, the Purchase Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the final such issuance (and without giving effect to any adjustments as a result of such prior issuances within such period).

(b)         Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c)          Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction:

(A)         the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(B)         the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(d)          Adjustment in Number of Warrant Shares. When any adjustment is required to be made in the Purchase Price pursuant to subsections 2(b) or 2(c), the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(e)             Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or in cash or other property (other than regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Registered Holder shall receive upon exercise hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Registered Holder would have been entitled to receive had this Warrant been exercised on the date of such event and had the Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 2 with respect to the rights of the Registered Holder.

(f)          Adjustment for Reorganization. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections 2(b), 2(c) or 2(e)) (collectively, a “Reorganization”), then, following such Reorganization, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.

(g)          Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 2, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of the Registered Holder (but in any event not later than 15 days thereafter), furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

3.          Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall pay the value thereof to the Registered Holder in cash on the basis of the Fair Market Value per share of Common Stock, as determined pursuant to subsection 1 (b)(ii) above.

4.          Investment Representations. The initial Registered Holder represents and warrants to the Company as follows:

(a)          Investment. It is acquiring the Warrant, and (if and when it exercises this Warrant) it will acquire the Warrant Shares, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Registered Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

(b)          Accredited Investor. The Registered Holder is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Act”).

(c)          Experience. The Registered Holder has made such inquiry concerning the Company and its business and personnel as it has deemed appropriate; and the Registered Holder has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company.

5.           Transfers, etc.

(a)          This Warrant and the Warrant Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Act. Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by a Registered Holder which is an entity to a wholly owned subsidiary of such entity, a transfer by a Registered Holder which is a partnership to a partner of such partnership or a retired partner of such partnership or to the estate of any such partner or retired partner, or a transfer by a Registered Holder which is a limited liability company to a member of such limited liability company or a retired member or to the estate of any such member or retired member, provided that the transferee in each case agrees in writing to be subject to the terms of this Section 5, or (ii) a transfer made in accordance with Rule 144 under the Act.

(b)          Each certificate representing Warrant Shares shall bear a legend substantially in the following form:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such securities are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.”

The foregoing legend shall be removed from the certificates representing any Warrant Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(b)(1) under the Act.

(c)          The Company will maintain a register containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change its address as shown on the warrant register by written notice to the Company requesting such change.

(d)          Subject to the provisions of Section 5 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit II hereto) at the principal office of the Company (or, if another office or agency has been designated by the Company for such purpose, then at such other office or agency).

6.          No Impairment. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder against impairment.

7.          Notices of Record Date, etc. In the event:

(a)          the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(b)          of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company; or

(c)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the Registered Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

8.          Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.

9.          Exchange or Replacement of Warrants.

(a)          Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 5 hereof, issue and deliver to or upon the order of the Registered Holder, at the Company's expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.

(b)         Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

10.         Agreement in Connection with Public Offering. The Registered Holder agrees, in connection with the initial underwritten public offering of the Company's securities pursuant to a registration statement under the Act, (i) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any shares of Common Stock or any other securities of the Company held by the Registered Holder (other than any shares included in the offering) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company's securities for a period of 180 days from the effective date of such registration statement, and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering.

11.         Notices. All notices and other communications from the Company to the Registered Holder in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the address last furnished to the Company in writing by the Registered Holder. All notices and other communications from the Registered Holder to the Company in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the Company at its principal office set forth below. If the Company should at any time change the location of its principal office to a place other than as set forth below, it shall give prompt written notice to the Registered Holder and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice. All such notices and communications shall be deemed delivered (i) two business days after being sent by certified or registered mail, return receipt requested, postage prepaid, or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery.

12.         No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company. Notwithstanding the foregoing, in the event (i) the Company effects a split of the Common Stock by means of a stock dividend and the Purchase Price of and the number of Warrant Shares are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), and (ii) the Registered Holder exercises this Warrant between the record date and the distribution date for such stock dividend, the Registered Holder shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

13.         Amendment or Waiver. This Warrant is one of a series of Warrants issued by the Company, all dated with the same Original Issue Date and of like tenor, except as to the number of shares of Common Stock subject thereto (collectively, the “Company Warrants”). Any term of this Warrant may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the holders of Company Warrants representing at least two-thirds of the number of shares of Common Stock then subject to outstanding Company Warrants. Notwithstanding the foregoing, (a) this Warrant may be amended and the observance of any term hereunder may be waived without the written consent of the Registered Holder only in a manner which applies to all Company Warrants in the same fashion and (b) the number of Warrant Shares subject to this Warrant and the Purchase Price of this Warrant may not be amended, and the right to exercise this Warrant may not be waived, without the written consent of the Registered Holder (it being agreed that an amendment to or waiver under any of the provisions of Section 2 of this Warrant shall not be considered an amendment of the number of Warrant Shares or the Purchase Price). The Company shall give prompt written notice to the Registered Holder of any amendment hereof or waiver hereunder that was effected without the Registered Holder's written consent.] No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

14.         Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

15.         Governing Law. This Warrant will be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to the conflicts of law provisions thereof).

16.         Facsimile Signatures. This Warrant may be executed by facsimile signature.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

EXECUTED as on the Date of Issuance indicated above.

INTERCEPT PHARMACEUTICALS, INC.

By:
Name:	Mark E. Pruzanski
Title	Chief Executive Officer

EXHIBIT I

PURCHASE FORM

To: __________________	Dated:______________

The undersigned, pursuant to the provisions set forth in the attached Warrant (No.____), hereby elects to purchase (check applicable box):

☐          ____ shares of the Common Stock of Intercept Pharmaceuticals, Inc. covered by such Warrant; or

☐          the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in subsection 1(b).

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant. Such payment takes the form of (check applicable box or boxes):

☐	$ _____ in lawful money of the United States; and/or

☐	the cancellation of such portion of the attached Warrant as is exercisable for a total of ______Warrant Shares (using a Fair Market Value of $_______ per share for purposes of this calculation); and/or

☐	the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 1(b), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 1(b).

Signature:

Address:

EXHIBIT II

ASSIGNMENT FORM

FOR VALUE RECEIVED, _________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No. _____) with respect to the number of shares of Common Stock of Intercept Pharmaceuticals, Inc. covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:	Signature:

Signature Guaranteed:

By:

The signature should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Exhibit 4.9

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

Warrant No.	Number of Shares:
(subject to adjustment)

Date of Issuance: January 20, 2010

Original Issue Date (as defined in subsection

2(a)(I)(B)): January 20, 2010

INTERCEPT PHARMACEUTICALS, INC.

Form of Common Stock Purchase Warrant

(Void after January 20, 2015)

INTERCEPT PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), for value received, hereby certifies that                            , or its registered assigns (the "Registered Holder"), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time on or after the date of issuance and on or before 5:00 p.m. (New York City time) on January 20, 2015,                    shares of Common Stock, par value $0.001 per share ("Common Stock"), of the Company at a purchase price of $1.80 per share. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the "Warrant Shares" and the "Purchase Price," respectively.

1.          Exercise.

(a)          Exercise for Cash. The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise.

(b)        Cashless Exercise.

(i)          The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, on a cashless basis, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, by canceling a portion of this Warrant in payment of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise. In the event of an exercise pursuant to this subsection 1(b), the number of Warrant Shares issued to the Registered Holder shall be determined according to the following formula:

X = Y(A-B)

A

Where: X =	the number of Warrant Shares that shall be issued to the Registered Holder;

Y =	the number of Warrant Shares for which this Warrant is being exercised (which shall include both the number of Warrant Shares issued to the Registered Holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price);

A =	the Fair Market Value (as defined below) of one share of Common Stock; and

B =	the Purchase Price then in effect.

(ii)          The Fair Market Value per share of Common Stock shall be determined as follows:

(A)         If the Common Stock is listed on a national securities exchange or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the average of the high and low reported sale prices per share of Common Stock thereon on the trading day immediately preceding the Exercise Date (provided that if no such price is reported on such day, the Fair Market Value per share of Common Stock shall be determined pursuant to clause (B)).

(B)         If the Common Stock is not listed on a national securities exchange or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the amount most recently determined by the Board of Directors of the Company (the "Board") to represent the fair market value per share of the Common Stock (including without limitation a determination for purposes of granting Common Stock options or issuing Common Stock under any plan, agreement or arrangement with employees of the Company); and, upon request of the Registered Holder, the Board (or a representative thereof) shall, as promptly as reasonably practicable but in any event not later than 10 days after such request, notify the Registered Holder of the Fair Market Value per share of Common Stock and furnish the Registered Holder with reasonable documentation of the Board's determination of such Fair Market Value. Notwithstanding the foregoing, if the Board has not made such a determination within the three-month period prior to the Exercise Date, then (A) the Board shall make, and shall provide or cause to be provided to the Registered Holder notice of, a determination of the Fair Market Value per share of the Common Stock within 15 days of a request by the Registered Holder that it do so, and (B) the exercise of this Warrant pursuant to this subsection 1(b) shall be delayed until such determination is made and notice thereof is provided to the Registered Holder.

(c)         Exercise Date. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection 1(a) or 1(b) above (the "Exercise Date"). At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(d)         Issuance of Certificates. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within 10 days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct:

(i)          a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which the Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof; and

(ii)         in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of Warrant Shares for which this Warrant was so exercised (which, in the case of an exercise pursuant to subsection 1(b), shall include both the number of Warrant Shares issued to the Registered Holder pursuant to such partial exercise and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price).

2.          Adjustments.

(a)          Adjustments to Purchase Price for Diluting Issues.

(i)          Special Definitions. For purposes of this Section 2, the following definitions shall apply:

(A)         "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B)         "Original Issue Date" shall mean January 20, 2010, which is the date on which this Warrant was first issued (or, if this Warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, the date on which such original warrant was first issued).

(C)         "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(D)         "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to subsection 2(a)(iii) below, deemed to be issued) by the Company after the Original Issue Date, other than:

(I)	shares of Common Stock, Options or Convertible Securities issued or issuable as a dividend or distribution on preferred stock of the Company;

(II)	shares of Common Stock, Options or Convertible Securities issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by subsection 2(b) or 2(c) below;

(III)	up to 8,000,000 shares of Common Stock, including Options therefor (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), issued or issuable to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board, whether issued before or after the Original Issue Date (provided that any Options for such shares that expire or terminate unexercised or any restricted stock repurchased by the Corporation at cost shall not be counted toward such maximum number unless and until such shares are regranted as new stock grants (or as new Options) pursuant to the terms of any such plan, agreement or arrangement); or

(IV)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security.

(ii)         No Adjustment of Purchase Price. No adjustment to the Purchase Price shall be made as the result of the issuance of Additional Shares of Common Stock if the consideration per share (determined pursuant to subsection 2(a)(v)) for such Additional Share of Common Stock issued or deemed to be issued by the Company is equal to or greater than the Purchase Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii)        Issue of Securities Deemed Issue of Additional Shares of Common Stock.

(A)        If the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock by subsection 2(a)(i)(D) above) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B)        If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Purchase Price pursuant to the terms of subsection 2(a)(iv) below, are revised (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Purchase Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Purchase Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the Purchase Price to an amount which exceeds the lower of (i) the Purchase Price on the original adjustment date, or (ii) the Purchase Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(C)        If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock by subsection 2(a)(i)(D) above), the issuance of which did not result in an adjustment to the Purchase Price pursuant to the terms of subsection 2(a)(iv) below (either because the consideration per share (determined pursuant to subsection 2(a)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Purchase Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in subsection 2(a)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D)         Upon the expiration or termination of any unexercised Option or unconverted or unexchanged (as applicable) Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Purchase Price pursuant to the terms of subsection 2(a)(iv) below, the Purchase Price shall be readjusted to such Purchase Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(E)         No adjustment in the Purchase Price shall be made upon the issue of shares of Common Stock or Convertible Securities upon the exercise of Options or the issue of shares of Common Stock upon the conversion or exchange of Convertible Securities.

(iv)        Adjustment of Purchase Price Upon Issuance of Additional Shares of Common Stock. In the event the Company shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subsection 2(a)(iii)), without consideration or for a consideration per share less than the Purchase Price in effect immediately prior to such issue, then the Purchase Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Purchase Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Purchase Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, (i) for the purpose of this subsection 2(a)(iv), all shares of Common Stock issuable upon conversion or exchange of Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon conversion or exchange of such outstanding Convertible Securities shall be determined without giving effect to any adjustments to the conversion or exchange price or conversion or exchange rate of such Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

(v)         Determination of Consideration. For purposes of this subsection 2(a), the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A)         Cash and Property: Such consideration shall:

(I)	insofar as it consists of cash, be computed at the aggregate of cash received by the Company, excluding amounts paid or payable for accrued interest;

(II)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(III)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board.

(B)         Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to subsection 2(a)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(I)	the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(vi)        Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Shares of Common Stock which are comprised of shares of the same series or class of Common Stock, and such issuance dates occur within a period of no more than 120 days, then, upon the final such issuance, the Purchase Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the final such issuance (and without giving effect to any adjustments as a result of such prior issuances within such period).

(b)        Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c)        Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction:

(A)        the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(B)        the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(d)          Adjustment in Number of Warrant Shares. When any adjustment is required to be made in the Purchase Price pursuant to subsections 2(b) or 2(c), the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(e)          Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or in cash or other property (other than regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Registered Holder shall receive upon exercise hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Registered Holder would have been entitled to receive had this Warrant been exercised on the date of such event and had the Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 2 with respect to the rights of the Registered Holder.

(f)         Adjustment for Reorganization. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections 2(b), 2(c) or 2(e)) (collectively, a "Reorganization"), then, following such Reorganization, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.

(g)         Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 2, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of the Registered Holder (but in any event not later than 15 days thereafter), furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

3.           Fractional Shares. The Company shall not be required upon the exercise or cashless exercise of this Warrant to issue any fractional shares, but shall pay the value thereof to the Registered Holder in cash on the basis of the Fair Market Value per share of Common Stock, as determined pursuant to subsection l(b)(ii) above.

4.           Investment Representations. The initial Registered Holder represents and warrants to the Company as follows:

(a)         Investment. It is acquiring the Warrant, and (if and when it exercises this Warrant) it will acquire the Warrant Shares, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Registered Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

(b)         Accredited Investor. The Registered Holder is an "accredited investor" as defined in Rule 501(a) under the Act.

(c)         Experience. The Registered Holder has made such inquiry concerning the Company and its business and personnel as it has deemed appropriate; and the Registered Holder has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company.

5.            Company Representations. The Company represents and warrants to the Registered Holder as follows:

(a)         Issuance of Warrant. The issuance of the Warrant has been duly authorized by all necessary corporate action on the part of the Company. The Warrant Shares issuable upon exercise of the Warrant have been duly and validly reserved, and when issued in accordance with the terms of this Warrant, will be validly issued, fully paid and non assessable and the Registered Holder will acquire the beneficial and legal title to such Warrant Shares free and clear of any restrictions on transfer other than restrictions imposed or created under this Warrant, the Stockholders Agreement (as defined below) or by applicable law.

(b)         No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency is required on the part of the Company in connection with the issuance and delivery of the Warrant, except such filings as shall have been made prior to and shall be effective on and as of the Closing (as such term is defined in the Purchase Agreement (as defined below)) and such filings required to be made after the Closing under applicable federal and state securities laws, all of which filings are specified in the Disclosure Schedule to the Series B Convertible Preferred Stock Purchase Agreement by and between the Company and the Registered Holder dated as of the date hereof (the "Purchase Agreement"). Based on the representations made by the Registered Holder in Section 4 of this Warrant, the issuance of the Warrant to the Registered Holder will be in compliance with applicable federal and state securities laws.

6.          Transfers, etc.

(a)          Each certificate representing Warrant Shares shall bear a legend substantially in the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

The foregoing legend shall be removed from the certificates representing any Warrant Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(b)(1) under the Act.

(b)         The Company will maintain a register containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change its address as shown on the warrant register by written notice to the Company requesting such change.

(c)         Subject to the provisions of Section 6 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit II hereto) at the principal office of the Company (or, if another office or agency has been designated by the Company for such purpose, then at such other office or agency).

7.           Stockholders Agreement. The Registered Holder agrees that it shall be a condition precedent to the exercise of this Warrant that such Registered Holder shall become a party to that certain Second Amended and Restated Stockholders Agreement by and among the parties thereto dated as of January 20, 2010, as may be amended or amended and restated from time to time (the "Stockholders Agreement") by executing and delivering to the Secretary of the Company a duplicate counterpart of the Stockholders Agreement or such other agreements or instruments requested by the Company necessary to bind the Registered Holder to the Stockholders Agreement, and the Warrant Shares issued upon exercise of this Warrant shall be subject to the terms, conditions, rights and obligations set forth in the Stockholders Agreement.

8.           No Impairment. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder against impairment.

9.           Notices of Record Date, etc. In the event:

(a)         the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(b)         of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company; or

(c)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the Registered Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

10.         Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.

11.         Exchange or Replacement of Warrants.

(a)        Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 6 hereof, issue and deliver to or upon the order of the Registered Holder, at the Company's expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.

(b)        Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

12.         Agreement in Connection with Public Offering. The Registered Holder agrees, in connection with the initial underwritten public offering of the Company's securities pursuant to a registration statement under the Act, (i) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any shares of Common Stock or any other securities of the Company held by the Registered Holder (other than any shares included in the offering) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company's securities for a period of 180 days from the effective date of such registration statement, and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering.

13.         Notices. All notices and other communications from the Company to the Registered Holder in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the address last furnished to the Company in writing by the Registered Holder. All notices and other communications from the Registered Holder to the Company in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the Company at its principal office set forth below. If the Company should at any time change the location of its principal office to a place other than as set forth below, it shall give prompt written notice to the Registered Holder and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice. All such notices and communications shall be deemed delivered (i) two business days after being sent by certified or registered mail, return receipt requested, postage prepaid, or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery.

14.         No Rights as Stockholder. Except as expressly provided in this Warrant, no Registered Holder, as such, shall be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Registered Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of the directors or upon any matter submitted to stockholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise, until this Warrant shall have been exercised and the Warrant Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein. Notwithstanding the foregoing, in the event (i) the Company effects a split of the Common Stock by means of a stock dividend and the Purchase Price of and the number of Warrant Shares are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), and (ii) the Registered Holder exercises this Warrant between the record date and the distribution date for such stock dividend, the Registered Holder shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

15.         Amendment or Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the then current Registered Holder, and such change, waiver, discharge or termination shall be binding on all future Registered Holders.

16.         Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

17.         Governing Law. This Warrant will be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to the conflicts of law provisions thereof).

18.         Facsimile Signatures. This Warrant may be executed by facsimile signature.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

EXECUTED as of the Date of Issuance indicated above.

INTERCEPT PHARMACEUTICALS, INC.

By:
Name:	Mark E. Pruzanski, M.D.
Title:	President and CEO

EXHIBIT I

PURCHASE FORM

To:_______________	Dated:______________

The undersigned, pursuant to the provisions set forth in the attached Warrant (No.________), hereby elects to purchase (check applicable box):

☐           _____shares of the Common Stock of Intercept Pharmaceuticals, Inc. covered by such Warrant; or

☐          the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in subsection 1(b).

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant. Such payment takes the form of (check applicable box or boxes):

☐	$_________in lawful money of the United States; and/or

☐	the cancellation of such portion of the attached Warrant as is exercisable for a total of____Warrant Shares (using a Fair Market Value of $_____per share for purposesof this calculation); and/or

☐	the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 1(b), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 1(b).

Signature:

Address:

EXHIBIT II

ASSIGNMENT FORM

FOR VALUE RECEIVED, ________________________________________hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No.___________) with respect to the number of shares of Common Stock of Intercept Pharmaceuticals, Inc. covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:	Signature:

Exhibit 10.1.1

INTERCEPT PHARMACEUTICALS, INC.

AMENDED AND RESTATED

2003 STOCK INCENTIVE PLAN

(amended and restated as of June 11, 2008, and further amended on January 19, 2010)

1.	Purpose

The purpose of this Amended and Restated 2003 Stock Incentive Plan (the “Plan”) of INTERCEPT PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers, directors, consultants and advisors are eligible to be granted options, restricted stock awards, or other stock-based awards (each, an “Award”) under the Plan. Each person who has been granted an Award under the Plan shall be deemed a “Participant”.

3.	Administration and Delegation

(a)          Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b)          Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the executive officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or executive officers.

(c)          Delegation to Executive Officers. To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such executive officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the executive officers may grant; provided further, however, that no executive officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.            Stock Available for Awards. Subject to adjustment under Section 8, Awards may be made under the Plan for up to eight million (8,000,000) shares of the common stock, par value $0.001 per share, of the Company (the “Common Stock”). If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

5.	Stock Options

(a)          General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option”.

(b)          Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of the Company, any of the present or future parent or subsidiary corporations of the Company as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option.

(c)          Exercise Price. The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement.

(d)          Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement.

(e)          Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

(f)          Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)         in cash or by check, payable to the order of the Company;

(2)         except as the Board may, in its sole discretion, otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)         when the Common Stock is registered under the Exchange Act, by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board in good faith (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law and (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant at least six months prior to such delivery;

(4)         to the extent permitted by applicable law and by the Board, in its sole discretion by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

(5)         by any combination of the above permitted forms of payment.

(g)          Substitute Options. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2.

(h)          Repricing of Options. The Board shall have the authority, at any time and from time to time, with the consent of the affected Participants, to amend any or all outstanding Options granted under the Plan to provide an Option exercise price per share which may be lower or higher than the original Option exercise price, and/or to cancel any such Options and grant in substitution therefor other Awards, including new Options, covering the same or different numbers of shares of Common Stock having an Option exercise price per share which may be lower or higher than the exercise price of the canceled Options.

6.	Restricted Stock

(a)          Grants. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a “Restricted Stock Award”).

(b)          Terms and Conditions. The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.

(c)          Stock Certificates. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

7.	Other Stock-Based Awards

The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights.

8.	Adjustments for Changes in Common Stock and Certain Other Events

(a)          Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the number and class of securities and exercise price per share of each outstanding Option, (iii) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award, and (iv) the terms of each other outstanding Award shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b)          Reorganization Events

(1)         Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled or (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction.

(2)         Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards. In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards and (v) any combination of the foregoing. In taking any of the actions permitted under this Section 8(b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3)         Consequences of a Reorganization Event on Restricted Stock Awards. Upon the occurrence of a Reorganization Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award.

(c)          Change in Control Events.

(1)         Definitions.

(A)	A “Change in Control Event” shall mean:

(i)	the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (1) any acquisition directly from the Company, (2) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition or (3) any acquisition by Genextra S.p.A. (“Genextra”) or an affiliate of Genextra (each such party is referred to herein as an “Exempt Person”); or

(ii)	such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on May 9, 2008, or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended, endorsed, approved or ratified by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii)	the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any Exempt Person and any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv)	the liquidation or dissolution of the Company.

(B)	“Good Reason” shall mean any significant diminution in the Participant’s title, authority, or responsibilities from and after such Reorganization Event or Change in Control Event, as the case may be, or any reduction in the annual base salary payable to the Participant from and after such Reorganization Event or Change in Control Event, as the case may be, or the relocation of the place of business at which the Participant is principally located to a location that is greater than 50 miles from its location immediately prior to such Reorganization Event or Change in Control Event.

(C)	“Cause” shall mean (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company, or any affiliate or subsidiary thereof; (iii) the commission of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company, or any affiliate or subsidiary thereof; (iv) fraud, misappropriation or embezzlement; (v) a material breach of the Participant’s employment, non-competition, non-solicitation, invention, non-disclosure or similar material agreement with the Company or any affiliate or subsidiary thereof; (vi) acts or omissions constituting a material failure to perform substantially the duties assigned to the Participant after demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes the Participant has not substantially performed such duties; (vii) any illegal act detrimental to the Company or its affiliates or subsidiaries; or (viii) repeated failure to devote substantially all of Participant’s business time and efforts to the Company if required by Participant’s employment agreement; provided, however, that, if at any particular time the Participant is subject to an effective employment agreement with the Company, then, in lieu of the foregoing definition, “Cause” shall at that time have such meaning as may be specified in such employment agreement.

(2)         Effect on Options. Notwithstanding the provisions of Section 10(b), effective immediately prior to a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, the vesting schedule of such Option shall be accelerated in part so that one-half of the number of shares that would otherwise have first become vested on any date after the date of the Change in Control Event shall immediately become exercisable. The remaining one-half of such number of shares shall continue to become vested in accordance with the original vesting schedule set forth in such Option, with one-half of the number of shares that would otherwise have become vested on each subsequent vesting date in accordance with the original schedule becoming vested on each such subsequent vesting date; provided, however, that each such Option shall be immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

(3)         Effect on Restricted Stock Awards. Notwithstanding the provisions of Section 10(b), effective immediately prior to a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, the vesting schedule of all Restricted Stock Awards shall be accelerated in part so that one-half of the number of shares that would otherwise have first become free from conditions or restrictions on any date after the date of the Change in Control Event shall immediately become free from conditions or restrictions. Subject to the following sentence, the remaining one-half of such number of shares shall continue to become free from conditions or restrictions in accordance with the original schedule set forth in such Restricted Stock Award, with one-half of the number of shares that would otherwise have become free from conditions or restrictions on each subsequent vesting date in accordance with the original schedule becoming free from conditions or restrictions on each subsequent vesting date. In addition, each such Restricted Stock Award shall immediately become free from all conditions or restrictions if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

9.	General Provisions Applicable to Awards

(a)          Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b)          Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)          Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d)          Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e)          Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f)          Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(g)          Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h)          Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

(i)          Deferred Delivery of Shares Issuable Pursuant to an Award. The Board may, at the time any Award is granted, provide that, at the time Common Stock would otherwise be delivered pursuant to the Award, the Participant shall instead receive an instrument evidencing the right to future delivery of Common Stock at such time or times, and on such conditions, as the Board shall specify. The Board may at any time accelerate the time at which delivery of all or any part of the Common Stock shall take place.

10.	Miscellaneous

(a)          No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)          No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c)          Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board. No Awards shall be granted under the Plan after the completion of ten years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders, but Awards previously granted may extend beyond that date.

(d)          Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time.

(e)          Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to this Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not the subject of such supplement.

(f)          Compliance with Code Section 409A. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Board.

(g)          Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

INTERCEPT PHARMACEUTICALS, INC.

CALIFORNIA SUPPLEMENT TO 2003 STOCK INCENTIVE PLAN

Pursuant to Section 10(e) of the Plan, the Board has adopted this supplement for purposes of satisfying the requirements of Section 25102(o) of the California Law:

Any Awards granted under the Plan to a Participant who is a resident of the State of California on the date of grant (a “California Participant”) shall be subject to the following additional limitations, terms and conditions:

1.	Additional Limitations on Options.

(a)          Maximum Duration of Options. No Options granted to California Participants will be granted for a term in excess of 10 years.

(b)          Minimum Exercise Period Following Termination. Unless a California Participant’s employment is terminated for cause (as defined by applicable law, the terms of any contract of employment between the Company and such Participant, or if none, in the instrument evidencing the grant of such Participant’s Option), in the event of termination of employment of such Participant, he or she shall have the right to exercise an Option, to the extent that he or she was otherwise entitled to exercise such Option on the date employment terminated, until the earlier of: (i) at least six months from the date of termination, if termination was caused by such Participant’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), (ii) at least 30 days from the date of termination, if termination was caused other than by such Participant’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) and (iii) the Option expiration date.

2.            Additional Limitations for Other Stock-Based Awards. The terms of all Awards granted to a California Participant under Section 7 of the Plan shall comply, to the extent applicable, with Sections 260.140.41, 260.140.42, 260.140.45 and 260.140.46 of the California Code of Regulations (the “California Regulations”).

3.            Additional Limitations on Timing of Awards. No Award granted to a California Participant shall become exercisable, vested or realizable, as applicable to such Award, unless the Plan has been approved by the holders of a majority of the Company’s outstanding voting securities by the later of (i) within 12 months before or after the date the Plan was adopted by the Board and (ii) prior to or within 12 months of the granting of any Award to a California Participant.

4.            Additional Restriction Regarding Recapitalizations, Stock Splits, Etc. For purposes of Section 8 of the Plan, in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or other distribution of the Company's securities, the number of securities allocated to each California Participant, and in the case of Options, the exercise price of such Options, must be adjusted proportionately and without the receipt by the Company of any consideration from any California participant.

Exhibit 10.1.2

INTERCEPT PHARMACEUTICALS, INC.

Nonstatutory Stock Option Agreement
Granted Under 2003 Stock Incentive Plan

1.	Grant of Option.

This agreement evidences the grant by INTERCEPT PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), on ___________ (the “Grant Date”), to ____________ (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2003 Stock Incentive Plan (the “Plan”), a total of _______ shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at $_________ per Share. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on ____________ (the “Final Exercise Date”).

It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.	Vesting Schedule.

This option will be exercisable as to _____ of the original number of Shares as of ______, and the remaining ___ shall vest in __________ thereafter until _____________.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

3.	Exercise of Option.

(a)          Form of Exercise. Each election to exercise this option shall be in writing in the form of notice attached hereto as Exhibit A, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share.

(b)          Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, officer or director of, or a consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants under the Plan (an “Eligible Participant”).

(c)          Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon such violation.

(d)          Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

(e)          Discharge for Cause. If the Participant, prior to the Final Exercise Date, is discharged by the Company for “cause” (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such discharge. “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. The Participant shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for cause was warranted.

4.	Company Right of First Refusal.

(a)          Notice of Proposed Transfer. If the Participant proposes to sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively, “transfer”) any Shares acquired upon exercise of this option, then the Participant shall first give written notice of the proposed transfer (the “Transfer Notice”) to the Company. The Transfer Notice shall name the proposed transferee and state the number of such Shares the Participant proposes to transfer (the “Offered Shares”), the price per share and all other material terms and conditions of the transfer.

(b)          Company Right to Purchase. For 30 days following its receipt of such Transfer Notice, the Company shall have the option to purchase all or part of the Offered Shares at the price and upon the terms set forth in the Transfer Notice. In the event the Company elects to purchase all or part of the Offered Shares, it shall give written notice of such election to the Participant within such 30-day period. Within 10 days after his receipt of such notice, the Participant shall tender to the Company at its principal offices the certificate or certificates representing the Offered Shares to be purchased by the Company, duly endorsed in blank by the Participant or with duly endorsed stock powers attached thereto, all in a form suitable for transfer of the Offered Shares to the Company. Promptly following receipt of such certificate or certificates, the Company shall deliver or mail to the Participant a check in payment of the purchase price for such Offered Shares; provided that if the terms of payment set forth in the Transfer Notice were other than cash against delivery, the Company may pay for the Offered Shares on the same terms and conditions as were set forth in the Transfer Notice; and provided further that any delay in making such payment shall not invalidate the Company’s exercise of its option to purchase the Offered Shares.

(c)          Shares Not Purchased By Company. If the Company does not elect to acquire all of the Offered Shares, the Participant may, within the 30-day period following the expiration of the option granted to the Company under subsection (b) above, transfer the Offered Shares which the Company has not elected to acquire to the proposed transferee, provided that such transfer shall not be on terms and conditions more favorable to the transferee than those contained in the Transfer Notice. Notwithstanding any of the above, all Offered Shares transferred pursuant to this Section 4 shall remain subject to the right of first refusal set forth in this Section 4 and such transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Section 4.

(d)          Consequences of Non-Delivery. After the time at which the Offered Shares are required to be delivered to the Company for transfer to the Company pursuant to subsection (b) above, the Company shall not pay any dividend to the Participant on account of such Offered Shares or permit the Participant to exercise any of the privileges or rights of a stockholder with respect to such Offered Shares, but shall, in so far as permitted by law, treat the Company as the owner of such Offered Shares.

(e)          Exempt Transactions. The following transactions shall be exempt from the provisions of this Section 4:

(1)         any transfer of Shares to or for the benefit of any spouse, child or grandchild of the Participant, or to a trust for their benefit;

(2)         any transfer pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”); and

(3)         the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation);

provided, however, that in the case of a transfer pursuant to clause (1) above, such Shares shall remain subject to the right of first refusal set forth in this Section 4 and such transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Section 4.

(f)          Assignment of Company Right. The Company may assign its rights to purchase Offered Shares in any particular transaction under this Section 4 to one or more persons or entities.

(g)          Termination. The provisions of this Section 4 shall terminate upon the earlier of the following events:

(1)         the closing of the sale of shares of Common Stock in an underwritten public offering pursuant to an effective registration statement filed by the Company under the Securities Act; or

(2)         the sale of all or substantially all of the capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 75% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

(h)          No Obligation to Recognize Invalid Transfer. The Company shall not be required (1) to transfer on its books any of the Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Section 4, or (2) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so sold or transferred.

(i)          Legends. The certificate representing Shares shall bear a legend substantially in the following form (in addition to, or in combination with, any legend required by applicable federal and state securities laws and agreements relating to the transfer of the Company securities):

"The shares represented by this certificate are subject to a right of first refusal in favor of the Company, as provided in a certain stock option agreement with the Company."

5.	Agreement in Connection with Public Offering.

The Participant agrees, in connection with the initial underwritten public offering of the Company’s securities pursuant to a registration statement under the Securities Act, (i) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any shares of Common Stock held by the Participant (other than those shares included in the offering) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company’s securities for a period of 180 days from the effective date of such registration statement, and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering.

6.	Withholding.

No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

7.	Nontransferability of Option.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

8.	Provisions of the Plan.

This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option.

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

Dated: ________________	INTERCEPT PHARMACEUTICALS, INC.

By
Mark E. Pruzanski, M.D.
CEO and President

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company’s 2003 Stock Incentive Plan.

PARTICIPANT:

Address:

EXHIBIT A

NOTICE OF STOCK OPTION EXERCISE

Date: ____________

Intercept Pharmaceuticals, Inc. (the “Company”)

18 Desbrosses Street

New York, NY 10013

Attention: Chief Executive Officer

Dear Sir or Madam:

I am the holder of a Nonstatutory Stock Option granted to me under the Company’s 2003 Stock Incentive Plan for the purchase of __________ shares of Common Stock of the Company at a purchase price of $_____ per share.

I hereby exercise my option to purchase _________ shares of Common Stock (the “Shares”), for which I have enclosed __________ in the amount of __________. Please register my stock certificate as follows:

Name(s):

Address:
Tax I.D. #:

I represent, warrant and covenant as follows:

1.           I am purchasing the Shares for my own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act of 1933 (the “Securities Act”), or any rule or regulation under the Securities Act.

2.           I have had such opportunity as I have deemed adequate to obtain from representatives of the Company such information as is necessary to permit me to evaluate the merits and risks of my investment in the Company.

3.           I have sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase.

A-1

4.          I can afford a complete loss of the value of the Shares and am able to bear the economic risk of holding such Shares for an indefinite period.

5.          I understand that (i) the Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act, (ii) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (iii) in any event, the exemption from registration under Rule 144 will not be available for at least one year and even then will not be available unless a public market then exists for the Common Stock, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and (iv) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of the Company and the Company has no obligation or current intention to register the Shares under the Securities Act.

Very truly yours,

_____________________________

A-2

Exhibit 10.1.3

INTERCEPT PHARMACEUTICALS, INC.

Incentive Stock Option Agreement
Granted Under 2003 Stock Incentive Plan

1.	Grant of Option.

This agreement evidences the grant by INTERCEPT PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), on ___________ (the “Grant Date”), to __________, an employee of the Company (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2003 Stock Incentive Plan (the “Plan”), a total of _______ shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at $____ per Share. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on __________ (the “Final Exercise Date”).

It is intended that the option evidenced by this agreement shall be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.	Vesting Schedule.

This option will be exercisable as to ___ of the original number of Shares as of _____, and the remaining ___ shall vest in _________________________ thereafter until __________.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

3.	Exercise of Option.

(a)          Form of Exercise. Each election to exercise this option shall be in writing in the form of notice attached hereto as Exhibit A, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share.

(b)          Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, officer or director of, or a consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants under the Plan (an “Eligible Participant”).

(c)          Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon such violation.

(d)          Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

(e)          Discharge for Cause. If the Participant, prior to the Final Exercise Date, is discharged by the Company for “cause” (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such discharge. “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. The Participant shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for cause was warranted.

4.	Company Right of First Refusal.

(a)          Notice of Proposed Transfer. If the Participant proposes to sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively, “transfer”) any Shares acquired upon exercise of this option, then the Participant shall first give written notice of the proposed transfer (the “Transfer Notice”) to the Company. The Transfer Notice shall name the proposed transferee and state the number of such Shares the Participant proposes to transfer (the “Offered Shares”), the price per share and all other material terms and conditions of the transfer.

(b)          Company Right to Purchase. For 30 days following its receipt of such Transfer Notice, the Company shall have the option to purchase all or part of the Offered Shares at the price and upon the terms set forth in the Transfer Notice. In the event the Company elects to purchase all or part of the Offered Shares, it shall give written notice of such election to the Participant within such 30-day period. Within 10 days after his receipt of such notice, the Participant shall tender to the Company at its principal offices the certificate or certificates representing the Offered Shares to be purchased by the Company, duly endorsed in blank by the Participant or with duly endorsed stock powers attached thereto, all in a form suitable for transfer of the Offered Shares to the Company. Promptly following receipt of such certificate or certificates, the Company shall deliver or mail to the Participant a check in payment of the purchase price for such Offered Shares; provided that if the terms of payment set forth in the Transfer Notice were other than cash against delivery, the Company may pay for the Offered Shares on the same terms and conditions as were set forth in the Transfer Notice; and provided further that any delay in making such payment shall not invalidate the Company’s exercise of its option to purchase the Offered Shares.

(c)          Shares Not Purchased By Company. If the Company does not elect to acquire all of the Offered Shares, the Participant may, within the 30-day period following the expiration of the option granted to the Company under subsection (b) above, transfer the Offered Shares which the Company has not elected to acquire to the proposed transferee, provided that such transfer shall not be on terms and conditions more favorable to the transferee than those contained in the Transfer Notice. Notwithstanding any of the above, all Offered Shares transferred pursuant to this Section 4 shall remain subject to the right of first refusal set forth in this Section 4 and such transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Section 4.

(d)          Consequences of Non-Delivery. After the time at which the Offered Shares are required to be delivered to the Company for transfer to the Company pursuant to subsection (b) above, the Company shall not pay any dividend to the Participant on account of such Offered Shares or permit the Participant to exercise any of the privileges or rights of a stockholder with respect to such Offered Shares, but shall, in so far as permitted by law, treat the Company as the owner of such Offered Shares.

(e)          Exempt Transactions. The following transactions shall be exempt from the provisions of this Section 4:

(1)         any transfer of Shares to or for the benefit of any spouse, child or grandchild of the Participant, or to a trust for their benefit;

(2)         any transfer pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”); and

(3)         the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation);

provided, however, that in the case of a transfer pursuant to clause (1) above, such Shares shall remain subject to the right of first refusal set forth in this Section 4 and such transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Section 4.

(f)          Assignment of Company Right. The Company may assign its rights to purchase Offered Shares in any particular transaction under this Section 4 to one or more persons or entities.

(g)          Termination. The provisions of this Section 4 shall terminate upon the earlier of the following events:

(1)         the closing of the sale of shares of Common Stock in an underwritten public offering pursuant to an effective registration statement filed by the Company under the Securities Act; or

(2)         the sale of all or substantially all of the capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 75% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

(h)          No Obligation to Recognize Invalid Transfer. The Company shall not be required (1) to transfer on its books any of the Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Section 4, or (2) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so sold or transferred.

(i)           Legends. The certificate representing Shares shall bear a legend substantially in the following form (in addition to, or in combination with, any legend required by applicable federal and state securities laws and agreements relating to the transfer of the Company securities):

"The shares represented by this certificate are subject to a right of first refusal in favor of the Company, as provided in a certain stock option agreement with the Company."

5.	Agreement in Connection with Public Offering.

The Participant agrees, in connection with the initial underwritten public offering of the Company’s securities pursuant to a registration statement under the Securities Act, (i) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any shares of Common Stock held by the Participant (other than those shares included in the offering) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company’s securities for a period of 180 days from the effective date of such registration statement, and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering.

6.	Tax Matters.

(a)          Withholding. No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

(b)          Disqualifying Disposition. If the Participant disposes of Shares acquired upon exercise of this option within two years from the Grant Date or one year after such Shares were acquired pursuant to exercise of this option, the Participant shall notify the Company in writing of such disposition.

7.	Nontransferability of Option.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

8.	Provisions of the Plan.

This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option.

[the next page is the signature page]

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

Dated:	INTERCEPT PHARMACEUTICALS, INC.

By
Mark E. Pruzanski, M.D.
CEO and President

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company’s 2003 Stock Incentive Plan.

PARTICIPANT:

Address:

EXHIBIT A

NOTICE OF STOCK OPTION EXERCISE

Date: ____________

Intercept Pharmaceuticals, Inc. (the “Company”)

18 Desbrosses Street

New York, NY 10013

Attention: Chief Executive Officer

Dear Sir or Madam:

I am the holder of a Incentive Stock Option granted to me under the Company’s 2003 Stock Incentive Plan for the purchase of _______ shares of Common Stock of the Company at a purchase price of $_____ per share.

I hereby exercise my option to purchase _________ shares of Common Stock (the “Shares”), for which I have enclosed __________ in the amount of __________. Please register my stock certificate as follows:

Name(s):

Address:

Tax I.D. #:

I represent, warrant and covenant as follows:

1.           I am purchasing the Shares for my own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act of 1933 (the “Securities Act”), or any rule or regulation under the Securities Act.

2.           I have had such opportunity as I have deemed adequate to obtain from representatives of the Company such information as is necessary to permit me to evaluate the merits and risks of my investment in the Company.

3.           I have sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase.

A-1

4.           I can afford a complete loss of the value of the Shares and am able to bear the economic risk of holding such Shares for an indefinite period.

5.           I understand that (i) the Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act, (ii) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (iii) in any event, the exemption from registration under Rule 144 will not be available for at least one year and even then will not be available unless a public market then exists for the Common Stock, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and (iv) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of the Company and the Company has no obligation or current intention to register the Shares under the Securities Act.

Very truly yours,

A-2

Exhibit 10.4.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made effective as of May 15, 2006, is entered into by Intercept Pharmaceuticals, Inc. (the “Company”) and Mark Pruzanski (“Executive”).

WHEREAS, the Company and Executive desire to enter into an employment contract which will supersede any prior employment agreements between the Company and Executive.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.    Term of Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts continued employment with the Company, upon the terms set forth in this Agreement, for the period commencing on May 15, 2006 (the “Commencement Date”) and ending on May 14, 2007, unless sooner terminated in accordance with the provisions of Section 5 (such period, the “Initial Term”); provided, however, that on each anniversary of the Commencement Date, the term of employment under this Agreement shall be automatically extended for an additional one-year period (each such period, a “Subsequent Period”) unless terminated sooner pursuant to Section 5 or if, at least ninety (90) days prior to the applicable anniversary date, either Executive or the Company provides written notice to the other party electing not to extend. The Initial Term together with each Subsequent Term, if any, are referred to hereinafter as the “Agreement Term.”

2.    Title; Capacity. During the Agreement Term, the Company will employ Executive as its President and Chief Executive Officer to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board of Directors of the Company (the “Board”) shall from time to time reasonably assign to him. Within ninety (90) days of the Commencement Date, and on an annual basis thereafter, the Board, in consultation with Executive, will set reasonably attainable, specific goals in connection with buildout, hiring, clinical trials and the like, pursuant to the Operating Plan of the Company as in effect from time to time. Executive shall report directly to the Chairman of the Board and shall be subject to the supervision of, and shall have such authority as is delegated to him, by the Board, which authority shall be sufficient to perform his duties hereunder. Executive initially will be based at the Company’s headquarters in New York, New York. Subject to Section 5.3 below, the location of Executive’s employment is subject to change during the course of the Agreement Term as determined by the Board in consultation with Executive. In order to perform his job duties and serve the best interests of the Company, Executive may be required to travel to and from Italy on a frequent basis, and to such other places as may be determined by the Board in consultation with Executive. Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties as may be reasonably assigned to him. Executive shall devote his full business time, energies, skills and attention in the performance of the foregoing services; provided, that Executive may accept other board memberships and participate in charitable organizations and may manage his personal investments so long as such activities do not impair or otherwise interfere with Executive’s ability to devote the required time, energies, skills and attention to perform his duties and responsibilities hereunder.

3.    Member of the Board. Upon commencement of the Agreement Term, the Company will use its best efforts to cause Executive to be elected to serve as a director of the Board and, throughout the Agreement Term, as a member of the board of directors of any affiliate or subsidiary of the Company. Executive’s participation on any committee of the Company or any subsidiary or affiliate of the Company shall be determined by the Board in its sole discretion. Immediately upon termination of Executive’s employment with the Company for any reason, if so requested by the Board, Executive will resign any and all positions held by him, whether as an officer of the Company or director on the Board or on the board of directors of any subsidiary or affiliate of the Company or as a member of any committees thereof.

4.    Compensation and Benefits.

4.1           Salary. The Company shall pay Executive an initial annualized base salary of $300,000, payable in accordance with the Company’s regular payroll practices. Such base salary shall be subject to annual review and increase (but not decrease) as may be determined and approved by the Board or the Company’s Compensation Committee in its sole discretion. Such annual review will take into account increases in the cost-of-living, among other things, and will be completed by March 1 in each year beginning with March 1, 2007.

4.2           Bonuses. At the end of a given fiscal year, Executive will be eligible to receive a bonus equal to up to 35% of his base salary in effect at the end of such fiscal year. The amount of any such bonus shall be based on factors including, but not limited to, Executive’s achievement, as determined by the Board in its sole discretion, of reasonable goals and milestones established in advance by the Board in consultation with Executive. The period for calculation of the bonus shall be consistent with the Company’s fiscal year. The goals and milestones will be established by the Board in consultation with Executive and communicated to the Executive within thirty (30) days of the start of the new fiscal year, or in the case of the 2006 fiscal year, within ninety (90) days of the Commencement Date. Such bonus, if any, will be paid to Executive on or before March 1 of the immediately succeeding fiscal year. The bonus shall be paid in cash; provided that, if requested by Executive and approved by the Board, some or all of the bonus may be paid in options or restricted stock (valued at the fair market value thereof), or any combination of the foregoing.

4.3           Stock Options.

(a)          Subject to the provisions of Section 4.3(c), and contemporaneously with the execution of this Agreement, the Company shall award Executive a stock option under its 2003 Stock Incentive Plan (the “2003 Plan”) to purchase 750,000 shares of the Company’s common stock at a per share exercise price of $1.70 (the “Option”), such amount being the fair market value of one share of the Company’s common stock on the date hereof. The Option will be evidenced in writing by a stock option agreement in form and substance mutually satisfactory to the Board (or the Compensation Committee thereof) and Executive, which agreement shall include customary provisions and provide, among other things for (i) vesting as described in Section 4.3(b) below, (ii) acceleration of vesting and exercisability upon a Change in Control (as defined in Section 6.3(b)) or the termination of Executive’s employment (except if such termination is by Executive by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 5.1, by the Company for Cause (as defined in Section 5.2), or by Executive without Good Reason (as defined in Section 5.3)), (iii) cashless exercise, and (iv) a ten-year exercise period, subject to early termination in the event of Executive’s termination of employment (in which event, the exercise period shall terminate no sooner than the third-year anniversary of such termination, depending on the circumstances thereof).

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(b)          The Option shall vest as follows:

(i)          One-half of the Option (i.e., 375,000 shares) (the “First Half”) shall vest as to 50% of the shares on May 15, 2007 and as to the remaining shares in 36 equal monthly installments commencing on June 15, 2007.

(ii)         One-half of the Option (i.e., 375,000 shares) (the “Second Half”) shall vest with respect to the Catch Up Shares (as defined below) as of the occurrence of the Second Closing (as such term is defined in the Stock Purchase Agreement, dated as of May 8, 2006, among the Company and the several parties thereto) and as to the remaining shares (i.e., 375,000 less the Catch Up Shares) in such number of equal monthly installments as remain subject to vesting with respect to the First Half of the Option pursuant to Section 4.3(b)(i) above, the result being that, after the occurrence of the Second Closing, the vesting schedule of the Second Half shall mirror that of the First Half. For purposes of this Section 4.3(b)(ii), the term “Catch Up Shares” means the number of shares which have vested with respect to the First Half of the Option as of the Second Closing.

At the sole discretion of the Board or the Company’s Compensation Committee, additional stock options or other stock awards may be granted to Executive from time to time. The option agreements with respect to all options described herein will, among other things, have a ten (10) year term and provide for acceleration and accelerated exercisability in certain events as more fully provided for in the option agreements with Executive. Such options will also be exercisable by payment of cash or on a “cashless” basis and shall have other customary terms and conditions.

(c)          No non-statutory stock option granted pursuant to Section 4.3(a) will contain any term or provision that is inconsistent with the provisions of Notice 2005-1, Q&A 4(d) and Prop. Treas. Reg. § 1.409A-1(b) (5)(i)(A) exempting such options from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

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4.4           Fringe Benefits. Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its executives and/or employees from time to time, including, but not limited to, health care plans, dental care plans, supplemental retirement plans, life insurance plans, disability insurance plans and incentive compensation plans, to the extent that Executive is eligible under, and subject to the terms and conditions of, the applicable plan documents governing such programs. The Company shall pay 100% of the premium cost for health insurance coverage for Executive and his spouse and other dependents, if any. The Company shall pay the premium for term life insurance for Executive in the premium amount of $10,000 for which Executive may designate one or more beneficiaries of his choice. The Company shall also purchase short-term and long-term disability policies ensuring at least sixty percent (60%) of Executive’s base salary. Executive shall be eligible to accrue up to four (4) weeks of paid vacation each calendar year (to be taken at such times and in such number of days as Executive shall determine and in a manner so as not to impair or otherwise interfere with Executive’s ability to perform his duties and responsibilities hereunder) and shall be entitled to paid sick days as needed due to illness or other incapacity and to paid holidays in accordance with the Company’s policies for its senior executives as in effect from time to time. At the end of each calendar year, all accrued and unused vacation shall be carried over to the following year.

4.5           Reimbursement of Expenses. The Company shall reimburse Executive for reasonable travel (Business Class for travel to or from locations outside of North America, and for travel involving scheduled flight time of more than four (4) hours), entertainment and other expenses incurred or paid by him in connection with, or related to the performance of his duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request.

4.6           Withholdings. Payments made under this Section 4 shall be subject to applicable federal, state and local taxes and withholdings.

5.    Termination of Employment Period. The Agreement Term shall terminate upon the occurrence of any of the following:

5.1           Expiration of the Agreement Term. This Agreement shall expire at the end of the Agreement Term; provided, that notice is given in accordance with Section 1 of this Agreement.

5.2           Termination by the Company for Cause. At the election of the Company, for Cause (as defined below), immediately following written notice by the Company to Executive, which notice shall identify in reasonable detail the Cause upon which termination is based. For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon:

(a)          a good faith finding by a majority of the members of the Board (excluding Executive from the determination of the majority) that (i) Executive has engaged in dishonesty, willful misconduct or gross negligence, or (ii) Executive has materially breached this Agreement, and, in either case (i) or (ii), Executive has failed to cure such conduct or breach within thirty (30) days after his receipt of written notice from the Company stating in reasonable specificity the nature of such conduct or breach.

(b)          Executive’s conviction or entry of nolo contendere to any crime involving moral turpitude, fraud or embezzlement, or any felony.

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5.3           Termination By Executive for Good Reason. At the election of Executive, for Good Reason (as defined below), upon not less than thirty (30) days’ prior written notice to the Company, which notice shall identify the Good Reason upon which termination is based. For purposes of this Agreement, “Good Reason” means the occurrence, without Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (d) below which relate to the duties or responsibilities of Executive. In addition, notwithstanding the occurrence of any of events enumerated in clause (a) through (d), such occurrence shall not be deemed to constitute Good Reason if, within thirty (30) days after the Company’s receipt of written notice from Executive of the occurrence or existence of an event or circumstance enumerated in clause (a) through (d), such event or circumstance has been fully corrected by the Company.

(a)          the assignment to Executive of duties inconsistent in any material respect with Executive’s position as Chief Executive Officer (including status, offices, titles, authority, responsibilities and reporting requirements) or any other action or omission by the Company which results in a material diminution in Executive’s position, status, offices, titles, authority, responsibilities or reporting requirements;

(b)          a change by the Company in the location at which Executive performs his principal duties for the Company to a different location that is (i) outside a radius of fifty (50) miles from Executive’s principal residence immediately prior to the date on which such change occurs, or (ii) more than fifty (50) miles from the location at which Executive performed his principal duties for the Company immediately prior to the date on which such change occurs; or

(c)          any material breach by the Company of this Agreement.

5.4           Death or Disability. Immediately upon Executive’s death or upon disability. As used in this Agreement, the determination of “disability” shall occur when Executive, due to a physical or mental disability, for a period of 90 consecutive days, or 180 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both Executive and the Company; provided, that, if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

5.5           Termination by Executive Without Good Reason or Termination by the Company Without Cause. At the election of Executive without Good Reason or by the Company without Cause, upon not less than ninety (90) days’ prior written notice to the other party.

6.    Effect of Termination.

6.1           Payments Upon Termination for Any Reason. In the event Executive’s employment is terminated pursuant to Section 5, the Company shall pay to Executive (or his estate or legal representative, if applicable), as soon as is reasonably practicable following Executive’s last day of employment with the Company, (a) the compensation and benefits under Sections 4.1, 4.4 and 4.5 that are accrued and unpaid through the last day of actual employment (including, without limitation, an amount equal to all accrued and untaken vacation pay and unreimbursed expenses), and (b) an amount equal to the prorated portion of the bonus, if any, which would (but for such termination) have been payable to Executive pursuant to Section 4.2 above (such proration to be calculated based on the actual number of days of the applicable fiscal year during which Executive provided services under this Agreement). Subject to Section 6.5, in the event of termination of Executive’s employment by Executive by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 5.1, by the Company for Cause pursuant to Section 5.2, by reason of Executive’s death pursuant to Section 5.4, or by Executive without Good Reason pursuant to Section 5.5, Executive shall not receive any compensation or benefits other than as expressly stated in this Section 6.1 and as otherwise required by law.

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6.2           Termination by the Company Without Cause, by the Company by Reason of Non-Renewal of Agreement Term, or by Executive for Good Reason. Subject to Section 6.3 below, in addition to the payments and provisions under Section 6.1, in the event of termination of Executive’s employment by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 5.1, by Executive for Good Reason pursuant to Section 5.3, or by the Company without Cause pursuant to Section 5.5, provided that Executive executes a severance agreement and release of claims in a form reasonably satisfactory to the Company (the “Severance Agreement”) and allows it to become binding, the Company shall provide Executive with the following:

(a)           twelve (12) months of Executive’s base salary in effect at the time of termination of employment, payable in a lump sum payment no later than thirty (30) calendar days following the date on which the Company receives an executed Severance Agreement from Executive or the date on which the Severance Agreement becomes binding on Executive, whichever occurs later (such date, the “Payment Date”); and

(b)          in lieu of, and not in addition to the payment required pursuant to Section 6.1(b), a lump sum payment equal to the mean bonus amount earned by Executive during the prior three years (or if Executive has been eligible to earn bonuses under Section 4.2 hereof for fewer than three years, then the mean of such fewer number of years), such payment to be made no later than the Payment Date; and

(c)          the Company will, for a period of twelve (12) months following Executive’s termination from employment, continue Executive’s participation in the Company’s group health plan and shall pay that portion of the premiums that the Company paid on behalf of Executive during Executive’s employment, provided, however, that if the Company’s health insurance plan does not permit such continued participation in such plan after Executive’s termination of employment, then the Company shall pay the costs of COBRA continuation coverage on Executive’s behalf for such 12-month period; and provided, further, that if Executive becomes employed with another employer during the period in which continued health insurance is being provided pursuant to this Section, the Company shall not be required to continue such health benefits, or if applicable, to pay the costs of COBRA, if Executive becomes covered under a health insurance plan of the new employer. (For purposes of this Section 6.2(c), the term “Executive” shall include, to the extent applicable, Executive’s spouse and any of his dependents covered under the Company’s group health plan prior to his termination of employment.)

6.3           Termination in the Event of a Change in Control.

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(a)          In addition to the payments and provisions under Section 6.1 but in lieu of, and not in addition to, the payments required pursuant to Section 6.2 above and 6.5 below, in the event Executive’s employment with the Company is terminated by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 5.1, by Executive for Good Reason pursuant to Section 5.3, or by the Company without Cause pursuant to Section 5.5, in any such case, within three (3) months before or twelve (12) months following a Change in Control (as defined below), provided that Executive (or his legal representative, if applicable) executes a Severance Agreement and allows it to become binding, Executive shall be entitled to the following:

(i)          a lump sum cash amount equal to twenty four (24) months of the Executive’s base salary in effect at the time of Executive’s termination, such payment to be made no later than thirty (30) calendar days following the Payment Date;

(ii)         in lieu of, and not in addition to the payment required pursuant to Section 6.1(b), a lump sum payment equal to two times the mean bonus amount earned by Executive during the prior three years (or if Executive has been eligible to earn bonuses under Section 4.2 hereof for fewer than three years, than two times the mean of such fewer number of years), such payment to be made no later than the Payment Date; and

(iii)        for up to twenty-four (24) (if such plan permits), but not less than eighteen (18), months after Executive’s date of termination, the Company shall continue Executive participation in the Company’s group health plan and shall pay that portion of the premiums that the Company paid on behalf of Executive during Executive’s employment; provided, however, that if the Company’s health insurance plan does not permit Executive’s continued participation in such plan after his termination of employment, then the Company shall pay the costs of COBRA continuation coverage on Executive’s behalf for so long as COBRA continuation coverage is available, up to twenty-four (24) months but not less than eighteen (18) months; and provided, further, that if Executive becomes employed with another employer during the period in which continued health insurance is being provided pursuant to this Section, the Company shall not be required to continue such health benefits, or if applicable, to pay the costs of COBRA, if Executive becomes covered under a health insurance plan of the new employer. (For purposes of this Section 6.3(a)(iii), the term “Executive” shall include, to the extent applicable, Executive’s spouse and any of his dependents covered under the Company’s group health plan prior to his termination of employment.)

(b)          As used herein, “Change in Control” shall occur or be deemed to occur if any of the following events occur:

(i)          any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

(ii)         any consolidation or merger of the Company (including, without limitation, a triangular merger) where the shareholders of the Company immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

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(iii)        a third person, including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (but other than (x) the Company, (y) any employee benefit plan of the Company, or (z) investors purchasing equity securities of the Company pursuant to a financing or a series of financings approved by the Board of Directors of the Company) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of Controlling Securities (as defined below). “Controlling Securities” shall mean securities representing 25% or more of the total number of votes that may be cast for the election of the directors of the Company.

6.4           Effect of Termination on Stock Options and Other Equity Compensation.

(a)          In the event of Executive’s termination by Executive by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 5.1, by the Company for Cause pursuant to Section 5.2, or by Executive without Good Reason pursuant to Section 5.5, all unvested stock and stock options (including the Option) granted to Executive before and after the date of this Agreement shall be immediately forfeited upon the effective date of such termination of employment or as otherwise provided in the option agreement; provided, that, Executive shall have three (3) years from the date of termination to exercise all vested options (including the Option) granted after the date of this Agreement, subject to Section 4.3(b) hereof, provided that Executive executes a Severance Agreement and allows it to become binding.

(b)          In the event of Executive’s termination by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 5.1, by Executive for Good Reason pursuant to Section 5.3, by reason of Executive’s death or disability pursuant to Section 5.4, or by the Company without Cause pursuant to Section 5.5, and provided that Executive (or his legal representative, if applicable) executes a Severance Agreement and allows it to become binding, all unvested stock and stock options (including the Option) granted by the Company to the Executive after the date of this Agreement shall immediately vest as of the effective date of Executive’s termination and Executive (or his estate or legal representative, if applicable) shall have three (3) years to exercise all such stock options (including the Option), subject to Section 4.3(b) hereof.

6.5           Termination Due To Disability. Subject to Section 6.3 above, in addition to the payments and provisions under Section 6.1, in the event of Executive’s termination by reason of Executive’s disability pursuant to Section 5.4, provided that Executive or his legal representative, as appropriate, executes a Severance Agreement and allows it to become binding, the Company shall provide Executive with the following:

(a)          twelve (12) months of Executive’s base salary in effect at the time of termination of employment, payable in a lump sum payment no later than thirty (30) calendar days following the Payment Date, provided, however, that the Company shall have no obligation to make the payments set forth in this Section 6.5(a) if, at the time of Executive’s termination, he is eligible to participate in Company-sponsored short-term and long-term disability plan(s) which provides for benefits in the minimum amount of 60% of Executive’s base salary; and

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(b)          the Company will, for a period of twelve (12) months following Executive’s termination from employment, continue Executive’s participation in the Company’s group health plan and shall pay that portion of the premiums that the Company paid on behalf of Executive during Executive’s employment, provided, however, that if the Company’s health insurance plan does not permit such continued participation in such plan after Executive’s termination of employment, then the Company shall pay the costs of COBRA continuation coverage on Executive’s behalf for such 12-month period; and provided, further, that if Executive becomes employed with another employer during the period in which continued health insurance is being provided pursuant to this Section, the Company shall not be required to continue such health benefits, or if applicable, to pay the costs of COBRA, if Executive becomes covered under a health insurance plan of the new employer. (For purposes of this Section 6.5(b), the term “Executive” shall include, to the extent applicable, Executive’s spouse and any of his dependents covered under the Company’s group health plan prior to his termination of employment.)

6.6           Limitation on Benefits.

(a)          It is the intention of Executive and the Company that no payments made or benefits provided by the Company to or for the benefit of Executive under this Agreement or any other agreement or plan pursuant to which Executive is entitled to receive payments or benefits shall be non-deductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), relating to golden parachute payments.

(b)          The foregoing notwithstanding, upon the written election of Executive, in his sole discretion, (i) the timing of payments and benefits payable under this Section 6 shall be revised, and/or (ii) the total of the payments and benefits payable under this Section 6 shall be reduced (as determined by Executive) if and to the extent the payment of such amounts and/or benefits would cause Executive’s total termination benefits (as determined by Executive’s tax advisor) to constitute an “excess” parachute payment under Section 280G of the Code that would subject Executive to an excise tax under Section 4999(a) of the Code (the “Excise Tax”), with such reductions or revisions being for the purpose of providing Executive the maximum after tax payment. The Company makes no representations or warranty and shall have no liability to Executive or any other person if Executive's determinations do not reduce or eliminate the Excise Tax, and the Company reserves the right to withhold if and when required under Section 4999(c)(1) of the Code.

6.7           Withholdings. Payments made under this Section 6 shall be subject to applicable federal, state and local taxes and withholdings.

6.8           No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for under this Section 6 by seeking other employment or otherwise and no payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment. The Company’s obligation to make the payments provided for in this Section 6 and otherwise perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

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7.    Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed, if to the Company, at its principal corporate offices, and if to Executive, at his address set forth on the signature page hereto, or in either case, such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

8.    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement with the exception of agreements in respect of Executive’s ownership of common stock of the Company or options to acquire common stock of the Company, the Non-Competition and Non-Solicitation Agreement, dated as of June 20, 2006, by and between the Company and Executive, and any indemnification agreements signed by the parties hereto.

9.    Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

10.  Governing Law; Consent to Jurisdiction. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York without regard to conflict of law principles. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement

11.  Legal Expenses. Executive shall be reimbursed by the Company for his reasonable and documented legal expenses up to a maximum of $25,000, in connection with the preparation and negotiation of this Agreement.

12.  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him.

13.  Miscellaneous.

13.1         No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

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13.2         Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

13.3         Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

13.4         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be delivered by facsimile, and facsimile signatures shall be treated as original signatures for all applicable purposes.

13.5         Blue Penciling. To the extent that any provision herein contravenes the requirements of Code Section 409A or the regulations thereunder (when issued) it should be appropriately modified so Executive is not subject to the adverse effects of such Code Section 409A.

13.6         Section 409A. All payments hereunder (other than reimbursement of expenses) shall be subject to any and all applicable statutory deductions. Employee acknowledges and agrees that the Company may revise the timing of payments in this Agreement to the extent necessary to comply with Section 409A of the Code (although the parties agree that the provisions of this Agreement are not intended to be deferred compensation subject to such section). In any event, Company makes no representations or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

{Remainder of page left intentionally blank. Signature page(s) to follow.}

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Jim Mervis
	Name:	Jim Mervis
	Title:	Chairman of the Board of Directors

/s/ Mark Pruzanski
Mark Pruzanski

Addresses for Notice Purposes:

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Exhibit 10.4.2

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Agreement is made between INTERCEPT PHARMACEUTICALS, INC., a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and Mark E. Pruzanski (the “Employee”).

For good consideration and in consideration of the employment or continued employment of the Employee by the Company, the Employee and the Company agree as follows:

1.           Non-Competition and Non-Solicitation. While the Employee is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly:

(a)          Engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company while the Employee was employed by the Company; or

(b)          Either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of the Company which were contacted, solicited, or served by the Company during the 12-month period prior to the termination or cessation of the Employee’s employment with the Company; or

(c)          Either alone or in association with others (i) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (ii) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of the Employee’s employment with the Company; provided, that this clause (ii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer.

(d)          Extension. If the Employee violates the provisions of any of the preceding paragraphs of this Section 1, the Employee shall continue to be bound by the restrictions set forth in such paragraph until a period of one year has expired without any violation of such provisions.

2.           Miscellaneous.

(a)          Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(b)          Obligations to Third Parties. The Employee acknowledges and represents that this agreement and the Employee’s employment with the Company will not violate any continuing obligation the Employee has to any former employer or other third party.

(c)          Disclosure of this Agreement. The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(d)          Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time and does not change the at-will nature of his/her employment.

(e)          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer. Notwithstanding the foregoing, if the Company is merged with or into a third party which is engaged in multiple lines of business, or if a third party engaged in multiple lines of business succeeds to the Company’s assets or business, then for purposes of Section 1(a), the term “Company” shall mean and refer to the business of the Company as it existed immediately prior to such event and as it subsequently develops and not to the third party’s other businesses.

(f)          Interpretation. If any restriction set forth in Section 1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(g)          Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(h)          Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(i)          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within New York), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(j)          Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(k)          Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

INTERCEPT PHARMACEUTICALS, INC.

Date:	20 June 2006	By:	/s/ Jim Mervis, Chairman of the Board

Date:	20 June 2006	/s/ Mark Pruzanski, President and CEO
(Signature)

Exhibit 10.4.3

INVENTION, NON-DISCLOSURE, AND NON-SOLICITATION AGREEMENT

This Invention, Non-Disclosure, and Non-Solicitation Agreement is made by and between Intercept Pharmaceuticals, Inc. (the "Company") and Mark Pruzanski (the "Employee"). The agreement is retro-active with the effective date being the employee's date of hire, September 4, 2002.

IN CONSIDERATION of the Employee's employment by the Company, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Employee agrees as follows:

1. Condition of Employment.

The Employee acknowledges that her employment with the Company is contingent upon her agreement to sign and adhere to the provisions of this Invention, Non-Disclosure, and Non-Solicitation Agreement (the "Agreement").

2. Proprietary and Confidential Information.

(a) The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company's business, business relationships or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b) The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his/her employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c) The Employee agrees that her obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and her obligation to return materials and tangible property set forth in paragraph (b) above also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee.

3. Inventions.

(a) The Employee will make full and prompt disclosure to the Company of all inventions, creations, improvements, discoveries, trade secrets, secret processes, technology, know-how, methods, developments, software, and works of authorship or other creative works, whether patentable or not, which are created, made, conceived or reduced to practice by the Employee or under the Employee's direction or jointly with others during her employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Inventions").

(b) The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all her right, title and interest in and to all Inventions and all related patents, patent applications, copyrights and copyright applications to the maximum extent permitted by the laws of the State of New York or any like statute of any other state. The Employee hereby also waives all claims to moral rights in any Inventions. The Employee understands that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of the laws of the State of New York. The Employee agrees to advise the Company promptly in writing of any inventions that she believes meets the criteria in the laws of the State of New York.

(c) The Employee agrees to cooperate fully with the Company and to take such further actions as may be necessary or desirable, both during and after her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Inventions. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Invention. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as her agent and attorney-infact to execute any such papers on her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention, under the conditions described in this sentence.

4. Non-Solicitation.

(a) While employed by the Company and for a period of one (1) year after the termination or cessation of Employee’s employment for any reason, the Employee will not, directly or indirectly, either alone or in association with others, recruit or solicit any person who was employed by the Company or engaged as an independent contractor at any time during the period of the Employee's employment with the Company, except for an individual whose employment with or service for the Company has been terminated for a period of six months or longer.

(b) If any restriction set forth in this Section 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(c) The geographic scope of this Section shall extend to anywhere the Company or any of its subsidiaries is doing business, has done business or has plans to do business.

(d) If the Employee violates the provisions of this Section, the Employee shall continue to be held by the restrictions set forth in this Section, until a period equal to the period of restriction has expired without any violation.

5. Other Agreements.

The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that his/her performance of all the terms of this Agreement and the performance of her duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any non-disclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

6. United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions that are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

7. Not An Employment Contract.

The Employee acknowledges that this Agreement does not constitute a contract of employment, either express or implied, and does not imply that the Company will continue the Employee’s employment for any period of time.

8. General Provisions.

(a) No Conflict. The Employee represents that the execution and performance by him/her of this Agreement does not and will not conflict with or breach the terms of any other agreement by which the Employee is bound.

(b) Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision of this Agreement.

(d) Waiver. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(e) Employee Acknowledgment and Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of any breach or threatened breach of this Agreement, the Employee agrees that the Company, in addition to such other remedies that may be available, shall be entitled to specific performance and other injunctive relief without posting a bond, and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or which may succeed to all or substantially all of its assets or business, provided however that the obligations of the Employee are personal and shall not be assigned by the Employee.

(g) Subsidiaries and Affiliates. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(h) Governing Law, Forum and Jurisdiction. This Agreement shall be governed by and construed as a sealed instrument under and in accordance with the laws of the State of New York without regard to conflict of laws provisions. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within New York), and the Company and the Employee each consents to the jurisdiction of such a court.

(i) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

WITNESS our hands and seals:

INTERCEPT PHARMACEUTICALS, INC.

/s/ Barbara Duncan		12/31/09
By: Barbara Duncan, CFO	Date

/s/ Mark Pruzanski		Dec. 31, 2009
By: Mark Pruzanski	Date

Exhibit 10.5.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made effective as of May 16, 2009, is entered into by Intercept Pharmaceuticals, Inc. (the “Company”) and Barbara Duncan (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1.          Term of Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on May 16, 2009 (the “Commencement Date”) and ending on May 15, 2010, unless sooner terminated in accordance with the provisions of Section 4 (such period, the “Initial Term”); provided, however, that on each anniversary of the Commencement Date, the term of employment under this Agreement shall be automatically extended for an additional one-year period (each such period, a “Subsequent Period”) unless terminated sooner pursuant to Section 4 or if, at least thirty (30) days prior to the applicable anniversary date, either Executive or the Company provides written notice to the other party electing not to extend. The Initial Term together with each Subsequent Term, if any, are referred to hereinafter as the “Agreement Term.”

2.          Title; Capacity. During the Agreement Term, the Company will employ Executive as its Chief Financial Officer to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Chief Executive Officer of the Company (the “CEO”) shall from time to time reasonably assign to her. Within forty-five (45) days of the Commencement Date, and on an annual basis thereafter, the Company’s Board of Directors (the “Board”), in consultation with Executive and the CEO, will set reasonably attainable, specific goals pursuant to the Operating Plan of the Company as in effect from time to time. Executive shall report directly to the CEO and shall be subject to the supervision of, and shall have such authority as is delegated to her by, the CEO, which authority shall be sufficient to perform her duties hereunder. Executive will work out of the Company’s office in New York. The location of Executive’s employment is subject to change during the course of the Agreement Term as determined by the CEO in consultation with Executive. Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties as may be reasonably assigned to her. Executive shall devote her full business time, energies and attention in the performance of the foregoing services, provided, however, that she will be allowed to devote up to a maximum of eight (8) hours per month during business hours to her role as a director and Secretary of Dov Pharmaceutical, Inc. (“DOV”). Such activities on behalf of DOV shall be conducted so as not to materially interfere with the performance of the Executive's duties to the Company, shall be conducted entirely outside the scope of the Executive's employment with the Company, and in no manner shall be represented as activities conducted for or on behalf of the Company.

3.          Compensation and Benefits.

3.1           Salary. The Company shall pay Executive an initial annualized base salary of $300,000, payable in accordance with the Company’s regular payroll practices. Such base salary shall be subject to annual review and increase (but not decrease) as may be determined and approved by the Board or the Company’s Compensation Committee in its sole discretion. Such annual review will be completed by March 31 in each year beginning with March 31, 2010.

3.2           Bonuses. At the end of a given fiscal year, Executive will be eligible to receive a bonus equal to up to 25% of her base salary in effect at the end of such fiscal year. The amount of any such bonus shall be based on factors including, but not limited to, Executive’s achievement, as determined by the Board in its sole discretion, of reasonable goals and milestones established in advance by the Board in consultation with the CEO and Executive. The period for calculation of the bonus shall be consistent with the Company’s fiscal year. The goals and milestones will be established by the Board in consultation with Executive and communicated to Executive within thirty (30) days of the start of the new fiscal year, or in the case of the 2009 fiscal year, within thirty (30) days of the Commencement Date. Such bonus, if any, will be paid to Executive on or after January 1 and in any case no later than March 31 of the immediately succeeding fiscal year. The bonus shall be paid in cash; provided that, if requested by Executive and if approved by the Board in its sole discretion, some or all of the bonus for which Executive may be eligible in that future year may be paid in options or restricted stock (valued at the fair market value thereof), or any combination of the foregoing.

3.3           Stock Options.

(a)          Contemporaneously with the execution of this Agreement, the Company shall award Executive a stock option under its Amended and Restated 2003 Stock Incentive Plan (the “2003 Plan”) to purchase 500,000 shares of the Company’s common stock at a per share exercise price of $1.70 (the “Option”), such amount being the fair market value of one share of the Company’s common stock on the date hereof. The Option will be evidenced in writing by, and subject to the terms of, a stock option agreement provided by the Company, which agreement will specify vesting over four (4) years and exercise of vested options for up to ten (10) years except as otherwise provided in the stock option agreement or by the 2003 Plan.

(b)           The Option shall vest as follows: (i) one-quarter of the Option (i.e. 125,000 shares) will vest on the first anniversary of the Commencement Date; and (ii) the remaining balance of the 375,000 shares will vest in equal quarterly installments in arrears over the three (3) year period commencing on the first anniversary of the Commencement Date and ending on the fourth anniversary of the Commencement Date, all subject to Executive’s continued employment by the Company, except as otherwise set forth herein.

(c)          At the sole discretion of the Board or the Company’s Compensation Committee, additional stock options or other stock awards may be granted to Executive from time to time.

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3.4           Fringe Benefits. Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its executives and/or employees from time to time, including, but not limited to, health care plans, dental care plans, supplemental retirement plans, life insurance plans, disability insurance plans and incentive compensation plans, to the extent that Executive is eligible under, and subject to the terms and conditions of, the applicable plan documents governing such programs. The Company shall pay 100% of the premium cost for health insurance coverage for Executive, and 90% of the additional cost of coverage for her spouse and children, provided that her spouse and dependents are not covered by an equivalent health insurance plan provided by her spouse’s employer. Executive shall be eligible to accrue up to four (4) weeks of paid vacation each calendar year (to be taken at such times and in such number of days as Executive shall determine in consultation with the CEO and in a manner so as not to impair or otherwise interfere with Executive’s ability to perform her duties and responsibilities hereunder). The vacation days for which Executive is eligible shall accrue at the rate of 1.67 days per month that Executive is employed during such calendar year. Vacation accrual will be capped at 1.75 times Executive’s annual vacation accrual. When Executive’s accrued vacation reaches the cap, she will not accrue additional vacation time until some of the previously accrued vacation is used and the accrued amount falls below the cap, unless the Company is acquired by another business venture, in which case none of the previous year’s accrued vacation will be subject to a cap. Executive shall also be eligible for paid holidays and up to five (5) paid sick days annually, in accordance with the Company’s policies for its senior executives as in effect from time to time. At the end of each calendar year, all unused sick days shall be forfeited.

3.5           Reimbursement of Expenses. The Company shall reimburse Executive for reasonable travel, entertainment and other expenses incurred or paid by her in connection with, or related to the performance of her duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request. Executive must submit proper documentation for each such expense within sixty (60) days after the later of (i) her incurrence of such expense or (ii) her receipt of the invoice for such expense. The Company will reimburse Executive for that expense within thirty (30) days after receipt of the documentation.

3.6           Withholdings. Payments made under this Section 3 shall be subject to applicable federal, state and local taxes and withholdings.

4.          Termination of Employment Period. The Agreement Term shall terminate upon the occurrence of any of the following:

4.1           Expiration of the Agreement Term. This Agreement shall expire at the end of the Agreement Term; provided, that notice is given in accordance with Section 1 of this Agreement.

4.2           Termination by the Company for Cause. At the election of the Company, for Cause (as defined below), immediately following written notice by the Company to Executive, which notice shall identify in reasonable detail the Cause upon which termination is based. For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon:

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(a)          a good faith finding by the Company that (i) Executive has engaged in dishonesty, willful misconduct or gross negligence; (ii) Executive has breached or has threatened to breach her Invention, Non-Disclosure, and Non-Solicitation Agreement; or (iii) Executive has materially breached this Agreement, and Executive has failed to cure such conduct or breach within thirty (30) days after her receipt of written notice from the Company of such breach; or

(b)          Executive’s conviction, guilty plea, or entry of nolo contendere to any crime involving moral turpitude, fraud or embezzlement, or any felony.

4.3           Termination By Executive for Good Reason. At the election of Executive, for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence, without Executive’s written consent, of either of the events or circumstances set forth in clauses (a) or (b) below. In addition, notwithstanding the occurrence of either of the events enumerated in clause (a) or (b), such occurrence shall not be deemed to constitute Good Reason if, within thirty (30) days after the Company’s receipt of written notice from Executive of the occurrence or existence of an event or circumstance enumerated in clauses (a) through (c), such event or circumstance has been remedied by the Company. Executive shall not be deemed to have terminated her employment for Good Reason unless she first delivers a written notice of termination to the Company identifying in reasonable detail the acts or omissions constituting Good Reason within ninety (90) days after their occurrence and the provision of this Agreement relied upon, such acts or omissions are not cured by the Company within thirty (30) days of the receipt of such notice, and Executive actually ends her employment within one-hundred and twenty (120) days after the Company’s failure to cure.

(a)          any other action or omission by the Company which results in a material diminution in Executive’s position, status, offices, titles, authority, responsibilities, or reporting requirements;

(b)          a change by the Company in the location at which Executive performs her principal duties for the Company to a different location that is (i) outside a radius of fifty (50) miles from Executive’s principal residence immediately prior to the date on which such change occurs, or (ii) more than fifty (50) miles from the location at which Executive performed her principal duties for the Company immediately prior to the date on which such change occurs; or

(c)          any material breach by the Company of this Agreement.

4.4           Death or Disability. Immediately upon Executive’s death or disability. As used in this Agreement, the determination of “disability” shall occur when Executive, due to a physical or mental disability, for a period of 60 consecutive days, or 120 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both Executive and the Company; provided, that, if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

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4.5           Termination by Executive Without Good Reason or Termination by the Company Without Cause. At the election of Executive without Good Reason or by the Company without Cause, upon not less than thirty (30) days’ prior written notice to the other party.

5.          Effect of Termination.

5.1           Payments Upon Termination for Any Reason. In the event Executive’s employment is terminated pursuant to Section 4, the Company shall pay to Executive (or her estate or legal representative, if applicable), on the date of her termination of employment with the Company, the compensation and benefits under Sections 3.1, 3.4 and 3.5 that are accrued and unpaid through such termination date (including, without limitation, an amount equal to all accrued but unused vacation pay and unreimbursed expenses). Subject to Section 5.5, in the event of termination of Executive’s employment by Executive by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, the Company for Cause pursuant to Section 4.2, by reason of Executive’s death or disability pursuant to Section 4.4, or by Executive without Good Reason pursuant to Section 4.5, Executive shall not receive any compensation or benefits other than as expressly stated in this Section 5.1 and as otherwise required by law.

5.2           Termination by the Company Without Cause, by the Company by Reason of Non-Renewal of Agreement Term, or by Executive for Good Reason. Subject to Section 5.3 below, in addition to the payments and provisions under Section 5.1, in the event of termination of Executive’s employment by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Executive for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, provided that Executive executes a severance agreement and release of claims in a form reasonably satisfactory to the Company (the “Severance Agreement”) and allows it to become binding, the Company shall provide Executive with the following:

(a)           six (6) months of Executive’s base salary in effect at the time of termination of employment, payable according to the Company’s payroll; and

(b)          the Company will, for a period of six (6) months following Executive’s termination from employment, continue Executive’s participation in the Company’s group health plan and shall pay that portion of the premiums that the Company paid on behalf of Executive during Executive’s employment, provided, however, that if the Company’s health insurance plan does not permit such continued participation in such plan after Executive’s termination of employment, then the Company shall pay the costs of COBRA continuation coverage on Executive’s behalf for such twelve-month period; and provided, further, that if Executive becomes employed with another employer during the period in which continued health insurance is being provided pursuant to this Section, the Company shall not be required to continue such health benefits, or if applicable, to pay the costs of COBRA, if Executive becomes covered under a health insurance plan of the new employer. (For purposes of this Section 5.2(b), the term “Executive” shall include, to the extent applicable, Executive’s spouse and any of her dependents covered under the Company’s group health plan prior to her termination of employment.)

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5.3           Termination in the Event of a Change in Control.

(a)          In addition to the payments and provisions under Section 5.1 but in lieu of, and not in addition to, the payments required pursuant to Section 5.2 above and 5.5 below, in the event Executive’s employment with the Company is terminated by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Executive for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, in any such case, within twelve (12) months following a Change in Control (as defined below), provided that Executive (or her legal representative, if applicable) executes a Severance Agreement and allows it to become binding, Executive shall be entitled to the following:

(i)          a lump sum cash amount equal to twelve (12) months of Executive’s base salary in effect at the time of Executive’s termination, such payment to be made no later than thirty (30) calendar days following the Payment Date;

(ii)         for up to twelve (12) months after Executive’s date of termination, the Company shall continue Executive’s participation in the Company’s group health plan and shall pay that portion of the premiums that the Company paid on behalf of Executive during Executive’s employment; provided, however, that if the Company’s health insurance plan does not permit Executive’s continued participation in such plan after her termination of employment, then the Company shall pay the costs of COBRA continuation coverage on Executive’s behalf for so long as COBRA continuation coverage is available, up to twelve (12) months; and provided, further, that if Executive becomes employed with another employer during the period in which continued health insurance is being provided pursuant to this Section, the Company shall not be required to continue such health benefits, or if applicable, to pay the costs of COBRA, if Executive becomes covered under a health insurance plan of the new employer. (For purposes of this Section 5.3(a)(ii), the term “Executive” shall include, to the extent applicable, Executive’s spouse and any of her dependents covered under the Company’s group health plan prior to her termination of employment.)

(b)          As used herein, “Change in Control” shall occur or be deemed to occur if any of the following events occur:

(i)          any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

(ii)         any consolidation or merger of the Company (including, without limitation, a triangular merger) where the shareholders of the Company immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(iii)        a third person, including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (but other than (x) the Company, (y) any employee benefit plan of the Company, or (z) investors purchasing equity securities of the Company pursuant to a financing or a series of financings approved by the Board of Directors of the Company) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of Controlling Securities (as defined below). “Controlling Securities” shall mean securities representing 25% or more of the total number of votes that may be cast for the election of the directors of the Company.

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5.4           Effect of Termination on Stock Options and Other Equity Compensation.

(a)          In the event of Executive’s termination by Executive by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by the Company for Cause pursuant to Section 4.2, or by Executive without Good Reason pursuant to Section 4.5, and provided that Executive (or her legal representative, if applicable) executes a Severance Agreement and allows it to become binding, all unvested stock and stock options granted to Executive before and after the date of this Agreement shall be immediately forfeited upon the effective date of such termination of employment or as otherwise provided in the option agreement; provided, that, Executive shall have ninety (90) days from the date of termination to exercise the vested portion of any stock options, subject to Section 3.3(b) hereof.

(b)          In the event of Executive’s termination by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Executive for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, and provided that Executive (or her legal representative, if applicable) executes a Severance Agreement and allows it to become binding, that number of Executive’s stock and stock options that would otherwise have vested from the effective date of Executive’s termination to the first anniversary of such date shall immediately vest and Executive (or her estate or legal representative, if applicable) shall have one (1) year to exercise the vested portion of such stock options, subject to Section 3.3(b) hereof.

(c)          In the event Executive’s employment with the Company is terminated by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Executive for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, in any such case, within twelve (12) months following a Change in Control, in lieu of the acceleration provided for pursuant to Section 5.4(b) above, provided that Executive (or her legal representative, if applicable) executes a Severance Agreement and allows it to become binding, all of Executive’s stock and stock options shall immediately become exercisable with respect to all shares underlying such options and Executive (or her estate or legal representative, if applicable) shall have one (1) year from the date of termination to exercise such stock options, subject to any earlier expiration under the 2003 Plan or the terms of the Change of Control.

(d)          In the event Executive’s employment with the Company is terminated by reason of disability pursuant to Section 4.4, and provided that Executive (or her legal representative, if applicable) executes a Severance Agreement and allows it to become binding, all unvested stock and stock options granted to Executive before and after the date of this Agreement shall be immediately forfeited upon the effective date of such termination of employment or as otherwise provided in the option agreement; provided, that, Executive shall have one (1) year from the date of termination to exercise the vested portion of any stock options, subject to Section 3.3(b) hereof.

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5.5           Limitation on Benefits.

(a)          It is the intention of Executive and the Company that no payments made or benefits provided by the Company to or for the benefit of Executive under this Agreement or any other agreement or plan pursuant to which Executive is entitled to receive payments or benefits shall be non-deductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), relating to golden parachute payments.

(b)          The Company will make the payments under this Agreement without regard to whether the deductibility of such payments (or any other payments or benefits) would be limited or precluded by Code Section 280G and without regard to whether such payments would subject Executive to the federal excise tax levied on certain “excess parachute payments” under Code Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the reduction or elimination of any payment and/or other benefit (including the vesting of the options) under this Agreement, then the amounts payable under this Agreement will be reduced or eliminated as follows, if possible: (i) first, by reducing or eliminating any cash payments or other benefits (other than the vesting of the options) and (ii) second, by reducing or eliminating the vesting of that options that occurs as a result of such Change of Control (as provided above), to the extent necessary to maximize the Total After-Tax Payments. The Company’s independent, certified public accounting firm will determine whether and to what extent payments or vesting under this agreement are required to be reduced in accordance with the preceding sentence. For purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Executive (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

5.6           Withholdings. Payments made under this Section 5 shall be subject to applicable federal, state and local taxes and withholdings.

6.          Invention, Non-Disclosure, and Non-Solicitation. As a condition of Executive’s employment, Executive shall execute the Invention, Non-Disclosure, and Non-Solicitation Agreement attached hereto as Exhibit A.

7.          Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed, if to the Company, at its principal corporate offices, and if to Executive, at her address set forth on the signature page hereto, or in either case, such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

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8.          Absence of Restrictions. Executive represents and warrants that she is not bound by any employment contracts, restrictive covenants or other restrictions that prevent her from entering into employment with, or carrying out her responsibilities for, the Company, or which are in any way inconsistent with any of the terms of this Agreement.

9.          Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement, with the exception of the Invention, Non-Disclosure, and Non-Solicitation Agreement, dated as of the date hereof, by and between the Company and Executive.

10.         Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

11.         Governing Law; Consent to Jurisdiction. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York without regard to conflict of law principles. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and the Company and Executive each consents to the jurisdiction of such a court. The Company and Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

12.         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by her.

13.         Miscellaneous.

13.1         No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

13.2         Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

13.3         Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

13.4         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be delivered by facsimile, and facsimile signatures shall be treated as original signatures for all applicable purposes.

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13.5         Blue Penciling. To the extent that any provision herein contravenes the requirements of Code Section 409A or the regulations thereunder (when issued) it should be appropriately modified so Executive is not subject to the adverse effects of such Code Section 409A.

13.6         Section 409A. All payments hereunder (other than reimbursement of expenses) shall be subject to any and all applicable statutory deductions. Employee acknowledges and agrees that the Company may revise the timing of payments in this Agreement to the extent necessary to comply with Section 409A of the Code (although the parties agree that the provisions of this Agreement are not intended to be deferred compensation subject to such section). In any event, Company makes no representations or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

THE COMPANY:

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Mark Pruzanski
	Name:	Mark Pruzanski, MD
	Title:	Chief Executive Officer

Date:	5/8/09

EXECUTIVE:

By:	/s/ Barbara Duncan
	Name:	Barbara Duncan

Date:	5/8/09

Address for Notice Purposes:

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Exhibit A

Invention, Non-Disclosure, and Non-Solicitation Agreement

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Exhibit 10.5.2

INVENTION, NON-DISCLOSURE, AND NON-SOLICITATION AGREEMENT

This Invention, Non-Disclosure, and Non-Solicitation Agreement is made by and between Intercept Pharmaceuticals, Inc. (the “Company”) and Barbara Duncan (the “Employee”).

IN CONSIDERATION of the Employee's employment by the Company, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Employee agrees as follows:

1. Condition of Employment.

The Employee acknowledges that her employment with the Company is contingent upon her agreement to sign and adhere to the provisions of this Invention, Non-Disclosure, and Non-Solicitation Agreement (the “Agreement”).

2. Proprietary and Confidential Information.

(a) The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b) The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his/her employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c) The Employee agrees that her obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and her obligation to return materials and tangible property set forth in paragraph (b) above also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee.

3. Inventions.

(a) The Employee will make full and prompt disclosure to the Company of all inventions, creations, improvements, discoveries, trade secrets, secret processes, technology, know-how, methods, developments, software, and works of authorship or other creative works, whether patentable or not, which are created, made, conceived or reduced to practice by the Employee or under the Employee's direction or jointly with others during her employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Inventions”).

(b) The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all her right, title and interest in and to all Inventions and all related patents, patent applications, copyrights and copyright applications to the maximum extent permitted by the laws of the State of New York or any like statute of any other state. The Employee hereby also waives all claims to moral rights in any Inventions. The Employee understands that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of the laws of the State of New York. The Employee agrees to advise the Company promptly in writing of any inventions that she believes meets the criteria in the laws of the State of New York.

(c) The Employee agrees to cooperate fully with the Company and to take such further actions as may be necessary or desirable, both during and after her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Inventions. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Invention. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as her agent and attorney-infact to execute any such papers on her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention, under the conditions described in this sentence.

4. Non-Solicitation.

(a) While employed by the Company and for a period of one (1) year after the termination or cessation of Employee’s employment for any reason, the Employee will not, directly or indirectly, either alone or in association with others, recruit or solicit any person who was employed by the Company or engaged as an independent contractor at any time during the period of the Employee's employment with the Company, except for an individual whose employment with or service for the Company has been terminated for a period of six months or longer.

(b) If any restriction set forth in this Section 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(c) The geographic scope of this Section shall extend to anywhere the Company or any of its subsidiaries is doing business, has done business or has plans to do business.

(d) If the Employee violates the provisions of this Section, the Employee shall continue to be held by the restrictions set forth in this Section, until a period equal to the period of restriction has expired without any violation.

5. Other Agreements.

The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that his/her performance of all the terms of this Agreement and the performance of her duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any non-disclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

6. United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions that are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

7. Not An Employment Contract.

The Employee acknowledges that this Agreement does not constitute a contract of employment, either express or implied, and does not imply that the Company will continue the Employee’s employment for any period of time.

8. General Provisions.

(a) No Conflict. The Employee represents that the execution and performance by him/her of this Agreement does not and will not conflict with or breach the terms of any other agreement by which the Employee is bound.

(b) Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision of this Agreement.

(d) Waiver. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(e) Employee Acknowledgment and Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of any breach or threatened breach of this Agreement, the Employee agrees that the Company, in addition to such other remedies that may be available, shall be entitled to specific performance and other injunctive relief without posting a bond, and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or which may succeed to all or substantially all of its assets or business, provided however that the obligations of the Employee are personal and shall not be assigned by the Employee.

(g) Subsidiaries and Affiliates. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(h) Governing Law, Forum and Jurisdiction. This Agreement shall be governed by and construed as a sealed instrument under and in accordance with the laws of the State of New York without regard to conflict of laws provisions. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within New York), and the Company and the Employee each consents to the jurisdiction of such a court.

(i) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

WITNESS our hands and seals:

INTERCEPT PHARMACEUTICALS, INC.

/s/ Mark Pruzanski	5/16/09
By: Mark Pruzanski, President & CEO	Date

/s/ Barbara Duncan	5/16/09
By: Barbara Duncan, CFO	Date

Exhibit A LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF

AUTHORSHIP: Title Date Identifying Number or Brief Description

No inventions or improvements

Additional Sheets Attached

Signature of Employee: /s/ Barbara Duncan

Printed Name of Employee: Barbara Duncan

Date: May 16, 2009

Exhibit 10.6.1

 EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made effective as of April 1, 2008, is entered into by Intercept Pharmaceuticals, Inc. (the “Company”) and David Shapiro (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1.          Term of Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on April 1, 2008 (the “Commencement Date”) and ending on March 31, 2009, unless sooner terminated in accordance with the provisions of Section 4 (such period, the “Initial Term”); provided, however, that on each anniversary of the Commencement Date, the term of employment under this Agreement shall be automatically extended for an additional one-year period (each such period, a “Subsequent Period”) unless terminated sooner pursuant to Section 4 or if, at least sixty (60) days prior to the applicable anniversary date, either Executive or the Company provides written notice to the other party electing not to extend. The Initial Term together with each Subsequent Term, if any, are referred to hereinafter as the “Agreement Term.”

2.          Title; Capacity. During the Agreement Term, the Company will employ Executive as its Chief Medical Officer and Executive Vice President, Development to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Chief Executive Officer of the Company (the “CEO”) shall from time to time reasonably assign to him. Within ninety (90) days of the Commencement Date, and on an annual basis thereafter, the Company’s Board of Directors (the “Board”), in consultation with Executive and the CEO, will set reasonably attainable, specific goals pursuant to the Operating Plan of the Company as in effect from time to time. Executive shall report directly to the CEO and shall be subject to the supervision of, and shall have such authority as is delegated to him by, the CEO, which authority shall be sufficient to perform his duties hereunder. Executive will work out of his home office until such time as the Company establishes a California office, at which point he shall be based there. The location of Executive’s employment is subject to change during the course of the Agreement Term as determined by the CEO in consultation with Executive. Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties as may be reasonably assigned to him. Executive shall devote his full business time, energies and attention in the performance of the foregoing services.

3.          Compensation and Benefits.

3.1           Salary. The Company shall pay Executive an initial annualized base salary of $350,000, payable in accordance with the Company’s regular payroll practices. Such base salary shall be subject to annual review and increase (but not decrease) as may be determined and approved by the Board or the Company’s Compensation Committee in its sole discretion. Such annual review will be completed by March 31 in each year beginning with March 31, 2009.

3.2           Automobile Allowance. The Executive will be provided with a monthly automobile allowance in the amount of $1,000. The Executive shall be responsible for payment of all automobile-related expenses and the Company shall have no obligation beyond the payment of the monthly allowance set forth above. The Executive agrees to obtain commercially reasonable automobile insurance covering the operation of any vehicle he uses during the course of his employment with the Company.

3.3           Bonuses. At the end of a given fiscal year, Executive will be eligible to receive a bonus equal to up to 25% of his base salary in effect at the end of such fiscal year. The amount of any such bonus shall be based on factors including, but not limited to, Executive’s achievement, as determined by the Board in its sole discretion, of reasonable goals and milestones established in advance by the Board in consultation with the CEO and Executive. The period for calculation of the bonus shall be consistent with the Company’s fiscal year. The goals and milestones will be established by the Board in consultation with Executive and communicated to Executive within thirty (30) days of the start of the new fiscal year, or in the case of the 2008 fiscal year, within ninety (90) days of the Commencement Date. Such bonus, if any, will be paid to Executive on or after January 1 and on or before March 31 of the immediately succeeding fiscal year. The bonus shall be paid in cash; provided that, if requested by Executive and if approved by the Board in its sole discretion, some or all of the bonus for which Executive may be eligible in that future year may be paid in options or restricted stock (valued at the fair market value thereof), or any combination of the foregoing.

3.4           Stock Options.

(a)          Contemporaneously with the execution of this Agreement, the Company shall award Executive a stock option under its 2003 Stock Incentive Plan (the “2003 Plan”) to purchase 500,000 shares of the Company’s common stock at a per share exercise price of $1.80 (the “Option”), such amount being the fair market value of one share of the Company’s common stock on the date hereof. The Option will be evidenced in writing by, and subject to the terms of, a stock option agreement provided by the Company, which agreement will specify vesting over four (4) years and exercise of vested options for up to ten (10) years except as otherwise provided in the stock option agreement or by the 2003 Plan.

(b)           The Option shall vest as follows: (i) one-quarter of the Option (i.e. 125,000 shares) will vest on the first anniversary of the Commencement Date; and (ii) the remaining balance of the 375,000 shares will vest in equal quarterly installments in arrears over the three (3) year period commencing on the first anniversary of the Commencement Date and ending on the fourth anniversary of the Commencement Date, all subject to Executive’s continued employment by the Company, except as otherwise set forth herein.

(c)          At the sole discretion of the Board or the Company’s Compensation Committee, additional stock options or other stock awards may be granted to Executive from time to time.

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3.5           Fringe Benefits. Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its executives and/or employees from time to time, including, but not limited to, health care plans, dental care plans, supplemental retirement plans, life insurance plans, disability insurance plans and incentive compensation plans, to the extent that Executive is eligible under, and subject to the terms and conditions of, the applicable plan documents governing such programs. The Company shall pay 100% of the premium cost for health insurance coverage for Executive and his spouse, if his spouse is not already covered by a health insurance plan at another employer. Executive shall be eligible to accrue up to four (4) weeks of paid vacation each calendar year (to be taken at such times and in such number of days as Executive shall determine in consultation with the CEO and in a manner so as not to impair or otherwise interfere with Executive’s ability to perform his duties and responsibilities hereunder). The vacation days for which Executive is eligible shall accrue at the rate of 1.67 days per month that Executive is employed during such calendar year. Vacation accrual will be capped at 1.75 times Executive’s annual vacation accrual. When Executive’s accrued vacation reaches the cap, he will not accrue additional vacation time until some of the previously accrued vacation is used and the accrued amount falls below the cap, unless the Company is acquired by another business venture, in which case none of the previous year’s accrued vacation will be subject to a cap. Executive shall also be eligible for paid holidays and up to five (5) paid sick days annually, in accordance with the Company’s policies for its senior executives as in effect from time to time. At the end of each calendar year, all unused sick days shall be forfeited.

3.6           Reimbursement of Expenses. The Company shall reimburse Executive for reasonable travel, entertainment and other expenses incurred or paid by him in connection with, or related to the performance of his duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request. Executive must submit proper documentation for each such expense within sixty (60) days after the later of (i) his incurrence of such expense or (ii) his receipt of the invoice for such expense. The Company will reimburse Executive for that expense within thirty (30) days after receipt of the documentation.

3.7           Withholdings. Payments made under this Section 3 shall be subject to applicable federal, state and local taxes and withholdings.

4.          Termination of Employment Period. The Agreement Term shall terminate upon the occurrence of any of the following:

4.1           Expiration of the Agreement Term. This Agreement shall expire at the end of the Agreement Term; provided, that notice is given in accordance with Section 1 of this Agreement.

4.2           Termination by the Company for Cause. At the election of the Company, for Cause (as defined below), immediately following written notice by the Company to Executive, which notice shall identify in reasonable detail the Cause upon which termination is based. For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon:

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(a)          a good faith finding by the Company that (i) Executive has engaged in dishonesty, willful misconduct or gross negligence; (ii) Executive has breached or has threatened to breach his Invention, Non-Disclosure, and Non-Solicitation Agreement; or (iii) Executive has materially breached this Agreement, and Executive has failed to cure such conduct or breach within thirty (30) days after his receipt of written notice from the Company of such breach; or

(b)          Executive’s conviction, guilty plea, or entry of nolo contendere to any crime involving moral turpitude, fraud or embezzlement, or any felony.

4.3           Termination By Executive for Good Reason. At the election of Executive, for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence, without Executive’s written consent, of either of the events or circumstances set forth in clauses (a) or (b) below. In addition, notwithstanding the occurrence of either of the events enumerated in clause (a) or (b), such occurrence shall not be deemed to constitute Good Reason if, within thirty (30) days after the Company’s receipt of written notice from Executive of the occurrence or existence of an event or circumstance enumerated in clause (a) or (b), such event or circumstance has been remedied by the Company. Executive shall not be deemed to have terminated his employment for Good Reason unless he first delivers a written notice of termination to the Company identifying in reasonable detail the acts or omissions constituting Good Reason within ninety (90) days after their occurrence and the provision of this Agreement relied upon, such acts or omissions are not cured by the Company within thirty (30) days of the receipt of such notice, and Executive actually ends his employment within one-hundred and twenty (120) days after the Company’s failure to cure.

(a)          within six (6) months after a Change of Control (as defined below), a change by the Company in the location at which Executive performs his principal duties for the Company to a different location that is (i) outside a radius of thirty five (35) miles from Executive’s principal residence immediately prior to the date on which such change occurs, and (ii) more than fifty (50) miles from the location at which Executive performed his principal duties for the Company immediately prior to the date on which such change occurs; or

(b)          any material breach by the Company of this Agreement.

4.4           Death or Disability. Immediately upon Executive’s death or disability. As used in this Agreement, the determination of “disability” shall occur when Executive, due to a physical or mental disability, for a period of 60 consecutive days, or 120 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both Executive and the Company; provided, that, if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

4.5           Termination by Executive Without Good Reason or Termination by the Company Without Cause. At the election of Executive without Good Reason or by the Company without Cause, upon not less than thirty (30) days’ prior written notice to the other party.

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5.          Effect of Termination.

5.1           Payments Upon Termination for Any Reason. In the event Executive’s employment is terminated pursuant to Section 4, the Company shall pay to Executive (or his estate or legal representative, if applicable), on the date of his termination of employment with the Company, the compensation and benefits under Sections 3.1, 3.4 and 3.5 that are accrued and unpaid through such termination date (including, without limitation, an amount equal to all accrued but unused vacation pay and unreimbursed expenses). Subject to Section 5.5, in the event of termination of Executive’s employment by Executive by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, the Company for Cause pursuant to Section 4.2, by reason of Executive’s death or disability pursuant to Section 4.4, or by Executive without Good Reason pursuant to Section 4.5, Executive shall not receive any compensation or benefits other than as expressly stated in this Section 5.1 and as otherwise required by law.

5.2           Termination by the Company Without Cause, by the Company by Reason of Non-Renewal of Agreement Term, or by Executive for Good Reason. Subject to Section 5.3 below, in addition to the payments and provisions under Section 5.1, in the event of termination of Executive’s employment by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Executive for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, provided that Executive executes a severance agreement and release of claims in a form reasonably satisfactory to the Company (the “Severance Agreement”) and allows it to become binding, the Company shall provide Executive with the following:

(a)           twelve (12) months of Executive’s base salary in effect at the time of termination of employment, payable as a single lump sum no later than thirty (30) calendar days following the date on which the Company receives an executed Severance Agreement from Executive or the date on which the Severance Agreement becomes binding on Executive, whichever occurs later (such date, the “Payment Date”); and

(b)          the Company will, for a period of twelve (12) months following Executive’s termination from employment, continue Executive’s participation in the Company’s group health plan and shall pay that portion of the premiums that the Company paid on behalf of Executive during Executive’s employment, provided, however, that if the Company’s health insurance plan does not permit such continued participation in such plan after Executive’s termination of employment, then the Company shall pay the costs of COBRA continuation coverage on Executive’s behalf for such twelve-month period; and provided, further, that if Executive becomes employed with another employer during the period in which continued health insurance is being provided pursuant to this Section, the Company shall not be required to continue such health benefits, or if applicable, to pay the costs of COBRA, if Executive becomes covered under a health insurance plan of the new employer. (For purposes of this Section 5.2(b), the term “Executive” shall include, to the extent applicable, Executive’s spouse and any of his dependents covered under the Company’s group health plan prior to his termination of employment.)

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5.3           Termination in the Event of a Change in Control.

(a)          In addition to the payments and provisions under Section 5.1 but in lieu of, and not in addition to, the payments required pursuant to Section 5.2 above and 5.5 below, in the event Executive’s employment with the Company is terminated by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Executive for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, in any such case, within twelve (12) months following a Change in Control (as defined below), provided that Executive (or his legal representative, if applicable) executes a Severance Agreement and allows it to become binding, Executive shall be entitled to the following:

(i)          a lump sum cash amount equal to twelve (12) months of Executive’s base salary in effect at the time of Executive’s termination, such payment to be made no later than thirty (30) calendar days following the Payment Date;

(ii)         for up to twelve (12) months after Executive’s date of termination, the Company shall continue Executive’s participation in the Company’s group health plan and shall pay that portion of the premiums that the Company paid on behalf of Executive during Executive’s employment; provided, however, that if the Company’s health insurance plan does not permit Executive’s continued participation in such plan after his termination of employment, then the Company shall pay the costs of COBRA continuation coverage on Executive’s behalf for so long as COBRA continuation coverage is available, up to twelve (12) months; and provided, further, that if Executive becomes employed with another employer during the period in which continued health insurance is being provided pursuant to this Section, the Company shall not be required to continue such health benefits, or if applicable, to pay the costs of COBRA, if Executive becomes covered under a health insurance plan of the new employer. (For purposes of this Section 5.3(a)(ii), the term “Executive” shall include, to the extent applicable, Executive’s spouse and any of his dependents covered under the Company’s group health plan prior to his termination of employment.)

(b)          As used herein, “Change in Control” shall occur or be deemed to occur if any of the following events occur:

(i)          any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

(ii)         any consolidation or merger of the Company (including, without limitation, a triangular merger) where the shareholders of the Company immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(iii)        a third person, including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (but other than (x) the Company, (y) any employee benefit plan of the Company, or (z) investors purchasing equity securities of the Company pursuant to a financing or a series of financings approved by the Board of Directors of the Company) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of Controlling Securities (as defined below). “Controlling Securities” shall mean securities representing 25% or more of the total number of votes that may be cast for the election of the directors of the Company.

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5.4           Effect of Termination on Stock Options and Other Equity Compensation.

(a)          In the event of Executive’s termination by Executive or the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by the Company for Cause pursuant to Section 4.2, or by Executive without Good Reason pursuant to Section 4.5, all unvested stock and stock options granted to Executive before and after the date of this Agreement shall be immediately forfeited upon the effective date of such termination of employment or as otherwise provided in the option agreement; provided, that, Executive shall have ninety (90) days from the date of termination to exercise the vested portion of any stock options, subject to Section 3.3(b) hereof, provided that Executive executes a Severance Agreement and allows it to become binding.

(b)          In the event of Executive’s termination by Executive for Good Reason pursuant to Section 4.3 or by the Company without Cause pursuant to Section 4.5, and provided that Executive (or his legal representative, if applicable) executes a Severance Agreement and allows it to become binding, that number of Executive’s stock and stock options that would otherwise have vested from the effective date of Executive’s termination to the first anniversary of such date shall immediately vest and Executive (or his estate or legal representative, if applicable) shall have one (1) year to exercise the vested portion of such stock options, subject to Section 3.3(b) hereof.

(c)          In the event Executive’s employment with the Company is terminated by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Executive for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, in any such case, within twelve (12) months following a Change in Control, in lieu of the acceleration provided for pursuant to Section 5.4(b) above, provided that Executive (or his legal representative, if applicable) executes a Severance Agreement and allows it to become binding, all of Executive’s stock and stock options shall immediately become exercisable with respect to all shares underlying such options and Executive (or his estate or legal representative, if applicable) shall have one (1) year to exercise such stock options, subject to any earlier expiration under the 2003 Plan or the terms of the Change of Control.

5.5           Limitation on Benefits.

(a)          It is the intention of Executive and the Company that no payments made or benefits provided by the Company to or for the benefit of Executive under this Agreement or any other agreement or plan pursuant to which Executive is entitled to receive payments or benefits shall be non-deductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), relating to golden parachute payments.

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(b)          The Company will make the payments under this Agreement without regard to whether the deductibility of such payments (or any other payments or benefits) would be limited or precluded by Code Section 280G and without regard to whether such payments would subject Executive to the federal excise tax levied on certain “excess parachute payments” under Code Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the reduction or elimination of any payment and/or other benefit (including the vesting of the options) under this Agreement, then the amounts payable under this Agreement will be reduced or eliminated as follows, if possible: (i) first, by reducing or eliminating any cash payments or other benefits (other than the vesting of the options) and (ii) second, by reducing or eliminating the vesting of that options that occurs as a result of such Change of Control (as provided above), to the extent necessary to maximize the Total After-Tax Payments. The Company’s independent, certified public accounting firm will determine whether and to what extent payments or vesting under this agreement are required to be reduced in accordance with the preceding sentence. For purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Executive (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

5.6           Withholdings. Payments made under this Section 5 shall be subject to applicable federal, state and local taxes and withholdings.

6.          Invention, Non-Disclosure, and Non-Solicitation. As a condition of Executive’s employment, Executive shall execute the Invention, Non-Disclosure, and Non-Solicitation Agreement attached hereto as Exhibit A.

7.          Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed, if to the Company, at its principal corporate offices, and if to Executive, at his address set forth on the signature page hereto, or in either case, such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

8.          Absence of Restrictions. Executive represents and warrants that he is not bound by any employment contracts, restrictive covenants or other restrictions that prevent him from entering into employment with, or carrying out his responsibilities for, the Company, or which are in any way inconsistent with any of the terms of this Agreement.

9.          Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement, with the exception of the Invention, Non-Disclosure, and Non-Solicitation Agreement, dated as of the date hereof, by and between the Company and Executive.

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10.         Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

11.         Governing Law; Consent to Jurisdiction. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York without regard to conflict of law principles. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and the Company and Executive each consents to the jurisdiction of such a court. The Company and Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement

12.         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him.

13.         Miscellaneous.

13.1         No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

13.2         Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

13.3         Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

13.4         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be delivered by facsimile, and facsimile signatures shall be treated as original signatures for all applicable purposes.

13.5         Blue Penciling. To the extent that any provision herein contravenes the requirements of Code Section 409A or the regulations thereunder (when issued) it should be appropriately modified so Executive is not subject to the adverse effects of such Code Section 409A.

13.6         Section 409A. All payments hereunder (other than reimbursement of expenses) shall be subject to any and all applicable statutory deductions. Employee acknowledges and agrees that the Company may revise the timing of payments in this Agreement to the extent necessary to comply with Section 409A of the Code (although the parties agree that the provisions of this Agreement are not intended to be deferred compensation subject to such section). In any event, Company makes no representations or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

THE COMPANY:

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Mark Pruzanski
	Name:	Mark E. Pruzanski
	Title:	Chief Executive Officer

Date:	March 21, 2008

EXECUTIVE:

/s/ David Shapiro
Name: David Shapiro, MD

Date: March 21, 2008

Address for Notice Purposes:

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Exhibit A

Invention, Non-Disclosure, and Non-Solicitation Agreement

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Exhibit 10.6.2

INVENTION, NON-DISCLOSURE, AND NON-SOLICITATION AGREEMENT

This Invention, Non-Disclosure, and Non-Solicitation Agreement is made by and between Intercept Pharmaceuticals, Inc. (the “Company”) and David Shapiro (the “Employee”).

IN CONSIDERATION of the Employee's employment by the Company, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Employee agrees as follows:

1.          Condition of Employment.

The Employee acknowledges that his/her employment with the Company is contingent upon his/her agreement to sign and adhere to the provisions of this Invention, Non-Disclosure, and Non-Solicitation Agreement (the “Agreement”).

2.          Proprietary and Confidential Information.

(a)        The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b)        The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his/her employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c)        The Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his/her obligation to return materials and tangible property set forth in paragraph (b) above also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee.

3.          Inventions.

(a)        The Employee will make full and prompt disclosure to the Company of all inventions, creations, improvements, discoveries, trade secrets, secret processes, technology, know-how, methods, developments, software, and works of authorship or other creative works, whether patentable or not, which are created, made, conceived or reduced to practice by the Employee or under the Employee's direction or jointly with others during his/her employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Inventions”).

(b)        The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Inventions and all related patents, patent applications, copyrights and copyright applications to the maximum extent permitted by Section 2870 of the California Labor Code or any like statute of any other state. The Employee hereby also waives all claims to moral rights in any Inventions. The Employee understands that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit A). The Employee agrees to advise the Company promptly in writing of any inventions that he/she believes meets the criteria in Section 2870 and not otherwise disclosed on Exhibit B.

(c)        The Employee agrees to cooperate fully with the Company and to take such further actions as may be necessary or desirable, both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Inventions. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Invention. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention, under the conditions described in this sentence.

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4.          Other Agreements.

The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any non-disclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

5.          United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions that are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

6.          Not An Employment Contract.

The Employee acknowledges that this Agreement does not constitute a contract of employment, either express or implied, and does not imply that the Company will continue the Employee’s employment for any period of time.

7.          General Provisions.

(a)          No Conflict. The Employee represents that the execution and performance by him/her of this Agreement does not and will not conflict with or breach the terms of any other agreement by which the Employee is bound.

(b)          Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

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(c)          Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision of this Agreement.

(d)          Waiver. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(e)          Employee Acknowledgment and Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of any breach or threatened breach of this Agreement, the Employee agrees that the Company, in addition to such other remedies that may be available, shall be entitled to specific performance and other injunctive relief without posting a bond, and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(f)          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or which may succeed to all or substantially all of its assets or business, provided however that the obligations of the Employee are personal and shall not be assigned by the Employee.

(g)          Subsidiaries and Affiliates. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(h)          Governing Law, Forum and Jurisdiction. This Agreement shall be governed by and construed as a sealed instrument under and in accordance with the laws of the State of New York without regard to conflict of laws provisions. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within New York), and the Company and the Employee each consents to the jurisdiction of such a court.

(i)          Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

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THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

WITNESS our hands and seals:

INTERCEPT PHARMACEUTICALS, INC.

/s/ Mark Pruzanski	March 21, 2008
By: Mark E. Pruzanski, MD	Date
President and Chief Executive Officer

David Shapiro, MD

/s/ David Shapiro	March 31st 2008
Date

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Exhibit A

CALIFORNIA LABOR CODE SECTION 2870

(a)          Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer, or

(2)	Result from any work performed by the employee for his employer.

(b)          To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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Exhibit B

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP:

Title	Date	Identifying Number or Brief Description

X	No inventions or improvements

Additional Sheets Attached

Signature of Employee:	/s/ David Shapiro

Printed Name of Employee:	David Shapiro

Date:	31st March 2008

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Exhibit 10.8

STANDARD FORM OF OFFICE LEASE
The Real Estate Board of New York, Inc.

Agreement of Lease, made as of this 1 day of December in the year 2006, between Greenwich-Debrosses Realty LLC party of the first part, hereinafter referred to as OWNER, and Intercept Pharmaceuticals, Inc. party of the second part, hereinafter referred to as TENANT.

Witnesseth: Owner hereby leases to Tenant and Tenant hereby hires from Owner 18 Debrosses Street, Ground Floor in the building known as 18 Debrosses Street, New York, New York in the Borough of Manhattan, City of New York, for the term of Seven (7) years (or until such term shall sooner cease and expire as hereinafter provided) to commence on the 1st day of December in the year 2006, and to end on the 30th day of November in the year 2013, and both dates inclusive, at the annual rental rate of see rider R40 which Tenant agrees to pay in lawful money of the United States, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, in equal monthly installments in advance on the first day of each month during said term, at the office of Owner or such other place as Owner may designate, without any setoff or deduction whatsoever,

In the event that, at the commencement of the term of this lease, or thereafter, Tenant shall be in default in the payment of rent to Owner pursuant to the terms of another lease with Owner or with Owner’s predecessor in interest, Owner may at Owner’s option and without notice to Tenant add the amount of such arrears to any monthly installment of rent payable hereunder and the same shall be payable to Owner as additional rent.

The parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, successors and assigns, hereby covenant as follows:

Rent:

1. Tenant shall pay the rent as above and as hereinafter provided.

Occupancy:

2. Tenant shall use and occupy the demised premises for general office use and for no other purpose.

Tenant Alterations:

3. See rider R48

Maintenance and Repairs:

4. Tenant shall, through out the term of this lease, take good care of the demised premises and the fixtures and appurtenances therein. Tenant shall be responsible for all damage or injury to the demised premises or any other part of the building and the systems and equipment thereof, whether requiring structural or nonstructural repairs caused by, or resulting from, carelessness, omission, neglect or improper conduct of Tenant. Tenant’s subtenants, agents, employees, invitees or licensees, or which arise out of any work, labor, service or equipment done for, or supplied to, Tenant or any subtenant, or arising out of the installation, use or operation of the property or equipment of Tenant or any subtenant. Tenant shall also repair all damage to the building and the demised premises caused by the moving of Tenant’s Fixtures, furniture and equipment. Tenant shall promptly make, at Tenant’s expense, all repairs in and to the demised premises for which Tenant is responsible, using only the contractor for the trade or trades in question, selected from a list of at least two contractors per trade submitted by Owner. Any other repairs in or to the building or the facilities and systems thereof, for which Tenant is responsible, shall be performed by Owner at the Tenant’s expense. Owner shall maintain in good working order and repair the exterior and the structural portions of the building, including the structural portions of the demised premises, and the public portions of the building interior and the building plumbing, electrical, heating and ventilating systems (to the extent such systems presently exist) serving the demised premises. Tenant agrees to give prompt notice of any defective condition in the demised premises for which Owner may be responsible hereunder. There shall be no allowance to Tenant for diminution of rental value and no liability on the part of Owner by reason of inconvenience, annoyance or injury to business arising from Owner or others making repairs, alterations, additions or improvements in or to any portion of the building or the demised premises, or in and to the fixtures, appurtenances or equipment thereof. It is specifically agreed that Tenant shall not be entitled to any setoff or reduction of rent by reason of any failure of Owner to comply with the covenants of this or any other article of this lease. Tenant agrees that Tenant’s sole remedy at law in such instance will be by way of an action for damages for breach of contract .The provisions of this Article 4 shall not apply in the case of fire or other casualty, which are dealt with in Article 9 hereof.

Window Clearing:

5. Tenant will not clean nor require, permit, suffer or allow any window in the demised premises to be cleaned from the outside in violation of Section 202 of the Labor Law or any other applicable law, or of the Rules of the Board of Standards and Appeals, or of any other Board or body having or asserting jurisdiction.

Requirements of Law, Fire Insurance, Floor Loans:

6. Prior to the commencement of the lease term, if Tenant is then in possession, and at all times thereafter, Tenant, at Tenant’s sole cost and expense, shall promptly comply with all present and future laws, orders and regulations of all state, federal, municipal and local governments, departments, commissions and boards and any direction of any public officer pursuant to law, and all orders, rules and regulations of the New York Board of Fire Underwriters, Insurance Services Office, or any similar body which shall impose any violation, order or duty upon Owner or Tenant with respect to the demised premises, whether or not arising out of Tenant’s use or manner of use thereof, (including Tenant’s permitted use) or, with respect to the building if arising out of Tenant’s use or manner of use of the demised premises or the building (including the use permitted under the lease). Nothing herein shall require Tenant to make structural repairs or alterations unless Tenant has, by its manner of use of the demised premises or method of operation therein, violated any such laws, ordinances, orders, rules, regulations or requirements with respect thereto Tenant may, after securing Owner to Owner’s satisfaction against all damages, interest, penalties and expenses, including, but not limited to, reasonable attorney’s fees, by cash deposit or by surety bond in an amount and in a company satisfactory to Owner, contest and appeal any such laws, ordinances, orders, rules, regulations or requirements provided same is done with all reasonable promptness and provided such appeal shall not subject Owner to prosecution for a criminal offense, or constitute a default under any lease or mortgage under which Owner may be obligated, or cause the demised premises or any part thereof to be condemned or vacated. Tenant shall not do or permit any act or thing to be done in or to the demised premises which is contrary to law, or which will invalidate or be in conflict with public liability, fire or other policies of insurance at any time carried by or for the benefit of Owner with respect to the demised premises or the building of which the demised premises form a part, or which shall or might subject Owner to any liability or responsibility to any person, or for property damage. Tenant shall not keep anything in the demised premises, except as now or hereafter permitted by the Fire Department, Board of Fire Underwriters. Fire Insurance Rating Organization or other authority having jurisdiction, and then only in such manner and such quantity so as not to increase the rate for fire insurance applicable to the building, nor use the demised premises in a manner which will increase the insurance rate for the building or any property located therein over that in effect prior to the commencement of Tenant’s occupancy. Tenant shall pay all costs, expenses, fines, penalties, or damages, which may be imposed upon Owner by reason of Tenant’s failure to comply with the provisions of this article, and if by reason of such failure the fire insurance rate shall, at the beginning of this lease, or at any time thereafter, be higher than it otherwise would be, then, Tenant shall reimburse Owner, as additional rent hereunder, for that portion of all fire insurance premiums thereafter paid by Owner which shall have been charged because of such failure by Tenant. In any action or proceeding wherein Owner and Tenant are parties, a schedule or “make-up” of rate for the building or the demised premises issued by the New York Fire Insurance Exchange, or other body making fire insurance rates applicable to said premises shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rates then applicable to said premises. Tenant shall not place a load upon any floor of the demised premises exceeding the floor load per square foot area which it was designed to carry and which is allowed by law Owner reserves the right to prescribe the weight and position of all safes, business machines and mechanical by Tenant, at Tenant’s expense, in settings sufficient, in Owner’s judgment, to absorb and prevent vibration, noise and annoyance.

*out-of-pocket

Subordination:

7. See rider R62

Property Loss, Damage Reimbursement Indemnity:

8. Owner or its agents shall not be liable for any damage to property of Tenant or of others entrusted to employees of the building, nor for loss of or damage to any property of Tenant by theft or otherwise, nor for any injury or damage to persons or property resulting from any cause of whatsoever nature, unless caused by, or due to, the negligence of Owner, its agents, servants or employees. Owner or its agents will not be liable for any such damage caused by other tenants or persons in, upon or about said building, or caused by operations in construction of any private, public or quasi public work. If at any time any windows of the demised premises are temporarily closed, darkened or bricked up, (or permanently closed, darkened or bricked up, if required by law) for any reason whatsoever including, but not limited to, Owner’s own acts, Owner shall not be liable for any damage Tenant may sustain thereby, and Tenant shall not be entitled to any compensation therefore, nor abatement or diminution of rent, nor shall the same release Tenant from its obligations hereunder, nor constitute an eviction. Tenant shall indemnify and save harmless Owner against and from all liabilities, obligations, damages, penalties, claims, costs and expenses for which Owner shall not be reimbursed by insurance, including reasonable attorneys’ fees, paid, suffered or incurred as a result of any breach by Tenant. Tenant’s agents, contractors, employees, invitees, or licensees, of any covenant or condition of this lease, or the carelessness, negligence or improper conduct of the Tenant, Tenant’s agents, contractors, employees, invitees or licensees. Tenant’s liability under this lease extends to the acts and omissions of any subtenant, and any agent, contractor, employee, invitee or licensee of any subtenant. In case any action or proceeding is brought against Owner by reason of any such claim, Tenant, upon written notice from Owner, will, at Tenant’s expense, resist or defend such action or proceeding by counsel approved by Owner in writing, such approval not to be unreasonably withheld, *or willful misconduct

Destruction, Fire and Other Casualty:

9. (a) If the demised premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give immediate notice thereof to Owner, and this lease shall continue in full force and effect except as hereinafter set forth. (b) If the demised premises are partially damaged or rendered partially unusable by fire or other casualty, the damages thereto shall be repaired by, and at the expense of, Owner, and the rent and other items of additional rent, until such repair shall be substantially completed, shall be apportioned from the day following the casualty, according to the part of the demised premises which is usable. (c) If the demised premises are totally damaged or rendered wholly unusable by fire or other casualty, then the rent and other items of additional rent, as hereinafter expressly provided, shall be proportionately paid up to the time of the casualty, and henceforth shall cease until the date when the demised premises shall have been repaired and restored by Owner (or if sooner reoccupied in part by the Tenant then rent shall be apportioned as provided in subsection (b) above). subject to Owner’s right to elect not to restore the same as hereinafter provided. (d) If the demised premised are rendered wholly unusable or (whether or not the demised premises are damaged in whole or in part) if the building shall be so damaged that Owner shall decide to demolish it or to rebuild it, then, in any of such events. Owner may elect to terminate this lease by written notice to Tenant, given within ninety (90) days after such fire or casualty, or thirty (30) days after adjustment of the insurance claim for such fire or casualty, whichever is sooner, specifying a date for the expiration of the lease, which date shall not be more than sixty (60) days after the giving of such notice, and upon the date specified in such notice the term of this lease shall expire as fully and completely as if such date were the date set forth above for the termination of this lease, and Tenant shall forthwith quit. surrender and vacate the demised premises without prejudice however, to Landlord’s rights and remedies against Tenant under the lease provisions in effect prior to such termination, and any rent owing shall be paid up to such date, and any payments of rent made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant. Unless Owner shall serve a termination notice as provided for herein. Owner shall make the repairs and restorations under the conditions of (b) and (c) hereof, with all reasonable expedition, subject to delays due to adjustment of insurance claims, labor troubles and causes beyond Owner’s control. After any such casualty, Tenant shall cooperate with Owner’s restoration by removing from the demised premises as promptly as reasonably possible. all of Tenant’s salvageable inventory and movable equipment, furniture, and other property Tenant’s liability for rent shall resume five (5) days after written notice from Owner that the demised premises are substantially ready for Tenant’s occupancy.* (e) Nothing contained hereinabove shall relieve Tenant from liability that may exist as a result of damage from fire or other casualty Notwithstanding anything contained to the contrary in subdivisions (a) through (e) hereof, including Owner’s obligation to restore under subparagraph (b) above, each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty, and to the extent that such insurance is in force and collectible, and to the extent permitted by law. Owner and Tenant each hereby releases and waives all rights of recovery with respect to subparagraphs (b), (d), and (e) above, against the other, or any one claiming through or under each of them by way of subrogation or otherwise. The release and waiver herein referred to shall be deemed to include any loss or damage to the demised premises and/or to any personal property, equipment, trade fixtures, goods and merchandise located therein. The foregoing release and waiver shall be in force only if both releasors’ insurance policies contain a clause providing that such a release or waiver shall not invalidate the insurance. If, and to the extent, that such waiver can be obtained only by the payment of additional premiums, then the party benefiting from the waiver shall pay such premium within ten days after written demand or shall be deemed to have agreed that the party obtaining insurance coverage shall be free of any further obligation under the provisions hereof with respect to waiver of subrogation Tenant acknowledges that Owner will not carry insurance on Tenant’s furniture and/or furnishings or any fixtures or equipment, improvements, or appurtenances removable by Tenant, and agrees that Owner will not be obligated to repair any damage thereto or replace the same. (f) Tenant hereby waives the provisions of section 227 of the Real Property Law and agrees that the provisions of this article shall govern and control in lieu thereof. *for its present use.

Notwithstanding anything to the contrary, Tenant shall have the right to terminate this Lease in the event that the demised premises are rendered wholly unusable for the present use for a period of 120 days after the casualty.

Eminent Domain:

10. If the whole or any part of the demised premises shall be acquired or condemned by Eminent Domain for any public or quasi public use or purpose, then, and in that event, the term of this lease shall cease and terminate from the date of title vesting in such proceeding, and Tenant shall have no claim for the value of any unexpired term of said lease, and assigns to Owner, Tenant’s entire interest in any such award. Tenant shall have the right to make an independent claim to the condemning authority for the value of Tenant’s moving expenses and personal property, trade fixtures and equipment, provided Tenant is entitled pursuant to the terms of the lease to remove such property, trade fixtures and equipment at the end of the term, and provided further such claim does not reduce Owner’s award.

Assignment, Mortgage, Etc.:

11. See rider R50

Electric Current:

      12. Rates and conditions in respect to submetering or rent inclusion, as the case may be, to be added in RIDER attached hereto. Tenant covenants and agrees that at all times its use of electric current shall not exceed the capacity of existing feeders to the building or the risers or wiring installation, and Tenant may not use any electrical equipment which, in Owner’s opinion, reasonably exercised, will overload such installations or interfere with the use thereof by other tenants of the building. The change at any time of the character of electric service shall in no way make Owner liable or responsible to Tenant, for any loss, damages or expenses which Tenant may sustain.

Access to Premises:

13. Owner or Owner’s agents shall have the right (but shall not be obligated) to enter the demised premises in any emergency at any time, and, at other reasonable times,* to examine the same and to make such repairs, replacements and improvements as Owner may deem necessary and reasonably desirable to the demised premises or to any other portion of the building or which Owner may elect to perform. Tenant shall permit Owner to use and maintain and replace pipes, ducts, and conduits in and through the demised premises and to erect new pipes, ducts, and conduits therein, Owner may during the progress of any work in the demised premises, take all necessary materials and equipment into said premises without the same constituting an eviction, nor shall the Tenant be entitled to any abatement of rent while such work is in progress, nor to any damages by reason of loss or interruption of business or otherwise. Throughout the term hereof, Owner shall have the right to enter the demised premises at reasonable hours for the purpose of showing the same to prospective purchasers or mortgagees *upon reasonable notice which may be verbal, of the building, and during the last six months of the term, for the purpose of showing the same to prospective tenants.

If during the last month of the term Tenant shall have removed all or substantially all of of Tenant’s property therefrom. Owner may immediately enter, alter, renovate or redecorate the demised premises without limitation or abatement of rent, or incurring liability to Tenant for any compensation, and such act shall have no effect on this lease or Tenant’s obligations hereunder.

Vault, Vault Space, Area:

14. No vaults, vault space or area, whether or not enclosed or covered, not within the property line of the building, is leased hereunder, anything contained in or indicated on any sketch, blue print or plan, or anything contained elsewhere in this lease to the contrary notwithstanding Owner makes no representation as to the location of the property line of the building. All vaults and vault space and all such areas not within the property line of the building, which Tenant may be permitted to use and/or occupy, is to be used and/or occupied under a revocable license, and if any such license be revoked, or if the amount of such space or area be diminished or required by any federal, state or municipal authority or public utility. Owner shall not be subject to any liability, nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall such revocation, diminution or requisition be deemed constructive or actual eviction. Any tax, fee or charge of municipal authorities for such vault or area shall be paid by Tenant.

Occupancy:

15. Tenant will not at any time use or occupy the demised premises in violation of the certificate of occupancy issued for the building of which the demised premises are a part. Tenant has inspected the demised premises and accepts them as is, subject to the riders annexed hereto with respect to Owner’s work, if any. In any event, Owner makes no representation as to the condition of the demised premises, and Tenant agrees to accept the same subject to violations, whether or not of record.

Bankruptcy:

16. (a) Anything elsewhere in this lease to the contrary notwithstanding, this lease may be cancelled by Owner by the sending of a written notice to Tenant within a reasonable time after the happening of any one or more of the following events: (1) the commencement of a case in bankruptcy or under the laws of any state naming Tenant (or a guarantor of any of Tenant’s obligations under this lease) as the debtor; or (2) the making by Tenant (or a guarantor of any of Tenant’s obligations under this lease) of an assignment or any other arrangement for the benefit of creditors under any state statute. Neither Tenant nor any person claiming through or under Tenant, or by reason of any statute or order of court, shall thereafter be entitled to possession of the premises demised but shall forthwith quit and surrender the demised premises. If this lease shall be assigned in accordance with its terms, the provisions of this Article 16 shall be applicable only to the party then owning Tenant’s interest in this lease.

(b) It is stipulated and agreed that in the event of the termination of this lease pursuant to (a) hereof, Owner shall forthwith, notwithstanding any other provisions of this lease to the contrary, be entitled to recover from Tenant as and for liquidated damages, an amount equal to the difference between the rent reserved hereunder for the unexpired portion of the term demised and the fair and reasonable rental value of the demised premises for the same period. In the computation of such damages the difference between any installment of rent becoming due hereunder after the date of termination, and the fair and reasonable rental value of the demised premises for the period for which such installment was payable, shall be discounted to the date of termination at the rate of four percent (4%) per annum. If such demised premises or any part thereof be re-let by the Owner for the unexpired term of said lease, or any part thereof, before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such re-letting shall be deemed to be the fair and reasonable rental value for the part or the whole of the demised premises so re-let during the term of the re-letting. Nothing herein contained shall limit or prejudice the right of the Owner to prove for and obtain as liquidated damages, by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than, the amount of the differences referred to above

Default:

17. (1) If Tenant defaults in fulfilling any of the covenants of this lease other than the covenants for the payment of rent or additional rent; or if the demised premises become vacant or deserted; or if any execution or attachment shall be issued against Tenant or any of Tenant’s property, whereupon the demised premises shall be taken or occupied by someone other than Tenant; or if this lease be rejected under §365 of Title II of the U.S. Code (Bankruptcy Code); or if Tenant shall have failed, after five (5) days written notice, to redeposit with Owner any portion of the security deposit hereunder which Owner has applied to the payment of any rent and additional rent due and payable hereunder, or if Tenant shall be in default with respect to any other lease between Owner and Tenant; then, in any one or more of such events, upon Owner serving a written fifteen (15) days notice upon Tenant specifying the nature of said default, and upon the expiration of said fifteen (15) days, if Tenant shall have failed to comply with or remedy such default, or if the said default or omission complained of shall be of a nature that the same cannot be completely cured or remedied within said fifteen (15) day period, and if Tenant shall not have diligently commenced curing such default within such fifteen (15) day period, and shall not thereafter with reasonable diligence and in good faith, proceed to remedy or cure such default, then Owner may serve a written five (5) days notice of cancellation of this lease upon Tenant, and upon the expiration of said five (5) days this lease and the term thereunder shall end and expire as fully and completely as if the expiration of such five (5) day period were the day herein definitely fixed for the end and expiration of this lease and the term thereof, and Tenant shall then quit and surrender the demised premises to Owner, but Tenant shall remain liable as hereinafter provided.

(2) If the notice provided for in (I) hereof shall have been given, and the term shall expire as aforesaid; or if Tenant shall make default in the payment of the rent reserved herein, or any item of additional rent herein mentioned, or any part of either, or in making any other payment herein required; then, and in any of such events, Owner may without notice, re-enter the demised premises either by force or otherwise, and dispossess Tenant by summary proceedings or otherwise, and the legal representative of Tenant or other occupant of the demised premises, and remove their effects and hold the demised premises as if this lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end. If Tenant shall make default hereunder prior to the date fixed as the commencement of any renewal or extension of this lease, Owner may cancel and terminate such renewal or extension Agreement by written notice.

Remedies of Owner and Waiver of Redemption:

18. In case of any such default, re-entry, expiration and/or dispossess by summary proceedings or otherwise, (a) the rent shall become due thereupon and be paid up to the time of such re-entry, dispossess and/or expiration, (b) Owner may re-let the demised premises or any part or parts thereof, either in the name of Owner or otherwise, for a term or terms, which may at Owner’s option be less than or exceed the period which would otherwise have constituted the balance of the term of this lease, and may grant concessions or free rent or charge a higher rental than that in this lease, and/or (c) Tenant or the legal representatives of Tenant shall also pay to Owner as liquidated damages for the failure of Tenant to observe and perform said Tenant’s covenants herein contained, any deficiency between the rent hereby reserved and/or covenanted to be paid and the net amount, if any, of the rents collected on account of the lease or leases of the demised premises for each month of the period which would otherwise have constituted the balance of the term of this lease The failure of Owner to re-let the demised premises, or any part or parts thereof, shall not release or affect Tenant’s liability for damages. In computing such liquidated damages there shall be added to the said deficiency such expenses as Owner may incur in connection with re-letting, such as legal expenses, reasonable attorney’s fees, brokerage, advertising and for keeping the demised premises in good order or for preparing the same for re-letting Any such liquidated damages shall be paid in monthly installments by Tenant on the rent day specified in this lease, and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Owner to collect the deficiency for any subsequent month by a similar proceeding. Owner, in putting the demised premises in good order or preparing the same for re-rental may, at Owner’s option, make such alterations, repairs, replacements, and/or decorations in the demised premises as Owner, in Owner’s sole judgment, considers advisable and necessary for the purpose of re-letting the demised premises, and the making of such alterations, repairs, replacements, and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Owner shall in no event be liable in any way whatsoever for failure to re-let the demised premises, or in the event that the demised premises are re-let, for failure to collect the rent thereof under such re-letting, and in no event shall Tenant be entitled to receive any excess, if any, of such net rents collected over the sums payable by Tenant to Owner hereunder. In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Owner shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this least of any particular remedy, in law or in equity. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted by or dispossessed for any cause, or in the event of Owner obtaining possession of the demised premises, by reason of the violation by Tenant of any of the covenants and conditions of this lease, or otherwise.

Fees and Expenses:

19. If Tenant shall default in the observance or performance of any term or covenant on Tenant’s part to be observed or performed under, or by virtue of, any of the terms or provisions in any article of this lease, after notice, if required, and upon expiration of any applicable grace period, if any, (except in an emergency), then, unless otherwise provided elsewhere in this lease, Owner may immediately, or at any time thereafter upon reasonable*, perform the obligation of Tenant thereunder. If Owner, in connection with the foregoing, or in connection with any default by Tenant in the covenant to pay rent hereunder, makes any expenditures or incurs any obligations for the payment of money, including but not limited to reasonable attorneys’ fees, in instituting, prosecuting or defending any action or proceeding, and prevails in any such action or proceeding, then Tenant will reimburse Owner for such sums so paid, or obligations incurred, with interest and costs. The foregoing expenses incurred by reason of Tenant’s default shall be deemed to be additional rent hereunder, and shall be paid by Tenant to Owner within ten (10) days of rendition of any bill or statement to Tenant therefore. If Tenant’s lease term shall have expired at the time of making of such expenditures or incurring of such obligations, such sums shall be recoverable by Owner, as damages.

* notice to Tenant (which may be verbal)

Building Alterations and Management:

20. Owner shall have the right at any time without the same constituting an eviction and without incurring liability to Tenant therefore, to change the arrangement and/or location of public entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of the building, and to change the name, number or designation by which the building may be known. There shall be no allowance to Tenant for diminution of rental value and no liability on the part of Owner by reason of inconvenience, annoyance or injury to business arising from Owner or other Tenants making any repairs in the building or any such alterations, additions and improvements. Furthermore, Tenant shall not have any claim against Owner by reason of Owner’s imposition of such controls of the manner of access to the building by Tenant’s social or business visitors as the Owner may deem necessary for the security of the building and its occupants.

So long as Tenant has reasonable access to the demised**

No Representations Owner:

21. Neither Owner nor Owner’s agents have made any representations or promises with respect to the physical condition of the building, the land upon which it is erected or the demised premises, the rents, leases, expenses of operation or any other matter or thing affecting or related to the demised premises, except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise, except as expressly set forth in the provisions of this lease. Tenant has inspected the building and the demised premises and is thoroughly acquainted with their condition and agrees to take the same “as-is”, and acknowledges that the taking of possession of the demised premises by Tenant shall be conclusive evidence that the said premises and the building of which the same form a part were in good and satisfactory condition at the time such possession was so taken, except as to latent defects. All understandings and agreements heretofore made between the parties hereto are merged in this contract, which alone fully and completely expresses the agreement between Owner and Tenant, and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in party against whom enforcement of the change, modification, discharge or abandonment is sought.

**premises and is able to use the demised premises for its intended use.

End of Term:

22. Upon the expiration or other termination of the term of this lease, Tenant shall quit and surrender to Owner the demised premises, “broom-clean”, in good order and condition, ordinary wear and damages which Tenant is not required to repair as provided elsewhere in this lease excepted and Tenant shall remove all its property. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of this lease. If the last day of the term of this lease or any renewal thereof, falls on Sunday, this lease shall expire at noon on the preceding Saturday, unless it be a legal holiday, in which case it shall expire at noon on the preceding business day.

Quiet Enjoyment:

23. Owner covenants and agrees with Tenant That upon Tenant Paying the rent and additional rent and observing and performing all the terms, covenants and conditions, on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the premises hereby demised, subject, nevertheless, to the terms and conditions of this leases including, but not limited to, Article 31 hereof, and to the ground leases, underlying leases and mortgages hereinbefore mentioned.

Failure to Give Possession:

24.

No Waiver:

25. The failure of Owner to seek redress for violation of, or to insist upon the strict Performance of any covenant or condition of this lease or of any of the Rules or Regulations, set forth or hereafter adopted by Owner, shall not prevent a subsequent act which would have originally constituted a violation from having all the force and effect of an original violation. The receipt by Owner of rent and/or additional rent with knowledge of the breach of any covenant of this lease shall not be deemed a waiver of such breach, and no provision of this lease shall be deemed to have been waived by Owner unless such waiver be in writing signed by Owner. No payment by Tenant or receipt by Owner of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Owner may accept such check or payment without Prejudice to Owner’s right to recover the balance of such rent or pursue any other remedy in this lease provided. No act or thing done by Owner’s agents during the term hereby demised shall be deemed an acceptance of surrender of the demised premises, and no agreement to accept such surrender shall be valid unless in writing signed by Owner. No employee of Owner or Owner’s agent shall have any power to accept the keys of said premises prior to the termination of the lease, and the delivery of keys to any such agent of employee shall not operate as a termination of the lease or a surrender of the demised premises.

Waiver or Trial by Jury:

26. It is mutually agreed by and between Owner and Tenant that the respective parties hereto shall, and they hereby do, waive trial by jury in any action proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of, or in any way connected with, this lease, the relationship of Owner and Tenant, Tenant’s use of, or occupancy of, the demised premises, and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Owner commences any proceeding or action for possession, including a summary proceeding for possession of the demised premises. Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding, including a counterclaim under Article 4. except for statutory mandatory counterclaims.

Inability to Perform:

27. This lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on part if Tenant to be performed shall in no way be affected, impaired or excused because Owner is unable to fulfill any of its obligations under this lease, or to supply, or is delayed in supplying, any service expressly or impliedly to be supplied, or is unable to make, or is delayed in making, any repair, additions, alteration, or decorations, or is unable to supply, or is delayed in supplying, any equipment, fixtures, or other materials, if Owner is prevented or delayed form so doing by reason of strike or labor troubles or any cause whatsoever including, but not limited to, government preemption or restrictions, or by reason of any rule, order or regulation of any department or subdivision thereof of any government agency, or by reason of the conditions which have been or are affected, either directly or indirectly, by war or other emergency.

Bills and Notices:

28. Except as otherwise in this lease Provided, any notice, statement, demand or other communication required or permitted to be given, rendered of made by either party to the other, pursuant to this lease or pursuant to any applicable law or requirement of public authority . shall be in writing (whether or not so stated elsewhere in this lease) and shall be deemed to have been properly given, rendered or made, if sent by registered or certified mail (express mail, if available), return receipt requested, or by courier guaranteeing overnight delivery and furnishing a receipt in evidence thereof, addressed to the other party at the address hereinabove set forth (except that after the date specified as the commencement of the term of this lease, Tenant’s address, unless Tenant shall give notice to the contrary, shall be the building), and shall be deemed to have been given, rendered or made (a) on the date delivered, if delivered to Tenant personally, (b) on the date delivered, if delivered by overnight courier or (c) on the date which is two (2) days after being mailed. Either party may, by notice as aforesaid, designate a different address or addresses for notices, statements, demand or other communications intended for it. Notices given by Owner’s managing agent shall be deemed a valid notice if addressed and set in accordance with the provision of this Article. At Owner’s option, notices and bills to Tenant may be sent by hand delivery.

Services Provided by Owner:

29. Owner shall provide heat to the demised premises when and as required by law, on business days from 8 a.m to 6 p.m.; (c) water for ordinary lavatory purposes, but if Tenant uses or consumes water for any other purposes or in unusual quantities (of which fact Owner shall be the sole judge), Owner may install a water meter at Tenant’s expense, which Tenant shall thereafter maintain at Tenant’s expense in good working order and repair, to register such water consumption, and Tenant shall pay for water consumed as shown on said meter as additional rent as and when bills are rendered;

Said premises are to be kept clean by Tenant, it shall be done at Tenant’s sole expense, in a manner reasonable satisfactory to Owner, and no one other than persons approved by Owner shall be permitted to enter said premises or the building of which they are a part for such purpose. Tenant shall pay Owner the cost of removal of any of Tenant’s refuse and rubbish from the building:

(f) Owner reserves the right to stop services of the heating, elevators, plumbing, air-conditioning, electric, power systems or cleaning or other services, if any, when necessary by reason of accident, or for repairs, alterations, replacements or improvements necessary or desirable in the judgment of Owner, for as long as may be reasonably required by reason thereof. If the building of which the demised premises are a part supplies manually operated elevator service.

Captions:

30. The Captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this lease nor the intent of any provisions thereof.

Definitions:

31. The term “office”, or “offices”, wherever used in this lease, shall not be construed to mean premises used as a store or stores, for the sale or display, at any time, of goods, wares or merchandise, of any kind, or as a restaurant, shop, booth, bootblack or other stand, barber shop, or for other similar purposes, or for manufacturing. The term “Owner” means a landlord or less or, and as used in this lease means only the owner, or the mortgagee in possession for the time being, of the land and building (or the owner of a lease of the building or of the land and building) of which the demised premises form a part, so that in the event of any sale or sales or conveyance, assignment or transfer of said land and building, or of said lease, or in the event of a lease of said building, or of the land and building, the said Owner shall be, and hereby is, entirely freed and relieved of all covenants and obligations of Owner hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the purchaser, at any such sale, or the said lessee of the buildings, or of the land and building, that the purchaser, grantee, assignee or transferee or the lessee of the building has assumed and agreed to carry out any and all covenants and obligations of Owner, hereunder. The words “re-enter” and re-entry” as used in this lease are not restricted to their technical legal meaning. The term “business days” as used in this lease shall exclude Saturdays, Sundays and all days as observed by the State or Federal Government as legal holidays and those designated as holidays by the applicable building service union employees service contract, or by the applicable Operating Engineers contract with respect to HVAC service. Wherever it is expressly provided in this lease that consent shall not be unreasonably withheld, such consent shall not be unreasonably delayed.

Rider to be added if necessary.

GUARANTY

1.          As an inducement to Greenwich-Desbrosses Realty LLC ("Owner"), to enter into an Agreement of Lease dated December _______, 2006 (the "Lease") with Intercept Pharmaceuticals, Inc. ("Tenant") of the premises consisting of the ground floor commercial unit at 18 Desbrosses Street, New York, New York (the "demised premises") the undersigned, Mark Pruzanski ("Guarantor"), hereby absolutely, unconditionally and irrevocably guaranties to Owner all rent and additional rent and other charges payable by Tenant under the Lease (hereinafter collectively referred to as "Accrued Rent"), up to the Surrender Date, subject to the terms and conditions set forth herein.

2.          The "Surrender Date" means the date that Tenant shall have performed all of the following: (a) vacated and surrendered the Demised Premises to Owner (or its managing agent) vacant and free of all subleases or licenses, unless otherwise consented to by the Owner, in the condition required by the Lease and, if such vacation is prior to the scheduled expiration date of the Lease, so notified Owner or such agent in writing a minimum of four (4) months prior to the Surrender Date that Tenant intends to vacate by a date certain, (b) delivered the keys and security code to the doors to Demised Premises to Owner or a representative of the Owner, (c) paid to Owner all unpaid Rent and Additional Rent which shall have accrued under the terms of the Lease at any time up to and including the Surrender Date, (d) caused any violations or liens to be cured and removed as of record in accordance with the terms of the Lease and (e) if such vacation is prior to the scheduled expiration date of the Lease, signed a Surrender Declaration. Upon compliance with the conditions of this paragraph, the obligations and liabilities of Guarantor shall automatically terminate. If the provisions herein are not fully complied with or if any payment by Tenant or Guarantor shall be canceled, set aside, rescinded or avoided in any bankruptcy, insolvency or other action or proceeding, this Guaranty shall be automatically reinstated until the provisions hereof are complied with.

2.          The term "Tenant" means all persons or entities at any time holding the tenant's interest in the Lease, including, without limitation, the Tenant named in the Lease, its successors and assigns, a trustee of a Tenant's estate in any bankruptcy or insolvency proceeding, an assignee of Tenant's interest in the Lease by assignment pursuant to any bankruptcy or insolvency laws, and their respective successors and permitted assigns, notwithstanding that the Tenant named in the Lease may no longer be in possession and that the Owner may not have consented to such assignment. Notwithstanding the foregoing, or anything to the contrary contained herein, in the event that the Owner releases the Tenant named in the Lease from its obligations under the Lease in connection with any transfer or assignment of the Lease, this Guaranty shall be automatically terminated and Guarantor shall have no further obligations hereunder.

3.          Guarantor shall not be liable under this Guaranty for any rent, additional rent or other charges or payments accruing under the Lease after the Surrender Date. Any security deposit under the Lease shall not be credited against amounts payable by Tenant or by Guarantor under the terms of this Guaranty provided that same are returned to the Tenant in accordance with the terms of the Lease. The acceptance by Owner of payments under this Guaranty or the acceptance of a surrender of the Demised Premises shall not be deemed a release or waiver by Owner of any outstanding obligation of the Tenant under the Lease, and Tenant's outstanding obligations, if any, shall survive such acceptance and surrender.

4.          Notwithstanding any payments made by Guarantor hereunder, Guarantor shall not be subrogated to any of the rights of Owner against Tenant for any payment, hereunder until all of the amounts due or becoming due to Owner under the Lease have been paid.

5.          This Guaranty is absolute and unconditional and is a Guaranty of payment, not of collection. This Guaranty may be enforced without the necessity of resorting to or exhausting any other security or remedy, and without the necessity at any time of having recourse to Tenant. The validity of this Guaranty shall not be affected or impaired by reason of the assertion by Owner against Tenant of any rights or remedies reserved to Owner under the Lease. Guarantor agrees that this Guaranty shall remain in full force and effect as to any assignment, transfer, renewal, modification or extension of the Lease whether or not Guarantor shall have received any notice of or consented to such renewal, modification, extension, assignment or transfer.

6.          The granting of any extensions of time or the forbearance or failure of Owner to insist upon strict performance or observance of any of the terms of the Lease, or otherwise to exercise any right therein contained, shall not be construed as a waiver as against Tenant or Guarantor of any such term or right and the same shall continue and remain in full force and effect. Receipt by Owner of rent with knowledge of the breach of any provision of the Lease shall not be deemed a waiver of such breach. The Guarantor waives notice of any and all defaults by Tenant in the performance of any of the terms of the Lease on Tenant's part to be performed.

7.          Guarantor agrees that if Tenant becomes insolvent or is adjudicated a bankrupt or files for reorganization or similar relief or if such petition is filed by creditors of Tenant, under any present or future Federal or State law, Guarantor's obligations hereunder may nevertheless be enforced against Guarantor. The termination of the Lease pursuant to the exercise of any rights of a trustee or receiver in any of the foregoing proceedings shall not affect Guarantor's obligation hereunder or create in Guarantor any setoff against such obligation. Neither Guarantor's obligation under this Guaranty nor any remedy for enforcement thereof shall be impaired, modified or limited whatsoever by any impairment, modification, waiver or discharge resulting from the operation of any present or future provision under any law or decision of any court. Guarantor further agrees that its liability under this Guaranty shall be primary and that in any right of action which may accrue to Owner under the Lease, Owner may, at its option, proceed against Guarantor and Tenant, or may proceed against either Guarantor or Tenant without having commenced any action against or having obtained any judgment against Tenant or Guarantor.

8.          The validity and enforceability of this Guaranty and the obligations of the Guarantor hereunder shall not terminate and not be affected or impaired by reason of the invalidity or unenforceability of the Lease or any provision thereof, any offsets or defenses of Tenant, the commencement or continuation of any bankruptcy or insolvency action or proceeding or the granting of relief thereunder, including, without limitation, the granting of any stay or limitation on the collection of rent or other rights and remedies of Owner, the rejection of the Lease by a trustee in a bankruptcy or insolvency proceeding, the assertion by Owner against Tenant (or Owner's failure, waiver or delay in asserting) of any of the rights or remedies reserved to Owner pursuant to the provisions of the Lease, or allowed at law or in equity.

9.          It is understood and agreed that Guarantor shall not be released by any act or thing which might, but for this provision of this instrument, be deemed a legal or equitable discharge of a surety or a guarantor, or by reason of any waiver, extension, modification, forbearance or delay or other act or omission of Owner or its failure to proceed promptly or otherwise, or by reason of any action taken or omitted or circumstance which may or might vary the risk or affect the rights or remedies of Guarantor or by reason of any further dealings between Tenant and Owner, whether relating to the Lease or otherwise, and Guarantor, hereby expressly waives and surrenders any defense of its liability hereunder based upon any of the foregoing acts, omissions, things, agreements, waivers or any of them and hereby expressly waives and relinquishes all other rights and remedies accorded by applicable law to guarantors and sureties; it being the purpose and intent of the parties hereto that the obligations of Guarantor hereunder are absolute and unconditional under any and all circumstances.

10.         Guarantor shall pay all of Owner's reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorney's fees and disbursements) in enforcing this Guaranty.

11.         Guarantor waives trial by jury in any action or proceeding brought by either Owner or Guarantor relating to the Lease or this Guaranty and waive the benefit of any statute of limitations affecting Guarantor's liability under this Guaranty. Guarantor will be conclusively bound by any judgment rendered in any action or proceeding by Owner against Tenant (wherever brought) as if Guarantor was a party thereto, even if not joined as a party in such action or proceeding.

12.         Unless and until all the covenants and conditions of the Lease on Tenant's part to be performed and observed are fully performed and observed, Guarantor: (a) shall have no right of subrogation against Tenant by reason of any payments or acts of performance by Guarantor in compliance with the obligations of Guarantor hereunder; (b) shall waive any right to enforce any remedy which Guarantor now or hereafter shall have against Tenant by reason of any payments or acts of performance by Guarantor in compliance with the obligations of Guarantor hereunder; and (c) shall subordinate any liability or indebtedness of Tenant now or hereafter held by Guarantor to the obligations of Tenant to Owner under the Lease.

13.         This Guaranty is made and delivered in New York, New York and shall be governed by, and construed and interpreted in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. Guarantor agrees to submit to the personal jurisdiction of the County and State of New York regarding any action or proceeding related to this Guaranty. Guarantor designates                 having an office at                 as agent for service of process.

14.         All terms and provisions herein shall inure to the benefit of the assigns and successors of Owner and shall be binding upon the assigns and successors of Guarantor.

IN WITNESS WHEREOF, the Guarantors have signed this Guaranty on the ____ day of _________________, 2006.

Guarantor

STATE OF NEW YORK	)
COUNTY OF NEW YORK	)

On the ____ day of October in the year 2006, before me, the undersigned, a Notary Public in and for said State, personally appeared _________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person on behalf of which the individual acted, executed the instrument.

Notary Public

Adjacent Excavation-Shorting:

32. If an excavation shall be made upon land adjacent to the demised premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, a license to enter upon the demised premises for the purpose of doing such work as said person shall deem necessary to preserve the wall or the building, of which demised premises form a part, from injury or damage and to support the same by proper foundations, without any claim for damages or indemnity against Owner, or diminution or abatement of rent.

Rules and Regulations:

33. Tenant and Tenant’s servants, employees, agents, visitors, and licensees shall observe faithfully, and comply strictly with, the Rules and Regulations and such other and further reasonable Rules and Regulations as Owner and Owner’s agents may from time to time adopt subject to rider R70.

In case Tenant disputes the reasonableness of any additional Rules or Regulations hereafter made or adopted by Owner or Owner’s agents, the parties hereto agree to submit the question of the reasonableness of such Rules or Regulations for decision to the New York office of the American Arbitration Association, whose determination shall be final and conclusive upon the parties hereto. The right to dispute the reasonableness of any additional Rules or Regulations upon Tenant’s part shall be deemed waived unless the same shall be asserted by service of a notice, in writing, upon Owner, within fifteen (15) days after the giving of notice thereof. Nothing in this lease contained shall be construed to impose upon Owner any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease, as against any other tenant, and Owner shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees.

Security:

34. Tenant has deposited with Owner the sum of $ See R41 as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this lease; it is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this lease, including, but not limited to, the payment of rent and additional rent. Owner may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any rent and additional rent, or any other sum as to which Tenant is in default, or for any sum which Owner may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of this lease, including but not limited to, any damages or deficiency in the re-letting of the demised premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Owner. In the case of every such use, application or retention. Tenant shall, within five (5) days after demand, pay to Owner the sum so used, applied or retained which shall be added to the security deposit so that the same shall be replenished to its former amount. In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this lease, the security shall be returned to Tenant after the date fixed as the end of the lease and after delivery of entire possession of the demised premises to Owner. In the event of a sale of the land and building, or leasing of the building, of which the demised premises form a part, Owner shall have the right to transfer the security to the vendee or lessee, and Owner shall thereupon be released by Tenant from all liability for the return of such security, and Tenant agrees to look to the new Owner solely for the return of said security, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new Owner Tenant further covenants that is will not assign or encumber, or attempt to assign or encumber, the monies deposited herein as security, and that neither Owner nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance

Estoppel Certificate:       35. See rider R64

Successors and Assigns:

36. The covenants, conditions and agreements contained in this lease shall bind and inure to the benefit of Owner and Tenant and their respective heirs, distributes, executors, administrators, successors, and except as otherwise provided in this lease, their assigns. Tenant shall look only to Owner’s estate and interest in the land and building, for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) against Owner in the event of any default by Owner hereunder, and no other property or assets of such Owner (or any partner, member, officer or director thereof, disclosed or undisclosed), shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under, or with respect to, this lease, the relationship of Owner and Tenant hereunder, or Tenant’s use and occupancy of the demised premises.

Rider to be added if necessary.

In Witness Whereof, Owner and Tenant have respectively signed and settled this lease as of the day and year first above written.

Greenwich-Desbrosses Realty LLC

Witness for Owner:	By:	/s/ Arne Svenson
Arne Svenson, Managing Member

[illegible]
Intercept Pharmaceuticals, Inc.
Witness for Tenant:
/s/ Mark Pruzanski
By: Mark Pruzanski, President

[illegible]

IMPORTANT – PLEASE READ

RULES AND REGULATIONS ATTACHED TO AND

MADE A PART OF THIS LEASE

IN ACCORDANCE WITH ARTICLE 33.

1.       The sidewalks, entrances, driveways, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by Tenant or used for any purpose other than for ingress or egress from the demised premises, and for delivery of merchandise and equipment in a prompt and efficient manner using elevators and passageways designated for such delivery by Owner. There shall not be used in any space, or in the public hall of the building, either by any tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and safeguards. If said premises are situated on the ground floor of the building, Tenant thereof shall further, at Tenant’s expense, keep the sidewalk and curb in front of said premises clean and free from ice, snow, dirt and rubbish.

2.       The water and wash closets and plumbing fixtures shall not be used for any purposes other than those for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other substances shall be deposited therein, and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by the Tenant, whether or not caused by the Tenant, or its clerks, agents, employees or visitors.

3.       No carpet, rug or other article shall be hung or shaken out of any window of the building and Tenant shall not sweep or throw, or permit to be swept or thrown, from the demised premises any dirt or other substances into any of the corridors or halls, elevators, or out of the doors or windows or stairways of the building, and Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in the demised premises, or permit or suffer the demised premises to be occupied or used in a manner offensive or objectionable to Owner or other occupants of the building by reason of noise, odors, and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any bicycles, vehicles, animals, fish, or birds be kept in or about the building. Smoking or carrying lighted cigars or cigarettes in the elevators of the building is prohibited.

4.       No awnings or other projections shall be attached to the outside walls of the building without the prior written consent of Owner.

5.       No sign, advertisement, notice or other lettering shall be exhibited, inscribed, printed or affixed by Tenant on any part of the outside of the demised premises or the building, or on the inside of the demised premise if the same is visible from the outside of the demised premises, without the prior written consent of Owner, except that the name of Tenant may appear on the entrance door of the demised premises. In the event of the violation of the foregoing by Tenant, Owner may remove same without any liability, and may charge the expense incurred by such removal to Tenant, Interior signs on door and directory tablet shall be inscribed, painted or affixed for Tenant by Owner at the expense of Tenant, and shall be of a size, color and style acceptable to Owner.

6.       Tenant shall not mark, paint, drill into, or in any way deface, any part of the demised premises or the building of which they form a part. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Owner, and as Owner may direct. Tenant shall not lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the demised premises, and, if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

7.       No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or mechanism thereof. Tenant must, upon the termination of his tenancy, restore to Owner all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay to Owner the cost thereof.

8.       Freight, furniture, business equipment, merchandise and bulky matter of any description shall be delivered to and removed from the demised premises only on the freight elevators and through the service entrances and corridors, and only during hours and in a manner approved by Owner. Owner reserves the right to inspect all freight to be brought into the building and to exclude from the building all freight which violates any of these Rules and Regulations of the lease, or which these Rules and Regulations are a part.

9.       Canvassing, soliciting and peddling in the building is prohibited and Tenant shall cooperate to prevent the same.

10.      Owner reserves the right to exclude from the building all persons who do not present a pass to the building signed by Owner. Owner will furnish passes to persons for whom Tenant requests same in writing. Tenant shall be responsible for all persons for whom be requests such pass, and shall be liable to Owner for all acts of such persons. Tenant shall not have a claim against Owner by reason of Owner excluding from the building any person who does not present such pass.

11.      Owner shall have the right to prohibit any advertising by Tenant which is Owner’s opinion, tends to impair the reputation of the building or its desirability as a building for offices, and upon written notice from Owner. Tenant shall refrain from or discontinue such advertising.

12.      Tenant shall not bring or permit to be brought or kept in or on the demised premises, any inflammable, combustible, explosive, or hazardous fluid, material, chemical or substance, or cause or permit any odors of cooking or other processes or any unusual or other objectionable odors, to permeale in, or emanate from, the demised premises.

13.      If the building contains central air conditioning and ventilation, Tenant agrees to keep all windows closed at all times and to abide by all rules and regulations issued by Owner with respect to such services. If Tenant requires air conditioning or ventilation after the usual hours, Tenant shall give notice in writing to the building superintendent prior to 3:00 p.m. in the case of services required on weekdays, and prior to 3:00 p.m. on the day prior in case of after hours services required on weekdays or on holidays. Tenant shall cooperate with Owner in obtaining maximum effectiveness of the cooling system by lowering and closing venetian blinds and/or drapes and curtains when the sun’s rays fall directly on the windows of the demised premises.

14.      Tenant shall not move any safe, heavy machinery, heavy equipment, bulky matter, or fixtures into or out of the building without Owner’s prior written consent. If such safe, machinery, equipment, bulky matter or fixtures requires special handling, all work in connection therewith shall comply with the Administrative Code of the City of New York and all other laws and regulations applicable thereto, and shall be done during such hours as Owner may designate.

15.      Refuse and Trash. (1) Compliance by Tenant. Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future laws, orders, and regulations, of all state, federal, municipal, and local governments, departments, commissions and bounds regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash. Tenant shall sort and separate such waste products, garbage, refuse and trash into such categories as provided by law. Each separately sorted category of waste products, garbage, refuse and trash shall be placed in separate receptacles reasonably approved by Owner. Such separate receptacles may, at Owner’s option, he removed from the demised premises in accordance with a collection schedule prescribed by law. Tenant shall remove, or cause to be removed by a contractor acceptable to Owner, at Owner’s sole discretion, such items as Owner may expressly designate. (2) Owner’s Rights in Event of Noncompliance. Owner has the option to refuse to collect or accept from Tenant waste products, garbage, refuse or trash (a) that is not separated and sorted as required by law or (b) which consists of such items as Owner may expressly designate for Tenant’s removal, and to require Tenant to arrange for such collection at Tenant’s sole cost and expense, utilizing a contractor satisfactory to Owner. Tenant shall pay all costs, expenses, fines, penalties, or damages that may be imposed on Owner or Tenant by reason of Tenant’s failure to comply with the provisions of this Building Rule 15, and, at Tenant’s sole cost and expense, shall indemnity, defend and hold Owner harmless (including reasonable legal fees and expenses) from and against any actions, claims and suits arising from such noncompliance, utilizing counsel reasonably satisfactory to Owner.

Address	18 Desbrosses Street, New York, New York

Premises	18 Desbrosses Street, Ground

Greenwich – Desbrosses Realty LLC

TO

Intercept Pharmaceuticals, Inc.

STANDARD FORM OF

Office Lease

The Real Estate Board of New York, Inc.

Copyright 2004. All rights Reserved.

Reproduction in whole or in part prohibited

Reproduction in whole or in part prohibited.

Dated	1 December in the year 2006

Rent Per Year	See rider R40

Rent Per Month	See rider R40

Term
From	1 December 2006
To	30 November 2013

Drawn by

Checked by

Entered by

Approved by

RIDER AGREEMENT TO THE LEASE (“RIDER”) DATED

DECEMBER 1, 2006 BY AND BETWEEN

GREENWICH-DESBROSSES REALTY LLC (“OWNER”)

AND INTERCEPT PHARMACEUTICALS, INC. (“TENANT”)

37.R   This Rider is annexed to and part of the printed form lease by and between Greenwich-Desbrosses Realty LLC, as Owner, and Intercept Pharmaceuticals, Inc. as Tenant. In the event of any conflict between the printed form and this Rider, this Rider shall control.

38.R   This Lease and Rider shall have no force or effect unless and until both Tenant and Owner sign it and a duly executed counterpart is delivered to each of the parties or to their respective attorney.

39.R   Tenant understands that Greenwich-Desbrosses Realty LLC (the “LLC”) is part of a CondOp known as The Romanoff Condominium (the “Condominium”) which consists of two condominium units, i.e. the residential condominium unit owned by C. True Building Corp. (the “Corporation”) and the commercial condominium unit owned by Greenwich-Desbrosses Realty LLC. The Romanoff Condominium is responsible for all common elements that are shared by the commercial and residential condominium units. The Corporation is responsible for those common elements particular to the residential condominium unit. The LLC is responsible for the common elements particular to the commercial condominium unit.

40.R   Base Rent: The Base Rent for the demised premises shall be paid as follows:

Period	Annual Rent	Monthly Installment

12/1/2006-11/30/2007	$99,000.00	$8,250.00

12/1/2007-11/30/2008	$101,970.00	$8,497.50

12/1/2008-11/30/2009	$105,029.10	$8,752.43

12/1/2009-11/30/2010	$108,179.97	$9,015.00

12/1/2010-11/30/2011	$111,425.37	$9,285.45

12/1/2011-11/30/2012	$114,768.13	$9,564.01

12/1/2012-11/30/2013	$118,211.17	$9,850.93

Notwithstanding anything to the contrary contained in the Lease, provided that Tenant shall not then be in default under any of the terms, covenants and conditions contained in the Lease beyond the expiration date of any applicable notice and/or cure period, Tenant shall be entitled to a fifty (50%) abatement of the monthly Base Rent for the first six (6) months of the Lease term.

Tenant shall pay one month's Base Rent upon the execution and delivery of this Lease. If the Commencement Date is on the first day of the month, such payment shall be credited to the first months' Base Rent payment. If the Commencement Date is not the first day of a month, then on the Commencement Date Tenant shall pay Base Rent for the period from the Commencement Date through the last day of such month, and the payment made by Tenant upon execution and delivery of the Lease shall be credit towards Base Rent for the next succeeding calender month.

41.R   Security: Supplementing and modifying paragraph 34 of the form portion of the Lease, Tenant shall upon commencement of this Lease provide Owner with security in an amount equal to twelve (12) months' Base Rent (“Security”). Tenant shall have the right to deliver an annual renewable Letter of Credit in lieu of cash in the amount of the Security. Upon termination of this Lease and Tenant's compliance with the terms of this Lease, the Security shall be returned to Tenant. Tenant shall maintain Security in an amount equal to twelve (12) months' Base Rent at all times during the term of this Lease.

42.R   Additional Rent:

(a) “Taxes” shall be deemed Additional Rent and shall mean all real estate taxes, assessments, governmental levies, municipal taxes, county taxes or any other governmental charge, general or special, ordinary or extraordinary, unforeseen as well as foreseen, of any kind or nature whatsoever, which are or may be assessed upon all or any part of the land, the building, and the sidewalks, plazas or streets upon, in front of or adjacent thereto, including any tax, excise or fee measured by or payable with respect to any rent, and levied against Owner and/or the land and building, under the laws of the United States, the State of New York, or any political subdivision thereof, or by the City of New York, or any political subdivision thereof or by or on behalf of any business improvement district, but excluding any corporate income or capital gains taxes. Taxes shall not include the benefits received from any discretionary or special abatement, exemption or other benefit conferred upon the land, the building or Owner under applicable law pursuant to which Taxes actually paid or payable by Owner may be reduced or may be less than the amount which would be paid or payable in the absence thereof, including, but not limited to, exemption under Section 421-a of Title 2 of the Real Property Tax Law of the State of New York, provided, however, that if for any Tax Year no Taxes are required to be actually paid by Owner, then for such Tax Year Tenant shall not be required to make a Tax Payment hereunder. If, due to a future change in the method of taxation or in the taxing authority, a new or additional real estate tax, or a franchise, income, transit, profit or other tax or governmental assessment, however designated, shall be assessed against Owner, and/or the land and building, in addition to, or in substitution in whole or in part for any tax which would constitute “Taxes”, or in lieu of additional Taxes, such tax or imposition shall be deemed for the purposes hereof to be included within the term “Taxes”.

(b) The term “base yeaR “ as applied to real estates taxes, shall mean the City tax year July 1, 2006 to June 30, 2007 (or any other twelve (12) month period adopted by New York City as the fiscal year for real estate taxes) and for fuel oil or gas (“Fuel”) expenses shall mean the calendar year 2006. For the purpose of this article, the term “lease yeaR “ shall mean for subparagraph (c) and (e) the period of twelve (12) months from the base year and for subparagraph (f) shall mean the period of twelve (12) months after the base year and each successive period of twelve (12) months thereafter during the term.

(c) In the event that the real estate taxes assessed with respect to Greenwich-Desbrosses Realty LLC during any lease year shall be greater than the amount of such taxes assessed during the base year, whether by reason of an increase in either the tax rate or the assessed valuation or by reason of the levy, assessment or imposition of any tax on real estate as such, not now levied, assessed or imposed or for any other reason, Tenant shall pay to Owner as additional rent for the lease year in which such date occurs an amount equal to thirty-three and one-third (33 1/3%) percent of the difference between the amount of such tax or installment and the corresponding amount of the base year as and when said taxes are due and payable by Owner. If, as a result of a final determination in legal proceedings or otherwise, the amount of such taxes shall be reduced. The reduced amount of such taxes shall thereafter determine the amount of additional rent payable by Tenant pursuant to this paragraph (c), the additional rent theretofore payable hereunder shall be recomputed on the basis of such reduction, and Tenant shall pay to Owner within ten (10) days after being billed therefor, any deficiency between the amount of such additional rent as computed and the amount due Owner as the result of such recomputation.

(d) If the amount of additional rent payable by Tenant pursuant to the foregoing paragraph (c) shall be affected by any application filed by or on behalf of Owner for a reduction in the assessed valuation of the said commercial condominium and land or by any proceedings instituted by or on behalf of Owner in a court of competent jurisdiction for judicial review of said assessed valuation, Tenant shall pay to Owner, as additional rent hereunder, thirty-three and one-third (33 1/3%) percent, of the reasonable expense (including reasonable attorney's and appraiser's fees) incurred by Owner in connection with any such application or proceeding.

(e) Tenant shall pay to Owner when the same shall be payable by Owner and as additional rent for the lease year in which the same shall be so payable, an amount equal to thirty-three and one-third (33 1/3%) percent of any assessment or installment thereof for public betterments or improvements or otherwise which may be levied upon or attributable to Owner.

(f) In the event that there is an increase in fuel oil expenses for the Condominium during any year subsequent to the base year, Tenant shall pay to Owner as additional rent an amount equal to eight and thirty-three one hundredths (8.33%) percent of said increase.

(g) Tenant's obligation to pay additional rent as provided in this Lease for the final lease year shall survive the expiration of the term of this Lease, and any additional rent due for any partial year shall be pro rated.

(h) Notwithstanding the foregoing, after the rendition by Owner of the first bill for real estate or fuel oil escalation and in each year thereafter, at Owner's option, Tenant shall pay the Owner each month one-twelfth (1/12) of the amount shown due as an estimated payment on account of anticipated escalations during the then current year which amount shall be deemed additional rent due and payable on the same basis as the Base Rent. If additional money is owed, Tenant shall promptly pay it, but in no event less than ten (10) business days after demand. Any overpayment shall be credited against estimated escalation payments for the succeeding lease year except the last year, in which case such credit shall be paid to Tenant within sixty (60) days after determination thereof. The failure of Owner to bill Tenant for any additional rent due shall not be deemed a waiver of Tenant's obligation to pay same.

(i) Owner's failure during the lease term to prepare and deliver any of the tax bills or Owner's failure to make a demand, shall not in any way cause Owner to forfeit or surrender its right to collect any of the additional rent which may have become due during the term of this Lease. Tenant's liability for the amounts due under this paragraph shall survive the expiration of the term; similarly Owner's obligation to pay refunds to Tenant shall survive the expiration of the term.

43.R   Timely Rent Payment.

(a)Tenant recognizes and agrees that TIME IS OF THE ESSENCE for the payment of all rents and additional rents that are due pursuant to this Lease. If Owner fails to receive from Tenant rents or additional rents by the fifth business day after such payments shall be due, Tenant shall pay to Owner as additional rent upon demand, a late charge of six (6%) percent of the amount of the rents and additional rents due. Late charges are cumulative. This late charge provision shall not be interpreted in such a way that will permit Tenant to make late payments. If payment of the rent or additional rent is not received by Owner on or before such fifth business day, Tenant shall be in default under this Lease and shall be subject to the initiation of summary proceedings and any other remedies available to Owner. Nothing herein shall be deemed as permission to delay or suspend payment of rent or additional rent or limit, in any way, Owner's remedies. In the event that Tenant gives Owner a check for rent or for other payment due under this Lease and said check is dishonored or otherwise not paid by the bank upon which it is drawn, Tenant shall pay to Owner a service charge of $250.00 for each such check that is not paid or is otherwise not honored.

(b) The word “rent” shall include the monies specifically reserved as rent, additional rent, other taxes and liens, late charges, service charges, all out-of-pocket costs, expenses, including, but not limited to, reasonable attorneys' fees and damages which the Owner may suffer or incur by reason of any default of the Tenant or failure on Tenant's part to comply with the covenants, terms or conditions of this Lease, and all other sums of money which by virtue of this Lease shall at any time or times become due and owing by Tenant to Owner, whether by way of rent, additional rent, or otherwise.

(c) The receipt by the Owner of any installment of the regular stipulated rent hereunder or any of said additional rent shall not be a waiver of any other additional rent then due.

(d) No payment by Tenant or receipt by Owner of a lesser amount than the base monthly rent and any and all additional rent due and payable pursuant to this Lease shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction and Owner may accept such check or payment without prejudice to Owner's right to recover the balance of such rent or pursue any other remedy provided in this Lease or otherwise.

(e) Acceptance by Owner of a check or checks in payment of any installment of rent made by any person or entity other than Tenant shall not be deemed an acceptance of such person or other entity as Tenant nor as a consent or acquiescence to an assignment of this Lease or subletting of the demised premises nor construed as a waiver by Owner.

(f) In addition to Owner's other rights and remedies, if and so long as Tenant shall, at any time, be in default in the payment to Owner of three months or more of the Annual Base Rent or any amount due under this lease equivalent to two months Annual Base Rent, Owner shall have the right to enter the demised premises at reasonable hours for the purpose of showing the same to prospective tenants and may place upon the Premises the usual “To Let” and “For Sale” which notices Tenant shall permit to remain without molestation.

44.R   Holding Over. Tenant acknowledges that possession of the demised premises must be surrendered at the expiration or sooner termination of the term of this Lease. Tenant agrees to indemnify and hold Owner harmless against any and all costs, claims, loss or liability resulting from delay by Tenant in so surrendering the demised premises including, without limitation, any claims made by any succeeding Tenant founded on such delay. The parties recognize and agree that the damage to Owner resulting from any failure by Tenant to timely surrender possession of the demised premises as aforesaid will be extremely substantial, will exceed the amount of monthly rent theretofore payable hereunder and will be impossible to accurately measure. Tenant therefore agrees that if possession of the demised premises is not surrendered to Owner within seven (7) days after the date of the expiration or sooner termination of this Lease, Tenant shall pay Owner as liquidated damages for each month and for each portion of any month during which Tenant holds over in the premises after the expiration or termination of this lease, a sum equal to two (2) times the rent and additional rent payable per month under this Lease during the last month of the term thereof as well as any and all out-of-pocket costs and fees, including, but not limited to, reasonable attorneys' fees incurred due to Tenant's failure to timely vacate the demised premises. The aforesaid provisions of this article shall survive the expiration or sooner termination of the term of this ease. If Tenant holds over in possession after the expiration or sooner termination of the original term of this lease or any extended term of this lease, such holding over shall not be deemed to extend the term of the lease or to renew the lease but all of Tenant's obligations under the lease shall carry forward.

45.R   Counterclaims. Notwithstanding anything to the contrary provided in this Lease, regardless of the nature or ground of any summary proceeding brought by Owner to recover possession of the demised premises, Tenant shall not interpose any counterclaim of whatever nature or description in any such proceeding except that Tenant may interpose statutory, mandatory counterclaims. Nothing herein shall prohibit Tenant from bringing a separate action against Owner on account of any claim which Tenant may have against Owner, provided, however, that Tenant agrees that Tenant, in the prosecution of any such claim shall make no motion or otherwise request any Court in which such claim is sought to be asserted, to join any such claim and any proceeding instituted by Owner to recover possession of the demised premises in any such trial, or make any motion or otherwise seek to have any such proceeding instituted by Owner and any action or proceeding commenced by Tenant by reason of such claim of Tenant tried simultaneously in any court.

46.R   INDEMNIFICATION AND INSURANCE

(a)     Indemnification Except for damages, loss, costs or claims due to Owner, the Corporation or the Condominium's (the “Entities”) negligence or willful misconduct, Tenant shall indemnify, defend and save harmless the Entities and their agents against and from (i) any and all claims (a) arising from or related to (x) the conduct or management of the demised premises or of any business therein, or (y) any work or thing whatsoever done, or any condition created in or about the Building or the demised premises, including, without limitation, the sidewalks in front of the Building and any ramps and hatchways leading into and out of the demised premises during the term hereof or during the period of time, if any, prior to the Commencement Date that Tenant may have been given access thereto, (b) arising from or related to any act, omission or negligence of Tenant or any of its subtenants or licensees or its or their employees, agents visitors, invitees or contractors or subcontractors of any tier, or (c) arising from or related to any failure by Tenant to comply and conform with the requirements and provisions of this lease and with all applicable laws, statutes, ordinances or regulations now or hereafter in force, and (ii) all out-of-pocket costs, expenses and fees (including, without limitation, reasonable attorneys' fees and disbursements), liabilities, damages, penalties and fines incurred in or in connection with each such claim or action or proceeding brought thereon. In case any action or proceeding be brought against any of the Entities by reason of any such claim, Tenant, upon notice from any of the Entities shall resist and defend such action or proceeding at Tenant's expense by counsel satisfactory to the Entities, without any disclaimer of liability in connection with such claim. Notwithstanding the foregoing, Tenant shall not be liable to the Entities for liability incurred by the Entities due to the negligence or willful misconduct of the Entities.

(b)     Insurance Tenant shall secure and keep in full force and effect throughout the term hereof, at Tenant's sole cost and expense (i) Commercial General Liability/Excess Liability Insurance, written on an occurrence basis, to afford protection in such amount as Owner may determine and in no event less than $5,000,000.00 combined single limit and Broad Form property insurance for damage arising out of any one occurrence in, upon, adjacent to or in connection with the building and the demised premises or any part thereof, which insurance shall include coverage for contractual liability (including the matters set forth in Paragraph A above), independent contractor's liability and products/completed operations liability; (ii) during the course of construction of any Tenant's Changes and until completion thereof, Builder's Risk insurance on an “all risk” basis (including collapse) on a completed value (non-reporting) form for full replacement value covering the interests of Owner and Tenant (and their respective contractors and subcontractors) in all work incorporated in the building and all materials and equipment in or about the demised premises; (iii) Workers' Compensation Insurance, as required by law; (iv) all risk property insurance on Tenant's installations, property and equipment in amounts acceptable to Owner; (v) business income insurance on an all risk basis for an amount of not less than the aggregate amount required to cover loss of business and 100% of all fixed rent and additional rent to be paid by Tenant hereunder for a period of twelve (12) months; and (vi) such other insurance in such amounts as Owner may require from time to time. All such insurance shall contain only such “deductibles” as Owner shall reasonably approve. The minimum amounts of insurance required under this Paragraph shall not be construed to limit the extent of Tenant's liability under this lease. The coverage of the Commercial General Liability/Excess Liability insurance shall also extend to and include any signs erected and maintained by Tenant located on the exterior wall of the building, any awnings erected and maintained on the exterior of the building, any air conditioning or exhaust equipment installed in, on or about the building, the sidewalk area in front of the Building, and all means of ingress and egress to and from the demised premises. Nothing contained in the preceding sentence shall be deemed to vest upon Tenant or any permitted occupant of the demised premises any right to install or erect on or about the building any signs, awnings, air conditioning or exhaust equipment. In addition, prior to taking possession of the demised premises by Tenant or any of Tenant's employees, agents or contractors, Tenant shall deliver or cause to be delivered to Owner certificates evidencing that all insurance required hereunder is in full force and effect. Tenant shall have the right to insure and maintain the insurance coverages set forth in this Paragraph under blanket insurance policies covering other premises occupied by Tenant so long as such blanket policies comply as to terms and amounts with the insurance provisions set forth in this lease; provided that upon request, Tenant shall deliver to Owner a certificate from Tenant's insurer evidencing the portion of such blanket insurance allocated to the demised premises.

(c)     All such insurance shall be written in form and substance reasonably satisfactory to Owner by an insurance company in a financial size category of not less than IX and with general policy holders' ratings of not less than A-, as rated in the most current available “Best's” insurance reports, or the then equivalent thereof, and licensed to do business in New York State and authorized to issue such policies. All policies of insurance procured by Tenant shall contain endorsements providing that (i) such policies may not be reduced or cancelled (including for non-payment of premium) or allowed to lapse with respect to Owner or materially changed or amended except after 45 days' prior notice from the insurance company to Owner, sent by certified mail, return receipt requested; and (ii) Tenant shall be solely responsible for the payment of premiums therefor notwithstanding that Owner or any other party is or may be named as an insured. Duly executed certificates of insurance (including endorsements and evidence of the waivers of subrogation required pursuant to Paragraph (e) herein) or, if required by Owner, certified copies or duplicate originals of the original policies, together with reasonably satisfactory evidence of payment of the premiums therefor, shall be delivered to Owner, on or before the Commencement Date. Each renewal or replacement of a policy shall be so deposited at least 30 days prior to the expiration of such policy. Tenant shall not carry any separate or additional insurance concurrent in form or contributing in the event of any loss or damage with any insurance required to be maintained by Tenant under this lease, and all policies of insurance procured by Tenant shall be written as primary policies for Owner and the Corporation and Owner's managing agent not contributing with or in excess of coverage that Owner or the Corporation may carry.

(d)     All insurance procured by Tenant under this Article shall name the Entities, their managing agent and Tenant as additional insureds on a primary and non-contributory basis. Said insurance shall contain an endorsement that the Entitites and their managing agent, although named as insureds shall be entitled to recover under said policies for any loss or damages occasioned to them, their agents, employees, contractors, directors, shareholders, members or managing members (disclosed or undisclosed) by reason of the negligence or tortious acts of Tenant, its servants, agents, employees, invitees and contractors.

(e)     Tenant shall include in its insurance policies covering loss, damage or destruction by fire or other casualty and insuring Tenant's personal property and fixtures and business income insurance a waiver of the insurer's right of subrogation against the Owner or, if such waiver should be unobtainable or unenforceable, (i) an express agreement that such policy shall not be invalidated if the insured waives before the casualty the right of recovery against any party responsible for a casualty covered by such policies, or (ii) any other form of permission for the release of the other party. If such waiver, agreement or permission shall cease to be obtainable without additional charge, then if and of the Entities shall so elect and shall pay the insurer's additional charge therefor, such waiver, agreement or permission shall be included in the policy, or the other party shall be named as an additional insured in the policy, provided, however, that Tenant shall at no time be named a loss payee under any of the Entities's insurance policies.

(f)     Each party hereby releases the other party with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage or destruction with respect to its property (including rental value or business income) occurring during the term hereof and with respect and to the extent to which it is insured under a policy or policies containing a waiver of subrogation or permission to release liability or naming the other party as an additional insured, as provided in Paragraph (e) above. If, notwithstanding the recovery of insurance proceeds by either party for loss, damage or destruction of its property (or rental value or income interruption), the other party is liable to the first party with respect thereto or is obligated under this lease to make replacement, repair or restoration or payment, then provided the first party's right of full recovery under its insurance policies is not thereby prejudiced or otherwise adversely affected, the amount of the net proceeds of the first party's insurance against such loss, damage or destruction shall be offset against the second party's liability to the first party therefor, or shall be made available to the second party to pay for replacement, repair or restoration, as the case may be.

(g)     The waiver of subrogation or permission for release referred to in Paragraph (e) above shall extend to the agents of each party and its and their employees. The releases provided for in Paragraph (f) above shall likewise extend to such agents and employees, if and to the extent that such waiver or permission is effective as to them. Nothing contained in Paragraphs (e) or (f) above shall be deemed to impose upon either party any duty to procure or maintain any of the kinds of insurance referred to therein except as otherwise required in this Article. If Tenant shall fail to maintain insurance in effect as required in this Article, the release by Tenant set forth in Paragraph F above shall be in full force and effect to the same extent as if such required insurance (containing a waiver of subrogation) were in effect.

47.R     Tenant understands that the building (i.e. 18 Desbrosses Street) in which the premises is located, is part of a larger building consisting of 18-22 Desbrosses Street, 463-467 Greenwich Street and 125 Watts Street (the “Building”) is occupied by residential shareholders and occupants. Tenant shall not create any noise, or produce any odors, noise, light or any other condition that unreasonably disturbs or adversely affects the resident shareholders or occupants of the Building or use or allow the dock or sidewalks outside of the demised premises to be used for shoots or anything else without the written consent of Owner (or, if applicable, the Corporation or Condominium). Said consent may be denied or subject to such conditions as Owner (or the Corporation or the Condominium) determines, including insurance requirements.

48.R     Improvements and Alterations.

(a) Tenant shall obtain Owner's and, if applicable, the Corporation's or the Condominium's, prior written consent before making structural alterations and other installations, additions or improvements which affect the building's systems, the exterior or common areas or other units in the building. Nonstructural Tenant Alterations which do not affect any Building equipment or system, violate any legal requirements or insurance requirements, impair the appearance, usefulness or rentability of the Building or any part thereof, or temporarily or permanently weaken or impair the structure or lessen the value or size of the demised premises or the Building outside of the demised premises. Whether or not an alteration is structural or non-structural shall be determined by Owner's architect in his or her sole reasonable discretion. Notwithstanding the foregoing, Tenant shall not have to obtain Owner's prior consent prior to performing decorative work. Tenant shall give at least five (5) days' written notice to Owner plus notice to the Superintendent or an LLC managing member (which notice may be verbal) for any non-structural Tenant Alterations.

(b) Tenant, at its own cost and expense, shall submit to Owner and the Condominium for approval, plans and specifications regarding structural alterations. Tenant shall not submit any plans or altered plans for the Department of Building's approval until Owner and if applicable the Corporation and the Condominium reviews and approves them. If Owner, the Corporation and the Condominium consent in writing to said structural alterations, they agree to reasonably cooperate with Tenant in signing or causing to be signed necessary forms and applications for the Department of Buildings or similar agencies.

(c) Tenant agrees to comply with any Alteration Agreement or rules pertaining to Owner or the Condominium.

(d) Tenant agrees to and hereby indemnifies and holds harmless the Entities against and from any and all liabilities, obligations, damages, penalties, claims, out-of-pocket costs, charges and expenses including but not limited to reasonable attorneys fees which may be imposed upon, or incurred by or asserted against any of the Entities resulting from or by reason of, the making of any installations, additions, improvements or alterations by Tenant. In the event any action or proceeding is brought against any of the Entities by reason of any such claim, the relevant Entity shall notify Tenant thereof in writing, and Tenant shall, upon said Entity's demand, resist or defend such action in its name at the cost and expense of Tenant with counsel of the Entities's choice.

(e) Tenant shall cause each contractor employed by Tenant to carry contractor's liability coverage in limits of at least $3,000,000.00 which limits shall include completed operations for a one-year period and, in addition, shall carry statutory workmen's compensation and coverage. All such insurance coverage is subject to review and acceptance by the appropriate Entity.

(f) The Entities shall not be liable for any labor or materials furnished or to be furnished to Tenant on credit, and no mechanic's or other lien for any such labor or materials shall attach to, or affect the estate or interest of any of the Entities in and to the demised premises, the base lot or the lot for the commercial condominium unit. Whenever any mechanic's lien shall have been filed based upon any act or interest of the Tenant or of anyone claiming through the Tenant, or if any security agreement shall have been filed for or affecting any materials, machinery, or fixtures used in the Tenant's alterations, the construction, repair or operation thereof or annexed thereto by the Tenant, the Tenant shall immediately take such action by bonding, deposit, or payment as will remove the hen or security agreement. If Tenant has not removed the lien within thirty (30) days after notice to the Tenant, then the appropriate Entity may pay the amount of such mechanic's lien or security agreement or discharge same by deposit, and the amounts paid or deposited, with interest thereon, shall be deemed additional rent reserved under this Lease, and shall be payable forthwith with interest at twelve (12%) percent per annum from the date of such advance, and with the same remedies to the Owner as in the case of default in the payment of rent as provided in this Lease.

(g)	(i) Tenant, at its own cost and expense, shall obtain Building Department and other governmental agency permits and sign-offs that may be required for any of Tenant's Alterations.

(ii) Tenant shall not commence alterations or demolition until delivery to the Owner of written permits from the Building Department or other such governmental agency permits as may be required for Tenant's alterations.

(h) All alterations, replacements, additions or improvements (including air conditioning equipment and ducts, plumbing, electrical installations, meter and gauges, paneling, partitions, railings and the like), except movable trade fixtures, shall become the property of Owner except that Owner may elect to demand the removal of any or all of the improvements by Tenant upon no less than sixty (60) days' notice before the end of the term of this Lease, in which event Tenant shall remove them before the last day of the term of the Lease. Any removable fixtures remaining after Tenant has vacated then become the property of Owner. If any of Tenant's alterations, replacements, additions or improvements create noise or otherwise interfere with the comfort or safety of any resident Shareholder or occupant of the Building, then, upon demand, Tenant shall cause the condition to be cured within ten (10) days. Tenant agrees to reimburse Owner for the costs of removal and for the costs of repairing any damage to the demised premises arising out of Tenant's failure to remove Tenant's property and/or improvements pursuant to the terms of this Lease.

(i) All work performed by Tenant shall be done in a manner which will not unreasonably interfere with or disturb other Tenants or occupants of the Building. Such work shall only be performed during the hours of 8:00 a.m. to 5:00 p. m. Monday through Friday. Any work that causes noise that can be heard by other occupants of the Building shall only be done from 9:00 a.m. to 5:00 p.m. Monday through Friday. Tenant shall comply with Owner's and the Condominium's rules, policies and any instructions pertaining to construction and alterations. Decorative work or finish work that does not disturb the residents of the building may be done up until 10:00 p.m.

(j) Notwithstanding anything heretofore set forth, Tenant covenants and agrees at or before the end of the term of this Lease to repair all damage done by the installation or removal of furniture, fixtures or property and at the expiration of the demised term, or at the sooner termination thereof, to surrender and yield up to Owner the demised premises and improvements with the appurtenances erected thereon or any part thereof in good order and condition, ordinary wear and tear excepted. In no event shall Tenant make any charge or claim for compensation, or otherwise, from Owner notwithstanding that any such improvements or appurtenances shall have been constructed, erected or installed by Tenant.

(k) Upon demand and with reasonable accounting thereof, Tenant shall pay all of the Entities' out-of-pocket costs relating to the consideration, approval, performance, supervision and final approval by the City or any governmental agency of Tenant's Alterations including, without limitation, reasonable professional fees, such as those of any architect, engineer and attorney. Alterations must be performed in a manner satisfactory to the Entities, in their reasonable discretion, at Tenant's sole cost and expense, in a safe, careful and first-class manner, without injury to the demised premises or the Building, expeditiously, using materials of a quality consistent with the quality of the Building at the time of the alterations and in compliance with approved Tenant's Plans and all legal or insurance requirements without creating any labor or other dispute with other workers in the Building and without causing any lien that is subject to paragraph (f) above. Tenant, at its expense, shall immediately correct, to the Entities' reasonable satisfaction, any damage due to the making of any of Tenant's Alterations and any Tenant's Alterations that do not comply with this Lease. Tenant shall provide to Owner, upon completion of any Tenant Alterations (and for initial Alterations prior to Tenant's occupancy of the Premises) evidence of compliance with the Legal and Insurance Requirements satisfactory to Owner and the Condominium.

(l) In the event Tenant performs alterations without obtaining the required written permits from the Department of Buildings, the Landmark's Preservation Commission or any governmental agency and violations are issued, Tenant agrees to indemnify and hold harmless Owner, the Corporation and/or the Condominium from such violations and shall timely pay any fines imposed and cure said violations and timely cause same to be removed as of record. In the event Tenant fails to comply with the requirements of this paragraph, Owner or the appropriate Entity may do so and Owner may charge back all reasonable out-of-pocket costs, expenses and fees plus $1,000.00 to Tenant which shall be deemed additional rent.

49.R     Air Conditioning. Prior to installing new or additional air conditioning unit(s) serving the demised premises, Tenant shall first obtain the written consent of Owner and the Condominium which shall not be unreasonably withheld or delayed, both parties acknowledging the landmark status of the building. Tenant understands that the Building in which the demised premises is located is occupied by residential shareholders and occupants. Tenant shall not create any excessive noise or vibration which unreasonably disturbs the residential shareholders and occupants or interfere with the quiet enjoyment of the shareholders and occupants of the Building (or neighboring residential buildings) nor produce any odors or light that negatively affect said shareholders or occupants. Any air-conditioning equipment installed by Tenant or any air conditioning equipment that currently exists for Tenant's use shall be Tenant's responsibility and must be located, installed, maintained, repaired and replaced by Tenant, at its sole cost and expense, so as not to create excessive noise, heat or vibrations that unreasonably disturb or interfere with any resident's use or enjoyment of their Unit. Notwithstanding anything to the contrary provided in the Lease, Tenant shall pay Consolidated Edison, or any other utility company providing electricity, directly for all electrical current consumed in the operation thereof. In the event such unit or units utilize circulating water, they shall be equipped with an approved water conserving device and in connection therewith, Tenant shall install and maintain in good working order, at its own cost and expense, a water meter which shall meter all make-up water used in such air conditioning equipment and shall pay for such water as per meter reading and in addition thereto, sewerage or any other charge, tax or levy which now or hereafter is imposed by the City of New York in connection with said use of water. Any charge for water consumed as herein provided, shall be in addition to any other such charges as may be specified elsewhere in this Lease and shall be deemed to be additional rent and payable as such.

50.R     Sublet/Assignment.

(a)      Owner shall not unreasonably withhold or delay its consent in connection with any proposed subletting or assignment provided that such assignee or subtenant intends to use the premises for the use set forth in this lease. Tenant shall pay Owner a sum equal to Owner's reasonable out-of-pocket professional fees and disbursements in connection therewith, on demand.

(i) In the event of a sublet, if Tenant charges or receives any net rent or other monies from a subtenant in excess of the amount charged to Tenant as set forth in this Lease, Tenant shall pay Owner fifty (50%) percent of said rent or monies as Additional Rent under this Lease after deducting Tenant's Permitted Expenses.

Tenant's Permitted Expenses as used herein shall mean the aggregate of brokerage commissions, reasonable legal fees and disbursements, and the costs, if any, incurred by Tenant in preparing the demised premises for occupancy.

(ii) In the event of an assignment, Tenant shall pay to Owner as Additional Rent an amount equal to fifty (50%) percent of the net assignment proceeds, which shall mean all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment (including, but not limited to, sums paid for the sale of Tenant's fixtures and leasehold improvements, but excluding, in the case of a sale thereof, the then net unamortized or unappreciated cost thereof determined on the basis of Tenant's federal income tax return) after deducting therefrom Tenant's Permitted Expenses.

(b)     Under no circumstances shall Tenant rent, sublet or allow the demised premises to be used for filming, photography “shoots,” parties or openings unrelated to the operation of Tenant's business. Tenant shall not sublet or allow the demised premised to be used for events attracting large groups of people or events for which an admission is charged.

(c)     If Tenant shall desire to sublet or assign any portion of the demised premises, Tenant shall submit to Owner a written request for Owner's consent to such subletting or assignment, which request shall be accompanied by the following information: (i) the name and address of the proposed subtenant or assignee, and in the case of a sublet or an assignment to a corporation or other entity created in part to limit the liability of its owners, the proposed guarantor of the subtenant or assignee; (ii) the terms and conditions of the proposed subletting or assignment; (iii) the nature and character of the business of the proposed subtenant or assignee and its proposed use of the demised premises; and, (iv) current financial information, credit information and any other information reasonably requested by Owner and (v) certification that the proposed subtenant or assignee is not entitled directly or indirectly to diplomatic or sovereign immunity and is subject to the jurisdiction of the state of New York (the “Consent Information”).

(d)     Owner, by notice given to Tenant within thirty (30) days after receipt of Tenant's request for consent to sublet or assign, together with the Consent Information may terminate this lease with respect to the portion of the demised premises which is subject of such request on a date to be specified in said notice (the “Accelerated Termination Date”, which date shall be not earlier than one (1) day before the effective date of the proposed subletting or assignment nor later than thirty-one (31) days after said effective date. Tenant shall vacate and surrender the demised premises or the affected portion thereof on or before the Accelerated Termination Date and the term of this lease in its entirety or with respect to the affected portion shall end on the Accelerated Termination Date as if it were the Expiration Date. Should the Accelerated Termination Date apply to only a portion of the demised premises, then Tenant's rent obligation under this lease shall be prorated accordingly for the remaining period of the lease.

(e)     Any proposed sublease or assignment must specifically provide that no further subletting or assignment shall be allowed.

(f)     In the event of a sublet or assignment, Tenant shall be jointly and severally liable under this lease with the subtenant or assignee, except as otherwise provided in paragraph (h) below.

(g)     In the event Tenant fails to pay any Base or Additional Rent due under the lease, in addition to any other remedies Owner may have, Owner may collect rent from the subtenant or assignee and apply it towards monies due from Tenant. Any amount over what is due from Tenant shall be turned over to Tenant.

(h)     Nothing to the contrary stated herein, in the event Owner approves a sublet or assignment (as applicable), Owner agrees to release Tenant from its obligations under this lease on the conditions that i) Tenant has complied with the terms of this lease, including the payment of all Rent and Additional Rent and ii) the subtenant or assignee (as applicable) provides Owner with either (x) 12 months' Security or letter of credit or (y) four months' Security or letter of credit and a financially qualified Guarantor. Said Guarantor shall enter into a Good Guy Guaranty in substantially the form annexed hereto. Said Guarantor shall not directly or indirectly be entitled to diplomatic or sovereign immunity, shall have sufficient liquid assets to be able to pay the rent and additional rent under the lease and shall designate a suitable agent in the City of New York for service of process. When Tenant is released the subtenant or assignee shall be in privity with Owner and Tenant shall have no further right to collect rent or other consideration from the Tenant and any further rent or consideration shall be due Owner directly from such subtenant or assignee.

(i)     Owner shall in no event consent to a sublease in which the proposed subtenant is engaged in any of the following businesses, and such refusal to consent shall not be deemed unreasonable:

(1)   restaurant of any kind;

(2)   bar, tavern, cocktail lounge or pub of any kind;

(3)   discotheque or supper club;

(4)   theater or cinema;

(5)   sound studio; rehearsal studio;

(6)   funeral home;

(7)     adult entertainment facility;

(8)     pet shop or veterinarian's office;

(9)     martial arts studio or school;

(10)   methadone clinic;

(11)   dry cleaning or laundry service;

(12)   bicycle messenger service;

(13)   motel/hotel/hostel at any other transient use;

(14)   sweatshop;

(15)   adult bookstore or video shop;

(16)   liquor store;

(17)   abortion clinic;

(18)   billiard parlor; and

(19)   manufacturing of any kind.

(j)     If Tenant is a corporation, a partnership or limited liability company, the conditions of Paragraph 50 shall apply to a transfer (by one or more transfers) of a majority of (i) the stock of the corporate Tenant, or (ii) the partnership interests of a Tenant that is a partnership, or (iii) the membership interest of a Tenant that is a limited liability company.

51.R   Utilities. Tenant shall maintain a separate electric meter and account in the name of Tenant. Owner or other appropriate Entity reserves the right to stop service of the mechanical, electric, sanitary, plumbing, utility and other service systems (“services”), when necessary, in the event of accident or emergency, or for repairs, additions, alterations, replacements or improvements, which in their reasonable judgment are necessary to be made, until said repairs, alterations, replacements or improvements shall have been completed. The Entities shall not be liable to Tenant in any way for any claims, damages, costs or expenses, directly or indirectly incurred, resulting from any use, interruption, curtailment or failure, or defect in the supply of gas or electric energy and/or water when prevented by exercising its right to stop service or by strikes, labor troubles or accidents or by any cause whatsoever beyond the control of said entities, or by failure of any public utility or any other company or the failure of independent contractors to perform or by laws, orders, rules and regulations of any Federal, state, county or municipal authority, or failure of suitable fuel supply, or inability by exercise of reasonable diligence to obtain suitable fuel supply or by exercise of reason of government preemption in connection with a national emergency or by reasons of the conditions of supply and demand which have been or are affected by war or other emergency or by reason of any requirement, act or omission of any of the Entities or others or for any other reason except their negligence or willful misconduct. The exercise of such right or such failure by the Entities shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any compensation or any abatement or diminution or rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon The Entities or their agents by reason of inconvenience, lost income or annoyance to Tenant, or injury to or interruption of Tenant’s business. Nothing stated herein to the contrary, in the event of interruption of services to Tenant not involving an emergency, Owner agrees to give Tenant reasonable notice of such interruption of services and to use all reasonable efforts to complete or cause to be completed the repairs, alterations, replacements or improvements expeditiously so as to minimize interruption of Tenant's business. Notwithstanding the foregoing, if Tenant is unable to use substantially all of the demised premises for its intended purpose for a period in excess of six (6) days, Tenant's rent shall abate for any such period in excess of six (6) days.

52.R    Neither Owner nor its agents have made any representations with respect to the leased property including, but not limited to, the condition of the demised premises, the condition of the Building in which the demised premises is located. Owner represents that it has the legal authority to enter into this Lease.

53.R    The Tenant shall look solely to the estate and property of the Entities in the demised premises or property relating to the demised premises for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by any of the Entities in the event of any default or breach of or by any of the Entities with respect to any of the terms, covenants and conditions of this Lease.

54.R    In the event Tenant shall be in default in the payment of rent reserved herein, or any item of additional rent herein mentioned, or a part of either, or in making any other payment herein required for a total of three (3) months, whether or not consecutive, in any twelve (12) month period, and Owner shall have served upon Tenant a petition and notice of petition to dispossess Tenant by summary proceedings, then, notwithstanding that such defaults have been cured prior to the entry of a judgment against Tenant, any further default pertaining to nonpayment by Tenant of rent shall be deemed to be deliberate and Owner may serve a written three (3) days’ notice of cancellation of this Lease upon Tenant and upon expiration of said three (3) days, this Lease and the term thereunder shall end and expire as fully and completely at the expiration of such three (3) day period as if the expiration of the three-day period was the day herein definitively fixed for the end and expiration of this Lease and the term thereof, and Tenant shall then quit and surrender the demised premises to Owner, but Tenant shall remain liable as elsewhere provided in this Lease. The parties hereby agree that this shall be deemed a conditional limitation.

55.R    With respect to any provision of this Lease which provides, in effect, that any of the Entities shall not unreasonably withhold or unreasonably delay any consent or approval, the Tenant in no event shall be entitled to make nor shall Tenant make any claim for, and Tenant hereby waives any claim for money damages.

56.R    This Lease shall be deemed to have been made in New York County, New York, and shall be construed in accordance with the Laws of the State of New York. All actions or proceedings relating, directly or indirectly to this Lease shall be litigated only in courts located in the State of New York.

57.R   Whenever any default, request, action or inaction by Tenant causes any of the Entities to incur attorney’s fees and any other costs or expenses, Tenant agrees that it shall pay for such fees, costs and expenses, including but not limited to reasonable attorney’s fees, within ten (10) business days of being billed therefor, which shall be deemed “additional rent.”

58.R   One or more waivers of any covenant or condition by Owner or any of the Entities or Tenant shall not be construed as a waiver of the further breach of the same covenant or condition, or of any other covenant or condition herein contained.

59.R   The Entities shall not be in default under this Lease in any respect unless the Tenant shall have given the relevant Entity written notice of the breach by hand delivery and within a reasonable period of time given the nature of the breach, and not to exceed thirty (30) days after notice, the Entity has not cured the breach or if the breach is such that it cannot reasonably be cured under the circumstances within such reasonable period of time, has not commenced to proceed to cure the breach.

60.R   Tenant covenants and agrees to obtain and maintain, at its sole cost and expense, all licenses and permits from any governmental authorities having jurisdiction thereof, necessary for the conduct of Tenant’s business in the demised premises and, Tenant will comply with all applicable laws, resolutions, or governmental authority having jurisdiction over the operation, occupancy, maintenance or use of the demised premises. Tenant shall indemnify and save the Entities and their agents and professionals harmless from and against any claims, penalty, loss, damage or expense including reasonable attorney’s fees imposed by reason of violation of any such applicable law or the rules and regulations of any such governmental authority having jurisdiction thereof pertaining to the proposed use by Tenant of the demised premises. Tenant shall have no claim against The Entities and their agents and professionals for any inconvenience suffered by Tenant by reason of any such work.

61.R   Upon reasonable notice, Tenant shall permit the relevant Entity and/or its agents, employees or designees to erect, use, maintain and repair pipes, cables, conduits, plumbing, vents and wires, in, to and through the demised premises (the “work”), as and to the extent that the Entity may reasonably now or hereafter deem to be necessary or appropriate for the proper operation and maintenance of the Building in which the demised premises are located, and to comply with any and all requirements of Law. The Entities agree to use reasonable efforts to complete said work expeditiously so as not to unreasonably interfere with the operation of Tenant's business.

62.R   Subordination. This Lease and all rights of Tenant hereunder are and shall be subject and subordinate to the lien of any and all mortgages or consolidated mortgages which may now or hereafter affect the demised premises or the Condominium, or any part thereof, or the demised premises and other premises, and to any and all renewals, modifications, consolidations, replacements and extensions of any such mortgage or mortgages. Tenant shall within ten (10) business days of the Entities' demand acknowledge and deliver to the Entity, without expense to said Entities, any and all instruments that may be necessary or proper to subordinate this Lease and all rights hereunder to the lien or any such mortgage or mortgages and to each such renewal, modification, consolidation, replacement or extension. If Tenant shall fail at any time to execute, acknowledge and deliver any such subordination instrument, the Entities, in addition to any other remedies available to it in consequence thereof, may execute, acknowledge and deliver the same as attorney in fact of Tenant and in Tenant's name, place and stead, and Tenant hereby irrevocably makes, constitutes and appoints the Entity, their successors and assigns, such attorney in fact for such purpose.

Owner agrees to (at no cost or expense to Owner) use reasonable efforts to obtain and deliver to Tenant as to any superior mortgage covering the real property of which the demised premises form a part, a non-disturbance agreement in form and substance customarily adopted by the holder of said mortgage. The liability of Owner to obtain said non-disturbance agreement shall not be deemed a default by Owner or impose any claim in favor of Tenant against Owner by reason thereof, or affect the validity of this Lease. The foregoing obligation of Owner is subject to the condition that Tenant (i) execute and deliver to such mortgagee a subordination and attornment agreement in form and substance customarily adopted by such mortgagee and (ii) reimburse Owner for all out-of-pocket expenses incurred by Owner in connection with obtaining and delivering any such agreements, including, but not limited to, reasonable attorneys' fees. Tenant agrees that Owner's obligation to use reasonable efforts under this paragraph shall be satisfied by the deliver of one (1) letter of request to any such mortgagee and further agrees that the form of subordination, attornment and non-disturbance agreement tendered by Owner's existing mortgagee shall be deemed acceptable to Tenant.

63.R   This Lease is subject to the Declaration of Condominium and the By-Laws of the Condominium.

64.R   Tenant shall, without charge, at any time and from time to time hereafter, within ten (10) business days after request of the -relevant Entity certify by written instrument duly executed and acknowledged to any mortgagee or purchaser, or proposed mortgagee or proposed purchaser, or any such other person, firm or corporation specified, as to the validity and force and effect of this Lease, in accordance with its tenor, as then constituted, as to the existence of any default on the part of any party thereunder, as to the existence of any offsets, counterclaims or defenses thereto on the part of Tenant or as to any other matters reasonably requested. In the event that Tenant sublets or assigns in compliance with the terms of this lease, Owner agrees to provide the subtenant or assignee, as the case may be, with a written instrument duly executed and acknowledged stating that the lease is valid and in full force and effect and whether there exists any default on the part of Tenant or any claims thereto on the part of Owner or as to any other matters reasonably requested.

65.R   Hours of Operation: Tenant may operate its business twenty-four (24) hours a day with the understanding that the demised premises is located in a Building containing residential units and that the level of noise, including but not limited to, the playing of music, and hours of operation shall not interfere unreasonably with the residential owners' and occupants' quiet enjoyment.

66.R   Broker. Tenant represents and warrants that no broker other than Rosen and Jacobs Realty and New York Commercial Realty Services introduced Tenant to the Premises, proposed the making of the Lease, or initiated, further or perpetuated the negotiations between the parties hereto. Tenant indemnifies, defends and holds Owner harmless from any and all loss, cost or damage as a result of the claims of other brokers or agents claiming to have dealt with Tenant in connection with this Lease. Owner agrees to indemnify, defend and hold Tenant harmless from any and all loss, cost or damage as a result of the claims of any broker claiming to have dealt with Owner in connection with this Lease.

67.R   Access. Supplementing paragraph 13 of the form portion of this Lease, Tenant shall provide Owner with keys and any security code to the demised premises for purposes of the Entities having access to the demised premises in the event of an emergency, for which no notice to Tenant is required. In non-emergency situations, upon reasonable notice and at reasonable times, Tenant shall grant access for the purposes of inspection or repairs to the premises or for the purposes set forth in paragraph 13 all of which shall be conducted in a manner to minimize interference with Tenant's business. Tenant agrees to provide access to representatives of the utility companies for meter readings and the like and, in the event Tenant is not present, to allow access for such purpose.

68.R   Sidewalk. All deliveries shall take place after 8:00 a. m. (except for small parcels). Tenant shall closely supervise any deliveries and instruct any delivery vehicle to keep off of the sidewalk. Tenant acknowledges that there are vaults beneath the sidewalk and, in addition to any other remedies Owner of the Corporation or the Condominium may have in law or in equity, Tenant shall be subject to a $500.00 fine for any vehicle associated with Tenant's business that uses the sidewalk. Tenant will use diligent efforts not to allow delivery trucks delivering Tenant's merchandise to idle in front of the building. Tenant shall be responsible for and shall indemnify and defend the Entities against any and all loss, cost or damage relating to or arising from deliveries made to Tenant or the demised premises. No merchandise, boxed, receptacles or articles or fixtures of any kinds, nature or description are to be placed or stored at or upon the exterior front of the demised premises. All shipments and deliveries shall be made in compliance with applicable laws, rules and regulations. Tenant shall not obstruct the dock or sidewalk at any time during shipments or deliveries such that pedestrians or residents cannot use the dock or sidewalk.

69.R   Tenant shall be responsible for all security systems and security measures for the demised premises. Tenant shall obtain Owner's prior written consent, which shall not be unreasonably withheld or delayed, and shall submit to the Owner for approval plans or specifications for any such system. Tenant shall give Owner information needed to access the demised premises and to disable the alarm if it goes off and there is no emergency. Tenant shall give Owner a number where Tenant and the security company can be reached at all times to report that the alarm has sounded.

70.R   Tenant agrees that Tenant shall conform to the rules of Owner and to any additional rules adopted during the term of this Lease provided that a copy of such rules is provided to Tenant and conform to and comply with such rules and regulations as deemed necessary or proper to adopt for the safety, care, cleanliness or appearance of the Building or demised premises and for the comfort and safety of other residents or tenants.

71.R   Tenant shall be responsible to repair, maintain or replace the plumbing in the demised premises (but not the risers unless damage is caused by Tenant's acts or negligence); electrical serving the demised premises and any HVAC system inside or outside the demised premises serving the demised premises.

72.R   Mark Pruzanski hereby covenants, represents and warrants that Tenant is a duly incorporated or duly qualified corporation and is authorized to do business in the State of New York (a copy of evidence thereof to be supplied to Owner upon request); and he is executing this lease on behalf of Tenant, is an officer of Tenant and he is duly authorized to execute, acknowledge and deliver this lease to Owner (a copy of a resolution to that effect to be supplied to Owner upon request).

73.R   Notices pursuant to this lease shall be hand delivered to the specified premises or sent via overnight courier. Notices shall be deemed received upon delivery to the premises.

Notices to Tenant shall be sent to:

Intercept Pharmaceuticals, Inc.

18 Desbrosses Street, ground floor

New York, New York 10013

Attn: Mark Pruzanski

With a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004-1980

Attn: Pami Wexelman

Notices to Owner shall be sent to:

Greenwich-Desbrosses Realty LLC

c/o Andrews Building Corp.

666 Broadway, 12th Floor

New York, NY 10012

Attn: Anthony Milstein, Managing Agent

Notices to the Corporation shall be sent to:

C. True Building Corp.

c/o Andrews Building Corp.

666 Broadway, 12th Floor

New York, NY 10012

Attn: Anthony Milstein, Managing Agent

Notices to the Condominium shall be sent to:

The Romanoff Condominium

c/o Andrews Building Corp.

666 Broadway, 12th Floor

New York, NY 10012

Attn: Anthony Milstein, Managing Agent

Notices to Owner, Corporation or Condominium shall be copied to:

Hanley & Goble

233 Broadway Suite 2701

New York, NY 10279

Attn: Mary Ellen Goble, Esq.

[Signature page follows]

GREENWICH-DESBROSSES REALTY LLC

By:	/s/ Arne Svenson
	Arne Svenson	(“Owner”)
Managing Member

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Mark Pruzanski
	Mark Pruzanski, MD	(“Tenant”)

AMENDMENT TO THE LEASE DATED

DECEMBER 1, 2006 BY AND BETWEEN

GREENWICH-DESBROSSES REALTY LLC (“OWNER”)

AND INTERCEPT PHARMACEUTICALS, INC. (“TENANT”)

It is hereby agreed between the parties to amend Tenant's Security obligation under paragraph 41R of the Rider to the lease as follows:

1.     Unless Tenant has satisfied Tenant's obligations pursuant to paragraph 2 below within 3 business days of the Commencement Date of the lease, Tenant shall provide Owner with good funds totaling four (4) months' base rent (“Partial Security”).

2.     On or before December 31, 2007, Tenant shall either provide to Owner i) a Letter of Credit totaling twelve (12) months' base rent in a form reasonably acceptable to Owner or ii) additional funds totaling eight (8) months' base rent which shall be held by Owner, together with the Partial Security, as Security.

3.     In the event Tenant provides such Letter of Credit, Owner shall return to Tenant the Partial Security within two (2) weeks of Tenant providing Owner with said Letter of Credit.

4.     If Tenant provides Owner with additional funds totaling eight (8) months' base rent as provided herein, Tenant may exchange the Security for a reasonably acceptable Letter of Credit totaling twelve (12) months' base rent during the term of this lease.

5.     In the event Tenant does not strictly comply with the terms of this Amendment, in addition to any other remedies Owner may have, Owner may serve Tenant with a written three (3) days' notice of cancellation of this Lease upon Tenant and upon expiration of said three (3) days, this Lease and the term thereunder shall end and expire as fully and completely at the expiration of such three (3) day period as if the expiration of the three-day period was the day herein definitively fixed for the end and expiration of this Lease and the term thereof, and Tenant shall then quit and surrender the demised premises to Owner, but Tenant shall remain liable as elsewhere provided in this Lease. The parties hereby agree that this shall be deemed a conditional limitation.

IN WITNESS WHEREOF, the parties hereto have set their names the day and year first above written.

GREENWICH-DESBROSSES			INTERCEPT PHARMACEUTICALS, INC.
REALTY LLC

By:	/s/ Arne Svenson		By:	/s/ Mark Pruzanski
	Arne Svenson	(“Owner”)		Mark Pruzanski, MD	(“Tenant”)
	Managing Member			President and Chief Executive Officer

Exhibit 10.9

OFFICE SPACE LEASE

BETWEEN

4350 LA JOLLA VILLAGE LLC

AND

INTERCEPT PHARMACEUTICALS, INC.

OFFICE SPACE LEASE

THIS LEASE is made as of the 25th day of October, 2011, by and between 4350 LA JOLLA VILLAGE LLC, a Delaware limited liability company, hereafter called “Landlord,” and INTERCEPT PHARMACEUTICALS, INC., a Delaware corporation, hereafter called “Tenant.”

ARTICLE I. BASIC LEASE PROVISIONS

Each reference in this Lease to the “Basic Lease Provisions” shall mean and refer to the following collective terms, the application of which shall be governed by the provisions in the remaining Articles of this Lease.

1.	Tenant’s Trade Name: N/A

2.	Premises: Suite No. 960 (the Premises are more particularly described in Section 2.1).

Address of Building: 4350 La Jolla Village Drive, San Diego, CA 92122

Project Description: 4350 La Jolla Village Drive Building and attendant Common Areas

3.	Use of Premises: General office and for no other use.

4.	Estimated Commencement Date: December 1, 2011

5.	Lease Term: Thirty-six (36) months, plus such additional days as may be required to cause this Lease to terminate on the final day of the calendar month.

6.	Basic Rent:

Months of Term	Monthly Rate Per
or Period	Square Foot	Monthly Basic Rent
01 – 12	$2.33	$17,731.00
13 – 24	$2.43	$18,492.00
25 – 36	$2.54	$19,329.00

Notwithstanding the above schedule of Basic Rent to the contrary, as long as Tenant is not in default (as described in Section 14.1) under this Lease, Tenant shall be entitled to an abatement of 3 full calendar months of Basic Rent in the aggregate amount of $53,193.00 (i.e. $17,731.00 per month) (the “Abated Basic Rent”) for the 2nd, 3rd, and 4th full calendar months of the Term (the “Abatement Period”). In the event Tenant Defaults at any time during the Term, all Abated Basic Rent shall immediately become due and payable. The payment by Tenant of the Abated Basic Rent in the event of a Default shall not limit or affect any of Landlord's other rights, pursuant to this Lease or at law or in equity. Only Basic Rent shall be abated during the Abatement Period and all other additional rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

7.	Property Tax Base: The Property Taxes per rentable square foot incurred by Landlord and attributable to the twelve month period ending June 30, 2012 (the "Base Year").

Building Cost Base: The Building Costs per rentable square foot incurred by Landlord and attributable to the Base Year.

Expense Recovery Period: Every twelve month period during the Term (or portion thereof during the first and last Lease years) ending June 30.

8.	Floor Area of Premises: approximately 7,610 rentable square feet

9.	Security Deposit: $42,524.00, as more fully described in Section 4.3.

10.	Broker(s): Irvine Realty Company ("Landlord's Broker") and Cassidy Turley / BRE Commercial-UTC ("Tenant's Broker")

11.	Plan Approval Date: N/A

12.	Parking: A minimum of seventeen (17), but no more than twenty-four (24), unreserved vehicle parking spaces and 1 reserved vehicle parking space, as more fully described in Exhibit C.

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13.	Address for Payments and Notices:

LANDLORD	TENANT
Payment Address:

4350 La Jolla Village LLC	Intercept Pharmaceuticals, Inc.
Department #6975	18 Desbrosses Street
Los Angeles, CA 90084-6975	New York, NY 10013
Attn: Alex Martin
Notice Address:
with a copy of notices to:
4350 La Jolla Village LLC,
c/o The Irvine Company LLC	Intercept Pharmaceuticals, Inc.
4365 Executive Drive, Suite 100	4350 La Jolla Village Drive, Suite 960
San Diego, CA 92121	San Diego, CA 92122
Attn: Property Manager	Attn: Robin Chapman

with a copy of notices to:

THE IRVINE COMPANY LLC
P.O. Box 6370
Newport Beach, CA 92658-6370
Attn: Senior Vice President, Operations,
Office Properties/San Diego

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ARTICLE II. PREMISES

SECTION 2.1.      LEASED PREMISES. Landlord leases to Tenant and Tenant rents from Landlord the premises shown in Exhibit A (the “Premises”), containing approximately the floor area set forth in Item 8 of the Basic Lease Provisions and known by the suite number identified in Item 2 of the Basic Lease Provisions. The Premises are located in the building identified in Item 2 of the Basic Lease Provisions (the “Building”), which is a portion of the project described in Item 2 (the “Project”). If, upon completion of the space plans for the Premises, Landlord’s architect or space planner determines that the rentable square footage of the Premises differs from that set forth in the Basic Lease Provisions, then Landlord shall so notify Tenant and the Basic Rent (as shown in Item 6 of the Basic Lease Provisions) shall be promptly adjusted in proportion to the change in square footage. Within five (5) days following Landlord’s request, the parties shall memorialize the adjustments by executing an amendment to this Lease prepared by Landlord.

SECTION 2.2.      ACCEPTANCE OF PREMISES. Tenant acknowledges that neither Landlord nor any representative of Landlord has made any representation or warranty with respect to the Premises or the Building or the suitability or fitness of either for any purpose, except as set forth in this Lease. The taking of possession or use of the Premises by Tenant for any purpose other than construction shall conclusively establish that the Premises and the Building were in satisfactory condition and in conformity with the provisions of this Lease in all respects, except for those matters which Tenant shall have brought to Landlord’s attention on a written punch list. The list shall be limited to any items required to be accomplished by Landlord under the Work Letter (if any) attached as Exhibit X, and shall be delivered to Landlord within thirty (30) days after the term (“Term”) of this Lease commences as provided in Article III below. Nothing contained in this Section shall affect the commencement of the Term or the obligation of Tenant to pay rent. Landlord shall diligently complete all punch list items of which it is notified as provided above.

SECTION 2.3.      BUILDING NAME, ADDRESS AND DEPICTION. Tenant shall not utilize any name selected by Landlord from time to time for the Building and/or the Project as any part of Tenant’s corporate or trade name. Landlord shall have the right to change the name, number or designation of the Building or Project without liability to Tenant. Tenant shall not use any picture of the Building in its advertising, stationery or in any other manner.

ARTICLE III. TERM

SECTION 3.1.      GENERAL. The Term shall be for the period shown in Item 5 of the Basic Lease Provisions. The Term shall commence (“Commencement Date”) on the earlier of (a) the date the Premises are deemed ready for occupancy in accordance with Section 3.2, or (b) the date Tenant commences its business activities within the Premises. Promptly following request by Landlord, the parties shall memorialize on a form provided by Landlord (the "Commencement Memorandum") the actual Commencement Date and the expiration date (“Expiration Date") of this Lease; should Tenant fail to execute and return the Commencement Memorandum to Landlord within five (5) business days (or provide specific written objections thereto within that period), then Landlord's determination of the Commencement and Expiration Dates as set forth in the Commencement Memorandum shall be conclusive.

SECTION 3.2.      DELAY IN POSSESSION. If Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant on or before the Estimated Commencement Date set forth in Item 4 of the Basic Lease Provisions, this Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent and the Commencement Date shall not occur until Landlord delivers possession of the Premises and the Premises are in fact ready for occupancy as defined below, except that if Landlord’s failure to so deliver possession is attributable to any action or inaction by Tenant (including without limitation any Tenant Delay described in the Work Letter, if any, attached to this Lease), then the Premises shall be deemed ready for occupancy, and Landlord shall be entitled to full performance by Tenant (including the payment of rent), as of the date Landlord would have been able to deliver the Premises to Tenant but for Tenant’s delay(s). Subject to the foregoing, the Premises shall be deemed ready for occupancy if and when Landlord, to the extent applicable, (a) has put into operation all building services essential for the use of the Premises by Tenant, (b) has provided reasonable access to the Premises for Tenant so that they may be used without unnecessary interference, (c) has substantially completed all the work required to be done by Landlord in this Lease, and (d) has obtained requisite governmental approvals to Tenant’s occupancy.

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ARTICLE IV. RENT AND OPERATING EXPENSES

SECTION 4.1.      BASIC RENT. From and after the Commencement Date, Tenant shall pay to Landlord without deduction or offset a Basic Rent for the Premises in the total amount shown (including subsequent adjustments, if any) in Item 6 of the Basic Lease Provisions. If the Commencement Date is other than the first day of a calendar month, any rental adjustment shown in Item 6 shall be deemed to occur on the first day of the next calendar month following the specified monthly anniversary of the Commencement Date. The rent shall be due and payable in advance commencing on the Commencement Date and continuing thereafter on the first day of each successive calendar month of the Term, as prorated for any partial month. No demand, notice or invoice shall be required. An installment of rent in the amount of one (1) full month’s Basic Rent at the initial rate specified in Item 6 of the Basic Lease Provisions shall be delivered to Landlord concurrently with Tenant’s execution of this Lease and shall be applied against the Basic Rent first due hereunder; the next installment of Basic Rent shall be due on the first day of the second calendar month of the Term, which installment shall, if applicable, be appropriately prorated to reflect the amount prepaid for that calendar month.

SECTION 4.2.      OPERATING EXPENSE INCREASE.

(a)          Tenant shall compensate Landlord, as additional rent, for Tenant’s proportionate shares of “Building Costs” and “Property Taxes,” as those terms are defined below, incurred by Landlord in the operation of the Building and Project. Property Taxes and Building Costs are mutually exclusive and may be billed separately or in combination as determined by Landlord. Tenant’s proportionate share of Property Taxes shall equal the product of the rentable floor area of the Premises multiplied by the difference of (i) Property Taxes per rentable square foot less (ii) the Property Tax Base set forth in Item 7 of the Basic Lease Provisions. Tenant’s proportionate share of Building Costs shall equal the product of the rentable floor area of the Premises multiplied by the difference of (i) Building Costs per rentable square foot less (ii) the Building Cost Base set forth in Item 7 of the Basic Lease Provisions. Tenant acknowledges Landlord’s rights to make changes or additions to the Building and/or Project from time to time pursuant to Section 6.5 below, in which event the total rentable square footage within the Building and/or Project may be adjusted. For convenience of reference, Property Taxes and Building Costs may sometimes be collectively referred to as “Operating Expenses.” Notwithstanding the foregoing, Landlord hereby agrees that Tenant shall not be responsible for Tenant’s proportionate share of Operating Expense excess accruing during the 12 month period commencing as of the Commencement Date.

(b)          Commencing prior to the start of the first full “Expense Recovery Period” of the Lease (as defined in Item 7 of the Basic Lease Provisions), and prior to the start of each full or partial Expense Recovery Period thereafter, Landlord shall give Tenant a written estimate of the amount of Tenant’s proportionate shares of Building Costs and Property Taxes for the Expense Recovery Period or portion thereof. Tenant shall pay the estimated amounts to Landlord in equal monthly installments, in advance, with Basic Rent. If Landlord has not furnished its written estimate for any Expense Recovery Period by the time set forth above, Tenant shall continue to pay cost reimbursements at the rates established for the prior Expense Recovery Period, if any; provided that when the new estimate is delivered to Tenant, Tenant shall, at the next monthly payment date, pay any accrued cost reimbursements based upon the new estimate. Landlord may from time to time change the Expense Recovery Period to reflect a calendar year or a new fiscal year of Landlord, as applicable, in which event Tenant’s share of Operating Expenses shall be equitably prorated for any partial year.

(c)          Within one hundred twenty (120) days after the end of each Expense Recovery Period, Landlord shall furnish to Tenant a statement setting forth the actual or prorated Property Taxes and Building Costs attributable to that period, and the parties shall within thirty (30) days thereafter make any payment or allowance necessary to adjust Tenant’s estimated payments, if any, to Tenant’s actual proportionate shares as shown by the annual statement. Any amounts due Tenant shall be applied as a credit against the rent next due or, at Landlord’s option, refunded to Tenant. If Tenant has not made estimated payments during the Expense Recovery Period, any amount owing by Tenant pursuant to subsection (a) above shall be paid to Landlord in accordance with Article XVI. If actual Property Taxes or Building Costs allocable to Tenant during any Expense Recovery Period are less than the Property Tax Base or the Building Cost Base, respectively, Landlord shall not be required to pay that differential to Tenant, although Landlord shall refund any applicable estimated payments collected from Tenant. Should Tenant fail to object in writing to Landlord’s determination of actual Operating Expenses within sixty (60) days following delivery of Landlord’s expense statement, Landlord’s determination of actual Operating Expenses for the applicable Expense Recovery Period shall be conclusive and binding on Tenant.

(d)          Even though the Lease has terminated and the Tenant has vacated the Premises, when the final determination is made of Tenant’s share of Property Taxes and Building Costs for the Expense Recovery Period in which the Lease terminates, Tenant shall upon notice pay the entire increase due over the estimated expenses paid; conversely, any overpayment made in the event expenses decrease shall be rebated by Landlord to Tenant. However, in lieu thereof, Landlord may deliver a reasonable estimate of the anticipated reconciliation amount to Tenant prior to the expiration of the Term, in which event the appropriate party shall fund that amount by the termination date.

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(e)          If, at any time during any Expense Recovery Period, any one or more of the Operating Expenses are increased to a rate(s) or amount(s) in excess of the rate(s) or amount(s) used in calculating the estimated expenses for the year, then Tenant’s estimated share of Property Taxes or Building Costs, as applicable, shall be increased for the month in which the increase becomes effective and for all succeeding months by an amount equal to Tenant’s proportionate share of the increase. Landlord shall give Tenant written notice of the amount or estimated amount of the increase, the month in which the increase will become effective, Tenant’s monthly share thereof and the months for which the payments are due. Tenant shall pay the increase to Landlord as a part of Tenant’s monthly payments of estimated expenses as provided in paragraph (b) above, commencing with the month in which effective.

(f)          The term “Building Costs” shall include all charges and expenses pertaining to the operation, management, maintenance and repair of the Building and the Project, together with all appurtenant Common Areas (as defined in Section 6.2), and shall include the following charges by way of illustration but not limitation: water and sewer charges; insurance premiums or reasonable premium equivalents should Landlord elect to self-insure any risk or deductible that Landlord is authorized to insure hereunder; license, permit, and inspection fees; heat; light; power; janitorial services; the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building and Project; all labor and labor-related costs for personnel applicable to the Building and Project, including both Landlord's personnel and outside personnel; a commercially reasonable Landlord overhead/management fee; reasonable fees for consulting services; access control/security costs, inclusive of the reasonable cost of improvements made to enhance access control systems and procedures; repairs; air conditioning; supplies; materials; equipment; tools; tenant services; programs instituted to comply with transportation management requirements; any expense incurred pursuant to Sections 6.1, 6.2, 6.4, 7.2, and 10.2 and Exhibits B and C below; costs incurred (capital or otherwise) on a regular recurring basis every three (3) or more years for normal maintenance projects (e.g., parking lot slurry coat or replacement of lobby, corridor and elevator cab carpets and coverings); and the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) which are intended to maintain the quality, appearance or safety of the Building and/or Project, reduce other operating costs or increases thereof, or upgrade Building and/or Project security, or which are required to bring the Building and/or Project into compliance with applicable laws and building codes. Landlord shall amortize the cost of capital improvements on a straight-line basis over the lesser of the Payback Period (as defined below) or the useful life of the capital improvement as reasonably determined by Landlord. Any amortized Building Cost item may include, at Landlord's option, an actual or imputed interest rate that Landlord would reasonably be required to pay to finance the cost of the item, applied on the unamortized balance. "Payback Period" shall mean the reasonably estimated period of time that it takes for the cost savings, if any, resulting from a capital improvement item to equal the total cost of the capital improvement. It is understood that Building Costs shall include competitive charges for direct services provided by any subsidiary or division of Landlord. If any Building Cost is applicable to one or more buildings or properties in addition to the Building, then that cost shall be equitably prorated and apportioned among the Building and such other buildings or properties. The term “Property Taxes” as used herein shall include the following: (i) all real estate taxes or personal property taxes, as such property taxes may be reassessed from time to time; and (ii) other taxes, charges and assessments which are levied with respect to this Lease or to the Building and/or the Project, and any improvements, fixtures and equipment and other property of Landlord located in the Building and/or the Project, except that general net income and franchise taxes imposed against Landlord shall be excluded; and (iii) any tax, surcharge or assessment which shall be levied in addition to or in lieu of real estate or personal property taxes, other than taxes covered by Article VIII; and (iv) costs and expenses incurred in contesting the amount or validity of any Property Tax by appropriate proceedings. A copy of Landlord’s unaudited statement of expenses shall be made available to Tenant upon request. The Building Costs, inclusive of those for the Base Year, shall be extrapolated by Landlord to reflect at least ninety-five percent (95%) occupancy of the rentable area of the Building.

(g)          Notwithstanding the foregoing, Operating Expenses shall exclude the following:

(i)          Any ground lease rental;

(ii)         Costs incurred by Landlord with respect to goods and services other than parking (including utilities sold and supplied to tenants and occupants of the Building) to the extent that Landlord is entitled to reimbursement for such costs other than through the Operating Expense pass-through provisions of such tenants' lease;

(iii)        Costs incurred by Landlord for repairs, replacements and/or restoration to or of the Building to the extent that Landlord is reimbursed by insurance or condemnation proceeds or by tenants (other than through Operating Expense pass-throughs), warrantors or other third persons;

(iv)        Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for other tenants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

(v)         Costs arising from Landlord's charitable or political contributions;

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(vi)        Attorneys' fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Building, except those attorneys' fees and other costs and expenses incurred in connection with negotiations, disputes or claims relating to items of Operating Expenses, enforcement of rules and regulations of the Building and such other matters relating to the maintenance of standards required of Landlord under this Lease;

(vii)       Capital expenditures as determined in accordance with generally accepted accounting principles, consistently applied, except as otherwise provided in subsection (f) above;

(viii)      Brokers commissions, finders' fees, attorneys' fees, entertainment and travel expenses and other costs incurred by Landlord in leasing or attempting to lease space in the Building;

(ix)         Expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building;

(x)          Costs, fines or penalties incurred by Landlord due to the violation by Landlord of (i) any governmental rule or regulation (provided that costs of complying with such governmental requirements may be included unless otherwise provided herein) or (ii) the terms and conditions of any lease of space in the Building;

(xi)         Overhead and profit increments paid to subsidiaries or affiliates of Landlord for services provided to the Building to the extent the same exceeds the costs that would generally be charged for such services if rendered on a competitive basis (based upon a standard of similar office buildings in the general market area of the Premises) by unaffiliated third parties capable of providing such service;

(xii)        Interest on debt or amortization on any mortgage or mortgages encumbering the Building;

(xiii)       Landlord's general corporate overhead, except as it relates to the specific management of the Building or Project;

(xiv)      Costs of installing the initial landscaping and the initial sculpture, paintings and objects of art for the Building and Project; and

(xv)       Advertising expenditures.

SECTION 4.3.      SECURITY DEPOSIT. Concurrently with Tenant’s delivery of this Lease, Tenant shall deposit with Landlord the sum, if any, stated in Item 9 of the Basic Lease Provisions (the “Security Deposit”), to be held by Landlord as security for the full and faithful performance of Tenant’s obligations under this Lease to pay any rental sums, including without limitation such additional rent as may be owing under any provision hereof, and to maintain the Premises as required by Sections 7.1 and 15.3 or any other provision of this Lease. For purposes of the foregoing and notwithstanding any provision of Section 1950.7 of the California Civil Code to the contrary, rental sums shall include prospective rent that would have been payable by Tenant but for the early termination of this Lease due to Tenant's default or insolvency. Upon any breach of the foregoing obligations by Tenant, Landlord may apply all or part of the Security Deposit as full or partial compensation. If any portion of the Security Deposit is so applied, Tenant shall within five (5) days after written demand by Landlord deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep this Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. In no event may Tenant utilize all or any portion of the Security Deposit as a payment toward any rental sum due under this Lease. Any unapplied balance of the Security Deposit shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest in this Lease within thirty (30) days following the termination of this Lease and Tenant's vacation of the Premises.

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ARTICLE V. USES

SECTION 5.1.      USE. Tenant shall use the Premises only for the purposes stated in Item 3 of the Basic Lease Provisions. The parties agree that any contrary use shall be deemed to cause material and irreparable harm to Landlord and shall entitle Landlord to injunctive relief in addition to any other available remedy. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools, temporary employment agencies or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; or (vi) communications firms such as radio and/or television stations. Tenant shall not do or permit anything to be done in or about the Premises which will in any way interfere with the rights or quiet enjoyment of other occupants of the Building or the Project, or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant permit any nuisance or commit any waste in the Premises or the Project. Tenant shall not do or permit to be done anything which will invalidate or increase the cost of any insurance policy(ies) covering the Building, the Project and/or their contents, and shall comply with all applicable insurance underwriters rules. Tenant shall comply at its expense with all present and future laws, ordinances and requirements of all governmental authorities that pertain to Tenant or its use of the Premises, including without limitation all federal and state occupational health and safety and handicap access requirements, whether or not Tenant’s compliance will necessitate expenditures or interfere with its use and enjoyment of the Premises. Tenant shall not generate, handle, store or dispose of hazardous or toxic materials (as such materials may be identified in any federal, state or local law or regulation) in the Premises or Project without the prior written consent of Landlord; provided that the foregoing shall not be deemed to proscribe the use by Tenant of customary office supplies in normal quantities so long as such use comports with all applicable laws. Tenant agrees that it shall promptly complete and deliver to Landlord any disclosure form regarding hazardous or toxic materials that may be required by any governmental agency. Tenant shall also, from time to time upon request by Landlord, execute such affidavits concerning Tenant’s best knowledge and belief regarding the presence of hazardous or toxic materials in the Premises. Landlord shall have the right at any time to perform an assessment of the environmental condition of the Premises and of Tenant’s compliance with this Section. As part of any such assessment, Landlord shall have the right, upon reasonable prior notice to Tenant, to enter and inspect the Premises and to perform tests, provided those tests are performed in a manner that minimizes disruption to Tenant. Tenant will cooperate with Landlord in connection with any assessment by, among other things, promptly responding to inquiries and providing relevant documentation and records. The reasonable cost of the assessment/testing shall be reimbursed by Tenant to Landlord if such assessment/testing determines that Tenant failed to comply with the requirements of this Section. In all events Tenant shall indemnify each of the “Indemnified Parties” (as defined in Section 10.3) in the manner elsewhere provided in this Lease from any release of hazardous or toxic materials caused by Tenant, its agents, employees, contractors, subtenants or licensees. The foregoing covenants shall survive the expiration or earlier termination of this Lease.

SECTION 5.2.      SIGNS. Landlord shall affix and maintain a sign (restricted solely to Tenant’s name as set forth herein or such other name as Landlord may consent to in writing) adjacent to the entry door of the Premises, together with a directory listing of Tenant's name as set forth herein in the lobby directory of the Building. Any subsequent changes to that initial signage shall be at Tenant's sole expense. All signage shall conform to the criteria for signs established by Landlord and shall be ordered through Landlord. Tenant shall not place or allow to be placed any other sign, decoration or advertising matter of any kind that is visible from the exterior of the Premises. Any violating sign or decoration may be immediately removed by Landlord at Tenant’s expense without notice and without the removal constituting a breach of this Lease or entitling Tenant to claim damages.

ARTICLE VI. LANDLORD SERVICES

SECTION 6.1.      UTILITIES AND SERVICES. Landlord shall furnish to the Premises the utilities and services described in Exhibit B, subject to the conditions and payment obligations and standards set forth in this Lease. Landlord shall not be liable for any failure to furnish any services or utilities when the failure is the result of any accident or other cause beyond Landlord’s reasonable control, nor shall Landlord be liable for damages resulting from power surges or any breakdown in telecommunications facilities or services. However, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of 5 consecutive business days as a result of a service interruption that is reasonably within the control of Landlord to correct, then Tenant, as its sole remedy, shall be entitled to receive an abatement of rent payable hereunder during the period beginning on the 6th consecutive business day of the service interruption and ending on the day the service has been restored. Landlord’s temporary inability to furnish any services or utilities shall not entitle Tenant to any damages, relieve Tenant of the obligation to pay rent or constitute a constructive or other eviction of Tenant, except that Landlord shall diligently attempt to restore the service or utility promptly. Tenant shall comply with all rules and regulations which Landlord may reasonably establish for the provision of services and utilities, and shall cooperate with all reasonable conservation practices established by Landlord. Landlord shall at all reasonable times have free access to all electrical and mechanical installations of Landlord.

SECTION 6.2.      OPERATION AND MAINTENANCE OF COMMON AREAS. During the Term, Landlord shall operate all Common Areas within the Building and the Project. The term “Common Areas” shall mean all areas within the Building and other buildings in the Project which are not held for exclusive use by persons entitled to occupy space, and all other appurtenant areas and improvements provided by Landlord for the common use of Landlord and tenants and their respective employees and invitees, including without limitation parking areas and structures, driveways, sidewalks, loading docks, landscaped and planted areas, hallways and interior stairwells not located within the premises of any tenant, common entrances and lobbies, elevators, and restrooms not located within the premises of any tenant.

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SECTION 6.3.      USE OF COMMON AREAS. The occupancy by Tenant of the Premises shall include the use of the Common Areas in common with Landlord and with all others for whose convenience and use the Common Areas may be provided by Landlord, subject, however, to compliance with all rules and regulations as are prescribed from time to time by Landlord. Landlord shall at all times during the Term have exclusive control of the Common Areas, and may restrain or permit any use or occupancy, except as otherwise provided in this Lease or in Landlord’s rules and regulations. Tenant shall keep the Common Areas clear of any obstruction or unauthorized use related to Tenant’s operations. Landlord may temporarily close any portion of the Common Areas for repairs, remodeling and/or alterations, to prevent a public dedication or the accrual of prescriptive rights, or for any other reasonable purpose.

SECTION 6.4.      PARKING. Parking shall be provided in accordance with the provisions set forth in Exhibit C to this Lease.

SECTION 6.5.      CHANGES AND ADDITIONS BY LANDLORD. Landlord reserves the right to make alterations or additions to the Building or the Project, or to the attendant fixtures, equipment and Common Areas. No change shall entitle Tenant to any abatement of rent or other claim against Landlord, provided that the change does not deprive Tenant of reasonable access to or use of the Premises.

ARTICLE VII. MAINTAINING THE PREMISES

SECTION 7.1.      TENANT’S MAINTENANCE AND REPAIR. Subject to Article XI and Section 7.2, Tenant at its sole expense shall make all repairs necessary to keep the Premises and all improvements and fixtures therein in the condition as existed on the Commencement Date (or on any later date that the applicable improvements may have been installed), excepting ordinary wear and tear. Notwithstanding Section 7.2 below, Tenant’s maintenance obligation shall include without limitation all appliances, non-building standard lighting/electrical systems, and plumbing fixtures and installations located within the Premises, together with any supplemental HVAC equipment servicing only the Premises. All repairs shall be at least equal in quality to the original work, shall be made only by a licensed, bonded contractor approved in writing in advance by Landlord and shall be made only at the time or times approved by Landlord. Any contractor utilized by Tenant shall be subject to Landlord’s standard requirements for contractors, as modified from time to time. Landlord may impose reasonable restrictions and requirements with respect to repairs, as provided in Section 7.3, and the provisions of Section 7.4 shall apply to all repairs. Alternatively, should Landlord or its management agent agree to make a repair on behalf of Tenant and at Tenant’s request, Tenant shall promptly reimburse Landlord as additional rent for all costs incurred (including the standard coordination fee of Landlord’s management agent) upon submission of an invoice.

SECTION 7.2.      LANDLORD’S MAINTENANCE AND REPAIR. Subject to Article XI, Landlord shall provide service, maintenance and repair with respect to the heating, ventilating and air conditioning (“HVAC”) equipment of the Building (exclusive of any supplemental HVAC equipment servicing only the Premises) and shall maintain in good repair the Common Areas, roof, foundations, footings, the exterior surfaces of the exterior walls of the Building, and the structural, electrical, mechanical and plumbing systems of the Building except as provided in Section 7.1 above. Landlord shall have the right to employ or designate any reputable person or firm, including any employee or agent of Landlord or any of Landlord’s affiliates or divisions, to perform any service, repair or maintenance function. Landlord need not make any other improvements or repairs except as specifically required under this Lease, and nothing contained in this Section shall limit Landlord’s right to reimbursement from Tenant for maintenance, repair costs and replacement costs as provided elsewhere in this Lease. Tenant understands that it shall not make repairs at Landlord’s expense or by rental offset. Except as provided in Sections 11.1 and 12.1 below, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements to any portion of the Building, including repairs to the Premises, nor shall any related activity by Landlord constitute an actual or constructive eviction; provided, however, that in making repairs, alterations or improvements, Landlord shall interfere as little as reasonably practicable with the conduct of Tenant’s business in the Premises.

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SECTION 7.3.      ALTERATIONS. Except for alteration projects costing less than $5,000.00 and satisfying the criteria in the next following sentence (which work shall require notice to Landlord, but not Landlord’s consent), Tenant shall make no alterations, additions or improvements to the Premises without the prior written consent of Landlord. Landlord’s consent shall not be unreasonably withheld as long as the proposed changes do not affect the structural, electrical or mechanical components or systems of the Building, are not visible from the exterior of the Premises, and utilize only building standard materials. Landlord may impose, as a condition to its consent, any requirements that Landlord in its discretion may deem reasonable or desirable, including but not limited to a requirement that all work be covered by a lien and completion bond satisfactory to Landlord and requirements as to the manner, time, and contractor for performance of the work. Without limiting the generality of the foregoing, Tenant shall use Landlord’s designated mechanical and electrical contractors for all work affecting the mechanical or electrical systems of the Building. Should Tenant perform any work that would necessitate any ancillary Building modification or other expenditure by Landlord, then Tenant shall promptly fund the cost thereof to Landlord. Tenant shall obtain all required permits for the work and shall perform the work in compliance with all applicable laws, regulations and ordinances, and Landlord shall be entitled to a supervision fee in the amount of five percent (5%) of the cost of the work. Under no circumstances shall Tenant make any improvement which incorporates asbestos-containing construction materials into the Premises. In no event shall Tenant prosecute any alteration work that results in picketing or labor demonstrations in or about the Building or Project. Any request for Landlord’s consent shall be made in writing and shall contain architectural plans describing the work in detail reasonably satisfactory to Landlord. Landlord may elect to cause its architect to review Tenant’s architectural plans, and the reasonable cost of that review shall be reimbursed by Tenant. Should the work proposed by Tenant modify the internal configuration of the Premises, then Tenant shall, at its expense, furnish Landlord with as-built drawings and CAD disks compatible with Landlord’s systems. Unless Landlord otherwise agrees in writing, all alterations, additions or improvements affixed to the Premises (excluding moveable trade fixtures and furniture) shall become the property of Landlord and shall be surrendered with the Premises at the end of the Term, except that Landlord may, by notice to Tenant given at the time of Landlord’s consent to the alteration or improvement, require Tenant to remove by the Expiration Date, or sooner termination date of this Lease, all or any alterations, decorations, fixtures, additions, improvements and the like installed either by Tenant or by Landlord at Tenant’s request. Tenant shall repair any damage to the Premises arising from that removal and restore the affected area to its pre-existing condition, reasonable wear and tear excepted. Landlord may require Tenant to remove an improvement provided as part of the initial build-out pursuant to Exhibit X, if any, if and only if the improvement is a non-building standard item and Tenant is notified of the requirement prior to the build-out. Except as otherwise provided in this Lease or in any Exhibit to this Lease, should Landlord make any alteration or improvement to the Premises at the request of Tenant, Landlord shall be entitled to prompt payment from Tenant of the cost thereof, inclusive of the standard coordination fee of Landlord’s management agent.

SECTION 7.4.      MECHANIC’S LIENS. Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant. Upon request by Landlord, Tenant shall promptly cause any such lien to be released by posting a bond in accordance with California Civil Code Section 3143 or any successor statute. In the event that Tenant shall not, within thirty (30) days following the imposition of any lien, cause the lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other available remedies, the right to cause the lien to be released by any means it deems proper, including payment of or defense against the claim giving rise to the lien. All expenses so incurred by Landlord, including Landlord’s attorneys’ fees, shall be reimbursed by Tenant promptly following Landlord’s demand, together with interest from the date of payment by Landlord at the maximum rate permitted by law until paid. Tenant shall give Landlord no less than twenty (20) days’ prior notice in writing before commencing construction of any kind on the Premises so that Landlord may post and maintain notices of nonresponsibility on the Premises.

SECTION 7.5.      ENTRY AND INSPECTION. Landlord shall at all reasonable times have the right to enter the Premises to inspect them, to supply services in accordance with this Lease, to protect the interests of Landlord in the Premises, to make repairs and renovations as reasonably deemed necessary by Landlord, and to submit the Premises to prospective or actual purchasers or encumbrance holders (or, during the final twelve months of the Term or when an uncured Tenant default exists, to prospective tenants), all without being deemed to have caused an eviction of Tenant and without abatement of rent except as provided elsewhere in this Lease. Landlord shall at all times have and retain a key which unlocks all of the doors in the Premises, excluding Tenant’s vaults and safes, and Landlord shall have the right to use any and all means which Landlord may deem proper to open the doors in an emergency in order to obtain entry to the Premises, and any entry to the Premises obtained by Landlord shall not under any circumstances be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or any eviction of Tenant from the Premises.

SECTION 7.6.      SPACE PLANNING AND SUBSTITUTION. Landlord shall have the right, upon providing not less than sixty (60) days written notice, to move Tenant to other space of comparable size in the Building or in the Project. The new space shall be provided with improvements of comparable quality to those within the Premises and shall contain similar finishes as the Premises, approximately the same rentable square footage as the Premises and the same number of work stations, offices, breakrooms and reception areas as are contained in the Premises as of the date Tenant receives Landlord’s notice of relocation. The total monthly Basic Rent for the new space shall in no event exceed the total monthly Basic Rent for the Premises prior to the relocation, and Tenant’s proportionate share for the new space shall in no event exceed Tenant’s proportionate share for the Premises prior to the relocation. Landlord shall reimburse Tenant for the reasonable cost to install and connect telecommunication and data cabling in the new space in the manner and to the extent such cabling existed in the Premises prior to the relocation; provided that Landlord may elect to cause such work to be done by its contractors. Landlord shall also reimburse Tenant for such other reasonable out-of-pocket costs that Tenant may incur in connection with the relocation, including without limitation necessary stationery revisions, provided that a reasonable estimate thereof is given to Landlord within twenty (20) days following Landlord’s notice. In no event, however, shall Landlord be obligated to incur or fund total relocation costs, exclusive of tenant improvement expenditures, in an amount in excess of two (2) months of Basic Rent at the rate then payable hereunder. Within ten (10) days following request by Landlord, Tenant shall execute an amendment to this Lease prepared by Landlord to memorialize the relocation. Should Tenant fail timely to execute and deliver the amendment to Landlord, or should Tenant thereafter fail to comply with the terms thereof, then Landlord may at its option elect to terminate this Lease upon not less than sixty (60) days prior written notice to Tenant. Upon the effective date of any termination of this Lease, Tenant shall vacate the Premises in accordance with Section 15.3.

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ARTICLE VIII. TAXES AND ASSESSMENTS ON TENANT’S PROPERTY

Tenant shall be liable for and shall pay before delinquency, all taxes and assessments levied against all personal property of Tenant located in the Premises. When possible Tenant shall cause its personal property to be assessed and billed separately from the real property of which the Premises form a part. If any taxes on Tenant’s personal property are levied against Landlord or Landlord’s property and if Landlord pays the same, or if the assessed value of Landlord’s property is increased by the inclusion of a value placed upon the personal property of Tenant and if Landlord pays the taxes based upon the increased assessment, Tenant shall pay to Landlord the taxes so levied against Landlord or the proportion of the taxes resulting from the increase in the assessment.

ARTICLE IX. ASSIGNMENT AND SUBLETTING

SECTION 9.1.      RIGHTS OF PARTIES.

(a)          Except as otherwise specifically provided herein, Tenant may not, either voluntarily or by operation of law, assign, sublet, encumber, or otherwise transfer all or any part of Tenant’s interest in this Lease, or permit the Premises to be occupied by anyone other than Tenant, without Landlord’s prior written consent, which consent shall not unreasonably be withheld in accordance with the provisions of Section 9.1(c). For purposes of this Lease, references to any subletting, sublease or variation thereof shall be deemed to apply not only to a sublease effected directly by Tenant, but also to a sub-subletting or an assignment of subtenancy by a subtenant at any level. No assignment (whether voluntary, involuntary or by operation of law) and no subletting shall be valid or effective without Landlord’s prior written consent and, at Landlord’s election, shall constitute a material default of this Lease. Landlord shall not be deemed to have given its consent to any assignment or subletting by any other course of action, including its acceptance of any name for listing in the Building directory. To the extent not prohibited by provisions of the Bankruptcy Code, 11 U.S.C. Section 101 et seq. (the “Bankruptcy Code”), including Section 365(f)(1), Tenant on behalf of itself and its creditors, administrators and assigns waives the applicability of Section 365(e) of the Bankruptcy Code unless the proposed assignee of the Trustee for the estate of the bankrupt meets Landlord’s standard for consent as set forth in Section 9.1(c) of this Lease. If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations to be delivered in connection with the assignment shall be delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed to have assumed all of the obligations arising under this Lease on and after the date of the assignment, and shall upon demand execute and deliver to Landlord an instrument confirming that assumption.

(b)          The sale of all or substantially all of the assets of Tenant (other than bulk sales in the ordinary course of business) shall be deemed an assignment within the meaning and provisions of this Article.

(c)          Except as otherwise specifically provided herein, if Tenant or any subtenant hereunder desires to transfer an interest in this Lease, Tenant shall first notify Landlord and request in writing Landlord’s consent to the transfer. Tenant shall also submit in writing to Landlord: (i) the name and address of the proposed transferee; (ii) the nature of any proposed subtenant’s or assignee’s business to be carried on in the Premises; (iii) the terms and provisions of any proposed sublease or assignment (including without limitation the rent and other economic provisions, term, improvement obligations and commencement date); (iv) evidence that the proposed assignee or subtenant will comply with the requirements of Exhibit D to this Lease; and (v) any other information requested by Landlord and reasonably related to the transfer. Except as provided in Subsection (d) of this Section, Landlord shall not unreasonably withhold its consent, provided: (1) the use of the Premises will be consistent with the provisions of this Lease and with Landlord’s commitment to other tenants of the Building and Project; (2) any proposed subtenant or assignee demonstrates that it is financially responsible by submission to Landlord of all reasonable information as Landlord may request concerning the proposed subtenant or assignee, including, but not limited to, a balance sheet of the proposed subtenant or assignee as of a date within ninety (90) days of the request for Landlord’s consent and statements of income or profit and loss of the proposed subtenant or assignee for the two-year period preceding the request for Landlord’s consent; (3) the proposed subtenant or assignee is, in Landlord's good faith determination, appropriate for tenancy in a first class office project; (4) the proposed assignee or subtenant is neither an existing tenant or occupant of the Building or Project nor a prospective tenant with whom Landlord has been actively negotiating; and (5) the proposed transferee is not an SDN (as defined below) and will not impose additional burdens or security risks on Landlord. If Landlord consents to the proposed transfer, then the transfer may be effected within ninety (90) days after the date of the consent upon the terms described in the information furnished to Landlord; provided that any material change in the terms shall be subject to Landlord’s consent as set forth in this Section. Landlord shall approve or disapprove any requested transfer within thirty (30) days following receipt of Tenant’s written notice and the information set forth above. Tenant shall pay to Landlord a transfer fee of Five Hundred Dollars ($500.00) if and when any transfer request submitted by Tenant is approved.

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(d)          Notwithstanding the provisions of Subsection (c) above, in lieu of consenting to a proposed assignment or subletting of the entire Premises to other than a Tenant Affiliate, Landlord may elect to (i) sublease the Premises (or the portion proposed to be subleased), or take an assignment of Tenant’s interest in this Lease, upon the same terms as offered to the proposed subtenant or assignee (excluding terms relating to the purchase of personal property, the use of Tenant’s name or the continuation of Tenant’s business), or (ii) terminate this Lease as to the portion of the Premises proposed to be subleased or assigned with a proportionate abatement in the rent payable under this Lease, effective on the date that the proposed sublease or assignment would have commenced. Landlord may thereafter, at its option, assign or re-let any space so recaptured to any third party, including without limitation the proposed transferee identified by Tenant.

(e)          Should any assignment or subletting occur, Tenant shall promptly pay or cause to be paid to Landlord, as additional rent, fifty percent (50%) of any amounts paid by the assignee or subtenant, however described and whether funded during or after the Lease Term, to the extent such amounts are in excess of the sum of (i) the scheduled rental sums payable by Tenant hereunder (or, in the event of a subletting of only a portion of the Premises, the rent allocable to such portion as reasonably determined by Landlord) and (ii) the direct out-of-pocket costs, as evidenced by third party invoices provided to Landlord, incurred by Tenant to effect the transfer, which costs shall be amortized over the remaining Term of this Lease or, if shorter, over the term of the sublease. Upon request by Landlord, Tenant and all other parties to the transfer shall memorialize in writing the amounts to be paid pursuant to this paragraph.

(f)          Notwithstanding the foregoing, provided Tenant is not then in default hereunder, Tenant may, without Landlord's prior consent but with prior written notice to Landlord and subject to the provisions of Section 9.2, assign or transfer its right, title and interest in this Lease or sublease the Premises to any of the following: (i) any entity resulting from a merger or consolidation with Tenant; (ii) any entity succeeding to the business and assets of Tenant; or (iii) any entity controlling, controlled by, or under common control with, Tenant (collectively, "Tenant Affiliate"). Promptly following the effectiveness of any such transfer, Tenant shall provide to Landlord copies of all pertinent transfer documents and such other information pertaining thereto as Landlord may reasonably request. Landlord’s prior consent shall not be required for the infusion of additional equity capital in Tenant or an initial public offering of equity securities of Tenant under the Securities Act of 1933, as amended, which results in Tenant's stock being traded on a national securities exchange, including, but not limited to, the NYSE, the NASDAQ Stock Market or the NASDAQ Small Cap Market System.

SECTION 9.2.      EFFECT OF TRANSFER. No subletting or assignment, even with the consent of Landlord, shall relieve Tenant, or any successor-in-interest to Tenant hereunder, of its obligation to pay rent and to perform all its other obligations under this Lease. Moreover, Tenant shall indemnify and hold Landlord harmless, as provided in Section 10.3, for any act or omission by an assignee or subtenant. Each assignee, other than Landlord, shall be deemed to assume all obligations of Tenant under this Lease and shall be liable jointly and severally with Tenant for the payment of all rent, and for the due performance of all of Tenant’s obligations, under this Lease. Such joint and several liability shall not be discharged or impaired by any subsequent modification or extension of this Lease. No transfer shall be binding on Landlord unless any document memorializing the transfer is delivered to Landlord, both the assignee/subtenant and Tenant deliver to Landlord an executed consent to transfer instrument prepared by Landlord and consistent with the requirements of this Article, and the assignee/subtenant independently complies with all of the insurance requirements of Tenant as set forth in Exhibit D and evidence thereof is delivered to Landlord. The acceptance by Landlord of any payment due under this Lease from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any transfer. Consent by Landlord to one or more transfers shall not operate as a waiver or estoppel to the future enforcement by Landlord of its rights under this Lease. In addition to the foregoing, no change in the status of Tenant or any party jointly and severally liable with Tenant as aforesaid (e.g., by conversion to a limited liability company or partnership) shall serve to abrogate the liability of any person or entity for the obligations of Tenant, including any obligations that may be incurred by Tenant after the status change by exercise of a pre-existing right in this Lease.

SECTION 9.3.      SUBLEASE REQUIREMENTS. The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be included in each sublease:

(a)          Tenant hereby irrevocably assigns to Landlord all of Tenant’s interest in all rentals and income arising from any sublease of the Premises, and Landlord may collect such rent and income and apply same toward Tenant’s obligations under this Lease; provided, however, that until a default occurs in the performance of Tenant’s obligations under this Lease, Tenant shall have the right to receive and collect the sublease rentals. Landlord shall not, by reason of this assignment or the collection of sublease rentals, be deemed liable to the subtenant for the performance of any of Tenant’s obligations under the sublease. Tenant hereby irrevocably authorizes and directs any subtenant, upon receipt of a written notice from Landlord stating that an uncured default exists in the performance of Tenant’s obligations under this Lease, to pay to Landlord all sums then and thereafter due under the sublease. Tenant agrees that the subtenant may rely on that notice without any duty of further inquiry and notwithstanding any notice or claim by Tenant to the contrary. Tenant shall have no right or claim against the subtenant or Landlord for any rentals so paid to Landlord. In the event Landlord collects amounts from subtenants that exceed the total amount then due from Tenant hereunder, Landlord shall promptly remit the excess to Tenant.

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(b)          In the event of the termination of this Lease, Landlord may, at its sole option, take over Tenant’s entire interest in any sublease and, upon notice from Landlord, the subtenant shall attorn to Landlord. In no event, however, shall Landlord be liable for any previous act or omission by Tenant under the sublease or for the return of any advance rental payments or deposits under the sublease that have not been actually delivered to Landlord, nor shall Landlord be bound by any sublease modification executed without Landlord’s consent or for any advance rental payment by the subtenant in excess of one month’s rent. The general provisions of this Lease, including without limitation those pertaining to insurance and indemnification, shall be deemed incorporated by reference into the sublease despite the termination of this Lease.

(c)          Tenant agrees that Landlord may, at its sole option, authorize a subtenant of the Premises to cure a default by Tenant under this Lease. Should Landlord accept such cure, the subtenant shall have a right of reimbursement and offset from and against Tenant under the applicable sublease.

ARTICLE X. INSURANCE AND INDEMNITY

SECTION 10.1.      TENANT’S INSURANCE. Tenant, at its sole cost and expense, shall provide and maintain in effect the insurance described in Exhibit D. Evidence of that insurance must be delivered to Landlord prior to the Commencement Date.

SECTION 10.2.      LANDLORD’S INSURANCE. Landlord may, at its election, provide any or all of the following types of insurance, with or without deductible and in amounts and coverages as may be determined by Landlord in its discretion: property insurance, subject to standard exclusions, covering the Building or Project, and such other risks as Landlord or its mortgagees may from time to time deem appropriate, and commercial general liability coverage. Landlord shall not be required to carry insurance of any kind on any tenant improvements or alterations in the Premises installed by Tenant or its contractors or otherwise removable by Tenant (collectively, "Tenant Installations"), as well as any trade fixtures, furnishings, equipment, interior plate glass, signs and all items of personal property in the Premises, and Landlord shall not be obligated to repair or replace any of the foregoing items should damage occur. All proceeds of insurance maintained by Landlord upon the Building and Project shall be the property of Landlord, whether or not Landlord is obligated to or elects to make any repairs.

SECTION 10.3.      TENANT’S INDEMNITY. To the fullest extent permitted by law, but subject to Section 10.5 below, Tenant shall defend, indemnify and hold harmless Landlord, its agents, lenders, and any and all affiliates of Landlord (collectively, the “Indemnified Parties”), from and against any and all claims, liabilities, costs or expenses arising either before or after the Commencement Date from Tenant’s use or occupancy of the Premises, the Building or the Common Areas, or from the conduct of its business, or from any activity, work, or thing done, permitted or suffered by Tenant or its agents, employees, subtenants, vendors, contractors, invitees or licensees in or about the Premises, the Building or the Common Areas, or from any default in the performance of any obligation on Tenant’s part to be performed under this Lease, or from any act or negligence of Tenant or its agents, employees, subtenants, vendors, contractors, invitees or licensees. Landlord may, at its option, require Tenant to assume Landlord’s defense in any action covered by this Section through counsel reasonably satisfactory to Landlord.

SECTION 10.4.      LANDLORD’S NONLIABILITY. Except to the extent caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors (but subject to the provisions of Section 10.5 below), Landlord shall not be liable to Tenant, its employees, agents and invitees, and Tenant hereby waives all claims against Landlord, its employees and agents for loss of or damage to any property, or any injury to any person, or loss or interruption of business or income, resulting from any condition including, but not limited to, fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak or flow from or into any part of the Premises or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, electrical works or other fixtures in the Building, whether the damage or injury results from conditions arising in the Premises or in other portions of the Building. It is understood that any such condition may require the temporary evacuation or closure of all or a portion of the Building. Should Tenant elect to receive any service from a concessionaire, licensee or third party tenant of Landlord, Tenant shall not seek recourse against Landlord for any breach or liability of that service provider. Neither Landlord nor its agents shall be liable for interference with light or other similar intangible interests. Tenant shall immediately notify Landlord in case of fire or accident in the Premises, the Building or the Project and of defects in any improvements or equipment.

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SECTION 10.5.      WAIVER OF SUBROGATION. Landlord and Tenant each hereby waives all rights of recovery against the other on account of loss and damage occasioned to the property of such waiving party to the extent that the waiving party is entitled to proceeds for such loss and damage under any property insurance policies carried or otherwise required to be carried by this Lease. By this waiver it is the intent of the parties that neither Landlord nor Tenant shall be liable to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage insured against under any property insurance policies, even though such loss or damage might be occasioned by the negligence of such party, its agents, employees, contractors or invitees. The foregoing waiver by Tenant shall also inure to the benefit of Landlord's management agent for the Building.

ARTICLE XI. DAMAGE OR DESTRUCTION

SECTION 11.1.      RESTORATION.

(a)          If the Building of which the Premises are a part is damaged as the result of an event of casualty, then subject to the provisions below, Landlord shall repair that damage as soon as reasonably possible unless: (i) Landlord reasonably determines that the cost of repair would exceed ten percent (10%) of the full replacement cost of the Building (“Replacement Cost”) and the damage is not covered by Landlord’s fire and extended coverage insurance (or by a normal extended coverage policy should Landlord fail to carry that insurance); or (ii) Landlord reasonably determines that the cost of repair would exceed twenty-five percent (25%) of the Replacement Cost; or (iii) Landlord reasonably determines that the cost of repair would exceed ten percent (10%) of the Replacement Cost and the damage occurs during the final twelve (12) months of the Term. Should Landlord elect not to repair the damage for one of the preceding reasons, Landlord shall so notify Tenant in the “Casualty Notice” (as defined below), and this Lease shall terminate as of the date of delivery of that notice.

(b)          As soon as reasonably practicable following the casualty event but not later than sixty (60) days thereafter, Landlord shall notify Tenant in writing (“Casualty Notice”) of Landlord’s election, if applicable, to terminate this Lease. If this Lease is not so terminated, the Casualty Notice shall set forth the anticipated period for repairing the casualty damage. If the anticipated repair period exceeds two hundred seventy (270) days and if the damage is so extensive as to reasonably prevent Tenant’s substantial use and enjoyment of the Premises, then Tenant may elect to terminate this Lease by written notice to Landlord within ten (10) days following delivery of the Casualty Notice.

(c)          Provided that Tenant is not in default, the rental to be paid under this Lease shall be abated in the same proportion that the floor area of the Premises that is rendered unusable by the damage from time to time bears to the total floor area of the Premises.

(d)          Notwithstanding the provisions of subsections (a), (b) and (c) of this Section, but subject to Section 10.5, the cost of any repairs shall be borne by Tenant, and Tenant shall not be entitled to rental abatement or termination rights, if the damage is due to the fault or neglect of Tenant or its employees, subtenants, contractors, invitees or representatives. In addition, the provisions of this Section shall not be deemed to require Landlord to repair any Tenant Installations, fixtures and other items that Tenant is obligated to insure pursuant to Exhibit D or any other provision of this Lease.

SECTION 11.2.      LEASE GOVERNS. Tenant agrees that the provisions of this Lease, including without limitation Section 11.1, shall govern any damage or destruction and shall accordingly supersede any contrary statute or rule of law.

ARTICLE XII. EMINENT DOMAIN

SECTION 12.1.      TOTAL OR PARTIAL TAKING. If all or a material portion of the Premises is taken by any lawful authority by exercise of the right of eminent domain, or sold to prevent a taking, either Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to the authority. In the event title to a portion of the Building or Project, other than the Premises, is taken or sold in lieu of taking, and if Landlord elects to restore the Building in such a way as to alter the Premises materially, either party may terminate this Lease, by written notice to the other party, effective on the date of vesting of title. In the event neither party has elected to terminate this Lease as provided above, then Landlord shall promptly, after receipt of a sufficient condemnation award, proceed to restore the Premises to substantially their condition prior to the taking, and a proportionate allowance shall be made to Tenant for the rent corresponding to the time during which, and to the part of the Premises of which, Tenant is deprived on account of the taking and restoration. In the event of a taking, Landlord shall be entitled to the entire amount of the condemnation award without deduction for any estate or interest of Tenant; provided that nothing in this Section shall be deemed to give Landlord any interest in, or prevent Tenant from seeking any award against the taking authority for, the taking of personal property and fixtures belonging to Tenant or for relocation or business interruption expenses recoverable from the taking authority.

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SECTION 12.2.      TEMPORARY TAKING. No temporary taking of the Premises shall terminate this Lease or give Tenant any right to abatement of rent, and any award specifically attributable to a temporary taking of the Premises shall belong entirely to Tenant. A temporary taking shall be deemed to be a taking of the use or occupancy of the Premises for a period of not to exceed ninety (90) days.

SECTION 12.3.      TAKING OF PARKING AREA. In the event there shall be a taking of the parking area such that Landlord can no longer provide sufficient parking to comply with this Lease, Landlord may substitute reasonably equivalent parking in a location reasonably close to the Building; provided that if Landlord fails to make that substitution within ninety (90) days following the taking and if the taking materially impairs Tenant’s use and enjoyment of the Premises, Tenant may, at its option, terminate this Lease by written notice to Landlord. If this Lease is not so terminated by Tenant, there shall be no abatement of rent and this Lease shall continue in effect.

ARTICLE XIII. SUBORDINATION; ESTOPPEL CERTIFICATE

SECTION 13.1.      SUBORDINATION. At the option of Landlord or any of its mortgagees/deed of trust beneficiaries, this Lease shall be either superior or subordinate to all ground or underlying leases, mortgages and deeds of trust, if any, which may hereafter affect the Building, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, that so long as Tenant is not in default under this Lease, this Lease shall not be terminated or Tenant’s quiet enjoyment of the Premises disturbed in the event of termination of any such ground or underlying lease, or the foreclosure of any such mortgage or deed of trust, to which this Lease has been subordinated pursuant to this Section. In the event of a termination or foreclosure, Tenant shall become a tenant of and attorn to the successor-in-interest to Landlord upon the same terms and conditions as are contained in this Lease, and shall promptly execute any instrument reasonably required by Landlord’s successor for that purpose. Tenant shall also, within ten (10) days following written request of Landlord (or the beneficiary under any deed of trust encumbering the Building), execute and deliver all instruments as may be required from time to time by Landlord or such beneficiary (including without limitation any subordination, nondisturbance and attornment agreement in the form customarily required by such beneficiary) to subordinate this Lease and the rights of Tenant under this Lease to any ground or underlying lease or to the lien of any mortgage or deed of trust; provided, however, that any such beneficiary may, by written notice to Tenant given at any time, subordinate the lien of its deed of trust to this Lease. Tenant shall agree that any purchaser at a foreclosure sale or lender taking title under a deed in lieu of foreclosure shall not be responsible for any act or omission of a prior landlord, shall not be subject to any offsets or defenses Tenant may have against a prior landlord, and shall not be liable for the return of any security deposit not actually recovered by such purchaser or bound by any rent paid in advance of the calendar month in which the transfer of title occurred; provided that the foregoing shall not release the applicable prior landlord from any liability for those obligations. Tenant acknowledges that Landlord’s mortgagees and successors-in-interest and all beneficiaries under deeds of trust encumbering the Building are intended third party beneficiaries of this Section.

SECTION 13.2.      ESTOPPEL CERTIFICATE. Tenant shall, within ten (10) days following written notice from Landlord, execute, acknowledge and deliver to Landlord, in any form that Landlord may reasonably require, a statement in writing in favor of Landlord and/or any prospective purchaser or encumbrancer of the Building (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of the modification and certifying that this Lease, as modified, is in full force and effect) and the dates to which the rental, additional rent and other charges have been paid in advance, if any, and (ii) acknowledging that, to Tenant’s knowledge, there are no uncured defaults on the part of Landlord, or specifying each default if any are claimed, and (iii) setting forth all further information that Landlord may reasonably require. Tenant’s statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Building or Project. In addition to Landlord’s other rights and remedies, Tenant’s failure to deliver any estoppel statement within the provided time shall be conclusive upon Tenant that (i) this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) there are no uncured defaults in Landlord’s performance, and (iii) not more than one month’s rental has been paid in advance.

ARTICLE XIV. DEFAULTS AND REMEDIES

SECTION 14.1.      TENANT’S DEFAULTS. In addition to any other event of default set forth in this Lease, the occurrence of any one or more of the following events shall constitute a default by Tenant:

(a)          The failure by Tenant to make any payment of rent required to be made by Tenant, as and when due, where the failure continues for a period of three (3) days after written notice from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 as amended. For purposes of these default and remedies provisions, the term “additional rent” shall be deemed to include all amounts of any type whatsoever other than Basic Rent to be paid by Tenant pursuant to the terms of this Lease.

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(b)          The assignment, sublease, encumbrance or other transfer of the Lease by Tenant, either voluntarily or by operation of law, whether by judgment, execution, transfer by intestacy or testacy, or other means, without the prior written consent of Landlord unless otherwise authorized herein.

(c)          The discovery by Landlord that any financial statement provided by Tenant, or by any affiliate, successor or guarantor of Tenant, was materially false.

(d)          The failure or inability by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in any other subsection of this Section, where the failure continues for a period of thirty (30) days after written notice from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 as amended. However, if the nature of the failure is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences the cure within thirty (30) days, and thereafter diligently pursues the cure to completion.

(e)          (i) The making by Tenant of any general assignment for the benefit of creditors; (ii) the filing by or against Tenant of a petition to have Tenant adjudged a Chapter 7 debtor under the Bankruptcy Code or to have debts discharged or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, if possession is not restored to Tenant within thirty (30) days; (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where the seizure is not discharged within thirty (30) days; or (v) Tenant’s convening of a meeting of its creditors for the purpose of effecting a moratorium upon or composition of its debts. Landlord shall not be deemed to have knowledge of any event described in this subsection unless notification in writing is received by Landlord, nor shall there be any presumption attributable to Landlord of Tenant’s insolvency. In the event that any provision of this subsection is contrary to applicable law, the provision shall be of no force or effect.

SECTION 14.2.      LANDLORD’S REMEDIES.

(a)          In the event of any default by Tenant, then in addition to any other remedies available to Landlord, Landlord may exercise the following remedies:

(i)          Landlord may terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. Such termination shall not affect any accrued obligations of Tenant under this Lease. Upon termination, Landlord shall have the right to reenter the Premises and remove all persons and property. Landlord shall also be entitled to recover from Tenant:

(1)         The worth at the time of award of the unpaid rent and additional rent which had been earned at the time of termination;

(2)         The worth at the time of award of the amount by which the unpaid rent and additional rent which would have been earned after termination until the time of award exceeds the amount of such loss that Tenant proves could have been reasonably avoided;

(3)         The worth at the time of award of the amount by which the unpaid rent and additional rent for the balance of the Term after the time of award exceeds the amount of such loss that Tenant proves could be reasonably avoided;

(4)         Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result from Tenant’s default, including, but not limited to, the cost of recovering possession of the Premises, commissions and other expenses of reletting, including necessary repair, renovation, improvement and alteration of the Premises for a new tenant, reasonable attorneys’ fees, and any other reasonable costs; and

(5)         At Landlord’s election, all other amounts in addition to or in lieu of the foregoing as may be permitted by law. The term “rent” as used in this Lease shall be deemed to mean the Basic Rent and all other sums required to be paid by Tenant to Landlord pursuant to the terms of this Lease, including without limitation any sums that may be owing from Tenant pursuant to Section 4.3 of this Lease. Any sum, other than Basic Rent, shall be computed on the basis of the average monthly amount accruing during the twenty-four (24) month period immediately prior to default, except that if it becomes necessary to compute such rental before the twenty-four (24) month period has occurred, then the computation shall be on the basis of the average monthly amount during the shorter period. As used in subparagraphs (1) and (2) above, the “worth at the time of award” shall be computed by allowing interest at the rate of ten percent (10%) per annum. As used in subparagraph (3) above, the “worth at the time of award” shall be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

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(ii)         Landlord may elect not to terminate Tenant’s right to possession of the Premises, in which event Landlord may continue to enforce all of its rights and remedies under this Lease, including the right to collect all rent as it becomes due. Efforts by the Landlord to maintain, preserve or relet the Premises, or the appointment of a receiver to protect the Landlord’s interests under this Lease, shall not constitute a termination of the Tenant’s right to possession of the Premises. In the event that Landlord elects to avail itself of the remedy provided by this subsection (ii), Landlord shall not unreasonably withhold its consent to an assignment or subletting of the Premises subject to the reasonable standards for Landlord’s consent as are contained in this Lease.

(b)          The various rights and remedies reserved to Landlord in this Lease or otherwise shall be cumulative and, except as otherwise provided by California law, Landlord may pursue any or all of its rights and remedies at the same time. No delay or omission of Landlord to exercise any right or remedy shall be construed as a waiver of the right or remedy or of any breach or default by Tenant. The acceptance by Landlord of rent shall not be a (i) waiver of any preceding breach or default by Tenant of any provision of this Lease, other than the failure of Tenant to pay the particular rent accepted, regardless of Landlord’s knowledge of the preceding breach or default at the time of acceptance of rent, or (ii) a waiver of Landlord’s right to exercise any remedy available to Landlord by virtue of the breach or default. The acceptance of any payment from a debtor in possession, a trustee, a receiver or any other person acting on behalf of Tenant or Tenant’s estate shall not waive or cure a default under Section 14.1. No payment by Tenant or receipt by Landlord of a lesser amount than the rent required by this Lease shall be deemed to be other than a partial payment on account of the earliest due stipulated rent, nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction and Landlord shall accept the check or payment without prejudice to Landlord’s right to recover the balance of the rent or pursue any other remedy available to it. Tenant hereby waives any right of redemption or relief from forfeiture under California Code of Civil Procedure Section 1174 or 1179, or under any other present or future law, in the event this Lease is terminated by reason of any default by Tenant. No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender shall be valid unless in writing and signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys to the Premises prior to the termination of this Lease, and the delivery of the keys to any employee shall not operate as a termination of the Lease or a surrender of the Premises.

SECTION 14.3.      LATE PAYMENTS.

(a)          Any rent due under this Lease that is not paid to Landlord within five (5) days of the date when due shall bear interest at the maximum rate permitted by law from the date due until fully paid. The payment of interest shall not cure any default by Tenant under this Lease. In addition, Tenant acknowledges that the late payment by Tenant to Landlord of rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Those costs may include, but are not limited to, administrative, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any ground lease, mortgage or trust deed covering the Premises. Accordingly, if any rent due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days after the date due, then Tenant shall pay to Landlord, in addition to the interest provided above, a late charge for each delinquent payment equal to the greater of (i) five percent (5%) of that delinquent payment or (ii) One Hundred Dollars ($100.00). Acceptance of a late charge by Landlord shall not constitute a waiver of Tenant’s default with respect to the overdue amount, nor shall it prevent Landlord from exercising any of its other rights and remedies.

(b)          Following each second consecutive installment of Basic Rent that is not paid within five (5) days following notice of nonpayment from Landlord, Landlord shall have the option (i) to require that beginning with the first payment of Basic Rent next due, Basic Rent shall no longer be paid in monthly installments but shall be payable quarterly three (3) months in advance and/or (ii) to require that Tenant increase the amount, if any, of the Security Deposit by one hundred percent (100%). Should Tenant deliver to Landlord, at any time during the Term, two (2) or more insufficient checks, the Landlord may require that all monies then and thereafter due from Tenant be paid to Landlord by cashier’s check.

SECTION 14.4.      RIGHT OF LANDLORD TO PERFORM. All covenants and agreements to be performed by Tenant under this Lease shall be performed at Tenant’s sole cost and expense and without any abatement of rent or right of set-off. If Tenant fails to pay any sum of money, or fails to perform any other act on its part to be performed under this Lease, and the failure continues beyond any applicable grace period set forth in Section 14.1, then in addition to any other available remedies, Landlord may, at its election, make the payment or perform the other act on Tenant’s part. Landlord’s election to make the payment or perform the act on Tenant’s part shall not give rise to any responsibility of Landlord to continue making the same or similar payments or performing the same or similar acts. Tenant shall, promptly upon demand by Landlord, reimburse Landlord for all sums paid by Landlord and all necessary incidental costs, together with interest at the maximum rate permitted by law from the date of the payment by Landlord.

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SECTION 14.5.      DEFAULT BY LANDLORD. Landlord shall not be deemed to be in default in the performance of any obligation under this Lease unless and until it has failed to perform the obligation within thirty (30) days after written notice by Tenant to Landlord specifying in reasonable detail the nature and extent of the failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it commences performance within the thirty (30) day period and thereafter diligently pursues the cure to completion.

SECTION 14.6.      EXPENSES AND LEGAL FEES. Should either Landlord or Tenant bring any action in connection with this Lease, the prevailing party shall be entitled to recover as a part of the action its reasonable attorneys’ fees, and all other costs. The prevailing party for the purpose of this paragraph shall be determined by the trier of the facts.

SECTION 14.7.      WAIVER OF JURY TRIAL/JUDICIAL REFERENCE.

(a)          LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHT TO TRIAL BY JURY, AND EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.

(b)          IN THE EVENT THAT THE JURY WAIVER PROVISIONS OF SECTION 14.7(a) ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE PROVISIONS OF THIS SECTION 14.7(b) SHALL APPLY. IT IS THE DESIRE AND INTENTION OF THE PARTIES TO AGREE UPON A MECHANISM AND PROCEDURE UNDER WHICH CONTROVERSIES AND DISPUTES ARISING OUT OF THIS LEASE OR RELATED TO THE PREMISES WILL BE RESOLVED IN A PROMPT AND EXPEDITIOUS MANNER. ACCORDINGLY, EXCEPT WITH RESPECT TO ACTIONS FOR UNLAWFUL OR FORCIBLE DETAINER OR WITH RESPECT TO THE PREJUDGMENT REMEDY OF ATTACHMENT, ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE, SHALL BE HEARD AND RESOLVED BY A REFEREE UNDER THE PROVISIONS OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, SECTIONS 638 – 645.1, INCLUSIVE (AS SAME MAY BE AMENDED, OR ANY SUCCESSOR STATUTE(S) THERETO) (THE “REFEREE SECTIONS”). ANY FEE TO INITIATE THE JUDICIAL REFERENCE PROCEEDINGS SHALL BE PAID BY THE PARTY INITIATING SUCH PROCEDURE; PROVIDED HOWEVER, THAT THE COSTS AND FEES, INCLUDING ANY INITIATION FEE, OF SUCH PROCEEDING SHALL ULTIMATELY BE BORNE IN ACCORDANCE WITH SECTION 14.6 ABOVE. THE VENUE OF THE PROCEEDINGS SHALL BE IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED. WITHIN TEN (10) DAYS OF RECEIPT BY ANY PARTY OF A WRITTEN REQUEST TO RESOLVE ANY DISPUTE OR CONTROVERSY PURSUANT TO THIS SECTION 14.7(b), THE PARTIES SHALL AGREE UPON A SINGLE REFEREE WHO SHALL TRY ALL ISSUES, WHETHER OF FACT OR LAW, AND REPORT A FINDING AND JUDGMENT ON SUCH ISSUES AS REQUIRED BY THE REFEREE SECTIONS. IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN SUCH TEN (10) DAY PERIOD, THEN ANY PARTY MAY THEREAFTER FILE A LAWSUIT IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR THE PURPOSE OF APPOINTMENT OF A REFEREE UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 AND 640, AS SAME MAY BE AMENDED OR ANY SUCCESSOR STATUTE(S) THERETO. IF THE REFEREE IS APPOINTED BY THE COURT, THE REFEREE SHALL BE A NEUTRAL AND IMPARTIAL RETIRED JUDGE WITH SUBSTANTIAL EXPERIENCE IN THE RELEVANT MATTERS TO BE DETERMINED, FROM JAMS/ENDISPUTE, INC., THE AMERICAN ARBITRATION ASSOCIATION OR SIMILAR MEDIATION/ARBITRATION ENTITY. THE PROPOSED REFEREE MAY BE CHALLENGED BY ANY PARTY FOR ANY OF THE GROUNDS LISTED IN SECTION 641 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, AS SAME MAY BE AMENDED OR ANY SUCCESSOR STATUTE(S) THERETO. THE REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES OF FACT AND LAW AND REPORT HIS OR HER DECISION ON SUCH ISSUES, AND TO ISSUE ALL RECOGNIZED REMEDIES AVAILABLE AT LAW OR IN EQUITY FOR ANY CAUSE OF ACTION THAT IS BEFORE THE REFEREE, INCLUDING AN AWARD OF ATTORNEYS’ FEES AND COSTS IN ACCORDANCE WITH CALIFORNIA LAW. THE REFEREE SHALL NOT, HOWEVER, HAVE THE POWER TO AWARD PUNITIVE DAMAGES, AND THE PARTIES HEREBY WAIVE ANY RIGHT TO RECOVER ANY SUCH DAMAGES. THE REFEREE SHALL OVERSEE DISCOVERY AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE, WITH RIGHTS TO REGULATE DISCOVERY AND TO ISSUE AND ENFORCE SUBPOENAS, PROTECTIVE ORDERS AND OTHER LIMITATIONS ON DISCOVERY AVAILABLE UNDER CALIFORNIA LAW; PROVIDED, HOWEVER, THAT THE REFEREE SHALL LIMIT DISCOVERY TO THAT WHICH IS ESSENTIAL TO THE EFFECTIVE PROSECUTION OR DEFENSE OF THE ACTION, AND IN NO EVENT SHALL DISCOVERY BY EITHER PARTY INCLUDE MORE THAN ONE NON-EXPERT WITNESS DEPOSITION UNLESS BOTH PARTIES OTHERWISE AGREE. THE REFERENCE PROCEEDING SHALL BE CONDUCTED IN ACCORDANCE WITH CALIFORNIA LAW (INCLUDING THE RULES OF EVIDENCE), AND IN ALL REGARDS, THE REFEREE SHALL FOLLOW CALIFORNIA LAW APPLICABLE AT THE TIME OF THE REFERENCE PROCEEDING. IN ACCORDANCE WITH SECTION 644 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, THE DECISION OF THE REFEREE UPON THE WHOLE ISSUE MUST STAND AS THE DECISION OF THE COURT, AND UPON THE FILING OF THE STATEMENT OF DECISION WITH THE CLERK OF THE COURT, OR WITH THE JUDGE IF THERE IS NO CLERK, JUDGMENT MAY BE ENTERED THEREON IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE PARTIES SHALL PROMPTLY AND DILIGENTLY COOPERATE WITH ONE ANOTHER AND THE REFEREE, AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN A PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE OR CONTROVERSY IN ACCORDANCE WITH THE TERMS OF THIS SECTION 14.7(b). TO THE EXTENT THAT NO PENDING LAWSUIT HAS BEEN FILED TO OBTAIN THE APPOINTMENT OF A REFEREE, ANY PARTY, AFTER THE ISSUANCE OF THE DECISION OF THE REFEREE, MAY APPLY TO THE COURT OF THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR CONFIRMATION BY THE COURT OF THE DECISION OF THE REFEREE IN THE SAME MANNER AS A PETITION FOR CONFIRMATION OF AN ARBITRATION AWARD PURSUANT TO CODE OF CIVIL PROCEDURE SECTION 1285 ET SEQ. (AS SAME MAY BE AMENDED OR ANY SUCCESSOR STATUTE(S) THERETO).

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ARTICLE XV. END OF TERM

SECTION 15.1.      HOLDING OVER. This Lease shall terminate without further notice upon the expiration of the Term, and any holding over by Tenant after the expiration shall not constitute a renewal or extension of this Lease, or give Tenant any rights under this Lease, except when in writing signed by both parties. If Tenant holds over for any period after the expiration (or earlier termination) of the Term, Landlord may, at its option, treat Tenant as a tenant at sufferance only, commencing on the first (1st) day following the termination of this Lease. However, should Landlord accept the payment of monthly hold-over rent by Tenant, then a month-to-month tenancy shall be deemed effected and neither party shall terminate this Lease without thirty (30) days prior written notice to the other party. Any hold-over by Tenant shall be subject to all of the terms of this Lease, except that the monthly rental shall be one hundred fifty percent (150%) of the total monthly rental for the month immediately preceding the date of termination, subject to Landlord’s right to modify same upon thirty (30) days notice to Tenant. The acceptance by Landlord of monthly hold-over rental in a lesser amount shall not constitute a waiver of Landlord's right to recover the full amount due unless otherwise agreed in writing by Landlord. If Tenant fails to surrender the Premises upon the expiration of this Lease despite demand to do so by Landlord, Tenant shall indemnify and hold Landlord harmless from all loss or liability, including without limitation, any claims made by any succeeding tenant relating to such failure to surrender. The foregoing provisions of this Section are in addition to and do not affect Landlord’s right of re-entry or any other rights of Landlord under this Lease or at law.

SECTION 15.2.      MERGER ON TERMINATION. The voluntary or other surrender of this Lease by Tenant, or a mutual termination of this Lease, shall terminate any or all existing subleases unless Landlord, at its option, elects in writing to treat the surrender or termination as an assignment to it of any or all subleases affecting the Premises.

SECTION 15.3.      SURRENDER OF PREMISES; REMOVAL OF PROPERTY. Upon the Expiration Date or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in as good order, condition and repair as when received or as hereafter may be improved by Landlord or Tenant, reasonable wear and tear and repairs which are Landlord’s obligation excepted, and shall remove or fund to Landlord the cost of removing all wallpapering and voice and/or data transmission cabling installed by or for Tenant, together with all personal property and debris, except for any items that Landlord may by written authorization allow to remain. Tenant shall repair all damage to the Premises resulting from the removal and restore the affected area to its pre-existing condition, reasonable wear and tear excepted, provided that Landlord may instead elect to repair any structural damage at Tenant’s expense. If Tenant shall fail to comply with the provisions of this Section, Landlord may effect the removal and/or make any repairs, and the cost to Landlord shall be additional rent payable by Tenant upon demand. If requested by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an instrument in writing releasing and quitclaiming to Landlord all right, title and interest of Tenant in the Premises.

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ARTICLE XVI. PAYMENTS AND NOTICES

All sums payable by Tenant to Landlord shall be paid, without deduction or offset, in lawful money of the United States to Landlord at its address set forth in Item 13 of the Basic Lease Provisions, or at any other place as Landlord may designate in writing. Unless this Lease expressly provides otherwise, as for example in the payment of rent pursuant to Section 4.1, all payments shall be due and payable within five (5) days after demand. All payments requiring proration shall be prorated on the basis of the number of days in the pertinent calendar month or year, as applicable. Any notice, election, demand, consent, approval or other communication to be given or other document to be delivered by either party to the other may be delivered to the other party, at the address set forth in Item 13 of the Basic Lease Provisions, by personal service or electronic facsimile transmission, or by any courier or “overnight” express mailing service, or may be deposited in the United States mail, postage prepaid. Either party may, by written notice to the other, served in the manner provided in this Article, designate a different address. If any notice or other document is sent by mail, it shall be deemed served or delivered three (3) business days after mailing or, if sooner, upon actual receipt. The refusal to accept delivery of a notice, or the inability to deliver the notice (whether due to a change of address for which notice was not duly given or other good reason), shall be deemed delivery and receipt of the notice as of the date of attempted delivery. If more than one person or entity is named as Tenant under this Lease, service of any notice upon any one of them shall be deemed as service upon all of them.

ARTICLE XVII. RULES AND REGULATIONS

Tenant agrees to comply with the Rules and Regulations attached as Exhibit E, and any reasonable and nondiscriminatory amendments, modifications and/or additions as may be adopted and published by written notice to tenants by Landlord for the safety, care, security, good order, or cleanliness of the Premises, Building, Project and/or Common Areas. Landlord shall not be liable to Tenant for any violation of the Rules and Regulations or the breach of any covenant or condition in any lease or any other act or conduct by any other tenant, and the same shall not constitute a constructive eviction hereunder. One or more waivers by Landlord of any breach of the Rules and Regulations by Tenant or by any other tenant(s) shall not be a waiver of any subsequent breach of that rule or any other. Tenant’s failure to keep and observe the Rules and Regulations shall constitute a default under this Lease. In the case of any conflict between the Rules and Regulations and this Lease, this Lease shall be controlling.

ARTICLE XVIII. BROKER’S COMMISSION

The parties recognize as the broker(s) who negotiated this Lease the firm(s) whose name(s) is (are) stated in Item 10 of the Basic Lease Provisions, and agree that Landlord shall be responsible for the payment of brokerage commissions to those broker(s) unless otherwise provided in this Lease. It is understood that Landlord's Broker represents only Landlord in this transaction and Tenant's Broker (if any) represents only Tenant. Each party warrants that it has had no dealings with any other real estate broker or agent in connection with the negotiation of this Lease, and agrees to indemnify and hold the other party harmless from any cost, expense or liability (including reasonable attorneys’ fees) for any compensation, commissions or charges claimed by any other real estate broker or agent employed or claiming to represent or to have been employed by the indemnifying party in connection with the negotiation of this Lease. The foregoing agreement shall survive the termination of this Lease.

ARTICLE XIX. TRANSFER OF LANDLORD’S INTEREST

In the event of any transfer of Landlord’s interest in the Premises, the transferor shall be automatically relieved of all obligations on the part of Landlord accruing under this Lease from and after the date of the transfer, provided that Tenant is duly notified of the transfer. Any funds held by the transferor in which Tenant has an interest shall be turned over, subject to that interest, to the transferee. No holder of a mortgage and/or deed of trust to which this Lease is or may be subordinate shall be responsible in connection with the Security Deposit unless the mortgagee or holder of the deed of trust actually receives the Security Deposit. It is intended that the covenants and obligations contained in this Lease on the part of Landlord shall, subject to the foregoing, be binding on Landlord, its successors and assigns, only during and in respect to their respective successive periods of ownership.

ARTICLE XX. INTERPRETATION

SECTION 20.1.      GENDER AND NUMBER. Whenever the context of this Lease requires, the words “Landlord” and “Tenant” shall include the plural as well as the singular, and words used in neuter, masculine or feminine genders shall include the others.

SECTION 20.2.      HEADINGS. The captions and headings of the articles and sections of this Lease are for convenience only, are not a part of this Lease and shall have no effect upon its construction or interpretation.

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SECTION 20.3.      JOINT AND SEVERAL LIABILITY. If more than one person or entity is named as Tenant, the obligations imposed upon each shall be joint and several and the act of or notice from, or notice or refund to, or the signature of, any one or more of them shall be binding on all of them with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, termination or modification of this Lease.

SECTION 20.4.      SUCCESSORS. Subject to Articles IX and XIX, all rights and liabilities given to or imposed upon Landlord and Tenant shall extend to and bind their respective heirs, executors, administrators, successors and assigns. Nothing contained in this Section is intended, or shall be construed, to grant to any person other than Landlord and Tenant and their successors and assigns any rights or remedies under this Lease.

SECTION 20.5.      TIME OF ESSENCE. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

SECTION 20.6.      CONTROLLING LAW/VENUE. This Lease shall be governed by and interpreted in accordance with the laws of the State of California. Should any litigation be commenced between the parties in connection with this Lease, such action shall be prosecuted in the applicable State Court of California in the county in which the Building is located.

SECTION 20.7.      SEVERABILITY. If any term or provision of this Lease, the deletion of which would not adversely affect the receipt of any material benefit by either party or the deletion of which is consented to by the party adversely affected, shall be held invalid or unenforceable to any extent, the remainder of this Lease shall not be affected and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

SECTION 20.8.      WAIVER. One or more waivers by Landlord or Tenant of any breach of any term, covenant or condition contained in this Lease shall not be a waiver of any subsequent breach of the same or any other term, covenant or condition. Consent to any act by one of the parties shall not be deemed to render unnecessary the obtaining of that party’s consent to any subsequent act. No breach of this Lease shall be deemed to have been waived unless the waiver is in a writing signed by the waiving party.

SECTION 20.9.      INABILITY TO PERFORM. In the event that either party shall be delayed or hindered in or prevented from the performance of any work or in performing any act required under this Lease by reason of any cause beyond the reasonable control of that party, then the performance of the work or the doing of the act shall be excused for the period of the delay and the time for performance shall be extended for a period equivalent to the period of the delay. The provisions of this Section shall not operate to excuse Tenant from the prompt payment of rent.

SECTION 20.10.      ENTIRE AGREEMENT. This Lease and its exhibits and other attachments cover in full each and every agreement of every kind between the parties concerning the Premises, the Building, and the Project, and all preliminary negotiations, oral agreements, understandings and/or practices, except those contained in this Lease, are superseded and of no further effect. Tenant waives its rights to rely on any representations or promises made by Landlord or others which are not contained in this Lease. No verbal agreement or implied covenant shall be held to modify the provisions of this Lease, any statute, law, or custom to the contrary notwithstanding.

SECTION 20.11.      QUIET ENJOYMENT. Upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, and subject to the other provisions of this Lease, Tenant shall have the right of quiet enjoyment and use of the Premises for the Term without hindrance or interruption by Landlord or any other person claiming by or through Landlord.

SECTION 20.12.      SURVIVAL. All covenants of Landlord or Tenant which reasonably would be intended to survive the expiration or sooner termination of this Lease, including without limitation any warranty or indemnity hereunder, shall so survive and continue to be binding upon and inure to the benefit of the respective parties and their successors and assigns.

ARTICLE XXI. EXECUTION AND RECORDING

SECTION 21.1.      COUNTERPARTS. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

SECTION 21.2. CORPORATE AND PARTNERSHIP AUTHORITY. If Tenant is a corporation, limited liability company or partnership, each individual executing this Lease on behalf of the entity represents and warrants that he is duly authorized to execute and deliver this Lease and that this Lease is binding upon the corporation, limited liability company or partnership in accordance with its terms. Tenant shall, at Landlord’s request, deliver a certified copy of its organizational documents or an appropriate certificate authorizing or evidencing the execution of this Lease.

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SECTION 21.3.      EXECUTION OF LEASE; NO OPTION OR OFFER. The submission of this Lease to Tenant shall be for examination purposes only, and shall not constitute an offer to or option for Tenant to lease the Premises. Execution of this Lease by Tenant and its return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered this Lease to Tenant, it being intended that this Lease shall only become effective upon execution by Landlord and delivery of a fully executed counterpart to Tenant.

SECTION 21.4.      RECORDING. Tenant shall not record this Lease without the prior written consent of Landlord. Tenant, upon the request of Landlord, shall execute and acknowledge a “short form” memorandum of this Lease for recording purposes.

SECTION 21.5.      AMENDMENTS. No amendment or mutual termination of this Lease shall be effective unless in writing signed by authorized signatories of Tenant and Landlord, or by their respective successors in interest. No actions, policies, oral or informal arrangements, business dealings or other course of conduct by or between the parties shall be deemed to modify this Lease in any respect.

ARTICLE XXII. MISCELLANEOUS

SECTION 22.1.      NONDISCLOSURE OF LEASE TERMS. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, employees and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of this Lease to any other tenant or apparent prospective tenant of the Building or Project, either directly or indirectly, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease or pursuant to any legal requirement.

SECTION 22.2.      REPRESENTATIONS BY TENANT. The application, financial statements and tax returns, if any, submitted and certified to by Tenant as an accurate representation of its financial condition have been prepared, certified and submitted to Landlord as an inducement and consideration to Landlord to enter into this Lease. The application and statements are represented and warranted by Tenant to be correct and to accurately and fully reflect Tenant’s true financial condition as of the date of execution of this Lease by Tenant. Tenant shall during the Term, but no more than twice during the initial Term, promptly furnish Landlord with current annual financial statements accurately reflecting Tenant’s financial condition upon written request from Landlord.

SECTION 22.3.      CHANGES REQUESTED BY LENDER. If, in connection with obtaining financing for the Building, the lender shall request reasonable modifications in this Lease as a condition to the financing, Tenant will not unreasonably withhold or delay its consent, provided that the modifications do not materially increase the obligations of Tenant or materially and adversely affect the leasehold interest created by this Lease.

SECTION 22.4.      MORTGAGEE PROTECTION. No act or failure to act on the part of Landlord which would otherwise entitle Tenant to be relieved of its obligations hereunder or to terminate this Lease shall result in such a release or termination unless (a) Tenant has given notice by registered or certified mail to any beneficiary of a deed of trust or mortgage covering the Building whose address has been furnished to Tenant and (b) such beneficiary is afforded a reasonable opportunity to cure the default by Landlord, including, if necessary to effect the cure, time to obtain possession of the Building by power of sale or judicial foreclosure provided that such foreclosure remedy is diligently pursued.

SECTION 22.5.      SDN LIST. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, "Tenant Parties") is listed as a Specially Designated National and Blocked Person ("SDN") on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate this Lease immediately upon written notice to Tenant.

SECTION 22.6.      TERMINATION OF EXISTING LEASE. Landlord’s affiliate, 4370 La Jolla Village LLC, a Delaware limited liability company, and Tenant are currently parties to an office space lease dated May 13, 2008, which lease has subsequently been amended by a First Amendment dated June 7, 2011 (collectively, the “Existing Lease”), for space located at 4370 La Jolla Village Drive, Suite No. 1050 (“Suite 1050) and Suite No. 685 (“Suite 685”), San Diego, California. It is understood that the Existing Lease is currently scheduled to expire at midnight on December 31, 2011. The parties agree that the Existing Lease shall terminate effective as of midnight of the day preceding the Commencement Date of this Lease and that Tenant shall completely vacate Suite 1050 and Suite 685 and shall remove all property therefrom on that date in accordance with the provisions of Section 15.3 of the Existing Lease; provided that such termination shall not relieve Tenant of (a) any accrued obligation or liability under the Existing Lease as of said termination date, or (b) any obligation under the Existing Lease which was reasonably intended to survive the expiration or termination thereof. Any advance rental paid by Tenant under the Existing Lease shall be rebated by Landlord or applied to the rent due hereunder.

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LANDLORD:		TENANT:

4350 LA JOLLA VILLAGE LLC,		INTERCEPT PHARMACEUTICALS, INC.,
a Delaware limited liability company		a Delaware corporation

By	/s/ Steven M. Case	By	/s/ Mark Pruzanski
Steven M. Case
	Executive Vice President	Printed Name	Dr. Mark Pruzanski
Office Properties
		Title	CEO

By	/s/ Michael T. Bennett
	Michael T. Bennett	By	/s/ Barbara Duncan
Senior Vice President, Operations
	Office Properties	Printed Name	Barbara Duncan

		Title	CFO

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4350 La Jolla Village Drive, Suite 960

Exhibit A

EXHIBIT B

UTILITIES AND SERVICES

The following standards for utilities and services shall be in effect at the Building. Landlord reserves the right to adopt nondiscriminatory modifications and additions to these standards. In the case of any conflict between these standards and the Lease, the Lease shall be controlling. Subject to all of the provisions of the Lease, including but not limited to the restrictions contained in Section 6.1, the following shall apply:

1.       Landlord shall make available to the Premises during the hours of 8:00 a.m. to 6:00 p.m., Monday through Friday, and if requested by Tenant, from 9:00 a.m. to 1:00 p.m. on Saturdays ("Building Hours"), generally recognized national holidays excepted, reasonable HVAC services. Subject to the provisions set forth below, Landlord shall also furnish the Building with elevator service (if applicable), reasonable amounts of electric current for normal lighting by Landlord’s standard overhead fluorescent and incandescent fixtures and for the operation of office equipment consistent in type and quantity with that utilized by typical office tenants of the Building and Project, and water for lavatory purposes. Tenant will not, without the prior written consent of Landlord, connect any apparatus, machine or device with water pipes or electric current (except through existing electrical outlets in the Premises) for the purpose of using electric current or water. Because the Building systems have been designed for normal occupancy of approximately four persons per one thousand usable square feet, Tenant understands that excess occupancy of the Premises may result in excessive use of power and other services and may inhibit the efficient cooling of the Premises. This paragraph shall at all times be subject to applicable governmental regulations.

2.       Upon written request from Tenant delivered to Landlord at least 24 hours prior to the period for which service is requested, but during normal business hours, Landlord will provide any of the foregoing building services to Tenant at such times when such services are not otherwise available. Tenant agrees to pay Landlord for those after-hour services at rates that Landlord may establish from time to time. If Tenant requires electric current in excess of that which Landlord is obligated to furnish under this Exhibit B, Tenant shall first obtain the consent of Landlord, and Landlord may cause an electric current meter to be installed in the Premises to measure the amount of electric current consumed. The cost of installation, maintenance and repair of the meter shall be paid for by Tenant, and Tenant shall reimburse Landlord promptly upon demand for all electric current consumed for any special power use as shown by the meter. The reimbursement shall be at the rates charged for electrical power by the local public utility furnishing the current, plus any additional expense incurred in keeping account of the electric current consumed.

3.       Landlord shall furnish water for drinking, personal hygiene and lavatory purposes only. If Tenant requires or uses water for any purposes in addition to ordinary drinking, cleaning and lavatory purposes, Landlord may, in its discretion, install a water meter to measure Tenant’s water consumption. Tenant shall pay Landlord for the cost of the meter and the cost of its installation, and for consumption throughout the duration of Tenant’s occupancy. Tenant shall keep the meter and installed equipment in good working order and repair at Tenant’s own cost and expense, in default of which Landlord may cause the meter to be replaced or repaired at Tenant’s expense. Tenant agrees to pay for water consumed, as shown on the meter and when bills are rendered, and on Tenant’s default in making that payment Landlord may pay the charges on behalf of Tenant. Any costs or expenses or payments made by Landlord for any of the reasons or purposes stated above shall be deemed to be additional rent payable by Tenant to Landlord upon demand.

4.       In the event that any utility service to the Premises is separately metered or billed to Tenant, Tenant shall pay all charges for that utility service to the Premises and the cost of furnishing the utility to tenant suites shall be excluded from the Operating Expenses as to which reimbursement from Tenant is required in the Lease. If any utility charges are not paid when due Landlord may pay them, and any amounts paid by Landlord shall immediately become due to Landlord from Tenant as additional rent. If Landlord elects to furnish any utility service to the Premises, Tenant shall purchase its requirements of that utility from Landlord as long as the rates charged by Landlord do not exceed those which Tenant would be required to pay if the utility service were furnished it directly by a public utility.

5.       Landlord shall provide janitorial services five days per week, equivalent to that furnished in comparable buildings, and window washing as reasonably required; provided, however, that Tenant shall pay for any additional or unusual janitorial services required by reason of any nonstandard improvements in the Premises, including without limitation wall coverings and floor coverings installed by or for Tenant, or by reason of any use of Premises other than exclusively as offices. The cleaning services provided by Landlord shall also exclude refrigerators, eating utensils (plates, drinking containers and silverware), and interior glass partitions. Tenant shall pay to Landlord the cost of removal of any of Tenant’s refuse and rubbish, to the extent that they exceed the refuse and rubbish usually attendant with general office usage.

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6.       Tenant shall have access to the Building 24 hours per day, 7 days per week, 52 weeks per year; provided that Landlord may install access control systems as it deems advisable for the Building. Such systems may, but need not, include full or part-time lobby supervision, the use of a sign-in sign-out log, a card identification access system, building parking and access pass system, closing hours procedures, access control stations, fire stairwell exit door alarm system, electronic guard system, mobile paging system, elevator control system or any other access controls. In the event that Landlord elects to provide any or all of those services, Landlord may discontinue providing them at any time with or without notice. Landlord may impose a reasonable charge for access control cards and/or keys issued to Tenant. Landlord shall have no liability to Tenant for the provision by Landlord of improper access control services, for any breakdown in service, or for the failure by Landlord to provide access control services. Tenant further acknowledges that Landlord’s access systems may be temporarily inoperative during building emergency and system repair periods. Tenant agrees to assume responsibility for compliance by its employees with any regulations established by Landlord with respect to any card key access or any other system of building access as Landlord may establish. Tenant shall be liable to Landlord for any loss or damage resulting from its or its employees use of any access system.

7.       The costs of operating, maintaining and repairing any supplemental air conditioning unit serving only the Premises shall be borne solely by Tenant. Such costs shall include all metered electrical charges as described above in this Exhibit, together with the cost, as reasonably estimated by Landlord, to supply cooling water or other means of heat dissipation for the unit. Should Tenant desire to install such a unit, the plans and specifications must be submitted in advance to Landlord and approved in writing by Landlord. Such installation shall be at Tenant's sole expense and shall include installation of a separate meter for the operation of the unit. Landlord may require Tenant to remove at Lease expiration any such unit installed by or for Tenant and to repair any resulting damage to the Premises or Building.

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EXHIBIT C

PARKING

The following parking regulations shall be in effect at the Building. Landlord reserves the right to adopt reasonable, nondiscriminatory modifications and additions to the regulations by written notice to Tenant. In the case of any conflict between these regulations and the Lease, the Lease shall be controlling.

1.       Landlord agrees to maintain, or cause to be maintained, an automobile parking area (“Parking Area”) in reasonable proximity to the Building for the benefit and use of the visitors and patrons and, except as otherwise provided, employees of Tenant, and other tenants and occupants of the Building. The Parking Area shall include, whether in a surface parking area or a parking structure, the automobile parking stalls, driveways, entrances, exits, sidewalks and attendant pedestrian passageways and other areas designated for parking. Landlord shall have the right and privilege of determining the nature and extent of the automobile Parking Area, whether it shall be surface, underground or other structure, and of making such changes to the Parking Area from time to time which in its opinion are desirable and for the best interests of all persons using the Parking Area. Landlord shall keep the Parking Area in a neat, clean and orderly condition, and shall repair any damage to its facilities. Landlord shall not be liable for any damage to motor vehicles of visitors or employees, for any loss of property from within those motor vehicles, or for any injury to Tenant, its visitors or employees, unless ultimately determined to be caused by the sole active negligence or willful misconduct of Landlord. Unless otherwise instructed by Landlord, every parker shall park and lock his or her own motor vehicle. Landlord shall also have the right to establish, and from time to time amend, and to enforce against all users of the Parking Area all reasonable rules and regulations (including the designation of areas for employee parking) as Landlord may deem necessary and advisable for the proper and efficient operation and maintenance of the Parking Area. Garage managers or attendants are not authorized to make or allow any exceptions to these regulations.

2.       Landlord may, if it deems advisable in its sole discretion, charge for parking and may establish for the Parking Area a system or systems of permit parking for Tenant, its employees and its visitors, which may include, but not be limited to, a system of charges against nonvalidated parking, verification of users, a set of regulations governing different parking locations, and an allotment of reserved or nonreserved parking spaces based upon the charges paid and the identity of users. In no event shall Tenant or its employees park in reserved stalls leased to other tenants or in stalls within designated visitor parking zones, nor shall Tenant or its employees utilize more than the number of parking stalls allotted in this Lease to Tenant. It is understood that Landlord shall not have any obligation to cite improperly parked vehicles or otherwise attempt to enforce reserved parking rules during hours when parking attendants are not present at the Parking Area. Tenant shall comply with such system in its use (and in the use of its visitors, patrons and employees) of the Parking Area, provided, however, that the system and rules and regulations shall apply to all persons entitled to the use of the Parking Area, and all charges to Tenant for use of the Parking Area shall be no greater than Landlord’s then current scheduled charge for parking.

3.       Tenant shall, upon request of Landlord from time to time, furnish Landlord with a list of its employees’ names and of Tenant’s and its employees’ vehicle license numbers. Tenant agrees to acquaint its employees with these regulations and assumes responsibility for compliance by its employees with these parking provisions, and shall be liable to Landlord for all unpaid parking charges incurred by its employees. Any amount due from Tenant shall be deemed additional rent. Tenant authorizes Landlord to tow away from the Building any vehicle belonging to Tenant or Tenant’s employees parked in violation of these provisions, and/or to attach violation stickers or notices to those vehicles. In the event Landlord elects or is required to limit or control parking by tenants, employees, visitors or invitees of the Building, whether by validation of parking tickets, parking meters or any other method of assessment, Tenant agrees to participate in the validation or assessment program under reasonable rules and regulations as are established by Landlord and/or any applicable governmental agency.

4.       Landlord may establish an identification system for vehicles of Tenant and its employees which may consist of stickers, magnetic parking cards or other parking access devices supplied by Landlord. All such parking access devices shall remain the property of Landlord, shall be displayed as required by Landlord or upon request and may not be mutilated or obliterated in any manner. Those devices shall not be transferable and any such device in the possession of an unauthorized holder shall be void and may be confiscated. Landlord may impose a reasonable fee for access devices and a replacement charge for devices which are lost or stolen. Each access device shall be returned to Landlord promptly following the Expiration Date or sooner termination of this Lease. Loss or theft of parking access devices shall be reported to Landlord or its Parking Area operator immediately and a written report of the loss filed if requested by Landlord or its Parking Area operator.

5.       Persons using the Parking Area shall observe all directional signs and arrows and any posted speed limits. Unless otherwise posted, in no event shall the speed limit of 5 miles per hour be exceeded. All vehicles shall be parked entirely within painted stalls, and no vehicles shall be parked in areas which are posted or marked as “no parking” or on or in ramps, driveways and aisles. Only one vehicle may be parked in a parking space. In no event shall Tenant interfere with the use and enjoyment of the Parking Area by other tenants of the Building or their employees or invitees.

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6.       Parking Areas shall be used only for parking vehicles. Washing, waxing, cleaning or servicing of vehicles, or the parking of any vehicle on an overnight basis, in the Parking Area (other than emergency services) by any parker or his or her agents or employees is prohibited unless otherwise authorized by Landlord. Tenant shall have no right to install any fixtures, equipment or personal property (other than vehicles) in the Parking Area, nor shall Tenant make any alteration to the Parking Area.

7.       It is understood that the employees of Tenant and the other tenants of Landlord within the Building and Project shall not be permitted to park their automobiles in the portions of the Parking Area which may from time to time be designated for patrons of the Building and/or Project and that Landlord shall at all times have the right to establish rules and regulations for employee parking. Landlord shall lease to Tenant, and Tenant may lease from Landlord for the Term of this Lease, all or a portion of the total number of vehicle parking spaces set forth in Item 12 of the Basic Lease Provisions (the "Allotted Stalls"); provided that if Tenant elects to lease more than the minimum number of seventeen (17) Allotted Stalls in accordance with Article I, Item 12, Tenant shall provide Landlord with thirty (30) days prior written notice of its intent to do so. Once Tenant has provided such notice to Landlord, Tenant shall be obligated to Lease such stalls for the remainder of the Term of this Lease. During the initial Term of this Lease only, Tenant shall pay to Landlord for the lease of the Allotted Stalls the following: (i) $50.00 per unreserved stall per month utilized, and (ii) $120.00 per reserved stall per month. Thereafter, the charge for the Allotted Stalls shall be the monthly amounts as Landlord shall from time to time determine. Should any monthly parking charge not be paid within five (5) days following the date due, then a late charge shall be payable by Tenant equal to the greater of (i) five percent (5%) of the delinquent installment or (ii) One Hundred Dollars ($100.00), which late charge shall be separate and in addition to any late charge that may be assessed pursuant to Section 14.3 of the Lease for other than delinquent monthly parking charges. Landlord may authorize persons other than those described above, including occupants of other buildings, to utilize the Parking Area. In the event of the use of the Parking Area by other persons, those persons shall pay for that use in accordance with the terms established above; provided, however, Landlord may allow those persons to use the Parking Area on weekends, holidays, and at other non-office hours without payment.

8.       Notwithstanding the foregoing paragraphs 1 through 7, Landlord shall be entitled to pass on to Tenant its proportionate share of any charges or parking surcharge or transportation management costs levied by any governmental agency. The foregoing parking provisions are further subject to any governmental regulations which limit parking or otherwise seek to encourage the use of carpools, public transit or other alternative transportation forms or traffic reduction programs. Tenant agrees that it will use its best efforts to cooperate, including registration and attendance, in programs which may be undertaken to reduce traffic. Tenant acknowledges that as a part of those programs, it may be required to distribute employee transportation information, participate in employee transportation surveys, allow employees to participate in commuter activities, designate a liaison for commuter transportation activities, distribute commuter information to all employees, and otherwise participate in other programs or services initiated under a transportation management program.

9.       Should any parking spaces be allotted by Landlord to Tenant, either on a reserved or nonreserved basis, Tenant shall not assign or sublet any of those spaces, either voluntarily or by operation of law, without the prior written consent of Landlord, except in connection with an authorized assignment of this Lease or subletting of the Premises.

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EXHIBIT D

TENANT’S INSURANCE

The following requirements for Tenant’s insurance shall be in effect at the Building, and Tenant shall also cause any subtenant to comply with the requirements. Landlord reserves the right to adopt reasonable nondiscriminatory modifications and additions to these requirements. Tenant agrees to obtain and present evidence to Landlord that it has fully complied with the insurance requirements.

1.       Tenant shall, at its sole cost and expense, commencing on the date Tenant is given access to the Premises for any purpose and during the entire Term, procure, pay for and keep in full force and effect: (i) commercial general liability insurance with respect to the Premises and the operations of or on behalf of Tenant in, on or about the Premises, including but not limited to coverage for personal injury, contractual liability, independent contractors, broad form property damage, fire legal liability, products liability (if a product is sold from the Premises), and liquor law liability (if alcoholic beverages are sold, served or consumed within the Premises), which policy(ies) shall be written on an “occurrence” basis and for not less than $2,000,000 combined single limit (with a $50,000 minimum limit on fire legal liability) per occurrence for bodily injury, death, and property damage liability, or the current limit of liability carried by Tenant, whichever is greater, and subject to such increases in amounts as Landlord may determine from time to time; (ii) workers’ compensation insurance coverage as required by law, together with employers’ liability insurance coverage of at least $1,000,000; (iii) with respect to improvements, alterations, and the like required or permitted to be made by Tenant under this Lease, builder’s risk insurance, in an amount equal to the replacement cost of the work; (iv) insurance against fire, vandalism, malicious mischief and such other additional perils as may be included in a standard “special form” policy, insuring all Tenant Installations, trade fixtures, furnishings, equipment and items of personal property in the Premises, in an amount equal to not less than ninety percent (90%) of their actual replacement cost (with replacement cost endorsement), which policy shall also include business interruption coverage in an amount sufficient to cover one (1) year of loss. In no event shall the limits of any policy be considered as limiting the liability of Tenant under this Lease.

2.       All policies of insurance required to be carried by Tenant pursuant to this Exhibit shall be written by responsible insurance companies authorized to do business in the State of California and with a general policyholder rating of not less than “A-” and financial rating of not less than “VIII” in the most current Best’s Insurance Report. The deductible or other retained limit under any policy carried by Tenant shall be commercially reasonable, and Tenant shall be responsible for payment of such retained limit with full waiver of subrogation in favor of Landlord. Any insurance required of Tenant may be furnished by Tenant under any blanket policy carried by it or under a separate policy. A certificate of insurance, certifying that the policy has been issued, provides the coverage required by this Exhibit and contains the required provisions, together with endorsements acceptable to Landlord evidencing the waiver of subrogation and additional insured provisions required below, shall be delivered to Landlord prior to the date Tenant is given the right of possession of the Premises. Proper evidence of the renewal of any insurance coverage shall also be delivered to Landlord not less than thirty (30) days prior to the expiration of the coverage. In the event of a loss covered by any policy under which Landlord is an additional insured, Landlord shall be entitled to review a copy of such policy.

3.       Each policy evidencing insurance required to be carried by Tenant pursuant to this Exhibit shall contain the following provisions and/or clauses satisfactory to Landlord: (i) with respect to Tenant’s commercial general liability insurance, a provision that the policy and the coverage provided shall be primary and that any coverage carried by Landlord shall be excess of and noncontributory with any policies carried by Tenant, together with a provision including Landlord, The Irvine Company LLC, and any other parties in interest designated by Landlord as additional insureds; (ii) except with respect to Tenant's commercial general liability insurance, a waiver by the insurer of any right to subrogation against Landlord, its agents, employees, contractors and representatives which arises or might arise by reason of any payment under the policy or by reason of any act or omission of Landlord, its agents, employees, contractors or representatives; and (iii) a provision that the insurer will not cancel or change the coverage provided by the policy without first giving Landlord thirty (30) days prior written notice. Tenant shall also name Landlord as an additional insured on any excess or umbrella liability insurance policy carried by Tenant.

4.       In the event that Tenant fails to procure, maintain and/or pay for, at the times and for the durations specified in this Exhibit, any insurance required by this Exhibit, or fails to carry insurance required by any governmental authority, Landlord may at its election procure that insurance and pay the premiums, in which event Tenant shall repay Landlord all sums paid by Landlord, together with interest at the maximum rate permitted by law and any related costs or expenses incurred by Landlord, within ten (10) days following Landlord’s written demand to Tenant.

NOTICE TO TENANT: IN ACCORDANCE WITH THE TERMS OF THIS LEASE, TENANT MUST PROVIDE EVIDENCE OF THE REQUIRED INSURANCE TO LANDLORD’S MANAGEMENT AGENT PRIOR TO BEING AFFORDED ACCESS TO THE PREMISES.

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EXHIBIT E

RULES AND REGULATIONS

The following Rules and Regulations shall be in effect at the Building. Landlord reserves the right to adopt reasonable nondiscriminatory modifications and additions at any time. In the case of any conflict between these regulations and the Lease, the Lease shall be controlling.

1.       Except with the prior written consent of Landlord, or unless otherwise specifically authorized in this Lease, Tenant shall not sell or permit the retail sale of goods or services in or from the Premises, nor shall Tenant allow the Premises to be utilized for any manufacturing or medical practice.

2.       The sidewalks, halls, passages, elevators, stairways, and other common areas shall not be obstructed by Tenant or used by it for storage, for depositing items, or for any purpose other than for ingress to and egress from the Premises. The halls, passages, entrances, elevators, stairways, balconies and roof are not for the use of the general public, and Landlord shall in all cases retain the right to control and prevent access to those areas of all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants. Should Tenant have access to any balcony or patio area, Tenant shall not place any furniture or other personal property in such area without the prior written approval of Landlord. Nothing contained in this Lease shall be construed to prevent access to persons with whom Tenant normally deals only for the purpose of conducting its business on the Premises (such as clients, customers, office suppliers and equipment vendors and the like) unless those persons are engaged in illegal activities. Neither Tenant nor any employee or contractor of Tenant shall go upon the roof of the Building without the prior written consent of Landlord.

3.       The sashes, sash doors, windows, glass lights, solar film and/or screen, and any lights or skylights that reflect or admit light into the halls or other places of the Building shall not be covered or obstructed. The toilet rooms, water and wash closets and other water apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind shall be thrown in those facilities, and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant.

4.       No sign, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted or affixed by Tenant on any part of the Building or the Premises without the prior written consent of Landlord. If Landlord shall have given its consent at any time, whether before or after the execution of this Lease, that consent shall in no way operate as a waiver or release of any of the provisions of this Lease, and shall be deemed to relate only to the particular sign, advertisement or notice so consented to by Landlord and shall not be construed as dispensing with the necessity of obtaining the specific written consent of Landlord with respect to any subsequent sign, advertisement or notice. If Landlord, by a notice in writing to Tenant, shall object to any curtain, blind, tinting, shade or screen attached to, or hung in, or used in connection with, any window or door of the Premises, the use of that curtain, blind, tinting, shade or screen shall be immediately discontinued and removed by Tenant. No awnings shall be permitted on any part of the Premises. No antenna or satellite dish shall be installed by Tenant that is either located or visible from outside the Premises without the prior written agreement of Landlord.

5.       Tenant shall not do or permit anything to be done in the Premises, or bring or keep anything in the Premises, which shall in any way increase the rate of fire insurance on the Building, or on the property kept in the Building, or obstruct or interfere with the rights of other tenants, or in any way injure or annoy them, or conflict with the regulations of the Fire Department or the fire laws, or with any insurance policy upon the Building, or any portion of the Building or its contents, or with any rules and ordinances established by the Board of Health or other governmental authority.

6.       The installation and location of any unusually heavy equipment in the Premises, including without limitation file storage units, safes and electronic data processing equipment, shall require the prior written approval of Landlord. Landlord may restrict the weight and position of any equipment that may exceed the weight load limits for the structure of the Building, and may further require, at Tenant’s expense, the reinforcement of any flooring on which such equipment may be placed and/or an engineering study to be performed to determine whether the equipment may safely be installed in the Building and the necessity of any reinforcement. The moving of large or heavy objects shall occur only between those hours as may be designated by, and only upon previous written notice to, Landlord, and the persons employed to move those objects in or out of the Building must be reasonably acceptable to Landlord. Without limiting the generality of the foregoing, no freight, furniture or bulky matter of any description shall be received into or moved out of the lobby of the Building or carried in any elevator other than the freight elevator designated by Landlord unless approved in writing by Landlord.

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7.       Landlord shall clean the Premises as provided in the Lease, and except with the written consent of Landlord, no person or persons other than those approved by Landlord will be permitted to enter the Building for that purpose. Tenant shall not cause unnecessary labor by reason of Tenant’s carelessness and indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to Tenant or its employees for loss or damage to property in connection with the provision of janitorial services by third party contractors.

8.       Tenant shall not sweep or throw, or permit to be swept or thrown, from the Premises any dirt or other substance into any of the corridors or halls or elevators, or out of the doors or windows or stairways of the Building, and Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business with other tenants, nor shall any animals or birds be kept by Tenant in or about the Building. Neither Tenant nor its employees, agents, contractors, invitees or licensees shall bring any firearm, whether loaded or unloaded, into the Project at any time. Smoking or carrying of lighted cigars, cigarettes, pipes or similar products anywhere within the Premises or Building is strictly prohibited, and Landlord may enforce such prohibition pursuant to Landlord’s leasehold remedies. Smoking is permitted outside the Building and within the project only in areas designated by Landlord.

9.       No cooking shall be done or permitted by Tenant on the Premises, except pursuant to the normal use of a U.L. approved microwave oven and coffee maker for the benefit of Tenant’s employees and invitees, nor shall the Premises be used for the storage of merchandise or for lodging. Any pipes or tubing used by Tenant to transmit water to an appliance or device in the Premises must be made of copper or stainless steel, and in no event shall plastic tubing be used for that purpose.

10.       Tenant shall not use or keep in the Building any kerosene, gasoline, or inflammable fluid or any other illuminating material, or use any method of heating other than that supplied by Landlord.

11.       If Tenant desires telephone, telegraph, burglar alarm or similar connections, Landlord will direct electricians as to where and how the wires are to be introduced. No boring or cutting for wires or otherwise shall be made without directions from Landlord.

12.       Upon the termination of its tenancy, Tenant shall deliver to Landlord all the keys to offices, rooms and toilet rooms and all access cards which shall have been furnished to Tenant or which Tenant shall have had made.

13.       Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises, except to install normal wall hangings. Tenant shall not affix any floor covering to the floor of the Premises in any manner except by a paste, or other material which may easily be removed with water, the use of cement or other similar adhesive materials being expressly prohibited. The method of affixing any floor covering shall be subject to approval by Landlord. The expense of repairing any damage resulting from a violation of this rule shall be borne by Tenant.

14.       On Saturdays, Sundays and legal holidays, and on other days between the hours of 6:00 p.m. and 8:00 a.m., access to the Building, or to the halls, corridors, elevators or stairways in the Building, or to the Premises, may be refused unless the person seeking access complies with any access control system that Landlord may establish. Landlord shall in no case be liable for damages for the admission to or exclusion from the Building of any person whom Landlord has the right to exclude under Rules 2 or 18 of this Exhibit. In case of invasion, mob, riot, public excitement, or other commotion, or in the event of any other situation reasonably requiring the evacuation of the Building, Landlord reserves the right at its election and without liability to Tenant to prevent access to the Building by closing the doors or otherwise, for the safety of the tenants and protection of property in the Building.

15.       Tenant shall be responsible for protecting the Premises from theft, which includes keeping doors and other means of entry closed and securely locked. Tenant shall cause all water faucets or water apparatus to be shut off before Tenant or Tenant’s employees leave the Building, and that all electricity, gas or air shall likewise be shut off, so as to prevent waste or damage, and for any default or carelessness Tenant shall make good all injuries sustained by other tenants or occupants of the Building or Landlord.

16.       Tenant shall not alter any lock or install a new or additional lock or any bolt on any door of the Premises without the prior written consent of Landlord. If Landlord gives its consent, Tenant shall in each case promptly furnish Landlord with a key for any new or altered lock.

17.       Tenant shall not install equipment, such as but not limited to electronic tabulating or computer equipment, requiring electrical or air conditioning service in excess of that to be provided by Landlord under the Lease except in accordance with Exhibit B.

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18.       Landlord shall have full and absolute authority to regulate or prohibit the entrance to the Premises of any vendor, supplier, purveyor, petitioner, proselytizer or other similar person if, in the good faith judgment of Landlord, such person will be involved in general solicitation activities, or the proselytizing, petitioning, or disturbance of other tenants or their customers or invitees, or engaged or likely to engage in conduct which may in Landlord’s opinion distract from the use of the Premises for its intended purpose. Notwithstanding the foregoing, Landlord reserves the absolute right and discretion to limit or prevent access to the Buildings by any food or beverage vendor, whether or not invited by Tenant, and Landlord may condition such access upon the vendor’s execution of an entry permit agreement which may contain provisions for insurance coverage and/or the payment of a fee to Landlord.

19.       Tenant shall, at its expense, be required to utilize the third party contractor designated by Landlord for the Building to provide any telephone wiring services from the minimum point of entry of the telephone cable in the Building to the Premises.

20.       Tenant shall, upon request by Landlord, supply Landlord with the names and telephone numbers of personnel designated by Tenant to be contacted on an after-hours basis should circumstances warrant.

21.       Tenant shall cause its employees and agents, and shall endeavor to instruct its invitees, to wear attire suitable for a first class office project while such persons are in the Building or Project.

22.       Landlord may from time to time grant tenants individual and temporary variances from these Rules, provided that any variance does not have a material adverse effect on the use and enjoyment of the Premises by Tenant.

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EXHIBIT X

WORK LETTER

Landlord shall cause its contractor to make the following improvements to the Premises: repaint all painted wall surfaces and install new carpet (“Tenant Improvements”). Landlord's total contribution for the Tenant Improvements, inclusive of space planning costs and Landlord's construction management fee, shall not exceed Sixty-Four Thousand Nine Hundred Forty Dollars ($64,940.00) (“Landlord Contribution”), and any additional cost shall be borne solely by Tenant and paid to Landlord prior to the commencement of construction. It is understood that Landlord shall be entitled to a supervision/administrative fee equal to five percent (5%) of the total construction cost, which fee shall be paid from the Landlord Contribution. Tenant understands and agrees that any portion of the Landlord Contribution not utilized by Tenant by June 30, 2012, shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment. Unless otherwise agreed in writing by Landlord, all materials and finishes utilized in constructing the Tenant Improvements shall be Landlord's building standard. Should Landlord submit any additional plans, equipment specification sheets, or other matters to Tenant for approval or completion, Tenant shall respond in writing, as appropriate, within three (3) business days unless a shorter period is provided h858erein. Tenant shall not unreasonably withhold its approval of any matter, and any disapproval shall be with reasons specified.

In the event that Tenant requests any changes or additional work (“Changes”), then provided such Change is acceptable to Landlord, Landlord shall advise Tenant by written change order of any additional cost and/or Tenant Delay (as defined below) such change would cause. Tenant shall approve or disapprove such change order in writing within two (2) business days following its receipt. Tenant's approval of a change order shall not be effective unless accompanied by payment in full of the additional cost of the Tenant Improvement work resulting from the change order, regardless of any unutilized portion of the Landlord Contribution. It is understood that Landlord shall have no obligation to interrupt or modify the Tenant Improvement work pending Tenant's approval of a change order.

Notwithstanding any provision in the Lease to the contrary, if Tenant fails to comply with any of the time periods specified in this Work Letter, requests any Changes to the work, fails to make timely payment of any sum due hereunder, furnishes inaccurate or erroneous specifications or other information, or otherwise delays in any manner the completion of the Tenant Improvements or the issuance of an occupancy certificate (any of the foregoing being referred to in this Lease as a "Tenant Delay"), then Tenant shall bear any resulting additional construction cost or other expenses and the Commencement Date shall be deemed to have occurred for all purposes, including Tenant's obligation to pay rent, as of the date Landlord reasonably determines that it would have been able to deliver the Premises to Tenant but for the collective Tenant Delays.

Tenant hereby designates Robin Chapman, Telephone No.(858) 652-6804, as its representative, agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given by Tenant. Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord.

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 Exhibit 21.1

 SUBSIDIARIES OF INTERCEPT PHARMACEUTICALS, INC.

Intercept Italia S.r.l., an Italian entity.